As filed with the U.S. Securities and Exchange Commission on October 31, 2023.
Registration No. 333-275092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cadeler A/S
(Exact Name of Registrant as Specified in its Charter)

Denmark	1629	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
Arne Jacobsens Alle 7, 7th floor
DK-2300 Copenhagen S, Denmark
Tel.: +(45) 32463100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Tel.: (302)-738-6680
(Address and Telephone Number of Agent for Service)

With copies to:
Connie I. Milonakis Davis Polk & Wardwell London LLP 5 Aldermanbury Square London, EC2V 7HR United Kingdom Tel.: +44-20-7418-1327	Emanuele Lauro Eneti Inc. L’Exotique 99 Boulevard Jardin Exotique 98000 Monaco Tel: +377-9798-5715	Edward S. Horton Nick Katsanos Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Tel: (212) 574-1265

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the transactions described in this prospectus have been satisfied or waived.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
U.S. Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
U.S. Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the U.S. Securities Act of 1933.
☒ Emerging growth company
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the U.S. Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term ‘new or revised financial accounting standard’ refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE REGISTRANT MAY NOT COMPLETE THE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THESE SECURITIES AND FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.
PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 31, 2023
Offer by
CADELER A/S
to Exchange Each Share of Common Stock of
ENETI INC.
for American Depositary Shares representing an aggregate of 3.409 Shares of Cadeler A/S
THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT           , EASTERN TIME, ON            , 2023, UNLESS EXTENDED OR TERMINATED.
Cadeler A/S, a public limited liability company incorporated under the laws of Denmark (which is referred to as “Cadeler”), is offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange for each outstanding share of Eneti Inc., a company incorporated under the laws of the Republic of the Marshall Islands (which is referred to as “Eneti”), par value $0.01 per share (which is referred to as “Eneti Common Stock”), validly tendered and not validly withdrawn in the offer, American Depositary Shares (which are referred to as “ADSs”), representing, in the aggregate, 3.409 shares of Cadeler, nominal value DKK 1 per share (which are referred to as “Cadeler Shares”) with each ADS representing four (4) Cadeler Shares (the “Cadeler ADSs”), subject to payment of cash compensation with respect to any fractional Cadeler ADSs, without interest and subject to reduction for any applicable withholding taxes. The foregoing offer is referred to as the “Offer.”
Cadeler’s obligation to accept for exchange shares of Eneti Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver by Cadeler of certain conditions, including the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn a number of shares of Eneti Common Stock that would represent, together with any shares of Eneti Common Stock then owned by Cadeler, at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer (which is referred to as the “Minimum Condition”), as more fully described under “The Offer — Conditions to the Offer.”
The Offer is being made pursuant to a Business Combination Agreement (which is referred to as the “Business Combination Agreement”), dated as of June 16, 2023, among Cadeler and Eneti. A copy of the Business Combination Agreement is attached to this prospectus as Annex A.
The purpose of the Offer is for Cadeler to acquire control of, and ultimately the entire equity interest in, Eneti. The Offer is the first step in the Business Combination and Cadeler’s plan to acquire all of the outstanding shares of Eneti Common Stock. If the Offer is completed and as a second step in such plan, Cadeler intends to as promptly as practicable consummate a merger of a wholly owned subsidiary of Cadeler (which is referred to as “Merger Sub”) with and into Eneti with Merger Sub surviving the Merger (which is referred to as the “Merger”). The purpose of the Merger is for Cadeler to acquire all shares of Eneti Common Stock that it did not acquire in the Offer. Upon the consummation of the Merger, the Eneti business will be held by a wholly owned subsidiary of Cadeler, and the holders of Eneti Common Stock other than Cadeler (who are referred to as “Eneti Stockholders”) will no longer have any direct ownership interest in the Eneti business (though those Eneti Stockholders who accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer will continue to have an indirect ownership interest in the Eneti business through their ownership interest in Cadeler).
The board of directors of Eneti has unanimously (i) determined that the terms of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Eneti and the Eneti Stockholders; (ii) determined that it is in the best interests of Eneti and the Eneti Stockholders and declared it advisable to enter into the Business Combination Agreement; (iii) approved the execution and delivery by Eneti of the Business Combination Agreement, the performance by Eneti of its covenants and agreements contained in the Business Combination Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Business Combination Agreement upon the terms and subject to the conditions contained in the Business Combination Agreement; and (iv) resolved to recommend that the Eneti Stockholders accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer.
The Cadeler board of directors also determined that the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Offer and the Merger and the issuance of Cadeler Shares in the Offer and Merger, are advisable and fair to, and in the best interests of, Cadeler and its shareholders, and approved the execution and delivery by Cadeler of the Business Combination Agreement.
Cadeler Shares are listed on the Oslo Stock Exchange under the symbol “CADLR,” and shares of Eneti Common Stock are listed on the NYSE under the symbol “NETI.”
We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder vote is required to effect the Offer.
For a discussion of certain risk factors that you should consider in connection with the Offer, see “Risk Factors” beginning on page 38 of this prospectus.
This prospectus contains detailed information concerning the Offer for Eneti Common Stock and the proposed Business Combination between Cadeler and Eneti. You are encouraged to read this entire prospectus and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this prospectus.
This prospectus is not an offer to sell securities and is not a solicitation of an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, sale or solicitation is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction.
Neither Cadeler nor Eneti has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Cadeler or Eneti.
Neither the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Offer or has passed upon the adequacy or accuracy of the disclosure in this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated            , 2023.

i

ADDITIONAL INFORMATION
Eneti files annual and other reports, and other information with the SEC. Cadeler has filed a registration statement on Form F-4 with the SEC. You can obtain documents related to Cadeler and Eneti, without charge, by requesting them in writing or by telephone from the appropriate company.
Eneti Monaco L’Exotique 99 Boulevard Jardin Exotique 98000 Monaco Tel: +377-9798-5715 New York East 58th Street New York, NY 10155 Tel: (646) 432-1675	Cadeler Arne Jacobsens Alle 7, 7th floor DK-2300 Copenhagen S Denmark Tel: +(45) 3246 3100
You may also obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov.
If you have questions about the Offer or the Business Combination, need additional copies of this prospectus or need to obtain other information related to the prospectus, you may contact D.F. King & Co., Inc., Cadeler’s information agent, at the following address and telephone numbers:
D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Shareholders may call toll-free: (800) 967-4607
Banks and brokers may call collect: (212) 269-5550
Email: NETI@dfking.com
You will not be charged for any of the documents you request. If you would like to request documents, please do so by           , 2023, in order to receive them before the expiration of the Offer.
See “Where You Can Find Additional Information” beginning on page 324.

ABOUT THIS PROSPECTUS
This prospectus, which forms part of a registration statement on Form F-4 (File No. 333-275092) filed with the SEC by Cadeler, constitutes a prospectus of Cadeler under Section 5 of the U.S. Securities Act with respect to the Cadeler Shares underlying the Cadeler ADSs, each representing four (4) such Cadeler Shares, to be delivered to Eneti Stockholders pursuant to the Offer.
The information concerning Cadeler contained in this prospectus has been provided by Cadeler, and information concerning Eneti contained in, or incorporated by reference into, this prospectus has been provided by Eneti.
This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional adviser immediately.
This prospectus does not constitute a prospectus pursuant to Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market in the EU/EEA.

FREQUENTLY USED TERMS
Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this prospectus:
•
“ADR” refers to American Depositary Receipt;

•
“ADR program” refers to American Depositary Receipt program;

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“ADS” refers to American Depositary Share;

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“BCAMI” refers to the Business Corporations Act of the Republic of the Marshall Islands;

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“Business Combination” refers to the proposed acquisition to acquire control of and, ultimately, the entire issued share capital of Eneti by Cadeler pursuant to the Offer and the Merger as contemplated by the Business Combination Agreement, if initiated;

•
“Business Combination Agreement” refers to the Business Combination Agreement, dated as of June 16, 2023, by and between Cadeler and Eneti, as it may be further amended from time to time;

•
“Business Day” refers to any day, other than a Saturday, Sunday and any day on which banking institutions located in New York, New York or Copenhagen, Denmark are authorized or required by applicable law or other governmental action to close;

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“BW Altor” refers to BW Altor Pte. Ltd.;

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“BW Group” refers to BW Group Limited;

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“Cadeler” refers to Cadeler A/S, a public limited liability company incorporated under the laws of Denmark;

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“Cadeler ADSs” refers to ADSs of Cadeler, each of which represents four (4) Cadeler Shares;

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“Cadeler Board” refers to the board of directors of Cadeler;

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“Cadeler Group” refers to Cadeler together with its subsidiaries, which, following completion of the Offer, will include Eneti and its subsidiaries, and, following the Closing, will include Merger Sub and its subsidiaries;

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“Cadeler Group 2022 Consolidated Financial Statements” refers to the consolidated financial statements for the Cadeler Group as of and for the year ended December 31, 2022, as prepared in accordance with IFRS;

•
“Cadeler Group Interim Financial Statements” refers to the Cadeler Group Unaudited Condensed Consolidated Interim Financial Statements as of and for the six months ended June 30, 2023 and 2022, as prepared in accordance with International Accounting Standard IAS 34 Interim Financial Reporting as issued by the IASB;

•
“Cadeler Shareholder Approval” refers to the approval granted at the general meeting of the Cadeler Shareholders on July 14, 2023, authorizing the Cadeler Board to effect the Cadeler Share Issuance, including to resolve the share capital increase in connection with the Cadeler Share Issuance, as well as to amend Cadeler’s articles of association to provide that the Cadeler Board shall consist of three to six members and to allow a vice chairman to be elected to the Cadeler Board;

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“Cadeler Shareholders” refers to holders of Cadeler Shares;

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“Cadeler Share Issuance” refers to the issuance of Cadeler Shares in connection with the Offer;

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“Cadeler Shares” refers to the shares of Cadeler, with a nominal value of DKK 1.00 per share;

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“Cadeler Trading Price” refers to the volume weighted average closing sale price of one (1) Cadeler Share as reported on the OSE for the ten (10) consecutive days on which the OSE is open for trading ending on the last such day immediately preceding the Acceptance Time (as defined in the Business Combination Agreement), converted, for each such trading day, from Norwegian Kroner into U.S. Dollars at the mid-point exchange rate for such currency pair on each such date as quoted by the Norges Bank (or, if no such exchange rate is quoted by the Norges Bank for any such date, at the

Norwegian Kroner/U.S. Dollar exchange rate for the most recent trading date for which such exchange rate was so published), adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events;
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“Closing” refers to the closing of the Merger;

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“CMA” refers to the Competition and Markets Authority of the United Kingdom;

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“Code” refers to the U.S. Internal Revenue Code of 1986, as amended;

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“COSCO” refers to COSCO SHIPPING Heavy Industry Co. Ltd.;

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“Danish Act on Screening of Certain Foreign Direct Investments” refers to the Danish Act no. 842 of 10 May 2021 on Screening of Certain Foreign Direct Investments;

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“Danish Bankruptcy Act” refers to the Danish Act no. 1600 of December 25, 2022 on bankruptcy;

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“Danish Capital Markets Act” refers to the Danish consolidated act No. 41 of January 13, 2023 on Capital Markets, as amended;

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“Danish Companies Act” refers to the Danish consolidated act No. 1451 of November 9, 2022 on Public and Private Limited Companies, as amended;

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“Danish Salaried Employees Act” refers to the Danish consolidated act No. 1002 of August 24, 2017 on the legal relationship between employers and salaried employees, as amended;

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“DBA” refers to the Danish Business Authority (in Danish: Erhvervsstyrelsen);

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“Deposit Agreement” refers to the deposit agreement to be entered into among Cadeler, the Depositary and all holders and beneficial owners from time to time of ADRs issued thereunder, the form of which is attached as Exhibit 4.1 to the registration statement of which this prospectus constitutes a part;

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“Depositary” refers to JPMorgan Chase Bank, N.A., in its capacity as depositary under the Deposit Agreement;

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“DKK” and “Danish Krone” refer to the lawful currency of the Kingdom of Denmark;

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“DNB” refers to DNB Bank ASA;

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“DTC” refers to The Depository Trust Company;

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“Effective Time” refers to the time at which the Merger shall become effective, as contemplated by the Business Combination Agreement;

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“Eneti” refers to Eneti Inc., a company incorporated under the laws of the Republic of the Marshall Islands;

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“Eneti Board” refers to the board of directors of Eneti;

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“Eneti Common Stock” refers to the issued and outstanding shares of common stock of Eneti, par value $0.01 per share;

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“Eneti Group” refers to Eneti together with its subsidiaries;

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“Eneti Group 2020 Consolidated Financial Statements” refers to the consolidated financial statements for the Eneti Group as of and for the year ended December 31, 2020, as prepared in accordance with U.S. GAAP;

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“Eneti Group 2021 Consolidated Financial Statements” refers to the consolidated financial statements for the Eneti Group as of and for the year ended December 31, 2021, as prepared in accordance with U.S. GAAP;

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“Eneti Group 2022 Consolidated Financial Statements” refers to the consolidated financial statements for the Eneti Group as of and for the year ended December 31, 2022, as prepared in accordance with U.S. GAAP;

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“Eneti Group Interim Financial Statements” refers to the unaudited condensed consolidated financial statements for the Eneti Group as of and for the six months ended June 30, 2023 and 2022;

•
“Eneti Group Consolidated Financial Statements” refers to the Eneti Group Interim Financial Statements, the Eneti Group 2022 Consolidated Financial Statements, the Eneti Group 2021 Consolidated Financial Statements and the Eneti Group 2020 consolidated Financial Statements;

•
“Eneti Material Adverse Effect” refers to the term “Company Material Adverse Effect” as defined in the Business Combination Agreement;

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“Eneti Stockholders” refers to holders of Eneti Common Stock other than Cadeler;

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“EU” refers to the European Union;

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“EUR,” “Euros” and “€” refer to the lawful currency of the member states of the EU that have adopted the single currency in accordance with the treaty establishing the European Community, as amended;

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“Exchange Agent” refers to JPMorgan Chase Bank, N.A., in its capacity as exchange agent for the Offer;

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“Exchange Ratio” refers to 3.409 Cadeler Shares for 1 share of Eneti Common Stock;

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“Expiration Date” refers to         a.m./p.m. Eastern Time on           , 2023, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with the Business Combination Agreement;

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“Hanwha Ocean” refers to Hanwha Ocean Co., Ltd. (formerly known as Daewoo Shipbuilding & Marine Engineering Co. Ltd.);

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“IASB” means the International Accounting Standards Board;

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“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board;

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“Information Agent” refers to D.F. King & Co., Inc., in its capacity as information agent for the Offer;

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“IRS” refers to the U.S. Internal Revenue Service;

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“Merger” refers to the merger of Eneti with and into Merger Sub, to be initiated as soon as practicable following the consummation of the Offer;

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“Merger Sub” refers to the wholly owned subsidiary of Cadeler that will be the surviving entity in the Merger;

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“Minimum Condition” refers to the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of Eneti Common Stock that, upon the consummation of the Offer, together with the Eneti Common Stock then owned by Cadeler (if any), would represent at least 85.01% of the aggregate voting power of Eneti Common Stock outstanding immediately after the consummation of the Offer;

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“NYSE” refers to the New York Stock Exchange;

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“Offer” refers to the exchange offer by Cadeler to acquire any (subject to the Minimum Condition) and all of the issued and outstanding Eneti Common Stock;

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“Offer Consideration” refers to 0.85225 Cadeler ADSs, each one (1) Cadeler ADS representing four (4) Cadeler Shares, for each share of Eneti Common Stock exchanged by Eneti Stockholders and accepted by Cadeler, in accordance with the terms and subject to the conditions of the Offer providing for an exchange ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock, subject to payment of cash compensation in lieu of any fractional Cadeler ADSs without interest and subject to reduction for any applicable withholding taxes in accordance with the terms of the Offer;

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“OSE” refers to the Oslo Stock Exchange;

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“Outside Date” refers to March 15, 2024 (subject to extension to December 31, 2024 in certain circumstances as described in the Business Combination Agreement);

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“Perella Weinberg” refers to Perella Weinberg Partners LP, financial advisor to the Eneti Board;

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“Registration Statements” refers to the registration statement on Form F-4 of which this prospectus forms a part, and the registration statement on Form F-6 registering the Cadeler ADSs;

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“Sanctions” refers to the economic or financial sanctions, laws and/or regulations, trade embargoes, boycotts, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any of (i) the United States of America, including, but not limited to, the United States Treasury Department’s Office of Foreign Assets Control, (ii) the United Nations, (iii) the European Union and/or any member state thereof, (iv) the State Secretariat of Economic Affairs of Switzerland, (v) HM Treasury of the United Kingdom, and (vi) any other applicable country;

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“Scorpio Holdings” refers to Scorpio Holdings Limited;

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“SEC” refers to the U.S. Securities and Exchange Commission;

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“SSH” refers to Scorpio Services Holding Limited;

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“Swire Pacific” refers to Swire Pacific Limited;

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“Transactions” refers to the transactions contemplated by the Business Combination Agreement;

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“United States” and “U.S” refer to the United States of America;

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“U.S. Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

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“U.S. GAAP” refers to U.S. generally accepted accounting principles;

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“U.S. Securities Act” refers to the U.S. Securities Act of 1933, as amended;

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“USD,” “U.S. dollars” and “$” refer to the currency of the United States; and

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“WTIV” refers to wind turbine installation vessels.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER
Below are some of the questions that you as an Eneti Stockholder may have regarding the Offer and the Merger, and answers to those questions. You are urged to carefully read the remainder of this prospectus and the related letter of transmittal and the other documents referred to herein because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this prospectus and the related letter of transmittal. See “Where You Can Find More Information.” Capitalized terms used in this section but not otherwise defined in this prospectus shall have the meanings assigned to them in the Business Combination Agreement.
Who is offering to buy my shares of Eneti Common Stock?
Cadeler is making this Offer. Cadeler is a key supplier to the offshore wind industry of installation services and operation and maintenance works, providing marine and engineering operations with a strong focus on safety and the environment. Cadeler is enabling and facilitating the global energy transition towards a future built on renewable energy.
On June 16, 2023, Cadeler and Eneti entered into the Business Combination Agreement.
What is the amount of Eneti Common Stock that Cadeler is offering to acquire?
Cadeler is seeking to acquire any and all of the issued and outstanding shares of Eneti Common Stock.
What will I receive for my shares of Eneti Common Stock?
Cadeler is offering to exchange for each outstanding share of Eneti Common Stock validly tendered and not validly withdrawn in the Offer 0.85225 Cadeler ADSs, each one (1) Cadeler ADS representing four (4) Cadeler Shares, in accordance with the terms and subject to the conditions of the Offer providing for an exchange ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock, subject to payment of cash compensation in lieu of any fractional Cadeler ADSs without interest and subject to reduction for any applicable withholding taxes in accordance with the terms of the Offer.
What is a Cadeler ADS?
An ADS is a security that allows shareholders in the United States to hold and trade interests in foreign-based companies more easily. All Cadeler ADSs issued in the Offer will be issued only on the books of the Depositary in book-entry form. Cadeler ADSs in certified form evidenced by ADRs will not be issued in the Offer. Each Cadeler ADS will represent four (4) Cadeler Shares.
Cadeler has established an ADS facility in the United States, and Cadeler ADSs issued thereunder will be registered with the SEC. Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading, and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE. Cadeler ADSs will commence trading on the NYSE on a conditional “when issued” basis, subject to the official notice of issuance of the Cadeler ADSs, following completion of the Offer. “When issued” trading refers to a sale or purchase of a security that is made conditionally because the security has been authorized but not yet issued or delivered. The Cadeler Shares underlying the Cadeler ADSs will only be admitted to trading on the OSE and not on the NYSE, where they will only be admitted for listing. Cadeler ADSs will be issued under the facility operated by the Depositary pursuant to the Deposit Agreement at the ratio of one Cadeler ADS for every four (4) Cadeler Shares. The rights of holders of Cadeler ADSs will be governed by the terms of the Deposit Agreement. See “Description of American Depositary Shares.”
You may direct any questions related to the Cadeler ADS facility to the Information Agent at D.F. King & Co., Inc., 48 Wall Street, 22nd floor, New York, NY 10005; (800) 967-4607 (Toll Free); (212) 269‑5550 (call collect); Email: NETI@dfking.com.
If my shares of Eneti Common Stock are acquired in the Offer, how will my rights as an Eneti Stockholder change?
The rights of Eneti Stockholders are governed by Marshall Islands law. If your shares of Eneti Common Stock are acquired in the Offer, you will receive Cadeler ADSs. Your rights as a holder of Cadeler ADSs will be governed by the Deposit Agreement. The rights of a Cadeler Shareholder are governed by Danish law and by Cadeler’s articles of association. See “Comparison of Rights of Cadeler Shareholders and Eneti Stockholders”
What will happen to my Eneti Restricted Stock Award?
Each outstanding and unvested Eneti restricted stock award granted under the Equity Incentive Plan (as defined below) (each, a “Restricted Stock Award”) will accelerate and become fully vested and any forfeiture and transfer restrictions thereon imposed will lapse, and will be automatically exchanged into the Offer Consideration (and the applicable holder will cease to have any rights or entitlements thereafter with respect to such Restricted Stock Award) as of immediately prior to the completion and acceptance of the Offer.
Will I have to pay a fee or commission to exchange my shares of Eneti Common Stock for the Offer Consideration?
If you are the record owner of your shares of Eneti Common Stock and you tender these shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Eneti Common Stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares of Eneti Common Stock on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
Why is Cadeler making this Offer?
The Offer is made in accordance with the Business Combination Agreement to combine the businesses of Cadeler and Eneti. The purpose of the Offer is for Cadeler to acquire control of, and ultimately the entire equity interest in, Eneti. The Offer is the first step in the Business Combination and Cadeler’s plan to acquire all of the outstanding shares of Eneti Common Stock, and the Merger is the second step in such plan.
In the Offer, if a sufficient number of shares of Eneti Common Stock are validly tendered into the Offer prior to the Expiration Date of the Offer such that Cadeler will own at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer, subject to the satisfaction or waiver of the other conditions to the Offer, Cadeler will accept for exchange, and will exchange, the shares tendered in the Offer. Then, thereafter and as the second step in the Business Combination and Cadeler’s plan to acquire all of the outstanding shares of Eneti Common Stock, Cadeler intends to as promptly as practicable consummate a Merger of Merger Sub with and into Eneti, with Merger Sub surviving the Merger. The purpose of the Merger is for Cadeler to acquire all remaining shares of Eneti Common Stock that it did not acquire in the Offer. Upon the consummation of the Merger, the Eneti business will be held by a wholly owned subsidiary of Cadeler, and Eneti Stockholders will no longer have any direct ownership interest in the Eneti business (though those Eneti Stockholders who accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer will continue to have an indirect ownership interest in the Eneti business through their ownership interest in Cadeler).
What does the Eneti Board recommend?
The Eneti Board has unanimously (i) determined that the terms of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Eneti and the Eneti Stockholders; (ii) determined that it is in the best interests of Eneti and the Eneti Stockholders and declared it advisable to enter into the Business Combination Agreement; (iii) approved the execution and delivery by Eneti of the Business Combination Agreement, the performance by Eneti of its covenants and agreements contained in the Business Combination Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Business Combination Agreement upon the terms and subject to the conditions contained in the Business Combination Agreement; and (iv) resolved to recommend that the Eneti Stockholders accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer.

See “The Offer — Eneti’s Reasons for the Offer” for more information. A description of the reasons for this recommendation is also set forth in Eneti’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and mailed to you and other Eneti Stockholders together with this prospectus.
What are the most significant conditions of the Offer?
The Offer is conditioned upon, among other things, the following:
•
Minimum Condition — Eneti Stockholders having validly tendered and not validly withdrawn in accordance with the terms of the Offer and prior to the Expiration Date a number of shares of Eneti Common Stock that, upon the consummation of the Offer, together with any shares of Eneti Common Stock then owned by Cadeler, would represent at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer;

•
Cadeler Shareholder Approval — The Cadeler Shareholder Approval having been granted;

•
DBA Confirmation — The DBA having provided its confirmation that the registration of the issuance of Cadeler Shares in connection with the Offer can be made;

•
Regulatory Approvals — Any required authorization, permit, notification, filing, approvals, consents, waivers or clearances under any antitrust laws or foreign investment laws, having been obtained or made, as applicable;

•
No Legal Prohibition — No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law on or after June 16, 2023 (and there not having been any change on or after June 16, 2023 in the manner in which any governmental entity enforces or interprets any law enacted, issued or promulgated prior to June 16, 2023) that is in effect as of immediately prior to the Expiration Date or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Expiration Date, which, in each case described in the foregoing clauses (i) and (ii), restrains, enjoins or otherwise prohibits the consummation of the Transactions;

•
Effectiveness of the Registration Statements — The registration statement on Form F-4 of which this prospectus forms a part, and the registration statement to be filed on Form F-6 registering the Cadeler ADSs each having become effective under the U.S. Securities Act, and not being the subject of any stop order or proceeding seeking a stop order;

•
Listing of Cadeler ADSs and Cadeler Shares — The Cadeler ADSs to be issued in the Offer, and the Cadeler Shares underlying such Cadeler ADSs, having been approved for listing on the NYSE, subject to official notice of issuance, and the Cadeler Shares to be issued in the Offer having been approved for trading on the OSE;

•
No Eneti Material Adverse Effect — There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence since the date of the Business Combination Agreement that, individually or in the aggregate, has had or would reasonably be expected to have an Eneti Material Adverse Effect (as described under “Business Combination Agreement — Material Adverse Effect”), and that is continuing as of immediately prior to the Expiration Date;

•
Accuracy of Eneti’s Representations and Warranties — The representations and warranties of Eneti contained in the Business Combination Agreement being true and correct as of the Expiration Date of the Offer, subject to specified materiality standards;

•
Eneti’s Compliance with Covenants — Eneti having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Expiration Date; and

•
CMA Clearance — The CMA (i) not having indicated (verbally or in writing) in response to a briefing note that it has further questions in relation to the transactions contemplated by the Business Combination Agreement (which remain unanswered) and not having opened, or indicated that it is still considering whether to open, a CMA Merger Investigation; (ii) having opened a CMA Merger Investigation and a merger filing having subsequently been submitted, having confirmed that there will be no Phase 2 Reference; or (iii) having made a Phase 2 Reference, having confirmed that the transactions contemplated by the Business Combination Agreement are not expected to result in a substantial lessening of competition within any market(s) in the United Kingdom for goods or services; or an Initial Enforcement Order (“IEO”) not having been imposed on the Parties that either restricts the management of their respective businesses pending the determination of CMA or UK Investment Security Unit proceedings or prevents, restrains or otherwise makes illegal the consummation of the Transactions.
The Offer is subject to certain other conditions set forth below in the section entitled “The Offer — Conditions to the Offer.” The conditions to the Offer are for the sole benefit of Cadeler and may be asserted by Cadeler regardless of the circumstances giving rise to any such condition, or may be waived by Cadeler, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case, prior to the Expiration Date, provided that (i) certain specified conditions (including all of the conditions noted above other than the conditions related to an Eneti Material Adverse Effect, accuracy of Eneti’s representations and Eneti’s compliance with covenants) may not be waived by Cadeler without the consent of Eneti and (ii) while Cadeler may, in its sole and absolute discretion and without Eneti’s consent, reduce the Minimum Condition from 85.01% to a lower percentage, Cadeler cannot, without Eneti’s prior written consent, reduce the Minimum Condition such that Cadeler would, following completion of the Offer, hold a number of shares of Eneti Common Stock less than the number of shares required to approve the Merger in accordance with the BCAMI (being a majority of the outstanding shares of Eneti Common Stock, or 50% plus 1 share). In determining whether to exercise its right to reduce the Minimum Condition as described in the foregoing sentence, Cadeler will consider a number of factors, including the overall level of support for the Offer reflected in acceptances received from Eneti Stockholders at the time of any such determination.
There is no financing condition to the Offer.
At the general meeting of the Cadeler Shareholders which took place on July 14, 2023, the Cadeler Shareholders voted to:
•
approve an authorization to the Cadeler Board to issue new Cadeler Shares in order to effect the Cadeler Share Issuance, including to resolve the share capital increase in connection therewith; and

•
amend Cadeler’s articles of association to provide that the Cadeler Board shall consist of three to six members and to allow a vice chairman to be elected to the Cadeler Board.

The Cadeler Shareholder Approval is a condition to the obligations of Cadeler and Eneti to complete the Business Combination, and was satisfied on July 14, 2023. This is the only approval of the Cadeler Shareholders necessary to effect the Business Combination Agreement, or to approve the Offer, the Merger or the other Transactions.
On September 14, 2023, the CMA confirmed, in response to the submission of a briefing paper from Cadeler, that it requires no further information on the Transactions and does not currently intend to open a formal investigation of the Transactions at this stage. It is Cadeler’s expectation that no such formal investigation will be forthcoming and that the relevant condition to the Offer will be satisfied.
On August 4, 2023, Scorpio Holdings Limited received foreign direct investment (“FDI”) approval from the DBA pursuant to the Danish Act no. 842 of 10 May 2021 on Screening of Certain Foreign Direct Investments (the “Danish Act on Screening of Certain Foreign Direct Investments”) with regard to the ownership by Scorpio Holdings Limited and partly held through Scorpio Services Holding Limited of more than 10% of all outstanding Cadeler Shares in the form of Cadeler ADS’ following completion of the Offer.
The Offer is not being made to any Russian or Belarusian national, any natural person residing in Russia or Belarus (except for EU, EEA or Swiss nationals and persons holding an EU, EEA or Swiss residence permit), any legal person, entity, or body established in Russia or Belarus (including EU branches of such legal persons, but excluding subsidiaries of Russian or Belarus legal entities organized or incorporated within the EU), or any natural or legal person where the issuance of securities to such person would result in a breach of Sanctions.

How long will it take to complete the Business Combination?
The Business Combination is expected to be completed in the fourth quarter of 2023, subject to the satisfaction or waiver of the conditions described in “The Offer — Conditions to the Offer” and “Business Combination Agreement — Conditions to the Merger.”
How long do I have to decide whether to tender my shares of Eneti Common Stock in the Offer?
The Offer is scheduled to expire at        , Eastern Time, on           , 2023, unless extended or terminated in accordance with the Business Combination Agreement. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern Time, on the next Business Day after the previously scheduled Expiration Date. During any such extension, all shares of Eneti Common Stock previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares.
Under the Business Combination Agreement, unless Eneti consents otherwise or the Business Combination Agreement is terminated:
•
Cadeler must extend the Offer for any period required by any law, or by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff or the NYSE applicable to the Offer or to the Offer documents or the registration statement on Form F-4 of which this prospectus is a part;

•
in the event that any of the conditions to the Offer (other than the Minimum Condition and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) have not been satisfied or waived in accordance with the Business Combination Agreement as of any then-scheduled Expiration Date, Cadeler must extend the Offer for successive extension periods of up to 10 Business Days each (or for such longer period as may be agreed by Cadeler and Eneti); and

•
if, as of any then-scheduled Expiration Date, each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived in accordance with the Business Combination Agreement and the Minimum Condition has not been satisfied, Cadeler may, and at the request in writing of Eneti must, extend the Offer for successive extension periods of up to 10 Business Days each (with the length of each such period being determined in good faith by Cadeler) (or for such longer period as may be agreed by Cadeler and Eneti in writing); however, in no event will Cadeler be required to extend the Expiration Date (i) if (x) the Minimum Condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares held or beneficially owned by any of the Eneti Stockholders party to the Tender and Support Agreements that have not been tendered, or have been tendered but validly withdrawn, in the Offer as of such time, and (y) as of such time the Eneti Stockholders party to the Tender and Support Agreements whose untendered shares are necessary to satisfy the Minimum Condition are not using good faith and diligent efforts to tender the necessary shares into the Offer; or (ii) for more than 40 Business Days.

Cadeler is not required to extend the Offer beyond the Outside Date, i.e. March 15, 2024 (subject to extension to December 31, 2024 in certain circumstances described under “Business Combination Agreement — Termination of the Business Combination Agreement”).
Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date, Cadeler will accept for payment, and will pay for, in the form of Offer Consideration, all shares of Eneti Common Stock validly tendered and not validly withdrawn prior to the Expiration Date.
Any decision to extend the Offer will be made public by an announcement regarding such extension as described under “The Offer — Extension, Termination and Amendment of the Offer.”

How do I tender my shares of Eneti Common Stock?
All shares of Eneti Common Stock are held in electronic book-entry form.
If your shares of Eneti Common Stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares of Eneti Common Stock may be tendered by your nominee by book-entry transfer through DTC. To validly tender such shares held in street name, Eneti Stockholders should instruct such nominee to do so prior to the Expiration Date.
To validly tender shares of Eneti Common Stock held of record, Eneti Stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered shares of Eneti Common Stock to JPMorgan Chase Bank, N.A., the Depositary and Exchange Agent for the Offer and the Merger, not later than the Expiration Date. The letter of transmittal is enclosed with this prospectus.
Shares of Eneti Common Stock may not be validly tendered by any Russian or Belarusian national, any natural person residing in Russia or Belarus (except for EU, EEA or Swiss nationals and persons holding an EU, EEA or Swiss residence permit), any legal person, entity, or body established in Russia or Belarus (including EU branches of such legal persons, but excluding subsidiaries of Russian or Belarus legal entities organized or incorporated within the EU), or any natural or legal person where the issuance of securities to such person would result in a breach of Sanctions.
Cadeler is not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date. Tenders received by the Exchange Agent after the Expiration Date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares of Eneti Common Stock only after timely receipt by the Exchange Agent of either a confirmation of a book-entry transfer of such shares if your shares are held in “street name” or a properly completed and duly executed letter of transmittal if your shares are held of record, in each case, together with any other required documents.
For a complete discussion of the procedures for tendering your shares of Eneti Common Stock, see “The Offer — Procedures for Tendering Eneti Common Stock.”
Until what time can I withdraw my tendered shares of Eneti Common Stock?
You may withdraw your previously tendered shares of Eneti Common Stock at any time before the Offer has expired and, if Cadeler has not accepted your shares of Eneti Common Stock for payment by           , 2023, you may withdraw them at any time on or after that date until Cadeler accepts shares for payment. If Cadeler determines to accept your shares of Eneti Common Stock for payment in accordance with the Business Combination Ageement, it will communicate its acceptance by press release. Once Cadeler accepts your tendered shares of Eneti Common Stock for payment upon or after the Expiration Date, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your shares of Eneti Common Stock, see “The Offer — Withdrawal Rights.”
How do I withdraw previously tendered shares of Eneti Common Stock?
To withdraw previously tendered shares of Eneti Common Stock, you must deliver a written notice of withdrawal with the required information to the Exchange Agent at any time at which you have the right to withdraw shares. If you tendered shares of Eneti Common Stock by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares of Eneti Common Stock and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares of Eneti Common Stock at any time at which you have the right to withdraw shares. For a discussion of the procedures for withdrawing your shares of Eneti Common Stock, including the applicable deadlines for effecting withdrawals, see “The Offer — Withdrawal Rights.”
When and how will I receive the Offer Consideration in exchange for my tendered shares of Eneti Common Stock?
Cadeler will exchange all validly tendered and not validly withdrawn shares of Eneti Common Stock promptly after the Expiration Date of the Offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the Offer, as set forth in “The Offer — Conditions to the Offer.” Cadeler will deliver the Offer Consideration for your validly tendered and not validly withdrawn shares through the Exchange Agent. In all cases, you will receive your Offer Consideration for your tendered shares of Eneti Common Stock only after timely receipt by the Exchange Agent of either a confirmation of a book-entry transfer of such shares (as described in “The Offer — Procedures for Tendering Eneti Common Stock”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.
What happens if I do not tender my shares of Eneti Common Stock?
The Business Combination Agreement provides that, if the Offer is completed, the parties will effect the Merger as promptly as practicable after completion of the Offer in order to squeeze out any remaining Eneti Stockholders. Eneti Stockholders who do not tender their shares of Eneti Common Stock in the Offer will receive compensation in the Merger. The consideration to be paid to non-tendering Eneti Stockholders in the Merger will be determined pursuant to the laws and regulations of the Republic of the Marshall Islands and will represent at least fair value as contemplated by the BCAMI, however, the consideration may be different in form and/or value from the consideration offered to tendering Eneti Stockholders in the Offer.
No appraisal rights are expected to be available to Eneti Stockholders in connection with the Merger because it is assumed that Eneti will remain listed on NYSE at least through the record date for the Merger. Under Section 100 of the BCAMI, Eneti Stockholders will not be entitled to seek appraisal if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders called to vote upon the agreement of Merger, Eneti Common Stock is either (i) listed on a securities exchange or admitted to trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. Eneti Common Stock is currently listed on NYSE and it is presently expected that Eneti Common Stock will remain listed on NYSE at least through the record date for the Merger. Eneti Stockholders are not, therefore, expected to have appraisal rights in connection with the Merger. See “Will I have the right to have my shares of Eneti Common Stock appraised?”
Does Cadeler have the financial resources to complete the Offer and the Merger?
Yes. The Offer Consideration will consist of Cadeler ADSs and Cadeler believes that it has sufficient resources to complete the Merger following the consummation of the Offer. The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.
If the Offer is completed, will Eneti continue as a public company?
No. Cadeler is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, to consummate the Merger as promptly as practicable following completion of the Offer. If the Merger takes place, Eneti will no longer be publicly traded. Even if for some reason the Merger does not take place, if Cadeler purchases all shares of Eneti Common Stock validly tendered and not validly withdrawn, there may be so few remaining Eneti Stockholders and publicly held shares that shares of Eneti Common Stock will no longer be eligible to be traded through the NYSE or other securities exchanges, there may not be an active public trading market for shares of Eneti Common Stock and Eneti may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.
Will the Offer be followed by a Merger if all shares of Eneti Common Stock are not tendered in the Offer?
Yes, unless the conditions to the Merger are not satisfied or waived in accordance with the Business Combination Agreement. If Cadeler accepts for payment all shares of Eneti Common Stock validly tendered and not validly withdrawn pursuant to the Offer, and the other conditions to the Business Combination are satisfied or waived in accordance with the Business Combination Agreement, the Merger will take place promptly thereafter. If the Merger takes place, Cadeler will own 100% of the equity of Eneti.
Cadeler is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, to consummate the Merger as promptly as practicable following the consummation of the Offer. As such, Cadeler does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Do the officers and directors of Eneti have interests in the Offer and the Merger that are different from those of stockholders generally?
You should be aware that some of the officers and directors of Eneti have interests in the Offer and the Merger that are different from, or in addition to, your interests as an Eneti Stockholder. These interests include, among other things, the agreement by Eneti with certain named executive officers and directors to accelerate the vesting of all outstanding and unvested restricted stock awards granted under the Equity Incentive Plan immediately prior to the completion and acceptance of the Offer and to be automatically exchanged into the right to receive the Offer Consideration, payments of change of control bonuses and severance payments under Eneti’s change in control severance agreements and certain indemnification obligations. The Eneti Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement, and in recommending to Eneti Stockholders that they tender their Eneti Common Stock in connection with the Offer. Eneti Stockholders should take these interests into account in deciding whether to tender their Eneti Common Stock. See “The Offer — Interests of Eneti and its Directors and Officers” and “Business Combination Agreement — Employee Matters” below for more information.
As of June 16, 2023, the directors and executive officers of Eneti and their affiliates beneficially owned approximately 2,878,737 shares of Eneti Common Stock, representing approximately 7.45% of the shares of Eneti Common Stock outstanding.
Concurrently with the execution of the Business Combination Agreement, on June 16, 2023, (i) Eneti Stockholders Scorpio Holdings Limited (“Scorpio Holdings”) and Scorpio Services Holding Limited (“SSH”), (ii) Eneti directors Emanuele A. Lauro, Robert Bugbee, Roberto Giorgi, Christian M. Gut, Berit Ledel Henriksen, James B. Nish, Einar Michael Steimler and Aileen Tan, and (iii) Eneti officers Filippo Lauro, Cameron Mackey and Hugh Baker entered into Tender and Support Agreements with Cadeler, solely in their capacities as Eneti Stockholders, pursuant to which they agreed, among other things, to irrevocably tender all of their shares of Eneti Common Stock prior to the Expiration Date. For more information regarding the Tender and Support Agreements, see “Tender and Support Agreements,” and the form of Tender and Support Agreement, a copy of which has been filed as Annex B to this prospectus and is incorporated herein by reference.
See also “Item 3 — Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which will be filed with the SEC and mailed to you and other Eneti Stockholders together with this prospectus.
What are the material U.S. federal income tax consequences of receiving Cadeler ADSs in exchange for my shares of Eneti Common Stock in the Offer or the Merger?
The U.S. federal income tax consequences of the Offer are discussed under “Material Tax Consequences — Material U.S. Federal Income Tax Considerations.” The discussion of the material U.S. federal income tax consequences contained in this prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. You are urged to consult your tax adviser regarding the tax consequences of the Business Combination.
Will I have the right to have my shares of Eneti Common Stock appraised?
No appraisal rights are available to Eneti Stockholders in connection with the Offer, and no appraisal rights are expected to be available to Eneti Stockholders in connection with the Merger because it is assumed that Eneti will remain listed on NYSE at least through the record date for the Merger. Under Section 100 of the BCAMI, Eneti Stockholders will not be entitled to seek appraisal if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders called to vote upon the agreement of Merger, Eneti Common Stock is either (i) listed on a securities exchange or admitted to trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. Eneti Common Stock is currently listed on NYSE and it is presently expected that Eneti Common Stock will remain listed on NYSE at least through the record date for the Merger. Eneti Stockholders are not, therefore, expected to have appraisal rights in connection with the Merger.

If (i) the number of Eneti Common Stock purchased in the Offer is such that the non-tendered Eneti Common Stock no longer meets the requirements for continued listing and is delisted from NYSE on or prior to the record date for the Merger and (ii) there are fewer than 2,000 record holders of Eneti Common Stock on such date, then Eneti Stockholders who (1) did not tender shares of Eneti Common Stock in the Offer; (2) follow the procedures set forth in Section 101 of the BCAMI; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the BCAMI, will be entitled to have their shares of Eneti Common Stock appraised by the High Court of the Republic of the Marshall Islands and receive payment of the “fair value” of such shares, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal. The “fair value” of any shares of Eneti Common Stock could be based upon considerations other than, or in addition to, the price paid in the Merger and the market value of such shares. Eneti Stockholders should recognize that the value so determined could be higher or lower than the consideration payable in the Merger. Moreover, Cadeler and Eneti may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares is less than such amount.
Whom should I call if I have questions about the Offer?
You may call D.F. King & Co., Inc., the Information Agent, toll free at (800) 967-4607 or contact the Information Agent via e-mail at NETI@dfking.com.
Where can I find more information about Cadeler and Eneti?
You can find more information about Cadeler and Eneti from various sources described in the section of this prospectus entitled “Where You Can Find Additional Information.”

SUMMARY
This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that might be important to you. Cadeler urges you to read carefully the remainder of this prospectus, including the attached annexes, the documents incorporated by reference into this prospectus and the other documents to which Cadeler has referred you. You may obtain the information incorporated by reference in this prospectus without charge by following the instructions in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 324. Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.
The Companies
Cadeler (page 135)
Cadeler A/S is the parent company of the Cadeler Group, which is a leading offshore wind farm vessel contractor and operates within transportation and installation of offshore wind turbine generators and foundations and provides operations and maintenance, accommodation, meteorological mast installation and removal and decommissioning services in the offshore wind industry. The Cadeler Group is headquartered in Copenhagen, Denmark. The Cadeler Group currently has two O-Class vessels in operation, Wind Orca and Wind Osprey. In addition to wind farm installation, these vessels can perform maintenance, construction, decommissioning, and other tasks within the offshore industry. In addition, the Cadeler Group has placed orders with COSCO for the construction of two X-Class vessels (the “X-Class New Builds”) as well as two F-Class vessels (the “F-Class New Builds”). The Cadeler Group expects to take delivery of the two X-Class New Builds in the third quarter of 2024 and the second quarter of 2025, respectively, while the two F-Class New Builds are currently expected to be delivered in the fourth quarter of 2025 and the second half of 2026, respectively.
Cadeler’s principal executive offices are at Arne Jacobsens Alle 7, 7th floor, DK-2300 Copenhagen S, Denmark, and its phone number is +(45) 3246 3100. Cadeler Shares have been listed on the OSE under the symbol “CADLR” since November 2020.
The Cadeler Group’s current fleet
The following table sets forth certain summary information regarding the Cadeler Group’s fleet as of September 30, 2023:
Vessel	Wind Orca	Wind Osprey
Design	SHI/KEH	SHI/KEH
Delivery year	2012	2013
Yard	Samsung Heavy Industries	Samsung Heavy Industries
Flag	Denmark	Denmark
Length overall (m)	161.3	161.3
Breadth (m)	49.0	49.0
Main crane capacity (t)	1,200*	1,150*
Main deck area (m2)	4,300	4,300
Hook height (m)	160	160
Turbine carrying capacity	3x15 MW	3x15 MW
Turbine installation capacity	15 – 20 MW	15 – 20 MW
Max POB (pax)	111	111
Leg length (m)	Max. leg protrusion 80m below the hull	Max. leg protrusion 80m below the hull
Services	Wind farm installation vessel services	Wind farm installation vessel services

*
After the crane upgrade, the crane capacity for both vessels will be 1,600t. See “— Strategy — Increased capabilities as a result of vessel upgrades,” “— The Fleet — The X-Class New Builds (currently under construction)” and “— The Fleet — The F-Class New Builds (currently under construction)” for further information.
Eneti (page 178)
Eneti Inc. (formerly Scorpio Bulkers Inc.) is an international shipping company that was incorporated in the Republic of the Marshall Islands pursuant to BCAMI on March 20, 2013. Eneti is focused on serving the offshore wind and marine-based renewable energy industry through the operation of WTIVs, with a current fleet consisting of five WTIVs that are currently on-the-water, three of which have been sold in July 2023 with delivery expected to take place before the end of 2023. In addition, Eneti has entered into two contracts with Hanwha Ocean for the construction of two newbuilding WTIVs, with expected delivery during the first and third quarters of 2025, respectively (the “Newbuilding WTIVs” or the “Eneti Newbuilding Program”).
Eneti’s principal executive offices are located at L’Exotique, 99 Boulevard Jardin Exotique, 98000 Monaco and its telephone number at that location is +377-9798-5715. Eneti Common Stock has been listed for trading on the NYSE under the symbol “SALT” since December 12, 2013 and under the symbol “NETI” since February 8, 2021.
The Eneti Group’s current fleet
The following table sets forth certain summary information regarding the Eneti Group’s fleet as of September 30, 2023. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately $70.0 million in aggregate. Delivery of the vessels is expected to take place before the end of 2023.
			Sold
Vessel	Seajacks Scylla	Seajacks Zaratan	Seajacks Hydra	Seajacks Leviathan	Seajacks Kraken(1)
Design	NG14000X	NG5500C	NG2500X	NG2500X	NG2500X
Delivery	Nov 2015	May 2012	June 2014	June 2009	March 2009
Yard	Samsung Heavy Industries	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited
Flag	Panama	Japan	Panama	Panama	Panama
Length overall (m)	139	109	75	75	75
Width (m)	50	41	36	36	36
Main crane capacity (t)	1,540	800	400	400	300
Main deck area (m2)	4,600	2,000	900	900	900
Hook height (m)	105	92	73	73	73
Turbine carrying capacity	12 – 14MW class	9.5MW class	4MW class	4MW class	4MW class
Max POB (pax)	130	90	100	140	90
Leg length (m)	105	85	85	85	85
Services	WTG installation Jacket and monopile installation	WTG installation and maintenance Substation support Pre-piling	Hook up and commissioning support Accommodation support WTG Maintenance	Well intervention support Accommodation support WTG Maintenance	Hook up and commissioning support Accommodation support WTG Maintenance

(1)
On October 18, 2023, Seajacks Kraken was delivered to its buyer.

The following table is a detailed overview of the planned specifications of the Newbuilding WTIVs:
Newbuilding WTIVs
Type of vessel	DNVGL 1A Self-Elevating Wind Turbine Installation Unit, 4 legs
Design	GustoMSC NG16000X
Expected flag state	Marshall Islands
Expected delivery year	First and third quarters of 2025, respectively
Yard	Hanwha Ocean Co., Ltd. (formerly Daewoo Shipbuilding & Marine Engineering Co. Ltd.)
Leg length	109m
Length overall	184m
Width overall	56m
Main deck area	5,400m2
Main deck load	10t/m2
Hook height	174m
Accommodation	130 pax in 84 cabins
Main crane type	Pedestal mounted at stern
Main crane capacity	SWL 2,600t
Turbine installation capacity	20+ MW
Boom length	155m
Auxiliary crane	3 electro-hydraulically driven auxiliary cranes
Helideck	22.2m
Service speed	9.5 knots
Combined Company
The following chart presents the expected organizational structure of the combined company following completion of the Business Combination.
Risk Factor Summary
An investment in Cadeler ADSs or Cadeler Shares involves risks, some (but not all) of which are related to the Offer and the Merger. In considering whether or not to tender your Eneti Common Stock in the Offer, you should carefully consider the information about these risks described in the “Risk Factors” section of this prospectus and the other information included or incorporated by reference into this prospectus. Such risks include, but are not limited to:
Risks Related to the Offer and the Merger (page 38)
•
The Exchange Ratio for the Offer is fixed and will not be adjusted in case of any changes in the price of the relevant securities.

•
The Offer is subject to conditions, not all of which are within Cadeler’s control.

•
There will be material differences between your current rights as a holder of Eneti Common Stock and the rights you can expect as a holder of Cadeler ADSs or Cadeler Shares.

•
Eneti Stockholders who participate in the Offer will be forfeiting all rights with respect to their Eneti Common Stock other than the right to receive the Offer Consideration.

•
Eneti’s directors and officers have interests in the Business Combination that differ from, or are in addition to, the interests of the Eneti Stockholders generally.

•
Eneti Stockholders will have a reduced ownership and voting interest in Cadeler as compared to their ownership and voting interest in Eneti.

•
Litigation relating to the Offer and/or the Merger could require Cadeler and Eneti to incur significant costs and suffer management distraction, as well as to delay and/or enjoin the Merger.

•
Because there will not be a subsequent offering period, Eneti Stockholders who do not tender their shares prior to the Expiration Date will not have another opportunity to tender their Eneti Common Stock into the Offer and will become a minority shareholder of Eneti and subject to the squeeze-out Merger.

•
If Cadeler initiates the Merger under Marshall Islands law, remaining Eneti Stockholders will have their Eneti Common Stock cancelled upon completion of the Merger.

•
Consummation of the Offer may adversely affect the liquidity and value of Eneti Common Stock.

•
Any failure by Cadeler to promptly complete the Merger could adversely affect the market value of the Cadeler Shares and the Cadeler ADSs.

•
Cadeler and Eneti will incur substantial direct and indirect costs in connection with the Business Combination.

•
The exchange of Eneti Common Stock for Cadeler ADSs pursuant to the Offer may be a taxable transaction for U.S. Holders of Eneti Common Stock.

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After the consummation of the Business Combination, some or all of the Cadeler Group’s non-U.S. subsidiaries are expected to be treated as “controlled foreign corporations” for U.S. federal income tax purposes, and, as a result, there could be adverse U.S. federal income tax consequences to U.S. investors that own 10% or more, directly, indirectly or constructively, of the Cadeler Shares.

•
There may be Danish income tax consequences related to the Merger.

Risks Related to the Combined Company (page 45)
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Cadeler may fail to realize all of the anticipated benefits of the Business Combination, or these benefits may take longer to realize than expected.

•
The Cadeler Group’s and the Eneti Group’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.

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The management projections presented in this prospectus are inherently subject to uncertainties and may not be an indication of the actual results of the combined company’s future results.

•
Certain of Eneti’s agreements contain change of control provisions which, if not waived, would give rise to an obligation to repay some of Eneti’s existing indebtedness.

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Integration involves numerous challenges that may be more time-consuming and costly than expected.

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The combined company’s costs of operating as a public company will be significant, and management will be required to devote substantial time to complying with public company regulations.

Risks Related to the Cadeler Group’s Business (page 49)
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The Cadeler Group only has a limited number of vessels and could be adversely impacted if any vessel is taken out of operation, or if there is a delay in delivery of any new build vessel.

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The Cadeler Group is exposed to hazards that are inherent to offshore operations.

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The Cadeler Group is dependent on the employment and utilization of its vessels, and the backlog of contracts may not materialize.

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The ordering, construction and delivery of new build vessels and upgrades of existing vessels is subject to various risks and uncertainties.

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The Cadeler Group typically derives its revenue from a small number of customers, and the loss or default of any such customer could result in a significant loss of revenue.

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The Cadeler Group has identified material weaknesses in internal control over financial reporting. If the Cadeler Group fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results in a timely manner or prevent fraud.

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The Cadeler Group is dependent on technical, maintenance, transportation and other commercial services from third parties.

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The Cadeler Group could be materially adversely affected by increased supply of offshore wind farm installation services as a result of new competitors entering the market or existing competitors expanding their fleet of suitable vessels.

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The Cadeler Group could be materially adversely affected if demand for the Cadeler Group’s services is lower than anticipated or decreases.

•
The Cadeler Group faces competition from industry participants who may have greater resources.

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Technological progress might render the technologies used by the Cadeler Group obsolete or less profitable.

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Future new build and/or customer contracts may not be obtained at all, or on materially different terms.

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The Cadeler Group operates across multiple jurisdictions and is thereby exposed to a number of risks inherent in international operations, including political, civil or economic disturbance.

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The Cadeler Group is exposed to risks related to macroeconomic factors and geopolitical conditions.

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Breakdowns in the Cadeler Group’s information technology and/or non-compliance with data protection laws could negatively impact the Cadeler Group’s business, including its ability to service customers.

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A cybersecurity attack could materially disrupt the Cadeler Group’s business.

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Litigation proceedings could have a material adverse impact on the business, results of operation and financial condition of the Cadeler Group.

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The Cadeler Group faces risks related to recruiting and retaining key personnel, and any loss of senior management or failure to recruit or retain highly skilled personnel could have a material adverse effect.

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The Cadeler Group may fail to comply with applicable environmental laws and regulations.

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The Cadeler Group may face increasing scrutiny related to environmental, social and governance as well as sustainability matters that may impact its business.

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The Cadeler Group is subject to risk related to tax, including the Danish tonnage taxation.

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The Cadeler Groups is subject to risks relating to changes in, compliance with, or failure to comply with certain domestic and international laws and regulations.

•
Labor disruptions could materially adversely affect the Cadeler Group’s business and operations.

Risks Related to the Eneti Group’s Business (page 66)
•
A summary of risks related to the Eneti Group’s Business can be found in “Part I — Item 3.D. (Risk Factors)” of Eneti’s annual report for the fiscal year ended December 31, 2022 on Form 20-F, filed with the SEC on April 14, 2023, which is incorporated by reference into this prospectus.

Risks Related to the Cadeler Shares and Cadeler ADSs (page 66)
•
Future issuances of new Cadeler Shares or other securities in Cadeler may dilute the holdings of Cadeler Shareholders and could materially affect the price of the Cadeler ADSs and the Cadeler Shares.

•
The market value of Cadeler ADSs and Cadeler Shares and dividends are subject to exchange risk.

•
There has been no prior public market for Cadeler ADSs, and an active market for such securities may not develop or be sustained and trading prices may vary.

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The listing of Cadeler ADSs and Cadeler Shares on NYSE and OSE, as applicable, may not succeed.

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Holders of Cadeler ADSs may not be able to exercise voting rights or receive distributions.

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Sales of substantial amounts of Cadeler ADSs or Cadeler Shares in the open market by former Eneti Stockholders could depress the price of Cadeler ADSs and Cadeler Shares.

•
BW Altor and Swire Pacific, Cadeler’s two largest shareholders, have and, following completion of the Offer, Scorpio Holdings will have significant voting power.

The Offer (page 74)
Cadeler is offering to exchange for each outstanding share of Eneti Common Stock validly tendered and not validly withdrawn in the Offer, 0.85225 Cadeler ADSs, each one (1) Cadeler ADS representing four (4) Cadeler Shares providing for an exchange ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock, subject to payment of cash compensation in lieu of any fractional Cadeler ADSs, without interest and subject to reduction for any applicable withholding taxes (which is referred to as the “Offer Consideration”).
The Offer Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Eneti Common Stock or Cadeler Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Eneti Common Stock or Cadeler Shares outstanding after the date hereof and prior to the Acceptance Time, as defined in the Business Combination Agreement, pursuant to the terms of the Business Combination Agreement.
Cadeler will not issue fractional Cadeler ADSs in the Offer. Instead, each Eneti Stockholder who otherwise would be entitled to receive fractional Cadeler ADSs will be entitled to an amount of cash (without interest and subject to reduction for any applicable withholding taxes) equal to the number of Cadeler Shares underlying such fractional part of a Cadeler ADS multiplied by the Cadeler Trading Price, rounded to the nearest whole U.S. Dollar cent. See “Business Combination Agreement — Fractional Cadeler ADSs.”
Purpose of the Offer (page 74)
The Offer is made in accordance with the Business Combination Agreement to combine the businesses of Cadeler and Eneti. The purpose of the Offer is for Cadeler to acquire control of, and ultimately the entire equity interest in, Eneti. The Offer, as the first step in the Business Combination, is intended to facilitate the acquisition of Eneti. Accordingly, if the Offer is completed and as a second step in such plan, pursuant to the terms and subject to the conditions of the Business Combination Agreement, Cadeler intends to as promptly as practicable consummate a Merger of a wholly owned subsidiary of Cadeler (which is referred to as “Merger Sub”) with and into Eneti, with Merger Sub surviving the Merger. The purpose of the Merger is for Cadeler to acquire all shares of Eneti Common Stock that it did not acquire in the Offer. Upon the consummation of the Merger, the Eneti business will be held by a wholly owned subsidiary of Cadeler, and the holders of Eneti Common Stock other than Cadeler (who are referred to as “Eneti Stockholders”) will no longer have any direct ownership interest in the Eneti business (though those Eneti Stockholders who accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer will continue to have an indirect ownership interest in the Eneti business through their ownership interest in Cadeler).
Cadeler’s Reasons for the Offer (page 81)
The purpose of the Offer is for Cadeler to acquire control of, and ultimately the entire equity interest in, Eneti. Cadeler is making the Offer and plans to complete the Merger because it believes that the Business Combination will provide significant long-term growth prospects and increased shareholder value for the combined company, including as a result of the substantial anticipated synergies resulting from the Business Combination.
Opinion of Eneti’s Financial Advisor (page 89)
On June 15, 2023, Perella Weinberg rendered its opinion to the Eneti Board to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of Eneti Common Stock.
The full text of the Perella Weinberg written opinion dated June 15, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Perella Weinberg in rendering its opinion, is attached as Annex D to this prospectus and is incorporated by reference herein. Perella Weinberg’s opinion was addressed to and provided for the information and assistance of the Eneti Board, in its capacity as such, in connection with, and for the purpose of, the Eneti Board’s evaluation of the Exchange Ratio in the proposed Offer from a financial point of view and did not address any other term, aspect or implication of the Business Combination Agreement or the Transactions. Perella Weinberg’s opinion did not address the underlying decision by Eneti to engage in the Transactions nor the relative merits of the Transactions compared with any alternative transactions or business strategies. Perella Weinberg’s opinion was not intended to be and did not constitute a recommendation to any holder of shares of Eneti Common Stock as to whether such holder should exchange their shares in the Offer or as to how such holder should vote or otherwise act with respect to the Transactions or any other matters. Perella Weinberg’s opinion did not in any manner address what the value of the Cadeler ADSs or Cadeler Shares actually will be when issued or the prices at which shares of Eneti Common Stock, the Cadeler ADSs or Cadeler Shares will trade at any time, including following announcement or completion of the Transactions. In addition, Perella Weinberg’s expressed no opinion as to the fairness of the consideration to be received by holders of Eneti Common Stock in the Merger, the relative fairness of the Offer Consideration to be received by holders of Eneti Common Stock in the Offer as compared to the consideration to be received by holders of Eneti Common Stock in the Merger or the fairness of the Transactions to the holders of any other class of securities, creditors or other constituencies of Eneti. For more information, see Annex D to this prospectus and the section of this prospectus entitled “The Offer — Opinion of Eneti’s Financial Advisor.”
Expiration of the Offer (page 97)
The Offer is scheduled to expire at            , Eastern Time, on            , 2023, unless extended or terminated in accordance with the Business Combination Agreement.
Extension, Termination and Amendment of the Offer (page 97)
Subject to the provisions of the Business Combination Agreement and the applicable rules and regulations of the SEC, and unless Eneti consents otherwise or the Business Combination Agreement is otherwise terminated:
•
Cadeler must extend the Offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff or the NYSE applicable to the Offer or the Offer documents or the registration statement on Form F-4, of which this prospectus is a part;
•
in the event that any of the conditions to the Offer (other than the Minimum Condition and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) have not been satisfied or waived in accordance with the Business Combination Agreement as of any then-scheduled Expiration Date, Cadeler must extend the Offer for successive extension periods of up to ten Business Days each (or for such longer period as may be agreed by Cadeler and Eneti); and

•
if, as of any then-scheduled Expiration Date, each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived in accordance with the Business Combination Agreement and the Minimum Condition has not been satisfied, Cadeler may, and at the request in writing of Eneti must, extend the Offer for successive extension periods of up to ten Business Days each (with the length of each such period being determined in good faith by Cadeler) (or for such longer period as may be agreed by Cadeler and Eneti in writing); however, in no event will Cadeler be required to extend the Expiration Date (i) if (x) the Minimum Condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares held or beneficially owned by any of the Eneti Stockholders party to the Tender and Support Agreements that have not been tendered, or that have been tendered but validly withdrawn, in the Offer as of such time, and (y) as of such time the Eneti Stockholders party to the Tender and Support Agreements whose untendered shares are necessary to satisfy the Minimum Condition are not using good faith and diligent efforts to tender the necessary shares into the Offer; or (ii) for more than 40 Business Days.

Cadeler may not terminate or withdraw the Offer prior to the then-scheduled Expiration Date unless the Business Combination Agreement is validly terminated in accordance with its terms, in which case Cadeler will terminate the Offer promptly (but in no event more than one Business Day) after such termination. Among other circumstances, the Business Combination Agreement may be terminated by either Cadeler or Eneti if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Cadeler to extend the Offer pursuant to the Business Combination Agreement) without Cadeler having accepted for payment any shares of Eneti Common Stock pursuant to the Offer, or if the acceptance for exchange of shares of Eneti Common Stock tendered in the Offer has not occurred on or before March 15, 2024 (subject to an extension to December 31, 2024 under certain circumstances described under “Business Combination Agreement — Termination of the Business Combination Agreement”).
Cadeler will effect any extension, termination, amendment or delay of the Offer by giving oral or written notice to the Exchange Agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer — Extension, Termination and Amendment of the Offer.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the U.S. Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Cadeler may choose to make any public announcement, Cadeler assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.
No subsequent offering period will be available following the Expiration Date without the prior written consent of Eneti, other than in accordance with the extension provisions set forth in the Business Combination Agreement.

Conditions to the Offer (page 99)
The Offer is subject to certain conditions, including, among others:
•
satisfaction of the minimum tender condition (which requires that, prior to the Expiration Date, there have been validly tendered and not validly withdrawn a number of shares of Eneti Common Stock that, upon the consummation of the Offer, together with any shares of Eneti Common Stock then owned by Cadeler, would represent at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer);

•
the Cadeler Shareholder Approval having been granted (this condition was satisfied on July 14, 2023);

•
the DBA having provided its confirmation that the registration of the issuance of Cadeler Shares in connection with the Offer can be made;

•
any required authorization, permit, notification, filing, approvals, consents, waivers or clearances under any Antitrust Laws or Foreign Investment Laws (as defined in the Business Combination Agreement) having been obtained or made, as applicable;

•
absence of legal prohibitions;

•
the effectiveness of the registration statement on Form F-4 of which this prospectus forms a part, and the registration statement to be filed on Form F-6 registering the Cadeler ADSs;

•
the listing of the Cadeler ADSs to be issued in the Offer, and the Cadeler Shares underlying the Cadeler ADSs, on the NYSE, subject to official notice of issuance, and on the OSE;

•
no material adverse effect (as described under “Business Combination Agreement — Material Adverse Effect”) having occurred with respect to Eneti since the date of the Business Combination that is continuing as of immediately prior to the Expiration Date;

•
the accuracy of Eneti’s representations and warranties made in the Business Combination Agreement (subject to specified materiality standards);

•
Eneti being in compliance in all material respects with the covenants under the Business Combination Agreement;

•
the Business Combination Agreement not having been terminated in accordance with its terms; and

•
the CMA having cleared the Transactions.

The Offer is subject to certain other conditions set forth in the section below entitled “The Offer — Conditions to the Offer.” Subject to applicable SEC rules and regulations, the Offeror also reserves the right prior to the Expiration Date in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer — Conditions to the Offer” by giving oral or written notice of such waiver to the Exchange Agent. However, certain specified conditions (as described in “The Offer — Conditions to the Offer”) may only be waived by Cadeler with the prior written consent of Eneti.
There is no financing condition to the Offer.
Withdrawal Rights (page 101)
Tendered shares of Eneti Common Stock may be withdrawn at any time prior to the Expiration Date. Additionally, if Cadeler has not agreed to accept the shares for exchange on or prior to                 , 2023, Eneti Stockholders may thereafter withdraw their shares from the offer at any time after such date until Cadeler accepts the shares for exchange. If Cadeler determines to accept your shares of Eneti Common Stock for payment in accordance with the Business Combination Ageement, it will communicate its acceptance by press release.
Procedures for Tendering Eneti Common Stock (page 101)
All shares of Eneti Common Stock are held in electronic book-entry form.

If shares of Eneti Common Stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Eneti Stockholders should instruct such nominee to do so prior to the Expiration Date.
To validly tender shares of Eneti Common Stock held of record, Eneti Stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered shares of Eneti Common Stock to the Exchange Agent for the Offer, at its address set forth elsewhere in this prospectus, all of which must be received by the Exchange Agent prior to the Expiration Date.
Cadeler ADSs (page 104)
Cadeler has established an ADS facility in the United States, and Cadeler ADSs issued thereunder will be registered with the SEC. Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading, and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE. Cadeler ADSs will commence trading on the NYSE on a conditional “when issued” basis, subject to the official notice of issuance of the Cadeler ADSs, following completion of the Offer. Cadeler ADSs will be issued under the facility operated by the Depositary pursuant to the Deposit Agreement, at the ratio of one (1) Cadeler ADS for every four (4) Cadeler Shares. The rights of holders of Cadeler ADSs will be governed by the terms of the Deposit Agreement to be entered into among Cadeler, the Depositary and all holders and beneficial owners from time to time of ADRs issued thereunder. See “Description of American Depositary Shares.”
Delisting and Deregistration of Eneti Common Stock (page 104)
In the event that Cadeler acquires direct or indirect control of Eneti, in connection with the completion of the Business Combination and to the extent permitted under applicable law and stock exchange regulations, Cadeler intends to cause the shares of Eneti Common Stock to be delisted from NYSE. Cadeler and Eneti have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Eneti Common Stock from the NYSE and terminate its registration under the U.S. Exchange Act, provided that such delisting and deregistration will not be effective until at or after the Effective Time.
If the shares of Eneti Common Stock are no longer registered under the U.S. Exchange Act, certain requirements of the U.S. Exchange Act would no longer apply. For example, the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to “going private” transactions would no longer be applicable to Eneti. In addition, Eneti would no longer be required to furnish a proxy statement.
Treatment of Eneti Equity Awards (page 105)
Each Restricted Stock Award granted under the Equity Incentive Plan shall accelerate and become fully vested and any forfeiture and transfer restrictions thereon imposed under the Equity Incentive Plan will lapse in accordance with the terms of the Equity Incentive Plan, and shall be automatically exchanged into the Offer Consideration and converted into a number of Cadeler ADSs based on the Exchange Ratio as of immediately prior to the completion and acceptance of the Offer.
Regulatory Approvals Required for the Transactions (page 105)
The Transactions may be subject to a filing with the CMA in the United Kingdom. On July 8, 2023, the parties submitted a briefing paper to the CMA and requested that the CMA confirm that it has no further questions in respect of the Transactions. On September 14, 2023, the CMA confirmed that it requires no further information on the Transactions and does not currently intend to open a formal investigation of the Transactions at this stage. It is Cadeler’s expectation that no such formal investigation will be forthcoming and that the relevant condition to the Offer will be satisfied.
In connection with the Business Combination and upon completion of the Offer, all Eneti Stockholders accepting the Offer will become holders of Cadeler ADSs. Thus, under the Danish Act on Screening of Certain Foreign Direct Investments, Cadeler will have new foreign investors, where one foreign investor,

Scorpio Holdings, is expected to indirectly hold and control approximately 11.5% of the share capital and voting rights of Cadeler, assuming all Eneti Stockholders tender their Eneti Common Stock. To complete the Business Combination pursuant to the terms of the Business Combination Agreement, Scorpio Holdings made a filing with the DBA to obtain authorizations, approvals or consents pursuant to the Danish Act on Screening of Certain Foreign Direct Investments. On August 4, 2023, Scorpio Holdings Limited received foreign direct investment approval from the DBA pursuant to the Danish Act on Screening of Certain Foreign Direct Investments with regard to the ownership by Scorpio Holdings Limited and partly held through Scorpio Services Holding Limited of more than 10% of all outstanding Cadeler Shares in the form of Cadeler ADS’ following completion of the Offer.
Interests of Eneti and its Directors and Officers (page 105)
In considering the recommendation of the Eneti Board that Eneti Stockholders tender their shares of Eneti Common Stock in connection with the Offer, Eneti Stockholders should be aware that, aside from their interests as shareholders, certain of Eneti’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Eneti Stockholders generally. The Eneti Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and in recommending to Eneti Stockholders that they tender their shares of Eneti Common Stock in connection with the Offer. Eneti Stockholders should take these interests into account in deciding whether to tender their shares of Eneti Common Stock.
These interests include, among other things, that in accordance with the terms of the Equity Incentive Plan, all outstanding and unvested restricted stock awards of Eneti’s directors and officers will immediately vest in connection with the consummation of the Offer and will be automatically exchanged into the right to receive the Offer Consideration, payments of change of control bonuses and severance payments under Eneti’s change in control severance agreements and certain indemnification obligations.
In addition, certain of the named executive officers of Eneti are party to employment contracts with Eneti that entitle them to receive certain severance and change in control payments in connection with the consummation of the Offer and the termination of their employment with Eneti. In connection with the Business Combination, the named executive officers party to the Eneti employment agreements have entered into waiver agreements with Eneti pursuant to which they have agreed to waive approximately $54.5 million, in aggregate, of payments to which they could be entitled under the employment contracts following the completion of the Offer in exchange for the payment, in aggregate, of $45.0 million of severance and change of control payments under the employment contracts. The payment of this amount to those named executive officers who are parties to such waiver agreements is subject to the consummation of the Offer and the termination of such executives’ employment by Eneti, and will constitute the satisfaction in full of all severance and change of control payments under their employment contracts.
Appraisal Rights (page 106)
No appraisal rights are available to Eneti Stockholders in connection with the Offer, and no appraisal rights are expected to be available to Eneti Stockholders in connection with the Merger because it is assumed that Eneti will remain listed on NYSE at least through the record date for the Merger. Under Section 100 of the BCAMI, Eneti Stockholders will not be entitled to seek appraisal if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders called to vote upon the agreement of Merger, Eneti Common Stock is either (i) listed on a securities exchange or admitted to trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. Eneti Common Stock is currently listed on NYSE and it is presently expected that Eneti Common Stock will remain listed on NYSE at least through the record date for the Merger. Eneti Stockholders are not, therefore, expected to have appraisal rights in connection with the Merger.
If (i) the number of Eneti Common Stock purchased in the Offer is such that the non-tendered Eneti Common Stock no longer meets the requirements for continued listing and is delisted from NYSE on or prior to the record date for the Merger and (ii) there are fewer than 2,000 record holders of Eneti Common Stock on such date, then Eneti Stockholders who (1) did not tender shares of Eneti Common Stock in the Offer; (2) follow the procedures set forth in Section 101 of the BCAMI; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the BCAMI, will be entitled to have their shares of Eneti Common Stock appraised by the High Court of the Republic of the Marshall Islands and receive payment of the “fair value” of such shares, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal. The “fair value” of any shares of Eneti Common Stock could be based upon considerations other than, or in addition to, the price paid in the Merger and the market value of such shares. Eneti Stockholders should recognize that the value so determined could be higher or lower than the consideration payable in the Merger. Moreover, Cadeler and Eneti may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares is less than such amount.
Non-Applicability of Rules Regarding “Going Private” Transactions (page 106)
The SEC has adopted Rule 13e-3 under the U.S. Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the acceptance of shares pursuant to the Offer in which Cadeler seeks to acquire the remaining shares not held by it. Cadeler currently expects that the Merger will be exempt from the requirements of Rule 13e-3, including because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and that the value of the consideration to be offered in the Merger will not be less than that offered during the Offer.
Ownership of Cadeler Shares After the Offer (page 107)
Cadeler estimates that former Eneti Stockholders will own, in the aggregate, approximately 40% of the outstanding Cadeler Shares, including all Cadeler Shares represented by Cadeler ADSs, immediately following consummation of the Offer and the Merger.
For a detailed discussion of the assumptions on which this estimate is based, see “The Offer — Ownership of Cadeler Shares After the Offer.”
Accounting Treatment (page 108)
In accordance with IFRS 3 (Business Combinations), Cadeler will account for the acquisition of shares through the Offer and the Merger under the acquisition method of accounting for business combinations.
Tender and Support Agreements (page 133)
Concurrently with the execution of the Business Combination Agreement, on June 16, 2023, (i) Eneti Stockholders Scorpio Holdings and SSH, (ii) Eneti directors Robert Bugbee, Roberto Giorgi, Christian M. Gut, Berit Ledel Henriksen, Emanuele A. Lauro, James B. Nish, Einar Michael Steimler and Aileen Tan, and (iii) Eneti officers Hugh Baker, Filippo Lauro and Cameron Mackey ((i)-(iii) collectively the “Supporting Stockholders”) entered into substantially similar Tender and Support Agreements with Cadeler (the “Tender and Support Agreements”). Subject to the terms and conditions of the Tender and Support Agreements, each Supporting Stockholder has agreed, among other things, to:
•
cause all of such Supporting Stockholder’s shares of Eneti Common Stock to be validly and irrevocably tendered into the Offer promptly following the delivery by Cadeler of written notice to each Supporting Stockholder on the Expiration Date specifying that all of the conditions to the Offer have been satisfied (or are reasonably expected to be satisfied as of the Expiration Date) or, where permissible, waived by Cadeler, assuming that all shares of Eneti Common Stock to be tendered by the Supporting Stockholders are in fact validly tendered and not validly withdrawn in the Offer; and

•
certain restrictions on encumbering or transferring any of such Supporting Stockholder’s shares of Eneti Common Stock.

Each Tender and Support Agreement terminates automatically upon certain events including the valid termination of the Business Combination Agreement in accordance with its terms. The shares of Eneti Common Stock subject to the Tender and Support Agreements represented approximately 36% of the outstanding shares of Eneti Common Stock outstanding as of June 16, 2023.

For more information regarding the Tender and Support Agreements, see “Other Transaction Agreements — Tender and Support Agreements,” and the form of Tender and Support Agreement, a copy of which has been filed as Annex B to this prospectus and is incorporated herein by reference.
Beneficial Ownership of Eneti Securities (page 217)
As of October 26, 2023, the shareholding of Eneti’s directors and executive officers represented approximately 7.44% of the outstanding shares of Eneti Common Stock. Pursuant to the Tender and Support Agreements and subject to the terms and conditions thereof, Eneti’s directors and executive officers have agreed, among other things, to cause all of their shares of Eneti Common Stock to be validly and irrevocably tendered into the Offer promptly following the delivery by Cadeler of written notice to each of them on the Expiration Date specifying that all of the conditions to the Offer have been satisfied (or are reasonably expected to be satisfied as of the Expiration Date) or, where permissible, waived by Cadeler, assuming that all shares of Eneti Common Stock to be tendered by them are in fact validly tendered and not validly withdrawn in the Offer. Cadeler’s obligation to accept for exchange shares of Eneti Common Stock validly tendered, and not validly withdrawn, pursuant to the Offer is subject to the satisfaction or waiver by Cadeler of certain conditions, including the condition that, prior to the Expiration Date, there has been validly tendered and not validly withdrawn a number of shares of Eneti Common Stock that, upon the consummation of the Offer, together with shares of Eneti Common Stock then owned Cadeler (if any), would represent at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer, unless amended by Cadeler in its sole discretion. After the consummation of the Offer, the directors and officers of Eneti will not hold any shares of Eneti Common Stock and will not have the right to vote on the Merger.
Material Tax Consequences (page 256)
For a discussion of the material Danish, Marshall Islands and U.S. federal income tax considerations related to the Offer, please see “Material Tax Consequences” in this prospectus. The tax consequences of the foregoing to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, please consult your tax adviser to determine the particular consequences to you of the Offer and related transactions.
Comparison of Rights of Cadeler Shareholders and Eneti Stockholders (page 296)
Eneti Stockholders receiving Cadeler ADSs will have different rights as holders of Cadeler ADSs as compared to their rights as Eneti Stockholders. The rights of a Cadeler Shareholder are governed by Danish law and by Cadeler’s articles of association, whereas the rights of Eneti Stockholders are governed by Marshall Islands law. For a discussion of the differences in such rights of holders, see section “Comparison of Rights of Cadeler Shareholders and Eneti Stockholders.” The rights of a holder of Cadeler ADSs are governed by the Deposit Agreement to be entered into among Cadeler, the Depositary and all holders and beneficial owners from time to time of ADRs issued thereunder. See “Description of American Depositary Shares” beginning on page 277.
Additional Information (page 1)
If you have any questions about the Offer, or if you need to request additional copies of this prospectus or other documents, you should contact the Information Agent at the following address and telephone number:
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Shareholders Call Toll Free: (800) 967-4607
Banks & Brokers Call Collect: (212) 269-5550
Email: NETI@dfking.com

COMPARATIVE HISTORICAL AND PRO FORMA SHARE INFORMATION
The following table reflects historical per share information about the Cadeler Group and the Eneti Group for the six months ended June 30, 2023 and the fiscal year ended December 31, 2022, as well as book value per share as of June 30, 2023 and December 31, 2022, in all cases on a historical basis, and for the Cadeler Group and the Eneti Group on an unaudited pro forma combined basis after giving effect to the Business Combination. The pro forma data of the combined company as of June 30, 2023 and December 31, 2022 assumes the acquisition of 100% of the Eneti Common Stock by Cadeler and was derived by combining the historical consolidated financial information of the Cadeler Group and the Eneti Group as described elsewhere in this prospectus. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this prospectus, see “Unaudited Pro Forma Condensed Combined Financial Information.”
Eneti Stockholders should read the information presented in the following table together with the historical financial statements of the Cadeler Group and the Eneti Group, and the related notes thereto, which are included elsewhere in this prospectus, in the case of the Cadeler Group, or incorporated herein by reference, in the case of the Eneti Group, and the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus. The pro forma data is unaudited and for illustrative purposes only. Eneti Stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined, or the future results that the combined company will achieve after the consummation of the Business Combination. This pro forma information is subject to risks and uncertainties, including those discussed in the section “Risk Factors.”
	Cadeler Group Historical	Eneti Group Historical	Pro Forma Combined	Pro Forma Equivalent Eneti Common Stock(1)
Six months ended June 30, 2023
Net income/(loss) per share:
Basic earnings/(loss) per share:	€0.15	$(1.84)	€(0.10)	€(0.33)
Diluted(2) earnings/(loss) per share:	€0.15	$(1.84)	€(0.10)	€(0.33)
Book value(3) per share as of June 30, 2023	€2.85	$16.85	€3.12	€10.64
Year ended December 31, 2022
Net income per share:
Basic earnings per share:	€0.22	$2.78	€0.60	€2.05
Diluted(2) earnings per share:	€0.22	$2.76	€0.60	€2.05
Book value(3) per share as of December 31, 2022	€2.74	$18.61	€3.33	€11.35

(1)
The Eneti Group pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the Exchange Ratio.

(2)
For the Cadeler Group, defined as average number of shares during the period and average number of shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares. For the Eneti Group, determined by dividing net income by the average number of common stock adjusted for the dilutive effect of common stock equivalents by application of the treasury stock method; common stock equivalents are excluded from the diluted calculation if their effect is anti-dilutive.

(3)
For the Cadeler Group, defined as equity divided by outstanding shares. For the Eneti Group, defined as equity divided by outstanding shares.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Price History
Cadeler Shares are traded on the OSE under the ticker symbol “CADLR.” Shares of Eneti Common Stock are traded on the NYSE under the ticker symbol “NETI.” The following table sets forth, for the periods indicated, as reported by the OSE and the NYSE, respectively, the per share high and low intraday sales prices of Cadeler Shares and Eneti Common Stock as well as any dividends paid per share in the respective periods.
	Cadeler Shares			Eneti Common Stock
	High	Low	Dividend per share	High	Low	Dividend per share
2021
First Quarter	NOK 37.52	NOK 23.87	—	$24.74	$15.30	$0.05
Second Quarter	NOK 41.70	NOK 29.10	—	$22.48	$18.30	$0.05
Third Quarter	NOK 36.80	NOK 29.31	—	$19.60	$15.53	$0.01
Fourth Quarter	NOK 38.79	NOK 30.63	—	$17.95	$6.26	$0.01
2022
First Quarter	NOK 38.33	NOK 28.12	—	$8.29	$4.99	$0.01
Second Quarter	NOK 36.92	NOK 29.34	—	$7.49	$4.81	$0.01
Third Quarter	NOK 38.88	NOK 32.24	—	$8.82	$5.13	$0.01
Fourth Quarter	NOK 40.44	NOK 29.32	—	$10.42	$6.66	$0.01
2023
First Quarter	NOK 48.98	NOK 36.50	—	$11.20	$8.61	$0.01
June 15, 2023(1)	NOK 51.00	NOK 36.50	n/a	$12.04	$7.75	n/a
Second Quarter	NOK 51.00	NOK 41.16	—	$13.46	$7.75	$0.01
Third Quarter	NOK 47.50	NOK 36.08	—	$13.54	$10.00	$0.01
October 26, 2023(2)	NOK 36.24	NOK 34.40	n/a	$10.07	$9.74	n/a

(1)
On June 15, 2023, the trading day prior to entering into and public announcement of the execution of the Business Combination Agreement and the release of media reports relating thereto, the closing price per Cadeler Share on the OSE was NOK 47.68, and the closing price per share of Eneti Common Stock on the NYSE was $11.72.

(2)
On October 26, 2023, the most recent practicable trading date prior to the date of this prospectus, the closing price per Cadeler Share on the OSE was NOK 35.42, and the closing price per share of Eneti Common Stock on the NYSE was $10.06.

The following table also presents the closing price per Cadeler Share and the implied equivalent value per share of Eneti Common Stock in U.S. dollars on the dates indicated.
	Price per Cadeler Share	Implied equivalent value of Eneti Common Stock(1)
June 15, 2023	NOK 47.68	$15.44
October 26, 2023	NOK 35.42	$10.06

(1)
Calculated by multiplying the closing market price per Cadeler Share by the Exchange Ratio and translating that amount into U.S. dollars. In calculating the implied equivalent value per share of Eneti Common Stock, amounts in NOK have been translated into U.S. dollars at a rate of $0.095 per NOK 1.000, the exchange rate extracted on June 15, 2023 from FactSet.

The market prices of Cadeler Shares and Eneti Common Stock have fluctuated since the date of the announcement of the Business Combination Agreement and will continue to fluctuate from the date of this prospectus to completion of the Offer and the Business Combination, and the market price of Cadeler Shares will continue to fluctuate after completion. No assurance can be given concerning the market prices of Cadeler Shares or Eneti Common Stock before completion or Cadeler Shares after completion. The Exchange Ratio is fixed in the Business Combination Agreement and will not be adjusted for changes in the market value of the Cadeler Shares or the Eneti Common Stock. The market price of the Cadeler Shares (and therefore the value of the Offer Consideration) upon completion could be greater than, less than or the same as shown in the table above. Eneti Stockholders should obtain current market quotations for shares of Eneti Common Stock and Cadeler Shares before deciding whether to tender their Eneti Common Stock in the Offer.
Dividends
Cadeler
Cadeler has never paid any cash dividends on its shares. The Cadeler Board currently intends to retain any future earnings to support operations and to finance the growth and development of Cadeler’s business and does not intend to pay cash dividends on its shares for the foreseeable future. Any future determination related to Cadeler’s dividend policy will be made at the discretion of the Cadeler Board.
Eneti
The following table sets forth the amount of quarterly and total net dividends declared on each share of Eneti Common Stock during the periods indicated.
	Dividends per share
	Quarterly	Total
	($ per share)
2021	0.03	0.12
2022	0.01	0.04
2023 YTD(1)	0.01	0.03

(1)
In February 2023, the Eneti Board declared a quarterly cash dividend of $0.01 per share, paid to all shareholders of record as of March 1, 2023 on March 3, 2023 for approximately $0.4 million in the aggregate. In April 2023, the Eneti Board declared a quarterly cash dividend of $0.01 per share, paid to all shareholders of record as of May 10, 2023, on May 31, 2023 for approximately $0.4 million in the aggregate. In August 2023, the Eneti Board declared a quarterly cash dividend of $0.01 per share, payable to all shareholders of record as of August 28, 2023 which was paid on September 15, 2023 for approximately $0.4 million in the aggregate. See “Eneti Group’s Management’s Discussion & Analysis of Financial Condition and Results of Operations — Recent Developments.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE CADELER GROUP
Cadeler is providing the following selected historical financial information to assist the analysis of the financial aspects of the Business Combination Agreement.
The following selected historical consolidated statement of profit and loss and other comprehensive income and consolidated statement of cash flows data of the Cadeler Group for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, and the historical consolidated balance sheet data of the Cadeler Group as of June 30, 2023 and 2022 and December 31, 2022 and 2021, are derived from the unaudited Cadeler Group Interim Financial Statements, prepared in accordance with IAS 34, and the audited Cadeler Group 2022 Consolidated Financial Statements, prepared in accordance with IFRS and included elsewhere in this prospectus.
The information below is only a summary and should be read in conjunction with the sections entitled “Cadeler Group’s Management’s Discussion & Analysis of Financial Condition and Results of Operations,” the Cadeler Group Interim Financial Statements and the Cadeler Group 2022 Consolidated Financial Statements, and the notes thereto, which are included elsewhere in this prospectus.
The historical results included below and elsewhere in this prospectus are not indicative of the future performance of the Cadeler Group or the combined company.
Consolidated Statement of Profit and Loss and Other Comprehensive Income
	For the six months ended June 30,		For the year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR’000)
Revenue	67,773	43,038	106,424	60,938
Cost of sales	(25,222)	(23,416)	(49,537)	(38,879)
Gross profit	42,551	19,622	56,887	22,059
Administrative expenses	(13,112)	(7,009)	(15,696)	(10,925)
Operating profit	29,439	12,613	41,191	11,134
Finance income	441	532	4,031	1,795
Finance costs	(291)	(3,342)	(9,681)	(5,491)
Profit before income tax	29,589	9,803	35,541	7,438
Income tax credit / (expense)	—	(25)	—	13
Profit for the period	29,589	9,778	35,541	7,451
Other comprehensive income
Items that may be reclassified to profit or loss
Cash flow hedges – changes in fair value(1)	(3,467)	—	905	—
Cash flow hedges – interest recycled(1)	(519)	—	438	—
Cash flow hedges – cost of hedging	(2,651)	—	—	—
Other comprehensive income/loss after tax	(6,637)	—	1,343	—
Total comprehensive income for the period, net of tax	22,952	9,778	36,884	7,451

(1)
In the Cadeler Group 2022 Consolidated Financial Statements, the line item shown here as “Cash flow hedges — interest recycled” was included in the line item “Cash flow hedges — changes in fair value.”

Consolidated Condensed Statement of Cash Flows Data
	For the six months ended June 30,		For the year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR’000)
Net change in working capital	(23,988)	6,181	(30,451)	1,927
Net cash from operating activities	18,380	29,187	29,036	30,200
Net cash (used in) investing activities	(15,574)	(117,458)	(225,408)	(163,375)
Net cash (used in)/provided by financing activities	(2,766)	86,077	213,075	71,847
Net increase/(decrease) in cash and cash equivalents	40	(2,194)	16,704	(61,328)
Cash and cash equivalents at end of the period	19,052	114	19,012	2,308
Consolidated Condensed Balance Sheet Data
	As at June 30,		As at December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR’000)
Total non-current assets	617,171	507,164	610,524	400,148
Total current assets	81,024	15,809	59,506	24,618
Total assets	698,195	522,973	670,030	424,766
Total equity	563,827	417,712	540,568	325,256
Total non-current liabilities	125,233	37,695	117,664	45,654
Total current liabilities	9,135	67,566	11,798	53,856
Total liabilities	134,368	105,261	129,462	99,510
Total equity and liabilities	698,195	522,973	670,030	424,766

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ENETI
Eneti is providing the following selected historical financial information to assist the analysis of the financial aspects of the Business Combination Agreement.
The following selected historical consolidated statement of profit and loss and other comprehensive income and consolidated statement of cash flows data of the Eneti Group for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022, 2021 and 2020, and the historical consolidated balance sheet data of the Eneti Group as of June 30, 2023 and December 31, 2022, 2021 and 2020, are derived from the unaudited Eneti Group Interim Financial Statements, prepared in accordance with U.S. GAAP, and the audited Eneti Group 2022 Consolidated Financial Statements prepared in accordance with U.S. GAAP incorporated by reference in this prospectus.
The information below is only a summary and should be read in conjunction with the sections entitled “Eneti Group’s Management’s Discussion & Analysis of Financial Condition and Results of Operations” and the Eneti Group 2022 Consolidated Financial Statements, and the notes thereto, which are incorporated by reference in this prospectus.
The historical results included below and elsewhere in this prospectus are not indicative of the future performance of the Eneti Group or the combined company.
Consolidated Statement of Operations Data
	For the six months ended June 30,		For the year ended December 31,
	2023	2022	2022	2021	2020
	Unaudited
	(USD’000)
Revenue:
Revenue	52,665	83,720	199,326	127,641	33,120
Revenue-related party pools	—	—	—	16,392	130,612
Total vessel revenue	52,665	83,720	199,326	144,033	163,732
Operating expenses:
Voyage expenses	—	—	—	12,127	6,716
Voyage expense-related party	—	—	—	5,435	3,293
Vessel operating costs	36,526	36,847	79,349	49,413	80,860
Vessel operating costs-related party	874	5	4	3,092	11,946
Charter hire expense	—	—	—	34,001	21,107
Vessel depreciation	12,135	12,460	24,597	10,190	48,369
General and administrative expense	18,699	20,505	40,566	50,819	17,568
General and administrative expenses-related party	590	551	611	33,135	8,103
(Gain on vessels sold) loss/write down on assets held for sale	—	—	—	(24,206)	458,610
Loss/write down on assets held for sale-related party	49,336	—	—	1,474	36,803
Total operating expenses	118,160	70,368	145,127	175,480	693,375
Operating (loss) income	(65,495)	13,352	54,199	(31,447)	(529,643)
Other income (expense):
Interest income	1,684	11	647	87	210
Gain on bargain purchase of Seajacks	—	—	—	57,436	—
Gain on sale of equity investment	—	—	—	5,382	—
Income (loss) from equity investment-related party	—	47,197	55,538	4,353	(105,384)

	For the six months ended June 30,		For the year ended December 31,
	2023	2022	2022	2021	2020
	Unaudited
	(USD’000)
Foreign exchange (loss) gain	1,476	(2,321)	(1,816)	1,120	(348)
Financial expense, net	(764)	(397)	(563)	(14,848)	(36,818)
Financial expense – related party	—	(1,555)	(1,555)	(1,512)	—
Total other income (expense)	2,396	42,935	52,251	52,018	(142,340)
(Loss) income before taxes	(63,099)	56,287	106,450	20,571	(671,983)
Income tax expense	4,303	(589)	748	344	—
Net income (loss) after taxes	(67,402)	56,876	105,702	20,227	(671,983)

Consolidated Condensed Statement of Cash Flows Data
	For the six months ended June 30,		For the year ended December 31,
	2023	2022	2022	2021	2020
	Unaudited
	(USD’000)
Net cash provided by (used in) operating activities	1,588	(4,702)	63,263	8,242	(38,835)
Net cash provided by investing activities	(42,376)	(35,405)	6,815	550,378	195,505
Net cash used in financing activities	(7,022)	(72,824)	(96,828)	(488,645)	(115,198)
Net increase (decrease) in cash, cash equivalents and restricted cash	(47,810)	(112,931)	(26,750)	69,975	41,472
Cash, cash equivalents and restricted cash at end of the period	79,417	41,046	127,227	153,977	84,002
Consolidated Condensed Balance Sheet Data
	As at June 30, 2023	As at December 31,
		2022	2021	2020
	Unaudited
	(USD’000)
Total non-current assets	629,869	640,332	617,243	746,592
Total current assets	128,538	174,172	190,030	121,603
Total assets	758,407	814,504	807,273	868,195
Total shareholders’ equity	651,396	715,314	620,344	272,598
Total non-current liabilities	62,298	54,179	55,766	508,581
Total current liabilities	44,713	45,011	131,163	87,016
Total liabilities	107,011	99,190	186,929	595,597
Total liabilities and shareholders’ equity	758,407	814,504	807,273	868,195

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) gives effect to the Business Combination as further described below in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The Transactions will be accounted for by Cadeler, as the legal and accounting acquirer, using the acquisition method pursuant to IFRS 3 “Business Combinations.” Under the acquisition method, the acquirer records all the identifiable assets acquired and liabilities assumed, including contingent liabilities, at their respective fair values on the completion date, except for limited exceptions where IFRS 3 requires a different measurement basis.
Any excess of the consideration transferred over the net fair value of the assets and liabilities will be recorded at the completion date as goodwill or negative goodwill. The purchase price accounting is dependent upon performance of detailed valuations and other analyses that have yet to progress to a stage where there is sufficient information for a definitive measurement. Cadeler intends to complete the valuations and other assessments upon completion of the Transactions and will report provisional amounts if the accounting is incomplete for certain items. Any provisional amounts recognized will be adjusted retrospectively to reflect new information obtained as soon as the new information is received however not exceeding 12 months.
The consideration to be transferred in the Business Combination and various assets and liabilities of Eneti have been measured based on preliminary estimates and the assumptions underlying the respective provisional measurements are described in the accompanying notes (see “Unaudited Pro Forma Condensed Combined Financial Information”). Differences between these preliminary estimates and the final accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma financial information and the future combined results of operations or combined financial condition of Cadeler.
The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) appearing below and the accompanying notes to the Pro Forma Financial Information. In addition, the Pro Forma Financial Information were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Cadeler and Eneti for the applicable periods included in, or incorporated by reference into, as applicable, this prospectus. The selected unaudited pro forma data has been presented for informational purposes only reflecting a hypothetical situation and is not necessarily indicative of what the combined financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. In addition, the selected unaudited pro forma data does not purport to project the future financial position or operating results of the combined company subsequent to the completion of the Business Combination.
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
As of June 30, 2023
Unaudited
EUR’000
Total assets	1,314,486
Total liabilities	286,413
Total equity	1,028,072

Selected Unaudited Pro Forma Condensed Combined Statement of Operations
	For the six months ended June 30, 2023	For the year ended December 31, 2022
	Unaudited
Total revenue – EUR’000	116,225	296,202
Weighted average number of shares outstanding – basic, thousands	329,454	295,073
Weighted average number of shares outstanding – diluted, thousands	329,454	295,749
Net earnings/(loss) per share – basic and diluted – EUR	(0.10)	0.60

RISK FACTORS
In addition to general investment risks and other information included in this prospectus, including the matters described in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully read the following risk factors in deciding whether to exchange Eneti Common Stock pursuant to the Offer. You should also consider that the risks related to the Cadeler Group’s business and the Eneti Group’s business could each also affect the combined company. A description of risks related to the Eneti Group’s Business can be found in “Part I — Item 3.D. (Risk Factors)” of Eneti’s annual report for the fiscal year ended December 31, 2022 on Form 20-F, filed with the SEC on April 14, 2023, which is incorporated by reference into this prospectus.
Risks Related to the Offer and the Merger
The Exchange Ratio for the Offer is fixed and will not be adjusted in case of any changes in the price of the relevant securities. Because the market price of Cadeler Shares may fluctuate, Eneti Stockholders cannot be sure of the market value of the Offer Consideration they will receive in exchange for their Eneti Common Stock in the Offer.
In connection with the Offer, Eneti Stockholders will receive for each share of Eneti Common Stock 0.85525 Cadeler ADSs, each Cadeler ADS representing four (4) Cadeler Shares providing for an exchange ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock. Accordingly, the market value of the Offer Consideration that you will receive will vary based on the price of Cadeler Shares at the time you receive the Offer Consideration. The market price of Cadeler Shares has declined since the date the Business Combination Agreement was entered into and the market price of the Cadeler Shares and Cadeler ADSs may decline further after the date of this prospectus, after you tender your shares of Eneti Common Stock and/or after the Offer or the Merger are completed.
A decline in the market price of Cadeler Shares and Cadeler ADSs could result from a variety of factors beyond Cadeler’s control, including, among other things, the possibility that Cadeler may not achieve the expected benefits of the Business Combination with Eneti as rapidly or to the extent anticipated, Eneti’s business may not perform as anticipated following the Business Combination, the effect of the Business Combination on the Cadeler Group’s financial results may not meet the expectations of Cadeler’s management, financial analysts or investors, or the integration of Eneti’s business may be unsuccessful, may take longer or be more disruptive and/or more costly than anticipated, as well as numerous factors affecting Cadeler and its businesses that are unrelated to Eneti.
Because the Offer will not be completed until certain conditions have been satisfied or waived in accordance with the Business Combination Agreement, a significant period of time may pass between the commencement of the Offer, the time you tender your shares of Eneti Common Stock and the time that Cadeler accepts your shares for payment. Therefore, at the time you tender your shares of Eneti Common Stock pursuant to the Offer, you will not know the exact market value of the Offer Consideration that will be issued if Cadeler accepts such shares for payment.
See section “Comparative Per Share Market Price and Dividend Information.” You are urged to obtain current market quotations for Eneti Common Stock and for Cadeler Shares.
The Offer is subject to conditions, not all of which are within Cadeler’s control.
The Offer is subject to conditions, including the Minimum Condition, receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (as described in “The Business Combination Agreement — Material Adverse Effect”) having occurred with respect to Eneti since the date of the Business Combination Agreement that is continuing as of immediately prior to the expiration of the Offer, the accuracy of Eneti’s representations and warranties made in the Business Combination Agreement (subject to specified materiality standards), Eneti being in compliance in all material respects with its covenants under the Business Combination Agreement, the listing of the Cadeler ADSs to be issued in the Offer, and the Cadeler Shares underlying such Cadeler ADSs, being authorized for listing on the NYSE, subject to official notice of issuance, the Cadeler Shares to be issued in the Offer being eligible for trading on the OSE, the registration statement on Form F-4, of which this prospectus is a part, becoming effective, and the Business Combination Agreement not having been terminated in accordance with its terms. There are no assurances that all of the conditions to the Offer will be satisfied or that the conditions will be satisfied in the expected time frame. If the conditions to the Offer are not met, then Cadeler may, subject to the terms and conditions of the Business Combination Agreement, allow the Offer to expire, or amend or extend the Offer. See “The Offer — Conditions to the Offer” for a discussion of the conditions to the Offer.
There will be material differences between your current rights as a holder of Eneti Common Stock and the rights you can expect as a holder of Cadeler ADSs.
Upon completion of the Offer, Eneti Stockholders will receive Cadeler ADSs as part of the Offer Consideration and will accordingly become indirect holders of Cadeler Shares. The rights of holders of Cadeler ADSs will be governed by the Deposit Agreement among Cadeler, the Depositary and all holders and beneficial owners from time to time of ADRs issued thereunder, and the rights of holders of Cadeler ADSs may differ from the rights of Cadeler Shareholders. As a result of the contractual terms of the Deposit Agreement under which the Cadeler ADSs will be issued, the rights afforded to the holders of Cadeler ADSs are not identical to, and may be, in some respects, less favourable than, the rights afforded to Eneti Stockholders. For example, holders of Cadeler ADSs who would like to vote their underlying Cadeler Shares at general meetings must ensure that their voting instructions are timely received by the Depositary in advance of such meeting to enable the Depositary to submit the votes ahead of the deadline set out in Cadeler’s notice for the meeting. In addition, holders of Cadeler ADSs may not be entitled or able to receive distributions, such as dividend payments, from Cadeler. See also “— Risks Related to the Cadeler Shares and Cadeler ADSs — Holders of Cadeler ADSs may not be able to exercise voting rights or receive distributions as readily as holders of Cadeler Shares.”
Even if holders of Cadeler ADSs surrender their Cadeler ADSs to the Depositary and withdraw the underlying Cadeler Shares, thereby becoming a direct shareholder of Cadeler, your rights as a Cadeler Shareholder may be different from your rights as Eneti Stockholder. The rights of Cadeler Shareholders are governed by the laws of Denmark and by Cadeler’s articles of association, and there will be material differences between those rights and the current rights of Eneti Stockholders, which are governed by Marshall Island law and Eneti’s articles of incorporation. For example, there are no specific quorum requirements for Cadeler’s general meetings under Danish law or Cadeler’s articles of association, whereas with regard to Eneti it is required that there must be present either in person or by proxy shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at all meetings of Eneti Stockholders in order to constitute a quorum. Further, under Danish law only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company, whereas any Eneti Stockholder may under the BCAMI bring an action in Eneti’s name to procure a judgment in Eneti’s favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Eneti Common Stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates. For a comparison of the rights of Cadeler Shareholders to the rights of Eneti Stockholders, see “Comparison of Rights of Cadeler Shareholders and Eneti Stockholders.”
Eneti Stockholders who participate in the Offer will be forfeiting all rights with respect to their Eneti Common Stock other than the right to receive the Offer Consideration, including the right to participate directly in any earnings or future growth of Eneti.
If the Offer is completed, Eneti Stockholders will cease to have any direct equity interest in Eneti and will not directly participate in its earnings or any future growth, except indirectly through ownership of Cadeler ADSs received in the Offer and to the extent that Cadeler itself has a direct or indirect equity interest in Eneti following completion of the Offer.
Eneti’s directors and officers have interests in the Business Combination that differ from, or are in addition to, the interests of the Eneti Stockholders generally.
Some of Eneti’s directors and executive officers have financial interests in the Business Combination, including the Offer and the Merger, that are different from, or in addition to, your interests as an Eneti Stockholder. These interests include, among other things, agreements that certain officers have entered into with Eneti providing for the acceleration of restricted shares in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Eneti, payments of change of control bonuses and severance payments under Eneti’s change in control severance agreements and certain indemnification obligations. Such interests could have affected their decision to support or approve the Offer.
Eneti Stockholders will have a reduced ownership and voting interest in Cadeler as compared to their ownership and voting interest in Eneti.
After consummation of the Offer and the Merger, Eneti Stockholders will own Cadeler ADSs representing approximately 40% of the outstanding Cadeler Shares, based upon the number of outstanding Eneti Common Stock as of June 16, 2023, disregarding stock options, restricted stock units and other rights to subscribe for new shares that may be issued by Cadeler pursuant to any employee incentive scheme and assuming all Eneti Stockholders tender their Eneti Common Stock in the Offer. Consequently, former Eneti Stockholders will have less influence on the management and policies of the combined company than they currently exercise over Eneti.
Litigation relating to the Offer and/or the Merger could require Cadeler and Eneti to incur significant costs and suffer management distraction, as well as to delay and/or enjoin the Merger.
Cadeler and Eneti could be subject to demands or litigation related to the Offer and/or the Merger, whether or not the Merger is consummated. Such actions may create uncertainty relating to the Offer and/or the Merger, and responding to such demands and defending such actions may be costly and distracting to management of both companies.
Because there will not be a subsequent offering period, Eneti Stockholders who do not tender their shares prior to the Expiration Date, including any extension of the Offer, if applicable, will not have another opportunity to tender their Eneti Common Stock into the Offer and will become a minority shareholder of Eneti and subject to the squeeze-out Merger.
Upon the expiration of the Offer, including any extension thereof, Cadeler will accept for exchange and will exchange all Eneti Common Stock validly tendered and not properly withdrawn pursuant to the terms of the Offer, subject to the terms and conditions of the Business Combination Agreement including the Minimum Condition.
There will not be a subsequent offering period. Therefore, Eneti Stockholders who wish to tender their Eneti Common Stock into the Offer and receive the Offer Consideration must tender their Eneti Common Stock prior to the Expiration Date. Following the completion of the Offer, any remaining, non-tendering Eneti Stockholders will be minority stockholders of Eneti, which is expected to be delisted from the NYSE. For a further discussion, see “— If Cadeler initiates the Merger under Marshall Islands law, remaining Eneti Stockholders will have their Eneti Common Stock cancelled upon completion of the Merger.”
If Cadeler initiates the Merger under Marshall Islands law, remaining Eneti Stockholders will have their Eneti Common Stock cancelled upon completion of the Merger.
If, following completion of the Offer, Cadeler has, directly or indirectly, acquired or controls at least that number of the issued Eneti voting rights sufficient to approve the Merger under Marshall Islands law (being not less than a majority of the outstanding shares of Eneti Common Stock, or 50% plus 1 share), no actions or proceedings are pending with respect to the exercisability of those voting rights and no other legal impediment to the Merger under Marshall Islands law exists, it will, as soon as reasonably practicable, initiate the Merger. If there is a delay in effecting the Merger, the liquidity and value of any remaining Eneti Common Stock may be further reduced. See “— Consummation of the Offer may adversely affect the liquidity and value of non-tendered Eneti Common Stock.” Upon the completion of the Merger, Eneti will cease to exist and Eneti Common Stock will be cancelled. The consideration to be paid to non-tendering Eneti Stockholders in the Merger will be determined pursuant to the laws and regulations of the Republic of the Marshall Islands and will represent at least fair value as contemplated by the BCAMI, however, the consideration may be different in form and/or value from the consideration offered to tendering Eneti Stockholders in the Offer. If the Merger compensation is found not to represent fair value, Cadeler may be required to increase the compensation or set additional compensation. If Cadeler is required to increase or pay additional compensation, it could impact the total consideration paid by Cadeler, require Cadeler to make additional funds available for the Merger and ultimately limit or prevent Cadeler from completing the Merger.
Consummation of the Offer may adversely affect the liquidity and value of non-tendered Eneti Common Stock.
If the Offer is completed, you should expect the number of Eneti Stockholders and the number of publicly traded shares of Eneti Common Stock to be significantly reduced. As a result, the completion of the Offer can be expected to materially adversely affect the liquidity of Eneti Common Stock pending the Closing of the Merger. In these circumstances, the liquidity of, and market for, those remaining publicly held shares of Eneti Common Stock could be adversely affected by the lack of an active trading market and lack of analyst coverage. Although Cadeler currently expects the Merger to occur as soon as reasonably practicable after the Offer is completed, Cadeler cannot assure you that all conditions to the Merger will be satisfied at that time, or at all.
In addition, Eneti Common Stock is currently listed on NYSE. Depending upon the number of Eneti Common Stock purchased in the Offer, the non-tendered Eneti Common Stock may no longer meet the requirements for continued listing and may be delisted from NYSE. Moreover, to the extent permitted under applicable law and stock exchange regulations, and in connection with the completion of the Business Combination, Cadeler intends to cause the delisting of the Eneti Common Stock from NYSE and, when possible, terminate the registration of Eneti Common Stock and Eneti’s reporting obligations under the U.S. Exchange Act. It is possible that the Eneti Common Stock could be traded in over-the-counter markets and that price quotations would be reported by other sources. The extent of the public market for the Eneti Common Stock and the availability of market quotations would depend upon the number of holders and/or the aggregate market value of the Eneti Common Stock remaining at such time, the interest in maintaining a market in the Eneti Common Stock on the part of securities firms and the possible termination of registration of Eneti Common Stock and Eneti’s reporting obligations under the Exchange Act. If such registration is terminated, Eneti would cease filing periodic reports with the SEC, which could further impact the value of the Eneti Common Stock. To the extent the availability of such continued listings or quotations depends on steps taken by Cadeler or by Eneti, Cadeler or by Eneti may or may not take such steps. Therefore, you should not rely on any such listing or quotation being available following completion of the Offer.
Any failure by Cadeler to promptly complete the Merger could adversely affect the market value of the Cadeler Shares and the Cadeler ADSs, and Cadeler may be unable to fully realize the anticipated benefits of the Offer.
The completion and timing of the Merger will depend on (i) when and if a plan of merger is approved by the affirmative vote of the holders of a majority of the shareholders of each of the merging entities, (ii) filing of the articles of merger with the Marshall Islands Registrar of Corporations and (iii) whether any Eneti Stockholders would have any appraisal rights that they could exercise under Marshall Islands law in connection with the Merger. Any temporary or permanent delay in completing the Merger could adversely affect Cadeler’s ability to integrate Eneti’s business, including achieving targeted business benefits and synergies, as well as the market value of the Cadeler Shares and Cadeler ADSs and Cadeler’s access to capital and other sources of funding on acceptable terms.
Cadeler may be unable to delist the Eneti Common Stock from the NYSE or deregister the Eneti Common Stock under the U.S. Exchange Act, which would result in more onerous regulatory compliance obligations for the combined company and materially affect Cadeler’s ability to fully integrate Eneti’s business into the Cadeler Group.
There may be greater difficulties in enforcing civil liabilities against Cadeler and its directors and senior management than against the directors and management of Eneti.
Cadeler is organized under the laws of Denmark and its corporate headquarters are in Copenhagen, Denmark. The majority of Cadeler’s directors and senior management and the experts named in this prospectus are residents of jurisdictions outside the United States. The majority of Cadeler’s assets and the assets of those persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon Cadeler or these persons or to enforce judgments obtained against Cadeler or these persons in U.S. courts outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in courts in jurisdictions outside the United States judgments obtained against Cadeler or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, following the Business Combination it may also be more difficult to enforce judgments obtained against Eneti prior to the Business Combination.
Cadeler and Eneti will incur substantial direct and indirect costs in connection with the Business Combination.
Cadeler and Eneti will incur substantial expenses in connection with and as a result of completing the Business Combination, and following completion of the Business Combination, Cadeler expects to incur additional expenses in connection with combining the businesses and operations of Cadeler and Eneti. Factors beyond Cadeler’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of Cadeler’s management’s focus and resources from the day-to-day operation of the business to matters relating to the Business Combination could adversely affect each of Cadeler’s and Eneti’s business, regardless of whether the Offer and the Merger are completed.
There may be less publicly available information concerning Cadeler than there is for issuers that are not foreign private issuers and emerging growth companies because, as a foreign private issuer and an emerging growth company, Cadeler is exempt from a number of rules under the U.S. Exchange Act and NYSE requirements applicable to U.S. domestic companies, and certain of these exemptions will be available to Cadeler as a foreign private issuer even if it no longer qualifies as an emerging growth company.
As a foreign private issuer under the U.S. Exchange Act, Cadeler is exempt from certain rules under the U.S. Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the U.S. Exchange Act but which are not foreign private issuers. The members of the Cadeler Board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Accordingly, there may be less publicly available information concerning Cadeler than there is for companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such other companies. In addition, certain information may be provided by Cadeler in accordance with Danish, EU or Norwegian law, which may differ in substance or timing from such disclosure requirements under the U.S. Exchange Act. Subject to certain exceptions, the rules of the NYSE permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of the NYSE, including, for example, certain board, committee and director independence requirements. Accordingly, you may not have the same protections afforded to shareholders of companies that are required to comply with all of the NYSE corporate governance requirements.
In addition, Cadeler is an emerging growth company as defined in Section 2(a)(19) of the U.S. Securities Act and can take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies until the earliest of (a) the last day of its fiscal year following the fifth anniversary of the date of the first sale of Cadeler Shares under an effective registration statement as an emerging growth company, (b) the last date of Cadeler’s fiscal year in which it has total annual gross revenue of at least $1.235 billion, (c) the date on which Cadeler is deemed to be a “large accelerated filer” as defined in the U.S. Exchange Act with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Cadeler has issued more than $1.0 billion in non-convertible debt securities during the previous three years.
These exemptions include:
•
not being required to comply with the auditor attestation requirements of Section 404 of the U.S. Sarbanes Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•
not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Even if Cadeler no longer qualifies as an emerging growth company, as long as Cadeler continues to qualify as a foreign private issuer under the U.S. Exchange Act, subject to SEC rule changes, Cadeler will be exempt from certain provisions of the U.S. Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the U.S. Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the U.S. Exchange Act;

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the sections of the U.S. Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the U.S. Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information or current reports on Form 8-K upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Cadeler no longer qualifies as an emerging growth company, but remains a foreign private issuer, Cadeler will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.
The exchange of Eneti Common Stock for Cadeler ADSs pursuant to the Offer may be a taxable transaction for U.S. Holders of Eneti Common Stock.
Whether the exchange of Eneti Common Stock for Cadeler ADSs pursuant to the Offer will be treated as a tax-free reorganization or a taxable transaction to U.S. Holders (as defined in “Material Tax Consequences — Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes will not be known until the Merger is consummated. The treatment will depend on whether the exchange of Eneti Common Stock pursuant to the Offer and the Merger, taken together, qualifies as a tax-free “reorganization” described in Section 368(a) of the Code (a “Reorganization”). The treatment of the Offer and the Merger, taken together, as a Reorganization will depend, among other things, on the satisfaction of a “continuity of interest” (“COI”) requirement under the rules applicable to tax-free reorganizations. Under applicable case law and U.S. Treasury regulations, the COI requirement will be satisfied only if the fair market value of the Cadeler ADSs received by the holders of Eneti Common Stock in the Offer and the Merger equals or exceeds a specified percentage (generally, around 40%) of the total value of the Cadeler ADSs and other consideration (including cash) received in the Offer and the Merger (including any amounts received by holders of Eneti Common Stock who exercise appraisal rights). Because this percentage will not be known until the Merger is consummated or thereafter, no determination whether the Offer and the Merger, taken together, will qualify as a Reorganization can be made at this time, and Cadeler’s U.S. tax counsel is therefore unable to render any opinion as to whether the Offer and the Merger, taken together, will qualify as a Reorganization. If the COI requirement is not met, the Offer and the Merger, taken together, would not qualify as a Reorganization and therefore, the exchange of Eneti Common Stock for Cadeler ADSs would be a taxable transaction. If the COI requirement is met, the parties to the Business Combination Agreement intend to treat the Offer and the Merger, taken together, as a Reorganization. Even if the COI requirement is met, there can be no assurance that the U.S. Internal Revenue Service or any court will agree that the Offer and the Merger, taken together, qualify as a Reorganization. Neither the completion of the Offer nor the Merger is conditioned on the receipt of an opinion of counsel that the Offer and the Merger, taken together, will qualify as a Reorganization, and neither Eneti nor Cadeler has requested or will request a ruling from the Internal Revenue Service regarding any aspect of the Business Combination.
If the Offer and the Merger do not so qualify, a U.S. Holder exchanging Eneti Common Stock for Cadeler ADSs pursuant to the Offer will recognize gain or loss, if any, equal to the difference between

(i) the sum of the fair market value of the Cadeler ADSs and any cash received in lieu of fractional Cadeler ADSs and (ii) the U.S. Holder’s adjusted tax basis in the Eneti Common Stock exchanged therefor. Moreover, if Eneti is or was a passive foreign investment company (a “PFIC”) for any taxable year during which a U.S. Holder owned Eneti Common Stock, an exchange by the U.S. Holder of Eneti Common Stock for Cadeler ADSs pursuant to the Offer could be taxable under the rules applicable to PFICs, even if the Offer and Merger, taken together, qualify as a Reorganization. For a further discussion, see “Material Tax Consequences — Material U.S. Federal Income Tax Considerations — Consequences of the Offer to U.S. Holders” in this prospectus.
U.S. Holders of Eneti Common Stock should consult their tax advisers regarding the U.S. federal income tax consequences of the Business Combination, including in the event the Offer and the Merger, taken together, do not qualify for tax-free treatment.
After the consummation of the Business Combination, some or all of the Cadeler Group’s non-U.S. subsidiaries are expected to be treated as “controlled foreign corporations” for U.S. federal income tax purposes, and, as a result, there could be adverse U.S. federal income tax consequences to U.S. investors that own 10% or more, directly, indirectly or constructively, of the Cadeler Shares.
Certain “United States Shareholders” (as defined below) of a non-U.S. corporation that is a “controlled foreign corporation” (a “CFC”) for U.S. federal income tax purposes generally are required to include in income for U.S. federal income tax purposes their pro rata share of the CFC’s “Subpart F income,” investments of earnings in U.S. property, and “global intangible low-taxed income” (“GILTI”), even if the CFC has made no distributions to its shareholders. A non-U.S. corporation generally will be a CFC for U.S. federal income tax purposes if United States Shareholders own, directly, indirectly or constructively (through attribution), more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “United States Shareholder” is a United States person (as defined by the Code) that owns directly or indirectly, or is considered to own constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of such corporation or 10% or more of the total value of the stock of such corporation. Cadeler is not expected to be a CFC. However, under certain attribution rules, some or all of the Cadeler Group’s non-U.S. subsidiaries are expected to be treated as CFCs by virtue of being constructively owned by Eneti’s U.S. subsidiary, Seajacks US Inc., after the Business Combination. As a result, any U.S. Holder that is a United States Shareholder with respect to the Cadeler Group’s non-U.S. subsidiaries and that directly or indirectly owns Cadeler stock (including ADSs) generally will be required to include in income, for U.S. federal income tax purposes, its pro rata share of such subsidiaries’ Subpart F Income, investments of earnings in U.S. property and GILTI. None of Cadeler or any of the Cadeler Group’s subsidiaries intends to take these U.S. tax rules into consideration in structuring its operations, nor does it intend to provide information to United States Shareholders that may be required in order for those shareholders to properly report their U.S. taxable income with respect to Cadeler’s operations. U.S. investors that are or may become United States Shareholders with respect to Cadeler’s non-U.S. subsidiaries should consult their tax advisors with respect to the potential adverse U.S. federal income tax consequences under these rules of being a United States Shareholder with respect to such subsidiaries.
There may be Danish income tax consequences related to the Merger and of owning Cadeler Shares or Cadeler ADSs.
From a Danish tax point of view, the Offer is qualified as a share-for-share exchange whereby the Eneti Stockholders are transferring their Eneti Common Stock to Cadeler in exchange for Cadeler Shares (in the form of Cadeler ADSs). The exchange is a taxable disposal of Eneti Common Stock but an Eneti Stockholder will only be subject to Danish taxation on the gain, if any, realized by the exchange if the Eneti Stockholder is either a Danish tax resident individual or company, or has a Danish permanent establishment to which the Eneti Common Stock are allocated for tax purposes. Under certain conditions, a Danish tax resident individual or company may receive permission from the Danish tax authorities to carry out the share-for-share exchange as a tax-exempt share for share exchange. For such Danish holder of Eneti Common Stock who may be subject to Danish taxation, see the section in this prospectus entitled “Material Tax Consequences — Material Danish Tax Considerations” regarding Danish taxation.

In respect of the holding of Cadeler Shares, including the holding of Cadeler ADSs, dividends received on the Cadeler Shares and Cadeler ADSs may be subject to Danish dividend taxation if the Cadeler Shareholder is a Danish tax resident or has a Danish permanent establishment to which the Cadeler Shares are allocated for tax purposes. For other Cadeler Shareholders, the dividend may be subject to Danish withholding tax. Danish withholding taxation varies from 15% to 44% (or another percentage according to a relevant double tax agreement) depending on the shareholder status. See the section entitled “Material Tax Consequences — Material Danish Tax Considerations” for a more detailed description.
Based on a binding tax ruling published with reference number SKM.2021.333 concerning ADS issued by a Danish company other than Cadeler and based on the Deposit Agreement, the Cadeler ADSs are expected to be treated as shares for Danish tax purposes. However, the Danish tax authorities could disagree and be of the opinion that the ADSs should not be viewed as shares but instead should be qualified as financial contracts for Danish tax purposes, which may have adverse tax consequences for both Cadeler and any Holder of Cadeler ADSs.
The tax consequences of the Business Combination are complex and will depend on each shareholder’s particular situation. For a more detailed discussion of the material Danish income tax consequences of the transaction, see the section entitled “Material Tax Consequences — Material Danish Tax Considerations” in this prospectus. Shareholders should consult their own tax advisors for a full understanding of the tax consequences of the Business Combination.
Risks Related to the Combined Company
Cadeler may fail to realize all of the anticipated benefits of the Business Combination, or these benefits may take longer to realize than expected.
Cadeler believes that there are significant benefits as well as cost and revenue synergies that may be realized through leveraging the flexibility and size of the combined fleet, scale, respective capabilities and deep industry relationships of each of Cadeler and Eneti. The Cadeler Board estimates that the Business Combination will create synergies of at least EUR 106 million per year, comprising EUR 55 million in cost and operational synergies and EUR 51 million in commercial synergies. The foregoing cost and operational synergies estimate of EUR 55 million includes approximately EUR 37 million in estimated operational synergies, based on assumptions made by the management of Cadeler that the combined company will be able to cross-utilize mission equipment, sea fastenings and toolings, and will benefit from increased efficiency in procurement and associated operational expenditures, and approximately EUR 18 million in estimated corporate and financing synergies, based on assumptions made by the management of Cadeler that the combined company will benefit from reduced management headcount, reduced corporate costs and an optimized hiring plan as a result of the consolidation of the combined company’s headquarters operations, and improved financing terms in light of the combined company’s greater scale and negotiating leverage. The foregoing commercial synergies estimate of EUR 51 million is based on assumptions made by the management of Cadeler that the combined company will benefit from optimized fleet utilization, reduced mobilization and demobilization times, and accelerated overall project timeframes. The foregoing figures are estimates only, and there can be no assurance that the estimated synergies will be achieved or that actual results will not be significantly higher or lower than estimated. The material assumptions upon which the estimated synergies have been based may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Cadeler’s control.
Cadeler believes that the Business Combination will result in a number of operational benefits, such as increased redundancy and improved ability to meet customer demand for larger scopes and project sizes. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. If Cadeler and Eneti are not able to successfully complete the Business Combination in an efficient and effective manner, the full benefits of the Business Combination may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Business Combination could adversely affect the combined company’s results of operations or cash flows, decrease or delay any accretive effect of the Business Combination and negatively impact the price of Cadeler Shares and Cadeler ADSs.

The Cadeler Board currently estimates that it will incur approximately EUR 40 – 45 million in costs over the first two years following completion of the Business Combination in order to achieve the expected cost synergies. The Cadeler Board believes that it will realize the full benefit of the cost synergies by the second year after completion of the Business Combination. However, the costs of achieving the expected synergies may be higher than Cadeler anticipates, or there may be significant additional unanticipated costs in connection with the Business Combination that Cadeler may not be able to recover. These additional costs could reduce the synergy benefits that Cadeler expects to derive from the Business Combination.
In addition, Cadeler and Eneti will be required to devote significant attention and resources prior to Closing to prepare for the post-Closing integration and operation of the combined company, and Cadeler will be required post-Closing to devote significant attention and resources to successfully align the business practices and operations of Cadeler and Eneti. This process may disrupt the companies’ businesses and, if ineffective, would limit the anticipated benefits of the Business Combination and/or negatively impact the price of the Cadeler Shares and/or Cadeler ADSs. See also “— Integration involves numerous challenges that may be more time-consuming and costly than expected.”
The Cadeler Group’s and the Eneti Group’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.
The pro forma financial information contained in this prospectus is presented for illustrative purposes only and may differ materially from what the Cadeler Group’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the historical financial statements of the Cadeler Group and the Eneti Group, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Business Combination. In addition, adjustments have been made to conform the Eneti Group’s accounting policy to the accounting policy applied by the Cadeler Group. The assets and liabilities of Eneti have been measured at fair value based on various preliminary estimates using assumptions that Cadeler management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. See “Unaudited Pro Forma Condensed Combined Financial Information.” Cadeler and Eneti have no obligation to update preliminary estimates in the pro forma financial information to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law.
In addition, the assumptions that were used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Cadeler Group’s financial condition or results of operations following the completion of the Business Combination.
The management projections presented in this prospectus are inherently subject to uncertainties and may not be an indication of the actual results of the Business Combination or the combined company’s future results.
This prospectus includes management projections for each of Cadeler and Eneti (the “Projections”), prepared by the parties’ respective management teams and exchanged between the parties prior to the entry by the parties into the Business Combination Agreement. While such projections are presented with numerical specificity, they were based on a variety of assumptions and estimates made at the time that they were prepared. The Projections also reflect assumptions made as of the date of their preparation as to certain business decisions that are subject to change and that do not reflect any of the effects of the Transactions, or any other changes that may in the future affect Cadeler, Eneti, or their respective assets, business, operations, properties, policies, corporate structure, capitalization and management, as a result of the Business Combination or otherwise. Further, given that the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. The Projections should not be viewed or construed as public guidance, and Cadeler Shareholders and Eneti Stockholders are cautioned not to place undue reliance on the Projections included in this prospectus.

Important factors that may affect actual results and may result in the Projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, the inability to complete the Offer or the Merger, or the failure to satisfy other conditions to completion of the Offer or the Merger, including that a governmental authority may prohibit, delay or refuse to grant approval for the completion of the Merger, and risks and uncertainties pertaining to Cadeler’s or Eneti’s business, respectively, including the risks and uncertainties discussed in the section “Risk Factors.” In addition, the ability of either party to achieve their Projections will depend, in part, on whether or not such party is able to achieve its strategic goals, objectives and targets over the applicable period. The assumptions upon which the Projections were based necessarily involved judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Cadeler and Eneti operate, and the risks and uncertainties described in the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and in “Cautionary Statement Regarding Forward-Looking Statements” in the Schedule 14D9, which will be filed with the SEC and mailed to you and all other Eneti Stockholders together with this prospectus, all of which are difficult or impossible to predict accurately and many of which are beyond Cadeler’s and Eneti’s control.
The Projections are included in this prospectus solely because they were among the financial information made available to the Eneti Board in connection with its evaluation of the proposed transaction prior to entering into the Business Combination Agreement and, at the direction of Eneti’s management, were also relied upon, without assuming any responsibility for independent verification, by Perella Weinberg. Such management projections are not included in this prospectus to influence any Eneti Stockholder to tender their shares of Eneti Common Stock or for any other purpose. Neither Cadeler nor Eneti has updated or otherwise revised the Projections included in this prospectus, nor does either party intend to update or otherwise revise such Projections to reflect circumstances existing after the date of their preparation, whether based on actual results, revised prospects for Cadeler’s or Eneti’s business, respectively, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such Projections were prepared, except as may be required by law. The Projections included in this prospectus have not been prepared with a view towards public disclosure or towards complying with generally accepted accounting principles and there can be no assurance that the Projections will be realized. For more information see “The Offer — Management Projections Prepared by Cadeler’s Management” and “The Offer — Management Projections Prepared by Eneti’s Management.”
As a result of the Business Combination, the combined company will face financial risk due to its level of indebtedness.
Each of the Cadeler Group and the Eneti Group has outstanding debt and other financial obligations, each of which subjects the Cadeler Group and the Eneti Group, respectively, to certain risks, including among others increasing the vulnerability to general adverse economic and industry conditions, requiring the Cadeler Group and the Eneti Group, respectively, to dedicate a portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes, and potentially limiting the ability to borrow additional funds or to borrow funds at rates or on other terms it finds acceptable. In addition, the combined company will be liable for any liabilities in connection with the Eneti Group’s existing contracts, and such liability may be uncapped.
The agreements governing each of the Cadeler Group’s and the Eneti Group’s existing debt contain (and it is expected that any agreements governing any additional debt that the combined company may incur or assume would contain) various operating and financial covenants with respect to the business of the Cadeler Group’s and the Eneti Group, respectively. Any failure to comply with such restrictions may result in an event of default under such agreements. Such default may allow the applicable creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt.
In addition, Cadeler intends to refinance the long-term debt obligations of the combined company’s fleet on the water and has received a credit approved financing commitment for the New Debt Facility and entered into a termsheet with respect thereto; and therefore, Cadeler does not believe that any of the terms of the combined company’s debt will restrict the combined company’s planned operations as of the date of this prospectus. However, such commitment is subject to completion of the Transactions and definitive documentation being negotiated. If such refinancing and/or other future debt financing is not available when required or is not available on acceptable terms, the combined company may be unable to grow its business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on its operating results and financial condition or ultimately affect the ability to take delivery of the vessels currently under construction ordered by Cadeler and Eneti, respectively. For example, the combined company may be required to incur additional costs on its existing debt or incur new debt at higher rates. The combined company will be required to comply with any restrictive terms of its debt, including covenants which may limit the combined company’s ability to incur additional indebtedness, pay dividends or make other distributions. However, it could in the future affect its ability to plan for, or react to, changes in its business and the markets in which it will operate.
Certain of Eneti’s agreements contain change of control provisions which, if not waived, would give rise to an obligation to repay some of Eneti’s existing indebtedness and/or have a material adverse effect on the combined company.
Eneti is a party to various agreements with third parties that contain change of control provisions that will be triggered upon the completion of the Offer, in particular Eneti’s Credit Facility (as defined below) and certain commercial agreements relating to the employment of the vessels. Agreements with change of control provisions typically provide for or permit the termination of the agreement upon the occurrence of a change of control of one of the parties, which can be waived by the relevant counterparties. Cadeler plans to repay and refinance Eneti’s Credit Facility and as a result would not need to obtain a waiver with respect to the Credit Facility. However, if Cadeler and Eneti determine that one or more of such waivers are necessary with respect to the Credit Facility or any other agreements, Eneti will make reasonable efforts to seek and obtain these waivers. Although Cadeler and Eneti believe the likelihood of a material consent being withheld is low, there can be no assurance that such consents will be obtained at all or on favorable terms. The inability to obtain waivers from any relevant counterparties could result in an obligation to repay some of Eneti’s existing indebtedness and have a material adverse effect on the business, financial condition and/or results of operations of the Cadeler Group and the Eneti Group.
Integration involves numerous challenges that may be more time-consuming and costly than expected.
The combined company’s success may, in part, depend upon Cadeler’s ability to integrate Eneti without disruption to the existing businesses of both companies. Following completion of the Business Combination, the integration process is expected to be complex and will require the coordinated efforts of Cadeler’s and Eneti’s management teams and employees. This process is expected to commence immediately following completion of the Offer, based on detailed plans created by Cadeler to seek to ensure a smooth and efficient integration of Eneti’s and Cadeler’s operations. Integration may take longer than expected, may prove more difficult than currently anticipated or unanticipated difficulties may arise, thereby posing a risk to the combined company’s profitability.
A significant amount of the combined company’s management’s time will be required to achieve the integration of Cadeler’s and Eneti’s businesses, and this may affect or impair the ability of the management team to run the business of the combined company effectively. Both Cadeler and Eneti have relatively small management teams and organizations, which could further exacerbate this risk. In addition, it is possible that certain key personnel may leave during the integration period and the management team will be required to spend additional time and money hiring suitable replacements. The foregoing could have a material adverse effect on the combined company’s business, financial condition and results of operations.
The combined company’s costs of operating as a public company will be significant, and management will be required to devote substantial time to complying with public company regulations. There can be no assurance that the combined company’s internal control over financial reporting will be sufficient.
Cadeler is not currently subject to the reporting requirements of the U.S. Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act. However, following the completion of the Business Combination, the combined company will be a foreign private issuer and subject to such SEC reporting requirements and regulations. As such, and particularly after the combined company no longer qualifies as an emerging growth company, Cadeler expects the combined company to incur significant legal, accounting, and other expenses that Cadeler did not incur previously, including costs associated with its SEC reporting requirements under the U.S. Exchange Act and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires, among other things, that the combined company maintains and periodically evaluates its internal control over financial reporting and disclosure controls and procedures. In particular, the combined company will need to perform system and process evaluation and testing of internal control over financial reporting to allow management and its independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting, as required by the rules and regulations of the SEC regarding Section 404 of the Sarbanes-Oxley Act. Failure to remediate material weaknesses in the combined company’s internal control over financial reporting may result in the combined company being unable to prevent or detect misstatements on a timely basis and its financial statements may be materially misstated. The combined company will need to evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. However, these and other measures the combined company will take may not be sufficient to allow it to satisfy its obligations as a public company on a timely and reliable basis. See also “— Risks Related to the Cadeler Group’s Business — The Cadeler Group has identified material weaknesses in internal control over financial reporting. If the Cadeler Group fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results in a timely manner or prevent fraud, which may adversely affect its business and the market price of the Cadeler ADSs and Cadeler Shares.”
In addition, the combined company will spend additional resources and incur additional costs associated with operating as a public company in both Norway and the United States, and maintaining listings on both the OSE and the NYSE.
The combined company’s senior management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Cadeler expects that these rules and regulations may make it more expensive for the combined company to obtain director and officer liability insurance, which in turn could make it more difficult for the combined company to attract and retain qualified senior management personnel or directors. In addition, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Risks Related to the Cadeler Group’s Business
The Cadeler Group only has a limited number of vessels and could be adversely impacted if any vessel is taken out of operation, or if there is a delay in delivery of any new build vessel.
The Cadeler Group generates revenue by utilizing its fleet for the transportation and installation of offshore wind turbine generators and foundations and the provision of operations and maintenance, accommodation, meteorological mast installation and removal and decommissioning services in the offshore wind industry. The Cadeler Group’s fleet currently consists of two windfarm installation Operating O-Class Vessels, Wind Orca and Wind Osprey, and the Cadeler Group has ordered four new builds, i.e., two X-Class New Builds and two F-Class New Builds. If the Operating O-Class Vessels or, once delivered, the New Builds are temporarily or permanently taken out of operation, including due to one of the risks described in this prospectus materializing, this could result in a loss of revenue that would otherwise be generated by such vessel. In addition to a potential loss of revenue, the Cadeler Group could also be liable to its customers for liquidated damages under any charters the Cadeler Group has entered into with respect to these vessels. The loss of revenue and liability to its charterers could have a material adverse impact on the Cadeler Group’s business, prospects and financial results and condition, including its ability to be compliant with the financial covenants pursuant to its financing arrangements.

The Cadeler Group’s vessels may be subject to operational incidents and/or the need for upgrades, refurbishments and/or repairs following which such vessels may be out of operation for a shorter or longer period of time. For example, Wind Osprey had a crane accident in 2018 following which the vessel was out of operation for more than a year. This was due in part to the incident and in part to the Cadeler Group’s decision to design and procure an upgraded crane boom. The incident resulted in a claim from the charterers of EUR 6.25 million, while the Cadeler Group also lost estimated revenue of approximately EUR 15 million as a result of the vessel being out of operation for more than a year. The majority of the physical damage was covered by insurance. However, the vessel was required to be off-hire during the repair and upgrade process. With a fleet of only two vessels in operations at that time, an incident of this nature reduced the Cadeler Group’s earning potential by approximately 50%. The Wind Osprey crane incident in 2018 is the only incident of its scale and impact experienced by the Cadeler Group in recent years. However, as described in the risk factor entitled “— The Cadeler Group is exposed to hazards that are inherent to offshore operations, and damages may not be covered by insurance,” the Cadeler Group experiences smaller breakdowns on an ongoing basis as part of its ordinary course of business. Any future incidents or upgrades could result in similar unavailability of the Cadeler Group’s fleet and may result in the Cadeler Group losing market share, being exposed to penalties or missing future contract opportunities as a result of shorter or longer periods of limited or no availability of the Cadeler Groups fleet.
In addition, there is a risk that the delivery of the X-Class New Builds and/or the F-Class New Builds ordered by the Cadeler Group could be delayed. The Cadeler Group expects to take delivery of the two X-Class New Builds in the third quarter of 2024 and the second quarter of 2025, respectively, while the two F-Class New Builds are currently expected to be delivered in the fourth quarter of 2025 and the second half of 2026, respectively. The Cadeler Group has contracted with COSCO, a Chinese shipyard, for the delivery of the New Builds. Any problems that may affect China, whether geographically or geopolitically, the general availability of components or material needed, or the shipyard could lead to delayed delivery of any or all New Builds. For example, the COVID-19 pandemic has impacted both China and the global supply chain significantly, and it is currently uncertain if consequences related to the COVID-19 pandemic, including potential future outbreaks and lock downs, or the development of the political climate within China or between China and the Unites States, for example with respect to Taiwan, as well as the global supply chain in general will impact the delivery of the New Builds. Delayed delivery of any or all of the New Builds could delay the Cadeler Group’s generation of revenue from the utilization of such vessels and may trigger payments of liquidated damages under any charters the Cadeler Group has entered into with respect to these vessels, which may materially affect the Cadeler Group’s business, prospects and financial results and condition. See also “— The ordering, construction and delivery of new build vessels and upgrades of existing vessels is subject to various risks and uncertainties, including forward-looking assessments which could turn out to be incorrect, and requires substantial financing which may not be available at favourable terms or at all.”
From time to time, the Cadeler Group’s vessels undergo upgrades of various types to remain competitive in the market, to ensure compliance with legal requirements and to implement sustainability-related improvements. Expenditures may be incurred when repairs or upgrades are required by law, in response to an inspection by a governmental authority, when damaged, or because of market or technological developments. Such upgrades, including the currently planned upgrading of the cranes on the two Operating O-Class Vessels planned for the period from October 2023 to March 2024 (as further described in the section “Information about Cadeler — The Fleet — The Operating O-Class”), as well as other refurbishment and repair projects are subject to various risks. Such risks include delays and cost overruns, which could have an adverse impact on the Cadeler Group’s available cash resources, results of operations and its ability to comply with financial covenants pursuant to its financing arrangements. To ensure timely completion of refurbishment and repair projects, the Cadeler Group may be required to allocate extra resources to the relevant project, increasing the cost of the refurbishment or repair. For example, the Cadeler Group from time to time taken the decision to accelerate work on its vessels by adding additional resources in order to ensure the vessel was ready for its next project on time. Moreover, periods without operations for one or more of the Cadeler Group’s vessels may have a material adverse effect on the Cadeler Group’s ability to generate revenue and thereby on its business, prospects and financial results and condition.

The Cadeler Group is exposed to hazards that are inherent to offshore operations, and damages may not be covered by insurance.
The Cadeler Group is operating in the offshore industry and is thus subject to inherent hazards, such as breakdowns, technical problems, harsh weather conditions, environmental pollution, force majeure situations (nationwide strikes etc.), collisions and groundings. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Windfarm installation vessels, including the Cadeler Group’s vessels, are also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. For example, the Cadeler Group experienced a crane accident in 2018 following which the vessel involved was out of operation for more than a year causing both a claim from the charterers and lost revenue for the period. Additionally, the Cadeler Group experiences various types of technical breakdowns on an ongoing basis as part of the operation of its vessels, however, such breakdowns are typically of a smaller nature with limited downtime and impact compared to the 2018 crane incident.
The Cadeler Group is covered by industry standard hull and machinery and P&I insurance. Standard P&I insurance for vessel owners provides limited cover for damage to project property during windfarm installation operations, as such damage is expected to be covered by the construction all risks insurance procured by the Cadeler Group’s customers. However, in recent years, the Cadeler Group has seen more contracts imposing liability for property damage to contractors such as the Cadeler Group. Such risks are difficult to adequately insure under standard P&I insurance for vessel owners. The Cadeler Group has also considered obtaining insurance for loss-of-hire, but has evaluated and considered such insurance not to be commercially viable. As a result, certain damages and losses resulting from the aforementioned hazards may not be covered by insurance.
The Cadeler Group is dependent on the employment and utilization of its vessels, and the backlog of contracts may not materialize.
The Cadeler Group’s revenue and income are dependent on project contracts and vessel charters for the employment of its vessels. Typically, these contracts are concluded several years in advance with the terms and conditions not expected to be subject to subsequent change. Additionally, the Cadeler Group has recently experienced a trend towards reservation agreements and contracts being entered into at an earlier stage, which increases the difficulty of capturing the effect of any subsequent changes in circumstances, e.g. due to geopolitical developments and other unforeseen events. In the ordinary course of business, the Cadeler Group permanently seeks to enter into such new contracts for the employment of its vessels. The Cadeler Group has a contract backlog of existing customer contracts that imply revenues in the future, which are referred to as “firm” contracts and/or “options” for such contracts, as applicable. Such contracts and options, and revenues derived therefrom, are subject to various terms and conditions, including certain cancellation events. In addition, the exercise of options is exclusively at the discretion of the relevant customer. Such contracts and options could be subject to termination, amendments and/or delays resulting in revenues being more limited, occurring at a later time or not at all. The Cadeler Group’s current customer contracts include express cancellation rights on the part of the customers. Cancellation or termination is generally linked to a penalty or termination fee. Under the customer contracts, the Cadeler Group may also become liable to the customers for liquidated damages if there are delays in delivering a vessel for employment in connection with a project or for delays that arise during the operation of the vessels under the contracts (see also “— The Cadeler Group only has a limited number of vessels and could be adversely impacted if any vessel is taken out of operation, or if there is a delay in delivery of any new build vessel”). As of June 30, 2023, the Cadeler Group’s backlog of firm contracts and options amounted to approximately EUR 1,222 million (compared to EUR 780 million as of December 31, 2022), comprising EUR 1,085 million from firm fixed term contracts and EUR 137 million if customers exercise contractual options (compared to a split of EUR 653 million from fixed term contracts and EUR 127 million from options as of December 31, 2022). EUR 28 million of the backlog pertains to contracts for the remainder of 2023.
It may also be difficult for the Cadeler Group to obtain future employment for its vessels and, as a result, utilization may decrease. Windfarm installation projects are tendered and awarded at irregular intervals and installation projects in certain locations are seasonal, particularly as a result of weather-related seasonality. Consequently, the Cadeler Group’s vessels may need to be deployed on lower-yielding work or remain idle, resulting in periods without any compensation to the Cadeler Group. There can also be off-hire periods as a consequence of accidents, technical breakdown and non-performance, as experienced with the crane accident in 2018 (see “— The Cadeler Group is exposed to hazards that are inherent to offshore operations, and damages may not be covered by insurance”) or due to maintenance or upgrades, such as the two Operating O-Class Vessels being expected to be off-hire for 5 to 6 months in the near future as a result of the planned crane upgrades scheduled for the period from October 2023 to March 2024.
The cancellation, amendments to or postponement of one or more contracts can have a material adverse impact on the Cadeler Group’s revenue and may thus affect the pricing of the Cadeler Shares. For example, the Cadeler Group narrowed its guidance for the financial year ended December 31, 2022 due to upstream delay as a result of a subcontractor on a project being unable to operate as planned. While the Cadeler Group has generally not had a history of cancellations, amendments or postponement of its contracts, there can be no assurance that such cancellations, amendments or postponements will not occur in the future. As the Cadeler Group currently has only two Operating O-Class Vessels in its fleet, the Cadeler Group’s financial condition, business and prospects could be materially impacted if one or both of these vessels became disabled or otherwise unable to operate for an extended period.
The Cadeler Group faces other contractual and non-contractual legal risks related to its operations which may expose the Cadeler Group to financial loss
The Cadeler Group may fail to fulfill its contractual obligations under the customer contracts or other commercial contracts. For example, the Cadeler Group experienced a crane accident in 2018 following which the vessel involved was out of operation for more than a year causing both a claim from the charterers and lost revenue for the period. In addition, the Cadeler Group may be in breach of warranties made to customers if the vessels lack the required specifications or are otherwise unsuitable or unable to perform as required under the relevant contracts. In such cases, the customer contracts could be terminated and/or the Cadeler Group held liable for charterer’s losses.
Contract terms may also not be sufficient to protect the Cadeler Group from liability with respect to installation works. The Cadeler Group could be liable to third parties who are involved or have an interest in the the various projects involving the Cadeler Group’s vessels. The Cadeler Group may also face claims for damages from customers based on, for example, poor workmanship. Some of these liabilities and/or losses may not be covered by the Cadeler Group’s insurances or otherwise indemnified.
The ordering, construction and delivery of new build vessels and upgrades of existing vessels is subject to various risks and uncertainties, including forward-looking assessments which could turn out to be incorrect, and requires substantial financing which may not be available at favourable terms or at all.
The Cadeler Group may from time to time order additional new vessels, such as the ordering of the four New Builds and the entering into a letter of intent regarding the construction of one additional X-Class New Build vessel or F-Class New Build vessel (see “Information about Cadeler — The Fleet — The X-Class New Builds (currently under construction)” and “— The F-Class New Builds (currently under construction)”) or upgrades of existing vessels, such as most recently the ordering of crane upgrades for both Operating O-Class Vessels (see “Information about Cadeler — The Fleet — The Operating O-Class”).
The ordering, construction, supervision and delivery of such new build vessels or upgrades to existing vessels are subject to a number of risks, including the risk of cost overruns and delays. Further, when such vessels or upgraded vessels are delivered, they are subject to market risk at the time of delivery including fulfilling conditions in any pre-committed customer contracts for such vessels or upgraded vessels, and the risk of failure to secure future employment of the new or upgraded vessels at satisfactory rates, which could have a material adverse effect on the financial performance of the Cadeler Group. If the Cadeler Group is not able to procure the New Builds, similar new build vessels or vessel upgrades in the future, this could have an adverse impact on the Cadeler Group’s financial condition, business and prospects.
The offshore wind installation market is a fast moving market with relatively long lead-time on delivery of new build vessels with the specifications needed to bid on, and win, wind farm installation contracts. The

Cadeler Group must correctly predict future supply of and demand for wind farm installation vessels and continuously assess the attractiveness for securing a contract for the construction of additional vessels. When making such assessments, the Cadeler Group considers a number of uncertainties and factors, including expected supply and demand (see also “— The Cadeler Group could be materially adversely affected if demand for the Cadeler Group’s services is lower than anticipated or decreases, including as a result of oversupply, changing trends in the energy market or a deterioration of the Cadeler Group’s market reputation and client relationships”), construction time, prices of construction including expected development in construction prices, technological development in the offshore wind installation market and financing possibilities. If the Cadeler Group fails to correctly and timely assess the need for placing orders for additional vessels, the Cadeler Group may miss out on attractive contract opportunities due to capacity constraints and lose market share or incur costs of construction without being able to secure contracts for such new build vessels on commercially attractive terms or at all.
Ordering new build vessels will increase capital expenditures materially consisting of the purchase price and associated costs and thus requires significant debt or equity financing. In 2022, the Cadeler Group ordered two F-Class New Builds with the first instalments financed with net proceeds from equity capital raises in May 2022 and October 2022, respectively. The vast majority of the agreed construction costs for the New Builds is fixed. However, some elements of the construction contract pricing are subject to variation. As a result, the total construction costs for the New Builds could increase, and the Cadeler Group may be unable to pass on such higher costs to its customers, which could have an adverse impact on its financial results.
The Cadeler Group has not yet secured financing for the entirety of the remaining instalments for the four New Builds. See “Cadeler Group’s Management’s Discussion & Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Funding and Liquidity.” The aggregate capital expenditures for the four New Builds are approximately EUR 1.2 billion, which will fall due during 2023 to 2026. In addition, the cost of the crane upgrades of the Operating O-Class Vessels will amount to a total of EUR 83.4 million, of which EUR 37.8 million has been paid as of June 30, 2023. The remaining amount is expected to be financed using cash from operations. There can be no guarantee that such financing of new builds and upgrades is obtained at attractive terms or at all. If the required financing is not obtained, the Cadeler Group may default on its obligations and be liable towards the relevant yard and/or other suppliers of goods and services related thereto, as well as the Cadeler Group not being able to expand its fleet and thereby maintain its competitive position. The Cadeler Group may seek to obtain the required financing through capital markets or debt financing. Should the Cadeler Group not be able to secure the needed financing, in part or in whole, for example due to unattractive terms such as unfavorable interest rates, the Cadeler Group may be required to postpone future investments (including its orders for new build vessels). If, in connection with a financing through capital markets, the demand for or price of the Cadeler Shares is lower than historically experienced, this could result in a larger than expected dilution of existing Cadeler Shareholders or a decrease in the price of the Cadeler Shares.
The Cadeler Group typically derives its revenue from a small number of customers, and the loss or default of any such customer could result in a significant loss of revenue and adversely affect the Cadeler Group’s business.
The Cadeler Group has a high customer concentration as a result of the small number of vessels in its fleet and the typical duration of projects. For example, in 2022 and the six months ended June 30, 2023, the entirety of the Cadeler Group’s revenue was generated from just three customers. As of June 30, 2023, the Cadeler Group’s backlog comprised six customers. Consequently, if the Cadeler Group loses one or more of its top three customers or any of them fail to pay for the services provided by the Cadeler Group or enter into bankruptcy, the Cadeler Group’s revenue could be materially adversely affected. The loss of one or more significant customers, or a decline in the number of projects or consideration paid for the Cadeler Group’s services under the Cadeler Group’s contracts with significant customers, would affect the Cadeler Group’s revenue and cash flow, and could have a material adverse effect on the Cadeler Group’s business, financial condition and results of operations. Additionally, any delay of a project for one or more of the Cadeler Groups top three customers could affect the Cadeler Group’s revenue, the utilization of its vessels and potentially the ability to fulfil other contracts. Many of the Cadeler Group’s contracts contain options for additional work, which, if exercised, would generate additional revenue. If such options are not exercised by the top three customers to the extent expected based on what has been historically experienced by the Cadeler Group, its revenue could be substantially lower than expected.
The Cadeler Group has identified material weaknesses in internal control over financial reporting. If the Cadeler Group fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results in a timely manner or prevent fraud, which may adversely affect its business and the market price of the Cadeler ADSs and Cadeler Shares.
In connection with the audits of its financial statements for the years ended December 31, 2022 and 2021, the Cadeler Group and its independent registered public accounting firm have identified material weaknesses related to the Cadeler Group’s internal control over financial reporting driven by (i) lack of documented procedures in relation to the Cadeler Group’s business processes and entity level controls as well as lack of evidence of performing internal controls, and (ii) lack of internal controls over change management and access management in the relevant financial IT systems required to support effective internal control framework. The Cadeler Group believes that these material weaknesses continue to exist as of the date hereof.
As defined in the standards established by the U.S. Public Company Accounting Oversight Board (“PCAOB”) a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Cadeler Group’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified relate to existing processes to assess risk and to design and implement effective control activities. In particular, the Cadeler Group does not have formalized risk assessment, oversight and compliance processes or formalized control descriptions for all key controls. Where process and control descriptions do exist, they do not necessarily include all relevant information to enable the operating effectiveness of such controls. Where control activities are dependent on IT applications or certain information or reports, currently there are no documented internal controls to assess the completeness and accuracy of such information. The Cadeler Group does also not currently monitor control activities and identified control deficiencies; thus, the Cadeler Group is unable to evaluate whether other deficiencies, individually or in combination, result in a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.
The Cadeler Group has recently initiated steps aimed at remediation of the identified material weaknesses and strengthening of internal control over financial reporting such as development and implementation of formal processes, internal controls, including IT general controls covering access and change management as well as cyber risks, and documentation relating to financial reporting and expects this project to be completed later in 2023 or in early 2024, with the updated internal control to begin operating in the first half of 2024, although the project may take longer than currently expected. The remediation plan and actions that the Cadeler Group is taking are subject to ongoing executive management review and will also be subject to audit committee oversight.
However, remediating plan and actions may not fully address the material weaknesses identified in internal control over financial reporting and the Cadeler Group cannot assure that it will be successful in remediating the material weaknesses. A failure to remediate the material weaknesses or a failure to discover and address any other material weaknesses or significant deficiencies in the future could result in inaccuracies in the Cadeler Group’s consolidated financial statements and impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.
Management’s initial certification under Section 404 of the Sarbanes-Oxley Act is expected to be required with the Cadeler Group’s annual report on Form 20-F for the year ending December 31, 2023. In support of such certifications, management will be required to document and make significant changes and enhancements, including hiring personnel in necessary functions with relevant experience. In addition, once the Cadeler Group ceases to be an “emerging growth company,” as such term is defined in Section 2(a)(19) of the U.S. Securities Act, the Cadeler Group’s independent registered public accounting firm must attest to and report on the effectiveness of the Cadeler Group’s internal control over financial reporting. Currently, the Cadeler Group expects that independent registered public accounting firm attestation requirement to be applicable beginning with its annual report on Form 20-F for the year ending December 31, 2024.
Moreover, even if management concludes that the Cadeler Group’s internal control over financial reporting is effective, the Cadeler Group’s independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with internal controls or the level at which controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from management. In addition, after the Cadeler Group becomes a public company, its reporting obligations may place a significant strain on management, operational and financial resources, and systems for the foreseeable future. The Cadeler Group may be unable to timely complete its evaluation testing and any required remediation. As a result, the Cadeler Group anticipates investing significant resources to enhance and maintain its financial controls, reporting system and procedures over the coming years.
While documenting and testing internal control procedures, in order to satisfy the future requirements of Section 404, the Cadeler Group may identify other weaknesses and deficiencies in internal control over financial reporting. If the Cadeler Group fails to maintain the adequacy of internal control over financial reporting, as these requirements are modified, supplemented or amended from time to time, management may not be able to conclude on an ongoing basis that the Cadeler Group has effective internal control over financial reporting in accordance with Section 404.
Generally, if the Cadeler Group fails to achieve and maintain an effective internal control environment, it could result in material misstatements in its financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, the Cadeler Group’s businesses, financial condition and results of operations, as well as the trading price of Cadeler Shares and Cadeler ADSs may be materially and adversely affected.
The Cadeler Group is dependent on technical, maintenance, transportation and other commercial services from third parties.
The Cadeler Group is and will continue to be dependent on technical, maintenance, transportation and other commercial services from third parties to manage its vessels and fulfil its contractual obligations. Performance by such service providers is critical. If third-party service providers, such as with relation to seafastening design, fabrication, installation and various technical services, fail to perform at an optimal level, this could materially adversely affect the Cadeler Group’s ability to complete its contracts, as well as its business, prospects, financial results and condition, including its ability to be compliant with the financial covenants pursuant to its financing arrangements. For example, the Cadeler Group experienced a third-party supplier being delayed in connection with the repair following Wind Osprey’s crane accident in 2018, which extended the downtime period. Additionally, the Cadeler Group narrowed its guidance for the financial year ended December 31, 2022 due to upstream delay as a result of a subcontractor on a project being unable to operate as planned. If the amount the Cadeler Group is required to pay for subcontractors, equipment or supplies exceed what has been estimated, the profitability of the commercial employment of the vessels may be adversely affected. If a subcontractor, supplier, or manufacturer fails to provide services, supplies or equipment as required under a contract for any reason, the Cadeler Group may be required to source such services, supplies or equipment from other third parties, which could lead to delays or higher prices than anticipated.
The Cadeler Group relies on third-party contractors, suppliers, vendors, joint venture partners or other parties for the engineering design, procurement of materials, equipment, and services for the performance of work on the Cadeler Group’s projects. The successful completion of these projects depends on the ability of these third parties to perform their contractual obligations and is subject to factors beyond the Cadeler Group’s control, including actions or omissions by these parties and their subcontractors. Any non-performance, or a failure of such third parties to perform their contractual obligations to a satisfactory standard could result in delays to the planned project timelines, which could in turn result in late penalties or fines being imposed on the Cadeler Group.
The Cadeler Group could be materially adversely affected by increased supply of offshore wind farm installation services as a result of new competitors entering the market or existing competitors expanding their fleet of suitable vessels.
The industry in which the Cadeler Group operates is in management’s view characterized by a limited supply of efficient offshore wind farm installation services as a limited number of vessels are available and fit for the specific needs of, and trusted by customers. Consequently, it may be difficult or expensive for customers of the Cadeler Group to find efficient alternative suppliers for their contracts in the near term, and it may be even more difficult for customers in the long term to find trusted suppliers of efficient offshore wind farm installation vessels once the new generation of larger turbines (with 15 – 20MW) is being rolled out, which the Cadeler Group expects towards the end of the current decade. Since supply of offshore wind farm installation services depend on the number of vessels dedicated to such services, market conditions may change significantly if one or multiple existing or new competitors of the Cadeler Group were to order new build vessels or modify existing vessels to fit the future needs of the offshore wind farm industry. It is the Cadeler Group’s assessment that over the past decade there has been a general increase in the number of players active in the wind farm industry. Should similar development apply to offshore wind farm installation, the Cadeler Group may experience increased competition. Any increase in supply of offshore wind farm installation services may result in a decrease in prices of the Cadeler Group’s services or contracts available. As the Cadeler Group currently only operates within offshore wind farm transportation, installation and maintenance, it is more exposed to any changes in prices within the industry or utilization of its vessels compared to those of its competitors having multiple sources of revenue. See also “— The Cadeler Group faces competition from industry participants who may have greater resources than the Cadeler Group.”
The Cadeler Group could be materially adversely affected if demand for the Cadeler Group’s services is lower than anticipated or decreases, including as a result of oversupply, changing trends in the energy market or a deterioration of the Cadeler Group’s market reputation and client relationships.
The Cadeler Group relies on its revenue generated from windfarm installation and related maintenance. The lack of diversification makes the Cadeler Group vulnerable to adverse developments or periods with low demand. The demand for the Cadeler Group’s services may be volatile and is subject to variations for a number of reasons, including such reasons as uncertainty in future demand and regulatory changes. For example, the UK market for offshore wind energy has recently experienced certain challenges, which could materially adversely affect the number of projects in that area in the future, and there is a risk that this trend will also affect other countries, especially as projects are by their very nature highly exposed to delays in the supply chain and governmental approval. In case of delays on multiple projects, it may be difficult for the Cadeler Group to adapt, which would impact its revenue stream but also potentially compliance with its financing covenants. Due to the fact that the Cadeler Group invests in capital assets with life-spans of approximately 25 years and that market visibility beyond 10 years is difficult to estimate, the Cadeler Group’s long-term performance and growth depend heavily on the supply of vessels relative to the demand. Any oversupply of vessels compared to the market demand for such vessels or similar capacity could cause contract rates to decline, and falling rates could materially adversely affect the Cadeler Group’s financial performance and results of operations. As the Cadeler Group’s vessels are highly specialized and focused on windfarm installation, redeploying them to other sectors of the marine industry may be difficult or impossible to achieve, both practically and commercially.
The wind energy market is affected by the price and availability of other energy sources, including nuclear, coal, natural gas and oil, as well as other sources of renewable energy. To the extent renewable energy, particularly wind energy, becomes less cost-competitive due to reduced government targets, increases in the cost of wind energy, new regulations or incentives that favor alternative renewable energy, cheaper, more efficient or otherwise more attractive alternatives or otherwise, demand for wind energy and other forms of renewable energy could decrease. Slow growth or a long-term reduction in the demand for wind energy could in turn reduce the demand for the Cadeler Group’s services, which could have a material adverse effect on the Cadeler Group’s business, financial condition and operating results.
In addition, market reputation and customer relationships are key factors to securing contracts and establishing long-lasting customer relations. For example, it is the Cadeler Group’s assessment that its market reputation and customer relationships have enabled the Cadeler Group to secure contracts for its New Builds before they are delivered. In addition, the Cadeler Group relies on industry accepted security measures practices and technology (including a cloud-based solution provided by Microsoft including their E5 security suite) to securely maintain confidential and proprietary information maintained on its information systems. However, such measures and technology may not adequately prevent security breaches. Therefore, the Cadeler Group’s operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data. Furthermore, such systems could be damaged, shut down or cease to function properly (whether due to planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cybersecurity incidents or otherwise), which could have a material adverse effect on the Cadeler Group’s reputation as well as business, financial condition and operating results. Changes to customer relations or market reputation could result in a decreased of demand for the Cadeler Group’s services, resulting in a significant loss of revenue and adversely affecting the Cadeler Group’s business including the ability to secure future contracts.
The Cadeler Group faces competition from industry participants who may have greater resources than the Cadeler Group.
The markets in which the Cadeler Group operates are competitive and the Cadeler Group’s business is subject to risks associated with competition from new and existing industry participants. The Cadeler Group has a number of well-established competitors, including DEME Offshore, Jan de Nul (both Belgium-headquartered), Fred. Olsen (UK-headquartered) and Van Oord (Netherlands-headquartered). In addition, there are a growing number of players with specialist vessels on order. Seaway7, Dominion Energy, Maersk and Havfram, for example, each have newbuild vessels either on order or currently under construction. These companies will directly compete (and in a number of cases are already directly competing) with the Cadeler Group in tenders for wind foundation and turbine installation projects. There can be no assurances that the Cadeler Group will be able to maintain or improve its competitive position or continue to meet changes in the competitive environment, including when entering new markets. In addition, certain of the Cadeler Group’s competitors may have more resources and better access to capital than the Cadeler Group. For example, new and existing competitors may have greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition or more established relationships in the industry. These industry participants compete with the Cadeler Group based on, among other things, price, service portfolio, technology, location and vessel availability. There is no assurance that the Cadeler Group will have the resources and expertise to compete successfully in the future, that it will be able to succeed in the face of current or future competition, or that it will be successful when entering new markets. Increased competition in the markets where the Cadeler Group operates or which it may enter could lead to reduced profitability and/or future growth opportunities for the Cadeler Group. The failure of the Cadeler Group to secure future growth, maintain or improve its competitiveness and respond to increased competition may have a material adverse effect on the Cadeler Group’s business, operating results, financial condition and/or prospects.
Technological progress might render the technologies used by the Cadeler Group obsolete or less profitable.
The offshore wind sector in which the Cadeler Group operates is affected by constant technological development. To maintain a successful and profitable business, the Cadeler Group must keep pace with technological developments and changing standards to meet the evolving demands of existing and potential customers. For example, the Cadeler Group is dependent on its ability to improve existing services and installation vessels to meet future demand and anticipate and respond to major changes in technology and industry standards. If the Cadeler Group fails to adequately respond to the technological changes in its industry, make the necessary capital investments, or is not suited to offer commercially competitive products and implement commercially competitive services, the Cadeler Group’s business, results of operations and financial condition may be adversely affected.
Competitors’ vessels have previously become obsolete due to the growth in the size of turbines only ten years into their lifespan. Although the Cadeler Group seeks to build vessels that can be upgraded, as currently planned with the crane upgrades on the two Operating O-Class Vessels, there is no certainty that they will remain viable for the entirety of their planned 25-year lifespan. In addition, as the vessels are unique to the wind industry, they cannot easily be repurposed for use in other segments of the marine industry. A movement towards other energy sectors or development of new technology could render the Cadeler Group’s vessels obsolete, and the Cadeler Group may not be able to secure alternative contracts or revenue on attractive terms, if at all.
Future new build and/or customer contracts may not be obtained at all, or on materially different terms than described herein.
While the Cadeler Group has previously entered into vessel reservation agreements, preferred bidder agreements and letters of intent for contracts with customers, there can be no assurance that such vessel reservation agreements, preferred bidder agreements or letters of intent will actually result in customer contracts and revenue for the Cadeler Group, or if such contracts are entered into, that it will be on the terms then expected by the Cadeler Group. Although the Cadeler Group’s vessel reservation and preferred bidder agreements typically contain clauses for customary compensation to the Cadeler Group should such agreements not result in a firm contract in line with market practice, there can be no assurance that such compensation will be paid if and to the extent owed. Additionally, many of the Cadeler Group’s contracts include options, and there can be no assurance that such options will be exercised and result in additional revenue being realized.
For example, on November 22, 2022, the Cadeler Group announced its exercise of an option with COSCO for the construction of its second F-Class New Build. The option had been awarded in connection with the order for the first F-Class New Build announced on May 9, 2022. Following the exercise of the option for the Cadeler Group’s second F-Class New Build, the Cadeler Group has entered into a letter of intent with COSCO regarding the construction of an additional F-class or X-class new build vessel. However, there can be no assurance that the letter of intent will actually result in a contract with COSCO for, and construction and delivery of, an additional F-class or X-class new build vessel.
Expected and/or estimated contract terms as indicated in this prospectus regarding specifications, commercial terms and delivery schedules are only current estimates by the Cadeler Group, and may end up being materially different than expected (if such contract is entered into).
The Cadeler Group operates across multiple jurisdictions and is thereby exposed to a number of risks inherent in international operations, including political, civil or economic disturbance.
The Cadeler Group operates in multiple jurisdictions and serves a wide range of customers. As a result, the Cadeler Group is exposed to risks that are inherent to conducting international operations, some of which are due to factors beyond the Cadeler Group’s control, including:
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terrorist acts, war, civil disturbances and military actions;

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seizure, nationalization or expropriation of property or equipment;

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political unrest or revolutions;

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acts of piracy;

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actions by environmental organizations;

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public health threats, and outbreaks of contagious diseases and pandemics, including most recently the COVID-19 pandemic;

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global warming and extreme weather events as a result thereof;

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the inability to repatriate income or capital;

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complications associated with repairing and replacing vessels and equipment in remote locations;

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delays or difficulties in obtaining necessary visas and work permits for employees;

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wage and price controls imposed by the relevant authorities; and

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imposition of trade barriers, moratoriums or sanctions and other forms of government regulation and economic conditions.

Some of these risks could result in events that limit or disrupt the Cadeler Group’s operations (for example, by requiring or resulting in evacuation of personnel, cancellation of contracts, or the loss of personnel, vessels or assets), impose practical or legal barriers to the Cadeler Group’s continued operations, or negatively impact the profitability of those operations, and could therefore have a material adverse effect on the Cadeler Group’s business, financial condition and results of operations.
The Cadeler Group is exposed to risks related to macroeconomic factors and geopolitical conditions.
The Cadeler Group is exposed to macroeconomic factors and geopolitical conditions. The international macroeconomic situation is currently characterized by material uncertainty, mainly due to the elevated levels of public debt in many of the leading global economies, increasing interest and inflation rates, the war in Ukraine, imposition of sanctions against Russia, the European energy crises, the COVID-19 pandemic and supply-chain constraints. For example, the Cadeler Group has contracted with COSCO, a Chinese shipyard, for the delivery of the New Builds, and any problems that may affect China, whether geographically or geopolitically, the general availability of components or material needed, or the shipyard could lead to delayed delivery of any or all New Builds (see also “— The Cadeler Group only has a limited number of vessels and could be adversely impacted if any vessel is taken out of operation, or if there is a delay in delivery of any new build vessel” and “— The ordering, construction and delivery of new build vessels and upgrades of existing vessels is subject to various risks and uncertainties, including forward-looking assessments which could turn out to be incorrect, and requires substantial financing which may not be available at favourable terms or at all”). These macroeconomic conditions have had, and continuation or further worsening of these conditions could continue to have, material effects on the global economy and capital markets and could have material adverse effects on the Cadeler Group, its business, financial condition, result of operations and prospects. Additionally, geopolitical tensions may have an impact on the future prospects of the markets in which Cadeler Group operates and may increase risk related to the Cadeler Group’s operations.
On January 31, 2020, the United Kingdom withdrew from the EU (commonly known as “Brexit”). The Cadeler Group has a number of upcoming contracts in UK waters, which could be threatened or complicated due to the effects of Brexit. Furthermore, the UK is one of the largest markets in Europe for offshore wind and restrictions on market access could damage the Cadeler Group’s backlog and future revenue prospects. Brexit could therefore materially adversely affect the Cadeler Group’s business and customers.
If Cadeler’s vessels operate in countries or territories that are subject to restrictions, sanctions, or embargoes imposed by the U.S. government, the European Union, the United Nations, or other governments, it could lead to monetary fines or other penalties and adversely affect Cadeler’s reputation and the market for its shares and trading price.
Although Cadeler does not expect that its vessels will operate in countries or territories subject to country-wide or territory wide sanctions or embargoes imposed by the U.S. government and other authorities in violation of applicable sanctions laws, and Cadeler endeavours to take precautions reasonably designed to mitigate the risk of such activities, it is possible that such vessels may call on ports located, and/or otherwise operate in countries or territories subject to such sanctions, including on charterers’ instructions and/or without Cadeler’s consent. In addition, Cadeler’s New Builds are being built in China which depending on the developments in the geopolitics environment in that region may further expose Cadeler to certain restrictions. Similarly, Cadeler’s supply chain for spare parts for the vessels or secondary steel deliveries needs to be monitored closely and may be limited due to these restrictions, which could result in Cadeler not being able to source such spare parts from certain suppliers.
Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, contract terminations and have an adverse effect on the combined company’s business.
The Cadeler Group operates in a number of countries throughout the world, including countries known to have a reputation for corruption. The Cadeler Group are committed to doing business in accordance with applicable anti-corruption laws including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), UK Bribery Act, the Danish Criminal Code and other applicable anti-corruption laws. The Cadeler Group is subject, however, to the risk that Cadeler, its affiliated entities or its officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA and UK Bribery Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect the combined company’s business, results of operations or financial condition. In addition, actual or alleged violations could damage Cadeler’s reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of Cadeler’s senior management.
Breakdowns in the Cadeler Group’s information technology and/or non-compliance with data protection laws could negatively impact the Cadeler Group’s business, including its ability to service customers.
The Cadeler Group’s ability to operate its business and service its customers is dependent on the continued operation of the Cadeler Group’s information technology (“IT”) systems, including those relating to the location, operation, maintenance and employment of the Cadeler Group’s vessels. The Cadeler Group’s IT systems could be compromised by a malicious third party or employee (see also “— A cybersecurity attack could materially disrupt the Cadeler Group’s business”), man-made or natural events, or the inadvertent actions or inactions by the Cadeler Group’s employees and third-party service providers. If the Cadeler Group’s IT systems experience a breakdown, the Cadeler Group’s business information could be lost, destroyed, disclosed, misappropriated, altered or accessed without consent, and the Cadeler Group’s IT systems, or those of its service providers, may be disrupted.
Any breakdown in the Cadeler Group’s IT systems could lead to lost revenues resulting from a loss in competitive advantage due to the unauthorized disclosure, alteration, destruction or use of proprietary information, the failure to retain or attract customers, the disruption of critical business processes or IT systems and the diversion of management’s attention and resources. In addition, such breakdown could result in significant remediation costs, including repairing system damage, engaging third-party experts, deploying additional personnel, training employees and compensation or incentives offered to third parties whose data has been compromised. The Cadeler Group may also be subject to legal claims or legal proceedings, including regulatory investigations and actions, and the attendant legal fees as well as potential settlements, judgments and fines.
In addition, data protection laws apply to the Cadeler Group in certain countries in which it does business. Specifically, the EU General Data Protection Regulation (“GDPR”) imposes penalties of up to a maximum of 4% of global annual turnover for breaches thereof. The GDPR requires mandatory breach notification, the standard for which is also followed outside the EU (particularly in Asia). Non-compliance with data protection laws could expose the Cadeler Group to regulatory investigations, which could result in fines and penalties. In addition to imposing fines, regulators may issue orders to stop processing personal data, which could disrupt operations. The Cadeler Group could also be subject to litigation from persons or corporations allegedly affected by data protection violations. Any violation of these laws or harm to the Cadeler Group’s reputation could have a material adverse effect on the Cadeler Group’s earnings, cash flows and financial condition.
A cybersecurity attack could materially disrupt the Cadeler Group’s business.
The efficient operation of the Cadeler Group’s business, including processing, transmitting and storing electronic and financial information, is dependent on computer hardware and software systems. IT systems are vulnerable to security breaches by computer hackers and cyber terrorists. The Cadeler Group relies on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on its information systems. However, such measures and technology may not adequately prevent security breaches. Therefore, the Cadeler Group’s operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data, and as a result these systems may be damaged, shut down or cease to function properly (whether due to planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cybersecurity incidents or otherwise).
Cybersecurity attacks may result in disruptions to the Cadeler Group’s operations or in business data being temporarily unreadable, and cyber criminals may demand ransoms in exchange for de-encrypting such data. As cybersecurity attacks become increasingly sophisticated, and as tools and resources become more readily available to malicious third parties, there can be no guarantee that the Cadeler Group’s actions, security measures and controls designed to prevent, detect or respond to intrusion, to limit access to data, to prevent destruction or alteration of data or to limit the negative impact from such attacks, can provide absolute security against compromise. Even without actual breaches of information security, protection against increasingly sophisticated and prevalent cybersecurity attacks may result in significant future prevention, detection, response and management costs, or other costs, including the deployment of additional cybersecurity technologies, engaging third-party experts, deploying additional personnel and training employees. Further, as cybersecurity threats are continually evolving, the Cadeler Group’s controls and procedures may become inadequate, and the Cadeler Group may be required to devote additional resources to modify or enhance its systems in the future. Such expenses could have a material adverse effect on the Cadeler Group’s future performance, results of operations, cash flows and financial position.

A successful cybersecurity attack could materially disrupt the Cadeler Group’s operations or result in the unauthorized release or alteration of information in the Cadeler Group’s systems, particularly if the Cadeler Group’s IT systems were affected for extended periods. Any cybersecurity attack could also result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny, diminished customer confidence and damage to the Cadeler Group’s reputation. The Cadeler Group does not currently maintain cyber-liability insurance to cover such losses. As a result, a cybersecurity attack or other breach of any such IT systems could have a material adverse effect on the Cadeler Group’s business, results of operations and financial condition.
The Cadeler Group is subject to restrictive covenants and conditions pursuant to its financing agreements.
The Cadeler Group has entered and will in the future enter into debt financing agreements. Such agreements and arrangements contain many terms, conditions and covenants that may be challenging to comply with, restrict the Cadeler Groups’ ability to obtain new debt or other financing and/or restrict the Cadeler Group’s freedom to operate. There are specific financial covenants in the Debt Facility (as defined herein) on the minimum liquidity of the Cadeler Group, fair market value of the vessels and equity ratio of the Cadeler Group. Please see “Information about Cadeler — Material Agreements — Debt Facility” for further information. Failure to meet these covenants could trigger the mandatory repayment of the Debt Facility and may thus have an adverse effect on the financial position of the Cadeler Group. Additionally, the Debt Facility is subject to a change of control covenant related to shareholders becoming large shareholders (other than Swire Pacific and the BW Group) exceeding ownership in the Cadeler Group of 25%. Additionally, as a result of its Debt Facility, the Cadeler Group is constrained in its ability to pay dividends in the future, as certain financial covenants of the Debt Facility apply to dividend payments.
Since the Cadeler Group currently only has two Operating O-Class Vessels in operation, its ability to be compliant with financial covenant requirements pursuant to its financing arrangements will to a great extent depend on the market value of these two vessels and their ability to generate revenue until the Cadeler Group’s ordered New Builds are delivered. If future cash flows are insufficient to meet all the Cadeler Group’s financial obligations and contractual commitments, any such insufficiency could negatively impact the Cadeler Group’s business. To the extent that the Cadeler Group is unable to repay any indebtedness as it becomes due or at maturity, the Cadeler Group may need to refinance its debt, raise new debt, sell assets or repay the debt with proceeds from equity offerings.
The Cadeler Group’s indebtedness could affect the Cadeler Group’s future operations, since a portion of the Cadeler Group’s cash flow from operations will be dedicated to the payment of interest and principal on such indebtedness and will not be available for other purposes. Covenants may or will require the Cadeler Group to meet certain financial tests and non-financial tests, which may affect the Cadeler Group’s flexibility in planning for, and reacting to, changes in its business or economic conditions, may limit the Cadeler Group’s ability to dispose of assets or place restrictions on the use of proceeds from such dispositions, withstand current or future economic or industry downturns, and compete with others in the Cadeler Group’s industry for strategic opportunities, and may limit the Cadeler Group’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes.
Litigation proceedings could have a material adverse impact on the business, results of operation and financial condition of the Cadeler Group.
The nature of the business of the Cadeler Group from time to time results in clients, subcontractors, employees/manning agencies or vendors claiming, among other things, recovery of costs related to accidents, contracts and projects. For example, this was experienced in connection with the crane accident in 2018 on Wind Osprey, which resulted in a claim from the charterers of EUR 6.25 million. Additionally, the Cadeler Group is currently assisting its manning company with respect to personal injury claims brought by four seafarers involved in the Wind Osprey crane accident in 2018. The outcome of these claims is uncertain. Should any of the Cadeler Group’s vessels experience or be involved in any future incidents of similar nature as the 2018 crane accident, the Cadeler Group may be subject to further claims and litigation. Litigation outcomes are unpredictable and may result in reputational damage as well as fines, penalties or other sanctions imposed by governmental authorities or general damages payable by the Cadeler Group in respect of third-party claims such as for example personal injury claims, employment related claims or property damage.

As part of the Cadeler Group’s windfarm installation operations, it manages large, high-value components. Any claims from its clients, subcontractors or vendors resulting from damage to such components while within the Cadeler Group’s control may be significant and could also require extensive resources to assess and defend the Cadeler Group against potential claims and litigation, including under professional liability or warranty obligations, which could have a material adverse effect on the Cadeler Group’s business, results of operations and financial condition.
The Eneti Group includes a number of redundant legal entities and certain of these entities are subject to legal claims resulting from their historic business operations. Following completion of the Transactions these entities will be part of the Cadeler Group. The Eneti management has assessed that it is not relevant or required to make provisions regarding these claims in Eneti Group’s financial statements for the financial year ended December 31, 2022. However, should the claimants of any of these claims be successful in making such claim it may have a negative effect on the combined company if any of these claims are not fully covered by insurance, secured through back-to-back guarantees or otherwise covered by a third party. Additionally, it may be difficult for Cadeler to defend against these claims following the Business Combination as the claims relate to the historic business operations of the Eneti Group or Cadeler may be delayed or unable to dissolve the redundant legal entities due to claims against such entities and reputational risk.
In addition, Cadeler and Eneti could be subject to demands or litigation related to the Offer and/or the Merger, whether or not the Merger is consummated. Such actions may create uncertainty relating to the Offer and/or the Merger, and responding to such demands and defending such actions may be costly and distracting to management of both companies.
The Cadeler Group’s insurance coverage may be inadequate to protect the Cadeler Group from liabilities that could arise in its business.
Although the Cadeler Group maintains insurance coverage against certain risks related to its business, risks may arise for which the Cadeler Group is not insured, or which are outside the scope of existing insurance coverage. In addition, claims covered by insurance are subject to deductibles, the aggregate amount of which could be material, and certain policies impose caps on coverage or certain carve-outs. Insurance policies are also subject to compliance with certain conditions, the failure of which could lead to a denial of coverage as to a particular claim or the voiding of a particular insurance policy. There also can be no assurance that existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, or the carrier is unable or unwilling to cover the claim, the Cadeler Group could be exposed to substantial liability. Further, to the extent the proceeds from insurance are not sufficient to repair or replace a damaged asset, the Cadeler Group would be required to expend funds to supplement the insurance and in certain circumstances may decide that such expenditures are not justified, which, in either case, could adversely affect the Cadeler Group’s business, financial position, results of operations, cash flows and prospects.
The Cadeler Group faces risks related to recruiting and retaining key personnel, and any loss of senior management or failure to recruit or retain highly skilled personnel could have a material adverse effect on the Cadeler Group’s operations.
The Cadeler Group’s continued success is largely dependent on its ability to recruit, retain and develop skilled personnel for its business. The market for qualified personnel is highly competitive and the Cadeler Group cannot be certain that it will be successful in attracting and retaining key personnel and crewing its vessels in the future. If the Cadeler Group loses any members of its senior management or other key individuals, or fails to hire, train and retain qualified employees, it may not be able to compete effectively and may have increased incident rates as well as regulatory and other compliance failures, which could have a material adverse effect on the Cadeler Group’s business, financial position, results of operations, cash flows and prospects. Difficulty in hiring and retaining qualified personnel could also adversely affect the Cadeler Group’s results of operations.
Uncertainty about the effect of the Business Combination on employees could impair the Cadeler Group’s ability to retain and motivate key personnel. If key employees depart because of uncertainty about their future roles, the potential complexities of the Business Combination and the integration of Eneti, the Cadeler Group’s business, financial condition and results of operations could be materially and adversely affected.
The Cadeler Group is exposed to counterparty credit risks relating to its key customers and certain other third parties.
The Cadeler Group is subject to risks of loss resulting from the non-payment or non-performance by third parties of their obligations. Although the Cadeler Group monitors and manages counterparty risks, some of the Cadeler Group’s customers and other counterparties may be highly leveraged and subject to their own operating, financial and regulatory risks. For example, some of the Cadeler Group’s contractual counterparts are special purpose vehicles created for the purpose of carrying out a specific offshore wind farm project. These special purpose vehicles typically have limited assets or capital, and the Cadeler Group is not always able to obtain parent or third-party performance or financial guarantees for such counterparts’ obligations. During periods of more challenging market environments, the Cadeler Group will be subject to an increased risk of customers seeking to repudiate contracts. The ability of the Cadeler Group’s customers to perform their contractual obligations may also be adversely affected by restricted credit markets and economic downturns. Any bankruptcy, insolvency or inability by the Cadeler Group’s customers affecting their ability to settle their debts or honor their obligations to the Cadeler Group when they fall due may adversely affect the Cadeler Group’s business, financial condition, and results of operations.
The Cadeler Group may fail to comply with applicable environmental laws and regulations which could have an adverse effect on the Cadeler Group’s business, financial position and results of operations.
The Cadeler Group’s operations are subject to a variety of laws, regulations, and requirements controlling the discharge of various materials into the environment, requiring removal and clean-up of materials that may harm the environment, controlling carbon dioxide emissions, or otherwise relating to the protection of the environment in the countries in which the Cadeler Group operates. Such laws, regulations and requirements vary from jurisdiction to jurisdiction and the operations of the Cadeler Group may be negatively affected by changes in environmental laws and other regulations that can result in large expenses including modification of vessels and changes in the operation of vessels. A lack of harmonisation globally in relation to environmental, social and governance (“ESG”) reform and the different pace at which legislators and regulators across the globe operate creates uncertainty and the risk of fragmentation. New ESG regulation affects how the Cadeler Group can conduct it business as the compliance requirements increase.
Despite the Cadeler Group’s commitment to meet the environmental and other ESG requirements for the operation of its vessels, there is a risk that the Cadeler Group fails to comply with applicable laws and regulations. Non-compliance with environmental laws and regulations in any of the jurisdictions in which the Cadeler Group operates may result in increased costs, material fines, penalties, possible revocation of ability to do business or contract termination and could have a material adverse effect on the Cadeler Group’s business, financial position and results of operations.
The Cadeler Group may face increasing scrutiny related to environmental, social and governance as well as sustainability matters that may impact its business.
Recent years have seen an increase in investor and regulatory attention to ESG, including diversity and inclusion, environmental stewardship and transparency. A lack of harmonization globally in relation to ESG reform and the different pace at which legislators and regulators across the globe operate creates uncertainty and the risk of fragmentation. Failure by the Cadeler Group to comply with or meet applicable legal and regulatory requirements or stakeholder or market expectations in relation to ESG matters, or if the Cadeler Group is perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may expose the Cadeler Group to reputational damage, fines and other sanctions and its business and financial condition could be materially and adversely affected. Increasing attention to climate change, including the increasing societal expectations on businesses to address climate change, may result in increased costs, reduced profits, increased investigations and litigation, and negative impacts on the Cadeler Group’s ability to access capital markets.

While the Cadeler Group may at times engage in voluntary initiatives (such as voluntary disclosures, certifications, or goals, among others) to improve its ESG profile or to respond to stakeholder expectations, such initiatives may be costly and may not achieve the desired effect. For example, the Cadeler Group has set high standards and ambitions for its environmental responsibility, including its goal to run a carbon-neutral business by 2035. Achieving these goals will require emission reductions across the fleet, innovations in operations as well as research into reliable solutions for sequestering the greenhouse gases that the Cadeler Group cannot avoid emitting. Despite its efforts, there is a risk that the Cadeler Group will fail in meeting its environmental goals, for example due to failed technological advancements and failure in developing more eco-friendly vessels.
Expectations around the Cadeler Group’s management of ESG matters continues to evolve rapidly, in many instances due to factors that are out of the Cadeler Group’s control. If the Cadeler Group fails to, or is perceived to fail to, comply with or advance certain ESG initiatives (including the timeline and manner in which initiatives are completed), it may be subject to various adverse impacts, including reputational damage, allegations of “greenwashing” and potential stakeholder engagement and/or litigation, even if such initiatives are currently voluntary.
The Cadeler Group is subject to risk related to tax, including the Danish tonnage taxation.
Tax laws, regulations and treaties are highly complex and subject to interpretation. Consequently, the Cadeler Group is subject to changing tax laws, regulations and treaties in and between the countries in which it operates. Cadeler applies the tonnage tax scheme in Denmark for the vessels owned by the Cadeler Group. Under the Danish tonnage tax scheme, ship-owners (or bareboat charters) pay a fixed amount per net tonne at their disposal, rather than being taxed under a conventional corporate tax regime where a taxable income is calculated based on taxable revenue less tax-deductible expenses, depreciations and amortizations. As the vessels are registered in Cyprus and owned by the subsidiaries in Cyprus, the Cadeler Group is also subject to tonnage taxation in Cyprus.
From time to time the Cadeler Group’s positions in respect of taxes, including tonnage taxation, may be subject to review or investigation by tax authorities of the jurisdictions in which the Cadeler Group operates. If any tax authority successfully challenges the Cadeler Group’s operational structure, the taxable presence of Cadeler’s subsidiaries in certain countries or the Cadeler Group’s interpretation of applicable tax laws and regulations, or if the Cadeler Group were to lose a material tax dispute in any country, or any tax challenge or the Cadeler Group’s tax payments were to be successful, this could result in an increase in the Cadeler Group’s tax expenses and/or a higher effective tax rate. For instance, in case the Danish tax authorities should successfully challenge that income taxed under tonnage tax should have been subject to corporate income tax instead, such income would be taxed at a higher rate. In addition, as Cadeler operates in various tax jurisdictions when carrying out wind farm installation projects, a foreign tax authority could claim that Cadeler has a permanent establishment in such tax jurisdiction if such activities lasted more than 12 months and Cadeler could as a result potentially be subject to taxation in that jurisdiction. The analysis of whether a permanent establishment exists depends on local interpretation of local tax rules and a potential double tax treaty between Denmark and the relevant jurisdiction. As a main rule under local Danish tax law, income attributed to the permanent establishment(s) should not be included in the income of the Danish company, provided the Danish tax authorities agree that a permanent establishment exists and that the profit allocation is correct. Thus, the risk is limited to the difference in tax rate between Denmark and the »permanent establishment country« leading to a different tax levied on the income attributed to the permanent establishment(s), excluding penalties and interest for late payment. However, if the income attributable to the permanent establishment is taxed under the tonnage tax scheme in Denmark, such income would likely be subject to corporate income taxation in the permanent establishment country, and as a result such income should be taxed at a higher rate and could result in a higher tax payment by Cadeler Group. In addition, potential fines and interest for late payment of taxes may also be levied for noncompliance with the registration of the permanent establishment(s).
The Cadeler Group is dependent on certain certificates and approvals.
The Cadeler Group’s operations require a number of certificates and approvals from relevant authorities in which the Cadeler Group operates. See also “Information about Cadeler — Regulatory.” The comprehensiveness and the procedures for obtaining such certificates and approvals may vary across countries. Such certificates and approvals may be necessary for both onshore and offshore construction and operation activities. Moreover, after having obtained such certificates and approvals, the Cadeler Group is required to comply with relevant conditions for their maintenance, and failure to do so may result in sanctions (including, for example, a prohibition to continue operations), fines and/or revocation or suspension of the certificates and approvals granted to the Cadeler Group.
The Cadeler Group can provide no assurance that all necessary certificates and approvals will be obtained and renewed if/when required. Failure to obtain, or delays in obtaining, the necessary certificates and approvals could result in termination or delay of the Cadeler Group’s projects.
Classification societies have established requirements that all vessels are required to meet, which could result in the cost of maintaining vessel classifications which could be substantial. The Cadeler Group’s vessels are subject to inspections, surveys or tests, and the classification society may impose ‘conditions of class’ or ‘recommendations’, i.e. specific measures, repairs, surveys etc. relating to the vessels that the owner must carry out either immediately, by a certain deadline or at the next (mandatory) drydocking. If the required action is not taken, the classification society may suspend or revoke the classification in which case the vessel is not permitted to operate. The same may be the case if the vessels do not undergo the required surveys at regular intervals or do not make the required reporting to the classification society. Failure to comply with classification requirements may also adversely affect insurance coverage and may result in certain vessels being denied access to, or detained in, certain ports, which may in turn have a material adverse impact on the Cadeler Group’s revenues.
The Cadeler Groups is subject to risks relating to changes in, compliance with, or failure to comply with certain domestic and international laws and regulations.
The Cadeler Group and its business are subject to laws and regulations governing the offshore industry. Future changes in the domestic and international laws and regulations applicable to the Cadeler Group and its activities are unpredictable and are beyond the control of the Cadeler Group, and such changes could imply the need to materially alter the Cadeler Group’s operations and organization and may prompt the need to apply for permits, which could in turn have a material adverse effect on the business, financial condition, results of operations or cash flow of the Cadeler Group. See also “— The Cadeler Group is dependent on certain certificates and approvals” and “Information about Cadeler — Regulatory.”
Any change in or introduction of new regulations may increase the costs of operations, which could have an adverse effect on the Cadeler Group’s profitability. For example, changes in regulations on fuel for vessels could materially affect the Cadeler Group’s cost base. As a result of the International Maritime Organisation (“IMO”) regulation entered into force on January 1, 2020, the shipping industry has been exposed to a shift from heavy fuel oil to low sulphur fuels or alternatively installing so-called scrubbers on vessels, with either alternative resulting in additional costs to shipping companies. For example, on July 14, 2021, the European Commission formally proposed its plan to gradually include the maritime sector in the EU Emissions Trading System (“EU ETS”) from 2024 by phasing the sector into the EU ETS requirements over a three-year period. This will require shipowners to buy permits to cover greenhouse gas emissions and is expected to affect Cadeler’s vessels from 2027 onwards. The European Commission’s plan will permit vessel owners to pass the costs of compliance with the EU ETS onto charterers for vessel emissions during on-hire periods. If Cadeler is unable to pass on these additional costs to its customers during on-hire periods, this could have a material adverse effect on the Cadeler Group’s financial position. During off-hire periods, Cadeler will need to develop a strategy for purchasing EU ETS allocations at favourable rates. If Cadeler is unable to obtain favourable rates or if Cadeler is unable to implement adequate processes to manage the purchasing and surrendering of EU ETS allocations, it could have a material adverse effect on the Company’s financial position and/or the Cadeler Group could be exposed to financial penalties or operational restrictions.
If any of the Cadeler Group’s vessels does not comply with the extensive regulations applicable from time to time, the Cadeler Group may be unable to continue such vessel’s operations without costly and time-consuming retro-fits, and/or the Cadeler Group could be in non-compliance with applicable rules and regulations.

Labor disruptions could materially adversely affect the Cadeler Group’s business and operations.
Most of the Cadeler Group’s seafarers belong to unions, and the Cadeler Group has a collective bargaining agreement with Metal Maritime that governs the employment of all seafarers serving on the Cadeler Group’s vessels. The terms of this agreement generally govern the wages paid to the Cadeler Group’s crew, minimum living conditions onboard the Cadeler Group’s vessels, as well as other benefits and conditions of the seafarers’ employment. The agreement is subject to customary renegotiation, and the Cadeler Group may also become subject to additional collective bargaining agreements in the future. While management believes that the Cadeler Group’s relationships with the Metal Maritime and other trade unions are good, if the Cadeler Group’s relations with its seafarers, the Metal Maritime or other trade unions deteriorate, or if the Cadeler Group’s employees or the relevant unions decide to strike or stop work for any other reason, the Cadeler Group may be unable to operate its vessels, which could result in loss of revenues, increased costs and decreased cash flows. Further, the Cadeler Group’s collective bargaining agreements govern the wages paid by the Cadeler Group to its seafaring employees, and there can be no assurance that future renegotiations will lead to wage levels acceptable to the Cadeler Group. Any labor disruptions or significant increase in wages could harm the Cadeler Group’s operations and could have a material adverse effect on the Cadeler Group’s business, financial condition, prospects and results of operations.
The Cadeler Group is exposed to interest rate risks.
On June 29, 2022, Cadeler and DNB Bank ASA (“DNB”) entered into a new senior secured green revolving credit facility (the “Debt Facility”) with a 3-year loan of EUR 185 million, initially consisting of a EUR 150 million revolving loan facility and a guarantee facility of up to EUR 35 million. On June 16, 2023, Cadeler entered into an amendment to the Debt Facility providing for an increase of the guarantee facility to EUR 60 million and an increase of the committed revolving loan to EUR 250 million, resulting in an increase of the aggregate Debt Facility to EUR 310 million as well as in connection with the New Debt Facility of EUR 550 million. The guarantees and security provided for the original Debt Facility have been extended to cover the increased Debt Facility. In addition, an accordion option allows Cadeler to request prior to June 30, 2024 that the total commitments be increased by EUR 100 million by way of adding a term loan facility to the Debt Facility, which the lenders shall agree to or refuse at their sole discretion.
On October 5, 2022, the Cadeler Group entered into interest rate swap contracts with DNB which relate to the Debt Facility and future loans thereunder. The interest rate risk arising from the loans under the Debt Facility have been swapped from 3-month EURIBOR to a fixed rate until October 5, 2027. The average fixed rate of the swaps is 2.82%.
In addition, Cadeler intends to refinance the long-term debt obligations of the combined company’s fleet on the water and has received a credit approved financing commitment for the New Debt Facility and entered into a term sheet with respect thereto; however, such commitment is subject to completion of the Transactions and definitive documentation being negotiated. See also “— As a result of the Business Combination, the combined company will face financial risk due to its level of indebtedness.”
Risks Related to the Eneti Group’s Business
A description of risks related to the Eneti Group’s Business can be found in “Part I — Item 3.D. (Risk Factors)” of Eneti’s annual report for the fiscal year ended December 31, 2022 on Form 20-F, filed with the SEC on April 14, 2023, which is incorporated by reference into this prospectus.
Risks Related to the Cadeler Shares and Cadeler ADSs
Future issuances of new Cadeler Shares or other securities in Cadeler may dilute the holdings of Cadeler Shareholders and could materially affect the price of the Cadeler ADSs and the Cadeler Shares.
Future issuances of new Cadeler Shares, including in connection with the Offer, or other securities in Cadeler may dilute the holdings of Cadeler Shareholders and could materially and adversely affect the price of the Cadeler ADSs and the Cadeler Shares. Cadeler may in the future issue additional Cadeler Shares or securities convertible into Cadeler Shares through directed offerings without pre-emptive rights for existing holders of Cadeler Shares and Cadeler ADSs. For example, Cadeler has carried out three equity capital raises without pre-emptive rights since its listing on the OSE in November 2020, raising gross proceeds in aggregate of approximately NOK 2.7 billion, to finance in part the ordering of its New Builds. It is possible that Cadeler may decide to offer additional Cadeler Shares or other securities in Cadeler in order to finance instalments on its already ordered New Builds, in connection with new capital investments in the future, unanticipated liabilities and expenses, future acquisitions, any share incentive or share option plan, or for any other purposes. Any such offer could reduce the proportionate ownership and voting interests of holders of Cadeler Shares and Cadeler ADSs as well as the earnings per share and the net asset value per share, and any such offering by Cadeler could also have a material adverse effect on the market price of Cadeler Shares and Cadeler ADSs.
Cadeler has currently placed orders for four new build vessels with a letter of intent regarding the construction of one additional X-Class or F-Class new build vessel, which will require significant funding for further instalments. Such funding is not currently fully in place and may need to be raised through future equity offering(s), in part or in whole. If Cadeler is unable to achieve sufficient debt financing on attractive terms, it may need to raise funding through capital markets transactions, which may lead to dilution of ownership of existing shareholders of Cadeler and/or decrease in share price.
The market value of Cadeler ADSs and Cadeler Shares and dividends are subject to exchange risk.
The Cadeler Shares have a nominal value in DKK, while priced in NOK when listed and traded on the OSE; in addition, Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading, and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE, where they will be priced in USD. Any future payments of dividends on the Cadeler Shares listed on the OSE and the NYSE is expected to be paid in NOK and/or USD, respectively. Additionally, the Cadeler Group prepares its financial statements in EUR, which is also the functional currency of the Cadeler Group, and a majority of Cadeler’s contractual obligations are either in EUR or USD, including the remaining payments for the orders of the New Builds. Income is primarily invoiced in EUR, as are most costs, or in DKK, which is pegged to the EUR. Accordingly, transactions in a currency other than the EUR are translated into EUR using the exchange rates at the dates of the transactions and the Cadeler Group’s revenue, costs and results may increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. As a result of these factors, investors are subject to adverse movements in NOK, DKK, EUR and USD against the respective other currencies, and the dividends paid on the Cadeler Shares or price received in connection with the sale of such Cadeler Shares could be materially adversely affected by such exchange rate movements.
There has been no prior public market for Cadeler ADSs, and an active market for such securities may not develop or be sustained and trading prices may vary.
Cadeler intends to establish an American Depositary Share facility in the United States pursuant to which Eneti Stockholders validly accepting the Offer will, subject to completion of the Offer, receive in the Offer Cadeler ADSs representing Cadeler Shares deposited with the Depositary, subject to payment of cash compensation for any fractional ADSs. Cadeler ADSs issued thereunder will be registered with the SEC. Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading, and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE, such that trading of the Cadeler ADSs may commence on the NYSE on a conditional “when issued” basis, subject to the official notice of issuance of the Cadeler ADSs, following completion of the Offer. Although Cadeler Shares are currently listed and traded on the OSE, and while Cadeler intends to apply for the Cadeler ADSs to be listed on the NYSE, prior to the completion of the Offer there will be no public market for Cadeler ADSs. Upon the listing and admission to trading of Cadeler ADSs on the NYSE, there can be no assurance that an active market for Cadeler ADSs will develop or be sustained if it does develop. The failure of an active and liquid trading market to develop would likely have a material adverse effect on the value and market price of the Cadeler ADSs.
The listing of Cadeler ADSs and Cadeler Shares underlying the Cadeler ADSs on NYSE and OSE, as applicable, may not succeed as expected or the listing may not take place at all, and if listing does occur, it could have an adverse impact on Cadeler.
In conjunction with the Offer, Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading, and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE. In addition, Cadeler intends to apply to admit to trading the Cadeler Shares underlying the Cadeler ADSs to be issued in the Offer on the OSE. Cadeler expects to request that the listing admissions be approved and take effect following the completion of the Offer. However, the admissions may be delayed or may not be approved in all respects, or at all. Failure to list the Cadeler ADSs on the NYSE and/or the Cadeler Shares underlying Cadeler ADSs on the NYSE and the OSE in the manner expected by Cadeler’s management, including a delay in such listing, may have a material adverse effect on the completion of the Business Combination and on Cadeler’s and Eneti’s respective businesses, financial conditions and results of operations.
Moreover, Cadeler cannot predict the extent to which liquidity will develop on the NYSE, especially given the existing listing of the Cadeler Shares on the OSE. This could reduce the value of your Cadeler ADSs and/or the underlying Cadeler Shares and impair your ability to sell your Cadeler ADSs and/or the underlying Cadeler Shares at the time or price at which you wish to sell them. A lack of liquidity on the NYSE may also impair Cadeler’s ability to raise capital by selling Cadeler Shares and to acquire or invest in other companies, products or technologies using Cadeler ADSs or Cadeler Shares underlying such Cadeler ADSs as consideration.
Holders of Cadeler ADSs may not be able to exercise voting rights or receive distributions as readily as holders of Cadeler Shares.
Holders of Cadeler ADSs who would like to vote their underlying Cadeler Shares at general meetings of Cadeler Shareholders must timely instruct the Depositary on how to vote these underlying Cadeler Shares in advance of such meeting to enable the Depositary to submit the votes ahead of the deadline set out in Cadeler’s notice for the meeting. Neither Cadeler nor the Depositary can guarantee that you will receive the notice for any general meeting or any voting materials provided by Cadeler or the Depositary in time to ensure that you are able to instruct the Depositary to vote the Cadeler Shares underlying your Cadeler ADSs. Furthermore, the Depositary and its agents are not responsible for failure to carry out voting instructions or for the manner of carrying out voting instructions. Therefore, there is a risk that your vote may not be carried out in the manner intended and, in such instance, there would be no recourse available to you. You also may not receive the distributions that Cadeler makes on the Cadeler Shares or any value for them if it is illegal or impracticable for the Depositary to make them available to you.
The Deposit Agreement includes a jury trial waiver provision and a forum selection provision, as a result of which holders of Cadeler ADSs may not be entitled to a jury trial or to bring a claim in a judicial forum they find favorable with respect to claims arising under the Deposit Agreement, each of which could result in less favorable results to the plaintiff(s) in any such action.
The Deposit Agreement governing the Cadeler ADSs provides that holders and beneficial owners of Cadeler ADSs, including those who acquire Cadeler ADSs in the secondary market, irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the Deposit Agreement or the Cadeler ADSs, including claims under U.S. federal securities laws, against Cadeler or the Depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the Deposit Agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the U.S. federal securities laws has not been finally adjudicated by a federal court, and holders of the Cadeler ADSs are not able to waive Cadeler’s or the Depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.
In addition, the Deposit Agreement governing the Cadeler ADSs provides that by holding or owning Cadeler ADSs or an interest therein, holders and beneficial owners of Cadeler ADSs irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or Cadeler brought by holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, including, without limitation, claims under the U.S. Securities Act, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable). Any person or entity purchasing or otherwise acquiring any Cadeler ADSs, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to this choice of forum provision. This forum selection provision seeks to reduce litigation costs and increase outcome predictability. While forum selection provisions have been upheld by courts in certain states, it is possible that in connection with any action a court could find the forum selection provision to be inapplicable or unenforceable in such action. If a court were to find the forum selection provision inapplicable to, or unenforceable in respect of, one or more actions or proceedings, a holder or beneficial owner of Cadeler ADSs may incur additional costs associated with resolving such action in other jurisdictions and may not obtain the benefits of limiting jurisdiction to the courts selected. To the extent that such claims may be based upon federal law claims, Section 27 of the U.S. Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the U.S. Exchange Act or the rules and regulation thereunder. Furthermore, Section 22 of the U.S. Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Actions by beneficial owners and holders of Cadeler ADSs to enforce any duty of liability created by the U.S. Exchange Act, the U.S. Securities Act or the respective rules and regulations thereunder must be brought in the U.S. District Court for the Southern District of New York. Holders of Cadeler ADSs will not be deemed to have waived Cadeler's compliance with the federal securities laws and regulations promulgated thereunder.
The jury trial waiver provision and the forum selection provision of the Deposit Agreement can discourage claims or limit the ability of holders of Cadeler ADSs to bring a claim in a judicial forum that they find favorable. In addition, there may be imbalances of resources between Cadeler and the Depositary and holder(s), including in regard to access to information. If you or any other holder or beneficial owner of Cadeler ADSs brings a claim against Cadeler or the Depositary in connection with matters arising under the Deposit Agreement or the Cadeler ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims. If a lawsuit is brought against Cadeler and/or the Depositary under the Deposit Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in increasing costs of bringing a claim. A case that is only heard by a judge or justice of the applicable trial court may result in different outcomes than a trial heard by jury would have, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.
No condition, stipulation or provision of the Deposit Agreement or Cadeler ADSs serves as a waiver by any holder or beneficial owner of Cadeler ADSs or by Cadeler or the Depositary of compliance with any provision of the U.S. federal securities laws.
Sales of substantial amounts of Cadeler ADSs or Cadeler Shares in the open market by former Eneti Stockholders could depress the price of Cadeler ADSs and Cadeler Shares.
Other than certain Cadeler ADSs held by persons who will be affiliates of Cadeler after the Offer and the Merger (see “The Offer — Restrictions on Resales of Cadeler Shares Received in the Offer” for further information), Cadeler ADSs that are issued to Eneti Stockholders as part of the Offer Consideration will be freely tradable without restrictions or further registration under the U.S. Securities Act. If the Offer and the Merger are completed and if former Eneti Stockholders, Eneti board members or employees sell substantial amounts of Cadeler ADSs or Cadeler Shares in the public market following consummation of the Offer and the Merger, the market price of Cadeler ADSs and Cadeler Shares may decrease. Similarly, if current Cadeler Shareholders sell substantial amounts of their Cadeler Shares prior to or following consummation of the Offer and the Merger, the market price of Cadeler ADSs and Cadeler Shares, as applicable, may decrease.
BW Altor and Swire Pacific, Cadeler’s two largest shareholders, have and, following completion of the Offer, Scorpio Holdings will have significant voting power and the ability to influence matters requiring shareholder approval.
As of their latest notifications to Cadeler, BW Altor currently has an ownership in Cadeler of approximately 30.84%, and Swire Pacific has an ownership interest of approximately 15.11%. Following completion of the Business Combination, BW Altor and Swire Pacific will have an ownership interest of approximately 18.5% and 9.1% in the combined company, respectively, assuming all Eneti Stockholders tender their Eneti Common Stock in the Offer. In addition, following completion of the Offer (and assuming tenders satisfy the Minimum Condition), Scorpio Holdings, which currently holds (together with its subsidiary, SSH) 28.8% of the outstanding Eneti Common Stock, will have an ownership interest of approximately 11.5% in the combined company following completion of the Business Combination and assuming all Eneti Stockholders tender their Eneti Common Stock in the Offer and no cash settlement of fractional ADSs. Accordingly, each of BW Altor, Swire Pacific and Scorpio Holdings may have the ability to influence matters that require approval by a majority of shareholders at a general meeting of shareholders (a “General Meeting”) of the combined company, including the appointment of directors and payment of dividends, and exercise of significant influence in matters where a majority or special majority is required, including mergers and other extraordinary transactions, as well as amendments of the combined company’s organizational documents and alterations of its capital structure, including authorizing the issue of new shares or share buy-backs of existing shares. The interests of each of BW Altor, Swire Pacific and/or Scorpio Holdings may differ significantly from or compete with the combined company’s interests or those of other shareholders of the combined company, and it is possible that each of BW Altor, Swire Pacific and/or Scorpio Holdings may exercise significant influence or control over the combined company in a manner that is not in the best interests of all shareholders. This concentration of ownership and voting power could delay, postpone or prevent a change of control in the combined company, impede mergers, consolidation, takeover or other forms of combinations involving the combined company, or discourage a potential acquirer from attempting to obtain control of the combined company. Further, the interests of each of BW Altor, Swire Pacific and/or Scorpio Holdings may not always coincide with the interests of other shareholders, and other investors may not agree with the manner in which each of BW Altor, Swire Pacific and/or Scorpio Holdings act.
If insolvency proceedings are commenced against Cadeler resulting in a liquidation, the Cadeler Shareholders may only be entitled to receive a liquidation dividend from Cadeler to the extent that all of Cadeler’s liabilities have been paid to creditors in full
Any insolvency proceedings with respect to Cadeler will be subject to the insolvency laws applicable to Danish limited liability companies as set out in the Danish Act no. 1600 of December 25, 2022 on bankruptcy (the “Danish Bankruptcy Act”) or other applicable laws. If insolvency proceedings are commenced against Cadeler resulting in a liquidation, Cadeler Shareholders may only be entitled to receive a liquidation dividend from Cadeler to the extent that all of Cadeler’s liabilities have been paid to creditors in full. If the liquidation of Cadeler’s assets does not generate sufficient proceeds for the bankruptcy estate to pay any liquidation dividend to Cadeler’s shareholders, any equity investment in Cadeler may be lost.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements with respect to the financial conditions, results of operations, financial forecasts and prospects of Cadeler, Eneti and the combined company, and may include statements for periods following completion of the Business Combination. These forward-looking statements are generally identified by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “should,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based upon current expectations, beliefs, estimates and assumptions that, while considered reasonable as and when made by Cadeler and its management and Eneti and its management, as the case may be. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including:
•
the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Eneti’s and Cadeler’s securities;

•
the failure to satisfy the conditions to the consummation of the transaction, including the acceptance of the proposed exchange offer by the requisite number of Eneti Stockholders and the receipt of certain governmental and regulatory approvals;

•
general domestic and international political conditions or hostilities, including the war between Russia and Ukraine;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement;

•
the effects of public health threats, pandemics and epidemics, and the adverse impact thereof on Eneti’s or Cadeler’s business, financial condition and results of operations;

•
the effect of the announcement or pendency of the transaction on Eneti’s or Cadeler’s business relationships, performance, and business generally;

•
risks that the proposed transaction disrupts current plans of Eneti or Cadeler and potential difficulties in Eneti’s or Cadeler’s employee retention as a result of the proposed transaction;

•
the outcome of any legal proceedings that may be instituted against Eneti or Cadeler related to the business combination agreement or the proposed transaction or as a result of the operation of their respective businesses;

•
the risk that Cadeler is unable to list the Cadeler ADSs to be offered as consideration, or the underlying Cadeler Shares, on the New York Stock Exchange or the Oslo Stock Exchange, as applicable;

•
volatility in the price of the combined company’s securities due to a variety of factors, including changes in the competitive markets in which the combined company plans to operate, variations in performance across competitors, changes in laws and regulations affecting such business and changes in the combined capital structure;

•
factors affecting the duration of contracts, the actual amount of downtime and the respective backlogs of Eneti and Cadeler;

•
factors that reduce applicable day-rates or contract profitability, operating hazards inherent to offshore operations and delays;

•
dependency on third parties in relation to, for example, technical, maintenance and other commercial services;

•
risks associated with operations outside the United States, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting the combined company’s operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, hurricanes and other weather conditions, and the future price of energy commodities;
•
the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as Adjusted EBITDA and free cash flow) after the completion of the proposed transaction, and to identify and realize additional opportunities;

•
the failure to realize anticipated benefits of the proposed transaction;

•
risks related to the ability to correctly estimate operating expenses and expenses associated with the business combination;

•
risks related to the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations;

•
the potential impact of announcement or consummation of the proposed transaction on relationships with third parties;

•
changes in law or regulations affecting Eneti, Cadeler or the combined company;

•
international, national or local economic, social or political conditions that could adversely affect Eneti, Cadeler or the combined company and their businesses;

•
significant changes in tax and other economic incentives applicable to the wind energy industry;

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dependency on Eneti’s and Cadeler’s customers;

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volatility in demand, increased competition or reduction in contract values;

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the risk that technological progress might render the technologies used by each of Cadeler and Eneti obsolete;

•
conditions in the credit markets that may negatively affect the companies and their business;

•
risks deriving from the restrictive covenants and conditions relevant to Eneti’s and Cadeler’s financing and their respective ability to obtain future financing, including for remaining installations on ordered newbuild vessels;

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risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgements;

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the risk that Eneti and Cadeler have a limited number of vessels and are vulnerable in the event of a loss of revenue relating to any such vessel(s);

•
risks relating to delays in, or increases in the cost of, already ordered newbuild vessels and the risk of a failure to obtain contracts for such newbuild vessels; and

•
risks associated with changes in exchange rates including the USD/NOK and USD/EUR rates.

These and other risks and uncertainties may cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Cadeler and Eneti caution you not to place undue reliance on any forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, Cadeler’s or Eneti’s actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which Cadeler and Eneti operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. Except as required by law, neither Cadeler nor Eneti assumes any obligation to update or revise the information contained herein, which speaks only as of the date hereof.
For additional information about factors that could cause Cadeler’s and Eneti’s results to differ materially from those described in the forward-looking statements, please see the section of this prospectus entitled “Risk Factors” beginning on page 38 as well as in the reports that Eneti has filed with the SEC described in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 324.

All written or oral forward-looking statements concerning the Offer, the Business Combination or other matters addressed in this prospectus and attributable to Cadeler, Eneti or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE OFFER
The Offer
Cadeler is offering to exchange for each outstanding share of Eneti Common Stock validly tendered and not validly withdrawn in the Offer, 0.85225 Cadeler ADSs, each one (1) Cadeler ADS representing four (4) Cadeler Shares providing for an exchange ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock, subject to payment of cash compensation with respect to any fractional Cadeler ADSs, without interest and subject to reduction for any applicable withholding taxes.
The Offer Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Eneti Common Stock or Cadeler Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Eneti Common Stock or Cadeler Shares outstanding after the date hereof and prior to the Acceptance Time, as defined in the Business Combination Agreement, pursuant to the terms of the Business Combination Agreement.
Cadeler will not issue fractional Cadeler ADSs in the Offer. Instead, each Eneti Stockholder who otherwise would be entitled to receive fractional Cadeler ADSs will be entitled to an amount of cash (without interest) equal to the number of Cadeler Shares represented by such fractional part of a Cadeler ADS multiplied by the Cadeler Trading Price, rounded to the nearest whole U.S. Dollar cent. See “Business Combination Agreement — Fractional Cadeler ADSs.”
Purpose of the Offer
The Offer is made in accordance with the Business Combination Agreement to combine the businesses of Cadeler and Eneti. The purpose of the Offer is for Cadeler to acquire control of and, ultimately, the entire equity interest in, Eneti. The Offer is the first step in the Business Combination and Cadeler’s plan to acquire all of the outstanding shares of Eneti Common Stock, and the Merger is the second step in such plan. If the Offer is completed, validly tendered (and not validly withdrawn) shares of Eneti Common Stock will be exchanged for the Offer Consideration. If the Offer is completed, Cadeler intends to promptly consummate the Merger as the second step in such plan. The purpose of the Merger is for Cadeler to acquire all shares of Eneti Common Stock that it did not acquire in the Offer. Upon the consummation of the Merger, the Eneti business will be held by a wholly owned subsidiary of Cadeler, and Eneti Stockholders will no longer have any direct ownership interest in the Eneti business (though those Eneti Stockholders who accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer will continue to have an indirect ownership interest in the Eneti business through their ownership interest in Cadeler).
Indicative Timetable for the Offer
Event	Calendar date(1)
Cadeler Shareholders’ meeting to grant Cadeler Shareholder Approval	July 14, 2023
Commencement of the Offer; Publication of summary advertisement of Offer	, 2023
Expiration Date (deadline for tendering shares of Eneti Common Stock into the Offer)	, 2023(2)
Announcement by Cadeler on whether or not the conditions to the Offer have been satisfied or, to the extent legally permitted, waived	On or prior to
Commencement of trading of Cadeler ADSs on NYSE on a “when issued” basis	On or about (3)
Expected settlement date	On or about (4)
Admission to trading of the Cadeler Shares on the OSE	On or about (5)

Notes:
(1)
If you hold shares of Eneti Common Stock through a financial intermediary, please be aware the financial intermediary may require you to make decisions and take actions in advance of the times and dates noted. You should contact your financial intermediary with respect to questions regarding the dates and times that may be applicable to you.

(2)
If Cadeler determines to extend the initial offering period, it will make an announcement of such extension by no later than 9:00 a.m. Eastern Time, on the next business day after the scheduled Expiration Date. There will be no subsequent offering period.

(3)
It is currently expected that trading of Cadeler ADSs on the NYSE on a conditional “when-issued basis” will commence shortly after the closing of the Offer. “When-issued” trading refers to a sale or purchase of a security that is made conditionally because the security has been authorized but not yet issued or delivered. The “when-issued” trading market will be a market for Cadeler ADSs that are expected to settle on           .

(4)
In the event that the Offer conditions have been satisfied or, if applicable, waived, Cadeler will accept for exchange, and will exchange, all shares of Eneti Common Stock that have been validly tendered into, and not withdrawn from, the Offer as of the Expiration Date and Cadeler will deliver the Cadeler Shares as soon as practicable after the Expiration Date in accordance with applicable U.S. law. Eneti Stockholders will be issued Cadeler ADSs under the facility operated by the Depositary pursuant to the Deposit Agreement.

(5)
Subject to approval by the relevant listing authorities.

Background for the Offer
The Schedule 14D-9 includes additional information on the background, deliberations and other activities involving Eneti (see the section titled “Background for the Offer” in the Schedule 14D-9, which will be filed with the SEC and mailed to you and other Eneti Stockholders together with this prospectus). You are encouraged to read that section in its entirety.
Each of the Eneti Board and the Cadeler Board regularly reviews their respective company’s business, strategic direction, performance and prospects in light of current and expected business and economic conditions, developments in the market for offshore wind turbine installation and maintenance, and the competitive landscape in which their respective company operates. As part of their ordinary course of business, the senior management of each of Eneti and Cadeler regularly evaluate operational and strategic opportunities, including acquisitions, divestitures and other business combinations, that could complement their respective company’s activities and allow it to achieve its strategic objectives.
On November 25, 2022, Mikkel Gleerup, the Chief Executive Officer of Cadeler, met with representatives of DNB Markets, a part of DNB, financial advisor to Cadeler, to discuss potential M&A opportunities within the offshore wind industry.
On November 29, 2022, Andreas Sohmen-Pao, chairman of the Cadeler Board, telephoned Emanuele Lauro, in his capacity as chairman of Scorpio Holdings, to indicate that Cadeler was interested in opening a dialogue regarding a potential business combination involving Cadeler and Eneti.
On December 12, 2022, representatives of DNB Markets met in person in New York with Robert Bugbee, a director and President of Scorpio Holdings, and President of Eneti. During the meeting, those present discussed potential M&A opportunities within the offshore wind industry, including the possibility of a combination involving Eneti and Cadeler.
On December 16, 2022, representatives of DNB Markets met with Mr. Gleerup to discuss DNB Markets’ meeting with Mr. Bugbee on December 12, 2022. DNB Markets informed Mr. Gleerup that Mr. Bugbee had indicated that Eneti could be interested in engaging in discussions with respect to a potential combination involving Eneti and Cadeler.

Between December 16, 2022 and January 5, 2023, representatives of each of DNB Markets and Cadeler’s senior management, including Mr. Gleerup, had an ongoing dialogue about the potential for a combination of Eneti and Cadeler.
On January 5, 2023, Mr. Gleerup discussed his conversations with DNB Markets regarding the potential combination of Eneti and Cadeler and the possible approach to such a combination with the Cadeler Board. The Cadeler Board resolved to authorize continued discussions towards such a combination.
On January 13, 2023, Mr. Gleerup contacted Mr. Bugbee by telephone to indicate that Cadeler was interested in opening a dialogue regarding a potential strategic combination with Eneti. Mr. Bugbee told Mr. Gleerup that Eneti would be willing to discuss a potential strategic combination but only on the basis of a written transaction proposal.
Later that day, Cadeler submitted to Mr. Lauro and Mr. Bugbee, in their respective capacities as members of the board of directors of SSH, a non-binding indicative transaction proposal for the combination of Cadeler with Eneti in a share exchange transaction. Pursuant to Cadeler’s non-binding proposal, Eneti Stockholders would receive 3.106 Cadeler Shares for each outstanding share of Eneti Common Stock. The proposal further indicated that Cadeler was willing to discuss an adjustment mechanism with respect to Eneti’s three NG-2500X vessels and that Cadeler ascribed a value of USD 50 million to those vessels. The proposal noted that whilst Cadeler intended to retain its primary listing on the OSE, it was willing to undertake a dual listing of the Cadeler Shares on the NYSE such that Eneti Stockholders would receive NYSE-listed Cadeler Shares. The proposal further noted that the transaction would require the approval of SSH as the largest shareholder of Eneti and indicated that Cadeler would require a pre-acceptance undertaking from SSH before Cadeler would approach the Eneti Board to initiate a formal process.
On January 15, 2023, Cadeler engaged Davis Polk & Wardwell London LLP (“Davis Polk”) as U.S. legal counsel in connection with the contemplated transaction.
On January 18, 2023, Mr. Lauro contacted Mr. Gleerup to discuss the proposed transaction. Mr. Lauro explained that Cadeler should approach Eneti directly, and not SSH, to discuss a potential combination. On the same day, Mr. Lauro and Mr. Bugbee, on behalf of SSH, sent a letter to Cadeler confirming receipt of Cadeler’s non-binding proposal of January 13, 2023 and stating that the proposed transaction should be discussed through a collaborative process between Cadeler and Eneti. SSH declined to make any commitment to support a transaction at that time.
On January 20, 2023, Cadeler submitted to the Eneti Board a non-binding indicative transaction proposal for the combination of Cadeler and Eneti in a share exchange transaction. The proposal indicated that Eneti Stockholders would receive 3.106 Cadeler Shares (or shares of an equivalent value in a newly incorporated company that would serve as a holding company for the combined company). Based on the proposal, Eneti Stockholders would own, in the aggregate, 36.2% of the combined company upon completion of the proposed transaction. The proposal further indicated that Cadeler was willing to discuss an adjustment mechanism with respect to Eneti’s three NG-2500X vessels, including alternative structures to carve out these assets from the transaction perimeter, and that Cadeler ascribed a value of USD 50 million to those vessels. The proposal noted that Cadeler intended for the combined company to be listed on the OSE with a dual listing on the NYSE. Finally, the proposal emphasized the importance to Cadeler that the transaction be a “friendly,” or negotiated, transaction and that any transaction between Cadeler and Eneti would therefore be conditioned on the support of SSH (as Eneti’s most significant shareholder, holding approximately 28.8% of the Eneti Common Stock) and each of the directors of Eneti.
On January 27, 2023, Mr. Lauro, on behalf of Eneti, sent a letter confirming receipt of Cadeler’s non-binding proposal of January 20, 2023 and requesting further details from Cadeler, including in relation to the proposed transaction structure and the envisioned board of directors for the combined company.
Later that day, Mr. Gleerup sent a letter responding to Mr. Lauro and setting out additional details about the proposed transaction, including the envisaged composition of the board of directors for the combined company and the relative valuations of each of Cadeler and Eneti based on publicly available information. The response letter indicated that Cadeler envisaged a combined board of 7 – 8 people, consisting of 5 existing Cadeler board members and 2 – 3 existing Eneti board members. Mr. Gleerup proposed that the parties enter into a mutual non-disclosure agreement, a draft of which was attached to the response letter.

On February 1, 2023, Cadeler and Eneti entered into a mutual non-disclosure agreement to facilitate confidential negotiations and due diligence. The mutual non-disclosure agreement included a 90-day exclusivity clause.
On February 6, 2023, representatives of Cadeler’s senior management, including Mr. Gleerup and Peter Brogaard Hansen, Cadeler’s Chief Financial Officer, met virtually with representatives of Eneti’s senior management, including Mr. Bugbee and Cameron Mackey, Chief Operating Officer of Eneti, to introduce their respective teams.
On February 8, 2023, Cadeler submitted a due diligence request list and clean team protocol to Eneti.
On February 22, 2023, Cadeler shared with Eneti a draft of Cadeler’s 2022 unaudited financial statements.
On February 24, 2023, representatives of DNB Markets spoke by telephone with Mr. Bugbee to discuss the financial information provided to Eneti by Cadeler, and other procedural matters including the scope of Cadeler’s due diligence request list and procedures for the exchange of due diligence information between the parties.
On February 28, 2023, Mr. Gleerup submitted a further letter to the Eneti Board reconfirming Cadeler’s commitment to continue exploring the transaction proposal, requesting feedback from the Eneti Board on Eneti’s interest in exploring the proposal and seeking agreement on a defined process and timetable. Mr. Gleerup brought to Eneti’s attention that the transaction proposal represented an implied premium of 25% to the price of a share of Eneti Common Stock (as of market close on January 19, 2023), or 38% (as of market close on February 24, 2023).
On March 1, 2023, the Eneti Board held a meeting to discuss Mr. Gleerup’s letter to the Eneti Board of February 28, 2023 and the engagement of Perella Weinberg as Eneti’s financial advisor in connection with the potential transaction. On March 2, 2023, the Eneti Board approved the engagement of Perella Weinberg, and Perella Weinberg agreed, to assist Eneti in evaluating Cadeler’s proposal.
On March 7 and 8, 2023, Mr. Gleerup met in person with Mr. Bugbee in Oslo. During the meeting, Mr. Gleerup and Mr. Bugbee discussed the proposed transaction, and in particular, the appointment of an appropriate diligence consultant to assist Eneti and the amount of anticipated transaction costs related to the potential transaction.
On March 16, 2023, representatives of each of Cadeler and Eneti held a call to discuss diligence procedures and the potential engagement of a diligence consultant to assist Eneti in the due diligence process. On May 17, 2023, Eneti entered into an engagement letter with Perella Weinberg memorializing their earlier agreement whereby Perella Weinberg would provide Eneti financial advisory services.
On March 30, 2023, at a special meeting of the Eneti Board, representatives of Perella Weinberg reviewed with the Eneti Board Perella Weinberg’s preliminary financial analyses of Eneti as a standalone company. At the meeting, the Eneti Board authorized Eneti’s senior management to engage in further discussions with Cadeler.
On April 3, 2023, Mr. Mackey, Hugh Baker, Chief Financial Officer of Eneti, and Eleni Nassopoulou, general counsel to Scorpio Holdings, met with Perella Weinberg to discuss process generally and begin preparing a virtual data room to be used by the parties in connection with the proposed transaction.
On April 5, 2023, at the direction of the Eneti Board, an introductory call was held between representatives of Perella Weinberg and DNB Markets. Perella Weinberg and DNB Markets discussed preliminary scheduling matters and immediate next steps with respect to the proposal received by Eneti from Cadeler. On April 6, 2023, Perella Weinberg sent DNB Markets information to clarify the scope of the financial information to be exchanged between Eneti and Cadeler.
On April 7, 2023, DNB Markets and representatives of Perella Weinberg held a follow-up call to discuss the potential exchange of Cadeler and Eneti financial projections prepared by both companies’ respective management teams. The parties agreed to prepare such financial projections based on publicly available equity research models. Representatives of DNB Markets and Perella Weinberg continued to meet and discuss the scope of the financial projections to be shared by each party over the subsequent days.

On April 13, 2023, Mr. Gleerup and Mr. Brogaard Hansen spoke by telephone with representatives of Eneti, including Mr. Mackey, to discuss the publicly available equity research model for Cadeler and certain underlying assumptions on which the model was based and on which Cadeler had provided public guidance.
On April 18, 2023, and April 21, 2023, representatives of each of DNB Markets and Perella Weinberg participated in update calls to discuss Eneti’s follow-up questions on the publicly available equity research model for Cadeler as well as the potential implications of Cadeler announcing the entry into a firm contract with Siemens Gamesa to provide transportation and installation services related to a wind turbine project. Representatives of DNB Markets and Perella Weinberg also discussed certain logistical matters regarding the non-binding indicative transaction proposal received by Eneti from Cadeler. On behalf of Eneti, Perella Weinberg requested that Cadeler provide its management’s financial projections for the combined company.
On April 20, 2023, Mr. Bugbee met in person with Mr. Gleerup in New York to discuss the publicly available equity research model for Cadeler, as well as Eneti’s view of what additional information to be exchanged between the parties, including management projections, would be required to further advance discussions regarding the potential combination of Eneti and Cadeler.
On April 24, 2023, representatives of the senior management of each of Eneti and Cadeler, together with representatives of DNB Markets and Perella Weinberg, held a call to discuss diligence materials that had been shared among the parties.
On the same day, at the direction of the Eneti Board, representatives of Perella Weinberg spoke with representatives of DNB Markets to communicate that Eneti was still considering Cadeler’s initial written proposal and anticipated responding within the next several days.
On May 1, 2023, Mr. Lauro met in person with Mr. Gleerup in Copenhagen to discuss the proposed business combination between Cadeler and Eneti and additional information that Eneti and the Eneti Board felt was necessary to receive in connection with the evaluation of the proposed business combination. On the same day, representatives of Perella Weinberg reviewed Perella Weinberg’s preliminary financial analyses of Eneti, Cadeler and the combined company with Eneti’s management.
On May 2, 2023, in a telephone call with DNB Markets, Perella Weinberg delivered, on behalf and at the direction of Eneti, a verbal counterproposal to Cadeler’s offer of January 20, 2023. Eneti proposed that Eneti Stockholders would receive 3.409 Cadeler Shares for each share of Eneti Common Stock (which would imply a 40% interest for Eneti’s Stockholders in the combined company, as compared to the 38% interest implied by Cadeler’s initial proposal). Eneti further expressed its view that the value of the NG-2500 vessels was higher than the USD 50 million valuation proposed by Cadeler and suggested that the parties explore avenues and adjustment mechanisms for a potential sale of such vessels. Eneti further proposed proportional board representation in the combined company and expressed its expectation that the directors nominated by Eneti to the Cadeler Board should have representation on key committees. Eneti’s counterproposal also included a request that SSH be granted pre-emptive rights with respect to future equity raises by the combined company, and a right of first offer with respect to any future secondary sale of shares by BW Altor or Swire Pacific.
Between May 2, 2023, and May 8, 2023, representatives of each of DNB Markets and Perella Weinberg, in each case as instructed by the management of Cadeler and Eneti, respectively, held a series of negotiation calls on the ownership split in the combined company between Eneti Stockholders and existing Cadeler Shareholders, governance matters related to the combined company and expected transaction costs. In the course of such discussions, DNB Markets indicated that Cadeler may be willing to agree to Eneti’s request that the exchange ratio be increased from Cadeler’s initial proposal to 3.409 Cadeler Shares for each share of Eneti Common Stock on the basis that the transaction remained economically attractive to Cadeler (including in light of estimated syngergies) and that the parties would take steps to limit expected transaction costs. On May 7, 2023, at the direction of Eneti’s management, Perella Weinberg relayed to DNB Markets that Eneti’s executive officers had proposed, and would be prepared to agree, to waive certain amounts to which they would be entitled to receive under their existing employment agreements in exchange for an aggregate payment of $45.0 million of severance and change of control payments and that Eneti was prepared to move promptly to negotiate and execute definitive documentation for the proposed transaction.

On May 3, 2023, a committee of the Cadeler Board met to review and discuss various proposed legal structures for the potential combination of Cadeler with Eneti.
Between May 4, 2023, and May 8, 2023, Mr. Gleerup and representatives of Eneti, including Mr. Lauro, Mr. Bugbee and Mr. Mackey engaged in further conversations regarding the transaction proposal. Following these conversations, Mr. Gleerup and Mr. Mackey maintained direct communications and spoke by telephone on several occasions.
On May 8, 2023, Cadeler and Eneti came to a preliminary agreement as to the terms of a proposed combination, which included an exchange ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock and a combined company board consisting of eight directors (of whom three would initially be designated by Eneti prior to closing). Later that day, Cadeler instructed its legal advisors to commence the drafting of a combination agreement.
On May 11, 2023, at a regularly scheduled meeting of the Eneti Board at which Eneti’s management was present, representatives of Perella Weinberg provided the Eneti Board an update on the status of negotiations with Cadeler and on the ongoing financial analysis done to date.
On May 12, 2023, Mr. Gleerup provided an update on the state of negotiations with Eneti to the Cadeler Board. Following discussion, the Cadeler Board resolved to extend the period of exclusivity under the mutual non-disclosure agreement to May 31, 2023. Later that day, the parties entered into an amendment to their existing mutual non-disclosure agreement, extending the exclusivity of discussions between the parties to May 31, 2023.
On May 15, 2023, Mr. Gleerup, Mr. Brogaard Hansen, and Pernille Korsager, General Counsel at Cadeler, together with representatives of Cadeler’s advisors, provided a walk-through of the proposed transaction structure to representatives of Eneti, including Mr. Lauro, Mr. Mackey and Mr. Bugbee, and its advisors.
On May 16, 2023, both parties opened virtual data rooms to facilitate their respective due diligence. Between May 17, 2023 and the announcement of the proposed transaction, representatives of each of the parties and their respective financial and legal advisors continued to exchange and review due diligence information and various telephonic meetings were held to discuss the same.
On May 18, 2023, DNB Markets submitted a first draft of the Business Combination Agreement to representatives of Perella Weinberg, which was subsequently shared with Eneti and its legal counsel. Among other provisions, the draft provided that the combined company board would comprise eight directors (five to be nominated by Cadeler and three by Eneti). Additionally, the draft provided that more than 90.01% of Eneti’s outstanding shares would need to be tendered for the proposed transaction to be consummated (provided that Cadeler could unilaterally reduce such percentage down to a lower threshold left unspecified in the draft) and indicated by footnote that the offer consideration could consist of ADSs (rather than Cadeler Shares). Finally, the draft noted Cadeler’s continued expectation that SSH and each of the directors, as well as the executive officers of, Eneti would commit to support the proposed transaction, in light of the importance to Cadeler that the transaction be, in practice and perception, a “friendly,” or negotiated, transaction.
On May 23, 2023, representatives of each of Cadeler and Eneti, and their respective legal and financial advisors, including Seward & Kissel LLP, legal counsel to Eneti (“S&K”), participated in a call to discuss the Business Combination Agreement. On the same day, representatives of each of Cadeler and Eneti, along with the parties’ respective advisors, discussed potential tax implications arising from the proposed transaction and alternative transaction structures and both parties opened ‘clean team’ virtual data rooms to continue their respective due diligence. Representatives of DNB Markets and Perella Weinberg exchanged projections prepared by the management of their respective clients.
On May 24, 2023, DNB Markets submitted a first draft of the Tender and Support Agreement to Eneti.
On May 25, 2023, representatives of each of Cadeler and Eneti, together with the parties’ respective financial and legal advisors, spoke by telephone to discuss the structuring of the proposed transaction.

On May 29, 2023, representatives of each of Cadeler and Eneti, along with the parties’ respective financial advisors, spoke by telephone to discuss the parties’ respective views as to the potential synergies arising from the proposed transaction.
On May 30, 2023, S&K sent a revised draft of the Business Combination Agreement to Cadeler and its advisors. Among other revisions, the draft provided for representations by Cadeler as to compliance with permits, the ownership and maintenance of Cadeler’s vessels, and related party transactions. The draft also proposed a reverse termination fee payable by Cadeler in the event that the Cadeler Board failed to confirm or otherwise changed its recommendation in favor of the proposed transaction or Cadeler Shareholder approval was not obtained.
On June 1, 2023, Davis Polk sent a revised draft of the Business Combination Agreement to Eneti and its advisors. The draft included drafting for the proposal that the offer consideration consist of ADSs. The draft accepted Eneti’s proposal that Cadeler be required to pay a termination fee in the event that the Cadeler Board failed to confirm or otherwise changed its recommendation in favor of the proposed transaction but rejected Eneti’s proposal that a termination fee should apply if the Business Combination Agreement was to be terminated as a result of Cadeler having been unable to obtain the approval of its shareholders. In addition, the draft indicated Cadeler’s expectation that the termination fee payable by Eneti would be in the range of $30.0 million (or approximately 3% of Eneti’s enterprise value (including forecast capital expenditures)). The parties subsequently agreed on that figure, and that the termination fee amount would be equal whether required to be paid by Eneti or Cadeler.
On June 1, 2023 and June 9, 2023, at regularly scheduled meetings of the Eneti Board at which Eneti’s management was present, representatives of Perella Weinberg provided additional process updates and reviewed Perella Weinberg’s updated preliminary financial analyses with the Eneti Board, now reflecting Cadeler’s management projections. On June 3, 2023, S&K returned minor comments on the draft Tender and Support Agreement to Davis Polk. On June 5, 2023, Davis Polk sent a revised draft of the Tender and Support Agreement to Eneti, which the parties subsequently acknowledged was in agreed form.
On June 6, 2023, a call was held between representatives of each of Cadeler and Eneti, together with their respective legal and financial advisors, to discuss commercial and legal points arising from the draft Business Combination Agreement. On the call, the parties agreed, amongst other things, that Cadeler would seek to obtain commitments to vote in favor of the transaction from each of BW Altor and Swire Pacific. On the same day, S&K sent a revised draft of the Business Combination Agreement to Davis Polk. Amongst other things, the revised draft included expanded interim operating covenants applicable to Cadeler, and proposed a termination fee to be payable by Cadeler in the event that the parties were to be unable to close the proposed transaction as a result of the decision of one or more antitrust or foreign investment authorities, or the enactment of any antitrust or foreign investment law.
Also on June 6, 2023, and again on June 8, 2023, representatives of Cadeler, including Mr. Gleerup and Mr. Brogaard Hansen, and of Eneti, including Mr. Lauro and Mr. Bugbee, along with the parties’ respective financial advisors, met telephonically to discuss various matters relating to the parties’ respective financing and liquidity.
Finally, on June 6, 2023, the Cadeler Board held a meeting to discuss the proposed business combination. Representatives of Davis Polk and Gorrissen Federspiel Advokatpartnerselskab (“Gorrissen Federspiel”), Danish legal counsel to Cadeler, attended the meeting and provided the Cadeler Board with an overview of the key changes to the proposed transaction since the Cadeler Board meeting held on May 12, 2023.
On June 9, 2023, Davis Polk sent a revised draft of the Business Combination Agreement to Eneti, together with a draft of the voting undertaking proposed to be obtained from each of BW Altor and Swire Pacific. Subsequently, Mr. Gleerup and Mr. Mackey spoke by telephone to discuss the key outstanding commercial terms, including the minimum tender condition, the proposed antitrust termination fee, the valuation of the NG-2500X vessels and Eneti’s flexibility with respect to a potential disposal of such vessels in the period between signing and closing of the Business Combination Agreement, and the composition of the combined company board of directors. The parties agreed that the combined company board should consist of six members, initially comprising four directors nominated by Cadeler and two directors by Eneti. Later on the same day, Davis Polk, Gorrissen Federspiel and S&K held a call to discuss the foregoing and certain other matters relating to the Business Combination Agreement.

Also on June 9, 2023, S&K sent a draft of the Eneti disclosure letter to Davis Polk and Cadeler and Davis Polk sent a draft of the Cadeler disclosure letter to S&K. Later that day, Davis Polk returned comments on the Eneti disclosure letter to S&K.
On June 10, 2023, S&K and Davis Polk exchanged several drafts of the Business Combination Agreement and discussed various items via email, including matters relating to executive compensation. S&K delivered to Davis Polk a draft of the form of waiver letter to be entered into by certain members of Eneti’s senior management with respect to the change of control payments to which they could otherwise be entitled in connection with the proposed transaction. On the same day, a call was scheduled between representatives of each of Cadeler and Eneti, together with their respective legal and financial advisors, to discuss remaining open items with respect to the Business Combination Agreement, including the minimum tender condition and Eneti’s flexibility with respect to a potential disposal of the NG-2500X vessels. With respect to the minimum tender condition, though Cadeler had initially proposed that the condition be set at 90.01% in line with the minimum percentage holding required to effect a short-form squeeze-out transaction in many jurisdictions Cadeler indicated that it was prepared to accept Eneti’s counter-proposal of a minimum tender condition of 85.01% (waivable in Cadeler’s sole discretion to a lower threshold not less than the number of shares required to approve the Merger in accordance with the BCAMI (being a majority of the outstanding shares of Eneti Common Stock, or 50% plus 1 share)), in light of Cadeler’s determination that a “long-form” second-step merger, requiring a shareholder vote after the completion of the Offer, would be feasible under Marshall Islands law and in the expectation that a lower minimum tender condition would increase the likelihood of the transaction successfully completing, a factor that Eneti’s management had expressed to be important to the Eneti Board’s willingness to proceed with the proposed transaction.
Also on June 10, 2023, S&K sent comments on the proposed form of Cadeler voting undertaking. Gorrissen Federspiel subsequently sent a revised draft of the Cadeler voting undertaking to S&K and discussion by email followed regarding the form of such undertaking.
Between June 10, 2023 and June 15, 2023, Davis Polk and S&K worked to finalize the Business Combination Agreement and the ancillary documentation relating thereto, including the parties’ respective disclosure schedules and the waiver letters referred to above.
On June 14, 2023, the Eneti Board held a meeting to discuss the proposed business combination. Representatives of Perella Weinberg and S&K attended the meeting and provided the Eneti Board with an overview of the proposed transactions and the terms of the Business Combination Agreement. Representatives from Perella Weinberg reviewed with the Eneti Board Perella Weinberg’s financial analyses and indicated that it was prepared to render an opinion, which was subsequently delivered to the Eneti Board on June 15, 2023, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations set forth therein, the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of Eneti Common Stock. The text of the Perella Weinberg opinion is attached as Annex D to this prospectus. Following the presentation and discussion amongst the directors, the Eneti Board unanimously approved the Business Combination Agreement and other agreements and transactions contemplated thereby.
Between June 14, 2023, and June 15, 2023, Mr. Brogaard Hansen and Michael Ferrante, financial controller at Eneti, discussed over email certain deferred tax liabilities identified by Eneti in its disclosure letter.
On June 15, 2023, Davis Polk circulated to all parties an execution version of the Business Combination Agreement.
On June 16, 2023, the Business Combination Agreement and ancillary transaction documents were executed and released by Cadeler, Eneti and other parties to the transaction documents. Prior to the opening for trading of the Cadeler Shares on the OSE, Cadeler and Eneti issued a joint press release announcing the execution of the Business Combination Agreement and the other transaction agreements.
Cadeler’s Reasons for the Offer
In reaching its decision to approve the Business Combination Agreement, the Offer, the Merger and the transactions contemplated by the Business Combination Agreement, the Cadeler Board consulted with

Cadeler’s management, as well as Cadeler’s legal and financial advisors, and considered a number of factors, including the following factors which it viewed as supporting its decision to approve the Business Combination Agreement, the Offer, the Merger and the Transactions (not in any relative order of importance):
•
the view that the Business Combination of Cadeler and Eneti will unite two companies with long operating track records in offshore wind turbine and foundation installation;

•
the view that the combined company will be able to offer customers access to a larger, more diverse and modern fleet of next-generation offshore windfarm installation vessels;

•
the view that the Business Combination will enable the combined company to target larger and more complex projects in response to consistent customer demand through an increase in scale, a complementary fleet, and deep industry relationships;

•
the view that the Business Combination will allow the combined company to meet the increased global demand for a green transition;

•
the view that the combined company will unlock unrivalled value due to increased cross-utilization of resources and improved flexibility, capacity, and agility;

•
the view that the combined company will attract heightened investor attention, have enhanced trading liquidity and improved coverage by analysts;

•
the view that the terms and conditions of the Business Combination Agreement and the Transactions, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the Transactions;

•
the fact that the Business Combination Agreement places limitations on Eneti’s ability to seek an alternative proposal and requires Eneti to pay Cadeler a termination fee of $30 million if Eneti terminates the Business Combination Agreement under certain circumstances, including if Eneti consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period;

•
the anticipated short time period from announcement to completion achievable through the exchange offer structure and the expectation that the conditions to the consummation of the Offer and the Merger will be satisfied on a timely basis;

•
the amount and form of the Offer Consideration to be paid in the transaction, including the fact that the Exchange Ratio is fixed;

•
current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, Cadeler Shares and shares of Eneti Common Stock;

•
the Cadeler Board’s and Cadeler’s management’s familiarity with the business operations, strategy, earnings and prospects of each of Cadeler and Eneti and the scope and results of the due diligence investigation of Eneti conducted by Cadeler;

•
the entry into the Tender and Support Agreements by the existing Eneti Stockholders party thereto, pursuant to which they agreed, among other things, to tender their shares of Eneti Common Stock prior to the Expiration Date, subject to certain terms and conditions, and

•
Eneti’s management’s recommendation in favor of the Offer and the Merger.

The Cadeler Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including the following (not in any relative order of importance):
•
the risk that the potential benefits of the Business Combination may not be fully or even partially achieved, or may not be achieved within the expected time frame;

•
costs associated with the Transactions;

•
the risk of not obtaining shareholder approval for the issuance of the Cadeler Shares in connection with the Offer;

•
the risk of not obtaining relevant regulatory approvals and the timing hereof;

•
the risk that the Transactions may not be consummated despite Cadeler’s and Eneti’s efforts or that the closing of the Transactions may be unduly delayed;

•
the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Eneti and its subsidiaries, which may not entitle Cadeler to terminate the Business Combination Agreement;

•
the challenges and difficulties relating to combining the operations of Cadeler and Eneti;

•
the risk of diverting Cadeler’s management’s focus and resources from other strategic opportunities and from operational matters while working to implement the Business Combination, and other potential disruptions associated with combining the two companies;

•
the effects of general competitive, economic, political and market conditions and fluctuations on Cadeler, Eneti or the combined company; and

•
various other risks associated with the acquisition and the businesses of Cadeler, Eneti and the combined company, some of which are described under “Risk Factors.”

The Cadeler Board concluded that the potential negative factors associated with the Business Combination were outweighed by the potential benefits of completing the Offer and the Merger. Accordingly, the Cadeler Board approved the Business Combination Agreement, the Offer, the Merger and the Transactions.
The foregoing discussion of the information and factors considered by the Cadeler Board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Cadeler Board. In view of the variety of factors considered in connection with its evaluation of the Business Combination, the Cadeler Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Cadeler Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Cadeler Board based its determination on the totality of the information presented.
Management Projections Prepared by Cadeler’s Management
Although Cadeler publicly issues limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, publicly disclose long-term financial projections due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, Cadeler does not endorse unaudited management projections as a reliable indication of future results. The limited unaudited management projections set out below are included in this prospectus solely because they were part of the financial information made available to the Eneti Board in connection with its evaluation of the proposed transaction prior to entering into the Business Combination Agreement and, at the direction of Eneti’s management, were also relied upon, without assuming any responsibility for independent verification, by Perella Weinberg. Such management projections are not included in this prospectus to influence any Eneti Stockholder to tender their shares of Eneti Common Stock or for any other purpose.
The inclusion of these unaudited management projections should not be regarded as an indication that any of Cadeler, Eneti, their respective financial advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, them to be an accurate prediction of actual future results. There can be no assurance that the forward-looking results will be achieved or that actual results will not be significantly higher or lower than estimated. None of Cadeler, Eneti or their respective advisors or representatives has made or makes any representation regarding the information contained in the Cadeler Forecasts (as defined below), and, except as may be required of Cadeler by applicable securities laws, none of them intends to update or otherwise revise or reconcile such forecasts to reflect circumstances existing after the date they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Cadeler Forecasts are shown to be in error.

The unaudited management projections presented below include Cadeler’s management’s forecasts of the expected future financial and operating performance of Cadeler Group for the calendar years 2023 through and including 2027 (the “Cadeler Forecasts”). Select material line items, as well as material operating assumptions, are set forth below.
The Cadeler Forecasts were based on a variety of assumptions and estimates made at the time that such financial forecasts were prepared. The assumptions and estimates underlying such forecasts may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Cadeler’s control. The assumptions and estimates used to create the Cadeler Forecasts involve judgments made with respect to, among other things, future economic, competitive and regulatory conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Cadeler operates, and the risks and uncertainties described in the section of this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult or impossible to predict accurately and many of which are outside of Cadeler’s control. The Cadeler Forecasts also reflect assumptions as to certain business decisions that are subject to change and that do not reflect any of the effects of the Transactions, or any other changes that may in the future affect Cadeler or its assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the Business Combination or otherwise.
Cadeler’s management, after discussions with Eneti, also estimated the timing and amount of projected realization of annual savings from pre-tax cost synergies for the combined company. Any cost synergies (and the related costs necessary to achieve any such synergies) are not reflected in the Cadeler Forecasts.
Although presented with numerical specificity, the Cadeler Forecasts are not fact and reflect numerous assumptions, estimates and judgments as to future events and the probability of such events made by Cadeler’s management, including the assumptions, estimates and judgments noted above. Since the Cadeler Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. There can be no assurance that the assumptions, estimates and judgments used to prepare the Cadeler Forecasts will prove to be accurate, and actual results may differ materially from those contained in such forecasts. The Cadeler Forecasts should not be viewed or construed as public guidance, and Cadeler Shareholders and Eneti Stockholders are cautioned not to place undue reliance on the Cadeler Forecasts included in this prospectus. The Cadeler Forecasts are forward-looking statements. See also “Cautionary Statement Regarding Forward-Looking Statements.”
The Cadeler Forecasts were prepared by Cadeler in connection with the Business Combination prior to execution of the Business Combination Agreement. These financial forecasts were prepared by, and are the responsibility of, Cadeler’s management. Neither EY Godkendt Revisionspartnerselskab, Cadeler’s independent registered public accounting firm, nor any other independent accountant, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Cadeler Forecasts and, accordingly, neither EY Godkendt Revisionspartnerselskab nor any other independent accountants express an opinion or any other form of assurance with respect thereto. The report of EY Godkendt Revisionspartnerselskab included in this prospectus relates to Cadeler’s historical financial statements. The foregoing report does not extend to the Cadeler Forecasts and should not be read to do so.
Summary of Cadeler Forecasts
The Cadeler Forecasts include projected information at the individual vessel level and consolidated financial projections through 2027. The tables below present summaries of select material line items and material operating assumptions with respect to each fiscal year during the period from 2023 through 2027.

	Cadeler Forecasts (Management Projections) (€ in millions)
	2023E	2024E	2025E	2026E	2027E
Revenue	€97.2	€144.1	€316.5	€807.2	€1,142.2
Vessel Operating Expenditure(1)	(30.9)	(40.7)	(65.0)	(386.0)	(693.2)
Cash General & Administrative(2)	(20.6)	(24.4)	(27.2)	(29.6)	(30.2)
Other Reimbursables(3)	(7.6)	(10.5)	(11.4)	(11.4)	(11.4)
Adjusted EBITDA(4)	38.1	68.5	213.0	380.2	407.4
Depreciation & Amortization	(40.0)	(49.6)	(68.0)	(85.1)	(90.4)
EBIT(5)	€(1.9)	€18.9	€144.9	€295.1	€317.0
Assumptions:
Capital Expenditures	(77.1)	(266.5)	(504.2)	(172.6)	0.0
Total cash flow from financing	211	157	357	81	(169)

(1)
Vessel Operating Expenditure includes expenses relating to the Cadeler Group’s core activities including crew hire, maintenance and other expenses relating to the operation of vessels.

(2)
Cash General & Administration includes expenses relating to the Cadeler Group’s core activities including staff costs, legal costs, marketing costs and other administration costs.

(3)
Other Reimbursables includes other operating expenses relating to the Cadeler Group’s core activities including fuel and specific charter equipment requests by the customer.

(4)
Adjusted EBITDA is earnings before interest, tax, finance income/costs and depreciation and amortization. This metric is a non-IFRS measure.

(5)
EBIT is earnings before interest and tax. This metric is a non-IFRS measure.

As disclosed elsewhere in this prospectus, the Cadeler Group has placed orders with COSCO for the construction of the X-Class New Builds as well as the F-Class New Builds. The Cadeler Group expects to take delivery of the two X-Class New Builds in the third quarter of 2024 and the second quarter of 2025, respectively, while the two F-Class New Builds are currently expected to be delivered in the fourth quarter of 2025 and the second half of 2026, respectively, and the Cadeler Forecasts reflect the foregoing expectations. In particular, revenue, vessel operating expenditures, Adjusted EBITDA and EBIT are expected to increase materially in each of the calendar years 2025 and 2026 as compared to prior periods as a result of the additional revenue expected to be generated by the entry into service of the X-Class New Builds and the F-Class New Builds. Similarly, forecast capital expenditures are expected to be significant in calender years 2024, 2025 and 2026 as the remaining scheduled payments to be made by Cadeler pursuant to the contracts for the construction of the F-Class New Builds will be due between 2023 and 2025, and for the X-Class New Builds will be due in 2025 and 2026. See “Liquidity and Capital Resources — Financing Arrangements and Commitments — Capital Expenditure.”
The Cadeler Forecasts should be read together with the historical financial statements of Cadeler and the other information regarding Cadeler contained elsewhere in this prospectus. The Cadeler Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of management projections.
CADELER HAS NOT UPDATED OR OTHERWISE REVISED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS PROSPECTUS THE ABOVE UNAUDITED MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED MANAGEMENT PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Eneti’s Reasons for the Offer
In reaching its decision to approve the Business Combination Agreement, the Offer, the Merger and the transactions contemplated by the Business Combination Agreement and to recommend by unanimous vote that Eneti Stockholders accept the Offer and tender their shares to Cadeler pursuant to the Offer, the Eneti Board consulted with Eneti’s senior management, as well as its legal and financial advisors, and considered a number of factors, including the following, which it viewed as supporting its decision to approve the Business Combination Agreement, the Offer, the Merger and the Transactions (not in any relative order of importance):
•
that the proposed Offer Consideration to be issued to Eneti Stockholders represented a premium of approximately 26.7% to the historical trading price of Eneti Common Stock as of June 15, 2023 and that the Exchange Ratio is fixed;

•
the view that the combined company’s access to a larger, more diverse and modern fleet of next-generation offshore windfarm installation vessels and expanded industry relationships will allow the combined company to target larger and more complex projects than Eneti could as a stand-alone company;

•
the view that the Offer Consideration consisting of Cadeler ADSs will provide Eneti Stockholders the opportunity to participate in the economic returns of the combined company;

•
the view that the Offer Consideration will provide Eneti Stockholders with liquidity for their entire investment in Cadeler because the Cadeler ADSs will be traded on the NYSE;

•
the view that the terms and conditions of the Business Combination Agreement and the Transactions, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the Transactions;

•
the Cadeler Board’s and Cadeler’s management’s familiarity with the business operations, strategy, earnings and prospects of each of Cadeler and Eneti and the scope and results of the due diligence investigation of Cadeler conducted by Eneti;

•
the written opinion of Perella Weinberg dated June 15, 2023, to the Eneti Board, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Perella Weinberg as set forth in such written opinion, the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement was fair from a financial point of view to the holders of Eneti Common Stock, as described in greater detail in the section entitled “— Opinion of Eneti’s Financial Advisor.” The full text of the written opinion of Perella Weinberg, dated June 15, 2023, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Perella Weinberg in rendering its opinion, is attached as Annex D to this prospectus and is incorporated by reference herein in its entirety; and

•
the fact that Eneti has the right under the Business Combination Agreement to nominate two directors to the Cadeler Board immediately following the completion of the Offer.

The Eneti board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including the following (not in any relative order of importance):
•
the risk that the potential benefits of the combined company would not be fully recognized or not be recognized within the expected time period, which could adversely impact the value of the Cadeler ADSs;

•
the risk that the Offer may not be consummated or may be unduly delayed despite Cadeler’s and Eneti’s efforts including, among other causes, due to a failure to obtain regulatory approvals within the time periods expected;

•
the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of the Cadeler Group prior to the Closing and which may not entitle Eneti to terminate the Business Combination Agreement; and

•
various other risks associated with the acquisition and the businesses of Cadeler, Eneti and the combined company, some of which are described under “Risk Factors.”

The Eneti Board concluded that the potential negative factors associated with the Business Combination were outweighed by the potential benefits of completing the Offer and the Merger. Accordingly, the Eneti Board approved the Business Combination Agreement, the Offer and Merger.
The foregoing discussion of the information and factors considered by the Eneti Board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Eneti Board. In view of the variety of factors considered in connection with its evaluation of the Business Combination, the Eneti Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Eneti Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Eneti Board based its determination on the totality of the information presented.
In arriving at their respective recommendations, the directors of Eneti were aware of the interests of certain of Eneti’s directors and executive officers as described in “— Interests of Eneti and its Directors and Officers.”
Management Projections Prepared by Eneti’s Management
Although Eneti publicly issues limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, publicly disclose long-term financial projections due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, Eneti does not endorse unaudited management projections as a reliable indication of future results. The limited unaudited management projections set out below are included in this prospectus solely because they were part of the financial information made available to the Eneti Board in connection with its evaluation of the proposed transaction prior to entering into the Business Combination Agreement and, at the direction of Eneti’s management, were also relied upon, without assuming any responsibility for independent verification, by Perella Weinberg (except that the management projections relied upon by Perella Weinberg differed from the management projections as detailed in footnote 7 to the data table in the Summary of Eneti Forecasts below). Such management projections are not included in this prospectus to influence any Eneti Stockholder to tender their shares of Eneti Common Stock or for any other purpose.
The inclusion of these unaudited management projections should not be regarded as an indication that any of Eneti, Cadeler, their respective financial advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, them to be an accurate prediction of actual future results. There can be no assurance that the forward-looking results will be achieved or that actual results will not be significantly higher or lower than estimated. None of Eneti, Cadeler or their respective advisors or representatives has made or makes any representation regarding the information contained in the Eneti Forecasts (as defined below), and, except as may be required of Eneti by applicable securities laws, none of them intends to update or otherwise revise or reconcile such forecasts to reflect circumstances existing after the date they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Eneti Forecasts are shown to be in error. The unaudited management projections presented below include Eneti’s management’s forecasts of the expected future financial and operating performance of Eneti for the calendar years 2023 through and including 2027 (the “Eneti Forecasts”). Select material line items, as well as material operating assumptions, are set forth below.
The Eneti Forecasts were based on a variety of assumptions and estimates made at the time that such financial forecasts were prepared. The assumptions and estimates underlying such forecasts may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Eneti’s control. The assumptions and estimates used to create the Eneti Forecasts involve judgments made with respect to, among other things, future economic, competitive and regulatory conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Eneti operates, and the risks and uncertainties described in the section of this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult or impossible to predict accurately and many of which are outside of Eneti’s control. The Eneti Forecasts also reflect assumptions as to certain business decisions that are subject to change and that do not reflect any of the effects of the Transactions, or any other changes that may in the future affect Eneti or its assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the Business Combination or otherwise.
Eneti’s management, after discussions with Cadeler, also estimated the timing and amount of projected realization of annual savings from pre-tax cost synergies for the combined company. Any cost synergies (and the related costs necessary to achieve any such synergies) are not reflected in the Eneti Forecasts.
Although presented with numerical specificity, the Eneti Forecasts are not fact and reflect numerous assumptions, estimates and judgments as to future events and the probability of such events made by Eneti’s management, including the assumptions, estimates and judgments noted above. Since the Eneti Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. There can be no assurance that the assumptions, estimates and judgments used to prepare the Eneti Forecasts will prove to be accurate, and actual results may differ materially from those contained in such forecasts. The Eneti Forecasts should not be viewed or construed as public guidance, and Cadeler Shareholders and Eneti Stockholders are cautioned not to place undue reliance on the Eneti Forecasts included in this prospectus. The Eneti Forecasts are forward-looking statements. See also “Cautionary Statement Regarding Forward-Looking Statements.”
The Eneti Forecasts were prepared by Eneti in connection with the Business Combination prior to execution of the Business Combination Agreement. These financial forecasts were prepared by, and are the responsibility of, Eneti’s management. Neither PricewaterhouseCoopers Audit, Eneti’s independent registered public accounting firm, nor any other independent accountant, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Eneti Forecasts and, accordingly, neither PricewaterhouseCoopers Audit nor any other independent accountants express an opinion or any other form of assurance with respect thereto. The report of PricewaterhouseCoopers Audit included in this prospectus relates to Eneti’s previously issued financial statements. The foregoing report does not extend to the Eneti Forecasts and should not be read to do so.
Summary of Eneti Forecasts
The Eneti Forecasts include projected information at the individual vessel level and consolidated financial projections through 2027. The tables below present summaries of select material line items and material operating assumptions with respect to each fiscal year during the period from 2023 through 2027.
	Eneti Forecasts (Management Projections)(7) ($ in millions)
	2023E	2024E	2025E	2026E	2027E
Revenue	$136	$181	$292	$349	$349
Vessel Operating Expenditure(1)	(54)	(55)	(73)	(80)	(80)
Cash General & Administrative(2)	(30)	(33)	(35)	(35)	(35)
Other Reimbursables(3)	(7)	(8)	(8)	(8)	(8)
Non-Vessel-Related Project Costs(4)	(1)	—	—	—	—
EBITDA(5)	45	85	176	226	226
Depreciation & Amortization	(32)	(29)	(48)	(53)	(53)
EBIT(6)	$13	$56	$128	$173	$173
Assumptions:
Net Working Capital Investment	10	16	21	7	—
Capital Expenditures	111	73	394	—	—

(1)
Vessel Operating Expenditure includes expenses relating to the Eneti Group’s core activities including crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, and technical management fees.

(2)
Cash General & Administration includes expenses relating to the Eneti Group’s core activities including staff costs, legal costs, marketing costs and other administration costs.

(3)
Other Reimbursables includes other operating expenses relating to the Eneti Group’s core activities including fuel and specific charter equipment requests by the customer.

(4)
Reflects costs expected to be incurred in relation to a one-time extraordinary event.

(5)
EBITDA is earnings before interest, tax, depreciation and amortization. This metric is a non-GAAP measure.

(6)
EBIT is earnings before interest and tax. This metric is a non-GAAP measure.

(7)
The Eneti Board and, at the direction of Eneti’s management, Perella Weinberg, relied on Eneti management projections which assumed the sale of the NG2500X vessels for $50 million in after-tax proceeds but were otherwise consistent with the projections above. The resulting estimated revenue, EBITDA and EBIT, varying from those set forth above, were as follows: (i) Revenue of $114 million in 2023E, $133 million in 2024E, $244 million in 2025E, $299 million in 2026E and $299 million in 2027E, (ii) EBITDA of $35 million in 2023E, $65 million in 2024E, $152 million in 2025E, $203 million in 2026E and $203 million in 2027E, and (iii) EBIT of $3 million in 2023E, $36 million in 2024E, $104 million in 2025E, $149 million 2026E, and $149 million in 2027E.

The Eneti Forecasts should be read together with the historical financial statements of Eneti incorporated by reference into this prospectus and the other information regarding Eneti contained elsewhere in this prospectus. The Eneti Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of management projections.
ENETI HAS NOT UPDATED OR OTHERWISE REVISED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS PROSPECTUS THE ABOVE UNAUDITED MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED MANAGEMENT PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.
Opinion of Eneti’s Financial Advisor
The Eneti Board retained Perella Weinberg to act as its financial advisor in connection with the Transactions. The Eneti Board requested that Perella Weinberg undertake a study to consider the fairness, from a financial point of view, to the holders of Eneti Common Stock, of the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement. On June 15, 2023, Perella Weinberg delivered its opinion to the Eneti Board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Exchange Ratio to be received for each share of Eneti Common Stock in the proposed Offer pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of Eneti Common Stock.
The full text of Perella Weinberg’s written opinion dated June 15, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D to this prospectus and is incorporated by reference herein.
Perella Weinberg’s opinion was addressed to and provided for the information and assistance of the Eneti Board, in its capacity as such, in connection with, and for the purpose of, the Eneti Board’s evaluation of the Exchange Ratio in the proposed Offer from a financial point of view and did not address any other term, aspect or implication of the Business Combination Agreement or the Transactions. Perella Weinberg’s opinion did not address the underlying decision by Eneti to engage in the Transactions nor the relative merits of the Transactions compared with any alternative transactions or business strategies. Perella Weinberg’s opinion was not intended to be and did not constitute a recommendation to any holder of Eneti Common Stock as to whether such holder should exchange their shares in the Offer or as to how such holder should vote or otherwise act with respect to the Transactions or any other matter. Perella Weinberg’s opinion did not in any manner address what the value of the Cadeler ADSs or Cadeler Shares actually will be when issued or the prices at which shares of Eneti Common Stock, the Cadeler ADSs or Cadeler Shares will trade at any time, including following announcement or completion of the Transactions. In addition, Perella Weinberg expressed no opinion as to the fairness of the consideration to be received by holders of Eneti Common Stock in the Merger, the relative fairness of the Offer Consideration to be received by holders of Eneti Common Stock in the Offer as compared to the consideration to be received by holders of Eneti Common Stock in the Merger or the fairness of the Transactions to the holders of any other class of securities, creditors or other constituencies of Eneti. The description of Perella Weinberg’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion.
In arriving at its opinion, Perella Weinberg, among other things:
•
reviewed certain publicly available financial statements and other publicly available business and financial information with respect to Eneti and Cadeler, including equity research analyst reports;

•
reviewed certain internal financial statements, analyses and forecasts (the “Eneti Opinion Forecasts”) and other internal financial information and operating data relating to the business of Eneti, in each case, prepared by management of Eneti and approved for Perella Weinberg’s use by management of Eneti;

•
reviewed certain internal financial statements, analyses and forecasts (the “Cadeler Opinion Forecasts”) and other internal financial information and operating data relating to the business of Cadeler, in each case, prepared by management of Cadeler and approved for Perella Weinberg’s use by management of Eneti;

•
discussed the past and current business, operations, financial condition and prospects of Eneti and the combined company with senior management of Eneti, the Eneti Board and other representatives and advisors of Eneti;

•
discussed the past and current business, operations, financial condition and prospects of Cadeler and the combined company with senior executives of Eneti and Cadeler, the Eneti Board and other representatives and advisors of Eneti and Cadeler;

•
discussed with members of the senior managements of Eneti and Cadeler their assessment of the strategic rationale for, and the potential benefits of, the Transactions;

•
reviewed certain estimates as to the amount and timing of certain cost savings and related expenses, operating efficiencies, revenue effects and financial synergies anticipated by management of Cadeler and Eneti to result from the consummation of the Transactions as approved for Perella Weinberg’s use by the management of Eneti;

•
reviewed the historical trading prices and trading activity for the Eneti Common Stock and the Cadeler Shares;

•
participated in discussions among representatives of Eneti and Cadeler and their respective advisors;

•
reviewed a draft of the Business Combination Agreement dated June 15, 2023; and

•
conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

For purposes of its opinion, Perella Weinberg assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by Perella Weinberg (including information that was available from public sources) and further relied upon the assurances of management of Eneti that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Eneti Opinion Forecasts and the synergies anticipated by the managements of Eneti and Cadeler to result from the Transactions, Perella Weinberg was advised by management of Eneti and assumed, with Eneti’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Eneti as to the future financial performance of Eneti and the combined company, as applicable, and the other matters covered thereby and Perella Weinberg expressed no view as to the reasonableness of the Eneti Opinion Forecasts or the synergies anticipated by the managements of Eneti and Cadeler to result from the Transactions or the assumptions on which they were based. With respect to the Cadeler Opinion Forecasts, Perella Weinberg was advised by management of Eneti and assumed, with Eneti’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Cadeler as to the future financial performance of Cadeler and the other matters covered thereby and Perella Weinberg expressed no view as to the reasonableness of the Cadeler Opinion Forecasts or the assumptions on which they were based. Perella Weinberg also assumed, with Eneti’s consent, that the financial results reflected in the synergies anticipated by the managements of Eneti and Cadeler to result from the Transactions would be realized in the amounts and at the times projected. In arriving at its opinion, Perella Weinberg did not make and was not provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Eneti, Cadeler or any of their respective subsidiaries (other than certain third-party vessel valuation reports). Perella Weinberg did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Eneti, Cadeler or any other party. In addition, Perella Weinberg did not evaluate the solvency of any party to the Business Combination Agreement, or the impact of the Transactions thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
Perella Weinberg assumed that the final Business Combination Agreement would not differ from the draft of the Business Combination Agreement reviewed by Perella Weinberg in any respect material to its analysis or opinion. Perella Weinberg also assumed that (i) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments that are referred to therein were true and correct in all respects material to Perella Weinberg’s analysis and its opinion, (ii) each party to the Business Combination Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to Perella Weinberg’s analysis and its opinion and (iii) the Transactions would be consummated in a timely manner in accordance with the terms set forth in the Business Combination Agreement, without any modification, amendment, waiver or delay that would be material to Perella Weinberg’s analysis or its opinion. Perella Weinberg also assumed that the Offer and the Merger, taken together as a single integrated transaction, would qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Perella Weinberg assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Transactions, no delays, limitations, conditions or restrictions would be imposed that would be material to its analysis.
Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the Business Combination Agreement (including the consideration to be received by holders of Eneti Common Stock in the Merger) or any other document contemplated by or entered into in connection with the Business Combination Agreement, the form or structure of the Transactions or the likely timeframe in which the Transactions would be consummated. Perella Weinberg did not express any opinion with respect to the relative fairness of the Offer Consideration to be received by holders of Eneti Common Stock in the Offer as compared to the consideration to be received by holders of Eneti Common Stock in the Merger. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Business Combination Agreement, or any class of such persons, whether relative to the Exchange Ratio, the Offer Consideration or otherwise. Perella Weinberg expressed no opinion as to the fairness of the Transactions to the holders of any other class of securities, creditors or other constituencies of Eneti, as to the underlying decision by Eneti to engage in the Transactions or as to the relative merits of the Transactions compared with any alternative transactions or business strategies. Nor did Perella Weinberg express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Business Combination Agreement or any other related document, although Perella Weinberg assumed with Eneti’s consent for purposes of Perella Weinberg’s analysis that the Transactions would receive the tax treatment contemplated by the Business Combination Agreement. Perella Weinberg’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood Eneti received such advice as it deemed necessary from qualified professionals.

Perella Weinberg was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or part of Eneti, nor was Perella Weinberg requested to consider, and its opinion did not address, the underlying business decision by Eneti to engage in the Transactions or the relative merits of the Transactions as compared with any alternative transactions or business strategies.
Perella Weinberg’s opinion was necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness committee of Perella Weinberg.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed by the Eneti Board in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, these tables must be read together with the text of each summary. These tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses. Future results may differ from those described and such differences may be material. Price per share figures for Cadeler listed in the tables below are based on exchange rates of EUR / USD of 1.091x and NOK / USD of 0.095x, respectively as of June 15, 2023.
Discounted Cash Flow Analysis
For each of Eneti and Cadeler, Perella Weinberg performed a discounted cash flow analysis, which is a method of deriving an implied value range for a company’s equity securities based on the sum of the present value of the company’s unlevered free cash flows over a forecast period and the present value of the company’s terminal value at the end of the forecast period. The present value of a company’s unlevered free cash flows and the present value of a company’s terminal value are added to derive an implied enterprise value for the company. An implied equity value for the company is then calculated by adding the value of the company’s cash and subtracting the value of the company’s debt from the implied enterprise value. The implied equity value is then divided by the number of outstanding shares of common stock of the company to derive an implied per share equity value for the company’s common stock. In connection with this analysis, Perella Weinberg used the Eneti Opinion Forecasts for Eneti and the Cadeler Opinion Forecasts for Cadeler. In performing this analysis, Perella Weinberg:
•
calculated the present value as of December 31, 2022, of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital set forth in the Eneti Opinion Forecasts and the Cadeler Opinion Forecasts) that each of Eneti and Cadeler was forecasted to generate for calendar years 2023E through 2027E using discount rates ranging from 10.0% to 11.5% for Eneti and 8.25% to 9.75% for Cadeler, in each case based on estimates of the weighted average cost of capital of each company; and

•
calculated the present value of the terminal values of each of Eneti and Cadeler using perpetuity growth rates ranging from 1.5% to 2.5% for each of Eneti and Cadeler and the discount rates for each of Eneti and Cadeler as set forth above, and added the present value of the terminal values to the present value of the unlevered free cash flows over the forecast period (including, in the case of Eneti, the present value of certain tax benefits as provided by Eneti management) to derive an implied enterprise value reference range for each of Eneti and Cadeler.

From the reference ranges of implied enterprise values generated by the foregoing analysis, for each of Eneti and Cadeler, Perella Weinberg derived reference ranges of implied equity values by adding cash

(including, in the case of Eneti, the present value of the expected after-tax proceeds from the sale of non-core vessels as provided by Eneti management) and subtracting debt and net non-operating liabilities. Perella Weinberg then calculated the implied equity values per share by dividing the implied equity values by the applicable number of fully-diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case as provided in company filings or by the managements of Eneti and Cadeler, as applicable, and for Cadeler only using the treasury method for calculation of option dilution). The reference ranges of implied equity values per share derived from these calculations are summarized in the following table, in each case as compared to the closing share prices of Eneti Common Stock and Cadeler Shares as of June 15, 2023 of $11.72 and $4.53 per share, respectively.
Discounted Cash Flow Analysis
	Eneti	Cadeler
Implied Equity Value Per Share	$22.91 – $32.27	$12.84 – $20.27
Perella Weinberg then calculated the exchange ratio ranges implied by the discounted cash flow analyses described above. For each of the foregoing discounted cash flow analyses, Perella Weinberg calculated (i) the ratio of the highest implied equity value per share for Cadeler to the highest implied equity value per share for Eneti, and (ii) the ratio of the lowest implied equity value per share for Cadeler to the lowest implied equity value per share for Eneti, to calculate the following implied exchange ratio reference ranges:
Implied Exchange Ratio Range
Discounted Cash Flow Analyses	1.5918x – 1.7849x
This implied exchange ratio range can be compared to the exchange ratio of 3.409 Cadeler Shares to be received for each share of Eneti Common Stock in the proposed Offer pursuant to the Business Combination Agreement.
Additional Financial Analyses
Historical Share Price Analysis
For the information of the Eneti Board and for reference purposes only, Perella Weinberg reviewed the share price performance of Eneti and Cadeler during various periods, including the 52-week period ending on June 15, 2023. Perella Weinberg noted that the ranges of intraday low and high trading prices of Eneti Common Stock and Cadeler Shares during the last 52-week period were as follows:
	Eneti	Cadeler
LTM Share Price Trading Range	$5.13 – $12.04	$2.79 – $4.85
Based on the minimum and maximum share prices of Eneti and Cadeler, in each case, during the 52-week period ending on June 15, 2023, Perella Weinberg derived a reference range of implied exchange ratios of Cadeler Shares to shares of Eneti Common Stock of 1.8397x to 2.4847x. This implied exchange ratio reference range can be compared to the exchange ratio of 3.409 Cadeler Shares to be received for each share of Eneti Common Stock in the proposed Offer pursuant to the Business Combination Agreement.
Research Analyst Price Targets
For the information of the Eneti Board and for reference purposes only, Perella Weinberg observed the most recent publicly available price targets for Eneti Common Stock and Cadeler Shares published by equity research analysts. The selected price targets reflect each research analyst’s estimate of the future public market trading prices of shares of Eneti Common Stock and Cadeler Shares. Perella Weinberg noted that the research analysts’ price targets ranged from $13.00 to $16.00 per share for Eneti Common Stock and from $4.75 to $5.80 per share for Cadeler Shares. Perella Weinberg then discounted the selected price targets to present value as of June 15, 2023, using estimates of the cost of equity for Eneti and Cadeler of 17.25% and 14.00%, respectively. Perella Weinberg noted that the ranges of the present values of the research analyst price targets for Eneti and Cadeler were as follows:

	Eneti	Cadeler
PV of Research Analyst Price Targets	$11.26 – $13.94	$4.24 – $5.23
Based on comparisons of the high and low present values of the research analyst price targets for Eneti and Cadeler, Perella Weinberg derived a reference range of implied exchange ratios of Cadeler Shares to shares of Eneti Common Stock of 2.6534x to 2.6669x. This implied exchange ratio reference range can be compared to the exchange ratio of 3.409 Cadeler Shares to be received for each share of Eneti Common Stock in the proposed Offer pursuant to the Business Combination Agreement.
Illustrative Present Value of Implied Future Share Price Analysis
For the information of the Eneti Board and for reference purposes only, Perella Weinberg performed an illustrative analysis of the implied present value of an illustrative future value per share of Eneti Common Stock and Cadeler Shares, using the Eneti Opinion Forecasts and the Cadeler Opinion Forecasts, respectively. Perella Weinberg derived a range of theoretical future enterprise values for each of Eneti and Cadeler as of December 31, 2026 by applying a range of illustrative next twelve months’ (“NTM”) enterprise value to earnings before interest, taxes, depreciation and amortization (“EV / EBITDA”) multiples of 6.0x to 8.0x for Eneti and of 8.0x to 10.0x for Cadeler to estimates of each of Eneti’s and Cadeler’s respective run-rate EBITDA for the calendar year 2027. Perella Weinberg then calculated theoretical future equity values for each of Eneti and Cadeler by adding cash (including, in the case of Eneti, the present value of the expected after-tax proceeds from the sale of non-core vessels as provided by Eneti management) and subtracting debt and net non-operating liabilities as of December 31, 2026, as per the Eneti Opinion Forecasts and the Cadeler Opinion Forecasts. Perella Weinberg then discounted the theoretical future equity values for each of Eneti and Cadeler to present values as of June 15, 2023, using a reference range of the cost of equity for each of Eneti and Cadeler of 16.00% to 18.50% and 12.75% to 15.25%, respectively, and calculated the implied equity values per share by dividing the implied equity values by the applicable number of fully-diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case as provided in company filings or by the managements of Eneti and Cadeler, as applicable, and for Cadeler only using the treasury method for calculation of option dilution). Perella Weinberg noted that the reference ranges of the present value of implied future share price for Eneti and Cadeler were as follows:
	Eneti	Cadeler
Present Value of Implied Future Share Price	$14.13 – $21.18	$7.63 – $10.92
Based on comparisons of the high and low present values of the implied future share prices for Eneti and Cadeler, Perella Weinberg derived a reference range of implied exchange ratios of Cadeler Shares to shares of Eneti Common Stock of 1.8524x to 1.9401x. This exchange ratio reference range can be compared to the exchange ratio of 3.409 Cadeler Shares to be received for each share of Eneti Common Stock in the proposed Offer pursuant to the Business Combination Agreement.
Illustrative Has / Gets Analysis
For the information of the Eneti Board and for reference purposes only, Perella Weinberg performed an illustrative Has / Gets analysis in order to compare (i) the implied equity value per share reference ranges for the Eneti Common Stock on a standalone basis, and (ii) the implied equity value per share reference ranges for the number of Cadeler Shares that holders of Eneti Common Stock will receive in connection with the proposed Offer, assuming an Exchange Ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock. The illustrative Has / Gets analysis was based on the illustrative present value of implied future share price analysis and the discounted cash flow analyses for each of Eneti and Cadeler described above. The Has / Gets analysis also took into account certain illustrative synergy realization scenarios, prepared by the managements of Eneti and Cadeler and approved by Eneti for Perella Weinberg’s use, regarding potential revenue, cost and financing synergies anticipated by the managements of Eneti and Cadeler to result from the consummation of the Transactions (see “Risk Factors — Risks Related to the Combined Company — Cadeler may fail to realize all of the anticipated benefits of the Business Combination, or those benefits may take longer to realize than expected”).
Pursuant to its illustrative Has / Gets analysis, Perella Weinberg performed an illustrative analysis of the implied present value of an illustrative future value per share of the combined company, pro forma for the proposed Transactions, using the Eneti Opinion Forecasts and the Cadeler Opinion Forecasts. Perella Weinberg derived a range of theoretical future enterprise values for the combined company as of December 31, 2026 by applying a range of illustrative NTM EV / EBITDA multiples of 7.4x to 9.4x to estimates of the combined company’s run-rate EBITDA for the calendar year 2027. Perella Weinberg then calculated theoretical future equity values for the combined company by adding cash (including the present value of the expected after-tax proceeds from the sale of non-core vessels as provided by Eneti management) and subtracting debt and net non-operating liabilities as of December 31, 2026 as per the Eneti Opinion Forecasts and the Cadeler Opinion Forecasts, and by adding the illustrative equity value created by potential revenue, cost and financing synergies anticipated by the managements of Eneti and Cadeler to result from the Transactions for each of three scenarios: (i) assuming a 100% realization of revenue, cost and financing synergies, (ii) assuming a 50% realization of revenue synergies and a 100% realization of cost and financing synergies, and (iii) assuming a 0% realization of revenue synergies and a 100% realization of cost and financing synergies, in each case calculated assuming a 7.0x terminal value multiple. Perella Weinberg then discounted the theoretical future equity values for the combined company to present values as of June 15, 2023, using a reference range of the cost of equity for the combined company of 12.75% to 15.25%, and calculated the implied equity values per share by dividing the implied equity values by the projected number of fully-diluted shares of the combined company (based upon the number of issued and outstanding shares and other equity interests as projected by the managements of Eneti and Cadeler, and for Cadeler only using the treasury method for calculation of option dilution). Perella Weinberg then derived the implied equity value per share attributable to the shares of the combined company held by holders of Eneti Common Stock, assuming a 3.409x Exchange Ratio in the proposed Offer. The implied equity value per share reference ranges derived from the illustrative present value of implied future share price analysis of the combined company are summarized in the following table, in each case as compared to the illustrative equity value per share of the Eneti Common Stock on a standalone basis.
Present Value of Implied Future Share Price — Has / Gets Analysis
Illustrative Synergy Realization Scenario	Eneti Common Stock Standalone (Has)	Common Stock of combined company (Gets)
0% Revenue; 100% Cost & Financing Synergies	$14.13 – $21.18	$23.40 – $33.85
50% Revenue; 100% Cost & Financing Synergies	$14.13 – $21.18	$25.45 – $36.61
100% Revenue; 100% Cost & Financing Synergies	$14.13 – $21.18	$27.49 – $39.37
Pursuant to its illustrative Has / Gets analysis, Perella Weinberg also performed a discounted cash flow analysis of the combined company, pro forma for the proposed Transactions, using the Eneti Opinion Forecasts and the Cadeler Opinion Forecasts. In performing this analysis, Perella Weinberg:
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calculated the present value as of December 31, 2022, of the estimated unlevered free cash flows of the combined company (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital based on the Eneti Opinion Forecasts and the Cadeler Opinion Forecasts) that the combined company was forecasted to generate for calendar years 2023E through 2027E using discount rates ranging from 8.25% to 9.75%, based on estimates of the weighted average cost of capital of the combined company; and

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calculated the present value of the terminal value of the combined company using perpetuity growth rates ranging from 1.5% to 2.5% and the discount rates as set forth above, and added the present value of the terminal value to the present value of the unlevered free cash flows over the forecast period (including the present value of certain tax benefits of Eneti as provided by Eneti management) to derive an implied enterprise value reference range for the combined company.

From the reference range of implied enterprise values generated by the foregoing analysis of the combined company, Perella Weinberg derived reference ranges of implied equity values by adding cash (including the present value of the expected after-tax proceeds from the sale of non-core vessels as provided by Eneti management) and subtracting debt and net non-operating liabilities, and by adding the illustrative equity value created by potential revenue, cost and financing synergies anticipated by the managements of Eneti and Cadeler to result from the Transactions for each of three scenarios described above. Perella

Weinberg then calculated the implied equity values per share of the combined company by dividing the implied equity values by the projected number of fully-diluted shares of the combined company (based upon the number of issued and outstanding shares and other equity interests in each case as provided by the managements of Eneti and Cadeler, and for Cadeler only using the treasury method for calculation of option dilution). The reference ranges of implied equity values per share of the combined company derived from these calculations are summarized in the following table, in each case as compared to the equity values per share of the Eneti Common Stock on a standalone basis.
Discounted Cash Flow — Has / Gets Analysis
Illustrative Synergy Realization Scenario	Eneti Common Stock Standalone (Has)	Common Stock of combined company (Gets)
0% Revenue; 100% Cost & Financing Synergies	$22.91 – $32.27	$41.04 – $64.03
50% Revenue; 100% Cost & Financing Synergies	$22.91 – $32.27	$44.88 – $69.66
100% Revenue; 100% Cost & Financing Synergies	$22.91 – $32.27	$48.72 – $75.29
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.
Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Eneti Board as to the fairness, from a financial point of view, to the holders of Eneti Common Stock, as of the date of such opinion, of the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon third-party research analyst estimates and/or management forecasts by Eneti and Cadeler, which are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Business Combination Agreement or their respective advisors, none of Eneti, Cadeler, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by third parties or the managements of Eneti and Cadeler.
As described above, the opinion of Perella Weinberg to the Eneti Board was one of many factors taken into consideration by the Eneti Board in making its determination to approve the Transactions. The type and amount of consideration payable in the Transactions, including the Exchange Ratio in the proposed Offer, was determined through negotiations between Eneti and Cadeler, rather than by any financial advisor, and was approved by the Eneti Board. Eneti’s decision to enter into the Business Combination Agreement was solely that of the Eneti Board.
Perella Weinberg acted as financial advisor to the Eneti Board in connection with, and participated in certain negotiations leading to, the Transactions. For its services in connection with the Transactions, Perella Weinberg will receive an aggregate fee, estimated based on the information that is available as of the date of the public announcement of the Transactions, of approximately $15 million, $2.5 million of which was payable in connection with the delivery of Perella Weinberg’s opinion and the remainder of which is contingent upon consummation of the Transactions. Eneti also agreed to reimburse Perella Weinberg for its reasonable and documented out-of-pocket expenses and to indemnify Perella Weinberg and related persons for certain liabilities and other items that may arise out of its engagement by Eneti and the rendering of its opinion.

Perella Weinberg has provided investment banking services to Eneti or its affiliates on matters unrelated to the Transactions during the two-year period prior to the date of its opinion, for which Perella Weinberg has received compensation, including serving as financial advisor to Hermitage Offshore Services Ltd. in connection with a financial restructuring. Except in connection with Perella Weinberg’s engagement as financial advisor to Eneti in connection with the Transactions, and as stated in the immediately preceding sentence, during the two-year period prior to the date hereof, no material investment banking relationship existed between Perella Weinberg or its affiliates, on the one hand, and Cadeler or any of its affiliates, on the other hand, pursuant to which Perella Weinberg or its affiliates has received or anticipates receiving compensation. However, Perella Weinberg and its affiliates in the future may provide investment banking and other financial services to Eneti and/or Cadeler and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of its business activities, Perella Weinberg and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Eneti, Cadeler or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger.
Expiration of the Offer
The Offer is scheduled to expire at       , Eastern Time, on                 , 2023, unless extended or terminated in accordance with the Business Combination Agreement.
Extension, Termination and Amendment of the Offer
Subject to the provisions of the Business Combination Agreement and the applicable rules and regulations of the SEC, and unless Eneti consents otherwise or the Business Combination Agreement is otherwise terminated
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Cadeler must extend the Offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff or the NYSE applicable to the Offer or the Offer documents or the registration statement on Form F-4, of which this prospectus is a part;

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in the event that any of the conditions to the Offer (other than the Minimum Condition and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) have not been satisfied or waived in accordance with the Business Combination Agreement as of any then-scheduled Expiration Date, Cadeler must extend the Offer for successive extension periods of up to ten Business Days each (or for such longer period as may be agreed by Cadeler and Eneti); and

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if, as of any then-scheduled Expiration Date, each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived in accordance with the Business Combination Agreement and the Minimum Condition has not been satisfied, Cadeler may, and at the request in writing of Eneti must, extend the Offer for successive extension periods of up to ten Business Days each (with the length of each such period being determined in good faith by Cadeler) (or for such longer period as may be agreed by Cadeler and Eneti in writing); however, in no event will Cadeler be required to extend the Expiration Date (i) if (x) the Minimum Condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares held or beneficially owned by any of the Eneti Stockholders party to the Tender and Support Agreements that have not been tendered, or that have been tendered but validly withdrawn, in the Offer as of such time, and (y) as of such time the Eneti Stockholders party to the Tender and Support Agreements whose untendered shares are necessary to satisfy the Minimum Condition are not using good faith and diligent efforts to tender the necessary shares into the Offer; or (ii) for more than 40 Business Days.

Cadeler may not terminate or withdraw the Offer prior to the then-scheduled Expiration Date unless the Business Combination Agreement is validly terminated in accordance with its terms, in which case Cadeler will terminate the Offer promptly (but in no event more than one Business Day) after such termination. Among other circumstances, the Business Combination Agreement may be terminated by either Cadeler or Eneti if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Cadeler to extend the Offer pursuant to the Business Combination Agreement) without Cadeler having accepted for payment any shares of Eneti Common Stock pursuant to the Offer, or if the acceptance for exchange of shares of Eneti Common Stock tendered in the Offer has not occurred on or before March 15, 2024 (subject to an extension to December 31, 2024 under certain circumstances described under “Business Combination Agreement — Termination of the Business Combination Agreement”).
Cadeler expressly reserves the right to waive any Offer condition or modify the terms of the Offer, except that Cadeler may not make certain changes to the Offer or waive certain conditions to the Offer without the prior written consent of Eneti. Changes to the Offer that require the prior written consent of Eneti include changes (i) that change the form of the Offer Consideration, (ii) that decrease the Offer Consideration or the number of shares of Eneti Common Stock sought in the Offer, (iii) that extend the Offer (other than in a manner required or permitted by the Business Combination Agreement), (iv) that impose conditions to the Offer not included in the Business Combination Agreement or (v) that amend or modify any term of or condition to the Offer in any manner that is material and adverse to the Eneti Stockholders.
Conditions to the Offer that Cadeler may not amend, modify or waive without the prior written consent of Eneti include (i) the Cadeler Shareholder Approval having been granted, (ii) the receipt of the DBA confirmation that the registration of the Cadeler Share Issuance can be made, (iii) the receipt of required regulatory approvals, (iv) the absence of legal prohibitions, (v) the Cadeler ADSs to be issued in the Offer, and the Cadeler Shares underlying such Cadeler ADSs, having been approved for listing on the NYSE, subject to official notice of issuance, and the Cadeler Shares to be issued in the Offer having been approved for listing on the OSE, (vi) the Registration Statements having become effective, (vii) the Business Combination Agreement not having been validly terminated in accordance with its terms and (viii) CMA clearance having been achieved. In addition, while Cadeler may, in its sole and absolute discretion and without Eneti’s consent, reduce the Minimum Condition from 85.01% to a lower percentage, Cadeler cannot, without Eneti’s prior written consent, reduce the Minimum Condition such that Cadeler would, following completion of the Offer, hold a number of shares of Eneti Common Stock less than the number of shares required to approve the Merger in accordance with the BCAMI (being a majority of the outstanding shares of Eneti Common Stock, or 50% plus 1 share). In determining whether to exercise its right to reduce the Minimum Condition as described in the foregoing sentence, Cadeler will consider a number of factors, including the overall level of support for the Offer reflected in acceptances received from Eneti Stockholders at the time of any such determination.
Cadeler will effect any extension, termination, amendment or delay of the Offer by giving oral or written notice to the Exchange Agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the U.S. Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Cadeler may choose to make any public announcement, Cadeler assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.
If Cadeler materially changes the terms of the Offer or the information concerning the Offer, or if Cadeler waives a material condition of the Offer, in each case, subject to the terms and conditions of the Business Combination Agreement, Cadeler will extend the Offer to the extent legally required under the U.S. Exchange Act.
For purposes of the Offer, a “business day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

No subsequent offering period will be available following the Expiration Date without the prior written consent of Eneti, other than in accordance with the extension provisions set forth in the Business Combination Agreement.
Conditions to the Offer
Notwithstanding any other provisions of the Offer and in addition to Cadeler’s rights to extend, amend or terminate the Offer in accordance with the terms and conditions of the Business Combination Agreement and applicable law, and in addition to the obligations of Cadeler to extend the Offer pursuant to the terms and conditions of the Business Combination Agreement and applicable law, Cadeler is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the U.S. Exchange Act), exchange the Offer Consideration for any shares of Eneti Common Stock validly tendered in the Offer and not validly withdrawn prior to the Expiration Date, if at the Expiration Date any of the following conditions have not been satisfied or waived in accordance with the Business Combination Agreement:
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Minimum Condition — Eneti Stockholders having validly tendered and not validly withdrawn in accordance with the terms of the Offer and prior to the Expiration Date a number of shares of Eneti Common Stock that upon the consummation of the Offer, together with any shares of Eneti Common Stock then owned by Cadeler, would represent at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer;

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Cadeler Shareholder Approval — The Cadeler Shareholder Approval having been granted (this condition was satisfied on July 14, 2023);

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DBA Confirmation — The DBA having provided its confirmation that the registration of the Cadeler Share Issuance can be made;

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Regulatory Approvals — Any required authorization, permit, notification, filing, approvals, consents, waivers or clearances under any Antitrust Laws or Foreign Investment Laws (as defined in the Business Combination Agreement) having been obtained or made, as applicable;

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No Legal Prohibition — No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law on or after June 16, 2023 (and there not having been any change on or after June 16, 2023 in the manner in which any governmental entity enforces or interprets any law enacted, issued or promulgated prior to June 16, 2023) that is in effect as of immediately prior to the Expiration Date or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Expiration Date, which, in each case described in the foregoing clauses (i) and (ii), restrains, enjoins or otherwise prohibits the consummation of the Transactions;

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Effectiveness of the Registration Statements — The registration statement on Form F-4 of which this prospectus forms a part, and the registration statement to be filed on Form F-6 registering the Cadeler ADSs each having become effective under the U.S. Securities Act, and not being the subject of any stop order or proceeding seeking a stop order;

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Listing of Cadeler ADSs and Cadeler Shares — The Cadeler ADSs to be issued in the Offer, and the Cadeler Shares underlying such Cadeler ADSs, having been approved for listing on the NYSE, subject to official notice of issuance, and the Cadeler Shares to be issued in the Offer having been approved for listing on the OSE;

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No Eneti Material Adverse Effect — There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence since the date of the Business Combination Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Eneti and its subsidiaries, taken as a whole an Eneti Material Adverse Effect (as described under “Business Combination Agreement — Material Adverse Effect”), and that is continuing as of immediately prior to the Expiration Date;

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Accuracy of Eneti’s Representations and Warranties — The representations and warranties of Eneti in the Business Combination Agreement (without giving effect to any qualification as to materiality or Eneti Material Adverse Effect) being true and correct as of June 16, 2023 and as of the Expiration Date as though made on and as of the Expiration Date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Eneti Material Adverse Effect) have not had and would not reasonably be expected to have, individually or in the aggregate, an Eneti Material Adverse Effect (as described under “Business Combination Agreement — Material Adverse Effect”), except that (1) certain of Eneti’s representations and warranties related to its qualification, organization and subsidiaries, its authority to enter into the Business Combination Agreement, the opinion of Eneti’s financial advisor, anti-takeover laws and finders and brokers fees must be true and correct in all material respects, if not qualified by materiality or Eneti Material Adverse Effect, and in all respects, if qualified by materiality or Eneti Material Adverse Effect; (2) certain of Eneti’s representations and warranties related to its capitalization and voting agreements must be true and correct in all respects, except for any de minimis inaccuracies; and (3) Eneti’s representation and warranty that no Eneti Material Adverse Effect (as described under “Business Combination Agreement — Material Adverse Effect”) has occurred from December 31, 2022 through June 16, 2023 (the date of the Business Combination Agreement) must be true and correct in all respects;

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Eneti’s Compliance with Covenants — Eneti having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Expiration Date;

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Receipt of Eneti Officer’s Certificate — Cadeler having received from Eneti a certificate, dated the date of the Expiration Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the three bullet points immediately above have been satisfied;

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No Termination of the Business Combination Agreement — The Business Combination Agreement not having been validly terminated in accordance with its terms; or

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CMA Clearance — The CMA (i) not having indicated (verbally or in writing) in response to a briefing note that it has further questions in relation to the Transactions (which remain unanswered) and not having opened, or indicated that it is still considering whether to open, a CMA Merger Investigation; (ii) having opened a CMA Merger Investigation and a merger filing having subsequently been submitted, having confirmed that there will be no Phase 2 Reference; or (iii) having made a Phase 2 Reference, having confirmed that the transactions contemplated by the Business Combination Agreement are not expected to result in a substantial lessening of competition within any market(s) in the United Kingdom for goods or services; or an IEO not having been imposed on the Parties that either restricts the management of their respective businesses pending the determination of CMA or UK Investment Security Unit proceedings or prevents, restrains or otherwise makes illegal the consummation of the Transactions.

Except as expressly set forth in the Business Combination Agreement, the foregoing conditions to the Offer are for the sole benefit of Cadeler and may be asserted by Cadeler regardless of the circumstances giving rise to any such conditions, and may be waived by Cadeler in whole or in part at any time and from time to time in its sole and absolute discretion. However, certain specified conditions may only be waived by Cadeler with the prior written consent of Eneti. These conditions are (i) the Cadeler Shareholder Approval having been granted, (ii) the receipt of the DBA confirmation that the registration of the Cadeler Share Issuance can be made, (iii) the receipt of required regulatory approvals, (iv) the absence of legal prohibitions, (v) the Cadeler ADSs to be issued in the Offer, and the Cadeler Shares underlying such Cadeler ADSs, having been approved for listing on the NYSE, subject to official notice of issuance, and the Cadeler Shares to be issued in the Offer having been approved for listing on the OSE, (vi) the Registration Statements having become effective, (vii) the Business Combination Agreement not having been validly terminated in accordance with its terms and (viii) CMA clearance having been achieved per the above. In addition, while Cadeler may, in its sole and absolute discretion and without Eneti’s consent, reduce the Minimum Condition from 85.01% to a lower percentage, Cadeler cannot, without Eneti’s prior written consent, reduce the

Minimum Condition such that Cadeler would, following completion of the Offer, hold a number of shares of Eneti Common Stock less than the number of shares required to approve the Merger in accordance with the BCAMI (being a majority of the outstanding shares of Eneti Common Stock, or 50% plus 1 share). In determining whether to exercise its right to reduce the Minimum Condition as described in the foregoing sentence, Cadeler will consider a number of factors, including the overall level of support for the Offer reflected in acceptances received from Eneti Stockholders at the time of any such determination.
Withdrawal Rights
Eneti Stockholders can withdraw tendered shares of Eneti Common Stock at any time until the Expiration Date and, if Cadeler has not agreed to accept the shares for exchange on or prior to         , 2023, Eneti Stockholders can thereafter withdraw their shares from tender at any time after such date until Cadeler accepts shares for exchange. If Cadeler determines to accept your shares of Eneti Common Stock for payment in accordance with the Business Combination Ageement, it will communicate its acceptance by press release.
For the withdrawal of shares of Eneti Common Stock to be effective, the Exchange Agent must receive a written notice of withdrawal from the Eneti Stockholder at one of the addresses set forth elsewhere in this prospectus prior to the Expiration Date. The notice must include the Eneti Stockholder’s name, address, social security number (or tax identification number in the case of entities), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.
A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.
If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “— Procedures for Tendering Eneti Common Stock,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
Cadeler will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of Cadeler, Eneti, the Exchange Agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, an Eneti Stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “— Procedures for Tendering Eneti Common Stock” at any time prior to the Expiration Date.
Procedures for Tendering Eneti Common Stock
All shares of Eneti Common Stock are held in electronic book-entry form.
If shares of Eneti Common Stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Eneti Stockholders should instruct such nominee to do so prior to the Expiration Date.
To validly tender shares of Eneti Common Stock held of record, Eneti Stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered shares of Eneti Common Stock to the Exchange Agent for the Offer, at its address set forth elsewhere in this prospectus, all of which must be received by the Exchange Agent prior to the Expiration Date.
The Exchange Agent has established an account with respect to the shares of Eneti Common Stock at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of Eneti Common Stock by causing DTC to transfer such shares prior to the

Expiration Date into the Exchange Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of Eneti Common Stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Exchange Agent at its address set forth elsewhere in this prospectus prior to the Expiration Date. The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Cadeler may enforce that agreement against such participant.
Cadeler is not providing for guaranteed delivery procedures and therefore Eneti Stockholders who hold their shares through a DTC participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date. Tenders received by the Exchange Agent after the Expiration Date will be disregarded and of no effect.
Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares of Eneti Common Stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.
If the shares of Eneti Common Stock are registered in the name of a person other than the person who signs the letter of transmittal, or if payment is to be made or delivered to a person other than the registered holder(s), the tendering stockholder must provide appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the applicable book-entry position, with the signature or signatures on the stock powers guaranteed by an eligible institution.
The method of delivery of all required documents, including delivery through DTC, is at the option and risk of the tendering Eneti Stockholder, and delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, Cadeler recommends registered mail with return receipt requested and properly insured. In all cases, Eneti Stockholders should allow sufficient time to ensure timely delivery.
To prevent U.S. federal backup withholding, each Eneti Stockholder that is a U.S. person (as defined in the Code), other than a stockholder exempt from backup withholding as described elsewhere in this prospectus, must provide the Exchange Agent with its correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by timely completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for an Eneti Stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must timely submit an applicable IRS Form W-8, signed under penalty of perjury, attesting to such person’s exempt status.
The acceptance for payment by Cadeler of shares of Eneti Common Stock pursuant to any of the procedures described above will constitute a binding agreement between Cadeler and the tendering Eneti Stockholder upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Business Combination Agreement, the terms and conditions of any such extension or amendment).
Acceptance of Eneti Common Stock
If the conditions referred to under “— Conditions to the Offer” above have been satisfied or, to the extent legally permitted, waived, Cadeler will accept for exchange and will exchange all shares of Eneti Common Stock that have been validly tendered (or defectively tendered provided that such defect has been waived by Cadeler) and not properly withdrawn pursuant to the terms of the Offer and procure the delivery of Cadeler ADSs for the account of the tendering Eneti Stockholders promptly after Cadeler announces that the conditions to the Offer have been satisfied or, to the extent legally permitted, waived, and the Offer is declared unconditional.

Cadeler will not accept for exchange shares of Eneti Common Stock tendered by any Russian or Belarusian national, any natural person residing in Russia or Belarus (except for EU, EEA or Swiss nationals and persons holding an EU, EEA or Swiss residence permit), any legal person, entity, or body established in Russia or Belarus (including EU branches of such legal persons, but excluding subsidiaries of Russian or Belarus legal entities organized or incorporated within the EU), or any natural or legal person where the issuance of securities to such person would result in a breach of Sanctions.
No Guaranteed Delivery
Cadeler is not providing for guaranteed delivery procedures, and therefore Eneti Stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Date. If Eneti Stockholders hold shares through a DTC participant, such stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date. Eneti Stockholders must tender their shares of Eneti Common Stock in accordance with the procedures set forth in this prospectus. In all cases, Cadeler will exchange shares of Eneti Common Stock tendered and accepted for exchange pursuant to the Offer only after either a confirmation of a book-entry transfer of such shares (as described in “— Procedures for Tendering Eneti Common Stock”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.
Grant of Proxy
By executing a letter of transmittal, subject to and effective upon acceptance for exchange of shares of Eneti Common Stock tendered thereby, an Eneti Stockholder will irrevocably appoint Cadeler’s designees as such Eneti Stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to exercise to the full extent such stockholder’s rights with respect to its shares of Eneti Common Stock tendered and accepted for exchange by Cadeler and with respect to any and all other shares and other securities issued or issuable in respect of those shares of Eneti Common Stock. That appointment is effective, and voting rights will be effected, when and only to the extent that Cadeler accepts tendered shares of Eneti Common Stock for exchange pursuant to the Offer and deposits with the Exchange Agent the Offer Consideration for such shares of Eneti Common Stock. Furthermore, the letter of transmittal will not constitute a binding agreement between the signatory thereto and Cadeler until Cadeler accepts tendered shares of Eneti Common Stock for exchange pursuant to the Offer. Cadeler will subsequently deposit with the Exchange Agent the Offer Consideration for such shares of Eneti Common Stock.
All such proxies, when effective, will be considered coupled with an interest in the tendered shares of Eneti Common Stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior powers of attorney and proxies that the Eneti Stockholder has given will be revoked, and such stockholder may not give any subsequent powers of attorney or proxies (and, if given, they will not be deemed effective). Cadeler’s designees will, with respect to the shares of Eneti Common Stock for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Eneti Stockholders or otherwise.
Cadeler reserves the right to require that, in order for shares of Eneti Common Stock to be deemed validly tendered, immediately upon Cadeler’s acceptance of such shares for exchange, Cadeler must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by Cadeler in accordance with terms of the Offer, the appointment will not be effective, and Cadeler will have no voting rights as a result of the tender of shares of Eneti Common Stock.
Fees and Commissions
Tendering registered Eneti Stockholders who tender shares of Eneti Common Stock directly to the Exchange Agent will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Tendering Eneti Stockholders who hold shares of Eneti Common Stock through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the Eneti Stockholder any service fees in connection with tendering shares of Eneti Common Stock pursuant to the Offer.

Cadeler ADSs
Cadeler has established an ADS facility in the United States, and Cadeler ADSs issued thereunder will be registered with the SEC. Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading, and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE. Cadeler ADSs will commence trading on the NYSE on a conditional “when issued” basis, subject to the official notice of issuance of the Cadeler ADSs, following completion of the Offer. Cadeler ADSs will be issued under the facility operated by the Depositary pursuant to the Deposit Agreement, at the ratio of one (1) Cadeler ADS for every four (4) Cadeler Shares. The rights of holders of Cadeler ADSs will be governed by the terms of the Deposit Agreement to be entered into among Cadeler, the Depositary and all holders and beneficial owners from time to time of ADRs issued thereunder. See “Description of American Depositary Shares.”
Matters Concerning Validity and Eligibility
Cadeler will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Eneti Common Stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. Cadeler reserves the absolute right to reject any and all tenders of shares of Eneti Common Stock that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. Cadeler also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Eneti Common Stock. No tender of shares of Eneti Common Stock will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of Cadeler, Eneti or any of their affiliates or assigns, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Eneti Common Stock or will incur any liability for failure to give any such notification. Cadeler’s interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.
Eneti Stockholders who have any questions about the procedure for tendering shares of Eneti Common Stock in the Offer should contact the Information Agent at the address and telephone number set forth elsewhere in this prospectus.
Announcement of Results of the Offer
Cadeler will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Cadeler will accept the tendered shares of Eneti Common Stock for exchange, as promptly as practicable following the Expiration Date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.
Delisting and Deregistration of Eneti Common Stock
In the event that Cadeler acquires direct or indirect control of Eneti, in connection with the completion of the Business Combination and to the extent permitted under applicable law and stock exchange regulations, Cadeler intends to cause the shares of Eneti Common Stock to be delisted from NYSE. Cadeler and Eneti have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Eneti Common Stock from the NYSE and terminate its registration under the U.S. Exchange Act, provided that such delisting and deregistration will not be effective until at or after the Effective Time.
The shares of Eneti Common Stock are currently registered under the U.S. Exchange Act. As a result, Eneti currently files periodic and current reports, among other documents, with the SEC. As promptly as practicable following the delisting of the shares of Eneti Common Stock from NYSE and provided that the criteria for deregistration are met, Cadeler intends to take steps, subject to the applicable U.S. Exchange Act rules, to cause the termination of Eneti’s reporting obligations under the U.S. Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Eneti, as a foreign private issuer, may terminate its reporting obligations if (i) the outstanding shares of Eneti Common Stock are not listed on a national securities exchange and (ii) either there are fewer than 300 holders of record of the shares of Eneti Common Stock. Such termination, once effective, would reduce the information that Eneti must furnish to its shareholders as Eneti would cease filing periodic reports with the SEC.

If the shares of Eneti Common Stock are no longer registered under the U.S. Exchange Act, certain requirements of the U.S. Exchange Act would no longer apply. For example, the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to “going private” transactions would no longer be applicable to Eneti. In addition, Eneti would no longer be required to furnish a proxy statement.
Treatment of Eneti Equity Awards
Eneti Restricted Stock Awards
Each Restricted Stock Award granted under the Equity Incentive Plan shall accelerate and become fully vested and any forfeiture and transfer restrictions thereon imposed under the Equity Incentive Plan will lapse in accordance with the terms of the Equity Incentive Plan, and shall be automatically exchanged into the Offer Consideration and converted into a number of Cadeler ADSs based on the Exchange Ratio as of immediately prior to the completion and acceptance of the Offer.
Regulatory Approvals Required for the Transactions
Merger notification requirements
The Transactions may be subject to a filing with CMA in the United Kingdom. On July 8, 2023, the parties submitted a briefing paper to the CMA and requested that the CMA confirm that it has no further questions in respect of the Transactions. On September 14, 2023, the CMA confirmed that it requires no further information on the Transactions and does not currently intend to open a formal investigation of the Transactions at this stage. It is Cadeler’s expectation that no such formal investigation will be forthcoming and that the relevant condition to the Offer will be satisfied.
Foreign Investment Screening Considerations
In connection with the Business Combination and upon completion of the Offer, all Eneti Stockholders accepting the Offer will become holders of Cadeler ADSs representing Cadeler Shares. Thus, under the Danish Act on Screening of Certain Foreign Direct Investments, Cadeler will have new foreign investors, where one foreign investor, Scorpio Holdings, is expected to indirectly hold and control approximately 11.5% of the share capital and voting rights of Cadeler, assuming all Eneti Stockholders tender their shares. To complete the Business Combination pursuant to the terms of the Business Combination Agreement, Scorpio Holdings made a filing with the DBA to obtain authorizations, approvals or consents pursuant to the Danish Act on Screening of Certain Foreign Direct Investments.
On August 4, 2023, Scorpio Holdings Limited received foreign direct investment approval from the DBA pursuant to the Danish Act on Screening of Certain Foreign Direct Investments with regard to the ownership by Scorpio Holdings Limited and partly held through Scorpio Services Holding Limited of more than 10% of all outstanding Cadeler Shares in the form of Cadeler ADS’ following completion of the Offer.
Interests of Eneti and its Directors and Officers
In considering the recommendation of the Eneti Board that Eneti Stockholders tender their shares of Eneti Common Stock in connection with the Offer, Eneti Stockholders should be aware that, aside from their interests as shareholders, certain of Eneti’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Eneti Stockholders generally. The Eneti Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and in recommending to Eneti Stockholders that they tender their shares of Eneti Common Stock in connection with the Offer. Eneti Stockholders should take these interests into account in deciding whether to tender their shares of Eneti Common Stock.
These interests include, among other things, that in accordance with the terms of the Equity Incentive Plan, all outstanding and unvested restricted stock awards of Eneti’s directors and officers will immediately vest in connection with the consummation of the Offer and will be automatically exchanged into the right to receive the Offer Consideration, payments of change of control bonuses and severance payments under Eneti’s change in control severance agreements and certain indemnification obligations.
In addition, certain of the named executive officers of Eneti are party to employment contracts with Eneti that entitle them to receive certain severance and change in control payments in connection with the consummation of the Offer and the termination of their employment with Eneti. In connection with the Business Combination, the named executive officers party to the Eneti employment agreements have entered into waiver agreements with Eneti pursuant to which they have agreed to waive approximately $54.5 million, in aggregate, of payments to which they could be entitled under the employment contracts following the completion of the Offer in exchange for the payment, in aggregate, of $45.0 million of severance and change of control payments under the employment contracts. The payment of this amount to those named executive officers who are parties to such waiver agreements is subject to the consummation of the Offer and the termination of such executives’ employment by Eneti, and will constitute the satisfaction in full of all severance and change of control payments under their employment contracts.
Appraisal Rights
No appraisal rights are available to Eneti Stockholders in connection with the Offer, and no appraisal rights are expected to be available to Eneti Stockholders in connection with the Merger because it is assumed that Eneti will remain listed on NYSE at least through the record date for the Merger. Under Section 100 of the BCAMI, Eneti Stockholders will not be entitled to seek appraisal if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders called to vote upon the agreement of Merger, Eneti Common Stock is either (i) listed on a securities exchange or admitted to trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. Eneti Common Stock is currently listed on NYSE and it is presently expected that Eneti Common Stock will remain listed on NYSE at least through the record date for the Merger. Eneti Stockholders are not, therefore, expected to have appraisal rights in connection with the Merger.
If (i) the number of Eneti Common Stock purchased in the Offer is such that the non-tendered Eneti Common Stock no longer meets the requirements for continued listing and is delisted from NYSE on or prior to the record date for the Merger and (ii) there are fewer than 2,000 record holders of Eneti Common Stock on such date, then Eneti Stockholders who (1) did not tender shares of Eneti Common Stock in the Offer; (2) follow the procedures set forth in Section 101 of the BCAMI; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the BCAMI, will be entitled to have their shares of Eneti Common Stock appraised by the High Court of the Republic of the Marshall Islands and receive payment of the “fair value” of such shares, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal. The “fair value” of any shares of Eneti Common Stock could be based upon considerations other than, or in addition to, the price paid in the Merger and the market value of such shares. Eneti Stockholders should recognize that the value so determined could be higher or lower than the consideration payable in the Merger. Moreover, Cadeler and Eneti may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares is less than such amount.
Non-Applicability of Rules Regarding “Going Private” Transactions
The SEC has adopted Rule 13e-3 under the U.S. Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the acceptance of shares pursuant to the Offer in which Cadeler seeks to acquire the remaining shares not held by it. Cadeler currently expects that the Merger will be exempt from the requirements of Rule 13e-3, including because it is anticipated that the Merger wil be effected within one year following the consummation of the Offer and that the value of the consideration to be offered in the Merger will not be less than that offered during the Offer.
Plans for Eneti
In connection with the Offer, Cadeler has reviewed and will continue to review various possible business strategies that it might consider in the event that Cadeler acquires control of Eneti, whether pursuant to the Offer, the Merger or otherwise. Following a review of additional information regarding

Eneti, these changes could include, among other things, changes in Eneti’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “— Cadeler’s Reasons for the Offer.”
Ownership of Cadeler Shares After the Offer
Cadeler estimates that former Eneti Stockholders will own, in the aggregate, approximately 40% of the outstanding Cadeler Shares, including all Cadeler Shares represented by Cadeler ADSs, immediately following consummation of the Offer, assuming that:
•
Cadeler acquires through the Offer 100% of the outstanding shares of Eneti Common Stock and no cash consideration is paid for any fractional Cadeler ADSs;

•
in the Offer, Cadeler issues 131,853,980 Cadeler Shares, represented by 32,963,495 Cadeler ADSs, as part of the Offer Consideration (assuming, for this purpose, the valid issuance and subsequent tender of all shares of Eneti Common Stock authorized for issuance pursuant to Eneti’s existing equity plan or otherwise permitted to be issued pursuant to the Business Combination Agreement); and

•
immediately following completion of the Offer, there are 329,453,980 Cadeler Shares, including Cadeler Shares represented by Cadeler ADSs, outstanding (calculated by adding 197,600,000, the number of Cadeler Shares outstanding as of the date of this prospectus, plus 131,853,980 Cadeler Shares, the maximum number of Cadeler Shares estimated to be issuable as part of the Offer Consideration).

Each Cadeler Share with a nominal value of DKK 1.00 shall carry one vote. Each Cadeler ADS delivered to Eneti Stockholders that accept the Offer will represent four (4) Cadeler Shares. JPMorgan Chase Bank, N.A., has been appointed as Depositary for the Cadeler ADSs and will be the holder of the Cadeler Shares underlying the Cadeler ADSs upon issue. Holders of Cadeler ADSs may instruct the Depositary how to vote the number of deposited Cadeler Shares their Cadeler ADSs represent. See Section “Description of American Depositary Shares.” A person, such as the Depositary, registered as a Cadeler Shareholder in the shareholder register in VPS as maintained on behalf of Cadeler by DNB, Registrars department (the “Registered Shareholder”), who is acting in a professional capacity on behalf of other natural or legal persons is not required to vote all of the Cadeler Shares held by such Registered Shareholder in a uniform manner and may, therefore, exercise the voting rights attached to the Cadeler Shares held by such Registered Shareholder in accordance with specific voting instructions provided by the beneficial owners of such Cadeler Shares even if such voting instructions are different.
Certain Relationships with Eneti
As of the date of this prospectus, Cadeler does not own any shares of Eneti Common Stock and has not effected any transaction in securities of Eneti in the past 60 days. To the best of Cadeler’s knowledge, after reasonable inquiry, none of Cadeler’s directors and executive officers, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Eneti or has effected any transaction in securities of Eneti during the past 60 days.
Cadeler and Eneti entered into a mutual confidentiality agreement, dated February 1, 2023 in connection with their evaluation of a potential transaction that resulted in the execution of the Business Combination Agreement. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Cadeler and Eneti agreed to keep confidential all non-public information received from the other party. Cadeler and Eneti also agreed that the non-public information furnished by the other party pursuant to the confidentiality agreement would be used solely for the purpose of evaluating and negotiating the potential business combination. The confidentiality agreement also provided for an exclusivity period of ninety days (subsequently extended by amendment, initially to May 31, 2023 and thereafter to June 15, 2023). During the exclusivity period, each of Cadeler and Eneti agreed (a) to negotiate exclusively with each other in relation to the potential business combination and not to enter into any negotiations or actively pursue a potentially competing process involving either party and (b) to direct and use their respective commercially reasonable efforts to cause those of their respective shareholders holding more than 17.5% of either of the party’s shares or voting rights (and such shareholders’ respective affiliates) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries, proposals or offers from any third party relating to an acquisition of, or potential business combination involving, either Cadeler or Eneti. See “Other Transaction Agreements — Confidentiality Agreement” and the confidentiality agreement, a copy of which has been filed as Exhibit 99.6 to this registration statement.
Fees and Expenses
Cadeler has retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of shares. Cadeler will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Cadeler agreed to indemnify the Information Agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
In addition, Cadeler has retained JPMorgan Chase Bank, N.A. as Exchange Agent in connection with the Offer. Cadeler will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the Exchange Agent for its reasonable out-of-pocket expenses and will indemnify the Exchange Agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
Cadeler will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, Cadeler will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Eneti Common Stock pursuant to the Offer.
Accounting Treatment
In accordance with IFRS 3 (Business Combinations), Cadeler will account for the acquisition of shares through the Offer and the Merger under the acquisition method of accounting for business combinations.
Listing of Cadeler Shares and Cadeler ADSs
DBA
Cadeler has received from the DBA a preliminary confirmation that it has not identified any matters that will prevent it from registering the capital increase in connection with the Cadeler Share Issuance and the respective changes to Cadeler’s articles of association.
OSE
Cadeler on June 23, 2023 submitted a report regarding continued listing on the OSE following the Business Combination with Eneti pursuant to the requirements under item 4.7.3 (2) of the OSE’s continued obligations for listed companies included in the Oslo Rule Book II — Issuer Rules since the completion of the Business Combination is expected to constitute a change in the Cadeler’s consolidated assets and revenue of more than 50%, calculated based on the latest published audited consolidated annual accounts for the financial year 2022. On June 29, 2023, the OSE confirmed that Cadeler can continue its listing on OSE after completion of the Busines Combination with Eneti.
The new Cadeler Shares are expected to be admitted to trading on the OSE with dealings in the new Cadeler Shares expected to commence one business day following completion of the Cadeler Share Issuance in connection with the settlement of the Offer.
NYSE
Cadeler has established an ADS facility in the United States, and Cadeler ADSs issued thereunder will be registered with the SEC. Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading, and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE. Cadeler ADSs will commence trading on the NYSE on a conditional “when issued basis,” subject to the official notice of issuance of the Cadeler ADSs, following completion of the Offer.
Restrictions on Resales of Cadeler Shares Received in the Offer
All Cadeler Shares received by Eneti Stockholders as part of the Offer Consideration will be freely tradable for purposes of the U.S. Securities Act, except for Cadeler Shares received by any person who is deemed an “affiliate” of the combined company at the time of the closing of the Merger. Whether a person is an “affiliate” of a company for such purpose depends upon the circumstances, but affiliates of a company can include certain officers and directors and significant shareholders. Cadeler Shares held by an affiliate of the combined company may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the U.S. Securities Act. This prospectus does not cover resales of Cadeler Shares received upon completion of the Offer or the Merger by any person, and no person is authorized to make any use of this prospectus in connection with any such resale. Restricted Cadeler ADSs (held by affiliates receiving Cadeler ADSs) will only be issued in book-entry form recorded in the book-entry registration system maintained by the Depositary and will not be eligible for inclusion in the book-entry system maintained by the DTC. If any restricted Cadeler ADSs cease to be restricted securities, the Depositary will, upon receipt of appropriate documentation, remove the restrictions applicable to such restricted Cadeler ADSs. In order to transfer restricted Cadeler ADSs, holders must, among other requirements, provide appropriate documentation that the restricted Cadeler ADSs are transferrable under applicable U.S. securities laws and any other transfer restrictions applicable to such restricted Cadeler ADSs, including the restrictions contained in the restricted issuance agreement under which they are issued.
Exchange Agent Contact Information
JPMorgan Chase Bank, N.A.
c/o Equiniti Trust Company
Shareowner Services
Voluntary Corporate Actions
1110 Centre Point Curve, Suite 101
Mendota Heights, Minnesota 55120
Information Agent Contact Information
D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
(800) 967-4607 (Toll Free)
(212) 269-5550 (call collect)
Email: NETI@dfking.com

BUSINESS COMBINATION AGREEMENT
The following summary describes certain material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement and is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached to this registration statement as Annex A. This summary may not contain all of the information about the Business Combination Agreement that is important to Eneti Stockholders, and Eneti Stockholders are encouraged to read the Business Combination Agreement carefully in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties are governed by the specific language of the Business Combination Agreement, and not this summary.
The Offer
Cadeler is offering to exchange for each outstanding share of Eneti Common Stock validly tendered, and not validly withdrawn in the Offer, 0.85225 ADSs, each one (1) Cadeler ADS representing four (4) Cadeler Shares providing for an exchange ratio of 3.409 Cadeler Shares for each share of Eneti Common Stock, subject to payment of cash compensation with respect to any fractional Cadeler ADSs, without interest and less any applicable withholding taxes.
Cadeler’s obligation to accept for exchange shares of Eneti Common Stock validly tendered, and not validly withdrawn, pursuant to the Offer is subject to the satisfaction or waiver by Cadeler of certain conditions, including the condition that, prior to the Expiration Date, there has been validly tendered and not validly withdrawn a number of shares of Eneti Common Stock that, upon the consummation of the Offer, together with shares of Eneti Common Stock then owned by Cadeler (if any), would represent at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer, as more fully described under “The Offer — Conditions to the Offer.”
Under the Business Combination Agreement, unless Cadeler receives the prior written consent of Eneti:
•
Cadeler must extend the Offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC, its staff or the NYSE applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the offer documents or this registration statement on Form F-4;

•
in the event that any of the conditions to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) have not been satisfied or waived in accordance with the Business Combination Agreement as of any then-scheduled Expiration Date, Cadeler must extend the Offer for successive extension periods of up to ten Business Days each (or for such longer period as may be agreed by Cadeler and Eneti); and

•
if as of any then-scheduled Expiration Date each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided such conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived in accordance with the Business Combination Agreement and the Minimum Condition has not been satisfied, Cadeler may, and, at the request in writing of Eneti, must extend the Offer for successive extension periods of up to ten Business Days each (with the length of each such period being determined in good faith by Cadeler) (or for such longer period as may be agreed by Cadeler and Eneti); however, in no event will Cadeler be required to extend the Expiration Date (i) if (x) the Minimum Condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares of Eneti Common Stock held or beneficially owned by any of the stockholders party to the Tender and Support Agreements that have not been tendered, or have been tendered but validly withdrawn, in the Offer as of such time and (y) as of such time the stockholders party to the Tender and Support Agreements whose untendered shares of Eneti Common Stock are necessary to satisfy the Minimum Condition are not using good faith and diligent efforts to tender the necessary shares of Eneti Common Stock into the Offer; or (ii) for more than 40 Business Days.

Cadeler may not terminate or withdraw the Offer prior to the then-scheduled Expiration Date unless the Business Combination Agreement is validly terminated in accordance with its terms, in which case Cadeler will terminate the Offer promptly (but in no event more than one Business Day) after such termination. Among other circumstances, the Business Combination Agreement may be terminated by either Cadeler or Eneti if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Cadeler or Eneti to extend the Offer pursuant to the Business Combination Agreement) without Cadeler having accepted for payment any shares of Eneti Common Stock pursuant to the Offer, or if the acceptance for exchange of shares of Eneti Common Stock tendered in the Offer has not occurred on or before March 15, 2024 (subject to an extension to December 31, 2024 in certain circumstances described under “— Termination of the Business Combination Agreement”). See
“— Termination of the Business Combination Agreement.”
For a more complete description of the Offer, see “The Offer.”
Fractional Cadeler ADSs
Cadeler will not issue fractional Cadeler ADSs in the Offer. Instead, each Eneti Stockholder who otherwise would be entitled to receive fractional Cadeler ADSs will be entitled to an amount of cash (without interest) equal to the number of Cadeler Shares underlying such fractional part of a Cadeler ADS multiplied by the Cadeler Trading Price, rounded to the nearest whole U.S. Dollar cent, from Norwegian Kroner into U.S. Dollars at the mid-point exchange rate for such currency pair on each such date as quoted by the Norges Bank (or, if no such exchange rate is quoted by the Norges Bank for any such date, at the Norwegian Kroner/U.S. Dollar exchange rate for the most recent trading date for which such exchange rate was so published)).
The Merger
The Business Combination Agreement provides that, if the Offer is completed, the parties will, as promptly as practicable after the Acceptance Time, take all necessary and appropriate actions to effect the Merger, with Merger Sub continuing as the surviving corporation. Former Eneti Stockholders who do not tender will not have any direct equity ownership interest in the surviving corporation.
Completion and Effectiveness of the Merger
Under the Business Combination Agreement, the Closing must occur as promptly as practicable after the Acceptance Time and the satisfaction of the other conditions to the Merger, unless the parties agree otherwise in writing (see “— Conditions to the Merger”). The Merger will become effective upon the filing of articles of merger with the Marshall Islands Registrar of Corporations or on such other date and time as agreed to by Cadeler and Eneti and specified in such articles of merger.
The following chart presents the expected organizational structure of the combined company following completion of the Business Combination.

Transaction Consideration Payable Pursuant to the Merger
If, following completion of the Offer, Cadeler has acquired at least that number of shares of Eneti Common Stock required to approve the Merger in accordance with the BCAMI (being a majority of the outstanding shares of Eneti Common Stock, or 50% plus 1 share), it will initiate the Merger pursuant to Section 95 of the BCAMI. Eneti Stockholders who do not tender their shares of Eneti Common Stock in the Offer will receive compensation in the Merger. The consideration to be paid to non-tendering Eneti Stockholders in the Merger will be determined pursuant to the laws and regulations of the Republic of the Marshall Islands and will represent at least fair value as contemplated by the BCAMI, however, the consideration may be different in form and/or value from the consideration offered to tendering Eneti Stockholders in the Offer.
No appraisal rights are available to Eneti Stockholders in connection with the Offer, and no appraisal rights are expected to be available to Eneti Stockholders in connection with the Merger because it is assumed that Eneti will remain listed on NYSE at least through the record date for the Merger. Under Section 100 of the BCAMI, Eneti Stockholders will not be entitled to seek appraisal if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders called to vote upon the agreement of Merger, Eneti Common Stock is either (i) listed on a securities exchange or admitted to trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. Eneti Common Stock is currently listed on NYSE and it is presently expected that Eneti Common Stock will remain listed on NYSE at least through the record date for the Merger. Eneti Stockholders are not, therefore, expected to have appraisal rights in connection with the Merger. See “— Appraisal Rights.”
In the Merger, among other requirements of Marshall Islands law, the boards of the merging entities must set out the compensation to be paid to the remaining Eneti Stockholders in a plan of merger (which may be in the form of a merger agreement, as contemplated by the Business Combination Agreement) and such plan of merger must be approved by the affirmative vote of the holders of a majority of the shareholders of each of the merging entities entitled to vote thereon. After the approval of the Merger by the shareholders of the merging entities, the boards of directors of the merging entities shall file the articles of merger with the Marshall Islands Registrar of Corporations. The Merger will become effective upon such filing of the articles of merger or on such other date and time as agreed to by Cadeler and Eneti and specified therein.
Conditions to the Merger
The obligations of Cadeler and Eneti to effect the Merger will be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by Cadeler or Eneti, as the case may be, to the extent permitted by applicable law:

•
Completion of Offer:   Cadeler shall have accepted for exchange all of the shares of Eneti Common Stock validly tendered in the offer and not validly withdrawn pursuant to the Offer.

•
No Legal Prohibition:   No governmental entity of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, which, in each case, restrains, enjoins or otherwise prohibits the consummation of the Merger.

Appraisal Rights
No appraisal rights are expected to be available to Eneti Stockholders in connection with the Merger because it is assumed that Eneti will remain listed on NYSE at least through the record date for the Merger. Under Section 100 of the BCAMI, Eneti Stockholders will not be entitled to seek appraisal if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders called to vote upon the agreement of Merger, Eneti Common Stock is either (i) listed on a securities exchange or admitted to trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. Eneti Common Stock is currently listed on NYSE and it is presently expected that Eneti Common Stock will remain listed on NYSE at least through the record date for the Merger. Eneti Stockholders are not, therefore, expected to have appraisal rights in connection with the Merger.
If (i) the number of Eneti Common Stock purchased in the Offer is such that the non-tendered Eneti Common Stock no longer meets the requirements for continued listing and is delisted from NYSE on or prior to the record date for the Merger and (ii) there are fewer than 2,000 record holders of Eneti Common Stock on such date, then Eneti Stockholders who (1) did not tender shares of Eneti Common Stock in the Offer; (2) follow the procedures set forth in Section 101 of the BCAMI; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the BCAMI, will be entitled to have their shares of Eneti Common Stock appraised by the High Court of the Republic of the Marshall Islands and receive payment of the “fair value” of such shares, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal. The “fair value” of any shares of Eneti Common Stock could be based upon considerations other than, or in addition to, the price paid in the Merger and the market value of such shares. Eneti Stockholders should recognize that the value so determined could be higher or lower than the consideration payable in the Merger. Moreover, Cadeler and Eneti may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares is less than such amount.
Representations and Warranties
The Business Combination Agreement contains customary representations and warranties of the parties. These include representations and warranties of Eneti with respect to:
•
organization and qualification;

•
subsidiaries;

•
capitalization;

•
corporate authority relative to the Business Combination Agreement;

•
due execution, delivery and enforceability of the Business Combination Agreement;

•
required consents and approvals;

•
no violations;

•
SEC reports and filings;

•
financial statements;

•
internal controls and procedures;

•
the absence of undisclosed liabilities;

•
absence of certain changes or events;

•
compliance with laws and permits;

•
employee benefit plans;

•
labor matters;

•
tax matters;

•
litigation and orders;

•
intellectual property;

•
real property and assets;

•
material contracts;

•
environmental matters;

•
customers, suppliers and government entities;

•
ownership and maintenance of vessels;

•
insurance;

•
information supplied for SEC filings;

•
opinion of financial advisor to Eneti;

•
takeover statutes;

•
related party transactions; and

•
finders and brokers.

The Business Combination Agreement also contains customary representations and warranties of Cadeler, including with respect to:
•
organization and qualification;

•
subsidiaries;

•
capitalization;

•
corporate authority relative to the Business Combination Agreement;

•
due execution, delivery and enforceability of the Business Combination Agreement;

•
required consents and approvals;

•
no violations;

•
reports and financial statements;

•
internal controls and procedures;

•
the absence of undisclosed liabilities;

•
absence of changes or events;

•
compliance with laws and permits;

•
litigation and orders;

•
ownership and maintenance of vessels;

•
information supplied for SEC filings;

•
valid issuance of Cadeler Shares;

•
finders and brokers;

•
no Eneti stock ownership;

•
tax matters;

•
related party transactions; and

•
employee benefit plans.

Certain representations and warranties contained in the Business Combination Agreement are qualified by “material adverse effect,” as defined in the Business Combination Agreement and described below. The representations and warranties contained in the Business Combination Agreement will expire at the Effective Time. The representations, warranties and covenants made by Eneti in the Business Combination Agreement are qualified by information contained in the confidential disclosure letter delivered by Eneti to Cadeler in connection with the execution of the Business Combination Agreement and by the filings that Eneti made with the SEC from January 1, 2021 to the date of the Business Combination Agreement. The representations, warranties and covenants made by Cadeler in the Business Combination Agreement are qualified by information contained in the confidential disclosure letter delivered by Cadeler to Eneti in connection with the execution of the Business Combination Agreement and by public filings that Cadeler made from January 1, 2021 to the date of the Business Combination Agreement. The representations, warranties and covenants of each party to the Business Combination Agreement were made only for the purposes of, and were and are solely for the benefit of the parties to, the Business Combination Agreement. The assertions embodied in those representations, warranties and covenants were and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement, including being qualified by confidential disclosure letters, and were made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts. The confidential disclosure letters are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to holders of Eneti Common Stock. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof included herein as characterizations of the actual state of facts about Cadeler, Eneti or any other matter.
Material Adverse Effect
A “material adverse effect” with respect to Cadeler or Eneti, means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of such party and its subsidiaries, taken as a whole, except that no such change, effect, development, circumstance, condition, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred:
(a)
any changes in general U.S., regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(b)
any changes in general conditions in any industry or industries in which such party and its subsidiaries operate;

(c)
any changes in general political conditions;

(d)
any changes after the date of the Business Combination Agreement in IFRS or U.S. GAAP, for Cadeler or Eneti, respectively, or the interpretation thereof;

(e)
any changes after the date of the Business Combination Agreement in applicable law or the interpretation thereof;

(f)
any failure by such party to meet any internal or published projections, estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

(g)
any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Business Combination Agreement;

(h)
the execution and delivery of the Business Combination Agreement, the identity of Cadeler, Eneti or any of their subsidiaries, as applicable, the pendency or consummation of the Business Combination Agreement, the Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of the Business Combination Agreement or the Transactions, including any litigation arising out of or relating to the Business Combination Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of the Business Combination Agreement, the identity of Cadeler, Eneti or any of their subsidiaries, as applicable, the pendency or consummation of the Business Combination Agreement, the Transactions, or the public announcement of the Business Combination Agreement or the Transactions, as applicable (except that this clause (h) will not apply to the representations and warranties provided by each party relating to required governmental consents); and

(i)
any action or failure to take any action which action or failure to act is requested in writing by the other party or otherwise expressly required by the terms of the Business Combination Agreement;

provided that with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g), if such change, effect, development, circumstance, condition, state of facts, event or occurrence has had a disproportionate adverse effect on such party relative to other companies operating in the industry or industries in which such party operates, then only the incremental disproportionate adverse effect of such change, effect, development, circumstance, condition, state of facts, event or occurrence will be taken into account for the purpose of determining whether a “material adverse effect” exists or has occurred.
No Solicitation of Other Offers by Eneti
Under the terms of the Business Combination Agreement, subject to certain exceptions described below, Eneti has agreed that, from the date of the Business Combination Agreement until the earlier of the Acceptance Time (as defined below) or the date (if any) on which the Business Combination Agreement is terminated, Eneti will not and will cause its subsidiaries, and its and their respective directors and officers not to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to not, directly or indirectly:
(a)
solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or would be reasonably expected to lead to an Acquisition Proposal (as defined below);

(b)
participate in any negotiations regarding, or furnish to any person any non-public information relating to Eneti or any of its subsidiaries in connection with, an actual or potential Acquisition Proposal;

(c)
adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal;

(d)
fail to publicly make when required under the Business Combination Agreement, withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Cadeler, the Eneti Board’s recommendation that Eneti Stockholders accept the Offer and tender their shares of Eneti Common Stock into the Offer, or resolve or agree to take any such action;

(e)
fail to include the Eneti Board’s recommendation that Eneti Stockholders accept the Offer and tender their shares of Eneti Common Stock into the Offer in the Schedule 14D-9;

(f)
approve, or authorize, or cause or permit Eneti or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than certain confidentiality agreements); or

(g)
resolve or agree to do any of the foregoing.

We refer to the actions set forth in clauses (c), (d), (e), and (g) (to the extent related to the foregoing clauses (c), (d) or (e)) above as a “Change of Eneti Board Recommendation.”
In addition, under the Business Combination Agreement, Eneti has agreed that:
•
it will and will cause its subsidiaries, and its and their respective directors and officers, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons, or provision of any non-public information to any persons, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•
it will promptly request that each person that previously executed a confidentiality agreement with Eneti in connection with its consideration of an Acquisition Proposal or a potential Acquisition Proposal promptly destroy or return to Eneti all non-public information furnished by Eneti or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement; and

•
it will terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such person.

Under the Business Combination Agreement, Eneti must enforce, and not waive, terminate or modify without Cadeler’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Eneti Board determines in good faith after consultation with Eneti’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to violate the directors’ fiduciary duties under applicable law, Eneti may, with prior written notice to Cadeler, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the Business Combination Agreement) to make, on a confidential basis to the Eneti Board, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Cadeler, in each case as contemplated by the Business Combination Agreement.
Notwithstanding the prohibitions described above, if Eneti receives, prior to the Acceptance Time, an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Eneti’s non-solicitation obligations, Eneti, its subsidiaries and its representatives are permitted to contact the person or any of its representatives who has made such Acquisition Proposal to clarify the terms and conditions of such Acquisition Proposal so that Eneti may inform itself about such Acquisition Proposal. Further, Eneti, its subsidiaries and its representatives are permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the Acquisition Proposal, as long as:
•
the Eneti Board determines in good faith, after consulting with Eneti’s outside legal counsel and financial advisors, that such proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined below);

•
the Eneti Board determines in good faith, after consulting with Eneti’s outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law; and

•
(1) prior to providing any such non-public information, the person making the Acquisition Proposal enters into a confidentiality agreement after the date of the Business Combination Agreement that contains terms that are no less favorable in the aggregate to Eneti than those contained in the confidentiality agreement between Cadeler and Eneti (provided that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict Eneti or its representatives from complying with its disclosure obligations under the Business Combination Agreement), and (2) Eneti also provides to Cadeler, within 24 hours of the time such information is provided or made available to such person, any non-public information furnished to such other person that was not previously furnished to Cadeler.
Under the Business Combination Agreement, Eneti is obligated to notify Cadeler promptly (and in any event within 24 hours) of Eneti’s or any of Eneti’s controlled affiliates’ or its or their respective representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for non-public information relating to Eneti or any of its subsidiaries by any person who has made or would reasonably be expected to make any Acquisition Proposal. The notice must include the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all proposals or offers (including any proposed agreements received by Eneti relating to such Acquisition Proposal) or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Eneti also must keep Cadeler reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal, and as to the nature of any information requested of Eneti with respect thereto and provide to Cadeler copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by Eneti or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Eneti also must provide Cadeler promptly (and in any event within 24 hours) with any material non-public information concerning Eneti provided to any other person in connection with any Acquisition Proposal that was not previously provided to Cadeler. Without limiting the foregoing, Eneti must promptly (and in any event within 24 hours after such determination) inform Cadeler in writing if Eneti determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal to the extent otherwise permitted by the Business Combination Agreement.
The “Acceptance Time” for purposes of the Business Combination Agreement is the time that Cadeler accepts for payment all shares of Eneti Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date (as it may be extended pursuant to the terms of the Business Combination Agreement) or, at Cadeler’s election, concurrently with the Expiration Date if all conditions to the Offer have been satisfied or waived in accordance with the Business Combination Agreement.
An “Acquisition Proposal” for purposes of the Business Combination Agreement means any offer, proposal or indication of interest from any person or group (as defined in Section 13(d) of the U.S. Exchange Act), other than a proposal or offer by Cadeler or a subsidiary of Cadeler, at any time relating to any transaction or series of related transactions involving:
•
any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding Eneti voting or equity securities (whether by voting power or number of shares);

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of any class of outstanding Eneti voting or equity securities (whether by voting power or number of shares);

•
any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction, in each case involving Eneti and any other person or group, pursuant to which the Eneti Stockholders immediately prior to such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares); or

•
any sale, lease, exchange, transfer or other disposition to any person or group of more than 15% of the consolidated assets of Eneti and its subsidiaries (measured by fair market value).

A “Superior Proposal” for purposes of the Business Combination Agreement means a bona fide, written Acquisition Proposal by a third party which the Eneti Board determines in good faith (after consultation with Eneti’s outside legal counsel and financial advisors) to be more favorable to Eneti Stockholders from a financial point of view than the Offer and the Merger, taking into account all relevant factors, including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and the Business Combination Agreement, as well as any changes to the terms of the Business Combination Agreement proposed by Cadeler in response to any Acquisition Proposal. When determining whether an offer constitutes a Superior Proposal, references in the term “Acquisition Proposal” to “15%” or “85%” will be replaced with references to “50%” in each case.
Change of Eneti Board Recommendation; Match Rights
The Business Combination Agreement requires the Eneti Board to recommend that Eneti Stockholders accept the Offer and tender their shares of Eneti Common Stock into the Offer. Notwithstanding the foregoing, prior to the Acceptance Time:
•
the Eneti Board may make a change of recommendation in response to an Eneti Intervening Event (as defined below) if the Eneti Board has determined in good faith, after consultation with Eneti’s outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law; or

•
the Eneti Board may make a change of recommendation and cause Eneti to terminate the Business Combination Agreement in order to enter into a definitive agreement providing for an Acquisition Proposal that did not result from a breach of Eneti’s non-solicitation obligations (subject to payment by Eneti to Cadeler of the termination fee described under “— Termination Fee and Expenses”) which the Eneti Board has determined in good faith after consultation with Eneti’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Eneti Board has determined in good faith after consultation with Eneti’s outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Eneti must provide Cadeler with three Business Days’ prior written notice advising Cadeler that the Eneti Board intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation due to an Eneti Intervening Event, or the material terms and conditions of the Acquisition Proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a Superior Proposal. In each case, Eneti must procure that its representatives negotiate in good faith (solely to the extent Cadeler desires to negotiate) any proposal by Cadeler to amend the Business Combination Agreement in a manner that would eliminate the need for the Eneti Board to make such change of recommendation, and the Eneti Board must make the required determination regarding its fiduciary duties again at the end of such three Business Day negotiation period (after in good faith taking into account the amendments to the Business Combination Agreement proposed by Cadeler, if any). With respect to any change of recommendation in response to a Superior Proposal, if there is any material amendment, revision or change to the terms of the then-existing Superior Proposal (including any revision to the amount, form or mix of consideration proposed to be received by Eneti Stockholders as a result of such Superior Proposal), Eneti must notify Cadeler of each such amendment, revision or change and the applicable three Business Day period will be extended until at least two Business Days after the time that Cadeler receives notification of such revision.
An “Eneti Intervening Event” for purposes of the Business Combination Agreement is any change, effect, development, circumstance, condition, state of facts, event or occurrence that is material to the business, assets or operations of Eneti and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to Eneti or the Eneti Board as of or prior to the date of the Business Combination Agreement, except that in no event will the following events, changes or developments constitute an “Eneti Intervening Event”: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (b) changes in the market price or trading volume of the Eneti Common Stock, the Cadeler Shares or any other securities of Eneti, Cadeler or their respective subsidiaries, or any change in credit rating or the fact that Eneti meets or exceeds (or that Cadeler fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (c) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (d) changes in U.S. GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof.
Nothing in the Business Combination Agreement prohibits Eneti or the Eneti Board from (a) disclosing to Eneti Stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and
14e-2(a) promulgated under the U.S. Exchange Act, (b) making any “stop, look and listen” communication to Eneti Stockholders pursuant to Rule 14d-9(f) promulgated under the U.S. Exchange Act, or (c) making any legally required disclosure to Eneti Stockholders with regard to an Acquisition Proposal, in each case so long as any such disclosure (x) includes an express reaffirmation of the Eneti Board’s recommendation that Eneti Stockholders accept the Offer and tender their shares of Eneti Common Stock into the Offer, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a change of recommendation under the Business Combination Agreement.
No Solicitation of Other Offers by Cadeler
Under the terms of the Business Combination Agreement, Cadeler has agreed that, from the date of the Business Combination Agreement until the earlier of the Acceptance Time or the date (if any) on which the Business Combination Agreement is terminated, Cadeler will not and will cause its subsidiaries, and its and their respective directors and officers not to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to not, directly or indirectly solicit, initiate or knowingly encourage any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer relating to any transaction or series of related transactions with any person similar to the Transactions or involving the acquisition of any assets or securities of such person.
Change of Cadeler Board Recommendation
The Business Combination Agreement requires the Cadeler Board to recommend that the Cadeler Shareholder Approval be submitted to a vote at a general meeting of the Cadeler Shareholders. Notwithstanding the foregoing, prior to the Acceptance Time, the Cadeler Board may make a change of recommendation in response to a Cadeler Intervening Event (as defined below) if the Cadeler Board has determined in good faith, after consultation with Cadeler’s outside legal counsel, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law.
Prior to making a change of recommendation as permitted by the Business Combination Agreement, Cadeler must provide Eneti with four Business Days’ prior written notice advising Eneti that the Cadeler Board intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation. Cadeler must procure that its representatives negotiate in good faith (solely to the extent Eneti desires to negotiate) any proposal by Eneti to amend the Business Combination Agreement in a manner that would eliminate the need for the Cadeler Board to make such change of recommendation, and the Cadeler Board must make the required determination regarding its fiduciary duties again at the end of such four Business Day negotiation period (after in good faith taking into account the amendments to the Business Combination Agreement proposed by Eneti, if any).
A “Cadeler Intervening Event” for purposes of the Business Combination Agreement is any change, effect, development, circumstance, condition, state of facts, event or occurrence that is material to the business, assets or operations of Cadeler and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to Cadeler or the Cadeler Board as of or prior to the date of the Business Combination Agreement, except that in no event will the following events, changes or developments constitute an “Cadeler Intervening Event”: (a) changes in the market price or trading volume of the Eneti Common Stock, the Cadeler Shares or any other securities of Eneti, Cadeler or their respective subsidiaries, or any change in credit rating or the fact that Cadeler meets or exceeds (or that Eneti fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (b) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (c) changes in IFRS, U.S. GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof.

Conduct of Business Before Completion of the Merger
Restrictions on Eneti’s Operations
The Business Combination Agreement provides for certain restrictions on Eneti’s and its subsidiaries’ activities until the earlier of the Effective Time or the date (if any) the Business Combination Agreement is terminated. In general, except as specifically permitted, set forth in Eneti’s confidential disclosure letter, required by the Business Combination Agreement or the Tender and Support Agreements, as required by applicable law or as consented to in writing by Cadeler (which consent may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the Business Combination Agreement, Eneti and each of its subsidiaries is required (a) to use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, including by (i) preserving intact its and their present business organizations, goodwill and ongoing business, (ii) keeping available the services of its and their present officers and other key employees (other than where termination of such services is for cause) (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such officers and employees) and (iii) preserving its and their relationships with customers, suppliers, vendors, licensors, licensees, governmental entities and other persons with whom it and they have material business relations (provided, that they shall not be obligated to make any payments or grant any concessions to such persons other than payments in the ordinary course consistent with past practice) and (b) not to, and not to permit any of its subsidiaries to, directly or indirectly:
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amend, modify, waive, rescind, change or otherwise restate Eneti’s or any of its subsidiaries’ articles of incorporation, bylaws or equivalent organizational documents;

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authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Eneti or any of its subsidiaries) (other than (A) regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.01 per share of Eneti Common Stock per quarter (adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Eneti Common Stock outstanding after the date of the Business Combination Agreement) or (B) dividends or distributions made by any wholly owned subsidiary of Eneti to Eneti or any wholly owned subsidiary of Eneti);

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enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

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split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Eneti Common Stock as payment for withholding taxes in respect of Eneti equity awards or (B) any such transaction involving only wholly owned subsidiaries of Eneti;

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issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in Eneti or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

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take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Eneti equity award under any existing Eneti equity plan (except as otherwise required by the express terms of any Eneti equity award or the Eneti equity plan, in each case as in effect as of the date of the Business Combination Agreement), other than (a) issuances of Eneti Common Stock in respect of the vesting or settlement of Eneti equity awards outstanding on the date of the Business Combination Agreement, in all cases in accordance with their respective terms as of the date of the Business

Combination Agreement, (b) transactions solely between Eneti and its wholly owned subsidiaries or between such wholly owned subsidiaries and (c) the transactions set forth in Eneti’s confidential disclosure letter;
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except as required by any Eneti benefit plan in existence as of the date of the Business Combination Agreement, or as required by applicable law (a) increase the compensation or benefits payable or to become payable to any directors, officers, independent contractors, consultants or employees other than merit increases in base compensation or wage rate made to non-officer employees below the vice president level, independent contractors or consultants in the ordinary course of business consistent with past practice not in any event exceeding in the aggregate 5% on an annualized basis; (b) grant to any directors, officers, independent contractors, consultants or employees any increase in severance or termination pay; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, officers, independent contractors, consultants or employees, other than year-end annual cash bonuses payable to employees of subsidiaries of Eneti paid in the ordinary course of business consistent with past practice (including with respect to payment timing and the calculation of bonus amounts) after consultation with Cadeler, up to the amount specified in Eneti’s confidential disclosure letter in the aggregate for all such bonuses; (d) enter into any employment, severance or retention agreement (excluding offer letters that do not provide for severance and change in control benefits with new hires permitted as described below) with any of Eneti’s directors, officers, independent contractors, consultants or employees; (e) establish, adopt, enter into, amend or terminate any collective bargaining, retention or similar agreement or Eneti benefit plan or recognize any labor or trade union or other labor organization or take any action or knowingly make any omission that results in a material increase in the cost to Eneti of maintaining such Eneti benefit plan or the benefits provided thereunder; (f) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Eneti benefit plan (except as otherwise required by the express terms of such benefit plan as in effect as of the date of the Business Combination Agreement); (g) terminate the employment of any employee at the level of vice president or above, other than for cause; (h) hire any new employees, except for non-officer employees at the level of vice president and below; (i) transfer any employees into or out of Eneti or any of its subsidiaries, or (j) provide any funding for any rabbi trust or similar arrangement;

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acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any person or any business or division thereof (other than pursuant to contracts for newbuildings in effect on the date of the Business Combination Agreement), or otherwise engage in any mergers, consolidations or business combinations, except for (a) transactions solely between Eneti and its wholly owned subsidiaries or between such wholly owned subsidiaries, (b) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (c) capital expenditures in accordance with Eneti’s capital budget provided to Cadeler prior to the date of the Business Combination Agreement;

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liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Eneti or its subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

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make any loans, advances or capital contributions to, or investments in, any other person, except for (a) loans solely among Eneti and its wholly owned subsidiaries or solely among Eneti’s wholly owned subsidiaries or (b) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

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sell, lease, sublease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or otherwise fail to maintain, enforce or protect, or subject to any lien (other than certain permitted liens), any of its material properties or assets, except (a) dispositions of obsolete or worthless equipment, in the ordinary course of business, (b) non-exclusive licenses under Eneti’s intellectual property entered into in the ordinary course of business with customers of Eneti or its subsidiaries, (c) transactions solely among Eneti and its wholly owned subsidiaries or solely among such wholly owned subsidiaries and (d) as set forth in Eneti’s confidential disclosure letter;

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enter into or become bound by, or amend, modify, terminate or waive any contract related to the acquisition or disposition or granting of any license with respect to material intellectual property, other than amendments, modifications, terminations or waivers in the ordinary course of business, or otherwise encumber any material intellectual property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than non-exclusive licenses of Eneti’s intellectual property entered into with customers in the ordinary course of business;

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(a) enter into certain specified types of material contracts or any other material contract outside of the ordinary course of business consistent with past practice, (b) materially modify, materially amend, extend or terminate any material contract other than any financing agreement or other contract related to indebtedness of the Eneti or any of its subsidiaries (other than non-renewals occurring in the ordinary course of business), or, other than in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims thereunder;

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except in accordance with Eneti’s capital budget provided to Cadeler prior to the date of the Business Combination Agreement, make any capital expenditures, enter into agreements or arrangements providing for capital expenditures or otherwise commit to do so, unless such expenditures cannot prudently be deferred and are required to preserve the safety or seaworthiness of an Eneti vessel;

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commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding, other than the compromise or settlement of any claim, litigation, or proceeding that is not brought by governmental entities and that (a) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $5,000,000 (exclusive of any amounts covered by insurance), (b) does not impose any injunctive relief on Eneti or its subsidiaries and does not involve the admission of wrongdoing by Eneti, any of its subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Cadeler or any of its subsidiaries and (c) does not provide for the license of any Eneti intellectual property or the termination, modification or amendment of any license of Eneti intellectual property;

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make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP or applicable law;

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make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, amend any material tax return, file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof and other than inconsistencies intended to take advantage of changes in law since the date of the previously filed tax return), settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law), surrender any right to claim a material refund of taxes, or, except extensions in connection with extensions of time obtained in the ordinary course of business consistent with past practice for the filing of tax returns, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

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take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the acquisition of Eneti Common Stock pursuant to the Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment (as defined below), provided that nothing in the Business Combination Agreement shall require taking or not taking any action to satisfy the equity threshold condition to meet the requirements of Section 1.368-1(e) of the U.S. Treasury regulations promulgated under the Code;

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redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (a) any indebtedness solely among Eneti and its wholly owned subsidiaries or solely among such wholly owned subsidiaries, (b) accrual of interest, drawdowns, premiums, penalties, fees, and expenses under any material contract existing as of the date of the Business Combination Agreement, (c) scheduled payments of indebtedness when due; (d) any modifications to the terms of any indebtedness that are made in the ordinary course of business consistent with past practice, (e) Indebtedness incurred to finance obligations relating to newbuilding contracts in effect on the date of the Business Combination Agreement, so long as Eneti and Cadeler collaborate in good faith to agree on terms of such indebtedness reasonably acceptable to both parties, and (f) the indebtedness described in Eneti’s confidential disclosure letter;
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enter into any transactions or contracts with (a) any affiliate (other than any transactions in the ordinary course of business and consistent with past practice pursuant to the Administrative Services Agreement dated as of September 27, 2013 by and between Eneti and SSH, as amended on September 21, 2021) or (b) any other person that would be required to be disclosed by Eneti under Item 404 of Regulation S-K of the SEC, other than the transactions set forth in Eneti’s confidential disclosure letter;

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fail to use commercially reasonable efforts to maintain Eneti’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of Eneti and its subsidiaries;

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(a) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (b) materially modify or amend or exercise any right to renew any Eneti lease, or waive any material term or condition thereof or grant any material consents thereunder, (c) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by Eneti, or any interest therein or part thereof, (d) knowingly commit any waste or nuisance on any such property or (e) make any material changes in the construction or condition of any such property, in each case of (b) through (e), other than in the ordinary course of business consistent with past practice;

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terminate or modify or waive in any material respect any right under any material permit;

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adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

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create any mortgage or security over any Eneti vessel other than in the ordinary course of business or by operation of law;

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enter into, terminate, rescind or change any time charter party or similar contract, except for entering into charters on terms (including as to price) no less favorable than market terms, in each case for a period of up to 12 months (inclusive of extension options) (or for any longer period, provided that the minimum average utilization of the relevant Eneti vessel pursuant to such charter party is at least 85%);

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enter into any agreement for the transfer of title in any Eneti vessel or any other vessel except as set forth in Eneti’s confidential disclosure letter, or carry out any action in respect of the Eneti vessel set forth in Eneti’s confidential disclosure letter, including a change in the registration thereof, that results in a charge to tax or crystallizes any deferred tax with respect to such Eneti vessel;

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enter into any bareboat charter party other than bareboat charter parties between or amongst Eneti and its subsidiaries;

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enter into, terminate, rescind or change any newbuilding contract, except for immaterial amendments that, in each case, do not increase the value of the applicable contract by more than 1%;

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enter into, terminate, rescind or change any financing agreement other than (a) any changes to the terms of any financing agreement that are made in the ordinary course of business consistent with past practice, (b) entering into financing agreements to finance obligations relating to newbuilding contracts in effect on the date of the Business Combination Agreement, so long as Eneti and Cadeler collaborate in good faith to agree on terms of such indebtedness reasonably acceptable to both parties, and (c) financing agreements associated with the indebtedness described in Eneti’s confidential disclosure letter;

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take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Offer on or before the Outside Date; or

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agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Restrictions on Cadeler’s Operations
The Business Combination Agreement provides for certain restrictions on Cadeler’s and its subsidiaries’ activities until the earlier of the Effective Time or the date (if any) on which the Business Combination Agreement is terminated. In general, except as specifically permitted, set forth in Cadeler’s confidential disclosure letter or required by the Business Combination Agreement, as required by applicable law or as consented to in writing by Eneti (which consent may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the Business Combination Agreement, Cadeler must not and must cause its subsidiaries not to, directly or indirectly:
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amend, modify, waive, rescind, change or otherwise restate the organizational documents of Cadeler (whether by merger, consolidation, operation of law or otherwise) in a manner that would adversely affect the holders of Eneti Common Stock;

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authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, stock or other securities of Cadeler or any of its subsidiaries), except (a) dividends and distributions paid or made in the ordinary course of business by Cadeler’s subsidiaries to Cadeler or any other wholly owned Cadeler subsidiary or (b) transactions that would require an adjustment to the Offer Consideration and for which the proper adjustment is made;

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split, combine, subdivide, reduce or reclassify any of its shares or other equity interests (except for (a) any such transaction involving only wholly owned subsidiaries of Cadeler and (b) transactions that would require an adjustment to the Offer Consideration and for which the proper adjustment is made) or issue or authorize the issuance of any of its shares, voting securities or other equity interests or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (except for (a) issuances of Cadeler Shares or equity incentive awards authorized for issuance as of the date of the Business Combination Agreement in connection with any Cadeler equity plan (including the issuance of 1,185,600 Cadeler options in the month following announcement of the Business Combination Agreement) or otherwise required by the express terms of any Cadeler equity plan in effect as of the date hereof or any outstanding awards thereunder, (b) contemplated by the Cadeler Share Issuance or (c) any such transaction involving only wholly owned Cadeler subsidiaries;

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acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any person or any business or division thereof (other than pursuant to contracts for newbuildings in effect on the date of the Business Combination Agreement), or otherwise engage in any mergers, consolidations or business combinations, except for (a) transactions solely between Cadeler and its wholly owned subsidiaries or solely among such wholly owned subsidiaries, or (b) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

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enter into any agreement for the transfer of title in any Cadeler vessel or any other vessel;

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liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any of the foregoing, in each case, with respect to Cadeler or any of its subsidiaries;

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take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the acquisition of Eneti Common Stock pursuant to the Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment (as defined below), provided that nothing in the Business Combination Agreement shall require taking or not taking any action to satisfy the equity threshold condition to meet the requirements of Section 1.368-1(e) of the U.S. Treasury regulations promulgated under the Code;

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take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Offer on or before the Outside Date; or

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agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Access
The Business Combination Agreement provides that during the period from the date of the Business Combination Agreement to the earlier of the Effective Time or the date (if any) on which the Business Combination Agreement is terminated, to the extent permitted by applicable law, Eneti will give, and will cause each of its subsidiaries to give, Cadeler and its representatives reasonable access during normal business hours and upon reasonable advance notice to Eneti’s and its subsidiaries’ offices, properties, contracts, personnel, books and records, and will, and will cause each of its subsidiaries to, use reasonable best efforts to furnish as promptly as practicable to Cadeler all information concerning Eneti’s business, properties, offices, contracts and personnel as Cadeler reasonably requests. However, Eneti is not required to provide access to or disclose information that may not be disclosed pursuant to contractual or legal restrictions or that is subject to attorney-client, attorney work product or other legal privilege, or in the good faith judgement of Eneti, would violate applicable law, provided that Eneti will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or privileges.
U.S. Tax Treatment
The Business Combination Agreement provides that if the requirements of Treasury Regulations Section 1.368-1(e) will be met (the “Equity Threshold Condition”), then to the extent required to be reported for U.S. federal income tax purposes the parties intend to report the Offer and the Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. The Business Combination Agreement was adopted as a “plan of reorganization” for these purposes. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to Closing.
Additional Agreements
Under the Business Combination Agreement, Cadeler and Eneti are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Transactions as soon as practicable, including:
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preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Transactions;

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taking all steps as may be necessary, subject to the limitations in the Business Combination Agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals; and

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making all other necessary or agreed filings as promptly as reasonably practicable (and in any event lodging any such filing (or a first draft filing as convention dictates) within thirty Business Days after the date of the Business Combination Agreement), and supplying as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any other applicable antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or in connection with any mandatory notification to, or application for approval from, any governmental entity under any applicable law designed or intended to provide for the review, regulation, restriction or prohibition of investments on grounds of national security, public order and/or other national or public interest, including foreign subsidies regulation.

Each of Cadeler and Eneti have also agreed, to the extent necessary to lawfully consummate the Transactions no later than the Outside Date, to propose, negotiate, or offer to commit and effect (and if such offer is accepted, commit to and effect) to (i) sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any operations, divisions, businesses, product lines, customers or assets of Cadeler, Eneti or any of their respective subsidiaries contemporaneously with or after the Closing, (ii) take or commit to take such other actions that may, after the Closing, limit Cadeler’s freedom of action with respect to, or its ability to retain, any operations, divisions, businesses, products lines, customers or assets, (iii) terminate, or assign or novate to a third party, any contract or other business relationship, and (iv) enter into any order, undertaking, commitment or agreement to effectuate any of the foregoing (a “Regulatory Remedy Action”). Notwithstanding the foregoing, (i) the parties shall cooperate and consult with each other in advance of proposing any Regulatory Remedy Action, (ii) the parties shall not be required to take or permit any action specified in a confidential exhibit to the Business Combination Agreement (a “Non-Required Remedy Action”), (iii) Eneti shall agree to take any Regulatory Remedy Action (that is not a Non-Required Remedy Action) requested in writing by Cadeler so long as such Regulatory Remedy Action is only binding on Eneti or its subsidiaries in the event the Closing occurs; and (iv) Eneti shall not take a Regulatory Remedy Action without Cadeler’s written consent.
Under the Business Combination Agreement, Cadeler and Eneti also agree to:
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cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

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promptly inform the other party of any communication with the CMA or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party; and

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permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the CMA or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the CMA or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the CMA or any other governmental entity or other person.

Treatment of Eneti Equity Awards
Under the Business Combination Agreement, each outstanding and unvested award of Eneti restricted stock will be accelerated in full in accordance with its terms as of immediately prior to the Acceptance Time and, at the Acceptance Time, each such share of Eneti restricted stock shall be automatically exchanged and converted into the Offer Consideration (and the applicable holder shall cease to have any rights or entitlements thereafter with respect to such Eneti restricted stock). Prior to the Acceptance Time, Eneti shall take all actions necessary or appropriate, including adopting any resolutions or obtaining any consents, to effectuate the treatment of the Eneti restricted stock described in the immediately preceding sentence, which such resolutions and consents and other related documentation shall be subject to the prior reasonable review and comment of Cadeler.
Employee Matters
For a period of 12 months following the Effective Time, Cadeler has agreed, with respect to each employee of Eneti who becomes an employee of Cadeler or its subsidiaries as of the Effective Time (the “Continuing Employees”), to (a) maintain at least the same wage rate or base salary and annual cash bonus opportunity of each Continuing Employee as in effect for such Continuing Employee immediately prior to the Closing and (b) provide employee benefits (excluding equity or equity-based compensation, change in control, retention or transaction-based compensation, severance pay or benefits not required by applicable law, defined benefit pension benefits, retiree health or welfare benefits not required by applicable law or non-qualified deferred compensation benefits) that are, in the aggregate, no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing.
Cadeler also has agreed under the Business Combination Agreement to recognize years of service with Eneti or its subsidiaries under all employee benefit plans maintained by Cadeler or its affiliates for the benefit of continuing employees, except to the extent that any such recognition would result in a duplication of benefits, and to waive certain participation restrictions for continuing employees who become eligible to participate in Cadeler welfare plans. Eneti will terminate its 401(k) plan(s) as of the day immediately preceding the Effective Time if Cadeler provides timely, written notice requesting such termination in accordance with the Business Combination Agreement.
Governance
Cadeler has agreed to take all necessary corporate action, subject only to the approval of the nomination committee of the Cadeler Board and the Cadeler Shareholders, to cause (a) the number of directors constituting the Cadeler Board to be six, and (b) the Cadeler Board to be composed of:
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four directors designated by Cadeler prior to the Acceptance Time, including the chairman, and

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two directors designated by Eneti (and reasonably acceptable to Cadeler and the nomination committee of the Cadeler Board) prior to the Acceptance Time, including the vice chairman and an independent director to chair Cadeler’s audit committee.

Directors’ and Officers’ Indemnification and Insurance
Under the Business Combination Agreement, for six years after the Effective Time, Cadeler must, or must cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Eneti or its subsidiaries, or any indemnification agreements in existence as of the date of the Business Combination Agreement that were provided to Cadeler, each current and former director and officer of Eneti and its subsidiaries against any reasonably documented costs and expenses (including advancing attorneys’ fees and expenses) in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such person serving as an officer, director, employee or other fiduciary of Eneti, any of its subsidiaries or any other person if such service was at the request or for the benefit of Eneti or any of its subsidiaries.
At or prior to the Effective Time, Eneti is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the Effective Time with respect to matters arising at or prior to the Effective Time, with a one-time cost not in excess of 200% of the last aggregate annual premium paid by Eneti for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the Business Combination Agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Eneti may purchase only as much coverage as reasonably practicable for such amount.
Termination of the Business Combination Agreement
Termination by Cadeler or Eneti
The Business Combination Agreement may be terminated at any time before the Acceptance Time:
•
by mutual written consent of Cadeler and Eneti; or

•
by either Cadeler or Eneti, if:

•
there is any applicable law that makes the consummation of the Transactions illegal or otherwise prohibited or any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

•
the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Cadeler to extend the Offer pursuant to the Business Combination Agreement) without Cadeler having accepted for payment any shares of Eneti Common Stock pursuant to the Offer; except that this right to terminate the Business Combination Agreement will not be available to Cadeler if Cadeler has failed to comply in any material respect with its obligations under the Business Combination Agreement related to the extension of the Offer or the acceptance of Eneti Common Stock and this right to terminate the Business Combination Agreement will not be available to Eneti if Eneti has failed to comply in any material respect with its obligations under the Business Combination Agreement related to offering documents or its obligations described under “— No Solicitation of Other Offers by Eneti” or “— Change of Eneti Board Recommendation; Match Rights”;
•
the Acceptance Time has not occurred by on or before March 15, 2024, except that (a) if on the Outside Date all of the conditions to the Offer, other than certain conditions related to clearances under any antitrust law or foreign investment law and those conditions to the Offer that by their nature are to be satisfied at the Expiration Date (if such conditions (other than the Minimum Condition) would be satisfied or validly waived were the Expiration Date to occur at such time), have been satisfied or waived at such time, then the Outside Date will automatically be extended to December 31, 2024 and (b) this right to terminate the Business Combination Agreement will not be available to any party whose action or failure to fulfill any obligation under the Business Combination Agreement has been a proximate cause of, or directly resulted in, the failure of the Offer to be consummated by the Outside Date and such action or failure to act constitutes a material breach of the Business Combination Agreement;

•
the CMA has made a Phase 2 reference, provided that in the case of Cadeler, written notice is given to Eneti at any point prior to the Outside Date and, in the case of Eneti, written notice is given to Cadeler within ten Business Days of a Phase 2 reference; or

•
the Cadeler Shareholder Approval has not been obtained after a vote of the Cadeler Shareholders has been taken and completed at the duly convened Cadeler Shareholders’ meeting or at any adjournment or postponement thereof.

Termination by Eneti
The Business Combination Agreement may be terminated at any time before the Acceptance Time by Eneti if:
•
the Eneti Board effects a change of recommendation and Eneti concurrently enters into a definitive agreement providing for a Superior Proposal, as long as (a) Eneti has complied in all material respects with its obligations to provide notice and negotiate with Cadeler regarding amendments to the Business Combination Agreement, as described under “— Change of Eneti Board Recommendation; Match Rights” and (b) concurrently with or prior to (and as a condition to) such termination, Eneti pays to Cadeler the $30 million termination fee described below;

•
(1) Eneti is not then in material breach of the Business Combination Agreement; (2) (a) Cadeler has breached, failed to perform or violated in any material respect its covenants or agreements under the Business Combination Agreement, (b) any of the representations and warranties of Cadeler in the Business Combination Agreement have become inaccurate, subject to certain standards for materiality set forth in the Business Combination Agreement or (c) the Cadeler Board has failed to publicly confirm the Cadeler Board Recommendation within seven Business Days after a written request by Eneti that it do so, or shall have changed the Cadeler Board Recommendation in a manner adverse to Eneti; and (3) such breach, failure to perform, action, violation or inaccuracy is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured before the earlier of the Business Day immediately prior to the Outside Date and the 30th calendar day following receipt of written notice from Eneti of such breach, failure to perform, violation or inaccuracy; or

•
the Cadeler Shareholders’ meeting, at which Cadeler, among others, shall seek the Cadeler Shareholder Approval, has not been (or is not capable of being) duly convened and held by September 30, 2023.

Termination by Cadeler
The Business Combination Agreement may be terminated at any time before the Acceptance Time by Cadeler if:
•
the Eneti Board has effected a change of recommendation or Eneti has materially breached its obligations described under “— No Solicitation of Other Offers by Eneti” or “— Change of Eneti Board Recommendation; Match Rights”; or

•
(1) Cadeler is not then in material breach of the Business Combination Agreement; (2) Eneti has breached, failed to perform or violated its covenants or agreements under the Business Combination Agreement or any of the representations and warranties of Eneti in the Business Combination Agreement have become inaccurate, in either case in a manner that would give rise to the right of Cadeler not to accept for payment and pay for any shares of Eneti Common Stock pursuant to the failure of any of the conditions to the consummation of the Offer related to Eneti’s compliance with its covenants and agreements or the accuracy of Eneti’s representations and warranties; and (3) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured before the earlier of the Business Day immediately prior to the Outside Date and the 30th calendar day following receipt of written notice from Cadeler of such breach, failure to perform, violation or inaccuracy.

Termination Fee and Expenses
Expenses
Except as otherwise expressly provided in the Business Combination Agreement (including the termination fee described below), all costs and expenses incurred in connection with the Business Combination Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring the cost or expense.
Termination Fee
The Business Combination Agreement provides that Eneti will pay Cadeler a termination fee of $30 million if:
•
(1)(a)Cadeler terminates the Business Combination Agreement as a result of the Offer expiring or the Acceptance Time having not occurred on or before the Outside Date, (b) Eneti terminates the Business Combination Agreement as a result of the Offer expiring or the Acceptance Time having not occurred on or before the Outside Date at a time when Cadeler would be permitted to terminate the Business Combination Agreement for the same reason or (c) Cadeler terminates the Business Combination Agreement as a result of breach, failure to perform or violation of the Business Combination Agreement by Eneti that (except for a breach of Eneti’s non-solicitation obligations) first occurred following the making of an acquisition proposal of the type described in (2); (2) after the date of the Business Combination Agreement and prior to the date of the termination, a bona fide Acquisition Proposal has been publicly disclosed or otherwise made known to the Eneti Board or management and in each case is not withdrawn (publicly, if publicly disclosed) at least three Business Days prior to the earlier of the Expiration Date and such termination; and (3) within 12 months of such termination, such Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into;

•
(1) Cadeler terminates the Business Combination Agreement because the Eneti Board has effected a change of recommendation or Eneti has willfully and materially breached its obligations described under “— No Solicitation of Other Offers by Eneti” or “— Change of Eneti Board Recommendation; Match Rights” or (2) Eneti terminates the Business Combination Agreement because the Offer expired or the Acceptance Time has not occurred on or before the Outside Date, at a time when Cadeler would be permitted to terminate the Business Combination Agreement for the same reason or because the Eneti Board has effected a change of recommendation or Eneti has willfully and materially breached its obligations described under “— No Solicitation of Other Offers by Tableau” or “— Change of Eneti Board Recommendation; Match Rights”; or

•
Eneti terminates the Business Combination Agreement in order to enter into a definitive agreement providing for a Superior Proposal.

The Business Combination Agreement further provides that:
•
Cadeler will pay Eneti a termination fee of $30 million if Eneti terminates the Business Combination Agreement because the Cadeler Board has failed to publicly confirm the Cadeler Board

Recommendation within seven Business Days after a written request by Eneti that it do so, or has changed the Cadeler Board Recommendation in a manner adverse to Eneti; and
•
if either (a) Eneti terminates the Business Combination Agreement because the CMA has made a Phase 2 reference or (b) Cadeler terminates the Business Combination Agreement because the CMA has made a Phase 2 reference at a time that Eneti would not then be permitted to terminate the Business Combination Agreement for the same reason, the terminating party shall reimburse the non-terminating party 50% of all reasonable and documented out-of-pocket fees and expenses incurred and paid by the non-terminating party (including all fees and expenses of counsel, accountants, experts and consultants but excluding the cost of any investment banker or financial advisor) in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Business Combination Agreement and the Transactions, up to a maximum amount of $2,500,000.

In no event will either party be obligated to pay both the termination fee and the expense reimbursement, or to pay either the termination fee or the expense reimbursement on more than one occasion. In the event that the termination fee or expense reimbursement is paid, then neither the receiving party nor any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the Business Combination Agreement or the Transactions, except for fraud or willful breach of the Business Combination Agreement occurring prior to the termination of the Business Combination Agreement. When determining whether Eneti will pay Cadeler a termination fee, the term “Acquisition Proposal” has the meaning assigned to such term above, except that all references to “15%” and “85%” will be replaced with references to “50%.”
Effect of Termination
In the event of termination of the Business Combination Agreement in accordance with its terms, the Business Combination Agreement will become null and void (except that provisions relating to the effect of termination, payment of the termination fee and expense reimbursement and certain other miscellaneous provisions, together with the confidentiality agreement between Eneti and Cadeler, will survive any such termination), and there will be no liability on the part of any of the parties, provided that no party will be relieved of liability for any fraud or willful breach of the Business Combination Agreement prior to such termination. For purposes of the Business Combination Agreement, “willful breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of the Business Combination Agreement, and “fraud” means common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.
Amendments, Enforcements and Remedies, Extensions and Waivers
Amendments
The Business Combination Agreement may be amended by written agreement of each of the parties at any time.
Enforcements and Remedies
Under the Business Combination Agreement, the parties have agreed that each party will be entitled to:
•
an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Business Combination Agreement;

•
a decree or order of specific performance specifically enforcing the terms and provisions of the Business Combination Agreement; and

•
any further equitable relief, in each case in addition to any other remedy to which a party it entitled at law or in equity.

Extensions and Waivers
Under the Business Combination Agreement, at any time prior to the Effective Time, any party may:
•
extend the time for the performance of any of the obligations or other acts of the other parties;

•
waive any inaccuracies in the representations and warranties of the other parties; and

•
waive compliance by the other parties with any of the agreements or conditions for the benefit of such party.

OTHER TRANSACTION AGREEMENTS
Tender and Support Agreements
Concurrently with the execution of the Business Combination Agreement, on June 16, 2023, (i) Eneti Stockholders Scorpio Holdings and SSH, (ii) Eneti directors Robert Bugbee, Roberto Giorgi, Christian M. Gut, Berit Ledel Henriksen, Emanuele A. Lauro, James B. Nish, Einar Michael Steimler and Aileen Tan, and (iii) Eneti officers Hugh Baker, Filippo Lauro and Cameron Mackey ((i)-(iii) collectively the “Supporting Stockholders”) entered into substantially similar Tender and Support Agreements with Cadeler (the “Tender and Support Agreements”). Subject to the terms and conditions of the Tender and Support Agreements, each Supporting Stockholder has agreed, among other things, to:
•
cause all of such Supporting Stockholder’s shares of Eneti Common Stock to be validly and irrevocably tendered into the Offer promptly following the delivery by Cadeler of written notice to each Supporting Stockholder on the Expiration Date specifying that all of the conditions to the Offer have been satisfied (or are reasonably expected to be satisfied as of the Expiration Date) or, where permissible, waived by Cadeler, assuming that all shares of Eneti Common Stock to be tendered by the Supporting Stockholders are in fact validly tendered and not validly withdrawn in the Offer; and

•
certain restrictions on encumbering or transferring any of such Supporting Stockholder’s shares of Eneti Common Stock.

Each Tender and Support Agreement terminates automatically upon the earliest to occur of the following: (a) the valid termination of the Business Combination Agreement in accordance with its terms, (b) the consummation of the Merger, (c) the entry without the prior written consent of such Supporting Stockholder into any amendment, waiver or modification to the Business Combination Agreement, or the terms of, or conditions to, the Offer (except, in each case, for any amendment, waiver or modification that the Business Combination Agreement expressly contemplates as within the sole discretion of Cadeler to make), that is material and adverse to the Eneti Stockholders and (d) the date on which such Supporting Stockholder and Cadeler mutually agree to terminate the relevant Tender and Support agreement.
The shares of Eneti Common Stock subject to the Tender and Support Agreements represented approximately 36% of the outstanding shares of Eneti Common Stock outstanding as of June 16, 2023.
The foregoing summary of the Tender and Support Agreements does not purport to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which has been filed as Annex B to this registration statement and is incorporated herein by reference.
Voting Agreements
Concurrently with the execution of the Business Combination Agreement, on June 16, 2023, Cadeler entered into voting agreements with each of BW Altor and Swire Pacific, pursuant to which each of BW Altor and Swire Pacific agreed to be represented at the extraordinary general meeting of Cadeler Shareholders and to vote all of their respective shares at such extraordinary general meeting in favor of the resolutions proposed by Cadeler thereat, including to approve (i) the authorization granted to the Cadeler Board to issue the new shares in Cadeler in the Offer without pre-emptive rights for existing Cadeler Shareholders, (ii) the amendment of Cadeler’s articles of association to reduce the maximum number of directors on the Cadeler Board from seven to six, and (iii) a proposal to adopt a transaction-specific indemnity by Cadeler in favor of the Cadeler Board as well as Cadeler’s executive management and other relevant employees with respect to the Offer. Both BW Altor and Swire Pacific fulfilled their obligation under the voting agreements at the extraordinary general meeting of Cadeler held on July 14, 2023 and have no further obligations under these agreements.
The foregoing summary of the voting agreements does not purport to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the form of voting agreement, a copy of which has been filed as Annex C to this registration statement and is incorporated herein by reference.

Confidentiality Agreement
Cadeler and Eneti entered into a mutual confidentiality agreement, dated February 1, 2023 (the “Confidentiality Agreement”), in connection with their evaluation of a potential transaction that resulted in the execution of the Business Combination Agreement. Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, Cadeler and Eneti agreed to keep confidential all non-public information received from the other party. Cadeler and Eneti also agreed that the non-public information furnished by the other party pursuant to the Confidentiality Agreement would be used solely for the purpose of evaluating and negotiating the potential business combination.
The Confidentiality Agreement also provided for an exclusivity period of ninety days (subsequently extended by amendment, initially to May 31, 2023 and thereafter to June 15, 2023). During the exclusivity period, each of Cadeler and Eneti agreed (a) to negotiate exclusively with each other in relation to the potential business combination and not to enter into any negotiations or actively pursue a potentially competing process involving either party and (b) to direct and use their respective commercially reasonable efforts to cause those of their respective shareholders holding more than 17.5% of either of the party’s shares or voting rights (and such shareholders’ respective affiliates) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries, proposals or offers from any third party relating to an acquisition of, or potential business combination involving, either Cadeler or Eneti. The Confidentiality Agreement also provided that each party would promptly notify the other in the case that either received any competing offer.
The above summary of the Confidentiality Agreement does not purport to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed as Exhibit 99.6 to this registration statement and is incorporated herein by reference.

INFORMATION ABOUT CADELER
Overview
Cadeler believes that the Cadeler Group is a leading offshore wind farm vessel contractor. The Cadeler Group is headquartered in Copenhagen, Denmark and currently operates two offshore jack-up windfarm installation vessels and has placed orders for four new builds. In addition to wind farm installation, these vessels can perform maintenance, construction, decommissioning, and other tasks within the offshore industry.
The Cadeler Group operates within transportation and installation (“T&I”) of offshore wind turbine generators (“WTGs”) and foundations and provides operations and maintenance (“O&M”), accommodation, meteorological mast installation and removal and decommissioning services in the offshore wind industry.
Management believes that there is strong underlying demand for installation services in offshore wind and, with relevant vessel supply expected to be limited, that there are good employment prospects for the Cadeler Group’s vessels which are optimized for transportation and installation of offshore wind foundations and WTGs.
The Cadeler Group currently has two O-Class vessels in operation, Wind Orca and Wind Osprey (the “Operating O-Class Vessels”), and has placed orders for two X-Class vessels (the “X-Class New Builds”) as well as two F-Class vessels (the “F-Class New Builds” and together with the X-Class New Builds, the “New Builds”). In addition to wind farm installation, these vessels are capable of performing maintenance and other tasks. Cadeler refers to its new generation of installation vessels for WTGs as X-class vessels and to its vessels specifically used for installation of foundations as F-class vessels. Crane upgrades of the Operating O-Class Vessels are planned for the period from October 2023 to March 2024. The Cadeler Group expects to take delivery of the two X-Class New Builds in the third quarter of 2024 and the second quarter of 2025, respectively, while the two F-Class New Builds are currently expected to be delivered in the fourth quarter of 2025 and the second half of 2026, respectively.
The Cadeler Group’s customer base consists of offshore wind farm developers, original equipment manufacturers and various offshore contractors. The Cadeler Group completed approximately 32 offshore projects from 2012 to June 30, 2023 and management believes that the Cadeler Group has a solid market position, including contracts with “blue-chip” customers such as Siemens Gamesa Renewable Energy, Ørsted, Vestas, EA3, Vattenfall and Scottish Renewables. In the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, the Cadeler Group worked on projects in the Netherlands and the United Kingdom.
The Cadeler Group is headquartered in Copenhagen, Denmark, and has offices in Vejle, Denmark and Taipei, Taiwan. As of June 30, 2023, the Cadeler Group directly employed 267 employees of which 107 were employed at the Cadeler Group’s head office onshore and 160 were seafarers working offshore.
Organizational Structure
The following chart presents the Cadeler Group’s organizational structure and shows the country of registration as well as the ownership percentage (including four new entities that will each own one of the New Builds of which two have been incorporated and two are in the process of being incorporated).

History and Development
Year	Milestone
2008	Cadeler was established under the name Blue Ocean Ships A/S.
2010	Cadeler was acquired by Swire Pacific Offshore and ordered its first wind farm installation vessel from Samsung Heavy Industries. Cadeler’s name was changed to Swire Blue Ocean A/S.
2011	Cadeler placed an order with Samsung Heavy Industries for a second wind farm installation vessel.
2012 – 13	Wind Orca and Wind Osprey started becoming available to Cadeler through bare-boat charters.
2012 – 18	Wind Orca and Wind Osprey were employed on more than 20 wind farm installation, decommissioning and service projects.
2019	Cadeler secured a long-term O&M contract for Wind Orca with Siemens Gamesa Renewable Energy.
2020
Installation of a new crane boom on Wind Osprey.
Cadeler entered into turbine installation contracts with Vattenfall for the Hollandse Kust Zuid 1 – 4 offshore the Netherlands, Cadeler’s largest contract ever (>1.5GW), and with Vestas Offshore Wind for the Seagreen project (>1GW) offshore Scotland.
Cadeler completed the Restructuring (as defined below), including the acquisition of the Cadeler Group’s vessels by the SPVs (as defined below), changed its name to Cadeler A/S and announced its initial public offering.
Admission to trading of Cadeler Shares on the Oslo Stock Exchange raising gross proceeds of NOK 883 million.
Cadeler entered into a contract for a crane upgrade for Wind Orca, with an option for Wind Osprey, scheduled for completion in Q1 2024.

2021
Cadeler entered into its largest contract yet at that time, with a volume of approximately USD 90 million and USD 30 million in options.
Completion of a private placement raising gross proceeds of approximately NOK 794 million.
Cadeler called the option for an upgrade of the crane on Wind Osprey, scheduled for completion in Q1 2024.
Cadeler finalised discussions with COSCO and entered into a contract for two new X-Class New Builds, scheduled for delivery in Q3 2024 and Q2 2025, respectively.
Cadeler entered into a contract for two of Ørsted A/S’ German offshore wind projects covering transportation and installation of a minimum of 48 Siemens Gamesa Renewable Energy 11 megawatt turbines.
The Cadeler Group’s two Operating O-Class Vessels were reflagged from Cypriot flag to Danish flag.

2022
Cadeler announced a new contract with Vestas A/S ensuring optimal utilization of both Operating O-Class Vessels up until the planned crane upgrades.
Cadeler received ISO 45001 certification regarding occupational health and safety.
Cadeler completed a private placement raising gross proceeds of NOK 846 million with net proceeds intended to be used for financing the down-payment on an F-Class New Build.
Cadeler entered into a contract with COSCO on the construction of an F-Class New Build with expected delivery in Q4 2025.
Cadeler signed an agreement with Ørsted A/S for installation of turbine foundations at the Hornsea 3 Offshore wind farm, intended to be the first F-Class New Build’s first contract. The project is expected to begin in 2026.

Year	Milestone

Cadeler completed a private placement raising gross proceeds of NOK 1,018 million with net proceeds intended to be used for part-financing of an additional F-Class New Build as well as general corporate purposes.
Cadeler signed a letter of intent with a blue chip client in the industry exploring the possibility of utilizing one of the Operating O-Class Vessels for a long-term period on assignments taking place in the Northern European and U.S. waters.
Cadeler signed a variation order for a current project resulting in increased outlook for 2022.
Cadeler entered into a contract with COSCO on the construction of a second F-Class New Build with expected delivery in the second half of 2026.

2023	Cadeler entered into a contract with Castellum Denmark for a new headquarters location from 2024, and will then have access to almost 5,000 square meters of office space in central Copenhagen.
Cadeler entered into a contract with Siemens Gamesa Renewable Energy for the installation of 26 turbines at Aflandshage at a day rate above EUR 375,000.
Cadeler signed two contracts with Ørsted A/S for installation of turbine foundations and WTGs at the Hornsea 3 Offshore wind farm.
Cadeler entered into the Business Combination Agreement with Eneti, subject to regulatory approvals and applicable conditions being met. The Business Combination is expected to close in Q4 2023.
Cadeler signed an agreement with a third party for the sale of the main cranes of the O-class vessels for a total of EUR 3 million. The transaction is expected to close by the end of 2023 and result in a pre-tax loss of EUR 1.1 million.
Track Record
Following delivery of the Operating O-Class Vessels in 2012 and 2013, the Cadeler Group has operated some of the largest wind farm installation vessels in the world, and the Operating O-Class Vessels are among the largest and most capable vessels in the industry. Management believes that the Cadeler Group’s fleet will be among the most capable and high specification units in the world following delivery of the New Builds and the planned crane upgrades on the two Operating O-Class Vessels.
In 2012, most of the Cadeler Group’s work involved the installation of WTG foundations, for which the Operating O-Class Vessels, due to their large size, are highly competitive and better suited than they are for the installation of smaller WTGs. As WTGs have become bigger over time, the Cadeler Group considers installing WTGs the most appropriate and value generating work for the Operating O-Class Vessels; however, as WTGs increase in size, the general value of the service contracts for O&M of offshore windfarms also increases, and therefore the Operating O-Class Vessels are expected in the future to be increasingly used for O&M works.
As of October 26, 2023, the Cadeler Group has installed a total of 668 WTGs since 2013 (634 as of June 30, 2023) and a total of 528 foundations. Based on, among other things, information received from WTG suppliers, the Cadeler Group believes that industry records have been achieved in terms of fastest installation, deepest soil penetration and largest offshore WTG installation. Management expects the number of WTGs installed by the Cadeler Group to double in the coming years based on the Cadeler Group’s contract backlog.
The Cadeler Group has completed six O&M campaigns, including its largest O&M project contracted by Siemens Gamesa Renewable Energy in 2019 to 2023, with 600 days of work on over 20 sites and has serviced 103 offshore wind turbines in total. The Cadeler Group has also performed accommodation work for the electrical completion of offshore substations and decommissioning work. These types of work help to keep utilization of the Cadeler Group’s vessels high between installation projects and therefore cover operating costs.

In December 2021, the Cadeler Group finalized the Hornsea 2 project and the Triton Knoll project for DEME Offshore after installing 114 monopile foundations and 90 WTGs, respectively.
In June 2023, the Cadeler Group finalized the installation of both Seagreen, Scotland’s largest offshore wind farm, and the Hollandse Kust Zuid 1-4 wind farm project in the Netherlands.
The Fleet
As of September 30, 2023, the Cadeler Group’s fleet consists of two Operating O-Class Vessels, Wind Orca and Wind Osprey. In addition, the Cadeler Group has placed orders for two X-Class New Builds and two F-Class New Builds.
The Operating O-Class
The Cadeler Group’s two Operating O-Class Vessels are considered by the Cadeler Group to be well suited for windfarm installation, maintenance and decommissioning. The Operating O-Class Vessels feature a six-leg design, which allows them to operate even on sites with challenging seabed conditions. Their cargo area and high-capacity deck loading offers considerable flexibility in the T&I of WTGs and foundations.
On September 25, 2020, the Cadeler Group acquired the two Operating O-Class Vessels through two wholly owned single purpose vehicle companies (the “SPVs”), which were newly incorporated in Cyprus for the purpose of owning the Operating O-Class Vessels. Each Operating O-Class Vessel was acquired by one of the SPVs and is bare-boat chartered by the SPV to Cadeler to perform the contracts of the Cadeler Group (the “Restructuring”). Prior to the Restructuring, the Operating O-Class Vessels were owned by a then affiliated company and on bare-boat charter to the Company. The Operating O-Class Vessels are subject to first priority ship mortgages under the Debt Facility, as further described in section “— Material Agreements — Debt Facility.”
In December 2020, the Cadeler Group signed a contract to replace the main crane of Wind Orca and subsequently, in June 2021, the Cadeler Group executed an option to replace the main crane of Wind Osprey. The crane upgrades for the two Operating O-Class Vessels are planned for the period from October 2023 to March 2024. The cost of the crane upgrades of Wind Orca and Wind Osprey will amount to a total of EUR 83.4 million, of which EUR 37.8 million has been paid as of June 30, 2023. The remaining amounts are due between 2023 and 2024. Please refer to section “— Strategy — Increased capabilities as a result of vessel upgrades” for information on the expected technical specification of the Operating O-Class Vessels after crane upgrades are completed.
Below is a detailed overview of the current specifications of the Cadeler Group’s two Operating O-Class Vessels, Wind Orca and Wind Osprey:

Vessel name	Wind Orca(1)	Wind Osprey(2)
Type of vessel	WIV	WIV
Design	SHI/KEH	SHI/KEH
Flag state	Denmark(3)	Denmark(3)
Delivery year	2012	2013
Yard	Samsung Heavy Industries	Samsung Heavy Industries
Leg length	Max. leg protrusion 80m below the hull	Max. leg protrusion 80m below the hull
Length overall	161.3m	161.3m
Breadth overall	49.0m	49.0m
Variable deck load	8,400t	11,000t
Gross tonnage	24,586t	24,586t
Accommodation	111 pax (single berth cabins)	111 pax (single berth cabins)
Main crane type	Amclyde ATL-60	Amclyde ATL-60
Main crane capacity*	1,200t at 31m	1,150t at 31m
Hook height above deck	97m	132m (new boom in 2020)
Auxiliary crane	35t at 6.5m to 30m	35t at 6.5m to 40m
Helideck	22m /12.8t	22m /12.8t
Service speed	13.0 knots	13.0 knots
Vessel owning company	Wind Orca Limited	Wind Osprey Limited

*
After the crane upgrade, the crane capacity for both vessels will be 1,600t. See “— Strategy — Increased capabilities as a result of vessel upgrades,” “— The Fleet — The X-Class New Builds (currently under construction)” and “— The Fleet — The F-Class New Builds (currently under construction)” for further information.

(1)
Pacific Orca was renamed to Wind Orca on January 11, 2021.

(2)
Pacific Osprey was renamed to Wind Osprey on December 8, 2020.

(3)
Wind Orca and Wind Osprey were reflagged in November 2021, changing the flag of the vessels from Cypriot to Danish flag.

The X-Class New Builds (currently under construction)
In June 2021, the Cadeler Group entered into contracts with COSCO regarding the building of two new WTG installation X-Class New Build vessels. The two X-Class New Builds are expected to be delivered in the third quarter of 2024 and the second quarter of 2025, respectively. On September 7, 2023, Cadeler incorporated two new subsidiaries, WIND N1064 Limited and WIND N1063 Limited, which are registered and domiciled in Cyprus for the purpose of acquiring the X-Class New Builds.
The X-Class New Builds are designed to operate at difficult sites and with what the Cadeler Group believes to be some of the most advanced equipment in the industry. The X-Class New Builds will be able to transport and install seven complete 15 megawatt turbine sets per load or five 20+ megawatt turbines, thereby cutting down the number of trips needed for each project and thus accelerating the installation speed. The Cadeler Group currently expects that the X-Class New Builds will have industry leading lifting height and payload capabilities. With the two X-Class New Builds, the Cadeler Group believes it will be able to stay at the forefront of the industry. Moreover, the Cadeler Group has focused on the sustainability and CO2-footprint of the two X-Class New Builds as part of the design phase to ensure a more sustainable operation of the new X-Class New Builds (see also section “— Strategy — Vision” below).
The first of the two X-Class New Builds has already been contracted for a project with Siemens Gamesa Renewable Energy involving the transport and installation of 100 14 megawatt WTGs, while the second X-Class New Build is expected to be first utilized for the East Anglia Three Project (as defined below) consisting of installation of 95 WTGs.

The total contract value for the construction of the X-Class New Builds is approximately EUR 548 million, of which EUR 137 million was paid in 2021. The remaining scheduled payments are due between 2023 and 2025. Of the total contract value, USD 390 million will be paid in USD and EUR 220 million will be paid in EUR. The first milestone payment for the X-Class New Builds was financed in part by the proceeds of Cadeler’s initial public offering in November 2020 and a private placement in April 2021. The remaining payments for the two X-Class New Builds are expected to be financed through debt.
Below is a detailed overview of the planned specifications of each X-Class New Build vessel:
X-Class New Build Layout
Type of vessel	DP2 self-propelled jack-up vessel, 4 legs
Design	GustoMSC NG-20000XL-CA
Expected flag state	Denmark
Expected delivery year	2024
Yard	COSCO SHIPPING Heavy Industry Co. Ltd.
Leg length	119m
Length overall	163.0m
Breadth overall	60.0m
Variable deck load	> 17,600t
Gross tonnage	33,085t
Number of 15 megawatt turbine sets per load out	7
Accommodation	130 pax in 87 cabins
Main crane type	Leg encircling
Main crane capacity	2,600t at 46m
Hook height above deck	above 200 m
Auxiliary crane	40 t SWL
Helideck	22.2m (EH 101)
Service speed	11.0 knots
The F-Class New Builds (currently under construction)
Cadeler Group has placed orders with COSCO for the construction of two F-Class New Builds. In May 2022, the Cadeler Group signed a contract with COSCO regarding the building of one F-Class New Build wind turbine installation vessel expected to be delivered in the fourth quarter of 2025. The contract included an option for one additional X-class or F-class vessel. The Cadeler Group has experienced strong employment prospects for the F-Class New Build, which was evidenced by the Cadeler Group’s contract with Ørsted for foundation installation at Hornsea 3 which is set to utilize one F-Class New Build subject to Ørsted taking a positive final investment decision on Hornsea 3. As a result, in November 2022, the Cadeler Group exercised the option to order one additional F-Class New Build, which is expected to be delivered in the second half of 2026. This F-Class New Build will upon delivery be the second purpose-built wind foundation installation vessel in the Cadeler Group’s fleet. In connection with the exercise of the option, and entering into a definitive contract, the Cadeler Group has entered into a letter of intent regarding the construction of an additional F-class or X-class new build vessel with a longer lead time for declaration compared to the second F-Class option exercised.
The F-Class New Builds are based on the X-class specifications and will be hybrid vessels for T&I of both foundations and WTGs. The F-Class New Builds will be able to transport up to six XL monopole foundations per round trip and may within a short period of time be converted from being a foundation installation vessel to a WTG installation vessel. The F-Class New Builds will, as the X-Class New Builds, be able to transport and install seven complete 15 megawatt turbine sets per load or five 20+ megawatt turbines, thereby cutting down the number of trips needed for each project and thus accelerating the installation speed. The Cadeler Group believes the large transport capacity will increase operational efficiency substantially.
The total value of the contracts for the F-Class New Builds is approximately EUR 681 million. After down payments of an aggregate EUR 167 million in June 2022 and December 2022, financed through private placements completed in May and October 2022, respectively, the remaining amounts are due in 2025 and 2026. Of the total contract value, USD 495 million will be paid in USD and EUR 205 million will be paid in EUR. The remaining payments on the F-Class New Builds are currently expected to be financed through secured senior debt.
Below is a detailed overview of the planned specifications of each of Cadeler Group’s F-Class New Builds:
F-Class New Builds
Type of vessel	DP2 self-propelled jack-up vessel, 4 legs
Design	GustoMSC NG-20000X-CA
Expected flag state	Denmark
Expected delivery year	Fourth quarter of 2025 and second half of 2026, respectively
Yard	COSCO SHIPPING Heavy Industry Co. Ltd.
Leg length	119m
Length overall	163m
Breadth overall	60m
Variable deck load	> 17,600t
Gross tonnage	33,085t
Accommodation	130 pax in 87 cabins
Main crane type	Leg encircling
Main crane capacity	above 3,000mt
Hook height above deck	above 200 m
Auxiliary crane	40 t SWL
Helideck	22.2m (EH 101)
Service speed	11 knots
Strengths
The Cadeler Group believes that it has the following competitive strengths.
Close relations with clients
The Cadeler Group has regular access to, and established relations with, top management at its clients, enabling the Cadeler Group to gain knowledge about future projects in advance of such projects being tendered. The Cadeler Group is consulted by turbine original equipment manufacturers on WTG design development. Contract templates and heads of terms have been developed with certain clients, allowing for quick execution of new contracts.
The large size and capability of the vessels and new builds in the Cadeler Group’s fleet and currently under construction
When launched, the Cadeler Group’s two Operating O-Class Vessels set an industry benchmark for vessel transit speed, lifting capability, station keeping and jacking speed, and offered a significantly improved operating weather window. The Operating O-Class Vessels are fitted with high-quality equipment, supported by advanced preventative maintenance systems, and incorporate significant operating redundancy. The Operating O-class Vessels are designed to operate at sites with the most challenging seabed conditions. With a large cargo area and high capacity deck loading, the Operating O-Class Vessels offer flexibility in T&I of WTGs and foundations of various types and sizes.
The Operating O-Class Vessels are among the most capable vessels of their kind globally. They can install the newest generation of WTGs (>11 MW) and management believes that they are well positioned to compete in future tenders. After planned crane upgrades, the Operating O-Class Vessels are expected to have specifications matching those of some competitors’ planned new-build vessels.
With the expected delivery of the two X-Class New Builds and the two F-Class New Builds in the period 2024 to 2026, the Cadeler Group believes that it will continue to be a leading WTG and foundation installation contractor in the offshore wind market. The Cadeler Group further believes that with its investments into the X-Class New Builds and the F-Class New Builds as well as the crane upgrade for both Operating O-Class Vessels, the Cadeler Group’s fleet will be well positioned to meet future demand within WTG and foundation installation in offshore wind.
Experienced directors and management
The registered executive management team consists of two members, CEO Mikkel Gleerup and CFO Peter Brogaard Hansen. Mr. Gleerup has a significant track record in the shipping and energy fields, especially within offshore wind power, and Mr. Brogaard Hansen has extensive experience in the shipping industry. Both executives have jointly served in a variety of operational, commercial and financial positions, making them well qualified to manage the Cadeler Group’s operations and take the Cadeler Group into its next stage of development.
Cadeler’s board of directors includes Chairman Andreas Sohmen-Pao, who is chairman of the BW Group and holds a number of other positions such as chairman of the Global Centre for Maritime Decarbonisation and trustee of the Lloyd’s Register Foundation. Jesper T. Lok is a board member and chairman of the remuneration committee. He has held leadership positions in multinational corporations in the transport and logistics, energy and infrastructure sectors. Ditlev Wedell-Wedellsborg is a board member and chairman of the audit committee with extensive experience in the shipping industry. He is the owner and chairman of Weco Invest A/S, an active investment company mostly involved in the travel industry. Andrea Abt is a board member and also non-executive director of Energy Technology Holdings LLC and a Member of the supervisory board of Gerresheimer AG. She has a comprehensive functional knowledge of procurement and logistics and has held several board positions in globally active public and private companies. In addition, pursuant to the Business Combination Agreement, Cadeler and Eneti agreed that Eneti would have the right to nominate two members to the Board of Directors to be elected at an extraordinary general meeting provided that such members would be reasonably acceptable to Cadeler and the Nomination Committee of Cadeler. As a result, the Board of Directors will convene for an extraordinary general meeting where Cadeler’s Nomination Committee is expected to nominate for election to the Board of Directors Emanuele Lauro as Vice Chairman and James Nish as board member immediately following completion of the Offer.
Strategy
Vision
The Cadeler Group’s vision is to provide excellence in offshore marine services to the offshore wind industry and to be environmentally sustainable. As of October 26, 2023, the Operating O-Class Vessels have indirectly contributed to the production of over 8.3 GW of offshore wind energy in European waters through its services since the Cadeler Group’s establishment in 2008. The combined company will represent a total of 11.8 GW of offshore wind energy installed (including 3.5 GW Eneti has installed as of September 30, 2023). The Cadeler Group’s aim is to increase its involvement in the offshore wind industry, supporting a sustainable energy source for millions of households, in Europe and elsewhere.
The Cadeler Group expects that when the X-Class New Builds and the F-Class New Builds will have been delivered, T&I contracts will be the primary drivers for their value generation. The Cadeler Group believes that it can offer significant demonstrable competence and has built valuable customer relations in T&I. In WTG T&I, floating crane vessels present less competition to jack-up vessels than they do in regard to foundation installation, except where the water is too deep for jack-up vessels. In waters currently too deep for jack-up vessels the Cadeler Group is starting to see projects involving floating wind concepts. Although there are no commercial scale projects yet, such projects could in the future involve the installation of WTGs in shallower waters, which would then be tugged to their location in deeper waters. The Cadeler Group believes that there is currently no competition from oil service vessels in WTG installation.

Continued focus on high-capability offshore wind farm installation market
The Cadeler Group intends to focus on its position and presence in the European offshore windfarm installation market, with a view to establishing itself as a leading T&I contractor globally with a fleet of high-capability vessels.
The combination with the Eneti Group is expected to advance this strategy at a faster pace than what could have been achieved through organic growth alone, as it secures the addition of an incumbent, strong team as well as a diverse, high-capability fleet that includes two next generation new build vessels already under construction. Additionally, the Eneti Group’s organizational and operational presence in the APAC region provide the Cadeler Group with an instant foothold in a new region, further supporting the Cadeler Group’s geographical expansion strategy.
Increased capabilities as a result of vessel upgrades
The Cadeler Group is in the process of having the main cranes on the Operating O-Class Vessels replaced with new cranes with increased capabilities for WTG installation, including the capacity to install the expected next generation of 20+ MW turbines. The crane upgrade for both Operating O-Class Vessels are planned for the period from October 2023 to March 2024. The cost of the crane upgrades of Wind Orca and Wind Osprey will amount to a total of EUR 83.4 million, of which EUR 37.8 million has been paid as of June 30, 2023. The remaining amount is expected to be financed using cash from operations. See below for upgrades to Wind Orca and Wind Osprey:
	Wind Osprey	Wind Orca	Operating O-Class Vessels from Q1 2024 (post upgrade)(1)
Nacelle/tower installation	Main Hook	AUX Hook	Main Hook
Blade installation	Main Hook	AUX Hook	Whip Hook(2)
Boom length	115m (Main)	102m (AUX)	147m
SWL (incl. DAF 1.1) at R40m	950mt (Main)	500mt (AUX)	1,600mt(3)
SWL (incl. DAF 1.1) at R50m	750mt (Main)	500mt (AUX)	1,200mt
Hook height to deck at R40m	127m (Main)	112m (AUX)	158m
Hook height to deck at R50m	120m (Main)	108m (AUX)	155m
Payload(4)	10,000mt	8,400mt	10,000mt
Pre-load value	10,000 mt/leg	8,500 mt/leg	10,000 mt/leg

(1)
Reference values, subject to detailed engineering.

(2)
Subject to blade installation tool size/weight.

(3)
Subject to detailed engineering and deck layout.

(4)
Including ballast and consumables

The Cadeler Group’s vessels are expected to require upgrades from time to time to remain competitive in the market and to ensure compliance with legal requirements, including sustainability-related improvements. The Cadeler Group currently expects to be able to comply with any additional regulation that it may be subject to, for example in the area of sustainability, although it will be expected to incur costs if, for example, upgrades of the Cadeler Group’s vessels are required to comply with new regulatory requirements.
In addition to upgrades, the Cadeler Group carries out maintenance in accordance with its maintenance system on an ongoing basis with the aim of avoiding technical breakdowns and ensuring high vessel uptime maintaining high safety standards onboard.
In addition, management believes that the Cadeler Group will benefit from adding Eneti’s vessels that are not being sold and the new builds to the Cadeler Group’s fleet. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately $70.0 million in aggregate. On October 18, 2023, Seajacks Kraken was delivered to its buyer. Delivery of the remaining vessels is expected to take place before the end of 2023. The sale is expected to provide net cash proceeds of approximately USD 56.7 million after the partial repayment of USD 12.6 million for certain amounts payable on the term loan tranche under Eneti’s Credit Facility and payment of a USD 0.7 million broker fee. The addition of the remaining vessels and the ordered new builds of the Eneti Group to the Cadeler Group’s fleet is expected to result in a diverse fleet comprising vessels with different capacities and capabilities. This fleet composition consequently allows the Cadeler Group to upgrade and optimize the vessel capabilities for dedicated, specialized usage and improved efficiency within the differentiated service offerings.
Based on currently expected utilization rates, the Cadeler Group’s management estimates that the number of days not contracted in the period 2024 – 2026 amounts to 3,549 for the combined company (reflecting 1,282 and 2,267 days not contracted for Cadeler and Eneti, respectively). Days not contracted do not include any days where the Operating O-Class Vessels are out of operation as a result of the crane upgrades for both Operating O-Class Vessel.
Prudent and sustainable fleet expansion
The Cadeler Group intends to grow prudently, sustainably and within acceptable risk parameters. The Cadeler Group has applied and continues to apply a strategy of ordering additional wind farm installation vessels only if it can secure, or is in advanced discussions with, creditworthy clients about potential projects for which such vessels can be deployed.
The Cadeler Group has signed new build contracts to expand its current fleet with two X-Class New Builds expected to be delivered in the third quarter of 2024 and the second quarter of 2025, respectively, and two F-Class New Builds expected to be delivered in the fourth quarter of 2025 and the second half of 2026, respectively. See sections “— The Fleet — The X-Class New Builds (currently under construction)” and “— The Fleet — The F-Class New Builds (currently under construction)” for further information.
The Cadeler Group continuously assesses the need and potential economy of expanding its current fleet further. Any decision to expand the current fleet depends on a number of factors, including trends in the market, contract backlog and discussions regarding construction and financing possibilities. Any additional new vessels would be expected to create economies of scale, as new vessels would not substantially increase general and administrative costs. New vessels would be expected to strengthen the Cadeler Group’s capacity to bid competitively for contracts requiring multiple vessels.
The O&M market may become an attractive growth opportunity for the Cadeler Group in the longer term, as WTGs continue to get bigger. There may also be synergies between the O&M and T&I markets. O&M vessels may help installation vessels to finish installations faster. Despite regulatory restrictions, they may also be able to operate offshore the United States in combination with Jones Act-compliant feeder vessels transporting equipment from U.S. ports to windfarms.
Increase cost efficiencies without compromising on health and safety standards
As the Cadeler Group’s business grows, management seeks to improve the current cost structure and make it more efficient. This will not be done at the expense of health and safety standards. Safety is the number one priority for the Cadeler Group and any initiatives to improve efficiency, reduce cost etc. will only be implemented if it is possible without having a negative impact on the Cadeler Group’s safety performance. However, in the Cadeler Group’s experience, positive synergies often arise from improved planning and operational efficiency leading to improved safety performance as well.
Achieve a balanced portfolio of clients and work
The Cadeler Group intends to continue to build long-term relationships with diverse energy clients, to have a mix of long- and short-term contracts and to be present in different market segments. Further, the Cadeler Group intends to create a diversified offshore wind fleet comprising vessels with different capacities and capabilities. With its current mix of T&I of offshore WTGs and foundations, O&M and other services, the Cadeler Group aims to have a mix of long term contracts and ad hoc project contracts, with the core of its business being relationship driven. To build long term relationships with blue-chip clients and support the wider industry on project based contracts, the Cadeler Group seeks to follow its customers into new markets, thereby exploring a global presence and executing when a viable opportunity presents itself.
Contract Coverage and Backlog
“Firm contracts” are those which have been entered into with customers. “Options” are options to extend firm contracts. Firm contracts cannot be cancelled by customers without payment of a significant penalty and are otherwise subject to certain terms and conditions. The exercise of options is at the discretion of the customer. When determining its backlog, the Cadeler Group counts firm contract days at full committed amounts, while options are measured at 50% of the committed amounts (unless stated otherwise).
The Cadeler Group’s contract backlog, including options, represents expected future work until February 2031. As of June 30, 2023, the revenue backlog, including options, was estimated by management to be EUR 1,222 million (compared to EUR 780 million as of December 31, 2022), comprising EUR 1,085 million from firm fixed term contracts and EUR 137 million if customers exercise contractual options (compared to a split of EUR 653 million from firm fixed term contracts and EUR 127 million from options as of December 31, 2022). EUR 28 million of the backlog pertains to contracts for the remainder of 2023. As of October 24, 2023, revenue backlog, including options, is estimated by management to be EUR 1,198 million (EUR 1,334 million if options are measured at 100% of the committed amounts). The Cadeler Group’s contractual counterparties include, but are not limited to, Siemens Gamesa Renewable Energy, Ørsted, Vestas, DEME, Vattenfall, Baltic Power and Scottish Renewables. See also “Cadeler Group’s Management’s Discussion & Analysis of Financial Condition and Results of Operations — Key Factors Affecting the Cadeler Group’s Results of Operations — Backlog” for further information.
The table below shows the Cadeler Group’s backlog as of June 30, 2023 split by time period and contract type.
	1 year	2 – 4 years	> 4 years	Total
	(EUR million)
Firm contracts	64	876	144	1,085
Options	3	43	92	138
Total	67	919	236	1,222
Contracts and options generally have a term of 12 months or less with only a few contracts stretching more than 12 months. Revenue resulting from firm contracts and options can be lower and/or arise later than expected, or may not arise at all (see also “Risk Factors — Risks Related to the Cadeler Group’s Business — The Cadeler Group is dependent on the employment and utilization of its vessels, and the backlog of contracts may not materialize”). Ongoing contracts will typically not overlap each other, and each of the Cadeler Group’s vessels will work on one contract at a time. Multiple of the Cadeler Group’s vessels may be allocated to the same contract either for the full contract or for a part of the contract.
Contracts are either subject to agreed day rates (i.e., BIMCO-contracts) or a lump-sum rate, which is subject to certain milestones being reached. The day rates do not usually vary once agreed in either type of contract. Most of the Cadeler Group’s contracts are entered into on a mix of charter hire and lump-sum basis. While the Cadeler Group will prioritize tenders for new windfarm installations as such contracts (if won by the Cadeler Group) provide the best day or lump-sum rates, the Cadeler Group’s vessels may in between WTG projects or at times with fewer tenders be deployed on O&M projects.
The backlog includes lump-sum and day rate contracts. Typically, there is an initial agreement for reservation of the vessel upon commitment of a termination fee. Final contracts are then entered into when the relevant projects are negotiated into a firm contract within a certain limited time period. This typically occurs three to four years prior to the offshore installation.
As of June 30, 2023, WTG installations accounted for approximately 46% of the revenue backlog while foundation installations accounted for approximately 54% of the backlog. Foundations are installed when this can be efficiently done with WTG installations or when the site is suitable for a jack-up vessel.

Historically, day rates have on average been approximately USD 200,000, with the exception of 2019 and 2020, which are regarded by the Cadeler Group as transition years. During this period, Cadeler had to adapt itself to an industry shift away from traditional marine charters towards T&I contracts in order to improve the commercial outlook. Having developed T&I capabilities, the Cadeler Group’s day rates are now recovering and are expected to stabilise at around USD 180,000 to USD 200,000 from 2022 onwards.
Utilization of the Operating O-Class Vessels averaged 71% from 2017 through June 30, 2023, and 82% after the impact of the Wind Osprey crane incident (2019 utilization was 52% due to the impact of the Wind Osprey crane incident described elsewhere in this prospectus).
The following is a summary of selected contracts entered into by the Cadeler Group in the ordinary course of business.
Vattenfall HKZ (January 2020)
The Cadeler Group entered into a T&I contract with Vattenfall regarding the transportation and installation at the Hollandse Kust Zuid 1-4 wind farm. In June 2023, the project was finalized with 139 WTGs installed.
Seagreen — Vestas (July 2020)
The Cadeler Group entered into a contract with Vestas Offshore Wind for the T&I of 114 WTGs (10 megawatt) at Seagreen offshore windfarm. The project was completed in June 2023 and is Scotland’s largest offshore windfarm, supplying sufficient energy to meet the needs of approximately one million homes.
Sofia — Siemens Gamesa Renewable Energy (March 2021)
The Cadeler Group entered into a contract with Siemens Gamesa Renewable Energy for the T&I of 100 14 megawatt WTGs for the Sofia offshore wind farm. The WTG installation is scheduled to commence in the first quarter of 2025 and is expected to be finished by the end of 2025. The project is expected to be the first utilization of an X-Class New Build for T&I of WTGs for an offshore wind farm.
Hollandse Kust Noord — Van Oord (October 2021)
The Cadeler Group entered into a contract with Van Oord, a Dutch marine contractor, to assist in executing a wind farm project off the coast of the Netherlands. The Cadeler Group has been contracted for the T&I of up to 25 WTGs (11 megawatt), while the project in total consists of 69 WTGs (11 megawatt). The Cadeler Group completed the installation in October 2023.
Gode Wind 3 and Borkum Riffground 3 — Ørsted (November 2021)
The Cadeler Group entered into a contract with Ørsted for the T&I of a minimum of 48 WTGs (11 megawatt) for two projects, Gode Wind 3 and Borkum Riffground 3. Gode Wind 3 and Borkum Riffground 3 are expected to be fully commissioned in 2024 and 2025, respectively, and both projects have received Ørsted’s final investment decision.
Moray West — Siemens Gamesa Renewable Energy (June 2022)
The Cadeler Group has a contract with Siemens Gamesa Renewable Energy for the T&I of 60 WTGs for the Moray West offshore wind farm. The project is expected to be the first time this specific 14 megawatt WTG will be installed on a commercial scale. The WTG installation is expected to begin during Q2 2024.
He Dreiht — Vestas (June 2022)
The Cadeler Group entered into a contract with Vestas for the T&I of 64 WTGs (15 megawatt) for the He Dreiht project. The WTG installation is scheduled to commence in Q2 2025 and is expected to be finished by the end of 2025. It is expected to be the first installation of the 15 MW Vestas WTG on a commercial scale.

Baltic Power (July 2022)
Cadeler has entered into a reservation agreement with Baltic Power for the installation of more than 70 offshore wind turbine generators (WTGs) in the Polish Baltic Sea. This marks the Cadeler Group’s entry into a new and developing offshore market. The relevant contract was entered into in 2023 and the installation is scheduled to start in 2025.
East Anglia 3 (July 2022)
The Cadeler Group has entered into its first vessel reservation agreement with ScottishPower Renewables. The agreement provides for the transportation and installation of at least 95 WTGs which are to be installed at the East Anglia Three windfarm (the “East Anglia Three Project”) and was entered into in 2023.
Hornsea 3 — Ørsted (August 2022)
The Cadeler Group has entered into a vessel reservation agreement with Ørsted for the installation of offshore foundations at the Hornsea 3 offshore wind farm. The relevant contract was entered into in 2023 and the project is expected to begin in 2026 and be the first project for one of the Cadeler Group’s new F-Class New Builds currently under construction, subject to Ørsted taking a positive final investment decision on Hornsea 3.
Undisclosed customer (October 2022)
The Cadeler Group has entered into an agreement with a customer which secures significant utilization of one of the Cadeler Group’s F-Class New Builds from 2027 to 2030. If all options pursuant to the agreement were called during the four-year term of the agreement, the potential agreement value would exceed EUR 330 million.
Aflandshage — Siemens Gamesa Renewable Energy (April 2023)
The Cadeler Group has entered into an agreement with Siemens Gamesa Renewable Energy for the T&I of 26 11 MW wind turbines at the Aflandshage wind farm developed by HOFOR, Greater Copenhagen utility company. The installation will begin in 2026. Cadeler will use one of its Operating O-Class Vessels, which at the time will feature the new and larger main crane.
Hornsea 3 — Ørsted (April 2023)
The Cadeler Group has entered into two agreements with Ørsted for the Hornsea 3 Offshore wind farm. The first agreement is for the T&I of all monopile type foundations on the project. The second agreement is for the installation of approximately half of the WTGs required. The turbine project is forecast to begin when the foundations project is completed around the fourth quarter of 2026, and is expected to finish in 2027. Cadeler will make use of one of its two X-Class New Builds for the WTGs and the first F-Class New Build for the monopile foundations.
Baltic Power (June 2023)
The Cadeler Group has entered into an agreement with Baltic Power for the installation of 76 offshore WTGs in the Polish Baltic Sea. This marks the Cadeler Group’s entry into a new and developing offshore market. The installation is scheduled to start in 2025.
Sustainability
Sustainability is a strategic objective for the Cadeler Group, and management considers it key to Cadeler Group’s ability to create long-term value for shareholders and believes that it represents an opportunity for innovation and improved efficiency and a foundation for building sustained growth. The Cadeler Group is committed to delivering leadership in matters of environment, health and safety, employment, and corporate responsibility across its value chain.

The Cadeler Group pursues the long-term goals of decarbonisation and optimising energy efficiency and strives to identify and reduce the negative impact that its business has on the environment by monitoring its performance and identifying potential areas for improvement, for example by providing annual sustainable development reporting, including selected sustainable development goals SDG3, SDG 7, SDG 8, SDG 10, SDG 12, SDG 13 and SDG 14, which explains among other targets:
•
Maintaining vessel compliance with MARPOL II requirements and operating on low sulphur fuels;

•
Improvements to vessel design for the New Builds (as further explained below); and

•
Planning for energy efficiency improvements on the O-class.

The Cadeler Group has recruited a sustainability manager, undertaken its own sustainability initiatives and implemented its own standards as set out in the Cadeler Group’s Sustainability Development Policy.
The Cadeler Group owns and operates two wind farm installation vessels and is a key supplier to the offshore wind industry for the transportation, installation and maintenance of offshore wind turbine generators and their foundations. The Cadeler Group proudly delivers its services with a strong focus on safety and the environment, as it seeks to help the world transition to a greener tomorrow, turbine by turbine.
The Cadeler Group is dedicated to serving the current and future offshore wind industry. Starting in 2024, the Cadeler Group’s fleet is expanding with four new installation vessels, and the fabrication of upgraded cranes for the existing fleet of the Operating O-Class Vessels is well under way. Management believes that the investment in expanding and improving the fleet shows commitment to maintaining the Cadeler Group’s status as a leading player in the offshore wind industry.
As the Cadeler Group’s expansion improves its capacity to bring renewable energy to customers across Europe and around the world, the increased size of the Cadeler Group’s footprint also emphasises the importance of ensuring the net environmental and social impacts from operations remain positive. Continuous improvement of the Cadeler Group’s governance, policies and procedures are more important than ever to ensure growth is sustainable and continues to benefit society. Through this approach, the Cadeler Group strives to support the generation of more clean energy than ever before while minimising any negative impacts from operations.
The Cadeler Group is on a mission to enable the transition to renewable energy. The values up-held in pursuit of this mission are fundamental to its responsible and sustainable operations. Key elements of the Cadeler Group’s sustainable development strategy are:
•
The health and safety of the Cadeler Group’s people are always a number-one priority.

•
To strive to reduce the environmental impact and minimise the Cadeler Group’s contribution to global climate change.

•
Operations should cause no significant or lasting harm to the marine environment in which the Cadeler Group operates.

•
To provide a working environment with equal opportunity and zero tolerance for discrimination.

•
Focus on corporate governance and business ethics, with zero tolerance for corruption, bribery, human rights violations and other unethical practices within the Cadeler Group and across its value chain.

•
Focus on improving circularity and reducing the Cadeler Group’s consumption of resources.

As part of the design phase for the New Builds, the Cadeler Group focused on sustainability, high recyclability and the New Builds’ CO2-footprint. In addition, the Cadeler Group has identified and implemented initiatives in the construction phase of the New Builds to minimize emissions and environmental impact, including minimizing the use of hazardous substances. The X-Class New Builds will be using biodegradable grease and oil, where considered operationally feasible, to avoid the risk of any accidental discharge having a negative impact on the environment. Additionally, the New Builds will feature a shore power connection expected to reduce fuel consumption by up to 15%. The New Builds are designed with a fuel-efficient engine setup, and the design is adaptable to be able to cater for low flashpoint fuel types. The New

Builds will be able to reduce fuel consumption during operation through the optimized generator configuration and by use of a high-capacity energy storage system consisting of batteries. The New Builds will be able to regenerate energy from the jacking system as well as from both the main and auxiliary cranes.
Investments
The Cadeler Group has signed and executed an option for crane upgrades for both Operating O-Class Vessels. The total aggregated cost of the crane upgrades is expected to be EUR 83.4 million, of which EUR 37.8 million has been paid as of June 30, 2023. The remaining payments are due between 2023 and 2024, and are expected to be financed through cash from operations and debt. For more information on the crane upgrades please refer to section “— The Fleet — The Operating O-Class.”
The Cadeler Group has entered into contracts with COSCO to build two X-Class New Builds and two F-Class New Builds. The total contract sum for the two X-Class New Builds and the two F-Class New Builds amounts to approximately EUR 1.2 billion of which a total of EUR 304 million has been paid as of June 30, 2023. The remaining payments of approximately EUR 935 million for the two X-Class New Builds and the two F-Class New Builds are currently expected to be financed through debt. See sections “— The Fleet — The X-Class New Builds (currently under construction)” and “— The Fleet — The F-Class New Builds (currently under construction)” for further information.
Research and Development
The Cadeler Group’s research and development department is focused on enhancing the fleet and exploring innovative solutions to optimize operations within the offshore wind market. By continuing to invest in research and development, the Company aims to maintain its competitive edge, achieve greater operational efficiency, and meet the evolving needs of its customers. The Company recognizes the importance of ongoing research and development activities in ensuring its continued growth and success in the years ahead.
Intellectual Property
The Cadeler Group has trademark rights to the Cadeler name, logo and domain, but is not otherwise materially dependent on any patents, trademarks, licences or new manufacturing processes.
Material Agreements
In the last two years, Cadeler Group has entered into the following material agreements outside the ordinary course of business.
Debt Facility
On June 29, 2022, Cadeler entered into the Debt Facility, a EUR 185 million credit facility for the purpose of refinancing existing facility agreements, obtaining financing for general corporate purposes and working capital requirements. The Debt Facility initially consisted of two tranches: a committed revolving loan tranche of EUR 150 million, which may be re-borrowed once prepaid or repaid, and a guarantee facility of EUR 35 million, pursuant to which Cadeler may request the lender/issuing bank to issue letters of credit under contracts for employment of the Cadeler Group’s two Operating O-Class Vessels.
The Debt Facility is secured by guarantees from Wind Orca Limited and Wind Osprey Limited (together, the “Guarantors”), first priority mortgages granted over the Operating O-Class Vessels, first priority assignments of the insurances and earnings of the Operating O-Class Vessels by Cadeler and the Guarantors, and contains customary financial and other covenants including certain change of control provisions. The Debt Facility is governed by Norwegian law.
The Debt Facility carries interest of 3-month EURIBOR with the addition of a margin and has a sustainability margin adjustment mechanism in which Cadeler will enjoy a discount on the margin if certain sustainability targets are met. The Debt Facility has a term of three years from the date of the Debt Facility, with a final maturity date of June 28, 2025 for any amounts outstanding at such date.

On June 16, 2023, Cadeler entered into an amendment to the Debt Facility providing for an increase of the guarantee facility to EUR 60 million and an increase of the committed revolving loan to EUR 250 million, resulting in an increase of the aggregate Debt Facility to EUR 310 million. The guarantees and security provided for the original Debt Facility have been extended to cover the increased Debt Facility. In addition, an accordion option allows Cadeler to request prior to June 30, 2024 that the total commitments be increased by EUR 100 million by way of adding a term loan facility to the Debt Facility, which the lenders shall agree to or refuse at their sole discretion.
On October 5, 2022, the Cadeler Group entered into interest rate swap contracts with DNB which relate to the Debt Facility and future loans thereunder. The interest rate risk arising from the loans under the Debt Facility have been swapped from 3-month EURIBOR to a fixed rate until October 5, 2027. The average fixed rate of the swaps is 2.82%.
Employees
As of June 30, 2023, the Cadeler Group directly employed 267 employees of which 107 were employed at the Cadeler Group’s head office onshore and 160 were seafarers working offshore.
In 2022, the average number of Cadeler Group employees (not including consultants and contractors) was 232 employees (2021: 70 employees), of which 70 (2021: 58) were office-based employees and 162 (2021: 12) were vessel-based employees.
The Cadeler Group is nearing the delivery of four new installation vessels and is expecting to enter a period of high growth in the number of employees required to operate the business, both onshore and offshore. For this reason, the departments focused on employment matters have been strengthened recently.
Competition
The Cadeler Group operates within the offshore wind farm transportation and installation vessel market, which constitutes a part of the global wind energy industry. The fundamental driver of the wind energy installation activity is energy companies’ investments in developing and installing renewable energy capacity. At the heart of these investment decisions are the decarbonization of the energy sector and the reduction of carbon emissions to limit climate change and achieve a more sustainable energy mix globally.
The engineering challenges presented by the transportation and installation of turbines at sea have resulted in the development of specialist equipment and innovative construction techniques. The wind turbine itself is constructed on shore in sections. The sections split the structure into main components which include: the substructure, tower sections, nacelle, hub and blades. These components are assembled at sea by the wind farm installation vessels always attempting to do this in the fewest possible lifts.
Key competitive parameters for wind farm transportation and installation vessels include, among other things:
•
Lifting height capacity above sea level:   for the next generation of turbines, it is expected that the hub heights may reach 160 – 180 meters;

•
Lifting heights above main deck:   for the next generation turbines, it is anticipated that towers may be 125 – 150 meters high;

•
Large deck space and variable load capacity:   in order to be able to transport large and heavy foundations and also nacelles of up to 1200 tons per unit and blades with lengths exceeding 120m; and

•
Crane capacity:   if targeting installation of heavy foundations/substructures or focusing on next generation wind turbine jacket foundations, the crane capacity is a key parameter due to the overturning moment capacity required.

Growth and demand within the offshore wind farm transportation and installation vessel market are affected by, among others, the following factors:

•
Energy companies’ investment levels in renewable energy:   Energy companies’ investment levels in developing offshore wind farms are the key driver of demand for transportation and installation vessels, which are, in turn, dependent on energy prices and the competitiveness of developing offshore wind projects.

•
Cost of completing offshore wind projects (levelized cost of energy — “LCOE”):   Long term prospects for offshore wind depend to a large extent on how competitive offshore wind is compared to other sources of electricity. The LCOE combines all of the cost elements that are attributed to offshore wind projects into a single number representing the average generation cost for the projects. This metric measures the attractiveness of developing offshore wind projects versus other sources of energy.

•
Consumer pricing (Consumer willingness to pay):   Using renewable energy for domestic consumption has been identified as a key strategy by the Intergovernmental Panel on Climate Change to reduce greenhouse gas emissions. As part of the success of offshore wind, the declining costs and increased competitiveness have made the outbuild of offshore wind much faster. Critical to the success of this is to know whether consumers are willing to pay to increase the proportion of electricity generated from renewable energy in their electricity portfolio.

•
Technology and innovation:   The global offshore wind market has been gaining momentum over the last decade, benefitting from rapid technology improvements. Equipment suppliers have focused research and development spending on bigger and better performing offshore wind turbines, a technology that has grown in physical size and rated power output. With the continuous technology leaps propelling the offshore wind industry, larger and larger turbines are coming to market, in terms of size and swept area, which in turn raises the turbines’ maximum output. The tip height of commercially available turbines increased from just over 100 metres in 2010 (~3 MW turbine) to more than 200m in 2016 (8 MW turbine) and the swept area increased by 230%. The industry is targeting even larger turbines, expected in the range of 15 – 20 MW, for 2030. Larger turbines require larger foundations and hence construction becomes more challenging. The trend is expected to lead to increased demand for high-end transportation and installation vessels.

•
Political and regulatory environment:   Changes in the political, economic and regulatory environment across regions affect the global demand for offshore wind development. The political and regulatory regimes of a country also have a significant impact on the economic attractiveness of developing offshore wind farms.

•
Global energy transition:   Focus on the environment has been and will continue to be one of the most important drivers for developing offshore wind projects. The global energy markets are currently in a megatrend towards greener and sustainable energy solutions. Reducing energy-related CO2 emissions is at the heart of this transformation. Shifting the world away from the consumption of fossil fuels that cause climate change and towards cleaner, renewable forms of energy is key to the world reaching agreed climate goals.

The Cadeler Group has a number of well-established competitors, including DEME Offshore, Jan de Nul (both Belgium-headquartered), Fred. Olsen (UK-headquartered) and Van Oord (Netherlands-headquartered). In addition, there are a growing number of players with specialist vessels on order. Seaway7, Dominion Energy, Maersk and Havfram, for example, each have newbuild vessels either on order or currently under construction. These companies will directly compete (and in a number of cases are already directly competing) with the Cadeler Group in tenders for wind foundation and turbine installation projects.
Regulatory
The Cadeler Group is subject to various regulatory and compliance requirements under international and national maritime regulations which significantly affect the ownership and operation of the Cadeler Group’s fleet. The regulations mainly relate to marine safety, environmental protection and maritime security. The below is a description of the general regulatory framework in which the Cadeler Group operates and should not be considered exhaustive neither in respect of the subjects covered nor the details provided.

International Maritime Organization
Most of the regulations relating to vessel operations are based on international rules issued predominantly by the IMO, the United Nations (“UN”) agency for maritime safety and the prevention of pollution by vessels. The primary IMO regulations include the International Conventions for the Safety of Life at Sea (“SOLAS”), the International Convention of the Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”), and the International Convention for the Prevention of Pollution from Ships (“MARPOL”).
Vessel Safety and Security Requirements
The SOLAS Convention was adopted in order to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims (the “LLMC”) sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners.
Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the “ISM Code”), the Cadeler Group’s operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate.
The IMO’s Maritime Safety Committee and MEPC, respectively, each adopted relevant parts of the International Code for Ships Operating in Polar Water (the “Polar Code”). The Polar Code covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures regarding safety and pollution prevention as well as recommendatory provisions. The Polar Code applies to new ships constructed after January 1, 2017 and after January 1, 2018, ships constructed before January 1, 2017 are required to meet the relevant requirements by the earlier of their first intermediate or renewal survey.
Decarbonisation, energy efficiency and Air Emissions
MARPOL is applicable to vessels of any type under countries that are signatories and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions.
Annex VI to MARPOL addresses air pollution from vessels. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or “PCBs”) are also prohibited.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. The IMO has, inter alia, adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”) in 2004. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC).
Anti-Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships (the “Anti-fouling Convention”). The Anti-fouling Convention prohibits the use of organotin compound coatings to prevent the attachment of mollusks, anti-fouling systems containing cybutryne and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate (the “IAFS Certificate”) is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced.
International Labour Organization
The International Labour Organization (the “ILO”) is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006 (“MLC 2006”). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with MLC 2006 for all ships of 500 gross tons or over and are either engaged in international voyage or flying the flag of a member and operating from a port, or between ports, in another country.
EU Regulations
Decarbonisation and energy efficiency
The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020.
Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) (“MRV Regulation”) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually.
The EU has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age and flag as well as the number of times the ship has been detained. The EU also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the EU with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so called “SOx-Emission Control Area). As of January 2020, EU member states also have to ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.
On September 15, 2020, the European Parliament voted to include greenhouse gas emissions from the maritime sector in the EU’s carbon market, the EU ETS. On July 14, 2021, the European Commission

formally proposed its plan, which would involve gradually including the maritime sector from 2024 and phasing the sector in over a three-year period. This will require shipowners to buy permits to cover these emissions. On December 18, 2022, the Environmental Council and European Parliament agreed to include maritime shipping emissions within the scope of the EU ETS in phases: shipping companies will pay for 40% for verified emissions from 2024, 70% for 2025 and 100% for 2026. Most large vessels will be included in the scope of the EU ETS from the start, with offshore vessels being included from 2027. Offshore vessels above 5,000 gross tonnage will be included in the EU ETS from 2027. The inclusion of general cargo vessels and offshore vessels between 400-5,000 gross tonnage in the ETS will be reviewed in 2026.
Pollution Control and Liability Requirements
EU Directive 2009/123/EC (amending Directive 2005/35/EC) on ship-source pollution and on the introduction of penalties for infringements imposes criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.
Ship recycling
The EU has put in place regulatory requirements on the recycling of vessels. The recycling of vessels is subject to various international, regional and national requirements, including the 1989 Basel Convention/EU Waste Shipment Regulation (1013/2006), the 2009 Hong Kong Convention and the EU Ship Recycling Regulation (1257/2013) which may apply depending on the vessel flag and the location of the vessel when the decision to recycle the vessel was taken. The regulations put in place certain requirements relating to, inter alia, the export of vessels destined for recycling and the manner in which the recycling is carried out.
Inspection by Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS.
A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every periodically for inspection of the underwater parts of the vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable and there may be further commercial consequences.
Other Coastal State Requirements
As a matter of international law, the coastal states are permitted, subject to certain restrictions, to put in place requirements on the vessels’ operations in the territorial waters. Furthermore, the coastal state is entitled to exploit natural resources (such as wind power) in its exclusive economic zones and/or continental shelf subject to restrictions set out in the United Nations International Law of the Seas Convention (UNCLOS), Part II, Art. 2(2), Part V and VI (or customary international law).
Internationally, coastal states have elected to put significantly different regulatory requirements. The local law requirements may relate to matters such as the ownership/nationality of the vessel, nationality and/or work permits for crew, and/or use of local port infrastructure.
In the Cadeler Group’s activities, the Cadeler Group is confronted with a range of government policies that restrict international trade and protect domestic industries. These protectionist measures manifest themselves mostly through cabotage laws which protect the domestic shipping industry from foreign competition and thus prevent or limit the us from operating in such countries. Examples of such measures can be found, among others, in the United States through the Merchant Marine Act of 1920 (also known as the Jones Act), as well as in many other jurisdictions.
Health, Safety, Security and Environment
The Cadeler Group’s number-one priority remains the health and safety of the people on board its vessels and in its offices. The Cadeler Group continuously works to improve its health and safety processes, ensuring its employees and project partners have a secure workspace.
Maintaining a safe work environment is not a simple task, as the primary operations take place in a harsh and ever-changing offshore environment. The Cadeler Group has redeveloped its safety management system to better support the objectives of ensuring safety at sea, preventing human injury and loss of life, and avoiding negative impacts on the environment. The safety management objectives of the Cadeler Group remain focused on defining safe practices for vessel operations by controlling all identified risks to the Cadeler Group’s ships, personnel, and the environment; and establishing appropriate safeguards.
The Cadeler Group’s safety management system promotes safe operations by ensuring compliance with the mandatory rules and regulations of relevant international jurisdictions and flag state legislation. The Cadeler Group operates with ISM certification and has a management system certified under the ISO 45001 standard. Processes that ensure continuous improvements in safety and efficiency are an integrated part of the management system. The Cadeler Group continues to improve and customise its management system so that it better meets the unique needs of its business, providing operations as a transportation and installation contractor.
The Cadeler Group uses two metrics as primary indicators of overall safety performance: total recordable case frequency (“TRCF”) and lost time injury frequency (“LTIF”). In previous years, the Cadeler Group has calculated person exposure hours considering a 24-hour day onboard its vessels. Calculation of incident frequency is now being calculated considering a 12-hour workday onboard and, for office employees, calculated based on monthly hours worked as per contract.
In 2022 and 2021, total person exposure hours amounted to 483,494 and 459,544, respectively. For the first half of 2023, total person exposure hours amounted to 263,912. The TRCF rate per million hours worked was 3.62 in 2022 and 3.66 in 2021, and the LTIF rate per million hours worked was 2.42 in 2022 and 1.22 in 2021. For the first half of 2023, the TRCF rate per million hours worked was 3.79 and the LTIF rate per million hours worked was 3.79.
Property, Plant and Equipment
The Cadeler Group’s property, plant and equipment was EUR 606.2 million in 2022 and EUR 399.1 million in 2021, primarily comprising the Operating O-Class Vessels and the New Builds under construction (to the extent down payments have been made already). The Cadeler Group does not own any substantial real estate.
The Cadeler Group is leasing its current headquarters in Copenhagen, Denmark. However, in January 2023, the Cadeler Group entered into an agreement with Castellum Denmark regarding the lease for new headquarters in Copenhagen, Denmark with effect from February 2024. The lease agreement for the current headquarters has been terminated by Cadeler Group with effect from the first half of 2024.
Legal Proceedings and Investigations
The Cadeler Group is not aware of any governmental, legal or arbitration proceedings, including any such proceedings which are pending or threatened, that may have had in the recent past, or may have in the future, a significant effect on Cadeler or the Cadeler Group’s financial position or profitability.
The Cadeler Group is currently assisting its manning company in respect of the following claims brought by four seafarers involved in the Wind Osprey crane incident in 2018: (i) one personal injury claim filed against Cadeler in English courts which was settled in 2022, (ii) two personal injury claims filed in the Scottish courts where jurisdiction has been contested, (iii) one unfair dismissal claim filed in the Irish courts that was dismissed and (iv) one expected personal injury claim which is not time-barred. It is unclear if the seafarer will seek to bring the claim in another jurisdiction where the claim may not be time-barred.

The four seafarers were employed by the manning company. As of the date hereof, it is uncertain if the seafarers will succeed in their claims against Cadeler and, if so, at what quantum, as this depends on the applicable law, the basis for the seafarer’s claims, the status of the seafarers’ injuries and the quantification on their claims. It is not expected that their claims will have a significant effect on Cadeler’s or the Cadeler Group’s financial position or profitability.

CADELER GROUP’S MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the Cadeler Group’s results of operations and financial condition as of June 30, 2023 and 2022 and December 31, 2022 and 2021 and for the six months ended June 30, 2023 and 2022 and the financial years ended December 31, 2022 and 2021. You should read this entire prospectus and not just rely on the information set out below. In particular, you should read this section in conjunction with the section “Selected Historical Consolidated Financial Information of the Cadeler Group,” as well as the Cadeler Group Interim Financial Statements and the Cadeler Group 2022 Consolidated Financial Statements and the related notes thereto included elsewhere in this prospectus.
The following discussion contains forward-looking statements that are based on assumptions and estimates and involve risks and uncertainties. The Cadeler Group’s actual results could differ materially from those that are discussed in these forward-looking statements. Potential investors should read the sections “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the risks and uncertainties related to those statements as well as “Risk Factors” for a discussion of certain factors that may affect the Cadeler Group’s business, results of operations, financial condition and cash flows.
The Cadeler Group Unaudited Condensed Consolidated Interim Financial Statements as of and for the six months ended June 30, 2023 and 2022 and the consolidated financial statements for the Cadeler Group as of and for the years ended December 31, 2022 and 2021 were prepared in accordance with IAS 34 and IFRS as issued by the IASB, respectively, which might differ in material respects from accounting principles generally accepted in other jurisdictions, including accounting principles generally accepted in the United States.
The Cadeler Group makes reference herein to certain non-IFRS financial information. See “— Non-IFRS Financial Measures” below for further information.
Overview
The Cadeler Group is a leading offshore wind farm vessel contractor. The Cadeler Group is headquartered in Copenhagen, Denmark and currently operates two offshore jack-up windfarm installation vessels. In addition to wind farm installation, these vessels can perform maintenance, construction, decommissioning, and other tasks within the offshore industry.
The Cadeler Group operates within transportation and installation of offshore wind turbine generators and foundations and provides operations and maintenance, accommodation, meteorological mast installation and removal and decommissioning services in the offshore wind industry.
Management believes that there is strong underlying demand for installation services in offshore wind and, with relevant vessel supply expected to be limited, that there are good employment prospects for the Cadeler Group’s vessels which are optimized for transportation and installation of offshore wind foundations and WTGs.
The Cadeler Group currently has two O-Class vessels in operation, Wind Orca and Wind Osprey, and has placed orders for two X-Class vessels as well as two F-Class vessels. In addition to wind farm installation, these vessels are capable of performing maintenance and other tasks. Cadeler refers to its new generation of installation vessels for WTGs as X-class vessels and to its vessels specifically used for installation of foundations as F-class vessels. Crane upgrades of the Operating O-Class Vessels are planned for the period from October 2023 to March 2024. The Cadeler Group expects to take delivery of the two X-Class New Builds in the third quarter of 2024 and the second quarter of 2025, respectively, while the two F-Class New Builds are currently expected to be delivered in the fourth quarter of 2025 and the second half of 2026, respectively.
The Cadeler Group’s customer base consists of offshore wind farm developers, original equipment manufacturers and various offshore contractors. The Cadeler Group completed approximately 32 offshore projects from 2012 to June 30, 2023 and management believes that the Cadeler Group has a solid market position, including contracts with “blue-chip” customers such as Siemens Gamesa Renewable Energy, Ørsted, Vestas, EA3, Vattenfall and Scottish Renewables. In the years ended December 31, 2022 and 2021, the Cadeler Group worked on projects in the Netherlands and the United Kingdom.

The Cadeler Group is headquartered in Copenhagen, Denmark, and has offices in Vejle, Denmark and Taipei, Taiwan. As of June 30, 2023, the Cadeler Group directly employed 267 employees of which 107 were employed at the Cadeler Group’s head office onshore and 160 were seafarers working offshore.
Key Financials
The following table sets forth key financial information for the Cadeler Group for the periods indicated:
	Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR million)
Revenue	67.8	43.0	106.4	60.9
Adjusted EBITDA(1)	41.5	22.9	63.9	27.6
Gross profit	42.6	19.6	56.9	22.1
Operating profit	29.4	12.6	41.2	11.1
Profit for the period	29.6	9.8	35.5	7.5

(1)
This metric is a non-IFRS measure. See “— Non-IFRS Financial Measures” for definitions and reconciliations of non-IFRS measures to the relevant nearest IFRS financial results.

Non-IFRS Financial Measures
To supplement its financial information presented in accordance with IFRS, the Cadeler Group uses certain non-IFRS metrics, including Adjusted EBITDA, Adjusted EBITDA excluding special items and net total financial indebtedness, when measuring performance, including when measuring current period results against prior periods. Because of its non-standardized definition, these non-IFRS measures (unlike IFRS measures) may not be comparable to the calculation of similar measures of other companies. These supplemental non-IFRS measure are presented solely to permit investors to more fully understand how the Cadeler Group management assesses underlying performance. These supplemental non-IFRS measures are not, and should not, be viewed as a substitute for IFRS measures. Management believes the presentation of these non-IFRS measures provides investors with greater transparency and supplemental data relating to the Cadeler Group’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business and Cadeler Group’s operating performance. In addition, management believes the presentation of these non-IFRS measures is useful to investors for period-to-period comparison of results as the items may reflect certain unique and/or non-operating items such as asset sales, write-offs, contract termination costs or items outside of management’s control. For a reconciliation of net total financial indebtedness to cash and cash equivalents, the nearest IFRS measure, see “— Liquidity and Capital Resources — Funding and liquidity.”
Adjusted EBITDA and Adjusted EBITDA excluding special items
The Cadeler Group uses earnings before interest, tax, finance income/costs and depreciation and amortization (“Adjusted EBITDA”) as a performance measure for financial performance.
The table below shows a reconciliation from profit for the period, the most directly comparable IFRS financial measure, to Adjusted EBITDA and Adjusted EBITDA excluding special items for the periods presented. The financial information included in the table below has been derived from the Cadeler Group 2022 Consolidated Financial Statements and the Cadeler Group Interim Financial Statements.

	Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR million)
Profit for the period	29.6	9.8	35.5	7.5
Income tax expense / (credit)	—	0.0	—	(0.0)
Finance income	(0.4)	(0.5)	(4.0)	(1.8)
Finance costs	0.3	3.3	9.7	5.5
Depreciation and amortization	12.1	10.4	22.7	16.5
Adjusted EBITDA	41.5	22.9	63.9	27.6
Adjusted to exclude transactional costs related to the Business Combination	2.6	N/A	N/A	N/A
Adjusted EBITDA excluding special items	44.1	N/A	N/A	N/A
Key Factors Affecting the Cadeler Group’s Results of Operations
Other than the factors described in this section “— Key Factors Affecting the Cadeler Group’s Results of Operations,” the Cadeler Group does not consider any governmental, economic, fiscal, tax, monetary or political policy or factor individually to have had a material effect, directly or indirectly, on its operations in the years under review. See “Risk Factors” for information regarding any governmental, economic, fiscal, tax, monetary or political policies or factors that could materially affect, directly or indirectly, the Cadeler Group’s operations in the future.
The Cadeler Group’s results of operations, financial position and liquidity have been affected in the years under review, and are expected to continue to be affected, by the following principal factors and development relating to its business.
Number of offshore windfarm projects and turbines put out to tender
The Cadeler Group’s business model is closely linked to the number of offshore wind turbines and offshore windfarm bids that are put out to tender at any time. The Cadeler Group’s revenue and income are dependent on winning project contracts and vessel charters for the employment of the Cadeler Group’s vessels. The industry in which the Cadeler Group operates is in management’s view currently characterized by a limited supply of offshore wind farm installation services as a limited number of vessels are available and fit for the specific needs of customers (see also “Risk Factors — Risks Related to the Cadeler Group’s Business — The Cadeler Group could be materially adversely affected by increased supply of offshore wind farm installation services as a result of new competitors entering the market or existing competitors expanding their fleet of suitable vessels”). As a result of such limited amount of specialized wind farm offshore support vessels in the market, any increase in windfarm installations offshore tenders is expected to lead to increased day rates, and thereby higher revenue, for the Cadeler Group’s vessels. On the contrary, day rates will decrease with fewer wind farm installations being put out to tender.
Demand for maintenance work of windfarm installations
While the Cadeler Group will prioritize tenders for new windfarm installations as such contracts (if won by the Cadeler Group) provide the best day or lump-sum rates, the Cadeler Group’s vessels may in between WTG installation projects or at times with fewer tenders be deployed on O&M projects in order to optimize the earnings on the vessels. As a result, the demand for such projects affects the day rate that is achieved and thereby the Cadeler Group’s revenue and income. Most recently, including in the six months ended June 30, 2023, the Cadeler Group has observed increased demand and higher achievable day rates for such maintenance projects, which is expected to positively impact the Cadeler Group’s financial results in the near future when the Cadeler Group performs such projects. Once delivered, the Cadeler Group intends to also utilize the New Builds for O&M projects.

See also “Risk Factors — Risks Related to the Cadeler Group’s Business — The Cadeler Group could be materially adversely affected if demand for the Cadeler Group’s services is lower than anticipated or decreases, including as a result of oversupply, changing trends in the energy market or a deterioration of the Cadeler Group’s market reputation and client relationships.”
Utilization of vessels and operational disruptions
The Cadeler Group generates revenue by utilizing its fleet for the transportation and installation of offshore wind turbine generators and foundations and the provision of operations and maintenance, accommodation, meteorological mast installation and removal and decommissioning services in the offshore wind industry. The Cadeler Group’s fleet currently consists of two windfarm installation Operating O-Class Vessels, Wind Orca and Wind Osprey, and the Cadeler Group has ordered four new builds, i.e., two X-Class New Builds and two F-Class New Builds. The Cadeler Group’s revenue and income are dependent on project contracts and vessel charters for the employment of its vessels, and a key factor for the Cadeler Group’s financial performance is that its vessels have the best uptime possible.
In 2022 and the six months ended June 30, 2023, both Operating O-Class Vessels achieved a combined utilization rate of 87% and 100%, respectively. The lower utilization rate in 2022 was a result of Wind Orca undergoing scheduled dry-dock maintenance in the first quarter of 2022. The utilization rate in the first six months of 2023 was achieved by having both Operating O-Class Vessels on back-to-back contracts. The Cadeler Group expects the utilization rate to be lower in the second half of 2023, primarily as a result of the planned crane upgrades of the Operating O-Class Vessels to be carried out between October 2023 and March 2024, which will result in the two Operating O-Class Vessels being out of operation for 5 to 6 months each. Should the crane upgrades take longer and/or be more costly than anticipated, the Cadeler Group’s financial results may be adversely impacted. The majority of the costs for the crane upgrades are expected to be incurred in either the fourth quarter of 2023 or the first quarter of 2024, which will impact the Cadeler Group’s financial results in the relevant period.
Any operational disruptions, including as a result of technical issues with any of the vessels can on the one hand reduce the revenue generated for the Cadeler Group by the affected vessel, and can on the other hand also increase operating costs as such disruptions may result in additional dry docking and maintenance costs. See also “Risk Factors — Risks Related to the Cadeler Group’s Business — The Cadeler Group only has a limited number of vessels and could be adversely impacted if any vessel is taken out of operation, or if there is a delay in delivery of any new build vessel.”
Expansion of the Cadeler Group’s Fleet
The Cadeler Group currently has four new build vessels under construction. In June 2021, the Cadeler Group entered into a contract with COSCO SHIPPING Heavy Industry Co. Ltd. regarding the building of two new WTG installation X-Class New Build vessels. The two X-Class New Builds are expected to be delivered in the third quarter of 2024 and the second quarter of 2025, respectively. In May 2022, the Cadeler Group signed a contract with COSCO SHIPPING Heavy Industry Co. Ltd. regarding the building of one F-Class New Build wind turbine installation vessel expected to be delivered in the fourth quarter of 2025, and in November 2022, the Cadeler Group exercised an option to order one additional F-Class New Build, which is expected to be delivered in the second half of 2026. See “Information about Cadeler — The Fleet — The X-Class New Builds (currently under construction)” and “— The F-Class New Builds (currently under construction)” for further information.
The total contract value for the construction of the X-Class New Builds is approximately EUR 548 million, of which EUR 137 million was paid in 2021. The remaining scheduled payments are due between 2023 and 2025. Of the total contract value, USD 390 million will be paid in USD and EUR 220 million will be paid in EUR. The total value of the contracts for the F-Class New Builds vessels is approximately EUR 681 million. After down payments of an aggregate EUR 167 million in June 2022 and December 2022, the remaining amounts are due in 2025 and 2026. Of the total contract value, USD 495 million will be paid in USD and EUR 205 million will be paid in EUR. The aggregate capital expenditures for the four New Builds are approximately EUR 1.2 billion.

The vast majority of the agreed construction costs for the New Builds is fixed. However, some elements of the construction contract pricing are subject to variation. As a result, the total construction costs for the New Builds could increase, and the Cadeler Group may be unable to pass on such higher costs to its customers, which could have an adverse impact on its financial results. No material cost overrun is currently expected.
Beginning with the delivery of the first New Build in the third quarter of 2024, the Cadeler Group’s ability to generate revenue is expected to increase substantially, given that the size of the Cadeler Group’s fleet will increase from two to three vessels; further substantial increases of the Cadeler Group’s ability to generate revenue utilizing the New Builds are expected to follow with each delivery of the three other New Builds. Consequently, delayed delivery of any or all of the New Builds could delay the Cadeler Group’s generation of revenue from the utilization of such vessels and may trigger payments of liquidated damages under any charters the Cadeler Group has entered into with respect to these vessels (see “Risk Factors — Risks Related to the Cadeler Group’s Business — The Cadeler Group only has a limited number of vessels and could be adversely impacted if any vessel is taken out of operation, or if there is a delay in delivery of any new build vessel”).
Backlog
The Cadeler Group defines its contract backlog as the total value of all existing customer contracts that are not yet recognized as revenue as of the relevant reporting date. The definition also includes any contracts where revenue recognition has started but not yet completed as of the relevant reporting date. As a result, the Cadeler Group’s current backlog at any point in time implies future revenue.
The Cadeler Group’s contract backlog includes both “firm” contracts and “options.” Firm contracts are those which have been entered into with customers. Options are options to extend firm contracts. Firm contracts cannot be cancelled by customers without payment of a significant penalty and are otherwise subject to certain terms and conditions. The exercise of options is at the discretion of the customer. Revenue resulting from firm contracts and options can be lower and/or arise later than expected, or may not arise at all (see also “Risk Factors — Risks Related to the Cadeler Group’s Business — The Cadeler Group is dependent on the employment and utilization of its vessels, and the backlog of contracts may not materialize”). When determining its backlog, the Cadeler Group counts firm contract days at full committed amounts, while options are measured at 50% of the committed amounts.
As of June 30, 2023, the Cadeler Group’s backlog of firm contracts and options amounted to approximately EUR 1,222 million (compared to EUR 780 million as of December 31, 2022), comprising EUR 1,085 million from firm fixed term contracts and EUR 137 million if customers exercise contractual options (compared to a split of EUR 653 million from firm fixed term contracts and EUR 127 million from options as of December 31, 2022). EUR 28 million of the backlog pertains to contracts for the remainder of 2023. See also “Information about Cadeler — Contract Coverage and Backlog” for further information.
Contracts are either subject to agreed day rates (i.e., BIMCO-contracts) or a lump-sum rate, which is subject to certain milestones being reached. The day rates do not usually vary once agreed in either type of contract. Most of the Cadeler Group’s contracts are entered into on a mix of charter hire and lump-sum basis.
In the recent past, the Cadeler Group has increasingly observed a shift in contract types in the industry, from the previously more prevalent day rate contracts to lump-sum contracts. The latter are typically more profitable for the Cadeler Group, and as a result, the Cadeler Group has experienced and expects to continue to experience a positive impact of this shift in contract type on its financial results.
Consolidated Income Statement Line Items
The following section presents the Cadeler Group’s income statement line items derived from the Cadeler Group’s Consolidated Financial Statements. For a description of the Cadeler Group’s key accounting policies see “— General Accounting Policies and Significant Accounting Estimates.”
Revenue
The Cadeler Group’s revenue comprises time charter hire service revenue, catering and accommodation revenue, mobilization revenue and sundry revenue. Time charter revenue is generated from the leasing of vessels and provision of services within wind farming projects. Catering and accommodation revenue comprises income derived from catering services and the provision of accommodation. Mobilization revenue comprises income for vessel mobilization to support customer projects. Sundry revenue comprises income derived from the mark up on cost recharged to clients, for example fuel, and specific charter equipment requests by the customer.
Cost of sales
Cost of sales include the expenses for the relevant period relating to the Cadeler Group’s core activities, including vessel depreciation, crew hire and expenses relating to operation of vessels, maintenance and staff costs.
Administrative expenses
Administrative expenses include the administration costs for the relevant period relating to the Cadeler Group’s core activities and consist primarily of employee compensation, legal and professional fees, depreciation and amortization and expenses related to the Cadeler Group’s premises.
Finance income
Finance income is recognized in the income statement in the period in which it is earned. Finance income includes interest, as well as realized and unrealized exchange rate adjustments.
Finance costs
Finance costs are recognized in the income statement in the period in which they are incurred. Finance costs include interest expenses, bank fees, as well as realized and unrealized exchange rate adjustments.
Income tax credit / expense
Income tax credit / expense refers to the utilization of non-recognized tax losses offset against Danish Tonnage Tax expense.
Cash flow hedges — changes in fair value
The Cadeler Group uses forward exchange contracts and interest rate swap contracts to hedge currency risks and interest risk regarding highly probable future cash flows and designates them as cash flow hedges subject to meeting the criteria for application of cash flow hedging.

Comparison of Results for the Six Months Ended June 30, 2023 and the Six Months Ended June 30, 2022
	Six months ended June 30,		% change
	2023	2022	2023 vs. 2022
	Unaudited
	(EUR million)
Revenue	67.8	43.0	57.5
Cost of sales	(25.2)	(23.4)	7.7
Gross profit	42.6	19.6	116.9
Administrative expenses	(13.1)	(7.0)	87.1
Operating profit	29.4	12.6	n.m.
Finance income	0.4	0.5	17.1
Finance costs	(0.3)	(3.3)	91.3
Profit before income tax	29.6	9.8	n.m.
Income tax credit / expense	—	(0.0)	n.m.
Profit for the period	29.6	9.8	n.m.
Other comprehensive income
Items that may be reclassified to profit or loss
Cash flow hedges – changes in fair value	(3.5)	—	n.m.
Cash flow hedges – interest recycled	(0.5)	—	n.m.
Cash flow hedges – cost of hedging	(2.7)	—	n.m.
Other comprehensive income after tax	(6.6)	—	n.m.
Total comprehensive income for the period, net of tax	23.0	9.8	n.m.

“n.m.” means not meaningful.
Revenue
Revenue increased by EUR 24.8 million, or 57.5%, from EUR 43.0 million for the six months ended June 30, 2022 to EUR 67.8 million for the six months ended June 30, 2023, principally due to higher utilization compared to the prior year. Both Wind Orca and Wind Osprey achieved a combined utilization rate of 100% in the six months ended June 30, 2023, compared to 74% in the six months ended June 30, 2022.
Cost of sales
Cost of sales increased by EUR 1.8 million, or 7.7%, from EUR 23.4 million for the six months ended June 30, 2022 to EUR 25.2 million for the six months ended June 30, 2023, mainly driven by an increase in vessel depreciation due to investments in the Operating O-Class Vessel equipment.
Gross profit
As a result of the aforementioned factors, gross profit increased by EUR 22.9 million, or 116.9%, from EUR 19.6 million for the six months ended June 30, 2022 to EUR 42.6 million for the six months ended June 30, 2023.
Administrative expenses
Administrative expenses increased by EUR 6.1 million, or 87.1%, from EUR 7.0 million for the six months ended June 30, 2022 to EUR 13.1 million for the six months ended June 30, 2023, mainly driven by a substantial rise in workforce, as the Cadeler Group invested in a 46% expansion in headcount. This expansion encompassed the strategic recruitment of key personnel, ensuring an elevated level of support for both ongoing operations and new significant projects.

Operating profit
As a result of the aforementioned factors, operating profit increased by EUR 16.8 million from EUR 12.6 million for the six months ended June 30, 2022 to EUR 29.4 million for the six months ended June 30, 2023.
Finance income
Finance income decreased by EUR 0.1 million, or 17.1%, from EUR 0.5 million for the six months ended June 30, 2022 to EUR 0.4 million for the six months ended June 30, 2023, principally due to changes in foreign currency exchange rates.
Finance costs
Finance costs decreased by EUR 3.0 million, or 91.3%, from EUR 3.3 million for the six months ended June 30, 2022 to EUR 0.3 million for the six months ended June 30, 2023, principally due to changes in foreign currency exchange rates.
Profit before income tax
As a result of the aforementioned factors, profit before income tax increased by EUR 19.8 million from EUR 9.8 million for the six months ended June 30, 2022 to EUR 29.6 million for the six months ended June 30, 2023.
Income tax credit / expense
Income tax credit / expense decreased by EUR 25,000, from EUR 25,000 for the six months ended June 30, 2022 to nil for the six months ended June 30, 2023 as there is no tax credit in 2023.
Profit / loss for the period
As a result of the aforementioned factors, profit for the period increased by EUR 19.8 million from EUR 9.8 million for the six months ended June 30, 2022 to EUR 29.6 million for the six months ended June 30, 2023.
Cash flow hedges — changes in fair value
Cash flow hedges — changes in fair value increased by EUR 3.5 million from nil for the six months ended June 30, 2022 to EUR 3.5 million for the six months ended June 30, 2023, principally due to Cadeler entering into interest rate swaps and foreign currency forwards with DNB in the second half of 2022.
Cash flow hedges — interest recycled
Cash flow hedges — interest recycled increased by EUR 0.5 million from nil for the six months ended June 30, 2022 to EUR 0.5 million for the six months ended June 30, 2023, principally due to interest recycling on cash flow hedges entered into during 2023 as explained in “— Cash flow hedges — cost of hedging.”
Cash flow hedges — cost of hedging
Cash flow hedges — cost of hedging increased by EUR 2.7 million from nil for the six months ended June 30, 2022 to EUR 2.7 million for the six months ended June 30, 2023, principally due to Cadeler entering into four zero cost collar contracts with DNB, securing an average USD:EUR rate between 0.8820 and 0.9548 for an additional USD 200 million of notional amount, bringing the total coverage to USD 400 million.
Total comprehensive income for the period, net of tax
As a result of the aforementioned factors, total comprehensive income for the period, net of tax increased by EUR 13.2 million from EUR 9.8 million for the six months ended June 30, 2022 to EUR 23.0 million for the six months ended June 30, 2023.

Comparison of Results for Financial Year 2022 and Financial Year 2021
	Year ended December 31,		% change
	2022	2021	2022 vs. 2021
	(EUR million)
Revenue	106.4	60.9	74.6
Cost of sales	(49.5)	(38.9)	27.4
Gross profit	56.9	22.1	157.9
Administrative expenses	(15.7)	(10.9)	43.7
Operating profit	41.2	11.1	n.m.
Finance income	4.0	1.8	124.6
Finance costs	(9.7)	(5.5)	76.3
Profit before income tax	35.5	7.4	n.m.
Income tax credit / expense	—	0.0	n.m.
Profit for the period	35.5	7.5	n.m.
Other comprehensive income
Items that may be reclassified to profit or loss
Cash flow hedges – changes in fair value	1.3	—	—
Other comprehensive income after tax	1.3	—	—
Total comprehensive income for the period, net of tax	36.9	7.5	395.0

“n.m.” means not meaningful.
Revenue
Revenue increased by EUR 45.5 million, or 74.6%, from EUR 60.9 million for the year ended December 31, 2021 to EUR 106.4 million for the year ended December 31, 2022, principally due to consistent performance across the operations, even while Wind Orca was under scheduled drydock for the first quarter of 2022. Both Wind Orca and Wind Osprey achieved a combined utilization rate of 87% while executing contracts with higher rates than those performed in 2021.
Cost of sales
Cost of sales increased by EUR 10.6 million, or 27.4%, from EUR 38.9 million for the year ended December 31, 2021 to EUR 49.5 million for the year ended December 31, 2022, principally due to higher depreciation charges resulting from the installation of new equipment in early 2022, as well as project-related expenses and maintenance charges for the Cadeler Group’s vessels, which totalled approximately EUR 9.0 million.
Gross profit
As a result of the aforementioned factors, gross profit increased by EUR 34.8 million, or 157.9%, from EUR 22.1 million for the year ended December 31, 2021 to EUR 56.9 million for the year ended December 31, 2022.
Administrative expenses
Administrative expenses increased by EUR 4.8 million, or 43.7%, from EUR 10.9 million for the year ended December 31, 2021 to EUR 15.7 million for the year ended December 31, 2022, principally due to higher employee compensation costs, resulting from the average number of onshore employees rising from 58 in 2021 to 70 in 2022.

Operating profit
As a result of the aforementioned factors, operating profit increased by EUR 30.1 million from EUR 11.1 million for the year ended December 31, 2021 to EUR 41.2 million for the year ended December 31, 2022.
Finance income
Finance income increased by EUR 2.2 million, or 124.6%, from EUR 1.8 million for the year ended December 31, 2021 to EUR 4.0 million for the year ended December 31, 2022, principally due to increased foreign currency gains.
Finance costs
Finance costs increased by EUR 4.2 million, or 76.3%, from EUR 5.5 million for the year ended December 31, 2021 to EUR 9.7 million for the year ended December 31, 2022, principally due to increased foreign currency losses.
Profit before income tax
As a result of the aforementioned factors, profit before income tax increased by EUR 28.1 million from EUR 7.4 million for the year ended December 31, 2021 to EUR 35.5 million for the year ended December 31, 2022.
Income tax credit / expense
Income tax credit / expense decreased by EUR 13,000, or 100.0%, from EUR 13,000 for the year ended December 31, 2021 to nil for the year ended December 31, 2022, principally due to a tax credit applicable in 2021, which did not reoccur in 2022.
Profit / loss for the period
As a result of the aforementioned factors, profit for the period increased by EUR 28.1 million from EUR 7.5 million for the year ended December 31, 2021 to EUR 35.5 million for the year ended December 31, 2022.
Cash flow hedges — changes in fair value
Cash flow hedges — changes in fair value increased by EUR 1.3 million from nil for the year ended December 31, 2021 to EUR 1.3 million for the year ended December 31, 2022, principally due to the entrance into fair value hedging in 2022.
Total comprehensive income for the period, net of tax
As a result of the aforementioned factors, total comprehensive income for the period, net of tax increased by EUR 29.4 million, or 395.0%, from EUR 7.5 million for the year ended December 31, 2021 to EUR 36.9 million for the year ended December 31, 2022.
Liquidity and Capital Resources
Funding and liquidity
The Cadeler Group’s objective when managing capital is to ensure its ability to continue as a going concern and to maintain an optimal capital structure. In order to achieve this overall objective, the Cadeler Group’s capital management, among other things, aims to ensure that it meets financial covenants attached to the interest-bearing loans and borrowings that define capital structure requirements. Breaches in meeting the financial covenants would permit the bank to immediately call loans and borrowings. There have been no breaches of the financial covenants of any interest-bearing loans and borrowing as of June 30, 2023.

The Cadeler Group finances both its short-term and long-term liquidity requirements principally from the Debt Facility of EUR 310 million, including a EUR 250 million revolving credit facility and a EUR 60 million guarantee facility. The Cadeler Group has headroom to comply with its debt covenants and, on June 30, 2023, had available liquidity of EUR 19.1 million from cash at hand and EUR 115 million has been drawn under the Debt Facility.
In order to maintain or adjust the capital structure in the future, the Cadeler Group may adjust the amount of dividends paid to shareholders, issue new shares and/or sell assets to reduce debt. Pursuant to the Debt Facility, the Cadeler Group is not permitted to pay any dividends or other distributions without DNB’s written consent.
The Cadeler Group manages liquidity risk by having sufficient cash and credit facilities to meet operational needs and new vessel instalments, as described below.
Financing arrangements
On June 29, 2022, the Cadeler Group entered into a senior secured green revolving credit facility (the “Debt Facility”), which provided for a 3-year revolving credit facility of up to EUR 185 million. The Debt Facility was entered into for the purpose of refinancing existing facility agreements, obtaining financing for general corporate purposes and working capital requirements. The Debt Facility initially consisted of two parts: (i) a three-year committed revolving credit facility of up to EUR 150 million, which was a revolving facility that may be re-borrowed once prepaid or repaid until it terminates and has to be repaid as a bullet repayment, and (ii) a guarantee facility of up to EUR 35 million, pursuant to which Cadeler may request the lender/issuing bank to issue letters of credit as security for the contracts for employment of the Cadeler Group’s two Operating O-Class Vessels and for certain projects.
The Debt Facility is secured by guarantees from Wind Orca Limited and Wind Osprey Limited (together, the “Guarantors”), first priority mortgages granted over the Operating O-Class Vessels, first priority assignments of the insurances and earnings of the Operating O-Class Vessels by Cadeler and the Guarantors, and contains customary financial and other covenants including certain change of control provisions. The Debt Facility is governed by Norwegian law.
On July 4, 2022, the Cadeler Group utilized EUR 115 million from the total EUR 150 million available under the revolving credit facility of the Debt Facility. With these funds the Cadeler Group repaid in full the outstanding amounts, related to the term loan EUR 55 million and overdraft facility EUR 25 million from DNB and SpareBank 1 SR-Bank signed on November 4, 2020. At that time, the Debt Facility added about EUR 70 million in liquidity. As of June 30, 2023, the Cadeler Group had utilized EUR 115 million under the revolving credit facility made available under the Debt Facility.
The Debt Facility bears interest at 3-month EURIBOR plus the applicable margin, and subject to a green loan margin discount as long as the Cadeler Group is in compliance with certain green revenue criteria such as earmarked investments in green assets. As of June 30, 2023, the Cadeler Group was in compliance with these green revenue criteria and expects to remain compliant for the duration of the Debt Facility. The full repayment of a senior debt facility generated a finance cost for the write-off of borrowing costs of approximately EUR 810,000 in July 2022.
On October 5, 2022, the Cadeler Group entered into interest rate swap contracts with DNB which relate to the Debt Facility and future loans thereunder. The interest rate risk arising from the loans under the Debt Facility have been swapped from 3-month EURIBOR to a fixed rate until October 5, 2027. The average fixed rate of the swaps is 2.82%.
On June 16, 2023, Cadeler entered into an amendment agreement to the Debt Facility providing for an increase of the guarantee facility to EUR 60 million and an increase of the committed revolving credit facility to EUR 250 million (in two tranches), resulting in an increase of the total Debt Facility to EUR 310 million. The guarantees and security provided for the original Debt Facility have been extended to cover the increased Debt Facility. In addition, an accordion option allows Cadeler to request prior to June 30, 2024 that the total commitments be increased by EUR 100 million by way of adding a term loan facility to the Debt Facility, which the lenders may agree to or refuse at their sole discretion and which is subject to obtaining an export credit agency guarantee.

In connection with the Business Combination, Cadeler on June 26, 2023 signed a commitment letter and term sheet for a new senior secured credit and guarantee facilities of up to EUR 550 million providing for (i) a revolving credit facility of up to EUR 250 million (5-year tenor), (ii) a revolving credit facility of up to EUR 100 million (18 months tenor), (iii) a term loan of up to EUR 100 million (8.5-year tenor), and (iv) a guarantee facility of up to EUR 100 million (the “New Debt Facility”) The New Debt Facility is expected to have similar terms and conditions as the current Debt Facility. The Cadeler Group will utilize the New Debt Facility to repay the outstanding amounts of Eneti’s previous Credit Facility, which amounted to USD 59.4 million as at September 30, 2023 (of which Eneti repaid USD 12.6 million in October 2023 from the proceeds from the sale of Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken). In addition, Cadeler will repay the amounts under its current Debt Facility amounting to EUR 115 million as at September 30, 2023.
Cadeler is in the process of finalizing the negotiations of an unsecured term loan facility in an aggregate amount of EUR 50 million (tenor of four to five years) with The Hongkong and Shanghai Banking Corporation Limited, Singapore branch (“HSBC”). The purpose of the facility will be, among others, partial funding of the wind installation activities of the Cadeler Group and general corporate purposes. The financing will include a non-committed accordion option of up to EUR 50 million. It is contemplated that the facility will include customary financial and other covenants (including certain additional covenants not included in the Debt Facility). The financing is subject to agreement on final documentation and fulfilment of customary conditions precedent.
In addition, Cadeler is currently working on the financing of X-Class New Builds and has received commitments exceeding the anticipated credit facility amount for a EUR 425 million term loan with a 12-year tenor. These commitments are subject to agreement on final documentation and fulfilment of customary conditions precedent.
If the above financing is secured, further financing will be required from 2025 in connection with milestone payments for the F-Class New Builds. The Cadeler Group’s management expects to require approximately EUR 450 million of additional funding for the F-Class New Builds.
The following table sets forth the Cadeler Group’s financial debt as of the dates indicated:
	June 30,		December 31,
	2023	2022	2022	2021
	Unadited
	(EUR million)
Cash and cash equivalents	19.1	0.1	19.0	2.3
Liquidity	19.1	0.1	19.0	2.3
Current debt to credit institutions	—	(42.6)	(0.8)	(28.6)
Current financial indebtedness	—	(42.6)	(0.8)	(28.6)
Net current financial indebtedness	19.1	(42.5)	18.2	(26.3)
Non-current debt to credit institutions	(115.4)	(36.8)	(114.2)	(44.5)
Non-current financial indebtedness	(115.4)	(36.8)	(114.2)	(44.5)
Net total financial indebtedness	(96.4)	(79.3)	(96.0)	(70.8)
The following table sets forth the Cadeler Group’s lease liabilities for the years indicated:
	Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR million)
Lease liabilities at January 1 (current and non-current lease)	0.3	0.5	0.5	0.8
Principal repayment of lease liabilities	(0.2)	(0.1)	(0.2)	(0.3)
Lease liabilities at end of period (current and non-current lease)	0.1	0.4	0.3	0.5

The following table sets forth the Cadeler Group’s debts to credit institutions as of the dates and for the years indicated:
	As of and for six months ended June 30,		As of and year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR million)
Debt to credit institutions at January 1	(115.0)	(73.1)	(73.1)	(73.5)
Overdraft facility drawn	—	(16.1)	(16.1)	(9.0)
Loans repayment	—	10.0	65.0	10.0
Overdraft repayment	—	—	25.1	—
New loan	—	—	(115.0)	—
New loan fees	—	—	1.5	—
Non-Cash flow of interest	(0.4)	(0.2)	(2.5)	(0.6)
Debt to credit institutions at end of period	(115.4)	(79.4)	(115.0)	(73.1)
Net working capital
The Cadeler Group believes that, as of the date of this prospectus, its net working capital is adequate to meet its present financing requirements for at least 12 months following the date of this prospectus.
Cash flow analysis
The following table presents the primary components of the Cadeler Group’s cash flow for the six months ended June 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021:
	For the six months ended June 30,		For the year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR million)
Net cash provided by operating activities	18.4	29.2	29.0	30.2
Net cash (used in) investing activities	(15.6)	(117.5)	(225.4)	(163.4)
Net cash (used in)/provided by financing activities	(2.8)	86.1	213.1	71.8
Net increase/(decrease) in cash and cash equivalents	0.0	(2.2)	16.7	(61.3)
Cash and cash equivalents at beginning of period	19.0	2.3	2.3	63.6
Cash and cash equivalents at end of period	19.1	0.1	19.0	2.3
Cash and cash equivalents at June 30, 2023 amounted to EUR 19.1 million compared to EUR 0.1 million at June 30, 2022, mainly driven by the net fluctuations of operating, investing and financing activities outlined below.
Cash and cash equivalents at December 31, 2022 amounted to EUR 19.0 million compared to EUR 2.3 million at December 31, 2021, mainly driven by net borrowing proceeds of EUR 41.0 million and EUR 178.1 million of net proceeds from the issuance of shares, offset by additions to property, plant and equipment of EUR 224.6 million.
Net cash provided by operating activities
For the six months ended June 30, 2023, cash provided by operating activities was EUR 18.4 million, compared to EUR 29.2 million for the six months ended June 30, 2022, mainly driven by an increase in outstanding receivables and offset by an increase in profit.

For the year ended December 31, 2022, cash provided by operating activities was EUR 29.0 million, compared to EUR 30.2 million for the year ended December 31, 2021, mainly driven by net profit increasing by EUR 29.0 million compared to 2021, a decrease of EUR 13.0 million of deferred charter hire income and an increase in contract assets of EUR 19.2 million.
Net cash used in investing activities
For the six months ended June 30, 2023, cash used in investing activities was EUR 15.6 million, compared to EUR 117.5 million for the six months ended June 30, 2022, mainly driven by the down payment for the F-Class New Builds.
For the year ended December 31, 2022, cash used in investing activities was EUR 225.4 million, compared to EUR 163.4 million for the year ended December 31, 2021, mainly driven by a EUR 167.0 million down payment for the F-Class New Builds and the EUR 27.0 million instalments paid for the main crane upgrades for the Operating O-Class Vessels.
Net cash (used in)/provided by financing activities
For the six months ended June 30, 2023, cash used in financing activities was EUR 2.8 million, compared to cash provided by financing activities of EUR 86.1 million for the six months ended June 30, 2022, mainly driven by the non-recurrence of the capital raise in May 2022.
For the year ended December 31, 2022, cash provided by financing activities was EUR 213.1 million, compared to EUR 71.8 million for the year ended December 31, 2021, mainly driven by net borrowing proceeds of EUR 41.0 million and EUR 178.1 million of net proceeds from the issuance of shares, which is EUR 101 million more than the net proceeds from 2021.
Financing Arrangements and Commitments
Capital expenditure
The Cadeler Group defines capital expenditure as investments in property, plant and equipment. The following table sets forth the Cadeler Group’s capital expenditure (not including any capitalized interest shown under interest paid in financing activities) for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021.
	Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021
	Unaudited
	(EUR million)
Additions to property, plant and equipment not including capitalized interest	14.6	117.3	224.6	162.9
Capital expenditure (not including any capitalized interest shown under interest paid in financing activities) for the year ended December 31, 2022 increased from EUR 162.9 million to EUR 224.6 million in the year ended December 31, 2021, primarily due to increased down payments relating to the New Builds in 2022 compared to 2021.
The cost of the crane upgrades of Wind Orca and Wind Osprey will amount to a total of EUR 83.4 million, of which EUR 37.8 million has been paid as of June 30, 2023. The remaining amounts are due between 2023 and 2024.
The total contract value for the construction of the X-Class New Builds is approximately EUR 548 million, of which EUR 137 million was paid in 2021. The remaining scheduled payments are due between 2023 and 2025. Of the total contract value, USD 390 million will be paid in USD and EUR 220 million will be paid in EUR.
The total value of the contracts for the F-Class New Builds is approximately EUR 681 million. After down payments of an aggregate EUR 167 million in June 2022 and December 2022, financed through private placements completed in May and October 2022, respectively, the remaining amounts will be due in 2025 and 2026. Of the total contract value, USD 495 million are paid in USD and EUR 205 million are paid in EUR.
Financial and other long-term contractual obligations
The following table analyses the maturity profile of the financial liabilities of the Cadeler Group based on contractual undiscounted cash flows.
	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Total
	(EUR million)
June 30, 2023 (unaudited)
Trade and other payables	8.3	—	—	8.3
Payables to Related parties	0.3	—	—	0.3
Lease liabilities	0.1	—	—	0.1
Debt to credit institutions	—	115.4	—	115.4
Derivatives	—	5.7	2.3	8.0
Total	8.7	121.1	2.3	132.1
December 31, 2022
Trade and other payables	8.8	—	—	8.8
Payables to Related parties	0.1	—	—	0.1
Lease liabilities	0.3	—	—	0.3
Debt to credit institutions	0.8	—	114.2	115.0
Derivatives	—	1.8	0.3	2.1
Total	10.0	1.8	114.5	126.3
December 31, 2021
Trade and other payables	9.7	—	—	9.7
Payables to Related parties	0.1	—	—	0.1
Lease liabilities	0.3	0.2	—	0.5
Debt to credit institutions	28.6	14.5	30.0	73.1
Total	38.7	14.7	30.0	83.4
Off-Balance Sheet Arrangements
As of June 30, 2023, the Cadeler Group did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on the Cadeler Group’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources other than those related to the crane upgrades for the Operating O-Class Vessels and commitments related to the New Builds discussed elsewhere in this prospectus.
Commercial commitments and contingent liabilities
The Cadeler Group signed a contract with National Oilwell Varco on December 18, 2020 to replace the main crane of Wind Orca and then executed the option to replace the main crane for Wind Osprey on June 17, 2021. The total sum of the contract for the replacement of both cranes is EUR 83.4 million, of which EUR 7.0 million was paid in 2021, EUR 27.0 million was paid in 2022 and EUR 3.6 million was paid during the first six months of 2023. The remaining scheduled payments are due between 2023 and 2024.
In addition, on June 30, 2021, the Cadeler Group entered into a contract with COSCO to build two new X-class wind turbine installation vessels, on May 9, 2022, the Cadeler Group signed a contract with COSCO to build one new F-class wind turbine installation vessel and on November 22, 2022, the Cadeler

Group exercised its option under the May 9, 2022 contract and signed a new contract with COSCO to build one new F-class wind turbine installation vessel. The total contract sum for the two X-Class New Build vessels and the two F-Class New Build vessels amounts to approximately EUR 1.3 billion, of which EUR 137.0 million has been paid in 2021 and EUR 81 million has been paid in 2022. The remaining amounts of approximately EUR 1.1 billion will be due between 2023 and 2026 other than the down payment for the second F-Class new build expected to be paid in the near future and which has been financed through the proceeds from the private placement completed in October 2022.
BW Group has provided COSCO with four guarantees in respect of the sums payable by Cadeler in accordance with the contracts for the construction of the X-Class New Builds and F-Class.
New Builds in 2021 and 2022. See Note 21 Commitments and Pledges to the Cadeler Group 2022 Consolidated Financial Statements for further information.
Financial Risk Management
The Cadeler Group’s activities expose it to market risk (including currency risk and interest rate risk), credit risk and liquidity risk. The financial risk management of the Cadeler Group is managed by Cadeler Group’s management and overseen by the Board of Directors and Audit Committee. The fair value of the Cadeler Group’s financial assets and liabilities as of December 31, 2022 does not deviate materially from the carrying amounts as of December 31, 2022.
Quantitative and Qualitative Disclosures about Market Risk
(a)   Currency risk
The Cadeler Group’s business is exposed to DKK, NOK and USD as certain operating expenses are denominated in these currencies. The Cadeler Group will look to use financial instruments to reduce currency risk when there is significant liability or income in a non-EUR, DKK or USD denominated currency and there is a cost-effective solution.
The largest currency exposure of the Cadeler Group is the future instalments for the new X-Class New Builds and F-Class New Builds in USD (USD 816 million as of August 25, 2023). See Note 23 Derivative Financial Instruments to the Cadeler Group 2022 Consolidated Financial Statements with regards of the current instruments used to mitigate this currency risk. The Cadeler Group’s Management and Board of Directors will evaluate the potential cost and benefits of currency exposure on an ongoing basis.
The Cadeler Group holds cash balances in USD. If the USD:EUR exchange rate deteriorated by 1%, the result before tax would have decreased immaterially based on the USD cash holdings as of December 31, 2022.
As the DKK is pegged to EUR, no material currency risk has been identified against the DKK even though the Cadeler Group has costs denominated in DKK. As of June 30, 2023, the Cadeler Group did not have any material NOK or USD cash holdings.
(b)   Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Cadeler Group’s current exposure to the risk of changes in market interest rates relates primarily to the Debt Facility entered into on June 29, 2022 (as amended on June 16, 2023). See Note 23 Derivative Financial Instruments to the Cadeler Group 2022 Consolidated Financial Statements for a description of the current instruments used to mitigate this risk.
The term loan in the Debt Facility is based on a EURIBOR interest rate plus a margin. The EURIBOR interest rate has a floor of zero basis points and was 3.6% and 2.2% at June 30, 2023 and December 31, 2022, respectively.
If the EURIBOR interest rate increased 100 basis points over the floor of zero basis points, and the loan had been provided throughout the last twelve months by the end of June 2023, the cost would have increased by EUR 2.5 million (EUR 1.5 million in 2022). This variation could potentially have qualified as capitalizable borrowing costs and minimize the impact on the result before tax.
If the EURIBOR interest rate decreases, the result before tax would not change due to capitalization of borrowing costs.
Management and the Board of Directors will evaluate the potential cost and benefits of fixed interested rate borrowings on an ongoing basis.
Credit risk
Credit risk refers to the risk that a counterparty will default on its contractual obligations, resulting in financial loss to the Cadeler Group. For banks and financial institutions, the Cadeler Group mitigates its credit risks by transacting only with counterparties who are rated “A” and above by independent rating agencies.
The Cadeler Group adopts the policy of dealing only with customers of appropriate history and obtaining sufficient security where appropriate to mitigate credit risk. The Cadeler Group adopts stringent procedures on extending credit terms to customers and on the monitoring of credit risk.
These credit terms are normally contractual and credit policies explicitly set forth the guidelines on extending credit to customers, including monitoring the process and using related industry’s practices as reference. This includes assessment and valuation of customers’ credit reliability and periodic review of their financial status to determine the credit limits to be granted. Customers are also assessed based on their historical payment records. Where necessary, customers may also be requested to provide security or advance payment before services are rendered.
Related party credit risk is managed by Cadeler Group’s management and overseen by its Board of Directors and Audit Committee.
The maximum exposure to credit risk is the carrying amount of trade receivables and other receivables, receivables from group entities and cash and cash equivalents presented on the balance sheet.
Impairment of financial assets
The Cadeler Group assesses on a forward-looking basis the expected credit losses associated with its financial assets which are trade and other receivables, cash and cash equivalents and contract assets. Financial assets are written-off when there is no reasonable expectation of recovery, such as a non-related debtor failing to engage in a repayment plan with the Cadeler Group.
Where receivables have been written-off, the Cadeler Group continues to engage in enforcement activity to attempt to recover the receivables due. Where recoveries are made, these are recognized in profit or loss.
The Cadeler Group has applied the simplified credit loss approach by using the provision matrix to measure the lifetime expected credit losses for trade receivables from customers. To measure the expected credit losses, the Cadeler Group grouped receivables based on shared credit characteristics and days past due.
Trade receivables from external customers that are neither past due nor impaired are with creditworthy companies. Based on the provision matrix, the trade receivables from external customers are subject to immaterial credit loss.
For cash and cash equivalents and other receivables that are measured at amortized cost, the Cadeler Group considers these financial assets as low credit risk. Cash and cash equivalents are mainly deposits with banks who have high credit-ratings as determined by international credit-rating agencies. As of June 30, 2023, cash and cash equivalents and other receivables are subject to immaterial credit loss.
There was no credit loss allowance for other financial assets at amortized cost as of June 30, 2023, December 31, 2022 and December 31, 2021.

Liquidity risk
The Cadeler Group manages liquidity risk by maintaining sufficient cash and available funding through committed credit facilities to enable it to meet its operational requirements and instalments for the new X-Class New Builds and F-Class New Builds.
In 2023, the Debt Facility was amended to increase the guarantee facility to EUR 60 million and to increase the committed revolving credit facility to EUR 250 million, resulting in an increase of the aggregate Debt Facility to EUR 310 million.
In connection with the Business Combination, Cadeler on June 26, 2023 signed a commitment letter and term sheet for the New Debt Facility. The New Debt Facility is expected to have similar terms and conditions as the current Debt Facility. The Cadeler Group will utilize the New Debt Facility to repay the outstanding amounts of Eneti’s previous Credit Facility, which amounted to USD 59.4 million as at September 30, 2023 (of which Eneti repaid USD 12.6 million in October 2023 from the proceeds from the sale of Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken). In addition, Cadeler will repay the amounts under its current Debt Facility amounting to EUR 115 million as at September 30, 2023.
Cadeler is in the process of finalizing the negotiations of an unsecured term loan facility in an aggregate amount of EUR 50 million (tenor of four to five years) with HSBC. The purpose of the facility will be, among others, partial funding of the wind installation activities of the Cadeler Group and general corporate purposes. The financing will include a non-committed accordion option of up to EUR 50 million. It is contemplated that the facility will include customary financial and other covenants (including certain additional covenants not included in the Debt Facility). The financing is subject to agreement on final documentation and fulfilment of customary conditions precedent.
In addition Cadeler is currently working on the financing of X-Class New Builds and has received commitments exceeding the anticipated credit facility amount for a EUR 425 million term 1 loan with a 12 year tenor. These commitments are subject to agreement on final documentation and fulfilment of customary conditions precedent.
If the above financing is secured, further financing will be required from 2025 in connection with milestone payments for the new F-Class New Builds. The Cadeler Group’s management expects to require approximately EUR 450 million of additional funding for the F-Class New Builds. The BW Group provided COSCO with a guarantee in respect of the sums owed by Cadeler pursuant to the contracts for the construction of the two X-Class New Builds and the two F-Class New Builds.
The following maturity table shows the contract obligation for the construction of the X-class and F-class vessels as of the dates indicated:
As of June 30, 2023 (unaudited)	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years
Obligation in USD millions	—	390	426
Obligation in EUR millions	41	89	57
As of December 31, 2022
Obligation in USD millions	—	197	619
Obligation in EUR millions	41	41	105
For further information regarding interest-bearing loans and borrowings please refer to Note 8 to the Cadeler Group Interim Financial Statements.
Fair value measurement
The Cadeler Group measures financial instruments such as derivatives at fair value at each balance sheet date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the balance sheet date.

The principal or the most advantageous market must be accessible by the Cadeler Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.
In measuring the fair value of unlisted derivative financial instruments and other financial instruments for which there is no active market, fair value is determined using generally accepted valuation techniques. Market-based parameters such as market-based yield curves and forward ex-change prices are used for the valuation.
The Cadeler Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Financial instruments for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as following accounting hierarchy:
Level 1:   The fair value of financial instruments traded in active markets (such as publicly traded derivatives, and equity securities) is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Cadeler Group is the current bid price. These instruments are included in level 1.
Level 2:   The fair value of financial instruments that are not traded in an active market (e.g. over-the counter derivatives) is determined using valuation techniques that maximize the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.
Level 3:   If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.
The following table shows the fair value measurement hierarchy of the Cadeler Group’s assets and liabilities:
	Level 1	Level 2	Level 3	Total
	(EUR million)
June 30, 2023 (unaudited)
Derivatives assets	—	0.7	—	0.7
Total financial assets at fair value through income statement	—	0.7	—	0.7
Derivatives liabilities	—	—	—	—
Total financial liabilities at fair value through income statement	—	—	—	—
Cash flow hedges
Derivatives assets	—	2.8	—	2.8
Cash flow hedges
Derivatives liabilities	—	(8.0)	—	(8.0)
December 31, 2022
Through income statement
Derivative assets	—	0.4	—	0.4
Total financial assets at fair value through the income statement	—	0.4	—	0.4
Derivative liabilities	—	—	—	—
Total financial liabilities at fair value through the income statement	—	—	—	—
Cash flow hedges
Derivative assets	—	3.0	—	3.0
Cash flow hedges
Derivative liabilities	—	(2.1)	—	(2.1)

Derivative financial instruments
(a)   Hedge accounting
The Cadeler Group uses forward exchange contracts and interest rate swap contracts to hedge currency risks and interest risk regarding highly probable future cash flows and designates them as cash flow hedges subject to meeting the criteria for application of cash flow hedging.
The hedging ratios are determined as the notional value of the instrument divided by the notional value of the hedge item. The Cadeler Group seeks to establish hedge relationships with a hedging ratio of 1:1. Due to the nature of the hedge items risk, this will be possible by either designating a proportion of the hedge instrument or the hedge notional value being equal or lower of the hedge items notional value. The main score of ineffectiveness arises from the timing of the delivery of the vessels. The delivery of the vessels will expose the Cadeler Group to several market risks, related to foreign currency risks and interest rate risk. The fair value reserve of the derivatives is recognized in other comprehensive in-come until the hedged items are realized. The table below shows the movement in the reserve for cash flow for hedging, listed by the hedged risk.
	Six months ended June 30,
	2023	2022
	Unaudited
	(EUR million)
Fair Value of Cash flow hedges
Fair value at January 1	1.3	—
Fair value adjustment at year-end, net	(3.9)	—
Fair value at June 30	(2.6)	—
The fair value of cash flow hedges at June 30 can be specified as follows:
Interest rate risk hedging	1.6	—
Foreign currency risk hedging	(4.3)	—
Fair value at June 30	(2.6)	—
	2022	2021
	(EUR million)
Fair Value change of Cash flow hedges
Cumulative fair value change at January 1	—	—
Fair value adjustment at year-end, net	1.3	—
Cumulative fair value change at December 31	1.3	—
The fair value of cash flow hedges at December 31 can be specified as follows:
Interest rate risk hedging	3.2	—
Foreign currency risk hedging	(1.8)	—
Cumulative fair value change at December 31	1.3	—
(b)   Interest rate risk
In 2022, the Cadeler Group entered into the Debt Facility with a zero basis points floor, which led the Cadeler Group to be exposed to changes in the 3-month EURIBOR rate with respect to the current funding.
On October 5, 2022, the Cadeler Group entered into interest rate swap contracts with DNB which relate to the Debt Facility and future loans thereunder. The interest rate risk arising from the loans under the Debt Facility have been swapped from 3-month EURIBOR to a fixed rate until October 5, 2027. The average fixed rate of the swaps is 2.82%.
The economic relationship is established as a match of critical terms between the hedge item and hedge instrument. When it entered into the hedge relationship, the Cadeler Group assessed terms related to instalments on the facilities, payment date of interest and instalment and timing difference in the maturity of the hedge item and hedge instrument. The expected causes of hedging ineffectiveness relate to changes to the expected date of delivery of the vessels and 3-month EURIBOR rate falling below 0%.
The below table shows the profile of the nominal amount of the interest rate swaps and the fair values.
	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Fair Value
				Asset	Liability
	(Notional amount million)
2022
Interest rate Swap – EURIBOR 3M	—	—	469.4	3.5	(0.3)
	2022	2021
	(EUR million)
Movements in the hedging reserve
Cumulative fair value change at 1 January	—	—
Fair value adjustment for the year	2.7	—
Transferred to Financial expenses	0.4	—
December 31	3.2	—

(c)
Foreign currency risk hedging

In 2021, the Cadeler Group entered into a binding contract for the construction of two X-class vessels from COSCO. The contracts are partly settled in USD. The payments are due in 2024 and 2025. For the six months ended June 30, 2023, the Company entered into four zero cost collar contracts with DNB, securing an average USD:EUR rate of between 0.8820 and 0.9548 for an additional USD 200 million of notional amount, bringing the total coverage to USD 400 million. As of June 30, 2023, the total coverage effectively mitigates around 50% of its foreign exchange risk for the upcoming USD instalments for the new X- and F-class vessels contracts.
The economic relationship is established as a match of critical terms between the hedge item and hedge instrument. When it entered the hedge relationship, the Cadeler Group assessed terms related to payment date of instalment in foreign currency and maturity of the hedged item and forward contract. The expected causes of hedging ineffectiveness relate to changes to the expected date of delivery of the vessel.
The below table shows the profile of the nominal amount of the interest rate swaps and the fair values.
	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Fair Value
				Asset	Liability
	(Notional amount USD million)			(EUR million)
2022
U.S. dollar	—	200.0	—	—	(1.8)
	2022	2021
	(EUR million)
Movements in the hedging reserve
January 1	—	—
Fair value adjustment for the year	(1.8)	—
December 31	(1.8)	—
General Accounting Policies and Significant Accounting Estimates
For information on the Cadeler Group’s general accounting policies and significant accounting estimates and judgments, see Note 2 to the Cadeler Group Interim Financial Statements and Note 2 to the Cadeler Group’s 2022 Consolidated Financial Statements included elsewhere in this prospectus.

INFORMATION ABOUT ENETI
Overview
Eneti Inc. (formerly Scorpio Bulkers Inc.) is an international shipping company that was incorporated in the Republic of the Marshall Islands pursuant to BCAMI on March 20, 2013 and operates under the laws of the Marshall Islands. Eneti Common Stock has been listed for trading on the NYSE under the symbol “SALT” since December 12, 2013 and under the symbol “NETI” since February 8, 2021.
The Eneti Group is a provider of installation and maintenance vessels to the offshore wind sector and is focused on the offshore wind and marine based renewable energy industry and has invested in the next generation of WTIVs. The Eneti Group has been operating five WTIVs, which in addition to wind farm installation can perform maintenance, construction, decommissioning and other tasks within the offshore industry. The Eneti Group typically operates its five WTIVs on modified time charters, which provide a fixed and stable cash flow for a known period of time, and often places risks, such as weather downtime, on the charterer’s account. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately USD 70.0 million in aggregate. On October 18, 2023, Seajacks Kraken was delivered to its buyer. Delivery of the remaining vessels is expected to take place before the end of 2023. The sale is expected to provide net cash proceeds of approximately USD 56.7 million after the partial repayment of USD 12.6 million for certain amounts payable on the term loan tranche under Eneti’s Credit Facility and payment of a USD 0.7 million broker fee.
The Eneti Group’s marine energy business is managed as a single operating segment.
Eneti’s principal executive offices are located at L’Exotique, 99 Boulevard Jardin Exotique, 98000 Monaco and its telephone number at that location is +377-9798-5715. Eneti’s website can be found at www.eneti-inc.com. The information included on this website is not incorporated by reference into this prospectus.
Organizational Structure
The following chart presents the Eneti Group’s organizational structure and shows the country of incorporation as well as the ownership percentage. In addition to the entities presented below, the Eneti Group includes (i) several SPVs incorporated in the Marshall Islands, which are contemplated to be dissolved pending resolution of various claims in respect of both Eneti’s legacy bulk business and its wind turbine installation operations and (ii) three dormant entities, one incorporated in Delaware and two in the Marshall Islands.

Eneti’s Fleet
The following tables set forth certain summary information regarding Eneti’s Operating Fleet as of September 30, 2023. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately $70.0 million in aggregate. Delivery of the vessels is expected to take place before the end of 2023.

			Sold
Vessel	Seajacks Scylla	Seajacks Zaratan	Seajacks Hydra	Seajacks Leviathan	Seajacks Kraken(1)
Design	NG14000X	NG5500C	NG2500X	NG2500X	NG2500X
Delivery	Nov 2015	May 2012	June 2014	June 2009	March 2009
Yard	Samsung Heavy Industries	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited	Lamprell Energy Limited
Flag	Panama	Japan	Panama	Panama	Panama
Length overall (m)	139	109	75	75	75
Width (m)	50	41	36	36	36
Main crane capacity (t)	1,540	800	400	400	300
Main deck area (m2)	4,600	2,000	900	900	900
Turbine carrying capacity	12 – 14MW class	9.5MW class	4MW class	4MW class	4MW class
Max POB (pax)	130	90	100	140	90
Leg length (m)	105	85	85	85	85
Services	WTG installation Jacket and monopile installation	WTG installation and maintenance Substation support Pre-piling	Hook up and commissioning support Accommodation support WTG Maintenance	Well intervention support Accommodation support WTG Maintenance	Hook up and commissioning support Accommodation support WTG Maintenance

(1)
On October 18, 2023, Seajacks Kraken was delivered to its buyer.

The Eneti Group has been operating five WTIVs, which in addition to wind farm installation can perform maintenance, construction, decommissioning and other tasks within the offshore industry. The Eneti Group typically operates its five WTIVs on modified time charters, which provide a fixed and stable cash flow for a known period of time, and often places risks, such as weather downtime, on the charterer’s account. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately USD 70.0 million in aggregate. On October 18, 2023, Seajacks Kraken was delivered to its buyer. Delivery of the remaining vessels is expected to take place before the end of 2023. The sale is expected to provide net cash proceeds of approximately USD 56.7 million after the partial repayment of USD 12.6 million for certain amounts payable on the term loan tranche under Eneti’s Credit Facility and payment of a USD 0.7 million broker fee.
In addition, Eneti has entered into two contracts with Hanwha Ocean for the construction of two new next-generation offshore WTIVs (the “Newbuilding WTIVs” or the “Eneti Newbuilding Program”). The aggregate contract price is approximately $654.7 million, of which $131.0 million has been paid as of June 30, 2023. The vessels are expected to be delivered in the first and third quarters of 2025, respectively. Further installments are expected to be paid in 2024 and 2025 for both vessels.
Eneti’s Business
Eneti is a company focused on serving the offshore wind and marine-based renewable energy industry through the operation of WTIVs. WTIVs are vessels specifically designed for the transport and installation of offshore wind turbines, which are power generating devices driven by the kinetic energy of the wind near-shore or further offshore on coastlines for commercial electricity generation, onto pre-prepared foundations.
Eneti was formed by the Scorpio group of companies, with Scorpio Holdings (together with its subsidiary, SSH) remaining a principal shareholder, and completed its initial public offering and commenced trading on the NYSE in 2013. From March 2013 through July 2021, Eneti was an international shipping company that owned and operated dry bulk carriers. Since then, Eneti has shifted its focus from the dry bulk commodity transportation business to focus on serving the offshore wind and marine-based renewable energy industry, through the acquisition and operation of WTIVs. In July 2021, Eneti completed its exit from the business of dry bulk commodity transportation by selling the last of its 49 dry bulk vessels. In August 2021, Eneti completed the acquisition of Acquisition of Atlantis Investorco Limited, the parent of Seajacks International Limited and its subsidiaries (“Seajacks”), through which it acquired its current fleet of five WTIVs and became the only NYSE-listed company that exclusively owns and operates WTIVs. Eneti also serves, in a technical advisory role to Dominion Energy, on the construction of the first WTIV being constructed in the United States in compliance with the U.S. Jones Act.
On August 3, 2020, Eneti announced its intention to transition away from drybulk commodity transportation and towards marine-based renewable energy including investing in the next generation of wind turbine installation vessels. Eneti sold its last drybulk vessel in July 2021.
On August 12, 2021, Eneti completed its acquisition of 100% of Atlantis Investorco Limited, the parent of Seajacks. With five WTIVs on-the-water and two high-specification newbuildings scheduled for delivery in the first and third quarters of 2025, respectively (the “Eneti Newbuildings”). Through this acquisition, Eneti acquired its current fleet of five WTIVs and became the only NYSE-listed company that exclusively owns and operates WTIVs.
Seajacks
Seajacks is an East Anglian based offshore installation company committed to building an advanced and versatile fleet of self-propelled jack-up vessels equipped to service the demands of the offshore wind industry. Eneti’s on and offshore crews work in full conjunction with all of its clients, looking to provide the most cost-effective solutions in the safest environments possible. Seajacks has a fleet of five GustoMSC designed vessels, all capable of installing and maintaining offshore wind farms in harsh conditions. Seajacks’ fleet includes Seajacks Kraken, Seajacks Leviathan, Seajacks Hydra, Seajacks Zaratan and Seajacks Scylla of which Seajacks Kraken, Seajacks Hydra and Seajacks Leviathan have been sold.
Seajacks utilizes DP2 positioning for fast and efficient rig moves, with no need for tugs meaning there is year-round operating ability in the harsh conditions of the Southern North Sea. The DP2 systems make all of the vessels in its fleet fully capable of driving their four legs into the seabed, providing them with a steady platform and ensuring they remain uncompromised by the conditions of the sea below.
Contract Coverage and Backlog
As of August 8, 2023, the revenue backlog, including options (measured at 100%), is estimated to be USD 82.5 million, comprising USD 72.8 million from firm fixed term contracts and USD 9.7 million from options (if adjusted for new contracts announced through October 24, 2023, revenue backlog is estimated at EUR 498 million).
The contracts that are entered into by the Eneti Group in the ordinary course of business, include a contract with an unaffiliated third party to transport and install turbines for a project commencing in the first half of 2025 as entered into by Seajacks, a wholly owned subsidiary of Eneti. The contract will be performed by the first of the two Newbuilding WTIVs that is expected to be delivered by the shipyard during the first quarter of 2025. The engagement is expected to be between 226 and 276 days and generate approximately EUR 60 million to EUR 73 million of net revenue after forecasted project costs.
Eneti has also signed, through Seajacks, an agreement with a separate unaffiliated third party, to transport and install turbines with mobilization commencing in the first quarter of 2027. The contract will also be performed by one of Eneti’s two Newbuilding WTIVs currently under construction. Inclusive of mobilization and demobilization, the engagement is expected to be between 210 and 245 days and generate approximately USD 72 million to USD 85 million of net revenue after forecasted project costs.
In October 2023, Seajacks entered into a contract for the employment of Eneti’s NG14000X-class vessel, “Seajacks Scylla.” Inclusive of mobilization, which is anticipated to commence in 2024, and demobilization, the engagement is expected to be between 442 and 655 days and generate approximately USD 113 million to USD 167 million of gross revenue. There are no material project costs or transit costs related to the contract.
Later in October 2023, Seajacks entered into an agreement with a separate undisclosed third party to transport and install turbines with mobilisation commencing in the second quarter of 2027, which has also increased the backlog. The contract will be performed by one of Eneti’s two NG16000X Wind Turbine Installation Vessels currently under construction at Hanwha Ocean in South Korea. Inclusive of mobilisation and demobilisation, the engagement is expected to be between 180 and 210 days and generate approximately USD 73 million to USD 84 million of gross revenue. Project costs are expected to be USD 8 million in aggregate.
Technical and Commercial Highlights of Eneti’s Fleet
Seajacks Scylla
Since delivery in 2015, Seajacks Scylla has been Eneti’s largest vessel. Seajacks Scylla has installed a total of 246 WTGs and 232 foundations (transition piece, monopile and jacket) in both European and Asian waters
With wind farms being installed further from shore in harsher environments, Eneti has found it is imperative to have an efficient jack-up vessel which can work in deeper waters. Utilizing a deck space of over 4,600m², Seajacks Scylla can transport and install four 12MW wind turbine generators (WTGs) per cycle. Seajacks Scylla also has the capacity to transport and install two jacket foundations per cycle as per the recently completed Moray East project.
Seajacks Zaratan
Since delivery in 2012, Seajacks Zaratan has installed a total of 109 WTGs, 113 monopile foundations and 100 transition pieces in European and Asian waters.
After meeting stringent Japanese flag requirements, Seajacks Zaratan sails under the Japanese flag. The growing offshore wind market in Japan coupled with a lack of jack-up vessels operating under the Japanese flag (a requirement for offshore wind contractors when working in Japanese territorial waters) places Seajacks Zaratan in a strong position for winning future contracts.
Seajacks Hydra
Working mainly to support offshore substation maintenance since delivery in 2014, Seajacks Hydra has supported a total of 56 operations and maintenance (O&M) campaigns and commissioned 18 WTGs in European waters.
Seajacks Hydra also has a safety case which enables her to support the maintenance and decommissioning of oil and gas platforms.
Seajacks Kraken
Seajacks’ first vessel, Seajacks Kraken, has worked primarily in the oil and gas industry since delivery in 2009. Seajacks Kraken has provided accommodation support in Canadian waters for ExxonMobil as well as decommissioning support in European waters, mainly the Southern North Sea. Seajacks Kraken most notably played a major part in the Shell ONEgas campaign, supporting the servicing of more than 50 platforms over a 3 year period to increase their productive life.
Seajacks Leviathan
Since delivery in 2009, Seajacks Leviathan has completed the most rig moves out of all Seajacks’ vessels, a total of 1,939. This can be attributed to the multiple charter party contracts such as the Spring campaign in the Southern North Sea where Seajacks Leviathan was contracted by three offshore wind farm owners to conduct maintenance and repairs in a time efficient manner.

Due for completion in April 2023, Seajacks Leviathan will have an extended accommodation block for up to 140 crew. This puts Seajacks Leviathan in a strong position for future projects requiring accommodation support during maintenance and installation campaigns.
Newbuilding WTIVs (currently under construction)
The following table is a detailed overview of the planned specifications of the Newbuilding WTIVs:
Newbuilding WTIVs
Type of vessel	DNVGL 1A Self-Elevating Wind Turbine Installation Unit, 4 legs
Design	GustoMSC NG16000X
Expected flag state	Marshall Islands
Expected delivery year	First and third quarters of 2025, respectively
Yard	Hanwha Ocean Co., Ltd. (formerly Daewoo Shipbuilding & Marine Engineering Co. Ltd.)
Leg length	109m
Length overall	184m
Width overall	56m
Main deck area	5,400m2
Main deck load	10t/ m2
Hook height	174m
Accommodation	130 pax in 84 cabins
Main crane type	Pedestal mounted at stern
Main crane capacity	SWL 2,600t
Turbine installation capacity	20+ MW
Boom length	155m
Auxiliary crane	3 electro-hydraulically driven auxiliary cranes
Helideck	22.2m
Service speed	9.5 knots
Chartering Strategy and Employment of Eneti’s Fleet
Eneti seeks to employ its vessels on short-term time charters, and may employ its vessels on multi-year charters for larger windfarm installation projects. Eneti generally charters its vessels on a dayrate basis for short-term charters, and for a fixed project fee for multi-year charters. The charters are with a number of different charterers and expire on different dates over a period of time. Eneti’s vessels are primarily employed to install offshore wind turbines and provide operational support and maintenance services to the offshore oil and gas industry, which strategy Eneti believes allows it to maximize charter coverage and minimize downtime between charters. Certain of these charter agreements include change of control provisions, which could be exercised following completion of the Business Combination. See “Risk Factors — Risks Related to the Combined Company — Certain of Eneti’s agreements contain change of control provisions which, if not waived, would give rise to an obligation to repay some of Eneti’s existing indebtedness and/or have a material adverse effect on the combined company.”
Management of Eneti’s Vessels
Commercial and Technical Management
Eneti performs the technical and commercial management of its fleet in-house. Its commercial management personnel secure employment for the vessels, while its technical management personnel have experience in the complexities of oceangoing vessel operations, including the supervision of maintenance, repairs, drydocking, and crewing, purchasing supplies, spare parts, and monitoring regulatory and classification society compliance and customer standards.

Administrative Services
Effective September 21, 2021, Eneti entered into an Amendment No. 1 to its Administrative Services Agreement with SSH, a related party, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services for which Eneti reimburses SSH for the direct and indirect expenses incurred while providing such services. The services provided to Eneti by SSH may be sub-contracted to other entities.
In addition, SSH has agreed with Eneti not to own any vessels engaged in seabed preparation, transportation, installation, operation and maintenance activities related to offshore wind turbines so long as the Amended Administrative Services Agreement is in full force and effect. The agreement may be terminated by either party upon 3 months’ prior notice.
Technical Support Agreement
On October 20, 2021, Eneti, through its wholly owned subsidiary, entered into a technical support agreement with Scorpio Ship Management S.A.M. (“SSM”), a related party, pursuant to which SSM provides technical advice and services to Eneti in connection with the construction of the Newbuilding WTIVs. In consideration for these services, Eneti paid SSM a fee of $671,200, and thereafter, will pay a monthly fee in the amount of $41,667.
Investments
Eneti is currently under contract with Hanwha Ocean for the construction of two next-generation offshore WTIVs. The aggregate contract price is approximately $654.7 million, of which $131.0 million has been paid as at June 30, 2023. The vessels are expected to be delivered in the first and third quarters of 2025, respectively. The estimated future payment dates and amounts are as follows (dollars in thousands):
	1st Newbuilding WTIV	2nd Newbuilding WTIV
	USD thousands
2023	$—	$—
2024	66,072	64,882
2025	198,217	194,644
	$264,289	$259,526
Below is an overview of material investments for the financial years ended December 31, 2022, 2021 and 2020 as well as the for the six months ended June 30, 2023:
	Six months ended June 30,	Year ended December 31,
	2023	2022	2021	2020
	USD thousands
Payments for vessels under construction and other assets	(42,376)	(76,328)	(36,465)	0
Eneti’s capital expenditures, which primarily relate to Eneti’s Newbuilding WTIVs, increased from USD 36.5 million in 2021 to USD 76.3 million in 2022 and from USD 35.8 million in the first half of 2022 to USD 42.4 million in the first half of 2023 due to the timing of the payments made based on the various construction phases of the newbuildings. The Newbuilding WTIVs will be owned by certain SPVs incorporated under the law of the Republic of the Marshall Islands. The contracts for these Newbuilding WTIVs are expected to be novated to a company established in the United Kingdom. Post-completion of the Business Combination, Cadeler expects to dissolve certain legal entities in the Eneti Group, which are incorporated in the Marshall Islands, including these entities.
Eneti has also received a non-binding proposal from Crédit Agricole Corporate and Investment Bank and Société Générale for a $436 million term loan facility to finance approximately 65% of the purchase cost of the Newbuilding WTIVs with the remaining 35% to be funded either by obtaining additional bank financing or through available operational cash reserves. The terms and conditions of the proposed term loan facility are expected to be customary for financings of this type. The proposed term loan facility is also expected to incorporate support from export credit agencies. The definitive terms of any facility, including the size of the facility the interest rate remain subject to credit approval and other customary conditions precedent, as well as the execution of definitive documentation, and there is no assurance that Eneti will be successful in entering into definitive documentation on the terms described above or at all.
Other Material Agreements
Credit Facility
In March 2022, Eneti entered into an agreement with DNB Capital LLC, Société Générale, Citibank N.A., Credit Agricole Corporate and Investment Bank and Credit Industriel et Commercial for a five-year credit facility of $175.0 million (the “Credit Facility”). As of June 30, 2023, USD 59.4 million was outstanding under the Credit Facility. As at June 30, 2023, USD 59.4 million was outstanding under the Term Loan (as defined below) of the Credit Facility.
The Credit Facility consists of three tranches: (i) a $75.0 million Green Term Loan (the “Term Loan”), (ii) up to $75.0 million Revolving Loans (the “Revolving Loans”), and (iii) up to $25.0 million revolving tranche for the issuance of letters of credit, performance bonds and other guarantees (the “Letters of Credit”). The Credit Facility has a final maturity date of five years from the signing date. The Term Loan is only available in U.S. dollars, up to 100% of the amounts available under the Revolving Loans may be drawn in Euros and up to 50% of the amounts available under the Letters of Credit may be issued in Euros. The Term Loan tranche (qualified as a green loan) bears interest at Term SOFR (along with a credit adjustment spread depending on duration of interest period) plus a margin of 3.05% per annum, the Revolving Loans tranche bears interest at Term SOFR (along with a credit adjustment spread depending on duration of interest period) plus a margin of 3.15% per annum, and the Letters of Credit tranche bears fees of 3.15% per annum. The amount available for drawing under the Revolving Loans is based upon 50% of contracted cash flows on a forward looking 30 months basis. The terms and conditions of the Credit Facility are similar to those set forth in similar credit facilities of this type. The green loan accreditation process is supported by second party opinions from Position Green.
Eneti’s Credit Facility contains a change of control mandatory prepayment provision pursuant to which the Credit Facility will automatically be cancelled immediately and Eneti will be required, upon a change of control, to prepay all outstanding amounts under the Credit Facility. The completion of the Offer will be deemed a change of control, which will result in Eneti having to prepay all outstanding amounts under the $175.0 million credit facility and cancellation of the agreement in whole. This Credit Facility was partially repaid in October 2023 using USD 12.6 million of the total proceeds of the sale of the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken, and is expected to be replaced by the New Debt Facility with Cadeler.
Joint Ventures
On April 17, 2023, Eneti entered into a non-binding memorandum of understanding indicating its intention to form a joint venture with Transocean Ltd., a Cayman Islands exempted company (“Transocean”) that will engage in offshore wind foundation installation activities and to provide for (i) the conversion of at least two Transocean vessels into floating offshore wind foundation installation platforms, (ii) expertise and operational personnel, and (iii) the right to invest in the joint venture with additional partners. The non-binding memorandum of understanding is subject to definitive agreements being executed between the parties.
Customers
Eneti believes that developing strong relationships with the end users of its services allows it to better satisfy their needs with appropriate and capable vessels. A prospective charterer’s financial condition, creditworthiness, reliability and track record are important factors in negotiating vessel employment. Eneti’s customers are typically wind-farm developers, wind turbine OEMs, EPCI contractors or oil & gas companies.

The following table sets forth the revenue for each jurisdiction (in USD thousands) for the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021. Eneti operates its marine energy business internationally, primarily in Europe and Asia. The table below shows a breakdown of revenue in each of Eneti’s geographical markets. A breakdown of Eneti’s geographical markets for the year ended December 31, 2020 is not available as Eneti’s revenue for this year was derived entirely from dry-bulk operations that were not allocable to specific jurisdictions due to the fact that the majority of vessel voyages commenced and terminated in different jurisdictions.
	For the six months ended June 30,	For the year ended December 31,
	2023	2022	2021(1)
	Unaudited
	USD thousands
Asia:
Japan	139	69,509	18,979
China	—	—	16,050
Taiwan	7,918	94,016	—
Total Asia	8,057	163,525	35,029
Europe:
France	24,114	—	—
Germany	—	7,650	—
Netherlands	11,045	7,827	5,479
UK	7,111	16,156	—
Total Europe	42,270	31,633	5,479
USA	2,338	4,168	1,395
Total Seajacks Revenue	52,665	199,326	41,903

(1)
Post-closing of the Seajacks transaction. See “Eneti Group’s Management’s Discussion & Analysis of Financial Condition and Results of Operations — Overview — Seajacks Transaction and Dry Bulk Activities.”

Seasonality
The WTIV markets have historically exhibited seasonal variations in demand and boom-bust cycles and, as a result, variable charter hire rates. This seasonality may result in quarter-to-quarter volatility in Eneti’s operating results. The market is typically stronger in the spring and summer months when weather conditions are more favorable for offshore activities. As a result, revenues of European WTIV operators in general have historically been weaker during the fiscal quarters ended December 31 and March 31, and, conversely, been stronger in fiscal quarters ended June 30 and September 30. Due to global expansion, these trends may vary according to continental seasonality. This seasonality may materially affect operating results.
Employees
For the year ended December 31, 2022, Eneti had 286 full time equivalents (excluding its executive officers) and for the years ended December 31, 2021 and 2020, Eneti had 276 and seven full time equivalents, respectively (excluding its executive officers).
Competition
Eneti’s vessels operate in markets that are highly competitive and based primarily on supply and demand. WTIVs compete for charters on the basis of vessel capability (crane capacity, water depth capability, deck space, accommodation), vessel emissions profile, price, vessel location as well as on the operator’s reputation. Eneti competes primarily with other WTIV-owners. Ownership of WTIVs is divided among publicly listed companies, and private shipowners; these owners are typically focused on WTIVs, or are part of larger construction or offshore focused conglomerates.
Environmental and Other Regulations in the Shipping Industry
Government regulation and laws significantly affect the ownership and operation of Eneti’s fleet. Eneti is subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which its vessels operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject WTIV vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard (“USCG”), harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require WTIV operators to obtain permits, licenses, certificates and other authorizations for the operation of their vessels. Failure to maintain necessary permits or approvals could require Eneti to incur substantial costs or result in the temporary suspension of the operation of one or more of its vessels.
Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Eneti is required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with United States and international regulations. Eneti believes that the operation of its vessels is in substantial compliance with applicable environmental laws and regulations and that its vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of its operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of vessels, cannot be predicted. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect Eneti’s profitability.
International Maritime Organization
The IMO, the UN agency for maritime safety and the prevention of pollution by vessels, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as “MARPOL,” adopted the International Convention for the Safety of Life at Sea of 1974 (“SOLAS Convention”), and the International Convention on Load Lines of 1966 (the “LL Convention”). MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to vessels of any type under countries that are signatories and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997; new emissions standards, titled IMO 2020, became effective on January 1, 2020.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or “PCBs”) are also prohibited. Eneti believes that all of its vessels are currently compliant in all material respects with these regulations.
The Marine Environment Protection Committee, or “MEPC,” adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.50%) starting from January 1, 2020. This limitation can be met by using low-sulfur compliant fuel oil, alternative fuel, or certain exhaust gas cleaning systems. Ships are now required to obtain bunker delivery notes and International Air Pollution Prevention (“IAPP”) Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships were adopted and took effect March 1, 2020, with the exception of vessels fitted with exhaust gas cleaning equipment (“scrubbers”) which can carry fuel of higher sulfur content. These regulations subject ocean-going vessels to stringent emissions controls and may cause us to incur substantial costs.
Sulfur content standards are even stricter within certain “Emission Control Areas,” or “ECAs.” As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. In December 2021, the member states of the Convention for the Protection of the Mediterranean Sea Against Pollution (“Barcelona Convention”) agreed to support the designation of a new ECA in the Mediterranean. On December 15, 2022, MEPC 79 adopted the designation of a new ECA in the Mediterranean, with an effective date of May 1, 2025. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency (“EPA”) or the states where Eneti operate’s its vessels, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of its operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (“NOx”) standards in ECAs will go into effect. Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx produced by vessels with a marine diesel engine installed and constructed on or after January 1, 2016. Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built on or after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2010. As a result of these designations or similar future designations, Eneti may be required to incur additional operating or other costs.
As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection having commenced on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans (“SEEMP”), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index (“EEDI”). Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014. MEPC 75 adopted amendments to MARPOL Annex VI which brings forward the effective date of the EEDI’s “phase 3” requirements from January 1, 2025 to April 1, 2022 for several ship types, including gas carriers, general cargo ships, and LNG carriers.
Additionally, MEPC 75 introduced draft amendments to Annex VI that impose new regulations to reduce greenhouse gas emissions from ships. These amendments introduce requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. The requirements include (1) a technical requirement to reduce carbon intensity based on a new Energy Efficiency Existing Ship Index (“EEXI”), and (2) operational carbon intensity reduction requirements, based on a new operational carbon intensity indicator (“CII”). The attained EEXI is required to be calculated for ships of 400 gross tonnage and above, in accordance with different values set for ship types and categories. With respect to the CII, the draft amendments would require ships of 5,000 gross tonnage to document and verify their actual annual operational CII achieved against a determined required annual operational CII. Additionally, MEPC 75 proposed draft amendments requiring that, on or before January 1, 2023, all ships above 400 gross tonnage must have an approved SEEMP on board. For ships above 5,000 gross tonnage, the SEEMP would need to include certain mandatory content. The draft amendments introduced at MEPC 75 were adopted at the MEPC 76 session in June 2021 and entered into force on November 1, 2022, with the requirements for EEXI and CII certification coming into effect from January 1, 2023. MEPC 77 adopted a non-binding resolution which urges Member States and ship operators to voluntarily use distillate or other cleaner alternative fuels or methods of propulsion that are safe for ships and could contribute to the reduction of Black Carbon emissions from ships when operating in or near the Arctic. MEPC 79 adopted amendments to MARPOL Annex VI, Appendix IX to include the attained and required CII values, the CII rating and attained EEXI for existing ships in the required information to be submitted to the IMO Ship Fuel Oil Consumption Database. The amendments will enter into force on May 1, 2024.
Eneti may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect Eneti’s business, results of operations, cash flows and financial condition.
Safety Management System Requirements
The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims (the “LLMC”) sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. Eneti believe that its vessels are in substantial compliance with SOLAS and LLMC standards.
Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the “ISM Code”), Eneti’s operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. Eneti relies onthe safety management system that it and its technical management team have developed for compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Eneti has obtained applicable documents of compliance for its offices and safety management certificates for all of its vessels for which the certificates are required by the IMO. The document of compliance and safety management certificate are renewed as required.
Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG

Code”). Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements. Amendments that became effective on January 1, 2020 also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including (1) new provisions regarding IMO type 9 tank, (2) new abbreviations for segregation groups, and (3) special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas. Additional amendments, which came into force on June 1, 2022, include (1) addition of a definition of dosage rate, (2) additions to the list of high consequence dangerous goods, (3) new provisions for medical/clinical waste, (4) addition of various ISO standards for gas cylinders, (5) a new handling code, and (6) changes to stowage and segregation provisions.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.
The IMO’s Maritime Safety Committee and MEPC, respectively, each adopted relevant parts of the International Code for Ships Operating in Polar Waters (the “Polar Code”). The Polar Code, which entered into force on January 1, 2017, covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures regarding safety and pollution prevention as well as recommendatory provisions. The Polar Code applies to new ships constructed after January 1, 2017, and after January 1, 2018, ships constructed before January 1, 2017 are required to meet the relevant requirements by the earlier of their first intermediate or renewal survey.
Furthermore, recent action by the IMO’s Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. By IMO resolution, administrations are encouraged to ensure that cyber-risk management systems are incorporated by ship-owners and managers by their first annual Document of Compliance audit after January 1, 2021. In February 2021, the U.S. Coast Guard published guidance on addressing cyber risks in a vessel’s safety management system. This might cause companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. The impact of future regulations is hard to predict at this time.
MEPC 79 adopted amendments to MARPOL Annex VI, Appendix IX to include the attained and required CII values, the CII rating and attained EEXI for existing ships in the required information to be submitted to the IMO Ship Fuel Oil Consumption Database. The amendments will enter into force on May 1, 2024.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”) in 2004. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.
On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first International Oil Pollution Prevention (“IOPP”) renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at

MEPC 70. At MEPC 71, the schedule regarding the BWM Convention’s implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards. Those changes were adopted at MEPC 72. Ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast water management systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the ballast water, must be approved in accordance with IMO Guidelines (Regulation D-3). As of October 13, 2019, MEPC 72’s amendments to the BWM Convention took effect, making the Code for Approval of Ballast Water Management Systems, which governs assessment of ballast water management systems, mandatory rather than permissive, and formalized an implementation schedule for the D-2 standard. Under these amendments, all ships must meet the D-2 standard by September 8, 2024. Costs of compliance with these regulations may be substantial. Additionally, in November 2020, MEPC 75 adopted amendments to the BWM Convention which would require a commissioning test of the ballast water management system for the initial survey or when performing an additional survey for retrofits. This analysis will not apply to ships that already have an installed BWM system certified under the BWM Convention. These amendments have entered into force on June 1, 2022.MEPC 79 adopted amendments to MARPOL Annex VI, Appendix IX to include the attained and required CII values, the CII rating and attained EEXI for existing ships in the required information to be submitted to the IMO Ship Fuel Oil Consumption Database. The amendments will enter into force on May 1, 2024.
Once mid-ocean exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on Eneti’s operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in a ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions, such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
Anti-Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention.” The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate (the “IAFS Certificate”) is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced. MEPC 79 adopted amendments to MARPOL Annex VI, Appendix IX to include the attained and required CII values, the CII rating and attained EEXI for existing ships in the required information to be submitted to the IMO Ship Fuel Oil Consumption Database. The amendments will enter into force on May 1, 2024.

In November 2020, MEPC 75 approved draft amendments to the Anti-fouling Convention to prohibit anti-fouling systems containing cybutryne, which would apply to ships from January 1, 2023, or, for ships already bearing such an anti-fouling system, at the next scheduled renewal of the system after that date, but no later than 60 months following the last application to the ship of such a system. In addition, the IAFS Certificate has been updated to address compliance options for anti-fouling systems to address cybutryne. Ships that are affected by this ban on cybutryne must receive an updated IAFS Certificate no later than two years after the entry into force of these amendments. Ships that are not affected (i.e., with anti-fouling systems that do not contain cybutryne) must receive an updated IAFS Certificate at the next Anti-fouling application to the vessel. These amendments were formally adopted at MEPC 76 in June 2021.
Eneti has obtained Anti-fouling System Certificates for all of its vessels that are subject to the Anti-fouling Convention.
Compliance Enforcement
Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and EU authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and EU ports, respectively. As of the date hereof, each of Eneti’s vessels is ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future.
The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on Eneti’s operations.
United States Regulations
The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200-nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact Eneti’s operations.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:
i.
injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

ii.
injury to, or economic losses resulting from, the destruction of real and personal property;

iii.
loss of subsistence use of natural resources that are injured, destroyed or lost;

iv.
net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

v.
lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

vi.
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective November 12, 2019, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,200 per gross ton or $997,100 (subject to periodic adjustment for inflation). On December 23, 2022, the USCG issued a final rule to adjust the limitation of liability under the OPA. Effective March 23, 2022, the new adjusted limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,300 per gross ton or $1,076,000 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident as required by law where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. Eneti complies with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.
Additional regulation as a result of the 2010 oil spil caused by the Deepwater Horizon
Deepwater Horizon was an ultra-deepwater, dynamically positioned, semi-submersible offshore drilling rig owned by Transocean and operated by BP that caused an oil spil in 2010 in the Gulf of Mexico. The 2010 oil spill resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have since been revised and may be further revised in the future:
For example, the U.S. Bureau of Safety and Environmental Enforcement’s (“BSEE”) revised the Production Safety Systems Rule (“PSSR”), effective December 27, 2018, resulting in relaxation of certain environmental and safety protections under the 2016 PSSR.
Additionally, the BSEE amended the Well Control Rule, effective July 15, 2019, which rolled back certain reforms regarding the safety of drilling operations.
Former U.S. President Trump had proposed leasing new sections of U.S. waters to oil and gas companies for offshore drilling. However, in January 2021, current U.S. President Biden signed an executive order temporarily blocking such new leases for oil and gas drilling in federal waters. Attorney general from 13 states subsequently filed suit in March 2021 to lift the executive order, and in June 2021, a federal judge in Louisiana granted a preliminary injunction against the Biden administration, stating that the power to pause offshore oil and gas leases “lies solely with Congress.” In August 2022, a federal judge in Louisiana sided with Texas Attorney General Ken Paxton, along with the other 12 plaintiff states, by issuing a permanent injunction against the Biden Administration’s moratorium on oil and gas leasing on federal public lands and offshore waters.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. Eneti intends to comply with all applicable state regulations in the ports where its vessels call.
Other United States Environmental Initiatives
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) (“CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA requires states to adopt State Implementation Plans, or “SIPs,” some of which regulate emissions resulting from vessel loading and unloading operations, which may affect Eneti’s vessels.
The U.S. Clean Water Act (“CWA”) prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States” (“WOTUS”), thereby expanding federal authority under the CWA. Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of WOTUS. In 2019 and 2020, the agencies repealed the prior WOTUS Rule and promulgated the Navigable Waters Protection Rule (“NWPR”), which significantly reduced the scope and oversight of EPA and the Department of the Army in traditionally non-navigable waterways. On August 30, 2021, a federal district court in Arizona vacated the NWPR and directed the agencies to replace the rule. On December 7, 2021, the EPA and the Department of the Army proposed a rule that would reinstate the pre-2015 definition. On December 30, 2022, the Department of Army announced the final WOTUS rule that largely reinstated the pre-2015 definition.
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on Eneti’s vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict Eneti’s vessels from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018 and replaces the 2013 Vessel General Permit (“VGP”) program (which authorizes discharges incidental to operations of commercial vessels and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants) and current Coast Guard ballast water management regulations adopted under the U.S. National Invasive Species Act (“NISA”), such as mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. VIDA establishes a new framework for the regulation of vessel incidental discharges under the CWA, requires the EPA to develop performance standards for those discharges within two years of enactment, and requires the U.S. Coast Guard to develop implementation, compliance, and enforcement regulations within two years of EPA’s promulgation of standards. Under VIDA, all provisions of the 2013 VGP and USCG regulations regarding ballast water treatment remain in force and effect until the EPA and U.S. Coast Guard regulations are finalized. Non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent (“NOI”) or retention of a Permit Authorization and Record of Inspection (“PARI”) form and submission of annual reports. Compliance with the EPA, U.S. Coast Guard and state regulations could require the installation of ballast water treatment equipment on Eneti’s vessels or the implementation of other port facility disposal procedures at potentially substantial cost, or may otherwise restrict its vessels from entering U.S. waters.
EU Regulations
In October 2009, the EU amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) (the “MRV Regulation”) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause Eneti to incur additional expenses.
The EU has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age and flag as well as the number of times the ship has been detained. The EU also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the EU with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so called “SOx-Emission Control Area:). As of January 2020, EU member states also have to ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.
On September 15, 2020, the European Parliament voted to include greenhouse gas emissions from the maritime sector in the EU’s carbon market, the EU ETS. On July 14, 2021, the European Commission formally proposed its plan, which would involve gradually including the maritime sector from 2024 and phasing the sector in over a three-year period. This will require shipowners to buy permits to cover these emissions. The Environment Council adopted a general approach on the proposal in June 2022. On December 18, 2022, the Environmental Council and European Parliament agreed to include maritime shipping emissions within the scope of the EU ETS on a gradual introduction of obligations for shipping companies to surrender allowances: 40% for verified emissions from 2024, 70% for 2025 and 100% for 2026. Most large vessels will be included in the scope of the EU ETS from the start. Big offshore vessels of 5,000 gross tonnage and above will be included in the ‘MRV’ on the monitoring, reporting and verification of CO2 emissions from maritime transport regulation from 2025 and in the EU ETS from 2027. General cargo vessels and off-shore vessels between 400-5,000 gross tonnage will be included in the MRV regulation from 2025 and their inclusion in EU ETS will be reviewed in 2026.
International Labour Organization
The International Labour Organization (the “ILO”) is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006 (“MLC 2006”). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with MLC 2006 for all ships of 500 gross tons or over and are either engaged in international voyage or flying the flag of a Member and operating from a port, or between ports, in another country. Eneti believes that all its vessels are in substantial compliance with and are certified to meet MLC 2006.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The U.S. initially entered into the agreement, but on June 1, 2017, former U.S. President Trump announced that the United States intends to withdraw from the Paris Agreement, and the withdrawal became effective on November 4, 2020. On January 20, 2021, U.S. President Biden signed an executive order to rejoin the Paris Agreement, which the U.S. officially rejoined on February 19, 2021.
At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies “levels of ambition” to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition. These regulations could cause us to incur additional substantial expenses. At MEPC 77, the Member States agreed to initiate the revision of the Initial IMO Strategy on Reduction of GHG emissions from ships, recognizing the need to strengthen the ambition during the revision process. MEPC 79 revised the EEDI calculation guidelines to include a CO2 conversion factor for ethane, a reference to the updated ITCC guidelines, and a clarification that in case of a ship with multiple load line certificates, the maximum certified summer draft should be used when determining the deadweight. A final draft Revised IMO GHG Strategy would be considered by MEPC 80 (scheduled to meet in July 2023), with a view to adoption.
The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information. As previously discussed, regulations relating to the inclusion of greenhouse gas emissions from the maritime sector in the EU’s carbon market, EU ETS are also forthcoming. See “Risk Factors — Risks Related to the Cadeler Group’s Business — The Cadeler Groups is subject to risks relating to changes in, compliance with, or failure to comply with certain domestic and international laws and regulations.”
In the United States, the EPA issued a finding that greenhouse gases endanger public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. However, in March 2017, former U.S. President Trump signed an executive order to review and possibly eliminate the EPA’s plan to cut greenhouse gas emissions, and in August 2019, the Trump Administration announced plans to weaken regulations for methane emissions. On August 13, 2020, the EPA released rules rolling back standards to control methane and volatile organic compound emissions from new oil and gas facilities. However, U.S. President Biden directed the EPA to publish a proposed rule suspending, revising, or rescinding certain of these rules. On November 2, 2021, the EPA issued a proposed rule under the CAA designed to reduce methane emissions from oil and gas sources. The proposed rule would reduce 41 million tons of methane emissions between 2023 and 2035 and cut methane emissions in the oil and gas sector by approximately 74 percent compared to emissions from this sector in 2005. EPA also issued a supplemental proposed rule in November 2022 to include additional methane reduction measures following public input and anticipates issuing a final rule in 2023. Although the so-proposed emissions regulations do not apply to greenhouse gas emissions from vessels, the EPA has received petitions from the California Attorney General and environmental groups to regulate greenhouse gas emissions from ocean-going vessels. Furthermore, Congress, the EPA or individual U.S. states could enact climate change legislation or regulations, such as cap-and-trade programs, carbon taxes, and mandatory greenhouse gas emissions monitoring and reporting, that would affect Eneti’s operations.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where Eneti operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which Eneti cannot predict with certainty at this time. Even in the absence of climate control legislation, Eneti’s business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002 (“MTSA”). To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facility Security Code (“the ISPS Code”). The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”) from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; the development of vessel security plans; ship identification number to be permanently marked on a vessel’s hull; a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.
The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant financial impact on us. Eneti intends to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.
The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly affect Eneti’s business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.
Inspection by Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The Rules attempt to create a level of consistency between IACS Societies. All of Eneti’s vessels are certified as being “in class” by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd’s Register of Shipping).
A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in Eneti’s loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on Eneti’s financial condition and results of operations.
General
The operation of any vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. Eneti carries insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected, and Eneti might not be always able to obtain adequate insurance coverage at reasonable rates.
Hull and Machinery Insurance
Eneti procures hull and machinery insurance plus hull interest insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance including war loss of hire and freight, demurrage and defense insurance for its fleet.
Protection and Indemnity Insurance
Protection and indemnity insurance is provided by mutual protection and indemnity associations, or “P&I Associations,” and covers Eneti’s third-party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing subject to the circumstances and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual protection and indemnity supported by mutual associations, or “clubs.”
Eneti’s current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident for all of its vessels. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. The International Group’s website states that the Pool provides a mechanism for sharing all claims in excess of US $10.0 million up to, currently, approximately US$ 3.2 billion. In case of an ‘overspill’ claim, which would fall back on the collective membership and on the total limitation of the liability of group membership, that amount may go up to approximately US$ 8.9 billion. As a member of a P&I Association, which is a member of the International Group, Eneti is subject to calls payable to the associations based on Eneti’s claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.

Permits and Authorizations
Eneti is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. Eneti believes that it has obtained all permits, licenses and certificates currently required to permit its vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit Eneti’s ability to do business or increase the cost of it doing business.
Sustainability Initiatives
Eneti aims to uphold and advance a set of principles and practices regarding ESG matters and have developed, adopted, and implemented ESG initiatives within its operations and business culture. In adopting these initiatives, Eneti’s primary goals are to reduce the environmental impact of its operations, create a safe and healthy work environment, both at sea and onshore, and engage in responsible corporate governance practices. The Eneti Board, which includes seven independent members, oversees its ESG strategy, evaluates and adopts ESG initiatives including those relating to sustainability and climate change, assesses ESG risks and opportunities, and promotes responsible ESG practices within Eneti. In April 2023, Eneti published its fourth comprehensive sustainability report, which was prepared in accordance with the Sustainability Accounting Standards Board (SASB) Marine Transportation standard, and which disclosed its ESG performance in 2022. The sustainability report is available on Eneti’s website at www.eneti-inc.com The information included on this website is not incorporated by reference into this prospectus.
ESG initiatives Eneti has undertaken include, among others:
•
Signing the Call to Action for Shipping Decarbonization, pledging to offer net zero emission shipping services by 2030, measure carbon intensity and assess climate alignment of its vessels on an annual basis, develop and improve digital and other management tools to measure greenhouse gas emissions from the full supply chain to compare activities and optimize operations.

•
Eneti’s continuing membership in:

•
The International Seafarers’ Welfare and Assistance Network (ISWAN)

•
Marine Anti-Corruption Network (MACN)

•
Aligning its internal policies with certain UN Sustainable Development Goals relating to work and economic growth, climate action, and life below water.

•
Supporting the principles of the Sea Cargo Charter.

•
Creating a direct reporting line from Eneti’s environmental compliance audit and training team (SECAT) to the Eneti Board.

•
Signing the Neptune Declaration on Seafarer Wellbeing and Crew Change.

•
Committing to responsible ship recycling in accordance with the Hong Kong Convention and conducted in compliance with the IMO Convention for the Safe and Environmentally Sound Recycling of Ships.

Legal Proceedings
To Eneti’s knowledge, the Eneti Group is not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on the Eneti Group’s financial position, results of operations or liquidity. Eneti management has assessed that it is not relevant or required to make provisions regarding any claims in their financial statements for the financial year ended December 31, 2022. However, Eneti currently has a number of claims made against the Eneti Group relating to its current operations as well as claims relating to historic operations and redundant legal entities. As such, Eneti does not currently believe that these and other pending legal proceedings, taken as a whole, should have any significant impact on its financial statements. From time to time in the future, the Eneti Group may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While

Eneti expects that these claims would be covered by its existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Eneti Group has not been involved in any legal proceedings which may have, or have had, a significant effect on its financial position, results of operations or liquidity, nor is Eneti aware of any proceedings that are pending or threatened which may have a significant effect on its financial position, results of operations or liquidity.

ENETI GROUP’S MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the Eneti Group’s results of operations and financial condition as of, and for, the six months ended June 30, 2023 and 2022 and the financial years ended December 31, 2022, 2021 and 2020. You should read this entire prospectus and not just rely on the information set out below. In particular, you should read this section in conjunction with the section “Selected Historical Consolidated Financial Information of Eneti,” as well as the Eneti Group 2022 Consolidated Financial Statements and the related notes thereto incorporated by reference herein from Eneti’s annual report for the fiscal year ended December 31, 2022 on Form 20-F, filed with the SEC on April 14, 2023 and the Eneti Group Interim Financial Statements and the related notes thereto incorporated by reference herein from Eneti’s Report on Form 6-K, filed with the SEC on September 21, 2023.
The following discussion contains forward-looking statements that are based on assumptions and estimates and involve risks and uncertainties. The Eneti Group’s actual results could differ materially from those that are discussed in these forward-looking statements. Potential investors should read the sections “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the risks and uncertainties related to those statements as well as “Part I — Item 3.D. (Risk Factors)” of Eneti’s annual report for the fiscal year ended December 31, 2022 on Form 20-F, filed with the SEC on April 14, 2023, which is incorporated by reference into this prospectus, for a discussion of certain factors that may affect the Eneti Group’s business, results of operations, financial condition and cash flows.
The Eneti Group Consolidated Financial Statements were prepared in accordance with U.S. GAAP and the Eneti Group 2022 Consolidated Financial Statements have been audited by PricewaterhouseCoopers Audit.
The Eneti Group makes reference herein to certain non-GAAP financial information. See “— Non-GAAP Financial Measures” below for further information.
Unless the context otherwise requires, all references in this section to “we,” “us” and “our” refer to Eneti and Eneti Group prior to the consummation of the Business Combination, which will be the business of the combined company following the consummation of the Business Combination.
Overview
Eneti Inc. is a leading provider of installation and maintenance vessels to the offshore wind sector and is focused on the offshore wind and marine based renewable energy industry and has invested in the next generation of WTIVs. The Eneti Group operates five WTIVs, which in addition to wind farm installation can perform maintenance, construction, decommissioning and other tasks within the offshore industry. The Eneti Group typically operates its five WTIVs (collectively “our fleet”) on modified time charters, which provide a fixed and stable cash flow for a known period of time, and often places risks, such as weather downtime, on the charterer’s account. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately $70.0 million in aggregate. On October 18, 2023, Seajacks Kraken was delivered to its buyer. Delivery of the remaining vessels is expected to take place before the end of 2023.
The Eneti Group’s marine energy business is managed as a single operating segment.
Seajacks Transaction and Dry Bulk Activities
From March 2013 through July 2021, we were an international shipping company that owned and operated dry bulk carriers. We completed our exit from the dry bulk industry with the sale of our last drybulk vessel in July 2021.
On August 12, 2021, we completed the acquisition of Atlantis Investorco Limited, the parent of Seajacks, from Marubeni Corporation, INCJ, Ltd. and Mitsui O.S.K. Lines, Ltd. (together, the “Sellers”), after which Seajacks became a wholly owned subsidiary of Eneti.
Seajacks was founded in 2006 and is based in Great Yarmouth, United Kingdom. It is one of the largest owners of purpose-built self-propelled wind turbine installation vessels in the world and has a track record of installing wind turbines and foundations dating to 2009. Seajacks’ flagship vessel, NG14000X design “Seajacks Scylla,” was delivered from Samsung Heavy Industries in 2015. Seajacks also owns and operates the NG5500C design “Seajacks Zaratan” which is currently operating in the Japanese market under the Japanese flag, as well as three NG2500X specification WTIVs, which were sold in July 2023. Eneti’s revenue increased from USD 144.0 million for the year ended December 31, 2021 to USD 199.3 million for the year ended December 31, 2022. This increase was the result of full year revenues from the Seajacks business in 2022 of USD 199.3 million, compared to USD 41.9 million in 2021. Eneti did not have any revenue from its drybulk business in 2022 following the completion of the sale of its drybulk fleet during 2021. Eneti’s revenue of USD 144.0 million for the year ended December 31, 2021 decreased from USD 163.7 million for the year ended December 31, 2020. This decrease was primarily attributable to reduced revenues from Eneti’s drybulk business in 2021 due to reduced number of vessels in its fleet during the period, offset by revenue from the Seajack’s business for 2021 following the completion of the Seajacks acquisition in August 2021.
Revenue from the Seajacks business of USD 199.3 million for the year ended December 31, 2022 accounted for 100% of Eneti’s revenue for 2022. For the year ended December 31, 2021, revenue from the Seajacks business of USD 41.9 million accounted for approximately 29% of Eneti’s revenue, and revenue of USD 102.1 million from the drybulk business accounted for the remaining approximately 71% of revenue for the period. Revenue from the drybulk business of USD 163.7 million for the year ended December 31, 2020 accounted for 100% of Eneti’s revenue for 2020.
Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the SEC. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Eneti’s management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations, and therefore a more complete understanding of factors affecting our business than U.S. GAAP measures alone. In addition, management believes the presentation of these matters is useful to investors for period-to-period comparison of results as the items may reflect certain unique and/or non-operating items such as asset sales, write-offs, contract termination costs or items outside of management’s control.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted net (loss) income and adjusted EBITDA are non-GAAP financial measures that we believe provide investors with a means of evaluating and understanding how our management evaluates our operating performance. These non-GAAP financial measures should be viewed in addition to the results reported under U.S. GAAP, and should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with U.S. GAAP.
Reconciliations of EBITDA as determined in accordance with U.S. GAAP for the six months ended June 30, 2023 and 2022 and years ended December 31, 2022, 2021 and 2020 are provided below and reconciliations of adjusted net (loss) income and adjusted EBITDA as determined in accordance with U.S. GAAP for the six months ended June 30, 2023 are provided below.

EBITDA
	For the six months ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021	2020
	Unaudited
	(in thousands)
Net income (loss)	$(67,402)	$56,876	$105,702	$20,227	$(671,983)
Adjustments:
Net interest expense	(1,323)	1,809	907	8,425	29,853
Depreciation and amortization(1)	16,793	16,305	32,983	30,591	62,441
Income tax (benefit) expense	4,303	(589)	748	344	—
EBITDA	$(47,629)	$74,401	$140,340	$59,587	$(579,689)

(1)
Includes depreciation, amortization of deferred financing costs and restricted stock amortization.

Adjusted EBITDA
For the six months ended June 30, 2023
Unaudited
(in thousands)
Net loss	$(67,402)
Impact of adjustments	52,625
Adjusted net income (loss)	(14,777)
Adjustments:
Net interest (income) expense	(1,323)
Depreciation and amortization(1)	16,793
Income tax expense	4,303
Adjusted EBITDA	$4,996

(1)
Includes depreciation, amortization of deferred financing costs and restricted stock amortization.

Adjusted net (loss) income
	For the six months ended June 30, 2023
(in thousands, except per share amounts which are shown in $ per share)	Amount	Per share
	Unaudited
Net loss	$(67,402)	$(1.84)
Adjustments:
Write-down on vessels held for sale	49,336	1.35
Transaction costs(1)	3,289	0.09
Adjusted net income (loss)	$(14,777)	$(0.40)

(1)
A write-down of assets classified as held for sale of $49.3 million or $1.35 per diluted share.

(2)
Transaction costs of $3.3 million or $0.09 per diluted share, consisting primarily of legal and consulting services, related to the agreed Business Combination with Cadeler.

Recent Developments
Results for the Three Months Ended September 30, 2023
In the three months ended September 30, 2023, Eneti’s net income was $18.3 million, or $0.48 per diluted share. Adjusted net income, which excludes the impact of transaction costs incurred related to the pending business combination with Cadeler, was $18.5 million.
Total revenues for the three months ended September 30, 2023 were $53.2 million.
EBITDA for the three months ended September 30, 2023 was $22.9 million, and adjusted EBITDA for the period was $23.1 million.
Adjusted net income, EBITDA, and adjusted EBITDA are non-GAAP financial measures. See “— Non-GAAP Financial Measures” above for further information on such non-GAAP financial measures. Reconciliations of adjusted net income, EBITDA and adjusted EBITDA as determined in accordance with U.S. GAAP for the three months ended September 30, 2023 are provided below.
Adjusted net income
(in thousands)	For the three months ended September 30, 2023
Unaudited
Net income (loss)	$18,326
Adjustments:
Write-down on vessels held for sale	—
Transaction costs	213
Adjusted net income	$18,539
EBITDA
(in thousands)	For the three months ended September 30, 2023
Unaudited
Net income (loss)	$18,326
Adjustments:
Net interest (income) expense	(943)
Depreciation and amortization(1)	6,965
Income tax (benefit) expense	(1,443)
EBITDA	$22,905

(1)
Includes depreciation, amortization of deferred financing costs and restricted stock amortization.

Adjusted EBITDA
For the three months ended September 30, 2023
Unaudited (in thousands)
Net income (loss)	$18,326
Impact of adjustments	213
Adjusted net income	18,539
Adjustments:
Net interest income	(943)
Depreciation and amortization(1)	6,965
Income tax (benefit) expense	(1,443)
Adjusted EBITDA	$23,118

(1)
Includes depreciation, amortization of deferred financing costs and restricted stock amortization.

Liquidity
As of September 30, 2023, Eneti had approximately $78.9 million in cash.
Sale of NG 2500X Vessels
On October 18, 2023, Seajacks Kraken was delivered to its buyer and $12.6 million was repaid on the term loan tranche under Eneti’s Credit Facility. The available credit under the $75.0 million Revolving Loans and $25.0 million Letters of Credit tranches under the Credit Facility was reduced by an additional $22.4 million.
Dividend
Eneti intends to declare and pay a quarterly cash dividend of $0.01 per share with respect to the third quarter of 2023.
Executive Summary
For 2022, Eneti’s net income was $105.7 million, or $2.76 per diluted share including a gain of approximately $54.9 million and cash dividend income of $0.6 million, or $1.45 per diluted share, from Eneti Group’s equity investment in Scorpio Tankers Inc.
Total revenues for 2022 were $199.3 million compared to $144.0 million for 2021. 2022 revenues were generated primarily by the Seajacks Scylla, which provided transportation and installation services for an offshore wind farm project in Taiwan throughout 2022 and the Seajacks Zaratan which worked on the Akita project from the second quarter of 2022 through year end. Higher utilization rates on all three of the NG2500Xs since the start of the second quarter of 2022, as well as a consultancy engagement have also contributed to revenues during 2022.
For the twelve months of 2021, Eneti Group’s net income was $20.2 million, or $1.24 per diluted share, including: a gain on bargain purchase of Seajacks of $57.4 million, or $3.53 per diluted share; transaction costs of approximately $49.6 million, or $3.04 per diluted share related to the acquisition of Seajacks; a gain on vessels sold of approximately $22.7 million, or $1.40 per diluted share; the write-off of $7.2 million, or $0.44 per diluted share, of deferred financing costs on repaid credit facilities related to certain vessels that have been sold; and a gain of approximately $3.5 million and cash dividend income of $0.9 million, or $0.27 per diluted share, from Eneti Group’s equity investment in Scorpio Tankers Inc.
EBITDA for the twelve months of 2022 was $140.3 million and EBITDA for the twelve months of 2021 was $59.6 million (see “— Non-GAAP Financial Measures” above for further information).

For the six months ended June 30, 2023, Eneti’s net loss was $67.4 million, or $1.84 per diluted share including: a write-down of assets classified as held for sale of $49.3 million or $1.35 per diluted share, and transaction costs of $3.3 million or $0.09 per diluted share, consisting primarily of legal and consulting services, related to the agreed Business Combination with Cadeler.
Total revenues for the six months ended June 30, 2023 were $83.7 million for the same period in 2022. For the first six months ended June 30, 2023 revenues were generated primarily by the Seajacks Scylla, which worked at an offshore wind farm project in the Netherlands, as well as Eneti’s three NG2500Xs which performed maintenance on offshore gas production platforms and wind turbine gear maintenance, and consulting revenue. The Seajacks Zaratan began work on the Yunlin project offshore Taiwan in June 2023.
For the six months ended June 30, 2022, Eneti’s net income was $56.9 million, or $1.46 per diluted share, including a gain of approximately $46.8 million and cash dividend income of $0.4 million, or $1.22 per diluted share, from Eneti’s equity investment in Scorpio Tankers Inc.
For the six months ended June 30, 2023, Eneti’s adjusted net loss was $14.8 million, or $0.40 adjusted per diluted share, which excludes the impact of the write-down of the NG2500Xs, which were classified as held for sale, of approximately $49.3 million and the $3.3 million of transaction costs incurred related to the pending Business Combination with Cadeler (see “— Non-GAAP Financial Measures” above for further information).
EBITDA for the first half of 2023 was a loss of $47.6 million and EBITDA for the first half of 2022 was $74.4 million. Adjusted EBITDA the first half of 2023 was $5.0 million (see “— Non-GAAP Financial Measures” above for further information).
Results for the Six Months Ended June 30, 2023 Compared to the Results for the Six Months Ended June 30, 2022
The financial information in the table below has been derived from the Eneti Group Interim Financial Statements.
	Six months ended June 30,
	2023	2022	Change	Change %
	Unaudited
	(in thousands)
Revenue:
Revenue	$52,665	$83,720	$(31,055)	(37)%
Total vessel revenue	52,665	83,720	(31,055)	(37)%
Operating expenses:
Vessel operating and project costs	37,400	36,852	548	1%
Vessel depreciation	12,135	12,460	(325)	(3)%
General and administrative expenses	19,289	21,056	(1,767)	(8)%
Write-down on assets held for sale	49,336	—	49,336	N/A
Total operating expenses	118,160	70,368	47,792	68%
Operating loss	(65,495)	13,352	(78,847)	591%

(1)
Vessel operating and project costs of which $874,000 for the six months ended June 30, 2023 and $5,000 for the six months ended June 30, 2022 related to vessel operating and project costs-related party.

(2)
General administrative expenses of which $590,000 for the six months ended June 30, 2023 and $551,000 for the six months ended June 30, 2022 related to general administrative expenses-related party.

Total revenues for the six months ended June 30, 2023 were $52.7 million compared to $83.7 million for the same period in 2022. For the six months ended June 30, 2023 revenues were generated primarily by the

Seajacks Scylla, which worked at an offshore wind farm project in the Netherlands, as well as Eneti’s three NG2500Xs which performed maintenance on offshore gas production platforms and wind turbine gear maintenance, and consulting revenue. The Seajacks Zaratan began work on the Yunlin project offshore Taiwan in June 2023. The decrease from the prior period is due primarily to lower utilization of the Seajacks Scylla and Seajacks Zaratan in the six months ended June 30, 2023.
Vessel operating and project costs were relatively flat for the six months ended June 30, 2023 compared to the prior year period. Vessel operating costs were driven by fuel costs and catering (which are typically recharged to clients and presented on a gross basis in both revenue and vessel operating costs), as well as maintenance, which is typically incurred while vessels are off-hire.
General and administrative expenses decreased from the six months ended June 30, 2022 to the six months ended June 30, 2023 due to the lower compensation expense, despite the inclusion of approximately $3.3 million in transaction costs related to the Business Combination.
Eneti has recorded a write-down on assets of $49.3 million related to the classification of the NG 2500X vessels as held for sale.
Results for the Year Ended December 31, 2022 Compared to the Results Year Ended December 31, 2021
We exited the dry bulk sector of the shipping industry in July 2021 and completed the acquisition of Seajacks on August 12, 2021. Since the completion of the acquisition of Seajacks, our operations are primarily those of Seajacks.
	Year Ended December 31,
	2022	2021	Change	Change %
Revenue:
Revenue	$199,326	$144,033	$55,293	38%
Operating expenses:
Voyage expenses	—	17,562	(17,562)	(100)%
Vessel operating and project costs	79,353	52,505	26,848	51%
Charter hire expense	—	34,001	(34,001)	(100)%
Vessel depreciation	24,598	10,190	14,408	141%
General and administrative expenses	41,177	83,954	(42,777)	(51)%
Gain on assets sold or held for sale	—	(22,732)	22,732	(100)%
Total operating expenses	145,128	175,480	(30,352)	(17)%
Operating income (loss)	54,198	(31,447)	85,645	272%
Total revenues for 2022 were $199.3 million compared to $144.0 million for 2021. 2022 revenues were generated primarily by the Seajacks Scylla, which provided transportation and installation services for an offshore wind farm project in Taiwan throughout 2022 and the Seajacks Zaratan which worked on the Akita project from the second quarter of 2022 through year end. Higher utilization rates on all three of the NG2500Xs since the start of the second quarter of 2022, as well as a consultancy engagement have also contributed to revenues during 2022. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately USD 70.0 million in aggregate. On October 18, 2023, Seajacks Kraken was delivered to its buyer. Delivery of the remaining vessels is expected to take place before the end of 2023. The sale is expected to provide net cash proceeds of approximately USD 56.7 million after the partial repayment of USD 12.6 million for certain amounts payable on the term loan tranche under Eneti’s Credit Facility and payment of a USD 0.7 million broker fee.
Voyage expenses relate only to our dry bulk operations which ceased in 2021.
Vessel operating and project costs increased by 51% in 2022 compared to 2021 due to the full year impact of the acquisition of Seajacks, the expense also includes costs incurred to perform our obligation for each project which was acquired in August 2021.

Charter hire expense relate only to our dry bulk operations which ceased in 2021.
Vessel depreciation increased in 2022 from 2021 because 2021 vessel depreciation includes only depreciation on the five WTIVs acquired in the Seajacks acquisition in August 2021.
General and administrative expenses decreased from 2021 primarily due to the inclusion of transaction costs of approximately $49.6 million during 2021.
During 2021, we recorded a gain on vessels sold of approximately $22.7 million. This was primarily the result of an increase in the fair value of common shares of Star Bulk Carriers Corp. (“Star Bulk”) and Eagle Bulk Shipping Inc. (“Eagle”) received as a portion of the consideration for the sale of certain of our vessels to Star Bulk and Eagle.
Results for the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020
	Year Ended December 31,
	2021	2020	Change	Change %
Revenue:
Revenue	$144,033	$163,732	$(19,699)	(12)%
Operating expenses:
Voyage expenses	17,562	10,009	7,553	75%
Vessel operating and project costs	52,505	92,806	(40,301)	(43)%
Charter hire expense	34,001	21,107	12,894	61%
Vessel depreciation	10,190	48,369	(38,179)	(79)%
General and administrative expenses	83,954	25,671	58,283	227%
(Gain) loss / write-down on assets sold or held for sale	(22,732)	495,413	(518,145)	(105)%
Total operating expenses	175,480	693,375	(517,895)	(75)%
Operating income (loss)	(31,447)	(529,643)	498,196	(94)%
Since the completion of the acquisition of Seajacks in August 2021, revenue consisted primarily of revenues generated by the Seajacks Scylla’s transportation and installation services for an offshore wind farm project in China, the Seajacks Zaratan installation of foundations at the Akita offshore wind farm, and maintenance on offshore wind turbines and gas production platforms in the Southern North Sea, which amounted to $41.9 million. We also recognized revenue of $102.1 million related to the dry bulk business, compared to $163.7 million in 2020. The decrease was due to the exit of operations in this business line, as we sold the last of our dry bulk vessels in July 2021.
Voyage expenses relate only to our dry bulk operations and increased year over year despite the sale of our drybulk fleet because the vessels were not in any pools during 2021.
Vessel operating and project costs decreased by 43% in 2021 compared to 2020 due to the reduction of our dry bulk fleet year from the prior year until we exited the dry bulk sector in July 2021. Since the acquisition of Seajacks, the expense also includes costs incurred to perform our obligation for each project.
Charter hire expense increased in 2021, as we fulfilled our obligation to perform on fixed voyages while we sold our drybulk fleet.
2021 vessel depreciation includes only depreciation on the five WTIVs acquired in the Seajacks acquisition. The prior year includes depreciation on our dry bulk vessel fleet. No depreciation expense was recognized for these vessels in 2021 as they were classified as held for sale.
General and administrative expenses include transaction costs of approximately $49.6 million during 2021. The remainder of the increase is due to the additional costs from the acquisition of Seajacks.
During 2021, we recorded a gain on vessels sold of approximately $22.7 million, which is primarily the result of an increase in the fair value of common shares of Star Bulk and Eagle received as a portion of the consideration for the sale of certain of our vessels to Star Bulk and Eagle.

Liquidity and Capital Resources
Our primary source of funds for our short-term and long-term liquidity needs will be the cash flows generated from our vessels, which primarily operate on time charter which give us a fixed and stable cash flow for a known period of time, and often places risks, such as weather downtime, on the charterer’s account.
At June 30, 2023, cash and cash equivalents totaled $77.3 million and restricted cash was $2.1 million (compared to cash and cash equivalents of $120.0 million as at December 31, 2022). We believe that our current cash and cash equivalents balance and operating cash flows, and its access to credit markets will be sufficient to meet our short-term and long-term liquidity needs for the next 12 months from the date of this prospectus, which are primarily comprised of debt repayment obligations (see Liquidity Risk section of Note 1, Organization and Basis of Presentation, to the Eneti Consolidated Financial Statements incorporated by reference herein from Eneti’s annual report for the fiscal year ended December 31, 2022 on Form 20-F, filed with the SEC on April 14, 2023 and the Eneti Group Interim Financial Statements filed on Form 6-K with the SEC on September 21, 2023).
Cash Flow
Operating Activities
The table below summarizes the effect of the major components of operating cash flow.
	Six months ended June 30,		Year Ended December 31,
	2023	2022	2022	2021	2020
	Unaudited
	(in thousands)
Net (loss) income	$(67,402)	$56,876	$105,702	$20,227	$(671,983)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:	—	—	(22,162)	(60,792)	574,061
Non-cash items included in net income	71,146	(30,501)	—	—	—
Related party balances	(135)	1,016	1,122	7,880	9,314
Effect of changes in other working capital and operating assets and liabilities	(2,021)	(32,093)	(21,399)	40,927	49,773
Net cash provided by (used in) operating activities	$1,588	$(4,702)	$63,263	$8,242	$(38,835)
The cash flow provided by operating activities for 2022 reflects the higher utilization and rates earned during the period. Our non-cash items include unrealized gains on investments, depreciation and amortization of restricted stock. The cash flow provided by operating activities for the six months ended June 30, 2023 reflects the higher non-cash items included in the results for the six months ended June 30, 2023, as well as changes in working capital.
Investing Activities
For the year ended December 31, 2022, net cash provided by investing activities of $6.8 million during 2022 primarily reflects the sale of our entire holding of 2,155,140 common shares in Scorpio Tankers Inc., a related party, for approximately $38.65 per share and net proceeds of approximately $82.5 million offset by payments made towards the newbuildings of $76.3 million.
For the six months ended June 30, 2023, net cash provided by investing activities of $42.4 million reflects payments of costs related to the Eneti Newbuilding WTIVs.

Financing Activities
For the year ended December 31, 2022, net cash used in financing activities of $96.8 million primarily reflects the repayments of long-term debt acquired as part of the Seajacks acquisition of $140.7 million, offset by the net drawdown of new debt of $65.6 million and the repurchase of $17.0 million of shares of Eneti Common Stock.
For the six months ended June 30, 2023, net cash used in financing activities of $7.0 million primarily reflects the repayments of long term debt and dividends.
Equity Issuances
In November 2021, the Eneti Group issued approximately 19.4 million shares of Eneti Common Stock, par value $0.01 per share, at $9.00 per share in an underwritten public offering. Scorpio, a related party to the Eneti Group, purchased approximately 3.7 million shares of Eneti Common Stock in the offering at the public offering price. In addition, Robert Bugbee (Eneti Group’s President) and a non-executive director purchased 222,222 and 11,111 shares of Eneti Common Stock, respectively, at the public offering price. Eneti Group received approximately $165.9 million of net proceeds from the issuance.
Share Repurchase Program
In August 2022, the Eneti Group repurchased 2,292,310 shares of Eneti Common Stock from INCJ SJ Investment Limited, for approximately $17.0 million. The Eneti Group issued these shares to INCJ, Ltd. as part of the acquisition price paid by it to acquire Seajacks in August 2021. The repurchase of these shares was made under Eneti Group’s then existing board authorized repurchase plan. These shares are held in treasury stock.
In September 2022, the Eneti Board authorized a new share repurchase program to purchase up to an aggregate of $50.0 million of Eneti Common Stock. This new share repurchase program replaced Eneti Group’s previous share repurchase program that was authorized in January 2019 and that was terminated in conjunction with the authorization of the new share repurchase program. The specific timing and amounts of the repurchases will be in the sole discretion of management and may vary based on market conditions and other factors. The Eneti Group is not obligated under the terms of the program to repurchase any of the shares of Eneti Common Stock. The authorization has no expiration date.
Dividend
During 2022, the Eneti Board also declared and we paid a quarterly cash dividend totaling $0.04 per share in the aggregate, or approximately $1.6 million in the aggregate.
In February 2023, the Eneti Board declared a quarterly cash dividend of $0.01 per share, paid to all Eneti Stockholders of record as of March 1, 2023 on March 3, 2023 for approximately $0.4 million in the aggregate. In April 2023, the Eneti Board of Directors declared a quarterly cash dividend of USD 0.01 per share, paid to all shareholders of record as at May 10, 2023 on May 31, 2023, for approximately USD 0.4 million in the aggregate.
In August 2023, the Eneti Board of Directors declared a quarterly cash dividend of USD 0.01 per share, payable to all shareholders of record as of August 28, 2023, which was paid on September 15, 2023, for approximately USD 0.4 million in the aggregate.
Credit Facilities
On June 30, 2023, Eneti paid a $3.1 million principal instalment under the Credit Facility. As of June 30, 2023, Eneti had $59.4 million of outstanding borrowings under the credit agreements as shown in the following table (dollars in thousands):

	June 30, 2023	December 31, 2022
	Unaudited
	(amount outstanding)
Credit Facility	$59,375	$65,625
Total	$59,375	$65,625
Eneti’s Credit Facility contains a change of control mandatory prepayment provision pursuant to which the Credit Facility will automatically be cancelled immediately and Eneti will be required, upon a change of control, to prepay all outstanding amounts under the Credit Facility. The completion of the Offer will be deemed a change of control, which will result in Eneti having to prepay all outstanding amounts under the Credit Facility, and cancellation of the agreement in whole. Amounts due on the term loan tranche under Eneti’s Credit Facility are expected to be repaid with the proceeds of sale of the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken. This Credit Facility was partially repaid in October 2023 using USD 12.6 million of the total proceeds of the sale of the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken, and is expected to be replaced by the New Debt Facility with Cadeler. See “Information about Eneti — Other Material Agreements — Credit Facility.”
Financial Covenants under the Agreements Governing our Indebtedness
Our credit facilities discussed above, have, among other things, the following financial covenants, as amended or waived, the most stringent of which require us to maintain:
•
Minimum liquidity of not less than $30.0 million, of which $15.0 million must be cash.

•
The ratio of net debt to EBITDA calculated on a trailing four quarter basis of no greater than 2.50 to 1.00.

•
The ratio of adjusted EBITDA to finance charges calculated on a trailing four quarter basis of at least 5.00 to 1.00.

•
Solvency (equity divided by total assets) shall not be less than 50%.

•
Minimum fair value of the collateral, such that the aggregate fair value of the vessels collateralizing the credit facility be at least 175% of the aggregate of (i) outstanding amount under such credit facility and (ii) negative value of any hedging exposure under such credit facility (if any), or, if the Eneti Group does not meet these thresholds, to prepay a portion of the loan and cancel such available commitments or provide additional security to eliminate the shortfall.

Our credit facilities set out above have, among other things, the following restrictive covenants which would restrict our ability to:
•
incur additional indebtedness;

•
sell the collateral vessel, if applicable;

•
make additional investments or acquisitions;

•
pay dividends; or

•
effect a change of control of us.

A violation of any of the financial covenants contained in our credit facilities and financing obligations described above may constitute an event of default under all of our credit facilities and financing obligations, which, unless cured within the grace period set forth under the credit facility or financing obligation, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with the financial covenants in the agreements governing our indebtedness, sell vessels in our fleet, reclassify our indebtedness as current liabilities, accelerate our indebtedness, and foreclose their liens on our vessels and the other assets securing the credit facilities and financing obligations, which would impair our ability to continue to conduct our business.

In addition, our credit facilities and finance leases contain subjective acceleration clauses under which the debt could become due and payable in the event of a material adverse change in our business.
Furthermore, our credit facilities and financing obligations contain a cross-default provision that may be triggered by a default under one of our other credit facilities and financing obligations. A cross-default provision means that a default on one loan or financing obligation would result in a default on certain of our other loans and financing obligations. Because of the presence of cross-default provisions in certain of our credit facilities and financing obligations, the refusal of any one lender under our credit facilities and financing obligations to grant or extend a waiver could result in certain of our indebtedness being accelerated, even if our other lenders under our credit facilities and financing obligations have waived covenant defaults under the respective credit facilities and financing obligations. If our secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels and other assets securing our credit facilities and financing obligations if our lenders foreclose their liens, which would adversely affect our ability to conduct our business.
Moreover, in connection with any waivers of or amendments to our credit facilities and financing obligations that we have obtained, or may obtain in the future, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities and financing obligations. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.
According to the Eneti Group Interim Financial Statements, as of June 30, 2023, the Eneti Group was in compliance with all of the financial covenants contained in the credit facilities and financing obligations that we had entered into as of that date.
For additional information about the Eneti Group’s credit facilities and financing obligations, please see Note 12 to Eneti’s annual report for the fiscal year ended December 31, 2022 on Form 20-F, filed with the SEC on April 14, 2023, which is incorporated by reference into this prospectus. This Credit Facility was partially repaid in October 2023 using USD 12.6 million of the total proceeds of the sale of the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken, and is expected to be replaced by the New Debt Facility with Cadeler.
In addition, Eneti historically had the following financing arrangements in place.
$60.0 Million ING Revolving Credit Facility
As part of the acquisition of Seajacks, we entered into a $60.0 million senior secured non-amortizing revolving credit facility from ING Bank N.V (the “ING Loan Facility”). The ING Loan Facility, which includes sub-limits for performance bonds, and was subject to other conditions for full availability, has a final maturity of August 2022 and bears interest at LIBOR plus a margin of 2.45% per annum. The ING Loan Facility was secured by, among other things: a first priority mortgage over the relevant collateralized vessels; a first priority assignment of earnings, and insurances from the mortgaged vessels for the facility; a pledge of the earnings account of the mortgaged vessels for the facility; and a pledge of the equity interests of each vessel owning subsidiary under the facility.
In March 2022, we drew down $25.0 million of the available facility and repaid it in May 2022.
$87.7 Million Subordinated Debt
As part of the acquisition of Seajacks, we assumed $87.7 million of subordinated, non-amortizing debt due in September 2022 and owed to financial institutions with guarantees provided by the Sellers, which bore interest at 1.0% until November 30, 2021, 5.5% from December 1, 2021 and 8.0% from January 1, 2022. In February 2022, we repaid the entire outstanding balance.

$70.7 Million Redeemable Notes
As part of the acquisition of Seajacks, we issued subordinated redeemable notes totaling $70.7 million, with a final maturity of March 31, 2023 and which bore interest at 5.5% until December 31, 2021 and 8.0% afterwards. In May 2022, we repaid the entire remaining outstanding balance of $53.0 million.
$175.0 Million Credit Facility
In March 2022, we entered into an agreement with DNB Capital LLC, Société Générale, Citibank N.A., Credit Agricole Corporate and Investment Bank and Credit Industriel et Commercial for a five-year credit facility of $175.0 million.
The Credit Facility consists of three tranches: (i) a $75.0 million Green Term Loan, (ii) up to $75.0 million Revolving Loans, and (iii) up to $25.0 million revolving tranche for the issuance of letters of credit, performance bonds and other guarantees. The Credit Facility has a final maturity date of five years from the signing date, up to 100% of the amounts available under the Revolving Loans may be drawn in Euros and up to 50% of the amounts available under the Letters of Credit may be issued in Euros. The Term Loan tranche (qualified as a green loan) bears interest at Term SOFR (along with a credit adjustment spread depending on duration of interest period) plus a margin of 3.05% per annum, the Revolving Loans tranche bears interest at Term SOFR (along with a credit adjustment spread depending on duration of interest period) plus a margin of 3.15% per annum, and the Letters of Credit tranche bears fees of 3.15% per annum. The amount available for drawing under the Revolving Loans is based upon 50% of contracted cash flows on a forward looking 30 months basis. The terms and conditions of the Credit Facility are similar to those set forth in similar credit facilities of this type. The green loan accreditation process is supported by second party opinions from Position Green.
Eneti’s Credit Facility contains a change of control mandatory prepayment provision pursuant to which the Credit Facility will automatically be cancelled immediately and Eneti will be required, upon a change of control, to prepay all outstanding amounts under the Credit Facility. The completion of the Offer will be deemed a change of control, which will result in Eneti having to prepay all outstanding amounts under the Credit Facility and cancellation of the agreement in whole. This Credit Facility was partially repaid in October 2023 using USD 12.6 million of the total proceeds of the sale of the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken, and is expected to be replaced by the New Debt Facility with Cadeler.
Performance Bonds
Under certain circumstances, we issue either advance payment or performance bonds upon signing a wind turbine installation contract. An advance payment bond protects the money being advanced to us by the client at the start of the project. The bond will protect the client for the full advanced amount should Seajacks default on the agreement. A performance bond can be issued to the client as a guarantee against us meeting the obligations specified in the contract. As of June 30, 2023, there are approximately $1.9 million of bonds issued.
New Buildings
We are currently under contract with Hanwha Ocean for the construction of two next-generation offshore WTIVs. The aggregate contract price is approximately $654.7 million, of which $131.0 million has been paid as at June 30, 2023. The vessels are expected to be delivered in the first and third quarters of 2025, respectively. The estimated future payment dates and amounts are as follows:
	1st Newbuilding WTIV	2nd Newbuilding WTIV
	USD thousands
2023	$—	$—
2024	66,072	64,882
2025	198,217	194,644
	$264,289	$259,526

Critical Accounting Estimates
There have been no material changes to Eneti’s significant accounting estimates since December 31, 2022 other than those reflected in the Eneti Group Interim Financial Statements. For a description of Eneti’s accounting estimates and all of its significant accounting policies, see Note 1 to the Eneti Group 2022 Consolidated Financial Statements incorporated by reference in this prospectus.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
As of June 30, 2023, Eneti’s contractual obligations and commitments consisted principally of payments due to the shipyard for the construction of our two newbuildings, debt repayments and future minimum purchases under non-cancellable purchase agreements. As of June 30, 2023, there have been no significant changes to such arrangements and obligations since December 31, 2022.

BENEFICIAL OWNERSHIP OF CADELER SECURITIES
As of October 26, 2023, the issued share capital of Cadeler consisted of 197,600,000 ordinary shares, of which none were held in treasury. As of October 26, 2023, a total of 37 record holders of Cadeler Shares, holding an aggregate of 9,424,153 Cadeler Shares (4.77%), were listed as having addresses in the United States.
Cadeler has as of the date hereof received notifications of holdings of 5% or more of the share capital or voting rights from major Cadeler Shareholders pursuant to sections 38-40 of the Danish Capital Markets Act and section 55 of the Danish Companies Act:
Name of major Cadeler Shareholder	Number of shares	%(1)
BW Altor(2)	60,938,255	30.84%
Swire Pacific(3)	29,863,455	15.11%
KBI Global Investors Limited	9,881,242	5.00%(4)

(1)
Calculated based on the holding of shares and votes disclosed in connection with the most recent major shareholders notification, which may have changed since such date.

(2)
BW Altor is ultimately controlled by Andreas Sohmen-Pao who is also the Chairperson of the Cadeler Board.

(3)
Swire Pacific is listed on the Hong Kong Stock Exchange. The board and management of Swire Pacific has voting and investment discretion with respect to shares held by Swire Pacific. As of June 30, 2023 Swire Pacific has been notified that John Swire and Sons Limited was deemed to be interested in 60.31% of the equity of Swire Pacific and controlled 68.13% of the voting rights attached to the shares in Swire Pacific. John Swire & Sons Limited was as of June 30, 2023 deemed to be interested in a total of 442,879,720 ‘A’ shares and 2,131,969,282 ‘B’ shares of Swire Pacific, comprising; a) 885,861 ‘A’ shares and 13,367,962 ‘B’ shares held directly; b) 12,632,302 ‘A’ shares and 37,597,019 ‘B’ shares held directly by its wholly-owned subsidiary Taikoo Limited; c) 39,580,357 ‘A’ shares and 1,482,779,222 ‘B’ shares held directly by its wholly-owned subsidiary John Swire & Sons (H.K.) Limited; and d) the following shares held directly by wholly-owned subsidiaries of John Swire & Sons (H.K.) Limited: 2,055,000 ‘B’ shares held by Canterbury Holdings Limited, 322,603,700 ‘A’ shares and 123,945,000 ‘B’ shares held by Elham Limited, 39,461,000 ‘A’ shares and 373,003,444 ‘B’ shares held by Shrewsbury Holdings Limited, 99,221,635 ‘B’ shares held by Tai-Koo Limited and 27,716,500 ‘A’ shares held by Waltham Limited.

(4)
KBI Global Investors Limited has notified Cadeler that it holds, directly or indirectly, 5% of the share capital and 4.26% of the voting rights of Cadeler.

As part of BW Altor becoming a lead investor in Cadeler’s initial public offering in November 2020, Swire Pacific and BW Altor entered into a memorandum of understanding on November 4, 2020, as amended (the “MOU”) pursuant to which BW Altor, subject to certain terms and conditions, was granted a right of first refusal to purchase a number of Cadeler Shares held by Swire Pacific if Swire Pacific wishes to sell such Cadeler Shares. However, the right of first refusal does not apply in the event that Swire Pacific accepts an offer from a third party for all Cadeler Shares.
Cadeler has only one share class. As a result, none of the above major shareholders hold voting rights which are different from those held by other Cadeler Shareholders and there are no Cadeler Shares that carry special rights relating to the control of Cadeler. All Cadeler Shares carry one vote per nominal value of DKK 1.00. Each Cadeler ADS delivered to Eneti Stockholders that accept the Offer will represent four (4) Cadeler Shares. JPMorgan Chase Bank, N.A. has been appointed as Depositary for the Cadeler ADSs and will be the holder of the Cadeler Shares underlying the Cadeler ADSs upon issue. Holders of Cadeler ADSs may instruct the Depositary how to vote the number of deposited Cadeler Shares their Cadeler ADSs represent. See “Description of American Depositary Shares.”
To the knowledge of Cadeler’s management: Cadeler is not directly or indirectly owned or controlled by (a) another corporation or (b) any foreign government. Cadeler’s management is not aware of Cadeler being owned or controlled, directly or indirectly, by any third party, or of any agreements that could later result in any third party taking over control of Cadeler. To the knowledge of Cadeler’s management, there is no controlling shareholder of Cadeler.
Security Ownership by Directors and Executive Management
The following table presents information regarding the total amount of Cadeler Shares directly or indirectly owned by members of the Cadeler Board (including each of their connected persons) and Cadeler’s senior management as of October 26, 2023 (excluding shares underlying incentive programs):
Name of shareholder	Number of shares	%(1)
Board of directors
Andreas Sohmen-Pao(2)	60,938,255	30.84%
Andrea Abt	—	—
Ditlev Wedell-Wedellsborg	—	—
Jesper T. Lok	—	—
Executive Management	—	—
Mikkel Gleerup	—	—
Peter Brogaard Hansen	—	—

(1)
Calculated based on the holding of shares and votes disclosed in connection with the most recent major shareholders notification, which may have changed since such date.

(2)
BW Altor is ultimately controlled by Andreas Sohmen-Pao who is also the Chairperson of the Cadeler Board.

The business address of each of the above persons is Arne Jacobsens Allé 7, 7th floor, DK-2300 Copenhagen S, Denmark.

BENEFICIAL OWNERSHIP OF ENETI SECURITIES
The following table sets forth information regarding beneficial ownership of Eneti Common Stock for (i) owners of more than five percent of Eneti Common Stock and (ii) Eneti’s directors and executive officers, of which Eneti is aware as of October 26, 2023. All of the Eneti Stockholders, including the shareholders listed in the table below, are entitled to one vote for each share of Eneti Common Stock held.
Name	No. of Shares	% Owned(1)
Scorpio Holdings	11,119,181(2)	28.8%
Directors and executive officers as a group	2,878,737	7.44%

(1)
Calculated based on 38,647,119 Eneti Common Stock outstanding as of October 26, 2023.

(2)
This information is derived from a Schedule 13D/A filed with the SEC on March 27, 2023 by Scorpio Holdings, its wholly owned subsidiary SSH, and Ms. Annalisa Lolli-Ghetti. Ms. Annalisa Lolli-Ghetti may be deemed to be the ultimate beneficial owner of these shares by virtue of being the majority shareholder of Scorpio Holdings. Emanuele Lauro, Eneti’s Chairman, Director and Chief Executive Officer, Robert Bugbee, Eneti’s Director and President, and Cameron Mackey, Eneti’s Chief Operating Officer, own 10%, 10% and 7% of Scorpio Holdings, respectively.

The business address of each of the above persons is L’Exotique, 99, Boulevard Jardin Exotique, Monaco 98000.
As of September 30, 2023, Eneti had 84 shareholders of record, seven (7) of which were located in the United States and held an aggregate of 37,221,118 shares of Eneti Common Stock, representing approximately 96% of the outstanding Eneti Common Stock. However, one of the U.S. shareholders of record is Cede & Co., a nominee of The Depository Trust Company, which held 36,130,015 shares of Eneti Common Stock, as of that date. Accordingly, Eneti believes that the Eneti Common Stock held by Cede & Co. include Eneti Common Stock beneficially owned by holders in the United States and non-U.S. beneficial owners.
As of October 26, 2023, the shareholding of Eneti’s directors and executive officers represented approximately 7.44% of the outstanding shares of Eneti Common Stock. Pursuant to the Tender and Support Agreements and subject to the terms and conditions thereof, Eneti’s directors and executive officers have agreed, among other things, to cause all of their shares of Eneti Common Stock to be validly and irrevocably tendered into the Offer promptly following the delivery by Cadeler of written notice to each of them on the Expiration Date specifying that all of the conditions to the Offer have been satisfied (or are reasonably expected to be satisfied as of the Expiration Date) or, where permissible, waived by Cadeler, assuming that all shares of Eneti Common Stock to be tendered by them are in fact validly tendered and not validly withdrawn in the Offer. Cadeler’s obligation to accept for exchange shares of Eneti Common Stock validly tendered, and not validly withdrawn, pursuant to the Offer is subject to the satisfaction or waiver by Cadeler of certain conditions, including the condition that, prior to the Expiration Date, there has been validly tendered and not validly withdrawn a number of shares of Eneti Common Stock that, upon the consummation of the Offer, together with shares of Eneti Common Stock then owned Cadeler (if any), would represent at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer, unless amended by Cadeler in its sole discretion. After the consummation of the Offer, the directors and officers of Eneti will not hold any shares of Eneti Common Stock and will not have the right to vote on the Merger.

REMUNERATION OF CADELER’S DIRECTORS AND SENIOR MANAGEMENT
The remuneration policy prepared in accordance with Section 139 and 139(a) of the Danish Companies Act, which sets out the framework for remuneration to the Cadeler Board and the executive management of the Cadeler Group, was approved by the general meeting on October 26, 2020 (the “Remuneration Policy”). The compensation of the Cadeler Board and Cadeler’s executive management for 2022 described below was determined in accordance with the principles set out in the Remuneration Policy.
The Remuneration Policy is available on Cadeler’s website. Information included on Cadeler’s website does not form part of and is not incorporated by reference into this prospectus, unless otherwise specifically stated herein.
Compensation of the Cadeler Board
Members of the Cadeler Board receive fixed annual base fees, which will be presented for approval by Cadeler Shareholders at the annual general meeting. Remuneration of the Cadeler Board shall not include share-based incentive programs, other variable remuneration or pension contribution.
For the financial year 2022, the members of the Cadeler Board received EUR 180,000 in total annual fees.
On April 25, 2023, Cadeler’s annual general meeting approved a resolution that each member of the Cadeler Board will receive a fixed annual base fee of EUR 50,000 for the financial year 2023. The Chairperson may in addition to the fixed annual base fee receive two times the fixed annual base fee, corresponding to a total of EUR 150,000. Ordinary members of the audit committee and the remuneration committee will receive EUR 5,000 in addition to the fixed annual base fee, corresponding to 0.1 times the fixed annual base fee, while the Chairperson of the audit committee and the remuneration committee will receive EUR 10,000 in addition to the fixed annual base, corresponding to 0.2 times the fixed annual base fee. All members of the nomination committee, including the Chairperson, will receive EUR 2,500 in addition to the fixed annual base fee, corresponding to 0.05 times the fixed annual base fee.
According to the Remuneration Policy, members of the Cadeler Board may be entitled to additional fees as set out in the Remuneration Policy, including reasonable expenses incurred in connection with participation in board meetings, e.g. travel and accommodation expenses. In addition, Cadeler may cover social security contributions and other taxes imposed on board members by foreign authorities in relation to the board fee received.
Neither Cadeler nor any other company in the Cadeler Group has granted any loans, issued any guarantees or undertaken any other similar obligations to or on behalf of the Cadeler Board or any of its members.
No member of the Cadeler Board is entitled to any kind of compensation upon resignation as a member of the Cadeler Board.
Neither Cadeler nor any other company in the Cadeler Group has allocated funds or made provisions for any pension benefits, severance scheme or the like for the Cadeler Board and has no obligation to do so. No member of the Cadeler Board will receive compensation from any Cadeler subsidiary for any services performed to such subsidiary.
The below table shows the remuneration provided to the Cadeler Board in the financial year ended December 31, 2022.
Name	Annual fees	Committee fees	Travel allowance	Benefits	Extraordinary items	Total remuneration
(EUR)
Andreas Sohmen-Pao(1) Chairperson of the Board of Directors Member of the Remuneration Committee	—	—	—	—	—	—

Name	Annual fees	Committee fees	Travel allowance	Benefits	Extraordinary items	Total remuneration
	(EUR)
Jesper Lok Board member Chairperson of the Remuneration Committee	50,000	10,000	—	—	—	60,000
Ditlev Wedell-Wedellsborg Board member Chairperson of the Audit Committee	50,000	10,000	—	—	—	60,000
Former board members(2)	50,000	10,000	—	—	—	60,000
Total	150,000	30,000				180,000

(1)
Andreas Sohmen-Pao is employed by BW Group. Andreas Sohmen-Pao waived his fee and did therefore not receive remuneration as a member of the Cadeler Board in 2022.

(2)
Andreas Beroutsos stepped down from his position as member of the Cadeler Board on April 25, 2023. Connie Hedegaard and David Cogman stepped down from their positions as members of the Cadeler Board on June 16, 2023. David Cogman is employed by Swire Group. David Cogman waived his fee and did therefore not receive remuneration as a member of the Cadeler Board in 2022.

Compensation of the Cadeler Executive Management
In the financial year 2022, the Cadeler executive management received compensation which consisted of an annual fixed salary, cash bonus, certain share-based incentives as well as customary benefits in accordance with market standards.
The following table presents an overview of the compensation paid by the Cadeler Group to the executive management in respect of the financial year 2022, including cash bonuses for the financial year 2022 paid in 2023:
	Fixed remuneration		Variable remuneration
Name	Base	Benefits	Pension	Cash Bonus	Total remuneration	Fixed/total	Variable/total
	(EUR)					(%)
Mikkel Gleerup, CEO	413,511	22,445	—	403,416	839,372	52	48
Peter Brogaard Hansen, CFO(1)	153,627	13,890	15,363	78,363	261,243	70	30
Former CFO(2)	100,483	165	—	—	100,648	100	N/A
Total	667,621	36,499	15,363	481,779	1,201,262	—	—

(1)
Peter Brogaard Hansen was appointed as CFO from June 1, 2022. His remuneration for the period June 1, 2022 to December 31, 2022 is included in the above table.

(2)
Mark Konrad stepped down from the Cadeler executive management on April 30, 2022. His remuneration for the period January 1, 2022 to April 30, 2022 is included in the above table.

For the financial year 2023, the compensation of executive management may consist of a combination of fixed as well as customary benefits in accordance with market standards. In connection with and subject to completion of the Business Combination, certain employees, including Cadeler’s executive management, will receive cash transaction bonus payments in an aggregate approximate amount of EUR 0.7 million.
Cadeler has not allocated funds or made provisions for any pension benefits, severance scheme or the like for the executive management and has no obligation to do so. Cadeler has not granted any loans, issued any guarantees or undertaken any other similar obligations to or on behalf of the executive management.

The CEO and the CFO of Cadeler are, under their respective service contracts, entitled to a notice period of 12 months if the employment is terminated by Cadeler. Subject to certain conditions, Cadeler may terminate the employment of the CEO and the CFO with one month’s notice in case of long-term illness. The CEO and the CFO may terminate the employment with six months’ notice. The CEO and the CFO are not entitled to severance pay, except in accordance with the Danish Salaried Employees Act.
Under their respective service contracts, the CEO and the CFO are subject to non-competition clauses for a period of six months after the employment has ended. During the restricted period, the CEO and the CFO are entitled to compensation corresponding to 40% of their remuneration at the time the employment ended. The compensation will be reduced if the CEO or the CFO commences an independent business or obtains a new employment during the restricted period.
Incentive Programs
Members of Cadeler’s executive management may, under Cadeler’s remuneration policy, be eligible to receive (i) certain performance based bonuses in cash and (ii) share-based incentives in the form of stock options, restricted share units (RSUs), warrants and phantom shares.
Below is a description of Cadeler’s current incentive programs in place.
Cash Bonus
Annual Cash Bonus
Cadeler’s executive management and selected employees may receive an annual cash bonus of up to 12 months of salary. This bonus is given at the discretion of the Cadeler Board and paid in cash the following January. In addition, other employees may receive an annual cash bonus up to three months’ salary based on company, team and individual performance targets. The bonus is paid in cash at the end of the calendar year. Bonuses to key management and selected employees are expensed and part of the accruals.
The maximum annual value of a cash bonus may not exceed 200% of the fixed annual salary at the time of grant.
Cadeler has the option of reclaiming, in full or in part, granted incentive remuneration in certain situations, including where incentive remuneration was awarded or paid out on the basis of information which subsequently proved to be incorrect. During the financial year ended December 31, 2022, no incentive remuneration was reclaimed.
For the financial year 2022, Cadeler’s executive management received total cash bonuses of EUR 481,779 while the total base salary was EUR 667,621.
Cash bonus in connection wit the Business Combination
In connection with and subject to completion of the Business Combination, certain employees, including Cadeler’s executive management, will receive cash transaction bonus payments in an aggregate approximate amount of EUR 0.7 million.
Share-based incentives
The members of Cadeler’s executive management and certain employees may be eligible to receive share-based incentives including RSUs and options. The maximum annual value of a share-based incentive grant may not exceed 200% of the fixed annual salary at the time of grant.
Restricted Share Units (“RSUs”)
Cadeler’s executive management and selected employees may be granted RSUs under Cadeler’s long-term incentive programme. Each RSU grants the right to the participants to subscribe for or acquire one share in Cadeler following a vesting period which has been set to two and a half (2.5) years from the date of the grant previously. Further, the conditions for vesting of RSUs are (i) the participant remaining employed within the Cadeler Group throughout the RSU vesting period, or the participant becoming a good leaver during the RSU vesting period in which case the participant will be entitled to receive a pro rata allocation, (ii) the participant having complied in all respects with the general terms and conditions of Cadeler’s long-term incentive programme, and (iii) the participant being alive when the RSU vesting period expires.
Upon expiration of the vesting period for the RSUs, a participant will be entitled to receive a number of Cadeler Shares equivalent to the number of vested RSUs. The delivery of Cadeler Shares to the participant after the RSU vesting period will be effectuated in a manner determined by the Cadeler Board.
A participant will not be deemed to be the owner or holder of ownership rights or any other rights in respect of the RSUs in Cadeler until (i) the RSUs have vested and the instructions to receive the RSUs have been complied with and (ii) a participant’s ownership of the Cadeler Shares underlying the vested RSUs has been registered in Cadeler’s shareholders’ register.
The granting of RSUs is subject to a claw-back if the conditions for vesting of any RSU are based on fraud, wilful misconduct, gross negligence, incorrect or misleading information, or if the conditions have otherwise not been fulfilled. Cadeler is in that case entitled to (a) consider the RSUs as lapsed without compensation to the participant, (b) recalculate and/or adjust accordingly the number of RSUs to be granted and/or (c) require redelivery to Cadeler of any Cadeler Shares having been delivered to the participant after vesting of the RSUs or repayment of the cast settlement amount, as applicable.
Restricted Share Units 2021
Cadeler’s executive management and selected employees have been granted a total of 121,253 RSUs as of the date of this prospectus, without consideration, related to the financial year ended December 31, 2021. Each RSU allows the participant to receive one Cadeler Share upon vesting. The RSUs will vest on July 1, 2024 and expire on July 31, 2024. Vesting of the RSUs is conditional upon continued employment within the Cadeler Group. The total number of potential Cadeler Shares that could be delivered pursuant to RSUs issued under this program is 121,253, corresponding to approximately 0.06% of the current share capital and approximately 0.04% of the share capital following completion of the Business Combination (assuming all Eneti Stockholders accept the Offer and no cash is paid in respect of any fractional Cadeler ADSs and without taking into account the actual acceptance percentage).
	RSUs 2021				Number of shares, assuming all are exercised	Illustrative percentage of share capital
Name	Time of award	Exercise price (NOK)	Vesting time	Expiration date	At date of prospectus	At date of prospectus	After completion of Business Combination, if fully exercised(1)
Executive management
Mikkel Gleerup, CEO	January 1, 2022	—	July 1, 2024	July 31, 2024	55,430	0.03%	0.02%
Peter Brogaard Hansen, CFO	—	—	—	—	—	—	—
Other employees	January 1, 2022	—	July 1, 2024	July 31, 2024	65,823	0.03%	0.02%
Total	—	—	—	—	121,253	0.06%	0.04%

(1)
Numbers shown in this column are illustrative and assume that all options vest, that all Eneti Stockholders accept the Offer to exchange their Eneti Common Stock for Cadeler Shares and no cash is paid in respect of any fractional Cadeler ADSs and do therefore not reflect the actual percentage in the Offer.

Restricted Share Units 2022
Cadeler’s executive management and selected employees have been granted a total of 395,200 RSUs as of the date of this prospectus, without consideration, related to the financial year ended December 31, 2022. Each RSU allows the participant to receive one Cadeler Share upon vesting. The RSUs will vest on July 1,

2025 and expire on January 1, 2028. Vesting of the RSUs is conditional upon continued employment within the Cadeler Group. The total number of potential Cadeler Shares that could be delivered pursuant to RSUs issued under this program is 395,200, corresponding to approximately 0.20% of the current share capital and approximately 0.12% of the share capital following completion of the Business Combination (assuming all Eneti Stockholders accept the Offer and no cash is paid in respect of any fractional Cadeler ADSs and without taking into account the actual acceptance percentage).
The table below provides an overview of awards granted to Cadeler’s executive management and other employees in 2023 based on the incentive programs described above.
		RSUs 2022		Number of shares, assuming all are exercised		Illustrative percentage of share capital
Name	Time of award	Exercise price (NOK)	Vesting time	Expiration date	At date of prospectus	At date of prospectus	After completion of Business Combination, if fully exercised(1)
Executive management
Mikkel Gleerup, CEO	January 1, 2023	—	July 1, 2025	January 1, 2028	130,416	0.07%	0.04%
Peter Brogaard Hansen, CFO	January 1, 2023	—	July 1, 2025	January 1, 2028	59,280	0.03%	0.02%
Other employees	January 1, 2023	—	July 1, 2025	January 1, 2028	205,504	0.10%	0.06%
Total	—	—	—	—	395,200	0.20%	0.12%

(1)
Numbers shown in this column are illustrative and assume that all RSUs vest, that all Eneti Stockholders accept the Offer to exchange their Eneti Common Stock for Cadeler Shares and no cash is paid in respect of any fractional Cadeler ADSs and do therefore not reflect the actual percentage in the Offer.

Options
Each stock option gives the holder the right, but not the obligation, to do one of the following (at Cadeler’s election) upon rightful exercise of the option (i) subscribe for new Cadeler Shares, or (ii) purchase one existing Cadeler Share with a nominal value of DKK 1.00. Exercise of options is subject to the options (i) being granted, (ii) vesting and (iii) not having been forfeited.
Options 2021
Cadeler’s executive management and selected employees have been granted a total of 121,253 options in Cadeler Shares, without consideration related to the financial year ended December 31, 2021. Each option allows for the purchase of one Cadeler Share and will vest on May 1, 2024 and expire on April 30, 2027. The exercise price is NOK 36.02. Vesting is conditional upon continued employment within Cadeler. The total number of potential Cadeler Shares that could be delivered from option granted under this program is 121,253, corresponding to approximately 0.06% of the current share capital and approximately 0.04% of the share capital following completion of the Business Combination (assuming all Eneti Stockholders accept the Offer and no cash is paid in respect of any fractional Cadeler ADSs and without taking into account the actual acceptance percentage).

The table below provides an overview of awards granted to Cadeler’s executive management and other employees based on the incentive programs described above.
		Option 2021		Number of shares, assuming all are exercised		Illustrative percentage of share capital
Name	Time of award	Exercise price (NOK)	Vesting time	Expiration date	At date of prospectus	At date of prospectus	After completion of Business Combination, if fully exercised(1)
Executive management
Mikkel Gleerup, CEO	January 1, 2022	36.02	May 1, 2024	April 30, 2027	55,430	0.03%	0.02%
Peter Brogaard Hansen, CFO	—	—	—	—	—	—	—
Other employees	January 1, 2022	36.02	May 1, 2024	April 30, 2027	65,823	0.03%	0.02%
Total	—	—	—	—	121,253	0.06%	0.04%

(1)
Numbers shown in this column are illustrative and assume that all RSUs vest, that all Eneti Stockholders accept the Offer to exchange their Eneti Common Stock for Cadeler Shares and no cash is paid in respect of any fractional Cadeler ADSs and do therefore not reflect the actual percentage in the Offer.

Options 2022
Cadeler’s executive management and selected employees have been granted a total of 554,299 options, without consideration related to the financial year ended December 31, 2022. Each option allows for the purchase of one Cadeler Share and will vest on May 5, 2025 and expire on May 4, 2028. The exercise price is NOK 40.24. Vesting is conditional upon continued employment within Cadeler. The total number of potential Cadeler Shares that could be delivered from options granted under this program is 554,299, corresponding to approximately 0.28% of the current share capital and approximately 0.17% of the share capital following completion of the Business Combination (assuming all Eneti Stockholders accept the Offer and no cash is paid in respect of any fractional Cadeler ADSs and without taking into account the actual acceptance percentage).
The table below provides an overview of awards granted to Cadeler’s executive management and other employees based on the incentive programs described above.
	Option 2022				Number of shares, assuming all are exercised	Illustrative percentage of share capital
Name	Time of award	Exercise price (NOK)	Vesting time	Expiration date	At date of prospectus	At date of prospectus	After completion of Business Combination, if fully exercised(1)
Executive management
Mikkel Gleerup, CEO	June 30, 2022	40.24	May 5, 2025	May 4, 2028	221,719	0.11%	0.07%
Peter Brogaard Hansen, CFO	June 30, 2022	40.24	May 5, 2025	May 4, 2028	67,440	0.03%	0.02%
Other employees	June 30, 2022	40.24	May 5, 2025	May 4, 2028	265,140	0.13%	0.08%
Total	—	—	—	—	554,299	0.28%	0.17%

(1)
Numbers shown in this column are illustrative and assume that all options vest, that all Eneti Stockholders accept the Offer to exchange their Eneti Common Stock for Cadeler Shares and no cash is paid in respect of any fractional Cadeler ADSs and do therefore not reflect the actual percentage in the Offer.

Options 2023
Cadeler’s executive management and selected employees have been granted a total of 1,185,600 options, without consideration related to the financial year ended December 31, 2023. Each option allows for the purchase of one Share and will vest on August 29, 2026 and expire on August 29, 2029. The exercise price is NOK 45.49. Vesting is conditional upon continued employment within Cadeler. The total number of potential Shares that could be delivered from options granted under this program is 1,185,600, corresponding to approximately 0.6% of the current share capital and approximately 0.36% of the share capital following completion of the Business Combination (assuming all Eneti Stockholders accept the Offer and no cash is paid in respect of any fractional Cadeler ADSs and without taking into account the actual acceptance percentage).
The table below provides an overview of awards granted to Cadeler’s executive management and other employees based on the incentive programs described above.
	Option 2023				Number of shares, assuming all are exercised	Illustrative percentage of share capital
Name	Award date	Exercise price (NOK)	Vesting time	Expiration date	At date of prospectus	At date of prospectus	After completion of Business Combination, if fully exercised(1)
Executive management
Mikkel Gleerup, CEO	August 29, 2023	45.49	August 29, 2026	August 29, 2029	385,320	0.20%	0.12%
Peter Brogaard Hansen, CFO	August 29, 2023	45.49	August 29, 2026	August 29, 2029	237,120	0.12%	0.07%
Other employees	August 29, 2023	45.49	August 29, 2026	August 29, 2029	563,160	0.30%	0.17%
Total	—	—	—	—	1,185,600	0.62%	0.36%

(1)
Numbers shown in this column are illustrative and assume that all options vest, that all Eneti Stockholders accept the Offer to exchange their Eneti Common Stock for Cadeler Shares and no cash is paid in respect of any fractional Cadeler ADSs and do therefore not reflect the actual percentage in the Offer.

DIRECTORS AND OFFICERS OF THE COMBINED COMPANY
Directors of Cadeler after the Business Combination
Following the Business Combination, the Cadeler Board is expected to be composed of six members, including two individuals, one of which being a vice chairman, to be proposed by Eneti for election to the Cadeler Board immediately following the completion of the Offer and four of the six board members will be independent from the largest shareholders of Cadeler. In accordance with the Business Combination Agreement, Cadeler’s articles of association were amended at an extraordinary general meeting on July 14, 2023 to change the size of the Cadeler Board from a maximum of seven to a maximum of six board members and a vice chairman to be elected.
Eneti intends to designate Emanuele Lauro as vice chairman and James Nish as an additional board member to be elected to the Cadeler Board. It is expected that those individuals will be nominated by Cadeler’s nomination committee for election at an extraordinary general meeting of Cadeler to be convened by Cadeler shortly after completion of the Offer. All current directors are expected to remain on the Cadeler Board.
The table below details the names of, and information about, Cadeler’s directors following the completion of the Business Combination.
Name	Born	Position	Committee membership	Citizenship	Term Expires
Andreas Sohmen-Pao	1971	Chairperson (non-independent)	Remuneration Committee member	Austrian	2025
Emanuele Lauro	1978	Nominated for Vice Chairman (non-independent)	n/a	Italian	n/a
Andrea Abt	1960	Board member (independent)	Audit Committee member	German	2025
Jesper T. Lok	1968	Board member (independent)	Chair of the Remuneration Committee	Danish	2024
Ditlev Wedell-Wedellsborg	1961	Board member (independent)	Current Chair of the Audit Committee pending confirmation of nomination of James Nish, following which he will be a member of the Audit Committee	Danish	2024
James Nish	1958	Nominated for Board member (independent)	Nominated for Chair of the Audit Committee	United States	n/a
Pursuant to the Business Combination Agreement, Cadeler and Eneti agreed that Eneti could designate two members to the Cadeler Board provided that such members would be reasonably acceptable to Cadeler and the Cadeler’s nomination committee. As a result, the Cadeler Board will convene for an extraordinary general meeting where Cadeler’s nomination committee is expected to nominate for election to the Cadeler Board Emanuele Lauro as Vice Chairman and James Nish as board member immediately following completion of the Offer. Both proposed board members will receive the same compensation as the other board members in accordance with the fee levels approved by the annual general meeting in April 2023 and the Company’s remuneration policy. The current members of Eneti’s board of directors, other than Emanuele

Lauro and James Nish who are expected to be elected to the Company’s Board of Directors following completion of the Business Combination will step down as Eneti becomes a wholly owned subsidiary of Cadeler following completion of the Business Combination.
There are no family relationships between any of the persons who will be directors of Cadeler after the Business Combination or Cadeler’s current senior management. Andreas Sohmen-Pao ultimately controls BW Altor, one of Cadeler’s major shareholders, and he is also the Chairperson of the Cadeler Board. Emanuele Lauro, who is expected to be nominated as Vice Chairman, owns 10% of Scorpio Holdings, one of Eneti’s major shareholders.
Set forth below are brief biographical descriptions of the directors of the Cadeler Board following completion of the Business Combination.
Andreas Sohmen-Pao, Chairperson, Remuneration Committee Member
Andreas Sohmen-Pao is currently Chairman of BW Group, a major shareholder of Cadeler, and BW Group’s publicly listed affiliates BW Offshore Limited, BW Energy Limited, BW LPG Limited, BW Epic Kosan Ltd. and Hafnia Limited. He is Chairman of the Global Centre for Maritime Decarbonisation and a trustee of the Lloyd’s Register Foundation. Prior to joining BW Group, Mr. Sohmen-Pao worked at Goldman Sachs International in London. He graduated from Oxford University in England with a double first honours degree in Oriental Studies and holds an MBA from Harvard Business School.
Current other Board of Directors and Executive Management positions
BW Group Limited (Chairman), BW Offshore Limited (Chairman), BW LPG Limited (Chairman), BW Bermuda Limited (Director), BW Corporation Limited (Director), BW Digital Pte. Ltd. (Director), BW Dry Cargo Ships Limited (Director), BW Epic Kosan Ltd. (Chairman), BW Energy Limited (Chairman), BW Maritime Pte Ltd (Director), BW Water Pte Ltd (Chairman), Hafnia Limited (Chairman), Global Centre for Maritime Decarbonisation (Chairman), Golden Alpha Pte. Ltd. (Chairman), Copenhagen Commercial Platform ApS (Director), Alpha Ori Technology Holdings Pte. Ltd. (Chairman), BW Ventures Limited (Director), Inchona Services Limited (President).
Lloyd’s Register Foundation (Trustee).
Previous Board of Directors and Executive Management positions held during the last five years
Singapore Maritime Foundation (Chairman, from January 2014 to December 2021), National Parks Board Singapore (Director, from August 2012 to July 2020), Navigator Holdings Ltd (Director, from August 2021 to June 2023), Singapore Symphonia Company Limited (Director, from September 2015 to September 2019), BioGill Environmental Pty Ltd (Director, from October 2016 to September 2021).
Emanuele Lauro, nominated for Vice Chairman
Emanuele Lauro joined the Scorpio group of companies in 2003 and has continued to serve there in a senior management position since 2004. He is the founder, Chairman and Chief Executive Officer of Scorpio Tankers Inc. since its initial public offering in April 2010. Mr. Emanuele Lauro also founded and serves as Chairman and Chief Executive Officer of Eneti, which was formed in 2013. Over the course of the last several years, he has founded and developed several ventures such as the Scorpio Pools, which became a leading ship manager of more than 250 vessels in the international markets. Mr. Emanuele Lauro also founded Scorpio Logistics, which owns and operates specialized assets engaged in the transshipment of dry cargo commodities and invests in coastal transportation and port infrastructure developments in Asia and Africa since 2007. He is the President of the Monaco Chamber of Shipping and is also a member of the Advisory Board of Fordham University. He has a degree in international business from the European Business School, London. Mr. Emanuele Lauro is the brother of Eneti’s Vice President, Mr. Filippo Lauro.
Current other Board of Directors and Executive Management positions
Scorpio Tankers Inc. (Chairman and Chief Executive Officer), Scorpio Holdings Limited (Director and Chief Executive Officer), Fordham University (member of Advisory Board), Monaco Chamber of Shipping (President).

Previous Board of Directors and Executive Management positions held during the last five years
Standard Protection and Indemnity Club (Director), Hermitage Offshore Services Ltd. (formerly Nordic American Offshore, Ltd.) (Director and Chief Executive Officer).
Andrea Abt, Board Member, Audit Committee Member
Andrea Abt is currently a non-executive director of Energy Technology Holdings LLC and a member of the Supervisory Board of Gerresheimer AG. Ms. Abt has a comprehensive functional knowledge of procurement and logistics and has held several board positions in globally active public and private companies. She graduated from Rheinische Friedrich-Wilhelms-University in Bonn and holds an MBA from the Rotman School of Management, University of Toronto.
Current other Board of Directors and Executive Management positions
Energy Technology Holdings LLC / Exide Technologies (non-executive director), Gerresheimer AG (member of the Supervisory Board), Logoplaste SA (non-executive director), Exide Group. (non-executive director and Chair of Sustainability Committee).
Previous Board of Directors and Executive Management positions held during the last five years
Petrofac Limited (non-executive director, from May 2016 to May 2022), Polymetal International plc (non-executive director, from March 2020 to March 2022), John Laing Group plc. (non-executive director and Chair of Remuneration Committee, from May 2018 to September 2021), SIG plc (non-executive director, from March 2015 to February 2020).
Jesper T. Lok, Board Member, Chair of the Remuneration Committee
Jesper T. Lok has held leadership positions in various multinational corporations in the transport & logistics, energy and infrastructure sectors. Following a 25-year career with A.P. Moller — Maersk in multiple international locations, Mr Lok has been CEO of SVITZER (towage, salvage, oil & gas and offshore renewables solutions), Danish Railroads (DSB) and Falck Emergency. As a specialist in Board and Advisory positions, Mr Lok has acted as Interim CEO of Alliance+ and Dagrofa, while serving on, and chairing, a number of corporate boards. Mr Lok has an MBA from Nova University, Tokyo.
Current other Board of Directors and Executive Management positions
Dagrofa ApS (Chairman), Ductor Corporation (Chairman), Inchcape Shipping Services (Chairman), RightShip (Board member), Vestergaard Company A/S (Chairman), PISIFFIK A/S (Board member), Silverstream Technologies B.V. (Board member), Hans Jensen Lubricators A/S (Chairman), Gertsen & Olufsen A/S (Chairman), Pres-Vac Engineering A/S (Chairman), Heco China A/S (Chairman), Vestergaard Company Holding A/S (Chairman), Mahia 17 ApS (Chairman), Vestergaard Company Finance A/S (Chairman), Atlas Incinerators ApS (Chairman), Heco International A/S (Chairman), NGF Denmark Holding ApS (Chairman), NGF General Partner ApS (Chairman), G&O Holding 2021 A/S (Chairman), G&O BidCo A/S (Chairman), G&O MidCo ApS (Chairman), Dreams & Details Academy ApS (Vice chairman), RelyOn Nutec Holding A/S (Board member), BidCo RelyOn Nutec A/S (Board member), Den Danske UNICEF Fond (Chairman).
LOKholding ApS (CEO), LOKconsultancy ApS (CEO), JEBB holding ApS (CEO), JEBB retail ApS (CEO), QUAINT group ApS (CEO).
Previous Board of Directors and Executive Management positions held during the last five years
Serwiz Plus Holding A/S (Vice chairman, from February 2018 to October 2022), ESVAGT A/S (Chairman, from November 2015 to December 2017), Danish Crown A/S (Vice chairman, from December 2015 to December 2017), Nature Energy Biogas A/S (Chairman, from September 2021 to February 2023), NGF Denmark Holding ApS (Chairman, from September 2021 to February 2023), PostNord (Board member, from April 2017 to April 2020), Lauritzen Bulkers A/S (Chairman, from February 2016 to October 2018) and Eswind A/S (Chairman, from May 2017 to December 2017).

Ditlev Wedell-Wedellsborg, Board Member, Audit Committee Member
Ditlev Wedell-Wedellsborg has extensive experience in the shipping industry. He has served as a director of Hoegh Autoliners AS since 2006 and has served on the company’s governance, compliance and compensation committees. He is the owner and chairman of Weco Invest A/S, an active investment company mostly involved in the travel industry. Mr. Wedell-Wedellsborg serves as a director and advisor to more than 10 companies. He has also been a consultant with McKinsey & Co and held various management positions in the Danish shipping company Dannebrog Rederi A/S. Ditlev Wedell-Wedellsborg holds an MBA from INSEAD, and a BA in economics from Stanford University.
Current other Board of Directors and Executive Management positions
Wessel & Vett Holding A/S (Board member), Wessel & Vetts Fond (Chairman), EQ-proof Holding ApS (Board member), Weco Invest A/S (Board member), Partnerselskabet Rigensgade Kaserne (Board member), Weco-Travel International A/S (Chairman), Donau Agro Invest P/S (Board member), Damptech A/S (Board member), Travel House Group A/S (Chairman), Travel House Pro Holding ApS (Chairman), Weco-Travel Cee A/S (Chairman), Profil Rejser A/S (Chairman), Travel House Professional A/S (Chairman), Travel House A/S (Chairman), Vind AS (Chairman), Höegh Autoliners AS (Board member) and Aequitas Ltd. (Advisor).
Weca Holding ApS (Member of executive management), Weco Invest A/S (CEO), Webo ApS (CEO), Weco-Travel International A/S (CEO), Webs ApS (Member of executive management), Niki Invest ApS (Member of executive management), Red Star Property ApS (CEO).
Previous Board of Directors and Executive Management positions held during the last five years
HS Kolding ApS (Chairman, from February 2016 to November 2019), Goodwings ApS (Board member, from May 2020 to December 2020), Donau Agro ApS (Board member, from July 2006 to July 2022) and Höegh LNG AS (Director, from August 2012 to March 2021).
James Nish, nominated as Board Member and for Chair of the Audit Committee
James Nish has served as director of Eneti since January 2016. Mr. Nish has over 30 years of experience in investment banking, serving clients across a variety of international industrial markets. Since 2015, Mr. Nish has served as a board member and Chairman of the Audit Committee of Gibraltar Industries, Inc., a manufacturer of products serving the renewable energy, growing and processing, home improvement, and infrastructure markets, and was also appointed as Chairman of its Capital Structure and Asset Management Committee in 2018. Mr. Nish has also served as a board member of Alert360 Home Security Business, a private company that provides security alarm monitoring and related home automation services to subscribers in the United States, since 2014 and as Chairman of the Audit Committee since 2020. From 2008 to 2012, Mr. Nish was Group Head of Middle Corporate Investment Banking at J.P. Morgan. From 1986 to 2008, Mr. Nish served as Co-Chairman of the Investment Banking Commitment Committee and Group Head of the General Industries Group of Bear Stearns & Co. Inc., where he organized and managed investment banking coverage of a diversified group of industrial companies. Mr. Nish is a Certified Public Accountant and Adjunct Professor in both the Undergraduate Business School and MBA Programs at Baruch College, Zicklin School of Business in New York and at Pace University, Lubin School of Business in New York, where he teaches a number of courses in both the Accounting and Finance departments. Mr. Nish has an MBA from the Wharton School at the University of Pennsylvania and a BS from the State University of New York at Buffalo in Accounting and Business.
Current other Board of Directors and Executive Management positions
Eneti Inc. (Director), Gibraltar Industries, Inc. (Chairman of Audit Committee and Capital Structure and Asset Management Committee), Alert360 Home Security Business (Chairman of Audit Committee).
Previous Board of Directors and Executive Management positions held during the last five years
Mr. Nish has not held any other Board of Directors or Executive Management positions during the last five years.

Senior Management of the Combined Company After the Business Combination
Following the Business Combination, it is expected that the combined company’s senior management will comprise Cadeler’s current senior management.
Cadeler considers its senior management to comprise of those persons discharging managerial responsibilities (“PDMRs”), excluding those PDMRs who are non-executive directors. The table below details the names of, and information about, Cadeler’s senior management:
Name	Born	Position	Citizenship
Mikkel Gleerup	1978	Chief Executive Officer (CEO)	Danish
Peter Brogaard Hansen	1965	Chief Financial Officer (CFO)	Danish
None of the current members of Cadeler’s senior management was selected for their role pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with Cadeler. There are no actual or potential conflicts of interests between any duties of Cadeler’s senior management and their private interests and other duties.
Set forth below are brief biographical descriptions of the persons named in the table above, including their current principal occupation or employment and material occupations, positions, offices or employment during the past five years.
Mikkel Gleerup, CEO
Mikkel Gleerup has been with Cadeler since 2017 and has been the CEO since November 2017. He has previously held the position as COO from February 2017. Mr. Gleerup has more than 16 years’ experience in the offshore wind segment, with, inter alia, experience from Siemens Wind Power, Global Marine Systems Ltd. and A.P. Moller-Maersk. Mikkel Gleerup holds an MBA from INSEAD, M.Sc. Economics and SCM and a Master Mariner’s certificate.
Current other Board of Directors and Executive Management positions
Mr. Gleerup does not currently hold any other Board of Directors or Executive Management positions.
Previous Board of Directors and Executive Management positions held during the last five years
Cadeler A/S (Chief Operating Officer, from February 2017 to November 2017).
Global Marine Systems Limited (China and UK) (Managing director, from May 2016 to February 2017), S.B. Submarine Systems Co. Ltd. (Managing director, from May 2014 to May 2016).
Peter Brogaard Hansen, CFO
Peter Brogaard Hansen joined Cadeler in 2022 and has been the CFO since June 2022. Mr. Brogaard Hansen has significant experience in the shipping industry and finance, including from his time at Torm Plc. where he prior to joining Cadeler worked as vice-president in group finance and held various board positions in the Torm’s subsidiaries. Mr. Brogaard Hansen holds Master’s Degree in Accounting and Auditing from Aarhus University.
Current other Board of Directors and Executive Management positions
Mr. Brogaard Hansen does not currently hold any other Board of Directors or Executive Management positions.
Previous Board of Directors and Executive Management positions held during the last five years
DK Vessel Holdco K/S (Board member, from January 2018 to September 2021), Vesselco 3 K/S (Board member, from January 2018 to July 2020), VesselCo 5 K/S (Board member, from March 2018 to December 2020),

VesselCo 6 K/S (Board member, from February 2018 to July 2020).
Torm A/S (Vice president, group finance, from June 2013 to May 2022), DK Vessel Holdco GP ApS (Member of executive management, from January 2018 to October 2020), Vesselco A ApS (Member of executive management, from January 2018 to October 2020), Vesselco C ApS (Member of executive management, from January 2018 to October 2020), VesselCo E ApS (Member of executive management, from January 2018 to January 2021), VesselCo F ApS (Member of executive management, from February 2018 to October 2020).
Committees after the Business Combination
Audit committee
The Cadeler Board has established an audit committee. The primary purposes of the audit committee are to:
•
assist the Cadeler Board in discharging its duties relating to the safeguarding of assets; the operation of adequate systems and internal controls; control processes and the preparation of accurate financial reporting and statements in compliance with all applicable legal requirements, corporate governance and accounting standards; and

•
provide support to the Cadeler Board on the risk profile and risk management of Cadeler.

The audit committee reports and makes recommendations to the Cadeler Board, but the Cadeler Board retains responsibility for implementing such recommendations.
Remuneration committee
The Cadeler Board has established a remuneration committee. The primary purpose of the remuneration committee is to advise the Cadeler Board on salaries and other remuneration for Cadeler’s senior management and the Cadeler Board. The remuneration committee reports and makes recommendations to the Cadeler Board, but the Cadeler Board retains responsibility for implementing such recommendations.
Nomination committee
Cadeler has a nomination committee established and elected by the general meeting. Following the Business Combination, the nomination comittee will continue to be composed of external members Sophie Smith (Chair), Bjarte Bøe and Elaine Yew Suen. Each of the members of the nomination committee is either employed by a company in the BW Group or is an independent member of the nomination committee of another company in the BW Group. The members of the nomination committee are elected by the general meeting for a period of one or two years. The nomination committee shall make recommendations to the general meeting regarding election of shareholder elected members to the Cadeler Board and election of members to the nomination committee. The nomination committee shall furthermore make recommendations to the Cadeler Board regarding remuneration of the members of the nomination committee as well as remuneration of the members of the Cadeler Board, which is resolved by the general meeting pursuant to a proposal from the Cadeler Board.

REMUNERATION OF ENETI’S DIRECTORS AND SENIOR MANAGEMENT
Compensation
Each of Eneti’s non-employee directors receive cash compensation in the aggregate amount of $60,000 annually, plus either (i) an additional fee of $10,000 per year for each committee on which a director serves or (ii) an additional fee of $20,000 per year for each committee for which a director serves as Chairman. Each non-employee director also receives $2,000 for each board or committee meeting the non-employee director attends. In addition, Eneti’s lead independent director receives an additional fee of $20,000 per year. All actual expenses incurred by Eneti’s non-employee directors while acting in their capacity as a non-employee director are reimbursed.
There are no material post-employment benefits for Eneti’s executive officers or directors. By law, Eneti’s employees in Monaco are entitled to a one-time payment of up to two months’ salary upon retirement if they meet certain minimum service requirements.
For the year ended December 31, 2022, Eneti paid an aggregate compensation to its directors and senior management of approximately $5.3 million.
As a foreign private issuer, Eneti is not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement to disclose the compensation of its Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than aggregate, basis.
Executive Officers
Eneti has employment agreements with the majority of its executive officers. These employment agreements remain in effect until terminated in accordance with its terms upon no less than 24 months’ prior written notice. Upon a change in control of Eneti, the annual bonus provided under the employment agreement becomes a fixed bonus of between 150% and 250% of the executive’s base salary, depending on the terms of the employment agreement applicable to each executive. In connection with the Business Combination Agreement, certain executive officers will receive, in lieu of the annual bonus triggered upon a change in control of Eneti provided under their applicable employment agreements described above, change in control payments in an aggregate amount of no more than $45 million. This represents a reduced amount from what such executive officers were entitled to under the terms of their agreements.
Any such executive may be entitled to receive upon termination an assurance bonus equal to such fixed bonus and an immediate lump-sum payment in an amount equal to up to three times the sum of the executive’s then current base salary and the assurance bonus. If an executive’s employment is terminated for cause or voluntarily by the employee, he shall not be entitled to any salary, benefits or reimbursements beyond those accrued through the date of his termination, unless he voluntarily terminated his employment in connection with certain conditions. Those conditions include a change in control combined with a significant geographic relocation of his office, a material diminution of his duties and responsibilities, and other conditions identified in the employment agreement.
Equity Incentive Plan
The Eneti Board has adopted an equity incentive plan (the “Equity Incentive Plan”), under which directors, officers and employees of the Eneti Group, as well as employees of affiliated companies, are eligible to receive incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and unrestricted common shares. As of October 26, 2023, Eneti had reserved a total of 3,199,954 Eneti Common Stock for issuance under the Equity Incentive Plan, subject to adjustment for changes in capitalization as provided in the Equity Incentive Plan. The Equity Incentive Plan is administered by Eneti’s Compensation Committee.
As of October 26, 2023, an aggregate of 1,726,918 shares of unvested restricted stock have been awarded and are outstanding under the Equity Incentive Plan. Pursuant to the terms of the Business Combination Agreement, all unvested shares of restricted stock issued and outstanding as of the expiration of the Offer will accelerate and vest immediately prior to the expiration of the Offer and automatically be exchanged for the Offer Consideration, subject to the conditions of the Offer having been satisfied or waived.

RELATED PARTY TRANSACTIONS
Cadeler Related Party Transactions
Members of the Cadeler Board, Cadeler’s executive management and Cadeler’s major shareholder, BW Altor, are considered related parties as they are either members of the Cadeler Board or executive management of Cadeler or exercise significant influence over Cadeler and the Cadeler Group’s operations. In addition, Swire Pacific is considered a related party for purposes of this prospectus given its current ownership of more than 10% in Cadeler, but for accounting purposes, with effect from January 1, 2023, Swire Pacific is no longer considered a related party under IFRS due to its reduced ownership percentage and the fact that it is no longer represented on the Cadeler Board. Related parties also include such persons’ close family members, undertakings in which such persons have significant interests as well as other affiliates.
As of the date hereof, BW Altor owns 30.84% of the Cadeler Shares and Swire Pacific owns 15.11% of the Cadeler Shares.
For the six months ended June 30, 2023 and the financial years ended December 31, 2022, 2021 and 2020, there were no material transactions between Cadeler or any company of the Cadeler Group and either BW Altor and/or Swire Pacific (or their respective affiliates) other than the transactions described below, which were each, in Cadeler’s management’s opinion, entered into at arm’s length and in the ordinary course of business.
Share lending agreement with BW Altor
In October 2022, Cadeler entered into a share lending agreement with BW Altor as the share lender for the purpose of facilitating delivery versus payment settlement of the Cadeler Shares to be delivered to investors in connection with a private placement that took place in October 2022. As compensation for such share lending, BW Altor received a customary fee paid by Cadeler until the Cadeler Shares were redelivered and admitted to trading on the OSE. The amount paid to BW Altor pursuant to such share lending agreement amounted to EUR 85,000.
Guarantees provided by BW Group
BW Group has provided COSCO with four guarantees in respect of the sums payable by Cadeler in accordance with the contract for the construction of certain newbuilt X-class and F-class wind turbine installation vessels in 2021 and 2022. Under this guarantee arrangement, certain fees are payable by Cadeler to BW Group until the guarantees are discharged in full.
Bunker supply from Hafnia Pools (affiliate of BW Group)
In April 2022, Hafnia Pools Pte Ltd, which is an affiliate of BW Group, and Cadeler entered into a service level agreement pursuant to which Hafnia Pools Pte Ltd agreed to supply marine bunker oil and related products to Cadeler’s vessels in the port of Rotterdam and other ports in the Rotterdam area at market rates. The agreement includes standard terms and conditions, including related to late payments, termination, a cap on the liability of Hafnia Pools Pte Ltd and indemnification for third-party claims raised by suppliers of the fuel against Hafnia Pools Pte Ltd.
Performance guarantees issued by Swire Offshore Holdings Group
During the course of 2020, Swire Pacific Offshore Holdings Limited, through its subsidiary Swire Pacific Offshore Operations Pte. Ltd., issued four performance guarantees and four bank guarantees in favor of the Cadeler Group’s customers as security for performance of the Cadeler Group’s obligations under its customers’ contracts. These guarantees covered a period up until April 2022. Following the sale of Swire Pacific Offshore Holdings Limited by Swire Pacific in April 2022, Swire Pacific Offshore Holdings Limited is no longer considered to be a related party as it is no longer controlled by a significant shareholder of Cadeler, and the Cadeler Group put new performance guarantees in place.

In connection with the guarantees provided by Swire Pacific Offshore Holdings Limited, Cadeler entered into a deed of recourse with Swire Pacific Offshore Operations Pte Ltd., which has since terminated, pursuant to which:
•
Cadeler had an obligation to indemnify Swire Pacific Offshore Operations Pte Ltd. for any liabilities incurred by Swire Pacific Offshore Operations Pte Ltd. in performing its obligations under the performance guarantees or in respect of any payments made under the bank guarantees; and

•
Cadeler had an obligation to pay Swire Pacific Offshore Operations Pte Ltd. an arm’s length fee for each guarantee issued and procured respectively by Swire Pacific Offshore Operations Pte Ltd. in favor of Cadeler’s customers.

Crewing agreement
In 2014, Cadeler entered into a crewing agreement with Swire Pacific Ship Management LTD (Singapore branch) (“SPSM”), which at that time was a related company to Swire Pacific Offshore Operations Pte Ltd, Cadeler’s sole shareholder at that time. Pursuant to this agreement, SPSM agreed to provide a crew for Cadeler’s two vessels in accordance with the standard terms set out in a BIMCO crewman agreement. The crew management fee was 2% of the monthly manning costs, and severance costs amounted to USD 20,000. This agreement was subsequently terminated in November 2021 when Cadeler decided to employ its own crew directly. As part of the termination agreement, the parties agreed that the termination is without prejudice to any claims, liabilities or obligations that may have accrued prior to the date of termination. The expenses set out in the table below with respect to this crewing agreement for the financial year ended December 31, 2021 related to the period prior to the effective date of such termination.
Transitional Service Agreement entered into in connection with Cadeler’s listing on the OSE
In October 2020, Cadeler entered into a transitional service agreement with Swire Pacific Offshore Operations Pte Ltd regarding services to be rendered to Cadeler during a transitional period following the initial public offering and admission to trading of the Cadeler Shares on the OSE. Such services included, inter alia, assistance with financial reporting, tax, insurance, internal audit, IT, HR, procurement, technical and HSEQ support and services. The term of the agreement was limited to one year and could be terminated by either party at any time with three months’ prior written notice. The agreement terminated in accordance with its terms in October 2021.
Acquisition of Vessels (Pacific Orca and Pacific Osprey)
Acquisition agreement
On September 25, 2020, Cadeler acquired two Operating O-Class Vessels at the time named Pacific Orca (now Wind Orca) and Pacific Osprey (now Wind Osprey) through its two wholly owned special purpose vehicles companies (“SPVs”), which were newly incorporated in Cyprus for the purpose of owning the Operating O-Class Vessels. Each Operating O-Class Vessel was as such acquired by an SPV and will be bare-boat chartered by the SPV to Cadeler to perform the contracts of Cadeler. Prior to the Restructuring, the Operating O-Class Vessels were owned by an affiliated company controlled by Swire Pacific and on bare-boat charter to Cadeler. The Restructuring led to the corporate structure of the Cadeler Group being as set out in the structure chart included above in the Cadeler Group’s “Organisational Structure.”
Financing agreement
To finance the Cadeler Group’s acquisition of the vessels Swire Pacific Offshore Operations Pte Ltd. provided a loan to Cadeler in the aggregate amount of USD 57 million. The agreement included customary terms, including, inter alia (i) with respect to the interest rate and a default interest rate in addition to the interest rate in the event of any late payment and on repayment of the loan, (ii) a clause providing for a repayment of the loan in full or in part on demand by Swire Pacific Offshore Operations Pte Ltd., and (iii) a mandatory prepayment clause requiring Cadeler to obtain third-party external financing to repay the loan and for the purposes of its working capital. Such third-party financing was obtained in November 2020 and the financing arrangement with Swire Pacific Offshore Operations Pte Ltd. was terminated.

Bareboat lease agreement with Swire Pacific Offshore Holdings Group
Prior to September 2020, the vessels were on long-term bareboat charter by an affiliated company controlled by Swire Pacific Offshore Operations Pte Ltd. to Cadeler. The bareboat charter rates were on arms’ length terms. After these vessels were acquired by the SPVs in September 2020, the underlying lease agreements were terminated and the vessels were thereafter bareboat chartered by the SPVs to Cadeler to perform Cadeler’s customer contracts. As part of the termination agreement, the parties agreed to provide each other with a mutual indemnity.
The below table shows the amount paid or received from related parties during the six months ended June 30, 2023 and 2022 and the financial years ended December 31, 2022, 2021 and 2020.
	Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021	2020
		EUR thousands
Sales and purchases of goods and services
Costs related to guarantees fees to BW Group Limited	(3,746)	(2,086)	(5,307)	(1,853)	—
Costs related to bunker supply to Hafnia Pools Pte Ltd (Member of BW Group)	(1,595)	(952)	(2,537)	—	—
Cost related to training courses to BM Maritime Pte. Ltd.	(9)	—	—	—	—
Cost related to share lending fees to BW Altor Pte. Ltd	—	—	(85)	—	—
Cost related to travel expenses for board meetings to BW Maritime Pte. Ltd(1)	—	—	(3)	—	—
Costs related to performance guarantees to Swire Pacific Offshore Holdings Group	—	(157)	(157)(2)	(684)	—
Crew hire expenses paid to the Swire Pacific Offshore Holdings Group	—	(115)	(115)	(11,461)	(11,287)
Payables to BW Altor Pte. Ltd. at reported period	—	—	85	—	—
Payables to BW Maritime Pte. Ltd at reported period(1)	—	—	3	—	—
Payables to Hafnia Pools Pte Ltd at reported period	271	492	1	—	—
Management fees paid to the Swire Pacific Offshore Holdings Group(3)	—	—	—	(197)	(947)
Payables to Swire Pacific Offshore Holdings Group at reported period	—	—	—	63	5,384
Bareboat rental payments to the Swire Pacific Offshore Holdings Group	—	—	—	—	(14,155)
Variable bareboat rental expenses paid to the Swire Pacific Offshore Holdings Group	—	—	—	—	(9,952)
Interest to Swire Pacific Offshore Holdings Group	—	—	—	—	(789)
Receivables from Swire Pacific Offshore Holdings Group at reported period	—	—	—	—	7,463

(1)
Payments relate to expenses payable to the chairperson of Cadeler.

(2)
Costs related to reimburseables and invoices received following termination crewing agreement.

(3)
Management fee payable pursuant to a crewing agreement, which terminated in November 2021.

In addition, Cadeler has not had significant transactions with the members of the Cadeler Board and the executive management apart from remuneration and expenses. Cadeler has not provided or granted any loans or guarantees to its directors or executive management. For information on remuneration paid to members of the Cadeler Board and executive management, see “Remuneration of Cadeler’s Directors and Senior Management.”
Eneti Related Party Transactions
During the financial years ended December 31, 2022, 2021 and 2020, related party transactions accounted for approximately 0.5%, 1.5% and 9.1% of total revenue during each period respectively. In addition, for the six months ended June 30, 2023, related party transactions accounted for 3.2% of total revenue of Eneti.
Interests of Eneti and its directors in the Offer
Certain of Eneti’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Eneti Stockholders generally. Eneti’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and in recommending to Eneti Stockholders that they tender their shares of Eneti Common Stock in connection with the Offer. These interests include, among other things, that in accordance with the terms of Eneti’s incentive program, all outstanding and unvested restricted stock awards of Eneti’s directors and officers will immediately vest in connection with the consummation of the Offer and will be automatically exchanged into the right to receive the Offer Consideration, payments of change of control bonuses and severance payments under Eneti’s change in control severance agreements and certain indemnification obligations. In addition, certain of the named executive officers of Eneti are party to employment contracts with Eneti that entitle them to receive certain severance and change of control payments in connection with the consummation of the Offer and the termination of their employment with Eneti. In connection with the Business Combination, the named executive officers party to the Eneti employment agreements have entered into waiver agreements with Eneti pursuant to which they have agreed to waive approximately $54.5 million, in aggregate, of payments to which they could be entitled under the employment contracts following the completion of the Offer in exchange for the payment, in aggregate, of $45.0 million of severance and change of control payments under the employment contracts. The payment of this amount to those named executive officers who are parties to such waiver agreements is subject to the consummation of the Offer and the termination of such executives’ employment by Eneti and will constitute the satisfaction in full of all severance and change of control payments under their employment contracts.
Management of Eneti’s Fleet
Commercial and Technical Management Agreements — Master Agreement
Eneti’s drybulk vessels were commercially managed by Scorpio Commercial Management S.A.M. (“SCM”), an entity controlled by the Lolli-Ghetti family of which Emanuele Lauro, Eneti’s co-founder, Chairman and Chief Executive Officer, and Filippo Lauro, Eneti’s Vice President, are members, and technically managed by Scorpio Ship Management S.A.M. (“SSM”), an entity controlled by the Lolli-Ghetti family, pursuant to the master agreement between Eneti, SCM, and SSM dated September 27, 2013 (the “Master Agreement”), which could have been terminated by any party upon 24 months’ notice, unless terminated earlier in accordance with its terms. In the event of a sale of one or more drybulk vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination did not amount to a change of control, including a sale of all or substantially all drybulk vessels, in which case a payment equal to 24 months of management fees will apply as was the case in the fourth quarter of 2020, when the Eneti Board authorized, as part of Eneti’s transition to a sustainable future, to sell its remaining drybulk vessels and exit the drybulk sector during 2021.
SCM’s commercial management services included securing employment for Eneti’s drybulk vessels in the spot market or on time charters. SCM also managed the Scorpio Pools (spot market-oriented vessel pools) including the Scorpio Ultramax Pool, the Scorpio Kamsarmax Pool and the Scorpio Capesize Pool in which most of Eneti’s owned, finance leased and time chartered-in drybulk vessels were employed and from which a significant portion of Eneti’s revenue was generated. For commercial management of any of Eneti’s drybulk vessels that did not operate in one of these pools, Eneti paid SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Ultramax Pool and Scorpio Kamsarmax Pool participants, including Eneti and third-party owners of similar vessels, paid SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.
SSM’s technical management services included providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of drybulk vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. Eneti paid SSM an annual fee of $160,000 plus charges for certain itemized services per drybulk vessel to provide technical management services for each of Eneti’s owned or finance leased drybulk vessels. In addition, representatives of SSM, including certain subcontractors, previously provided Eneti with construction supervisory services while Eneti’s drybulk vessels were being constructed in shipyards. For these services, Eneti compensated SSM for its direct expenses, which varied between $200,000 and $500,000 per vessel.
Technical Support Agreement
On October 20, 2021, Eneti entered into a technical support agreement with SSM, a related party, pursuant to which SSM provides technical advice and services to Eneti in connection with the construction of Eneti’s newbuilding WTIVs at Hanwha Ocean. In consideration for these services, Eneti paid SSM a fee of $671,200, and thereafter, will pay a monthly fee in the amount of $41,667.
Administrative Services Agreement
Effective September 21, 2021, Eneti entered into the Amendment No. 1 to Administrative Services Agreement (the “Amended Administrative Services Agreement”) with SSH, a related party, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services for which Eneti reimburses SSH for the direct and indirect expenses incurred while providing such services. The services provided to Eneti by SSH may be sub-contracted to other entities.
In addition, SSH has agreed with Eneti not to own any vessels engaged in seabed preparation, transportation, installation, operation and maintenance activities related to offshore wind turbines so long as the Amended Administrative Services Agreement is in full force and effect. The agreement may be terminated by either party providing three months’ notice.
Other Related Party Transactions
For the year ended December 31, 2021, Eneti paid an aggregate $30.0 million to its senior management due to provisions in the employment contracts triggered by the acquisition of Seajacks. Eneti was required to incur these costs at the time of the transaction in order to avoid adverse U.S. tax consequences. The U.S. senior executive officers receiving these payments have agreed not to receive salaries for a period of three years and bonuses for a period of four years.
During the year ended 2021, Eneti transferred the existing lease finance arrangements of the SBI Tango, SBI Echo, and SBI Hermes, Ultramax bulk carriers, and SBI Rumba and SBI Samba, Kamsarmax bulk carriers built in 2015, to affiliates of SHL, a related party, for consideration of $16.0 million.
During the year ended December 31, 2020, Eneti time-chartered out four Kamsarmax vessels to the Scorpio Kamsarmax Pool for a period of 24-27 months at rates linked to the building price index (“BPI”).
In October 2018, Eneti invested $100.0 million in Scorpio for approximately 54.1 million shares (which was subsequently adjusted to 5.4 million shares after a one-for-ten reverse stock split effected by Scorpio on January 18, 2019), or 10.9% (as of October 12, 2018), of Scorpio’s issued and outstanding common shares. The investment was part of a larger $337.0 million equity raise by Scorpio through a public offering of its common shares. Scorpio is a large international shipping company incorporated in the Republic of the Marshall Islands engaged in seaborne transportation of refined petroleum products. Eneti and Scorpio have a number of common shareholders. They also share a number of directors and officers, including Mr. Emanuele Lauro who serves as the Chairman and Chief Executive Officer of both companies,

Mr. Robert Bugbee, who serves as President and a Director of both companies, Mr. Cameron Mackey, who serves as Chief Operating Officer of both companies, and Mr. Filippo Lauro, who serves as Vice President of both companies. In October 2019, the Eneti Board declared a one-time special stock dividend to the Eneti Stockholders of an aggregate of approximately one million shares of common stock of Scorpio. Following the payment of the special dividend, Eneti continued to own approximately 4.4 million common shares of Scorpio. In May 2020, Eneti sold 2.25 million shares of Scorpio for aggregate net proceeds of approximately $42.7 million. In August 2022, Eneti sold the remaining 2.16 million common shares of Scorpio it held for aggregate net proceeds of approximately $82.5 million, of which approximately $50.0 million of shares were sold to Scorpio. There were no other significant transactions between Eneti and Scorpio.
The fees of certain consultants and the salaries of certain Seajacks employees are allocated to Eneti for services performed for Eneti.
Eneti paid a related party port agent for supply and logistical services for Eneti’s drybulk vessels, which were charged as vessel operating costs.
Eneti paid a related bunker supplier for bunkers used by Eneti’s drybulk vessels, which were charged as voyage expenses.
Eneti pays a related party travel service provider for travel services, such as flights, which are charged as general and administrative services.
As part of the Seajacks transaction, Eneti issued subordinated redeemable notes totaling $70.7 million, with a final maturity of March 31, 2023 and which bore interest at 5.5% until December 31, 2021 and 8.0% afterwards, to the former owners of Seajacks, who, in the aggregate, currently hold approximately 8.2 million common shares of Eneti. The redeemable notes were repaid in May 2022.
Eneti also assumed $87.7 million of subordinated, non-amortizing debt due in September 2022 and owed to financial institutions with guarantees provided by the former owners of Seajacks to whom Eneti paid a fee of 0.3% of the outstanding balance through November 2021 and 5.0% afterwards. This debt was repaid in February 2022.
Related Party Balances
For the six months ended June 30, 2023 and 2022, Eneti had the following transactions with related parties, which have been included in the Eneti Group Interim Financial Statements:

	For the six months ended June 30,
	2023	2022
	Unaudited USD thousands
Vessel operating cost:
Bunker supplier	$874	$—
Port agent	—	5
Total vessel operating cost	$874	$5
General and administrative expense:
SCM	$53	$24
SSH	436	313
SUK	140	321
Scorpio Kamsarmax Pool	(3)	(22)
Scorpio Ultramax Pool	(36)	(85)
Total general and administrative expense	$590	$551
Income from equity investment:
Scorpio Tankers Inc.	$—	$47,197
Financial expense, net
Marubeni Corporation	$—	$804
INCJ, Ltd	—	700
Mitsui O.S.K, Lines Ltd.	—	51
Total financial expense, net	$—	$1,555

For the years ended December 31, 2022, 2021 and 2020, Eneti had the following transactions with related parties, which have been included in the Eneti Group Consolidated Financial Statements:
	For the year ended December 31,
	2022	2021	2020
	USD thousands
Vessel revenue
Scorpio Kamsarmax Pool	$—	$10,754	$48,930
Scorpio Ultramax Pool	—	5,638	81,682
Total vessel revenue	$—	$16,392	$130,612
Voyage expense
SCM	$—	$2,582	$1,449
Bunker supplier	—	2,853	1,844
Total voyage expense	$—	$5,435	$3,293
Vessel operating cost
SSM	$—	$2,799	$11,547
Port agent	4	293	399
Total vessel operating cost	$4	$3,092	$11,946
General and administrative expense:
SCM	$47	$220	$71
SSM	—	13	148
SSH	567	1,783	5,992
Scorpio UK Limited	458	1,119	1,869
Eneti Senior Management	—	30,000	—
Scorpio Kamsarmax Pool	(158)	—	—
Scorpio Ultramax Pool	(303)	—	—
Travel provider	—	—	23
Total general and administrative expense	$611	$33,135	$8,103
Income (loss) from equity investment
Scorpio Tankers Inc.	$55,538	$4,353	$(105,384)
Loss (gain) on termination fees for assets held for sale
SCM	$—	$4,582	$17,250
SSM	—	(1,344)	17,789
SSH	—	(1,764)	1,764
Total write down on assets held for sale	$—	$1,474	$36,803
Financial expense, net
Marubeni Corporation	$804	$782	$—
INCJ, Ltd	700	680	—
Mitsui O.S.K, Lines Ltd.	51	50	—
Total financial expense, net	$1,555	$1,512	$—

At December 31, 2022 and 2021 and at June 30, 2023, respectively, Eneti had the following balances with related parties, which have been included in the consolidated balance sheets:
	As at June 30 2023	As at December 31,
		2022	2021
	Unaudited
	USD thousands
Assets
Due from related parties – current:
Scorpio Kamsarmax Pool	$294	$297	$559
Scorpio Ultramax Pool	624	604	1,566
Scorpio Services Holding Limited	36	—	—
Bunker Supplier	118	—	—
Total due from related parties – current	$1,072	$901	$2,125
Equity investment in Scorpio Tankers Inc.	$—	$—	$27,607
Liabilities
Due to related parties – current:
SCM	$41	$—	$107
SSH	—	5	—
Total due to related parties – current	$41	$5	$107
Redeemable notes:
Marubeni Corporation	$—	$—	$27,422
INCJ, Ltd	—	—	23,857
Mitsui O.S.K, Lines Ltd.	—	—	1,736
Total redeemable notes	$—	$—	$53,015

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
All amounts in this section are in Euro unless otherwise specified. Numbers presented throughout this section may not add up precisely to the totals provided in the tables and text due to rounding.
On June 16, 2023, Cadeler and Eneti entered into the Business Combination Agreement to create a leading offshore wind turbine and foundation installation company through the Offer, a stock-for-stock exchange offer to be made to all Eneti Stockholders. The combined company will be named “Cadeler A/S” with its American depositary shares, the Cadeler ADSs, to be listed on the NYSE in addition to its current listing on the OSE.
The unaudited pro forma condensed combined financial information is subject to risks and uncertainties, including those discussed in the section “Risk Factors.”
The following unaudited pro forma condensed combined financial information is intended to illustrate an effect of the Transactions and comprises the following:
•
the unaudited pro forma condensed combined income statement for Cadeler A/S for the year ended December 31, 2022 and for the six months ended June 30, 2023, prepared as if the Transactions occurred on January 1, 2022; and

•
the unaudited pro forma condensed combined balance sheet as of June 30, 2023 for Cadeler, prepared as if the completion of the Transactions had occurred at that date.

Upon completion of the Transactions, each registered share of Eneti Common Stock issued and outstanding immediately prior to completion will be converted into the right to receive the offer consideration consisting of Cadeler ADSs representing, in the aggregate, 3.409 Cadeler Shares and therefore assumes all Eneti Stockholders accept the Offer and no fractional ADSs are settled in cash and does therefore not reflect the actual acceptance threshold in the Offer.
The Transactions will be accounted for by Cadeler, as the legal and accounting acquirer, using the acquisition method pursuant to IFRS 3 “Business Combinations.” Under the acquisition method, the acquirer records all the identifiable assets acquired and liabilities assumed, including contingent liabilities, at their respective fair values on the completion date, except for limited exceptions where IFRS 3 requires a different measurement basis. Any excess or deficit of the consideration transferred over the net fair value of the assets and liabilities will be recorded at the completion date as goodwill or negative goodwill. The purchase price accounting is dependent upon performance of detailed valuations and other analyses that have yet to progress to a stage where there is sufficient information for a definitive measurement. Cadeler intends to complete the valuations and other assessments upon completion of the Transactions and will report provisional amounts if the accounting is incomplete for certain items. Any provisional amounts recognized will be adjusted retrospectively to reflect new information obtained as soon as the new information is received however not exceeding 12 months. The consideration to be transferred in the Business Combination and various assets and liabilities of Eneti have been measured based on preliminary estimates and the assumptions underlying the respective provisional measurements are described in the accompanying notes. Differences between these preliminary estimates and the final accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma financial information and the future combined results of operations or combined financial condition of Cadeler.
The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and reflects a hypothetical situation based on assumptions and preliminary estimates made by Cadeler’s management that it considers reasonable in the circumstances. Such estimates and assumptions are subject to change as additional information becomes known upon consummation of the acquisition. The unaudited pro forma condensed combined financial information does not purport to represent what Cadeler’s actual results of operations or financial condition would have been had the completion of the Transactions occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, assets or liabilities. Nor does it reflect expense efficiencies, asset dispositions or business reorganizations that are or may be contemplated, or any cost or revenue synergies, including any potential restructuring actions, associated with combining Cadeler and Eneti.
The Eneti fleet consists of five WTIV currently on the water. Of the five vessels on the water, three are considered non-core assets and in connection with the announcement of the Business Combination on June 16, 2023, it was announced that these vessels were expected to be divested before or after completion of the Business Combination. In July 2023, Eneti entered into an agreement with an unaffiliated third party to sell the Seajacks Hydra, Seajacks Leviathan and the Seajacks Kraken for approximately $70.0 million in aggregate. On October 18, 2023, Seajacks Kraken was delivered to its buyer. Delivery of the remaining vessels is expected to take place before the end of 2023. The sale is expected to provide net cash proceeds of approximately $56.7 million after the partial repayment of USD 12.6 million for certain amounts payable on the term loan tranche under Eneti’s Credit Facility and payment of a USD 0.7 million broker fee. The pro forma condensed combined financial information does not reflect the expected disposal of these non-core assets as the divestment is not a prerequisite of the Transactions, however they are presented by Eneti as assets held for sale as of June 30, 2023 and are valued at $69.3 million. As per unaudited information received from Eneti in respect of the financial year ended December 31, 2022, revenue recognized for these three vessels amounted to USD 31.6 million, recognized vessel operating and project costs amounted to USD 28.6 million while vessel depreciations amounted to USD 5.0 million.
Eneti’s Credit Facility contains a change of control mandatory prepayment provision pursuant to which Eneti will be required, upon a change of control, to prepay all outstanding amounts under the facility and will be deemed cancelled immediately. The completion of the Transactions will be deemed a change of control, which will result in Eneti having to prepay all outstanding amounts under the $175 million credit facility, which as of June 30, 2023 had $59.4 million outstanding, under its term loan and cancellation of the agreement in whole. Except for a reversal of the unamortized portion of deferred financing cost under the purchase price allocation, see note 3g), the pro forma condensed combined financial information does not reflect the effects of the refinancing, i.e. the pro forma condensed combined financial information is prepared using the interest rate of the existing credit facility of $175 million as the conditions of the New Debt Facility are not significantly different from the conditions of the existing credit facility of $175 million, see note 3o).
In August 2022, Eneti sold all of its remaining 2.16 million common shares of Scorpio Tankers Ltd., an equity investment accounted for at fair value, for approximately $82.5 million which resulted in a gain of $54.9 million recorded as “Income from equity investment — related party” within “Other Income (or Other Gains/Losses).” The pro forma condensed combined income statement for the year ended December 31, 2022 does not include an adjustment (reversal) of this gain on the sale of shares of Scorpio Tankers Ltd. as the non-recurring gain arose from a historical transaction that is already reflected in the historical financial statements of Eneti and is unrelated to Cadeler’s accounting for the acquisition of Eneti in accordance with IFRS.
The unaudited pro forma condensed combined financial information does not include all information required to be included in financial statements prepared in accordance with IFRS and should be read in conjunction with the information contained in this prospectus and the consolidated financial statements of Cadeler and Eneti and the accompanying notes included elsewhere in this prospectus or incorporated by reference herein, as applicable.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023
	Historical					Pro Forma
	Cadeler Group (IFRS)	Historical adjusted Eneti Group U.S. GAAP (reclassified and translated to EUR)(1)	Explanatory notes	Transaction accounting adjustments(2)	Explanatory notes	Condensed combined balance sheet
	(EUR thousands)
ASSETS
Non-current assets
Intangible assets	352	4,157		(4,157)	3b)	352
Property, plant and equipment	612,050	510,200	2a) & 2b)	(72,874)	3c) & 3d)	1,049,376
Assets held for sale	0	63,756		(63,756)	3e)	0
Rights-of-use assets	25	1,316	2b)	(75)	3a)	1,266
Leasehold deposits	1,208	0		0		1,208
Derivatives	3,536	0		0		3,536
Other assets	0	52		0		52
Total non-current assets	617,171	579,481		(140,862)		1,055,790
Current assets
Assets held for sale	0	0		63,756	3e)	63,756
Inventories	494	4,606		(4,338)	3d)	762
Trade and other receivables	59,627	34,298	2c) & 2e)	0		93,925
Receivables from related parties	0	986	2d)	0		986
Prepayments	1,839	5,300	2e)	0		7,139
Current income tax receivable	12	0		0		12
Restricted cash	0	1,946		0		1,946
Cash and cash equivalents	19,052	71,118		0		90,170
Total current assets	81,024	118,254		59,418		258,696
Total assets	698,195	697,735		(81,444)		1,314,486
Equity
Share capital	26,575	1,045	2f)	16,676	3f)	44,296
Share premium	509,542	1,902,238	2g)	(1,489,643)	3f)	922,137
Hedging reserves	(2,643)	0		0	3f)	(2,643)
Cost of hedging reserves	(2,651)	0		0	3f)	(2,651)
Treasury shares	0	(16,255)	2h)	16,255	3f)	0
Retained earnings / (Accumulated losses)	33,004	(1,287,743)	2i)	1,321,672	3a) & 3f)	66,933
Total equity	563,827	599,285		(135,040)		1,028,072
Non-current liabilities
Deferred tax liabilities	0	13,392		(8,340)	3j)	5,052
Lease liabilities	0	1,397	2j)	(15)	3a)	1,382
Other payables	0	17	2j)	0		17
Deferred charter hire income	1,823	0		0		1,823
Debt to credit institutions	115,411	42,508	2k)	617	3g)	158,536
Derivatives	7,999	0		0		7,999
Total non-current liabilities	125,233	57,314		(7,738)		174,809
Current liabilities
Trade and other payables	8,328	15,654	2l)	61,060	3h) & 3i)	85,042
Payables to related parties	271	38	2m)	0		309
Deferred charter hire income	451	13,193	2n)	0		13,644
Lease liabilities	80	663	2l)	(121)	3a)	622
Current income tax liabilities	5	482	2o)	0		487
Debt to credit institutions	0	11,106	2k)	394	3g)	11,500
Total current liabilities	9,135	41,136		61,333		111,604
Total liabilities	134,368	98,450		53,595		286,413
Total equity and liabilities	698,195	697,735		(81,445)		1,314,485

(1)
Reflects the U.S. GAAP balance sheet for Eneti as of June 30, 2023, translated to EUR at a rate of 0.92 (USD/EUR) and reflecting presentation reclassification adjustments applied to conform with Cadeler’s consolidated financial statement presentation. Refer to note 2 in the explanatory notes for further information.

(2)
Refer to note 3 in the explanatory notes for further information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2023
	Historical					Pro Forma
	Cadeler Group (IFRS)	Historical adjusted Eneti Group U.S. GAAP (reclassified and translated to EUR)(1)	Explanatory notes	Transaction accounting adjustments(2)	Explanatory notes	Condensed combined income statement
	(EUR thousands)
Revenue	67,773	48,452		0		116,225
Cost of sales	(25,222)	(90,961)	2p)	772	3k)	(115,411)
Gross profit/loss	42,551	(42,509)		772		814
Administrative expenses	(13,112)	(17,746)	2q)	(7)	3m)	(30,865)
Operating profit	29,439	(60,255)		765		(30,051)
Finance income	441	2,907	2r)	0		3,348
Finance costs	(291)	(703)	2s)	(46)	3m) & 3o)	(1,040)
Profit/loss before income tax	29,589	(58,051)		719		(27,743)
Income tax credit/expense	0	(3,959)		0		(3,959)
Profit/loss for the period	29,589	(62,010)		719		(31,702)
Other comprehensive income
Items that may be reclassified to profit or loss
Cash flow hedges – changes in fair value	(3,467)	0		0		(3,467)
Cash flow hedges – interest recycled	(519)	0		0		(519)
Cash flow hedges – cost of hedging	(2,651)	0		0		(2,651)
Other comprehensive income after tax	(6,637)	0		0		(6,637)
Total comprehensive income for the period, net of tax	22,952	(62,010)		719		(38,339)
Earnings (loss) per share (EUR)
Basic	0.15	(1.69)			6	(0.10)
Diluted	0.15	(1.69)			6	(0.10)

(1)
Reflects the U.S. GAAP income statement for Eneti for the six months ended June 30, 2023, translated to EUR at a rate of 0.92 (USD/EUR) and reflecting presentation reclassification adjustments applied to conform with Cadeler’s consolidated financial statement presentation. Refer to note 2 in the explanatory notes for further information.

(2)
Refer to note 3 in the explanatory notes for further information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2022
	Historical					Pro Forma
	Cadeler Group (IFRS)	Historical adjusted Eneti Group U.S. GAAP (reclassified and translated to EUR)(1)	Explanatory notes	Transaction accounting adjustments(2)	Explanatory notes	Condensed combined income statement
	(EUR thousands)
Revenue	106,424	189,778		0		296,202
Cost of sales	(49,537)	(98,971)	2t)	1,909	3k)	(146,599)
Gross profit	56,887	90,807		1,909		149,603
Gain from business combination	0	0		41,798	3l)	41,798
Administrative expenses	(15,696)	(39,205)	2u)	(3,695)	3m) & 3n)	(58,596)
Operating profit	41,191	51,602		40,012		132,805
Other income (or other gains/ losses)	0	52,878	2v)	0		52,878
Finance income	4,031	616	2w)	0		4,647
Finance costs	(9,681)	(3,746)	2x)	(135)	3m) & 3o)	(13,562)
Profit/loss before income tax	35,541	101,351		39,877		176,768
Income tax credit/expense	0	(712)		0		(712)
Profit/loss for the period	35,541	100,638		39,877		176,056
Other comprehensive income
Items that may be reclassified to profit or loss
Cash flow hedges – changes in fair value	1,343	0		0		1,343
Other comprehensive income after tax	1,343	0		0		1,343
Total comprehensive income for the period, net of tax	36,884	100,638		39,877		177,399
Earnings per share (EUR)
Basic	0.22	2.61			6	0.60
Diluted	0.22	2.59			6	0.60

(1)
Reflects the U.S. GAAP income statement for Eneti for the year ended December 31, 2022, translated to EUR at a rate of 0.95 (USD/EUR) and reflecting presentation reclassification adjustments applied to conform with Cadeler’s consolidated financial statement presentation. Refer to note 2 in the explanatory notes for further information.

(2)
Refer to note 3 in the explanatory notes for further information.

Notes to unaudited pro forma condensed combined financial information
As of June 30, 2023 and for the six months ended June 30, 2023 and for the year ended December 31, 2022 (in EUR thousands except where otherwise indicated).
Objective of the pro forma financial information
The unaudited pro forma condensed combined financial information gives an effect to the Business Combination as described further in the section “Business Combination Agreement” reflecting an acquisition of a 100% ownership interest in Eneti by Cadeler under the acquisition method of accounting. The unaudited pro forma condensed combined balance sheet gives an effect to the Transactions as if they had closed on June 30, 2023. The pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies of the Cadeler Group 2022 Consolidated Financial Statements and these policies are in line with expected future financial statements. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2023 and for the year ended December 31, 2022 gives an effect to the Transactions as if they had closed on January 1, 2022, respectively.
Explanatory notes on pro forma condensed combined financial information
1.
Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared by Cadeler based on the unaudited condensed consolidated interim financial report as of and for the six months ended June 30, 2023, audited consolidated financial statements of both Cadeler and Eneti for the year ended December 31, 2022 and other currently available information. The pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies of the Cadeler Group 2022 Consolidated Financial Statements and these policies are in line with expected future financial statements. The unaudited pro forma condensed combined financial information should therefore be read in conjunction with the following consolidated financial statements, including the notes thereto:
•
Cadeler’s unaudited interim consolidated balance sheet as of June 30, 2023 and unaudited interim consolidated income statement for the six months ended June 30, 2023.

•
The audited consolidated financial statements of Cadeler A/S for the year ended December 31, 2022, which have been prepared in accordance with IFRS and included in the Cadeler Group 2022 Consolidated Financial Statements, which are included elsewhere in this prospectus.

•
Eneti’s unaudited interim consolidated balance sheet as of June 30, 2023 and unaudited interim consolidated income statement for the six months ended June 30, 2023.

•
The audited consolidated financial statements of Eneti for the year ended December 31, 2022, which have been prepared in accordance with U.S. GAAP and included in Eneti’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, as filed with the SEC on April 14, 2023, which is incorporated by reference herein.

The Eneti historical consolidated financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. For purposes of the unaudited pro forma condensed combined financial information, those financial statements have been adjusted to conform to the recognition, measurement and presentation requirements of IFRS as applied by Cadeler, presented in Euro, which is the presentation currency of Cadeler. Balance sheet information available for Eneti in USD has been translated to EUR using a spot rate of 0.92 (USD/EUR) as of June 30, 2023 and income statement information available for Eneti in USD has been translated to EUR using an average rate of 0.92 (USD/EUR) for the six months ended June 30, 2023 and 0.95 (USD/EUR) for the year ended December 31, 2022.
In preparing the unaudited pro forma condensed combined financial information, Eneti’s historical financial statements were first aligned with Cadeler’s classification and presentation of its historical financial information (see note 2 below) and the transaction accounting adjustments were then applied to conform Eneti’s balance sheet and income statement to the IFRS accounting policies as applied by Cadeler and to account for the impact of the Transactions under IFRS (see note 3 below).

2.
Presentation reclassification adjustments

Presentation reclassification adjustments have been applied to the Eneti balance sheet as of June 30, 2023 and income statement information for the six months ended June 30, 2023 and the year ended December 31, 2022 in order to conform with Cadeler’s consolidated financial statement presentation as reflected in Cadeler’s unaudited consolidated balance sheet as of June 30, 2023, the unaudited income statement for the six months ended June 30, 2023 and the audited income statement for the year ended December 31, 2022. Such reclassifications and presentation adjustments have been made based on currently available information and, accordingly, further required adjustments may be identified as additional information becomes available. These adjustments may be material.
The notes below refer to the historical Eneti balance sheet and income statement line items and indicate how these have been reclassified to the respective Cadeler balance sheet and income statement line items presented herein. Amounts are presented in EUR thousand and have been translated from USD as indicated under note 1 above.
Balance sheet items as of June 30, 2023 (in EUR thousands except where otherwise indicated):
a)
“Vessels, net” of EUR 371,612 and “Vessels under construction” of EUR 137,558 were reclassified to “Property, plant and equipment” (EUR 509,170).

b)
“Other assets” of EUR 2,345 were reclassified to “Right-of-use assets” (EUR 1,316) and “Property, plant and equipment” (EUR 1,030).

c)
“Accounts receivable from third parties” of EUR 27,138 and “Contract fulfillment costs” of EUR 3,952 were reclassified to “Trade and other receivables” (EUR 31,090).

d)
“Due from related parties” of EUR 986 were reclassified to “Receivables from related parties.”

e)
“Prepaid expenses and other current assets” of EUR 8,508 were reclassified to “Prepayments” (EUR 5,300) and “Trade and other receivables” (EUR 3,208).

f)
“Common Shares” of EUR 1,045 were reclassified to “Share capital.”

g)
“Paid-in capital” of EUR 1,902,238 was reclassified to “Share premium.”

h)
“Common shares held in treasury” of EUR (16,255) were reclassified to “Treasury shares.”

i)
“Accumulated deficit” of EUR (1,287,743) was reclassified to “Retained earnings / (Accumulated losses).”

j)
“Other liabilities” of EUR 1,414 were reclassified to non-current “Lease liabilities” (EUR 1,397) and “Other payables” (EUR 17).

k)
Long term and short term “Bank loans, net” of EUR 42,508 and EUR 11,106 were reclassified to long term and short term “Debt to credit institutions,” respectively.

l)
“Accounts payable and accrued expenses” of EUR 16,317 were reclassified to current “Lease liabilities” (EUR 663) and to “Trade and other payables” (EUR 15,654).

m)
“Due to related parties” of EUR 38 were reclassified to “Payables to related parties.”

n)
“Contract liabilities” of EUR 13,193 were reclassified to “Deferred charter hire income.”

o)
“Corporate income tax payable” of EUR 482 were reclassified to “Current income tax liabilities.”

Income statement items for the six months ended June 30, 2023 (in EUR thousands except where otherwise indicated):
p)
“Vessel operating and project costs” of EUR 33,604, “Vessel operating and project cost-related party” of EUR 804, “Vessel depreciation” of EUR 11,164 and “Write-down of vessels classified as held for sale” of EUR 45,389 were reclassified to “Cost of Sales” (EUR 90,961).

q)
“General and administrative expenses” of EUR 17,203 and “General and administrative expenses-related party” of EUR 543 were reclassified to “Administrative expenses” (EUR 17,746).

r)
“Interest income” of EUR 1,549 and “Foreign exchange gain” of EUR 1,358 were reclassified to “Finance Income” (EUR 2,907).

s)
“Financial expense, net” of EUR (703) were reclassified to “Finance Costs.”

Income statement items for the year ended December 31, 2022 (in EUR thousands except where otherwise indicated):
t)
“Vessel operating costs” of EUR 75,548, “Vessel operating costs-related party” of EUR 4, and “Vessel depreciation” of EUR 23,419 were reclassified to “Cost of Sales” (EUR 98,971).

u)
“General and administrative expenses” of EUR 38,623 and “General and administrative expenses-related party” of EUR 582 were reclassified as “Administrative expenses” (EUR 39,205).

v)
“Income (loss) from equity investment-related party” of EUR 52,878 were reclassified to “Other Income (or Other Gains/Losses).” The amount of EUR 52,878 relates to the gain on sale of shares of Scorpio Tankers Ltd. which will not recur in the income statement beyond 12 months after the transaction.

w)
“Interest income” of EUR 616 were reclassified as “Finance Income.”

x)
“Foreign exchange (loss)” of EUR 1,729, “Financial expense, net” of EUR 536 and “Financial expense related party” of EUR 1,481 were reclassified as “Finance Costs” (EUR 3,746).

3.
Transaction accounting adjustments

Transaction accounting adjustments include certain pro forma preliminary adjustments to conform Eneti’s balance sheet and income statement to Cadeler’s IFRS accounting policies and adjustments made to reflect the fair value of identifiable assets and liabilities of Eneti acquired and assumed as part of the Business Combination in accordance with IFRS. They also include certain identified combination adjustments, the elimination of Eneti equity balances and reflection of the estimated purchase consideration and estimated negative goodwill.
These adjustments have been estimated based on information available at the time of preparing the pro forma condensed combined balance sheet and income statement.
Transaction accounting adjustments made to reflect the consideration to be transferred in the Business Combination and the fair value measurement of identifiable assets acquired and liabilities assumed are preliminary and based upon available information and certain assumptions that Cadeler believes are reasonable under the circumstances, which are described in this note. A final determination of the consideration and the fair value of assets acquired and liabilities assumed will be based on the fair value of the actual number of Cadeler Shares to be issued as consideration to be transferred in the Business Combination and the actual assets and liabilities of Eneti as of the completion date of the Transactions. As a consequence, the final impact of the Transactions may differ materially from the amounts presented here. Any provisional amounts recognized as of the completion date of the Transactions will be adjusted to reflect any new information obtained as soon as the new information is received, however not exceeding 12 months.
All adjustments have been considered on a pre- and post-tax basis. This assessment includes assumptions and represents Cadeler’s best estimate as to the likely tax impacts. The assessment could change as further information becomes available, including how the entities and businesses in each location will be reorganized, the choice of tax regime, receipt of revised profit forecasts for those entities and other bases for taxes, and discussions with the relevant tax authorities.
Cadeler and Eneti did not have any historical commercial relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate transactions and balances between the companies.
The following notes reference the pro forma condensed combined balance sheet as of June 30, 2023 and income statement for the six months ended June 30, 2023 and for the year ended December 31, 2022 which is included above.
Balance sheet (in EUR thousands except where otherwise indicated):
a)
Under U.S. GAAP ASC 842, leases are classified as either finance or operating leases at lease commencement date depending on certain specified criteria, whereas IFRS 16, Leases, does not distinguish between operating and finance leases. Rather, IFRS applies a single recognition and measurement model to all leases which is similar to the treatment of finance leases under U.S. GAAP.

Eneti’s lease of office space and warehouse facilities have been classified as operating leases under U.S. GAAP, where the lease liability is measured as the present value of the remaining lease payments and the amortization of right-of-use assets is increasing over the lease term to provide a constant expense profile together with interest on the lease liability presented in a single line in the income statement. Therefore, these lease expenses recognized on a straight-line basis over the lease term under U.S GAAP has been reversed, and adjustments have been made to recognize interest expense on the lease liability and straight-line amortization on right of use assets.
The U.S. GAAP to IFRS adjustment reflects a decrease in Right-of-use assets of EUR 75, and a decrease of Non-current Lease liabilities of EUR 15, Current Lease liabilities of EUR 121 and an increase in Retained earnings of EUR 61. Refer to note 3m) for the associated impact on the pro forma condensed combined income statement for the six months ended June 30, 2023 and for the year ended December 31, 2022.
b)
A preliminary fair value adjustment of EUR 4,157 has been applied to Intangible assets relating to the Eneti and Seajacks trademarks. The fair value of the trademarks is considered not material due to the nature of the industry where trademarks are less important.

c)
The preliminary adjustment of EUR 77,212 reflects a lower fair value of Property, plant and equipment than the carrying amount in the consolidated balance sheet of Eneti as of June 30, 2023. This adjustment is based on Cadeler’s best estimate of the current fair value of the vessels and is based on quotes obtained from external brokers or agreed sales prices for the three non-core vessels.

d)
An adjustment of EUR 4,338 has been made in the pro forma condensed balance sheet as of June 30, 2023 to reflect a reclassification of Eneti’s capitalized inventory spare parts from Inventories to Property, plant and equipment to conform to Cadeler’s IFRS accounting policies.

e)
An adjustment of EUR 63,756 has been made in the pro forma condensed balance sheet as of June 30, 2023 to reflect a reclassification of Eneti’s Assets held for sale from Non-current assets to Current assets to conform to Cadeler’s IFRS accounting policies.

f)
Eneti’s historical equity, which includes share capital, share premium, treasury shares and retained earnings is eliminated on combination. Furthermore, adjustments are made to Eneti’s equity to conform with IFRS accounting policies as applied by Cadeler, see note 3a), accrued transaction costs, see note 3i) and issuance of new Cadeler Shares in exchange for Eneti Common Stock, see note 4. The movements impacting the pro forma combined equity are outlined in the table below.

	Historical							Pro Forma
	Cadeler Group (IFRS)	Historical adjusted Eneti Group U.S. GAAP (reclassified and translated to EUR)	Estimated purchase consideration	Negative Goodwill	Elimination of Eneti Group’s historical equity	Adjustment to conform with IFRS accounting policies applied by Cadeler	Estimate of Cadeler transaction costs	Condensed combined balance sheet
	(EUR thousands)
Equity
Share capital	26,575	1,045	17,721	0	(1,045)	0	0	44,296
Share premium	509,542	1,902,238	412,595	0	(1,902,238)	0	0	922,137
Hedging reserves	(2,643)	0	0	0	0	0	0	(2,643)
Cost of hedging reserves	(2,651)	0	0	0	0	0	0	(2,651)
Treasury shares	0	(16,255)	0	0	16,255	0	0	0
Retained earnings / (Accumulated losses)	33,004	(1,287,743)	0	41,798	1,287,743	61	(7,930)	66,933
Total equity	563,827	599,285	430,316	41,798	(599,285)	61	(7,930)	1,028,072
g)
An adjustment of EUR 1,011 in total (EUR 617 relates to non-current debt and EUR 394 to current debt) relates to elimination of unamortized deferred financing costs on Eneti’s credit facility as the facility will be refinanced after the Transactions due to a change of control mandatory prepayment provision pursuant to which Eneti will be required, upon the Transactions, to prepay all outstanding amounts and the facility will be deemed cancelled immediately. Thus, the unamortized deferred financing costs have been written down to 0.

h)
The employment agreements with certain executives of Eneti include change of control provisions that entitle the executives to receive a change in control bonus. The executives are not required to continue to perform services for the combined company after the Transactions, thus, an accrual in the amount of EUR 41,400 has been reflected in the pro forma condensed combined balance sheet as of June 30, 2023.

i)
Adjustments have been made based on the assumption that all outstanding Eneti Common Stock are exchanged for Cadeler shares to reflect accrued transaction related costs of Cadeler and costs related to issuance of new Cadeler Shares in exchange for Eneti Common Stock in total of EUR 7,930 in the pro forma condensed balance sheet as of June 30, 2023 based on the estimate of costs to be incurred after June 30, 2023 up to completion of the Transactions, consisting primarily of transaction bonus, advisory, legal and consulting fees.

The transaction related accrued costs that amount to EUR 3,993 relating to costs upon completion of the Transactions, are included in the pro forma condensed combined income statement for the year ended December 31, 2022, see note 3n).
The costs related to issuance of new Cadeler Shares in exchange for Eneti Common Stock in the amount of EUR 3,937 are recorded directly in equity as costs associated with the capital increase.
Furthermore, an adjustment has been made to reflect accrued transaction related costs related to Eneti in the amount of EUR 11,730 in the pro forma condensed balance sheet as of June 30, 2023 based on the estimate of costs to be incurred after June 30, 2023 up to completion of the Transactions, consisting primarily of advisory, legal and consulting fees.
j)
Deferred tax impact on pro forma adjustments have been recognized to the extent these adjustments increase or reduce recognized deferred tax liabilities. Because of uncertainty related to future choices of tax regimes, e.g. a tonnage taxation regime or an income tax regime, or uncertainty on future earnings that can recover previous not recognized deferred tax assets or tax assets arising from other pro forma adjustments, no deferred tax assets have been recognized.

Thus, the adjustment of EUR 8,340 reflects the tax impact of the write-down of the vessel, Seajacks Zaratan, taxed in the Japanese jurisdiction.

Income statement (in EUR thousands except where otherwise indicated):
k)
Cost of sales is reduced by EUR 772 for the six months ended at June 30, 2023 and reduced by EUR 1,909 for the year ended at December 31, 2022 to reflect the impact on depreciation expense if the fair value adjustments on vessels were applied on January 1, 2022, see note 3c) and based on reassessed estimated useful lives and residual values for the vessels in order to align with Cadeler’s accounting policies and estimates. The significant acquired vessels were estimated to have remaining useful lives of 16-19 years.

l)
The negative goodwill balance arising from the transaction is estimated to be EUR 41,798 and has been determined based on the estimated fair values for the identifiable assets acquired and liabilities assumed, and consideration transferred. See Note 4 for further information. This adjustment is of a non-recurring in nature.

m)
Administrative expenses and Finance cost include adjustment for U.S. GAAP to IFRS for leases as applied resulting in an increase of EUR 7 in Administrative expenses and increase of EUR 46 in Finance cost for the six months ended June 30, 2023 and a decrease of EUR 298 in Administrative expenses and increase of EUR 135 in Finance cost for the year ended December 31, 2023. See note 3a).

n)
Administrative expenses include an adjustment for accrued estimated transaction-related costs of EUR 3,993, based on an estimate of costs to be incurred after June 30, 2023 up to completion of the Transactions, consisting primarily of transaction bonus, advisory and legal fees, see note 3i). This adjustment is non-recurring in nature.

o)
No pro forma adjustment has been made to the unaudited pro forma condensed combined financial information to reflect the condition of the New Debt Facility that will replace the current Eneti credit facility upon completion of the Business Combination as the conditions of the New Debt Facility are not significantly different from the conditions of the current facility. Both facilities carry a variable interest plus a margin. The New Debt Facility is based on EURIBOR whereas Eneti’s current Credit Facility is based on SOFR. The interest rates have for the year ended December  31, 2022 and the six months ended June 30, 2023 been in the range 4.4% – 8.1%. The interest expenses on Eneti’s current Credit Facility are capitalized on vessels under construction, thus the refinancing will not have an effect on the pro forma income statement for the year ended December 31, 2022 or for the six months ended June 30, 2023.

4.
Estimated preliminary purchase price allocation

The unaudited pro forma condensed combined financial information assumes that:
•
Cadeler will acquire 100% of outstanding Eneti Common Stock upon completion of the Transactions;

•
the number of shares of Eneti Common Stock exchanged will be up to 38,678,199 shares; and

•
each share of Eneti Common Stock will be exchanged for Cadeler ADSs representing, in the aggregate, 3.409 Cadeler Shares disregarding that fractional shares will be settled in cash.

The estimated number of shares of Eneti Common Stock to be exchanged upon completion of the Transactions includes shares from accelerated vesting of outstanding restricted share-based compensation awards for Eneti employees. The final valuation of the consideration to be transferred by Cadeler upon the completion of the Transactions will be determined based on the Cadeler Trading Price, rounded to the nearest whole U.S. Dollar cent, on the completion date of the Transactions. The preliminary determined purchase consideration is based on the closing price as of September 20, 2023 of new shares to be issued by Cadeler to the Eneti Stockholders in exchange of shares in Eneti.
For the purpose of the unaudited pro forma condensed combined financial information, preliminary fair values of identifiable assets acquired and liabilities assumed as of June 30, 2023 have been estimated. Due to a decline in the share price of Cadeler Shares since Cadeler and Eneti entered into the Business Combination Agreement on June 16, 2023 up to September 20, 2023, the net fair value of those identifiable assets and liabilities exceeds the preliminary determined purchase consideration as of September 20, 2023 by applying foreign exchange rates as of June 30, 2023 and as such a preliminary negative goodwill in the amount of EUR 41,798 has been calculated. The negative goodwill is recognized as a gain in the unaudited pro forma condensed combined income statement for the year ended December 31, 2022.
Were the unaudited pro forma condensed combined financial information presented as if the Transactions was completed as of the date of the Business Combination Agreement, the preliminary purchase price allocation would likely have shown a goodwill as the estimated purchase price consideration would have been calculated by using the price of Cadeler shares at that date as well as the fair value of net assets at that date. The actual goodwill or negative goodwill that will be calculated at the completion of the Transactions may represent an amount of goodwill or an amount of negative goodwill that is less or higher than the amount calculated for the unaudited pro forma condensed combined financial information. The actual amount of goodwill or negative goodwill depends on the price of Cadeler shares and the fair value of the net assets upon completion of the Transactions. The actual amount of goodwill or negative goodwill may be significantly different than the amount calculated for the unaudited pro forma condensed combined financial information.
The amount of goodwill or negative goodwill will change one-to-one by changes in the purchase price consideration caused by changes in the price of Cadeler shares as indicated in the sensitivity analysis table below provided that the fair value of the net assets is the same as used for the preliminary pro forma purchase price allocation below.
The actual amount of goodwill or negative goodwill will not change the ratio of 3.409 Cadeler Shares to be paid for each share of Eneti Common Stock. The amount of goodwill or negative goodwill or any changes therein should not be seen as an indicator of whether the exchange ratio is favorable or unfavorable to either party of the Business Combination Agreement as agreed on June 16, 2023.
Preliminary pro forma purchase price allocation
EUR thousands
Total pro forma estimated purchase price	430,316
Eneti Net Assets at Fair Value
Intangible assets	0
Property, plant and equipment	437,326
Rights-of-use assets	1,316
Other non-current assets	52
Assets held for sale	63,756
Inventories	268
Trade and other receivables	34,298
Receivables from related parties	986
Prepayments	5,300
Restricted cash	1,946
Cash and cash equivalents	71,118
Total assets	616,366
Deferred tax liabilities	5,052
Non-current lease liabilities	1,397
Non-current other liabilities	17
Non-current debt to credit institutions	43,125
Trade and other payables	68,784
Payables to related parties	38
Deferred charter hire income	13,193
Current lease liabilities	663
Current income tax liabilities	482
Current debt to credit institution	11,500
Total liabilities	144,251
Fair value of net assets acquired	472,114
Pro forma negative goodwill resulting from the Transaction	(41,798)

Pro forma adjustments made to reflect the fair value measurement of identifiable assets acquired and liabilities assumed and negative goodwill are preliminary and based upon available information and certain assumptions that Cadeler believes are reasonable under the circumstances, which are described above in this section. A final determination of the fair value of assets acquired and liabilities assumed will be based on the actual assets and liabilities of Eneti that exist as of the completion date of the Transactions and, therefore, cannot be finalized prior to the completion of the Transactions and may differ materially from the amounts presented here. In addition, IFRS 3 allows for a further 12 months after completion of the Transactions to make any allowable adjustments to the initial purchase price allocation.
Estimated consideration of approximately EUR 430 million applied for the pro forma financial information is based on Cadeler’s closing share price of NOK 38.26 on September 20, 2023 and the foreign exchange rate as of June 30, 2023. The value of purchase price consideration will change based on fluctuations in the share price of Cadeler Shares, the foreign exchange rate of NOK and the number of shares of Eneti Common Stock outstanding on the completion date of the Transactions.
The following table summarizes the determination of the estimated purchase price consideration with a sensitivity analysis assuming a 10% increase and a 10% decrease in the price of Cadeler Shares from the September 20, 2023 baseline and a sensitivity analysis assuming a 10% increase and a 10% decrease in the NOK/EUR exchange rate from the June 30, 2023 baseline.
	September 20, 2023 Baseline	10% increase in Cadeler Group share price	10% decrease in Cadeler Group share price	10% increase in NOK/EUR exchange rate	10% decrease in NOK/EUR exchange rate
Estimated Eneti Common Stock outstanding(1)	38,678,199	38,678,199	38,678,199	38,678,199	38,678,199
Exchange ratio	3.409	3.409	3.409	3.409	3.409
Eneti Common Stock in combined company	131,853,980	131,853,980	131,853,980	131,853,980	131,853,980
Price per Cadeler Share, September 20, 2023 (in NOK)	38.26	42.09	34.43	38.26	38.26
Pro forma purchase price consideration (in NOK thousand)	5,044,733	5,549,207	4,540,260	5,044,733	5,044,733
NOK/EUR, June 30, 2023	0.0853	0.0853	0.0853	0.0938	0.0768
Pro forma purchase price consideration (in EUR thousand)	430,316	473,347	387,284	473,347	387,284

(1)
Total estimated shares of Eneti Common Stock outstanding assumes the accelerated vesting of outstanding restricted share-based compensation awards for Eneti employees and the issuance of all shares of Eneti Common Stock authorized for issuance pursuant to Eneti’s existing equity plan or otherwise permitted to be issued pursuant to the Business Combination Agreement.

The amount of goodwill or negative goodwill will change one to one by changes in the purchase price consideration caused by changes in the price of Cadeler shares as indicated in the sensitivity analysis table above provided that the fair value of the net assets is the same as used for the preliminary pro forma purchase price allocation above.

5.
U.S GAAP to IFRS adjustments

Other than for the items noted in section 3, Cadeler has reviewed Eneti’s U.S. GAAP policies and related reporting and has concluded that other identified policy differences did not result in a material impact compared with reporting prepared under Cadeler’s IFRS accounting policies. As part of this review Cadeler has considered the following:
Consolidation: IFRS and U.S. GAAP consolidation principles are for the most part in line with consolidation required when an entity has power over relevant activities and exposure to variable returns. No material differences are expected.
Accordingly, no adjustments have been reflected in the pro forma financial information for the items above.
6.
Earnings per share

Pro forma earnings per share (“EPS”) for the pro forma condensed combined income statement have been recalculated to show the impacts of the Transactions after giving an effect to the Cadeler Shares to be transferred to Eneti Stockholders, using the Exchange Ratio and assuming that the Cadeler Shares to be transferred to Eneti Stockholders in connection with the Transactions were outstanding at the beginning of and during the periods presented.
For the purposes of the unaudited pro forma diluted EPS calculation, there is assumed to be no effect from anti-dilutive potential ordinary shares.
	Six months ended June 30, 2023		Year ended December 31, 2022
	Cadeler (Historical)	Pro forma combined company	Cadeler (Historical)	Pro forma combined company
Net income/(loss) attributable to shareholders, EUR (thousands)	29,589	(31,702)	35,541	176,056
Weighted average number of ordinary shares (basic), thousands	197.600	329,454	163,219	295,073
Basic earnings / (loss) per share, EUR	0.15	(0.10)	0.22	0.60
Weighted average number of ordinary shares (diluted), thousands	198,276	329,454(1)	163,895	295,749
Diluted earnings / (loss) per share, EUR	0.15	(0.10)	0.22	0.60

(1)
Anti-dilutive equity awards amounting to 676,000 shares are not included in diluted earnings / (loss) per share computations for pro forma combined company for the six months ended June 30, 2023.

MATERIAL TAX CONSEQUENCES
Material U.S. Federal Income Tax Considerations
In the opinion of Cadeler’s U.S. tax counsel Davis Polk & Wardwell LLP, subject to the qualifications, assumptions, limitations and exclusions set forth below (which exclusions include certain specific matters on which our U.S. tax counsel is unable to render an opinion for the reasons discussed below), and based in part on certain representations from Cadeler and Eneti, the following are the material U.S. federal income tax consequences of (i) the Business Combination to the U.S. Holders described below of Eneti Common Stock that exchange their Eneti Common Stock for Cadeler ADSs pursuant to the Offer and (ii) the ownership and disposition of the Cadeler ADSs received by the U.S. Holders pursuant to the Offer (or the underlying Cadeler Shares).
The following discussion applies only to U.S. Holders that hold Eneti Common Stock and, after the completion of the Business Combination, will hold Cadeler ADSs (or the underlying Cadeler Shares), as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that might be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax laws, such as, for example:
•
dealers or certain electing traders in securities that are subject to mark-to-market tax accounting rules;

•
banks and certain other financial institutions;

•
insurance companies;

•
tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•
partnerships or other entities classified as partnership for U.S. federal income tax purposes and their partners or investors;

•
regulated investment companies;

•
real estate investment trusts;

•
persons whose functional currency is not the U.S. dollar;

•
persons that hold Eneti Common Stock, or will hold the Cadeler ADSs or Cadeler Shares, as part of a straddle or other integrated transaction;

•
persons that hold Eneti Common Stock, or will hold Cadeler ADSs or Cadeler Shares, in connection with a trade or business conducted outside the United States;

•
persons that acquired Eneti Common Stock pursuant to the exercise of employee stock options or otherwise as compensation; or

•
persons that own or have owned, or will own after the Business Combination (directly, indirectly or constructively) 5% or more of Eneti Common Stock or the Cadeler ADSs or Cadeler Shares (by vote or value).

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes owns Eneti Common Stock or Cadeler ADSs or Cadeler Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Entities classified as partnerships for U.S. federal income tax and their partners should consult their tax advisers regarding the tax consequences of the exchanging Eneti Common Stock for Cadeler ADSs pursuant to the Offer and the ownership and disposition of Cadeler ADSs or the underlying Cadeler Shares in their specific circumstances.
This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, as well as the income tax treaty between the United States and Denmark (the “U.S.-Denmark Treaty”), all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code, or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation. This discussion assumes that each obligation under the deposit agreement for the Cadeler ADSs and any related agreement will be performed in accordance with its terms.
For purposes of this discussion, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes, a beneficial owner of Eneti Common Stock (and after the Business Combination will be a beneficial owner of the Cadeler ADSs or underlying Cadeler Shares) and:
•
an individual citizen or resident of the United States,

•
a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state therein, or

•
an estate or trust the income of which is includible in gross income regardless of its source.

In general, a U.S. Holder that owns Cadeler ADSs will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges Cadeler ADSs for the underlying Cadeler Shares represented by those ADSs.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF ENETI COMMON STOCK FOR CADELER ADSS PURSUANT TO THE OFFER. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF ENETI COMMON STOCK FOR CADELER ADSS PURSUANT TO THE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF CADELER ADSS OR CADELER SHARES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.
Consequences of the Offer to U.S. Holders
Treatment of the Business Combination
Whether the exchange of Eneti Common Stock for Cadeler ADSs pursuant to the Offer will be treated as a tax-free reorganization or a taxable transaction to U.S. Holders (as defined in “Material Tax Consequences — Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes will not be known until the Merger is consummated. The treatment will depend on whether the exchange of Eneti Common Stock pursuant to the Offer and the Merger, taken together, qualifies as a tax-free “reorganization” described in Section 368(a) of the Code (a “Reorganization”). The treatment of the Offer and the Merger, taken together, as a Reorganization will depend, among other things, on the satisfaction of a “continuity of interest” (“COI”) requirement under the rules applicable to tax-free reorganizations. Under applicable case law and U.S. Treasury regulations, the COI requirement will be satisfied only if the fair market value of the Cadeler ADSs received by the holders of Eneti Common Stock in the Offer and the Merger equals or exceeds a specified percentage (generally, around 40%) of the total value of the Cadeler ADSs and other consideration (including cash) received in the Offer and the Merger (including any amounts received by holders of Eneti Common Stock who exercise appraisal rights). Because this percentage will not be known until the Merger is consummated or thereafter, no determination whether the Offer and the Merger, taken together, will qualify as a Reorganization can be made at this time, and Cadeler’s U.S. tax counsel is therefore unable to render any opinion as to whether the Offer and the Merger, taken together, will qualify as a Reorganization. If the COI requirement is not met, the Offer and the Merger, taken together, would not qualify as a Reorganization and therefore, the exchange of Eneti Common Stock for Cadeler ADSs would be a taxable transaction. If the COI requirement is met, the parties to the Business Combination Agreement intend to treat the Offer and the Merger, taken together, as a Reorganization. Even if the COI requirement is met, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) or any court will agree that the Offer and the Merger, taken together, qualify as a Reorganization. Neither the completion of the Offer nor the Merger is conditioned on the receipt of an opinion of counsel that the Offer and the Merger, taken together, will qualify as a Reorganization, and neither Eneti nor Cadeler has requested or will request a ruling from the IRS regarding any aspect of the Business Combination.
As indicated in Eneti’s annual reports on Form 20-F, Eneti has not taken a position on whether or not it was a PFIC for U.S. federal income tax purposes for any prior taxable year, and Cadeler has not analyzed or verified Eneti’s PFIC status for any taxable year. The following discussion assumes that Eneti was not a PFIC in any taxable year included, in whole or in part, in a U.S. Holder’s holding period for its Eneti Common Stock. If Eneti is or was a PFIC for any taxable year included, in whole or in part, in a U.S. Holder’s holding period for its Eneti Common Stock (even if Eneti ceased to be a PFIC in any subsequent tax year), and Cadeler is not a PFIC in the taxable year in which the Business Combination occurs, then even if the Offer and the Merger, taken together, qualify as a Reorganization, a U.S. Holder could be required to recognize gain with respect to the exchange of its Eneti Common Stock for Cadeler ADSs, and such gain would be generally subject to tax in the manner described below under “— Consequences of the ownership of Cadeler ADSs or Cadeler Shares — Passive Foreign Investment Company Rules.” A U.S. Holder should consult its tax adviser regarding whether Eneti is or was a PFIC at any time during its holding period for the Eneti Common Stock and the effect of the PFIC rules on the exchange of Eneti Common Stock for Cadeler ADSs pursuant to the Offer.
Exchange of Eneti Common Stock for Cadeler ADSs
Except as described below under “— Cash in lieu of fractional Cadeler ADSs,” and subject to the discussion in the precedeing paragraph regarding the possible application of the PFIC rules, if the Offer and Merger, taken together, qualify as a Reorganization, a U.S. Holder that exchanges its Eneti Common Stock for Cadeler ADSs pursuant to the Offer will not recognize gain or loss on such exchange. The aggregate adjusted tax basis of a U.S. Holder in the Cadeler ADSs received pursuant to the Offer (together with the tax basis allocable to any fractional Cadeler ADS deemed received and redeemed, as described below) will equal the aggregate adjusted tax basis that the U.S. Holder had in the Eneti Common Stock surrendered in exchange therefor. A U.S. Holder’s holding period in the Cadeler ADSs received will include the holding period for the U.S. Holder’s Eneti Common Stock surrendered in exchange therefor. A U.S. Holder of Eneti Common Stock that acquired different blocks of Eneti Common Stock at different times and at different prices generally must apply the rules separately to each identifiable block of shares.
Alternatively, if the Offer and Merger, taken together, do not qualify as a Reorganization, a U.S. Holder exchanging Eneti Common Stock for Cadeler ADSs pursuant to the Offer will recognize gain or loss, if any, equal to the difference between (i) the sum of the fair market value of the Cadeler ADSs and any cash in lieu of fractional Cadeler ADSs received and (ii) the U.S. holder’s adjusted tax basis in the Eneti Common Stock exchanged therefor. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Eneti Common Stock is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations. If the exchange of Eneti Common Stock for Cadeler ADSs pursuant to the Offer is a taxable transaction, a U.S. Holder’s initial tax basis in the Cadeler ADSs will be equal to its fair market value as of the date of the exchange, and the holding period for such Cadeler ADSs will begin the day after the exchange.
Cash in lieu of fractional Cadeler ADSs
A U.S. Holder of Eneti Common Stock that receives cash in lieu of fractional Cadeler ADSs pursuant to the Offer will generally be treated as having received such fractional Cadeler ADS and then as having received cash in redemption of the fractional Cadeler ADS. Provided that the redemption is not treated as “essentially equivalent to a dividend,” gain or loss will generally be recognized based on the difference between (i) the amount of cash received in lieu of the fractional Cadeler ADS and (ii) the portion of the U.S. Holder’s aggregate adjusted tax basis in the Eneti Common Stock exchanged therefor which is allocable to the fractional Cadeler ADS, each as determined in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for its Eneti Common Stock exchanged pursuant to the Offer exceeds one year at the time of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations. Although in most cases the deemed redemption of fractional Cadeler ADSs should not be treated as essentially equivalent to a dividend, each U.S. Holder should consult its own tax adviser regarding the treatment of the deemed redemption taking into account the U.S. Holder’s particular circumstances, including whether the U.S. Holder owns (or is deemed to own) Cadeler ADSs before the Business Combination.
Consequences of the ownership and disposition of Cadeler ADSs or Cadeler Shares
The following discussions under “— Dividends” and “— Sale or other taxable disposition” are subject to the discussion under “— Passive foreign investment company rules” below.
Dividends
Distributions received by a U.S. Holder on the Cadeler ADSs or Cadeler Shares, including the amount of any Danish taxes withheld, other than certain pro rata distributions of shares to all shareholders, will constitute foreign-source dividend income to the extent paid out of Cadeler’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because Cadeler does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will be included in a U.S. Holder’s income on the date of receipt by the depositary (in the case of Cadeler ADSs) or the U.S. Holder (in the case of Cadeler Shares). The amount of dividend income paid in DKK that a U.S. Holder will be required to include in income will equal the U.S. dollar value of the distributed DKK, calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt. Corporate U.S. Holders will not be entitled to claim a dividends-received deduction with respect to dividends paid by Cadeler. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders may be taxable at rates applicable to long-term capital gains. Non-corporate U.S. Holders should consult their tax advisers to determine whether they are subject to any special rules that limit their ability to be taxed at these favorable rates.
Dividends will be treated as foreign-source income and will include any amounts withheld therefrom in respect of Danish taxes. Non-refundable Danish taxes withheld from dividends on the Cadeler ADSs or Cadeler Shares (at a rate not in excess of any applicable rate under the U.S.-Denmark Treaty in the case of a U.S. Holder that qualifies for the benefits of the U.S.-Denmark Treaty) will generally be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable limitations that vary depending upon the U.S. Holder’s circumstances and the discussion below regarding the impact of certain Treasury regulations. The rules governing foreign tax credits are complex. For example, under Treasury regulations, in the absence of an election to apply the benefits of an applicable income tax treaty, in order to be creditable, non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and no determination has been made as to whether the Danish income tax system meets these requirements. The IRS recently released a notice which indicates that the Treasury Department and the IRS are considering amendments to these Treasury regulations and provides temporary relief from certain of their provisions. Instead of claiming a credit, a U.S. Holder may be able to elect to deduct foreign taxes, including the Danish taxes, in computing its taxable income, subject to generally applicable limitations. An election to deduct creditable foreign taxes (instead of claiming foreign tax credits) applies to all non-U.S. taxes paid or accrued in the taxable year. U.S. Holders should consult their tax advisers regarding the creditability or deductibility of Danish taxes imposed on dividends in their particular circumstances.
Sale or other taxable disposition
A U.S. Holder will generally recognize U.S.-source capital gain or loss on the sale or other taxable disposition of the Cadeler ADSs or Cadeler Shares. Any such gain or loss will be long-term capital gain or loss if the holding period of the Cadeler ADSs or Cadeler Shares (which as described above, will include the holding period of the Eneti Common Stock with respect to which the Cadeler ADSs were issued if the Offer and the Merger, taken together, are treated as a Reorganization) exceeds one year. The amount of the

U.S. Holder’s gain or loss will be equal to the difference between such U.S. Holder’s tax basis in the Cadeler ADSs or Cadeler Shares sold or disposed of and the amount realized on the sale or disposition, each as determined in U.S. dollars.
Passive foreign investment company rules
In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the value of its assets (generally determined on a quarterly average basis) consists of assets that produce, or are held for the production of, passive income. For the purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties, but does not include income received as compensation for services. Cash and cash equivalents are generally treated as passive assets. Goodwill is generally treated as an active asset to the extent associated with activities that generate non-passive income.
Before the Business Combination, Cadeler’s gross income has consisted primarily of gross income from time charter hire services contracts with customers where the Group utilizes its vessels, equipment and crew to deliver a service to the customer based on either a fixed day rate or milestone deliverables, and Cadeler expects that this will continue to be true for the Cadeler Group after the Business Combination. While the treatment of this gross income for purposes of the PFIC rules is unclear, Cadeler intends to take the position that such gross income is non-passive income from services (rather than rental income). This position is based on general U.S. federal income tax law principles and court decisions that distinguish between income from services and rental income for other tax purposes. However, there is a court decision that characterized time charter income as rental income, rather than income from services, for another (not PFIC) tax purpose. Although the IRS indicated that it disagreed with that court decision, and although the facts of the court case may be different from Cadeler’s business model, there is no assurance that the IRS or a court will not treat Cadeler’s gross income from time charter hire services contracts as rental income, in which case the income (and the assets that produce it) may be treated as passive unless the income is treated as derived in an active conduct of a trade or business under relevant Treasury regulations.
Assuming that Cadeler’s gross income from time charter hire services contracts with customers is not passive income, and based on Cadeler’s expectations regarding its current and future business operations, Cadeler does not expect to be a PFIC for the taxable year in which the Business Combination is completed. However, Cadeler’s PFIC status for any taxable year, including the year in which the Business Combination is completed, is an annual factual determination that can be made only after the end of that year, and will depend, among other things, on the composition and character of its income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined, in part, by reference to its market capitalization, which could be volatile). Moreover, Cadeler has not definitively determined whether or not it was a PFIC in any prior taxable year, and does not intend to make a definitive determination whether or not it is a PFIC for the taxable year in which the Business Combination is completed or for any future taxable year. Accordingly, there can be no assurance that Cadeler will not be a PFIC for the taxable year in which the Business Combination is completed or for any future taxable year. Because Cadeler’s PFIC status for any taxable year is a factual determination (which in the case of the taxable year in which the Business Combination is completed can be made only after the end of the year), Cadeler’s U.S. tax counsel expresses no opinion regarding Cadeler’s PFIC status for any taxable year or Cadeler’s expectation set forth in this paragraph.
If Cadeler is a PFIC for any taxable year during a U.S. Holder’s holding period of the Cadeler ADSs or Cadeler Shares, Cadeler will generally continue to be a PFIC with respect to the U.S. Holder for any subsequent taxable year, even if Cadeler ceases to be a PFIC in any future taxable year. In that case, gain recognized upon a disposition (including, under certain circumstances, a pledge) of the Cadeler ADSs or Cadeler Shares by a U.S. Holder generally will be allocated ratably over the U.S. Holder’s holding period for such Cadeler ADSs or Cadeler Shares. The amounts allocated to the taxable year of the disposition and to any year before Cadeler became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the tax allocated to each taxable year. Further, to the extent that distributions which a U.S. Holder receives on the Cadeler ADSs or Cadeler Shares in any taxable year exceed 125% of the average of the annual distributions on the shares that the U.S. Holder received during the preceding three taxable years or its holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments of the Cadeler ADSs or Cadeler Shares (such as a mark-to-market election for any taxable year in which Cadeler is a PFIC if the Cadeler ADSs or Cadeler Shares, as applicable, are “marketable stock,” or a “deemed sale” election in the event that Cadeler is a PFIC for any taxable year but ceases to be a PFIC thereafter). U.S. Holders should consult their tax advisers regarding whether, if Cadeler is or becomes a PFIC, any of these elections would be available and, if so, what the consequences of the alternative treatments would be in the U.S. Holders’ particular circumstances. In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation applicable to “qualified dividend income” on any dividends received from Cadeler if Cadeler is a PFIC (or is treated as a PFIC with respect to a U.S. Holder) for the taxable year in which the dividends are paid or the preceding taxable year. If Cadeler is a PFIC for any taxable year during which a U.S. Holder owns Cadeler ADSs or Cadeler Shares, such U.S. Holder generally will be subject to specified reporting obligations.
In addition, if (i) the Offer and the Merger, taken together, qualify as a Reorganization, (ii) Cadeler is a PFIC for the taxable year in which the Business Combination occurs, and (iii) Eneti was treated as a PFIC with respect to a U.S. Holder who exchanges Eneti Common Stock for Cadeler ADSs pursuant to the Offer, for purposes of applying the foregoing rules, the period during which Cadeler is a PFIC will generally include the portion of the U.S. Holder’s holding period during which Eneti was treated as a PFIC.
U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to their ownership of Cadeler ADSs or Cadeler Shares.
Information reporting and backup withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” (and establishes that fact if required to do so) or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Certain U.S. Holders who are individuals (and certain specified entities) may be required to report information relating to their ownership of Eneti Common Stock, Cadeler ADSs or Cadeler Shares, or non-U.S. accounts through which they are held.
Material Danish Tax Considerations
The following is a summary of material Danish tax considerations relating to the ownership and disposition of Cadeler Shares and Cadeler ADSs (assuming that the Cadeler ADSs will be qualified as shares for Danish tax purposes, see “— Share-for-share exchange” below). The summary is for general information purposes only and does not constitute exhaustive tax or legal advice.
It is noted specifically that the summary does not address all possible Danish tax consequences relating to the ownership and disposition of the Cadeler Shares and the Cadeler ADSs. Accordingly, the summary does not apply to investors to whom special tax rules apply and may not be relevant to, for example, investors subject to the Danish Tax on Pension Yields Act (i.e., pension savings), professional investors, certain institutional investors, insurance companies, pension companies, banks, stockbrokers and investors with tax liability on return on pension investments. In addition, the summary does not apply to non-Danish tax resident investors that carry on business activities in Denmark through a permanent establishment to which the Cadeler Shares and the Cadeler ADSs are allocated.

In the context of the following section, “companies” mean entities that are treated as separate taxable entities under domestic tax laws of their jurisdiction of incorporation.
The summary is based solely on the tax laws of Denmark in effect on the date of this statement. Danish tax laws may be subject to change, potentially with retroactive effect. It is further assumed the Cadeler Shareholder and the holder of Cadeler ADSs is the beneficial owner of the Cadeler Shares and the Cadeler ADSs and on any dividend payments on the Cadeler Shares and the Cadeler ADS.
Potential investors in the Cadeler Shares and the Cadeler ADSs are advised to consult their tax advisors regarding the applicable tax consequences of ownership and disposition of the Cadeler Shares and the Cadeler ADSs based on their particular circumstances.
Tax Treatment of the Cadeler Shares and the Cadeler ADSs under Danish Tax Law
The tax treatment of the Cadeler ADSs depends on whether the Cadeler ADSs shall be treated as shares or financial contracts for Danish tax purposes.
No binding ruling has been obtained confirming the tax treatment of the Cadeler ADSs. Based on a binding tax ruling published with reference number SKM.2021.333 concerning ADSs issued by a Danish company other than Cadeler and based on the Deposit Agreement, the Cadeler ADSs should be treated as shares for Danish tax purposes given the fact that (i) each Cadeler ADS represents a whole number of Cadeler Shares, (ii) the Holders of Cadeler ADSs have administrative rights, including the right to vote on the Cadeler Shares underlying such Cadeler ADSs by providing voting instructions to the Depositary, (iii) the Holders through the Depositary have a right to dividends and other distributions, including liquidation proceeds, on the Cadeler Shares, (iv) the Holders of Cadeler ADSs have a right to exchange their Cadeler ADSs to the Cadeler Shares represented by such Cadeler ADSs and thus become direct shareholders in Cadeler, (v) the Depositary has no financial interest in the Cadeler Shares or Cadeler ADSs other than a right to receive certain administrative fees, and (vi) in the event of the Depositary’s bankruptcy the Cadeler Shares represented by Cadeler ADSs will be transferred to the Holders of Cadeler ADSs.
The Danish tax consequences of holding Cadeler Shares and Cadeler ADSs are set out below assuming Cadeler ADSs are to be treated as shares for Danish tax purposes.
Share-for-share exchange
From a Danish tax point of view, the Offer is qualified as a share-for-share exchange whereby the Eneti Stockholders are transferring their Eneti Common Stock to Cadeler in exchange for Cadeler Shares (in the form of Cadeler ADSs). The exchange is a taxable disposal of Eneti Common Stock but an Eneti Stockholder will only be subject to Danish taxation on the gain, if any, realized by the exchange if the Eneti Stockholder is either a Danish tax resident individual or company, or has a Danish permanent establishment to which the Eneti Common Stock are allocated for tax purposes. Under certain conditions, a Danish tax resident individual or company may receive permission from the Danish tax authorities to carry out the share-for-share exchange as a tax-exempt share for share exchange.
Danish Tax Resident Individuals
Sale of the Cadeler Shares and the Cadeler ADSs
Capital gains from the sale of shares realized by Danish tax resident individuals are taxed as share income at a rate of 27% on the first DKK 58,900 (for cohabiting spouses, a total of DKK 117,800) and at a rate of 42% on share income exceeding DKK 58,900 (for cohabiting spouses over DKK 117,800) (all 2023 amounts and thresholds). The threshold is subject to annual adjustments and include all share income (i.e., all capital gains on shares and dividends derived by the individual or cohabiting spouses, respectively).
Gains and losses on the sale of shares are calculated as the difference between the purchase price and the sales price. The purchase price is generally determined using the average method as a proportionate part of the aggregate purchase price for all the shareholder’s shares in the company (i.e., not the purchase price paid for each share).

Losses on the sale of listed shares can only be offset against other share income deriving from listed shares (i.e., dividends and capital gains on the sale of listed shares) and subject to the Danish tax authorities having received certain information concerning the ownership of the shares in due time. Unused losses will automatically be offset against a cohabiting spouse’s share income deriving from listed shares and any additional losses can be carried forward and offset against future share income deriving from listed shares.
Dividends
Dividends paid to Danish tax resident individuals are included in the individual’s share income and taxed as such, as outlined above. All share income must be included when calculating whether the amounts mentioned above are exceeded. Dividends paid to Danish tax resident individuals are generally subject to withholding tax at the rate of 27%.
Non-Danish Tax Resident Individuals
Sale of the Cadeler Shares and the Cadeler ADSs
Non-Danish tax resident individuals, including individuals tax resident in the United States, are normally not subject to Danish taxation on any gains realized on the sale of shares, irrespective of the ownership period, subject to certain anti-avoidance rules seeking to prevent that taxable dividend payments are converted to tax exempt capital gains (see “— Danish Anti-avoidance Rules” below).
Dividends
Dividends paid to non-Danish tax resident individuals, including individuals tax resident in the United States, are generally subject to withholding tax at the rate of 27%. No additional Danish tax will be imposed.
In the event that the shareholder is tax resident in a state with which Denmark has entered into a tax treaty and is entitled to benefits under such tax treaty, the shareholder may seek a refund from the Danish Tax Agency of the tax withheld in excess of the applicable treaty rate (Danish tax treaties typically provide for a 15% tax rate). Denmark has entered into tax treaties with approximately 80 countries, including the United States and almost all EU member states. The treaty between Denmark and the United States generally provides for a 15% tax rate.
Similarly, Danish domestic tax law provides for a 15% tax rate, if the shareholder holds less than 10% of the nominal share capital in the company and is tax resident in a state that is obligated to exchange information with Denmark under a tax treaty or an international agreement, convention or other administrative agreement on assistance in tax matters. If the shareholder is tax resident outside the EU, it is an additional requirement for application of the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the share capital of the company.
Any reduced tax rate according to an applicable tax treaty and/or Danish domestic tax law will not affect the withholding rate (27%). In order to receive a refund (from 27% to e.g., 15%), the shareholder must make a claim for such refund through certain certification procedures.
The Danish Tax Agency has published guidance on the documentation necessary for processing refund claims. The guidance is available in English on the Danish tax authority’s website, https://udbytterefusion.skat.dk/SelfService/submission/submit/SKATRefusion. The information on, or information that can be accessed through, such website is not part of and not incorporated by reference into this prospectus. The website address is included as an inactive textual reference only.
For affiliated individual shareholders resident in jurisdictions on the EU list of non-cooperative jurisdictions for tax purposes, a 44% Danish withholding taxation/source taxation on dividends apply. The current EU list of non-cooperative jurisdictions for tax purposes includes the following jurisdictions: American Samoa, Antigua and Barbuda, Belize, U.S. Virgin Islands, the Republic of Fiji, Guam, Republic of Palau, Panama, Russia, the Independent State of Samoa, Republic of Seychelles, Republic of Trinidad and Tobago, the Republic of Vanuatu, Anguilla, the Commonwealth of The Bahamas and the Turks and Caicos Islands. This lists currently awaits implementation into Danish tax law, which current refers to the previous list including the following jurisdictions: American Samoa, U.S. Virgin Islands, the Republic of Fiji,

Guam, Republic of Palau, Panama, the Independent State of Samoa, Republic of Trinidad and Tobago, the Republic of Vanuatu, Anguilla, the Commonwealth of The Bahamas, the British Virgin Islands, Costa Rica, the Marshall Islands and the Turks and Caicos Islands. If the affiliated shareholder, who is not resident in a jurisdiction on the EU list of non-cooperative jurisdictions for tax purposes in effect in Denmark at that time, redistributes the dividends to the beneficial owner of the dividend resident in jurisdictions on the EU list of non-cooperative jurisdictions for tax purposes, the rules on 44% Danish withholding taxation/source taxation on dividends will also apply. The term “beneficial owner” will not be described in further detail.
Danish Tax Resident Companies
Sale of the Cadeler Shares and the Cadeler ADSs
For the purpose of taxation of sales of shares made by corporate shareholders (and dividends received by corporate shareholders, see “— Dividends” below), a distinction is made between Subsidiary Shares, Group Shares, Tax Exempt Portfolio Shares and Taxable Portfolio Shares (note that the ownership threshold described below is applied on the basis of the number of all shares issued by the company, and not on the basis of the number of the ADSs issued):
“Subsidiary Shares,” which are generally defined as shares owned by a shareholder holding at least 10% of the share capital of the issuing company;
“Group Shares,” which are generally defined as shares in a company in which the shareholder of the company and the issuing company are subject to Danish joint taxation or satisfy the requirements for international joint taxation under Danish law;
“Tax-Exempt Portfolio Shares,” which are generally defined as unlisted shares owned by a shareholder holding less than 10% of the share capital of the issuing company; and
“Taxable Portfolio Shares,” which are defined as shares that do not qualify as Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares, e.g. shares admitted to trading on a regulated market (such as the Cadeler Shares and the Cadeler ADSs) owned by a shareholder holding less than 10% of the nominal share capital of the issuing company.
Gains and losses on disposal of Subsidiary Shares, Group Shares and Tax-Exempt Portfolio Shares realized by Danish tax resident companies are generally not included in the taxable income of the shareholder, subject to certain anti-avoidance rules (see “— Danish Anti-avoidance Rules” below).
Capital gains on listed Taxable Portfolio Shares are taxable at the general corporate tax rate of 22% and losses on such shares are generally deductible.
Gains and losses on listed Taxable Portfolio Shares are taxed under the mark-to-market principle irrespective of realization. According to the mark to market principle, each year’s taxable gain or loss on Taxable Portfolio Shares is calculated as the difference between the market value of the shares at the beginning of the tax year and the market value of the shares at the end of the tax year. Thus, taxation will take place on an accrual basis even if no shares have been disposed of and no gains or losses have been realized.
Dividends
Dividends received on Subsidiary Shares and Group Shares are generally tax-exempt, subject to certain anti-avoidance rules (see “— Danish Anti-avoidance Rules” below). Dividends received on Taxable Portfolio Shares are taxable at the general corporate tax rate of 22% and tax is generally withheld similarly at 22%.
Non-Danish Tax Resident Companies
Sale of the Cadeler Shares and the Cadeler ADSs
Non-Danish tax resident companies, including companies tax resident in the United States, are generally not taxed in Denmark on gains realized on the sale of shares, subject to certain anti-avoidance rules (see “— Danish Anti-avoidance Rules” below).

Dividends
Dividends received on Subsidiary Shares are exempt from Danish withholding tax provided that taxation shall be waived or reduced under the Parent-Subsidiary Directive (2011/96/EU) or under an applicable tax treaty. Similarly, dividends received on Group Shares, which are not Subsidiary Shares, are exempt from Danish withholding tax if the shareholder is resident in the EU or the EEA and provided that taxation shall be waived or reduced under the Parent-Subsidiary Directive (2011/96/EU) or under an applicable tax treaty had the shares been Subsidiary Shares.
In other cases, dividends will generally be subject to tax at a rate of 22%. However, the withholding rate is 27%, meaning that all foreign corporate shareholders receiving taxable dividends distributed from Danish companies will be able to ask for a refund of minimum 5% point of the total dividend.
Further, in the event that the shareholder is tax resident in a state with which Denmark has entered into a tax treaty and is entitled to the benefits under such tax treaty, the shareholder may seek a refund from the Danish Tax Agency of the tax withheld in excess of the applicable treaty rate (Danish tax treaties typically provide for a 15% tax rate). Denmark has entered into tax treaties with approximately 80 countries, including the United States and almost all EU member states. The treaty between Denmark and the United States generally provides for a 15% tax rate.
Similarly, Danish domestic tax law provides for an applicable 15% tax rate, if the shareholder holds less than 10% of the share capital in the company and is tax resident in a state that is obligated to exchange information with Denmark under a tax treaty or an international agreement, convention or other administrative agreement on assistance in tax matters. If the shareholder is tax resident outside the EU, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company.
Any reduced tax rate according to an applicable tax treaty (and/or the 15% tax rate provided for under Danish domestic tax law) will not affect the withholding rate (27%). In order to receive a refund (from 27% to e.g., 15%), the shareholder must make a claim for such refund through certain certification procedures.
The Danish Tax Agency has published guidance on the documentation necessary for processing refund claims. The guidance is available in English on the Danish tax authority’s website, https://udbytterefusion.skat.dk/SelfService/submission/submit/SKATRefusion. The information on, or information that can be accessed through, such website is not part of and not incorporated by reference into this prospectus. The website address is included as an inactive textual reference only.
For affiliated individual shareholders resident in jurisdictions on the EU list of non-cooperative jurisdictions for tax purposes, a 44% Danish withholding taxation/source taxation on dividends apply. The current EU list of non-cooperative jurisdictions for tax purposes includes the following jurisdictions: American Samoa, Antigua and Barbuda, Belize, U.S. Virgin Islands, the Republic of Fiji, Guam, Republic of Palau, Panama, Russia the Independent State of Samoa, Republic of Seychelles, Republic of Trinidad and Tobago, the Republic of Vanuatu, Anguilla, the Commonwealth of The Bahamas and the Turks and Caicos Islands. This lists currently awaits implementation into Danish tax law, which current refers to the previous list including the following jurisdictions: American Samoa, U.S. Virgin Islands, the Republic of Fiji, Guam, Republic of Palau, Panama, the Independent State of Samoa, Republic of Trinidad and Tobago, the Republic of Vanuatu, Anguilla, the Commonwealth of The Bahamas, the British Virgin Islands, Costa Rica, the Marshall Islands and the Turks and Caicos Islands. If the affiliated shareholder, who is not resident in a jurisdiction on the EU list of non-cooperative jurisdictions for tax purposes in effect in Denmark at that time, redistributes the dividends to the beneficial owner of the dividend resident in jurisdictions on the EU list of non-cooperative jurisdictions for tax purposes, the rules on 44% Danish withholding taxation/source taxation on dividends will also apply. The term “beneficial owner” will not be described in further detail.
Danish Anti-avoidance Rules
Payments may be subject to Danish withholding tax irrespective of the above, if the Cadeler Shareholder or the Cadeler ADS holder is not the beneficial owner of the shares and dividend (e.g. if the Cadeler Shareholder or the Cadeler ADS holder reassigns the payments to a person or entity not itself entitled to the above exemptions).

Danish law has also certain general anti-avoidance rules (“GAARs”), which focus on substance over form. Under these rules the Danish tax authorities can set aside a setup, which constitutes a fictitious arrangement, which is carried out for the main purposes (or with one of the main purposes) of tax avoidance and resulting in no taxes being paid. This is the case where the relevant scheme presents a number of unusual features which suggest that it had not been entered into for commercial business reasons but to unduly obtain tax benefits. Subject to the conditions of the specific GAAR an investor might be denied e.g. the benefits of the Parent-Subsidiary Directive (2011/96/EU) or a tax treaty, and Danish withholding tax of 27% will in such cases be levied.
Finally, it should be noted that it is the shareholder who owns the share, i.e. the Cadeler Share or the Cadeler ADS, at the time of the general meeting where the decision to distribute dividend is passed who is subject to Danish taxation on the dividend, and thereby entitled to make a tax reclaim, if any.
Material Marshall Islands Tax Considerations
Eneti and Merger Sub
Eneti and Merger Sub are each incorporated as non-resident corporations under the laws of the Republic of the Marshall Islands and as such are not subject to any tax in the Marshall Islands.
Dividends paid by non-resident corporations are free of Marshall Islands withholding tax and reporting requirements.
Taxation of Shareholders
Dividends by Eneti and Merger Sub to shareholders who are not resident in the Marshall Islands can be paid to such shareholders without the withholding of Marshall Islands tax and without giving rise to any other liability to Marshall Islands tax.
Capital Taxes and Stamp Duty
The Republic of the Marshall Islands does not levy taxes upon capital transfers, capital gains, gifts, sales or turnover.
No stamp duty or similar tax is chargeable in the Marshall Islands on the issue, transfer or redemption of shares in Eneti or Merger Sub, or on the Merger.

DESCRIPTION OF CADELER SHARES AND ARTICLES OF ASSOCIATION
The following describes certain corporate information and other information relating to the Cadeler Group, the Cadeler Shares and share capital prior to the Business Combination, as well as a description of certain provisions of Cadeler’s articles of association and applicable Danish and Norwegian law in effect at the date of this prospectus, including relevant provisions of the Danish Companies Act. The summary includes certain references to, and descriptions of, material provisions of Cadeler’s articles of association to be effective in connection with the consummation of this Offer. The following description of the Cadeler share capital and corporate status does not purport to be complete and is qualified in its entirety by reference to Cadeler’s articles of association and applicable Danish and Norwegian law. For further information, please refer to the full version of Cadeler’s articles of association, which are included as Exhibit 3.1 to the registration statement of which this prospectus is a part.
General
Cadeler was incorporated on January 15, 2008 as a Danish public limited liability company (in Danish: aktieselskab or A/S) under Danish law and in accordance with the Danish Companies Act. Cadeler is registered with the DBA with company registration number (CVR) no. 31 18 05 03. The legal entity identifier (LEI) number is 9845008439EUED140282. Cadeler was publicly listed on the OSE on November 27, 2020.
Cadeler’s legal and commercial name is Cadeler A/S. Cadeler also has the secondary names Blue Ocean Ships A/S and Swire Blue Ocean A/S. The headquarters and principal executive offices of Cadeler are located at Arne Jacobsens Allé 7, 7th floor, DK-2300 Copenhagen S, Denmark, and Cadeler’s telephone number is +45 3246 3100. Cadeler’s website address is www.cadeler.com. The information contained on, or accessible through, the website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, the website as part of this prospectus. The website address has been included as an inactive textual reference only.
Share capital
As of the date of this prospectus, Cadeler’s nominal share capital is DKK 197,600,000 divided into 197,600,000 shares, fully paid and each share having a nominal value of DKK 1.00 each. All Cadeler Shares are issued and fully paid up. The Cadeler Shares are issued under Danish law and are registered in book-entry form with the Norwegian Central Securities Depository (“VPS”).
The Cadeler Shares are as of the date of this prospectus not divided into share classes and all Cadeler Shares have the same rights and rank pari passu in respect of voting rights, pre-emptive rights, redemption, conversion and restrictions or limitations according to Cadeler’s articles of associations or are eligible to receive dividend or proceeds in the event of dissolution and liquidation. No Cadeler Shares carry special rights, restrictions or limitations pursuant to Cadeler’s articles of association.
Each Cadeler Share with a nominal value of DKK 1.00 gives the holder the right to one vote at Cadeler’s general shareholder meetings.
Each Cadeler ADS delivered to Eneti Stockholders that accept the Offer will represent four (4) Cadeler Shares. JPMorgan Chase Bank, N.A. has been appointed as Depositary for the Cadeler ADSs and will be the holder of the Cadeler Shares underlying the Cadeler ADSs upon issue. Holders of Cadeler ADSs may instruct the Depositary how to vote the number of deposited Cadeler Shares their Cadeler ADSs represent. See “Description of American Depositary Shares.”
Cadeler has not issued any securities that are convertible into new Cadeler Shares or have warrants attached to them but has granted options and RSUs as described in the section “Remuneration of Cadeler’s Directors and Senior Management.”
Development of Share Capital
The development of Cadeler’s share capital since December 31, 2020 and up to and including the date of this prospectus is set forth in the table below.

Date of approval	Capital Increase, No. of shares of nominal value DKK 1.00 each	Gross Proceeds, NOK thousands	Issued share capital after change, No. of shares of nominal value DKK 1.00 each
Share capital as of December 31, 2020			115,574,468
2021
Capital increase by cash contribution, April 29, 2021	23,000,000	794,000	138,574,468
2022
Capital increase by cash contribution, May 3, 2022	26,175,532	846,000	164,750,000
Capital increase by cash contribution, October 12, 2022	32,850,000	1,018,000	197,600,000
Authorizations to the Cadeler Board
The Cadeler Board is authorized to increase Cadeler’s share capital as follows:
•
In accordance with article 3.1 of Cadeler’s articles of association, the Cadeler Board is, until April 24, 2026, authorized to increase the share capital of Cadeler in one or more issues without pre-emptive rights for Cadeler Shareholders by up to a nominal amount of DKK 39,520,000. The capital increase shall take place at or above market price and may be effected by cash payment, conversion of debt or by contribution of assets other than cash. However, pursuant to article 3.6 of Cadeler’s articles of association, the capital increases that the Cadeler Board is authorized to carry out pursuant to Articles 3.1 and 3.2 may not exceed a total nominal amount of DKK 39,520,000.

•
In accordance with article 3.2 of Cadeler’s articles of association, the Cadeler Board is, until April 24, 2026, authorized to increase the share capital of Cadeler in one or more issues of new shares with pre-emptive rights for Cadeler Shareholders by up to a nominal amount up to DKK 39,520,000. The capital increase shall take place by cash payment at a subscription price to be determined by the Cadeler Board, which may be below market price. However, pursuant to article 3.6 of Cadeler’s articles of association, the capital increases that the Cadeler Board is authorized to carry out pursuant to Articles 3.1 and 3.2 may not exceed a total nominal amount of DKK 39,520,000.

•
In accordance with article 3.3 of Cadeler’s articles of association, the Cadeler Board is, until September 30, 2025, authorized to increase the share capital of Cadeler in one or more issues without pre-emptive rights for Cadeler Shareholders by up to a nominal amount of DKK 5,000,000 in connection with issue of new shares to members of the Cadeler Board, executive management and/or employees of Cadeler and/or of Cadeler’s subsidiaries. The capital increase shall be effected by cash payment at a subscription price to be determined by the Cadeler Board, which may be below market price.

•
In accordance with article 3.4 of Cadeler’s articles of association, the Cadeler Board is, until December 31, 2024, authorized to increase the share capital of Cadeler in one or more issues without pre-emptive rights for Cadeler Shareholders by up to a nominal amount of DKK 135,000,000. The capital increase shall take place at or above market price and may be effected by contribution of shares in Eneti. In connection with the consummation of the Offer, the authorization set out in Article 3.4 of the Articles of Association to increase the share capital by up to a nominal amount of DKK 135,000,000 by contribution of shares in Eneti has been exercised by the Board of Directors.

•
In accordance with article 3.5 of Cadeler’s articles of association, shares issued pursuant to the Cadeler Board’s authorizations in articles 3.1, 3.2, 3.3 and 3.4 shall be paid in full, shall be issued in the name of the holder, shall be recorded in the name of the holder in Cadeler’s register of shareholders, shall be negotiable instruments and shall in every respect carry the same rights as the existing Cadeler Shares. The Cadeler Board is authorized to lay down the terms and conditions for capital increases pursuant to the above authorization. The Cadeler Board is also authorized to amend Cadeler’s articles of association as required in connection with the utilization of the above authorizations.

In addition, the Cadeler Board is authorized in the period until April 24, 2027 to approve the acquisition of ordinary shares (treasury shares), on one or more occasion, with a total nominal value of up to 10% of the share capital of Cadeler, for so long as Cadeler’s holding of treasury shares after such acquisition does not exceed 10% of Cadeler’s share capital. The consideration paid for such Cadeler Shares may not deviate more than 10% from the official price quoted on the OSE at the date of the agreement or acquisition.
Pursuant to the above authorizations, the Cadeler Board is authorized to issue up to a total nominal amount of DKK 44,520,000 shares as of the date of this prospectus, excluding the authorization to increase the share capital by contribution of shares in Eneti, which is necessary in order to consummate the Offer.
Cadeler Shares
There are 197,600,000 Cadeler Shares outstanding as of the date of this prospectus. In connection with the Offer, Cadeler intends to issue up to a maximum of 131,853,980 Cadeler Shares, represented by 32,963,495 Cadeler ADSs, assuming all Eneti Stockholders tender their Eneti Common Stock, the valid issuance and subsequent tender of all shares of Eneti Common Stock authorized for issuance pursuant to Eneti’s existing equity plan or otherwise permitted to be issued pursuant to the Business Combination Agreement, and no cash settlement for fractional Cadeler ADSs. Cadeler intends to apply for the Cadeler ADSs issued in the Offer to be listed and admitted to trading under the symbol “CDLR” and the Cadeler Shares underlying such Cadeler ADSs to be listed (but not admitted to trading), on the NYSE. The underlying Cadeler Shares will continue to be listed on the OSE under the symbol “CADLR.”
Initial settlement of the Cadeler ADSs issued in connection with this Offer will take place on the consummation date of this Offer through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities. Each person owning Cadeler ADSs held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Cadeler ADSs. The issuance and registration of the Cadeler Shares underlying the Cadeler ADSs with the Danish Business Authority will be made in connection with completion of the Offer.
Pre-emptive Rights
Under the Danish Companies Act, Cadeler Shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting, provided the share capital increase takes place at market price or at least nine-tenths of the votes cast, as well as at least nine-tenths of the share capital represented at the general meeting if the share capital increase takes place below market price, unless (i) such capital increase is directed at certain but not all Cadeler Shareholders (in which case all Cadeler Shareholders must consent); or (ii) such capital increase is directed at Cadeler’s employees whereby a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting is required.
Further, the pre-emptive rights may be derogated from by an exercise of the Cadeler Board of a valid authorization in Cadeler’s articles of association, provided that the share capital increase takes place at or above market price. The Cadeler Shareholders have, via four authorizations, authorized the Cadeler Board to increase the share capital in one or more issues of new shares without pre-emptive rights for the existing Cadeler Shareholders (please see the above section “— Authorizations to the Cadeler Board”). The majority requirements for adopting such authorizations corresponds to those set out in the section just above.
The exercise of pre-emptive rights may be restricted for Cadeler Shareholders resident in certain jurisdictions. Cadeler will describe the procedures to be followed by the holders of Cadeler ADSs for any exercise of pre-emptive rights.
Cadeler intends to evaluate at the time of any issuance of Cadeler Shares subject to pre-emptive rights or in a rights offering, as the case may be, the cost and potential liabilities associated with complying with any local requirements, as well as the indirect benefits to Cadeler of enabling the exercise of non-Danish shareholders of their pre-emptive rights to Cadeler Shares or participation in any rights offer, as the case may be, and any other factors considered appropriate at the time, and then to make a decision as to whether to comply with any local requirements. No assurances are given by Cadeler that local requirements will be complied with so as to enable the exercise of such Cadeler Shareholders’ pre-emptive rights or participation in any rights offer.

Shareholders’ Register
Under Danish law, Cadeler must keep and maintain a shareholders’ register (in Danish: Ejerbog). Cadeler’s shareholder register is operated electronically through the Norwegian Central Securities Depository (in Norwegian: Verdipapirsentralen), or VPS, and maintained on behalf of Cadeler by DNB, Registrars department, company registration number 984 851 006, and having its registered address at Dronning Eufemias gate 30, 0191 Oslo, Norway.
Nominees
An account may be kept on behalf of one or more owners, meaning that a Cadeler Shareholder may appoint a nominee.
A nominee shareholder is entitled to receive dividends and to exercise all subscription and other financial and administrative rights attached to the Cadeler Shares held in its name with VPS. The relationship between the nominee shareholder and the beneficial owner is regulated solely by an agreement between the parties. The nominee is not deemed to be a proxy representing the clients on whose behalf the nominee is acting in a professional capacity. The nominee is entitled to exercise on behalf of the clients the voting rights attaching to shares. The nominee warrants and is required at Cadeler’s request to prove as soon as possible that the nominee exercises the voting rights according to express authorization and instructions from the relevant owner of each share.
With respect to holders of Cadeler ADSs, Cadeler will pay any dividends to the Depositary, as the registered holder of the underlying Cadeler Shares, and the Depositary will pay such amounts to the holders of Cadeler ADSs in proportion to the Cadeler Shares underlying the Cadeler ADSs held by such holders of Cadeler ADSs, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder.
The right to appoint a nominee does not eliminate a Cadeler Shareholder’s obligation to notify Cadeler and the Danish FSA of a major shareholding.
Articles of Association and Danish Corporate Law
General Meetings and Voting Rights
Cadeler’s general meetings shall be held in the Capital Region of Denmark. Further, the Cadeler Board may, if deemed appropriate and relevant, resolve to conduct the general meeting electronically without the possibility of physical attendance, provided that Cadeler Shareholders are able to attend, vote and voice their opinion through electronic means. The annual general meeting shall be held each year in due time for the audited and adopted annual report to be received by the relevant authorities before the applicable statutory time limit, i.e. prior to the end of April each year. Not later than eight weeks before the contemplated date of the annual general meeting, Cadeler shall publish the date of the annual general meeting and the deadline for submitting requests for specific proposals to be included in the agenda.
According to the Danish Companies Act and Cadeler’s articles of association, extraordinary general meetings shall be held when determined by the Cadeler Board or requested by Cadeler’s auditor. Furthermore, the Cadeler Board shall convene an extraordinary general meeting with three to five weeks’ notice within two weeks of receipt of a written request from Cadeler Shareholders representing no less than 5% of the share capital containing specific proposals for the business to be transacted at such extraordinary general meeting.
General meetings shall be convened by the Cadeler Board with at least three weeks’ and not more than five weeks’ notice. The notice shall be published on Cadeler’s website. Furthermore, a notice of the general meeting shall be sent electronically to all Cadeler Shareholders recorded in Cadeler’s register of shareholders who have requested such notice.
In accordance with Danish law, the notice shall specify the time and place of the general meeting and the agenda containing the business to be transacted at the general meeting. If a proposal to amend Cadeler’s articles of association is to be considered at the general meeting, the main contents of the proposal shall be specified in the notice. Cadeler’s general meetings shall be held in English. The Cadeler Board may decide to offer simultaneous interpretation into Danish. Documents prepared in connection with or following a general meeting shall be in English and, to the extent required by law or if decided by the Cadeler Board, in Danish.
Each Cadeler Shareholder is entitled to have specific business transacted at the annual general meeting, provided that such Cadeler Shareholder submits a written request to that effect to the Cadeler Board not later than six weeks before the date of the annual general meeting.
The right of each Cadeler Shareholder to attend a general meeting and to vote is determined by the Cadeler Shares held by such Cadeler Shareholder at the record date. The record date is one week before the general meeting. The Cadeler Shares held by each Cadeler Shareholder are determined at the record date based on the number of Cadeler Shares held by such Cadeler Shareholder as registered in Cadeler’s register of shareholders and any notification of ownership received by Cadeler for the purpose of registration in Cadeler’s register of shareholders, but which have not yet been registered.
At the general meeting, each Cadeler Share with a nominal value of DKK 1.00 shall carry one vote. Each Cadeler ADS delivered to Eneti Stockholders that accept the Offer will represent four (4) Cadeler Shares. JPMorgan Chase Bank, N.A. has been appointed as Depositary for the Cadeler ADSs and will be the holder of the Cadeler Shares underlying the Cadeler ADSs upon issue. Holders of Cadeler ADSs may instruct the Depositary how to vote the number of deposited Cadeler Shares their Cadeler ADSs represent. See section “Description of American Depositary Shares” A person, such as the Depositary, registered as a Cadeler Shareholder in the shareholder register in VPS as maintained on behalf of Cadeler by DNB, Registrars department (the “Registered Shareholder”), who is acting in a professional capacity on behalf of other natural or legal persons is not required to vote all of the Cadeler Shares held by such Registered Shareholder in a uniform manner and may, therefore, exercise the voting rights attached to the Cadeler Shares held by such Registered Shareholder in accordance with specific voting instructions provided by the beneficial owners of such Cadeler Shares even if such voting instructions are different.
A Cadeler Shareholder who is entitled to attend the general meeting pursuant to Cadeler’s articles of association and who wants to attend the general meeting shall notify Cadeler of his/her attendance no later than three days prior to the date of the general meeting. A Cadeler Shareholder may, subject to having notified Cadeler of his/her attendance in accordance with Cadeler’s articles of association, attend in person or by proxy, and the Cadeler Shareholder or the proxy may attend together with an adviser.
The right to vote may be exercised by a written and dated instrument of proxy in accordance with applicable laws. The Cadeler Board may be appointed as proxy. A Cadeler Shareholder who is entitled to participate in the general meeting according to Cadeler’s articles of association may vote by postal vote in accordance with the Danish Companies Act. Such postal votes shall be received by Cadeler no later than two business days before the general meeting. Postal votes cannot be withdrawn.
Resolutions by the General Meetings and Amendments to the Articles of Association
Resolutions at general meetings shall be passed by a simple majority of votes cast, unless otherwise prescribed by law or by Cadeler’s articles of association. Adoption of changes to Cadeler’s articles of association, a dissolution, merger or demerger requires that the resolution is adopted by at least two-thirds of the votes cast as well as the share capital represented at the general meeting. Certain resolutions, which, among other things, limit a Cadeler Shareholder’s voting rights, dividend rights or transferability of Cadeler Shares are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the Cadeler Shareholders towards Cadeler require unanimity. The provisions in Cadeler’s articles of association relating to a change of the rights of Cadeler Shareholders or a change to the capital are not more stringent than required by the Danish Companies Act.
Redemption and Conversion Provisions
Except as provided for in the Danish Companies Act, no Cadeler Shareholder is under an obligation to have its Cadeler Shares redeemed in whole or in part by Cadeler or by any third party, and none of the shares carry any redemption or conversion rights or any other special rights.

Dissolution and Liquidation
In the event of dissolution and liquidation, Cadeler Shareholders are entitled to participate in the distribution of assets in proportion to their nominal shareholdings after payment of Cadeler’s creditors.
Indication of Takeover Bids
No takeover offers have been made by any third party in respect of Cadeler Shares during the past or current financial year. Cadeler’s articles of association do not contain provisions that are likely to have the effect of delaying, deferring or preventing a change in control of Cadeler.
Provisions as to the Level of Equity Investments to be Notified to Cadeler and the Danish Authorities
Major shareholdings
Shareholders (as well as holders of ADSs) in Danish companies with shares admitted to trading and official listing on a regulated market in the EU/EEA are, pursuant to Section 38 of the Danish Capital Markets Act, required to give simultaneous notice to the company and the Danish FSA, of the shareholding in the company, when the shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and limits of one-third or two-thirds of the voting rights or nominal value of the total share capital.
A shareholder in a company means a natural or legal person who, directly or indirectly, holds: (i) shares in the company on behalf of itself and for its own account; (ii) shares in the company on behalf of itself, but for the account of another natural or legal person; or (iii) depository receipts (i.e. ADRs), where such holder is considered a shareholder in relation to the underlying shares represented by the depository receipts.
The duty to notify set forth above further applies to natural and legal persons who are entitled to acquire, sell or exercise voting rights which are:
i.
held by a third party with whom that natural or legal person has concluded an agreement, which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards the management of the issuer in question (common duty to inform for all parties to the agreement);

ii.
held by a third party under an agreement concluded with that natural or legal person providing for the temporary transfer of the voting rights in question in return for consideration;

iii.
attached to shares which are lodged as collateral for that natural or legal person, provided the person controls the voting rights and declares an intention of exercising them;

iv.
attached to shares in which that natural or legal person has a lifelong right of disposal;

v.
held, or may be exercised within the meaning of (i) to (iv), by an undertaking controlled by that person or entity;

vi.
attached to shares deposited with that natural or legal person and which the person can exercise at its own discretion in the absence of specific instructions from the shareholders;

vii.
held by a third party in its own name on behalf of that person; or

viii.
exercisable by that person through a proxy where that person may exercise the voting rights at its discretion in the absence of specific instructions of the shareholder.

The duty to notify set forth above also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder either an unconditional right to acquire or the discretion as to its right to acquire existing shares (e.g., share options); and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned in (a), regardless of them not affording the right to purchase existing shares (e.g., the Cadeler ADSs or, under the circumstances, cash-settled derivatives linked to the value of Cadeler Shares or Cadeler ADSs representing Cadeler Shares). Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The Danish FSA will in certain cases publish information concerning sanctions imposed, including, as a general rule, the name of the shareholder in question, as a consequence of non-compliance with the above rules.
The notification shall be made promptly but not later than four weekdays after the shareholder was aware or should have become aware of the completion of the transaction, and in accordance with the provisions of Danish Executive order no. 1172 of 31 October 2017 on Major Shareholders. The shareholder is deemed to have become aware of the completion of the transaction no later than two weekdays after the completion of the transaction. The shareholder shall disclose the change in voting rights and shares, including the number of voting rights (and the division of voting rights between share classes, if applicable) and shares held directly or indirectly by the shareholder following the transaction. The notification shall further state the transaction date on which the threshold was reached or no longer reached and the identity of the shareholder as well as the identity of any natural or legal person with the right to vote on behalf of the shareholder and in the case of a group structure, the chain of controlled undertakings through which voting rights are effectively held. The information shall be notified to the company and simultaneously submitted electronically to the Danish FSA. Failure to comply with the notification requirements is punishable by fine or suspension of voting rights in instances of gross or repeated non-compliance.
When an obligation to notify rests on more than one natural or legal person, the notification may be made through a joint notification. However, use of a joint notification does not exempt the individual shareholders or natural or legal persons from their responsibilities in connection with the obligation to notify or the contents of the notification.
After receipt of the notification, but not later than three weekdays thereafter, the company shall publish the contents of the notification.
A similar duty, as set forth above, also applies to Cadeler’s holding of treasury shares. A Danish company with shares admitted to trading and official listing on a regulated market in the EU/EEA is required to promptly, but not later than four weekdays thereafter, publish an announcement specifying the company’s, direct or indirect, holding of treasury shares, when the holding reaches, exceeds or falls below the thresholds of 5% or 10% of the voting rights or the nominal value of the share capital. This duty applies regardless of whether the company holds the treasury shares itself or through a person acting in his/her/its own name but on the company’s behalf.
Furthermore, the general duty of notification under Section 55 of the Danish Companies Act in respect of notification of significant holdings (similar to the thresholds set out in Section 38 of the Danish Capital Markets Act) applies, including when the limit of 100% of the share capital’s voting rights or nominal value of the company is reached or are no longer reached. Section 58 of the Danish Companies Act provides that a company shall publish information related to major shareholdings received pursuant to Section 55 of the Danish Companies Act in an electronic public register of shareholders which is kept by the DBA.
Short selling
The Short Selling Regulation (236/2012/EU) as amended by Commission Delegated Regulation (EU) 2022/27 of September 27, 2021 includes certain notification requirements in connection with short selling and imposes restrictions on uncovered short selling of shares admitted to trading on a trading venue (including the OSE).
When a natural or legal person has a net short position in relation to the issued share capital of a company that has shares admitted to trading on a trading venue and that net short position reaches or falls below the notification threshold of 0.1% of the issued share capital of a company, such person shall make a notification to the relevant competent authority, which in Denmark is the Danish FSA. Following a notice to the Danish FSA, the natural or legal person is obligated to report changes to the net short position for every 0.1%-point above such threshold, until it goes below the 0.1% threshold. As a result, the natural or legal person shall notify the Danish FSA every time its net short position reaches or crosses 0.1%, 0.2%, 0.3%, etc. of the issuer’s issued share capital. In addition, once such natural or legal person’s net short position reaches, exceeds or falls below the publication threshold of 0.5% of the issued share capital of a company, such person shall make a public notification of its net short position via the Danish FSA. Subsequent changes of 0.1 % to the net short position must also be published as long as the net short position is at or above 0.5%. The obligation to make the net short position available to the public is automatically fulfilled when the net short position is reported to the Danish FSA, since parts of the short selling notification will be publicly available through the Danish FSA’s reporting system. The notification requirements apply to both physical and synthetic short positions. In addition, uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.
A natural or legal person is prohibited from entering into a short sale of shares admitted to trading on a trading venue unless one of the following conditions is satisfied: (i) the natural or legal person has borrowed the share or has made alternative provisions resulting in a similar legal effect; (ii) the natural or legal person has entered into an agreement to borrow the share or has another absolutely enforceable claim under contract or property law to be transferred ownership of a corresponding number of securities of the same class so that settlement can be effected when it is due; or (iii) the natural or legal person has an arrangement with a third party under which that third party has confirmed that the share has been located and has taken measures vis-à-vis third parties necessary for the natural or legal person to have a reasonable expectation that settlement can be effected when it is due. Certain exemptions apply to the prohibition, such as in the case of market-makers or in connection with stabilization in accordance with the Commission Delegated Regulation (EU) 2016/1052.
Foreign direct investment
Danish rules on screening of certain foreign direct investments, etc. in Denmark (the “Danish FDI Rules”) apply to foreign direct investments. Under the Danish FDI Rules, a screening mechanism applies to foreign direct investments in certain sensitive sectors, if the foreign investor obtains at least 10% ownership or voting rights, or equivalent control by other means. Among such sensitive sectors are companies and entities within critical infrastructure in Denmark. If a contemplated foreign direct investment in Cadeler is considered to fall within the scope of the mandatory screening mechanism, the foreign investor is required to apply for prior authorization with the Danish Business Authority.
If a foreign investor fails to comply with the Danish FDI Rules, the Danish Business Authority may impose restrictions, such as ordering to reverse the investment or to suspend the foreign investor’s voting rights.
Mandatory Tender Offers
Supervisory authority and applicable law
Matters relating to takeover bids in regard to Cadeler will be under shared jurisdiction between Danish and Norwegian authorities. Additionally, any takeover relating to Cadeler will be subject to both the Danish Capital Markets Act and the Norwegian Securities Trading Act (and related regulations) in accordance with the principles set out in article 4 (2) (b) and (e) of the Directive 2004/25/EC of the European Parliament and of the council of 21 April 2004 on takeover bids, or Directive on Takeover Bids. Accordingly, if a company is not admitted to trading on a regulated market in the EEA member state in which the company has its registered office, the authority competent to supervise the bid shall be that of the EEA member state on the regulated market of which the company’s securities are admitted to trading, i.e. the OSE in case of Cadeler.
In addition hereto, the Directive on Takeover Bids, article 4 (2) (e) determines that:
i.
Matters relating to the consideration offered in the case of a bid, in particular the price, and matters relating to the bid procedure, in particular the information on the offeror’s decision to make a bid, the contents of the offer document and the disclosure of the bid, shall be dealt with in accordance with the rules of the EEA member state of the competent authority, i.e. the Norwegian Securities Trading Act and related regulations in case of Cadeler; and

ii.
Matters relating to the information to be provided to the employees of the offeree company and in matters relating to company law, in particular the percentage of voting rights which confers control and any derogation from the obligation to launch a bid, as well as the conditions under which the board of the offeree company may undertake any action which might result in the frustration of the bid, the applicable rules and the competent authority shall be those of the EEA member state in which the offeree company has its registered office, i.e. the Danish regulation in case of Cadeler.
Danish Law on mandatory tender offers
It follows from section 54 of the Danish Capital Markets Act that if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer, as a result of the transfer, gains control over the company.
Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third (1/3) of the voting rights in the company, unless it can be clearly proven in the specific case that such ownership does not constitute control. An acquirer, or persons acting in concert with such acquirer, who does not hold at least one-third of the voting rights in a company, nevertheless has control when the acquirer has or persons acting in concert with such acquirer have:
i.
the right to control at least one-third of the voting rights in the company according to an agreement with other investors; or

ii.
the right to appoint or dismiss a majority of the members of the central governing body of the company.

Voting rights attached to treasury shares shall be included in the calculation of voting rights.
The Danish Capital Markets Act contains specific exemptions from the obligation to submit a mandatory takeover offer, including transfers of shares by inheritance or transfer within the same group and as a result of a creditor’s debt enforcement proceedings. Exemptions from the mandatory tender offer rules may be granted under special circumstances by the Danish FSA.
The Danish Executive Order no. 636 of 15 May 2020 on Takeover Bids will not be applicable in relation to takeover bids concerning Cadeler in accordance with the principles set out above on shared jurisdiction.
Norwegian Law
When a mandatory offer obligation is triggered, the person subject to the obligation is required to immediately notify the OSE and the company in question accordingly. The notification must state whether an offer will be made to acquire the remaining shares in the company or whether a sale will take place. As a rule, a notification to the effect that an offer will be made cannot be retracted. The offer and the offer document required are subject to approval by the OSE, in its capacity as Take-over Authority of Norway, before the offer is submitted to the shareholders or made public.
The offer price per share must be at least as high as the highest price paid or agreed to be paid by the offeror for the shares in the six-month period prior to the date the threshold was exceeded. If the acquirer acquires or agrees to acquire additional shares at a higher price prior to the expiration of the mandatory offer period, the acquirer is obliged to restate its offer at such higher price. A mandatory offer must be in cash or contain a cash alternative at least equivalent to any other consideration offered.
In case of failure to make a mandatory offer or to sell the portion of the shares that exceeds the relevant mandatory offer threshold within four weeks, the OSE may force the acquirer to sell the shares exceeding the threshold by public auction. Moreover, a shareholder who fails to make an offer may not, as long as the mandatory offer obligation remains in force, exercise rights in the company, such as voting in a general meeting, without the consent of a majority of the remaining shareholders. The shareholder may, however, exercise his/her/its rights to dividends and pre-emptive rights in the event of a share capital increase.

If the shareholder neglects his/her/its duties according to the Norwegian Securities Trading Act chapter 6, the OSE may impose a cumulative daily fine that accrues until the circumstance has been rectified.
Compulsory acquisition
Where a shareholder holds more than 90% of the share capital in a company and a corresponding proportion of the voting rights, such shareholder may, pursuant to section 70 of the Danish Companies Act, decide that the other shareholders have their shares redeemed by that shareholder. Furthermore, where a shareholder holds more than 90% of the share capital in a company and a corresponding proportion of the voting rights, the other shareholders may require such shareholder to acquire their shares pursuant to section 73 of the Danish Companies Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Receipts
JPMorgan Chase Bank, N.A., in its capacity as Depositary, will issue the Cadeler ADSs, representing Cadeler Shares, that you as an Eneti Stockholder will receive as Offer Consideration. Each Cadeler ADS will represent an ownership interest in four (4) Cadeler Shares, to be deposited with the custodian, as agent of the Depositary, under the Deposit Agreement among Cadeler, the Depositary and all holders and beneficial owners from time to time of ADRs, evidencing Cadeler ADSs issued thereunder.
The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179, United States of America.
Each Cadeler ADS will initially represent four (4) Cadeler Shares. The ADS-to-share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR); provided that the ratio shall not result in an ADR holder being entitled to a fractional Cadeler Share. In the future, each Cadeler ADS will also represent any securities, cash or other property deposited with the Depositary but which they have not distributed directly to you. The form of ADR is attached to the form of Deposit Agreement which is attached as Exhibit 4.1 to the registration statement of which this prospectus constitutes part.
A beneficial owner is any person or entity having a beneficial ownership interest in Cadeler ADSs and thereby also having the beneficial ownership interest in the Deposited Securities (as defined below) represented by Cadeler ADSs. A beneficial owner need not be the holder of the ADR. If a beneficial owner of Cadeler ADSs is not an ADR holder, such beneficial owner must rely on the holder of the ADR(s) in order to assert any rights or receive any benefits under the Deposit Agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the Deposit Agreement solely through the holder of the ADR(s) owned by such beneficial owner. The arrangements between a beneficial owner of Cadeler ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.
An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Cadeler ADSs registered in such ADR holder’s name for all purposes under the Deposit Agreement and ADRs. The Depositary’s only notification obligations under the Deposit Agreement and the ADRs, other than to Cadeler as provided in the Deposit Agreement, is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Cadeler ADSs evidenced by such ADR holder’s ADRs.
Unless certificated ADRs are specifically requested, all Cadeler ADSs will be issued on the books of the Depositary in book-entry form, and periodic statements will be mailed to you reflecting your ownership interest in such Cadeler ADSs. In this description, references to ADRs shall include the statements you will receive reflecting your ownership of Cadeler ADSs.
You may hold Cadeler ADSs either directly or indirectly through your broker or other financial institution. If you hold Cadeler ADSs directly, by having a Cadeler ADS registered in your name on the books of the Depositary, you are an ADR holder. This description assumes you hold your Cadeler ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
The laws of Denmark will govern Cadeler Shareholder rights. Because the Depositary or its nominee will be the shareholder of record for the Cadeler Shares represented by all outstanding Cadeler ADSs, Cadeler Shareholder rights are exercised through such record holder. See also “Risk Factors — There will be material differences between your current rights as a holder of Eneti Common Stock and the rights you can expect as a holder of Cadeler ADSs.” Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the Deposit Agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the Depositary and its agents are also set out in the Deposit Agreement. Because the Depositary or its

nominee will actually be the registered owner of the Cadeler Shares, you must rely on it to exercise the rights of a Cadeler Shareholder on your behalf.
The Deposit Agreement, the ADRs and the Cadeler ADSs are governed by New York law.
By holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or Cadeler brought by ADR holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the U.S. Securities Act, may be instituted only in the United States Court for the Southern District of New York (or in the state courts of New York County in New York if either:
•
the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

•
the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.

The following is a summary of what Cadeler believes to be the material terms of the Deposit Agreement and the ADRs. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Deposit Agreement and the form of ADR containing the terms of Cadeler ADSs. You can read a copy of the Deposit Agreement that is filed as Exhibit 4.1 to the registration statement of which this prospectus constitutes part. You may also obtain a copy of the Deposit Agreement at the SEC’s Public Reference Room, which is currently located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached Deposit Agreement through the EDGAR system on the SEC’s internet website at http://www.sec.gov.
Share Dividends and Other Distributions
How will I receive dividends and other distributions on the Cadeler Shares underlying my ADSs?
Cadeler may make various types of distributions with respect to its securities. The Depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on Cadeler Shares or other Deposited Securities, after making any necessary deductions for fees, charges and expenses provided for in the Deposit Agreement. The Depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or property under the Deposit Agreement. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary. You will receive these distributions in proportion to the number of underlying securities that your Cadeler ADSs represent.
Except as stated below, the Depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:
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Cash.   The Depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible and practicable with respect to certain registered ADR holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the Depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

To the extent that any of the Deposited Securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the Depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such Deposited Securities. To the extent Cadeler or the Depositary is required to withhold from any cash dividend, distribution or net proceeds from sales in respect of any Deposited Securities an amount for taxes, the amount distributed on the Cadeler ADSs issued in respect of such Deposited Securities shall be reduced accordingly.
To the extent the Depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and/or distribute such U.S. dollars to any or all of the ADR holders entitled thereto, the Depositary may, after consultation with the Company, distribute some or all of the foreign currency received by the Depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same
•
Shares.   In the case of a distribution in Cadeler Shares, the Depositary will issue additional ADRs to evidence the number of Cadeler ADSs representing such Cadeler Shares. Only whole Cadeler ADSs will be issued. Any Cadeler Shares that would result in fractional Cadeler ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•
Rights to receive additional Cadeler Shares.   In the case of a distribution of rights to subscribe for additional Cadeler Shares or other rights, if Cadeler timely provides evidence satisfactory to the Depositary that it may lawfully distribute such rights, the Depositary will distribute warrants or other instruments in the discretion of the Depositary representing such rights. However, if Cadeler does not timely furnish such evidence, the Depositary may:

i.
sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

ii.
if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. Cadeler has no obligation to file a registration statement under the U.S. Securities Act in order to make any rights available to ADR holders.

•
Other Distributions.   In the case of a distribution of securities or property other than those described above, the Depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

•
Elective Distributions.   In the case of a dividend payable at the election of Cadeler Shareholders in cash or in additional Cadeler Shares, Cadeler will notify the Depositary at least 30 days prior to the proposed distribution stating whether or not Cadeler wishes such elective distribution to be made available to ADR holders, provided that in the event such notice is not received by the Depositary from Cadeler at least 30 days prior to the date of the distribution, the Depositary shall only be obligated to use commercially reasonable efforts to make such elective distribution available to ADR holders. The Depositary shall make such elective distribution available to ADR holders only if (i) Cadeler shall have timely requested that the elective distribution is available to ADR holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of the Deposit Agreement including any legal opinions of counsel that the Depositary in its reasonable discretion may request, in accordance with the Deposit Agreement. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the Cadeler Shares for which no election is made, either (x) cash or (y) additional Cadeler ADSs representing such additional Cadeler Shares. If the above conditions are satisfied, the Depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional Cadeler ADSs. There can be no assurance that ADR holders or beneficial owners of Cadeler ADSs generally, or any ADR holder or beneficial owner of Cadeler ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the Cadeler Shareholders.
To the extent that the Depositary determines in its discretion that any distribution would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all ADR holders, the Depositary may make such distribution as it so deems practicable, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, securities or other property), and/or the Depositary may retain and hold some or all of such cash, foreign currency, securities or other property as Deposited Securities with respect to the applicable ADR holders’ ADRs (without liability for interest thereon or the investment thereof).
To the extent the Depositary retains and holds any cash, foreign currency, securities or other property as permitted under the Deposit Agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those described under “— Fees and Expenses” below) shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held.
Sales of Cadeler Shares, other securities and property pursuant to the Deposit Agreement may be made in a block sale or single lot transaction by the Depositary. The Depositary may, but shall not be obligated, to effect any sale of securities or property pursuant to the Deposit Agreement unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold.
Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.
The Depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.
There can be no assurance that the Depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, Cadeler Shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”).
Deposit, Withdrawal and Cancellation
How does the Depositary issue Cadeler ADSs?
The Depositary will issue Cadeler ADSs if you or your broker deposit Cadeler Shares or evidence of rights to receive Cadeler Shares with the custodian and pay the fees and expenses owing to the Depositary in connection with such issuance. In the case of the Cadeler ADSs to be issued under this prospectus, Cadeler will arrange with the Depositary to deposit such shares.
Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as Depositary for the benefit of holders of ADRs or in such other name as the Depositary shall direct.
The custodian will hold all deposited Cadeler Shares (including those being deposited by or on Cadeler’s behalf in connection with the Offer to which this prospectus relates) for the account and to the order of the Depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners have such rights as are contained in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Cadeler Shares. The deposited Cadeler Shares and any such additional items are referred to as “Deposited Securities.”

Deposited Securities are not intended to, and shall not, constitute proprietary assets of the Depositary, the custodian or their nominees. Beneficial ownership in Deposited Securities (including any economic right and the right to withdraw the Cadeler Shares and exercise any shareholder rights under Danish law directly as the holder of the Cadeler Shares) is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the holders of the Cadeler ADSs and, subject to any arrangements between the ADR holders and the beneficial Owners of the Cadeler ADSs held by such holders, the beneficial owners of the Cadeler ADSs representing such Deposited Securities. Notwithstanding anything else contained herein, in the Deposit Agreement, in the form of ADR and/or in any outstanding Cadeler ADSs, the Depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holder(s) only of the Deposited Securities represented by the Cadeler ADSs for the benefit of the ADR holders. The Depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the ADR holders.
Upon each deposit of Cadeler Shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the Depositary and any taxes or other fees or charges owing, the Depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of Cadeler ADSs to which such person is entitled. All of the Cadeler ADSs issued will, unless specifically requested to the contrary, be part of the Depositary’s direct registration system, and a registered holder will receive periodic statements from the Depositary which will show the number of Cadeler ADSs registered in such holder’s name. An ADR holder can request that the Cadeler ADSs not be held through the Depositary’s direct registration system and that a certificated ADR be issued.
How do ADR holders cancel a Cadeler ADS and obtain Deposited Securities?
When you turn in your ADR certificate at the Depositary’s office, or when you provide proper instructions and documentation in the case of direct registration Cadeler ADSs, the Depositary will, upon payment of applicable fees, charges and taxes, deliver the underlying Cadeler Shares to you or upon your written order. Delivery of Deposited Securities in certificated form will be made at the custodian’s office. At your request, risk and expense, the Depositary may deliver Deposited Securities, including certificates therefor, at a place other than the Depositary’s office.
The Depositary may only restrict the withdrawal of Deposited Securities in connection with:
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temporary delays caused by closing the transfer books of the Depositary or Cadeler’s shareholder registry or the deposit of Cadeler Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•
the payment of fees, taxes and similar charges; or

•
compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of Deposited Securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.
Record Dates
The Depositary may, after consultation with Cadeler, if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by Cadeler with respect to the Cadeler Shares) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):
•
to receive any distribution on or in respect of Deposited Securities,

•
to give instructions for the exercise of voting rights at a meeting of Cadeler Shareholders,

•
to pay any fees, expenses or charges assessed by, or owing to, the Depositary for administration of the ADR program as provided for in the ADR, or

•
to receive any notice or to act in respect of other matters,

all subject to the provisions of the Deposit Agreement.
Voting Rights
How do I vote?
If you are an ADR holder and the Depositary distributes a voting notice and thereby asking you to provide it with voting instructions, you may instruct the Depositary how to exercise the voting rights, if any, pertaining to the Cadeler Shares underlying your Cadeler ADSs. As soon as practicable after receipt from Cadeler of notice of any meeting at which the Cadeler Shareholders are entitled to vote, or of solicitation of consents or proxies from Cadeler Shareholders, the Depositary shall fix the Cadeler ADS record date in accordance with the provisions of the Deposit Agreement, provided that if the Depositary receives a written request from Cadeler in a timely manner and at least 30 days, if practicable, prior to the date of such vote or meeting, the Depositary shall, at Cadeler’s expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the ADS record date set by the Depositary will, subject to any applicable provisions of the laws of Denmark and the rules, regulations and requirements of any securities exchange on which the Cadeler Shares are listed, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the Cadeler ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including, without limitations, any requirements that Cadeler ADSs be blocked for trading for a specified period of time leading up to and including the record date for the Cadeler Shares for such meeting or solicitation and/or Cadeler Shares represented by Cadeler ADSs for which instructions are provided be withdrawn and registered in the name of the instructing ADR holder, and instructions to give a discretionary proxy to a person (not being the Depositary) designated by Cadeler, provided, further, that in the event a written request of Cadeler to distribute a voting notice is not received by the Depositary at least 30 days prior to the date of such vote or meeting, the Depositary shall only be obligated to use commercially reasonable efforts to effect the distribution of such voting notice. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of Cadeler ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the Depositary in a timely manner.
Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the Cadeler ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under Danish laws, Cadeler’s articles of association and the provisions of or governing Deposited Securities.
ADR holders are strongly encouraged to forward their voting instructions to the Depositary as soon as possible. For instructions to be valid, the ADR department of the Depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the Depositary prior to such time. The Depositary or the Custodian will and may not itself exercise any voting discretion in respect of Deposited Securities or in any way use it for purposes of establishing a quorum, except pursuant to and in accordance with such written instructions from ADR holders. Cadeler Shares or other Deposited Securities for which no voting instructions, or no specific voting instructions, are received by the Depositary from the ADR holder shall not be voted or in any way used for purposes of establishing a quorum. Pursuant to the Danish Companies Act, voting rights may only be exercised by the Depositary according to express authorization and instructions from the ADR holder. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Cadeler, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the

extent not prohibited by any law, rule, or regulation, or by the rules, regulations or requirements of any stock exchange on which the Cadeler ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by the Depositary, prior to such time.
The Depositary has been advised by Cadeler that under the laws of Denmark and the articles of association of Cadeler, each as in effect as of the date of the Deposit Agreement, a precondition for exercising any such voting rights at any meeting of Cadeler Shareholders is that the holder of Cadeler ADSs providing voting instructions on the Cadeler ADSs record date remains a holder with respect to such Cadeler ADSs on the record date fixed by Cadeler under Danish law for such meeting (the “Danish Record Date”). By providing voting instructions to the Depositary, the holder of Cadeler ADSs is deemed to agree that it will remain a registered holder of the Cadeler ADSs for which it is providing voting instructions until at least the Danish Record Date or such other date required under applicable Danish law. At any meeting of Cadeler Shareholders, each Cadeler Share with a nominal value of DKK 1.00 shall carry one vote. Holders of Cadeler ADSs may instruct the Depositary how to vote the number of Cadeler Shares their Cadeler ADSs represent. The Cadeler Board may be appointed to vote on behalf of the holder of Cadeler ADSs as proxy. Such postal votes shall be received by Cadeler no later than two business days before the meeting of Cadeler Shareholders. Postal votes cannot be withdrawn. Resolutions at any meeting of Cadeler Shareholders shall be passed by a simple majority of votes cast, unless otherwise prescribed by law or by Cadeler’s articles of association. Adoption of changes to Cadeler’s articles of association, a dissolution, merger or demerger requires that the resolution is adopted by at least two-thirds of the votes cast as well as the share capital represented at the general meeting. Certain resolutions, which, among other things, limit the voting rights of Cadeler Shareholders, dividend rights or transferability of Cadeler Shares are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the meeting of Cadeler Shareholders. Decisions to impose any or increase any obligations of the Cadeler Shareholders towards Cadeler require unanimity.
Reports and Other Communications
Will ADR holders be able to view Cadeler’s reports?
The Depositary will make available for inspection by ADR holders at the offices of the Depositary in the United States the Deposit Agreement, the provisions of or governing Deposited Securities, and any written communications from Cadeler which are both received by the custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities.
Additionally, if Cadeler makes any written communications generally available to Cadeler Shareholders, and furnishes copies thereof (or English translations or summaries) to the Depositary, it will distribute the same to registered ADR holders.
Fees and Expenses
What fees and expenses will I be responsible for paying?
The Depositary may charge each person to whom Cadeler ADSs are issued, including, without limitation, issuances against deposits of Cadeler Shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by Cadeler or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the Cadeler ADSs or Deposited Securities, and each person surrendering Cadeler ADSs for withdrawal of Deposited Securities or whose ADRs are cancelled or reduced for any other reason, a fee of up to $5.00 for each 100 Cadeler ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge. Each ADR holder acknowledges that in such situation such a sale is in the best interest and for the benefit of such holder.
The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing Cadeler Shares or by any party surrendering Cadeler ADSs and/or to whom Cadeler ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Cadeler or an exchange of stock regarding the Cadeler ADSs or the Deposited Securities or a distribution of Cadeler ADSs), whichever is applicable:
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a fee of up to U.S.$0.05 per Cadeler ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement;

•
an aggregate fee of up to U.S.$0.05 per Cadeler ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the Depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•
an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Cadeler Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against ADR holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such ADR holders or by deducting such charge or expense from one or more cash dividends or other cash distributions);

•
a fee of up to U.S.$0.05 per Cadeler ADS held for the direct or indirect distribution of securities (other than Cadeler ADSs or rights to purchase additional Cadeler ADSs as described under “— Share Dividends and Other Distributions” above) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the Depositary, Cadeler and/or any third party (which fee may be assessed against ADR holders as of a record date set by the Depositary);

•
stock transfer or other taxes and other governmental charges;

•
a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of ADR.com and any applicable delivery expenses (which are payable by such persons or holders);

•
transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities; and

•
fees of any division, branch or affiliate of the Depositary utilized by the Depositary to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Depositary, Cadeler, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.
Notwithstanding the foregoing, to the extent Cadeler provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from Cadeler.
Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or Cadeler ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.
Cadeler will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the custodian) pursuant to agreements from time to time between Cadeler and the Depositary.
The right of the Depositary to charge and receive payment of fees, charges and expenses survives the termination of the Deposit Agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the Depositary.
The fees and charges described above may be amended from time to time by agreement between Cadeler and the Depositary.
The Depositary may make available to Cadeler a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as Cadeler and the Depositary may agree from time to time. The Depositary collects its fees for issuance and cancellation of Cadeler ADSs directly from investors depositing Cadeler Shares or surrendering Cadeler ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The Depositary will generally set off the amounts owing from distributions made to holders of Cadeler ADSs. If, however, no distribution exists and payment owing is not timely received by the Depositary, the Depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the Depositary, all fees and charges owing under the Deposit Agreement are due in advance and/or when declared owing by the Depositary.
The Depositary may agree to reduce or waive certain fees, charges and expenses provided in the ADRs and in the Deposit Agreement, including, without limitation, those described above that would normally be charged on Cadeler ADSs issued to or at the direction of, or otherwise held by, Cadeler and/or certain ADR holders and beneficial owners and holders and beneficial owners of Cadeler Shares.
Payment of Taxes
ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the Depositary on any Cadeler ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the Depositary with respect to any ADR, any Deposited Securities represented by the Cadeler ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holder thereof to the Depositary and by holding or owning, or having held or owned, an ADR or any Cadeler ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or governmental charge.
Neither the Depositary, nor any of its agents, shall be liable to holders or beneficial owners of the Cadeler ADSs and ADRs for failure of any of them to comply with applicable tax laws, rules and/or regulations. Notwithstanding the Depositary’s right to seek payment from current and former ADR holders and beneficial owners, ADR holder(s) and beneficial owner(s) (and all prior ADR holder(s) and beneficial owner(s)) acknowledge and agree that the Depositary has no obligation to seek payment of amounts owing for tax and other governmental charges from any current or former beneficial owner of Cadeler ADSs and ADRs. If an ADR holder owes any tax or other governmental charge, the Depositary may also deduct from any distributions on or in respect of Deposited Securities, or sell any part or all of such Deposited Securities (by public or private sale) for the account of the ADR holder and may apply such deduction or the proceeds or any such sale in payment of such tax or other governmental charge, the ADR holder remaining liable for any deficiency, and shall reduce the number of Cadeler ADSs evidenced by the ADR to reflect any such sales of Cadeler Shares. If any tax or governmental charge is unpaid, the Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of Deposited Securities or withdrawal of Deposited Securities until such payment is made. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners of Cadeler ADSs acknowledge that in such situation such a sale is in the best interest and for the benefit of the ADR holders and beneficial owners. In connection with any distribution to ADR holders, Cadeler will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by Cadeler; and the Depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the custodian. If any tax or governmental charge is required to be withheld, the Depositary may, in the case of any distribution in property other than cash (including Cadeler Shares or rights) on Deposited Securities dispose of all or a portion of such property (by public or private sale) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes and distribute the net proceeds of any such property after deduction of such taxes to the ADR holders entitled thereto.
As an ADR holder or beneficial owner, you will be agreeing to indemnify Cadeler, the Depositary, its custodian and any of Cadeler’s or the Depositary’s respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained which obligations shall survive any transfer or surrender of Cadeler ADSs or the termination of the Deposit Agreement.
Reclassifications, Recapitalizations and Mergers
If Cadeler takes certain actions that affect the Deposited Securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities or (ii) any distributions of Cadeler Shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Cadeler’s assets, then the Depositary may choose to, and shall if reasonably requested by Cadeler:
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amend the form of ADR;

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distribute additional or amended ADRs;

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distribute cash, securities or other property it has received in connection with such actions;

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sell any securities or property received and distribute the proceeds as cash; or

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none of the above.

If the Depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the Deposited Securities and each Cadeler ADS will then represent a proportionate interest in such property.
Amendment and Termination
How may the Deposit Agreement be amended?
Cadeler may agree with the Depositary to amend the Deposit Agreement and the Cadeler ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees on a per Cadeler ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication described above under “— Fees and Expenses”), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. No amendment, however, will impair your right to surrender your Cadeler ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.
Any amendments or supplements that (i) are reasonably necessary (as agreed by Cadeler and the Depositary) in order for (a) the Cadeler ADSs to be registered on Form F-6 under the U.S. Securities Act or (b) the Cadeler ADSs or Cadeler Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, Cadeler and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.
Notice of any amendment to the Deposit Agreement or the form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the Depositary’s or Cadeler’s website or upon request from the Depositary).
How may the Deposit Agreement be terminated?
The Depositary shall, at any time at Cadeler’s written direction, terminate the Deposit Agreement by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed for termination in such notice. The Depositary may also terminate the Deposit Agreement by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed for termination in such notice if (i) 60 days shall have expired after the date on which the Depositary shall have provided notice of its resignation to Cadeler and a successor Depositary shall not be operating under the Deposit Agreement, (ii) 60 days shall have expired after the date on which Cadeler has provided notice of removal to the Depositary and a successor Depositary shall not be operating under the Deposit Agreement, (iii) Cadeler is bankrupt, in liquidation proceedings or insolvent, (iv) the ADRs are delisted from a “national securities exchange” (that has registsred with the SEC under Section 6 of the Exchange Act, (v) the Cadeler Shares cease to be listed on an internationally recognized securities exchange, (vi) Cadeler effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities (vii) there are no Deposited Securities with respect to Cadeler ADSs remaining, including if the Deposited Securities are cancelled, or the Deposited Securities have been deemed to have no value, or (viii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. Additionally, the Depositary may immediately terminate the Deposit Agreement, without prior notice to Cadeler, any ADR holder or beneficial owner or any other person if (a) required by any law, rule or regulation relating to sanctions by any governmental authority or body or (b) required by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion.
Effect of termination
After the termination date, the Depositary and its agents will perform no further acts under the Deposit Agreement and ADRs, except to receive and hold (or sell) distributions on Deposited Securities, deliver Deposited Securities being withdrawn and to take such actions as provided in the next two paragraphs, in each case subject to payment to the Depositary of the applicable fees and expenses provided in the Deposit Agreement.
After the termination date, if the Deposited Securities are listed and publicly traded on a securities exchange and the Depositary believes that it is able, permissible and practicable to sell the Deposited Securities without undue effort, then, the Depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the Deposited Securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the Depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the Deposit Agreement, in trust, without liability for interest, for the pro rata benefit of the ADR holders entitled thereto. If the Depositary sells the Deposited Securities, the Depositary shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs after making such sale, except to account for such net proceeds and other cash.
However, if the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the Depositary does not sell the Deposited Securities, the Depositary shall use its reasonable efforts to ensure that the Cadeler ADSs cease to be DTC eligible and that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the Cadeler ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, to the extent Cadeler is not, to the Depositary’s knowledge, insolvent or in bankruptcy or liquidation, the Depositary shall:
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cancel all outstanding ADRs;

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request DTC to provide the Depositary with information on those holding Cadeler ADSs through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC;

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instruct its custodian to deliver all Deposited Securities to Cadeler, a subsidiary or an affiliate or registered office provider of Cadeler or an independent trust company engaged by Cadeler to hold those Deposited Securities in trust for the beneficial owners of the ADRs if Cadeler is not permitted to hold any of the Deposited Securities under applicable law and/or Cadeler has directed the Depositary to so deliver Deposited Securities accordingly; and

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provide Cadeler with a copy of the ADR register.

Upon receipt of any instrument of transfer covering such Deposited Securities and the ADR register, Cadeler shall be required to transfer or procure the transfer to the persons listed on the ADR register of the Deposited Securities previously represented by the Cadeler ADSs evidenced by their ADRs.
To the extent the Depositary reasonably believes that Cadeler is insolvent as determined by applicable law, or if Cadeler is in receivership, has filed for bankruptcy and/or is otherwise in restructuring, administration or liquidation, and in any such case the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the Depositary believes it is not able to or cannot practicably sell the Deposited Securities promptly and without undue effort, the Depositary shall notify the ADR holders of such and thereafter the Deposited Securities shall be deemed to have no value (and such ADR holders shall be deemed to have instructed the Depositary that the Deposited Securities have no value). The Depositary may, but shall not be obligated to, and the ADR holders irrevocably consent and agree that the Depositary may, subject to applicable law, instruct its custodian to deliver all Deposited Securities to Cadeler (acting, as applicable by Cadeler’s administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) and notify Cadeler that the Deposited Securities are surrendered for no consideration. Subject to applicable law, Cadeler shall promptly accept the surrender of the deposited Cadeler Shares for no consideration or minimum consideration required under applicable law and deliver to the Depositary a written notice confirming (i) the acceptance of the surrender of the Deposited Securities for no consideration and (ii) the cancellation of such deposited Cadeler Shares subject to applicable law.
Thereafter, and irrespective of whether Cadeler has complied with the immediately preceding sentence, the Depositary shall notify ADR holders that their Cadeler ADSs have been cancelled with no or a minimum consideration required under applicable law being payable to them, and the Depositary and its agents shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs.
After the termination date, Cadeler shall be discharged from all obligations under the Deposit Agreement except for Cadeler’s obligations described under this heading “Effect of Termination” and Cadeler’s obligations to the Depositary and its agents.
Limitations on Obligations and Liability to ADR holders
Limits on Cadeler’s obligations and the obligations of the Depositary; limits on liability to ADR holders and holders of Cadeler ADSs
Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, Cadeler or the Depositary or its custodian may require:
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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Cadeler Shares or other Deposited Securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and

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compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement or as the Depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of Cadeler Shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal and delivery of Deposited Securities may be suspended, generally or in particular instances, when the ADR register or any register for Deposited Securities is closed or when any such action is deemed required, necessary or advisable by the Depositary for any reason; provided that the ability to withdraw Cadeler Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the Depositary or Cadeler’s transfer books or the deposit of Cadeler Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of Deposited Securities.
The Deposit Agreement expressly limits the obligations and liability of the Depositary, the Depositary’s custodian or Cadeler and each of Cadeler’s and their respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights that ADR holders or beneficial owners of Cadeler ADSs may have under the U.S. Securities Act or the U.S. Exchange Act, to the extent applicable. The Deposit Agreement provides that each of Cadeler, the Depositary and Cadeler’s respective agents will:
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incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of Denmark, Norway, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of Cadeler’s articles of association, any act of God, war, terrorism, epidemic, pandemic, naturalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond our, the Depositary’s or Cadeler’s respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by Cadeler, the Depositary or Cadeler’s respective agents (including, without limitation, voting);

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incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the Deposit Agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations under the Deposit Agreement and ADRs without gross negligence or willful misconduct;

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in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities the Cadeler ADSs or the ADRs;

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in the case of Cadeler and Cadeler’s agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities the Cadeler ADSs or the ADRs, which in Cadeler’s or Cadeler’s agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to Cadeler or Cadeler’s agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

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not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Cadeler Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, Cadeler; or

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may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the Cadeler ADSs or the ADRs. Cadeler and Cadeler’s agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the Cadeler ADSs or the ADRs, which in Cadeler’s opinion may involve Cadeler in expense or liability, if indemnity satisfactory to Cadeler against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Furthermore, the Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the Depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The Depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Denmark, Norway, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.
Additionally, none of the Depositary, the custodian or Cadeler, or any of their or Cadeler’s respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The Depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about Cadeler’s tax status. Neither the Depositary nor Cadeler shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or Cadeler ADSs.
Neither the Depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Cadeler, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy, or for the effect of any such vote.
The Depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the Depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the Depositary. Specifically, the Depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The Depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by Cadeler or any other party, including any share registrar, transfer agent or other agent appointed by Cadeler, the Depositary or any other party, to process any transfer, delivery or distribution of cash,

Cadeler Shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it.
The Depositary may rely upon instructions from Cadeler or Cadeler’s counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary shall not incur any liability for the content of any information submitted to it by Cadeler or on Cadeler’s behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from Cadeler. The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary. Neither the Depositary nor Cadeler, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in each case of any form (collectively, “Special Damages”) incurred by any of them, or liable to any other person or entity (including, without limitation holders or beneficial owners of ADRs and Cadeler ADSs) for any Special Damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the Depositary and its agents shall be entitled to reasonable legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, ADR holders and beneficial owners of Cadeler ADSs) against the Depositary or any of its agents, the Depositary and its agents shall be entitled to full indemnification from Cadeler for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.
Each party to the Deposit Agreement (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or Cadeler directly or indirectly arising out of or relating to the Cadeler Shares or other Deposited Securities, the Cadeler ADSs or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the Deposit Agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the U.S. Securities Act or the U.S. Exchange Act, to the extent applicable.
The Depositary and its agents may own and deal in any class of securities of Cadeler and Cadeler’s affiliates and in ADRs.
Disclosure of Interest in Cadeler ADSs
To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, Deposited Securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions Cadeler may provide in respect thereof.
Cadeler reserves the right to instruct ADR holders (and through any such holder, the beneficial owners of Cadeler ADSs evidenced by the ADRs registered in such holder’s name) to deliver their Cadeler ADSs for cancellation and withdrawal of the Deposited Securities so as to permit Cadeler to deal directly with the holder thereof as a Cadeler Shareholder and holders and beneficial owners agree to comply with such instructions. Cadeler may also from time to time request ADR holders or beneficial owners to provide information as to the capacity in which such holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters. Each ADR holder and beneficial owner agrees to provide any information requested by Cadeler pursuant to the Deposit Agreement.

See also the obligations of ADS holders to disclose limits on beneficial or other ownership of, or interest in, Deposited Securities through its ADS holdings “— Articles of Association and Danish Corporate Law — Provisions as to the Level of Equity Investments to be Notified to Cadeler and the Danish Authorities — Major shareholdings” and “— Articles of Association and Danish Corporate Law — Foreign direct investment.”
Books of Depositary
The Depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the Depositary’s direct registration system. Registered holders of ADRs may inspect such records at the Depositary’s office at all reasonable times in accordance with and subject to any restrictions under Danish law, but solely for the purpose of communicating with other ADR holders in the interest of the business of Cadeler or a matter relating to the Deposit Agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the Depositary. Additionally, at the reasonable request of Cadeler, the Depositary may close the issuance book portion of such register solely in order to enable Cadeler to comply with applicable law; provided, that the Depositary shall have no liability and shall be indemnified by Cadeler in such event pursuant to the Deposit Agreement. Under the Deposit Agreement, by holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners of Cadeler ADSs each irrevocably acknowledge and agree that the identities of such holders and beneficial owners may be, and consent to them being, made available in connection with such register notwithstanding anything to the contrary under Danish law, including, without limitation, any privacy or other right or protection a Cadeler Shareholder, and/or an ADR holder or beneficial owner of Cadeler ADSs, may have, or any restriction or prohibition thereof, under Danish law with respect thereto, and waive any such right, protection, restriction or prohibition thereunder, and agree that the provisions in the Deposit Agreement shall govern all such matters as provided therein.
The Depositary will maintain facilities for the delivery and receipt of ADRs.
Appointment
Under the Deposit Agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any Cadeler ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:
•
be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs;

•
appoint the Depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated and/or permitted in the Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, provided that the appointment of the Depositary as attorney-in-fact shall not give any right to the Depositary to exercise any voting rights or to have the Cadeler Shares underlying Cadeler ADSs represented at a general meeting of Cadeler with respect to the Cadeler ADSs of any holder without instructions from such holder as provided in the form of ADR and in the Deposit Agreement; and

•
acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about Cadeler, ADR holders, beneficial owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with Cadeler, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to Cadeler or ADR holders or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Cadeler ADSs evidenced by such ADR holder’s ADRs. For all purposes under the Deposit Agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Cadeler ADSs evidenced by such ADRs.
Governing Law and Jurisdiction
The Deposit Agreement, the Cadeler ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the Deposit Agreement, Cadeler and the Depositary have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on Cadeler’s behalf. Any action based on the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the Depositary against Cadeler in any competent court in Denmark, Norway, the United States and/or any other court of competent jurisdiction.
Under the Deposit Agreement, by holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by Cadeler or the Depositary, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.
By holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or Cadeler brought by ADR holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the U.S. Securities Act, may be instituted only in the United States Court for the Southern District of New York (or in the state courts of New York County in New York if either:
•
the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

•
the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.

To the extent that such claims may be based upon federal law claims, Section 27 of the U.S. Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the U.S. Exchange Act or the rules and regulation thereunder. Furthermore, Section 22 of the U.S. Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Actions by beneficial owners and holders of Cadeler ADSs to enforce any duty of liability created by the U.S. Exchange Act, the U.S. Securities Act or the respective rules and regulations thereunder must be brought in the U.S. District Court for the Southern District of New York. Holders of Cadeler ADSs will not be deemed to have waived Cadeler’s compliance with the federal securities laws and regulations promulgated thereunder.
Jury Trial Waiver
Each party to the Deposit Agreement (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, Cadeler ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or Cadeler directly or indirectly arising out of, based on or relating in any way to the Cadeler Shares or other Deposited Securities, the Cadeler ADSs or the ADRs, the Deposit Agreement or any

transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.
If Cadeler or the Depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the Deposit Agreement is not intended to be deemed a waiver by any holder or beneficial owner of Cadeler ADSs or the Depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

COMPARISON OF RIGHTS OF CADELER SHAREHOLDERS AND ENETI STOCKHOLDERS
Following the completion of the Offer, holders of Eneti Common Stock validly tendered and accepted for exchange in the Offer will receive in exchange Cadeler ADSs. If a holder surrenders its Cadeler ADSs to the Depositary and withdraws the underlying Cadeler Shares, it will become a shareholder of Cadeler.The rights and obligations of holders of Cadeler ADSs under the Deposit Agreement are described in section “Description of American Depositary Shares” of this prospectus.
The summary in this section is qualified in its entirety by reference to, and is subject to, the detailed provisions of applicable Danish law and Marshall Islands law, the articles of association of Cadeler, and the articles of incorporation of Eneti. This is a summary only and therefore does not contain all of the information that may be important to you. For more complete information, you should read Cadeler’s articles of association, Eneti’s articles of incorporation and the applicable provisions of Danish law and Marshall Islands law. You should also read the summary description of the Cadeler Shares in section “Description of Cadeler Shares and Articles of Association,” as it includes additional information about the rights of holders of Cadeler Shares. To learn where you may obtain these documents, see section “Where You Can Find More Information” of this prospectus.
Provision	Cadeler	Eneti
Authorized capital
•
The concept of authorized capital is not applicable under Danish law. Cadeler currently has an outstanding share capital of nominally DKK 197,600,000 divided into shares of DKK 1.00.

•
Pursuant to the authorizations in articles 3.1, 3.2 and 3.3 of Cadeler’s articles of association, the Cadeler Board is authorized to issue shares of up to a total nominal amount of DKK 44,520,000.

•
In addition, the Cadeler Board is authorized to increase the share capital pursuant to the authorization in article 3.4 of Cadeler’s articles of association by up to DKK 135,000,000 by contribution of shares in Eneti in order to consummate the Offer, as described herein.

•
Under Eneti’s articles of incorporation, Eneti’s authorized capital stock consists of 131,875,000 registered shares, of which 81,875,000 are designated as Eneti Common Stock, par value $0.01 per share, and 50,000,000 are designated as preferred shares, par value $0.01 per share. Eneti Stockholders do not have conversion, redemption or pre-emptive rights to subscribe to any of Eneti’s securities.

•
As of the date of this prospectus, 38,647,119 Eneti Common Stock were issued and outstanding and zero Eneti preferred shares were issued and outstanding.

•
The Eneti Common Stock is listed on the NYSE under the symbol “NETI.”

•
Eneti’s articles of incorporation authorizes the Eneti Board to establish one or more series of preferred stock with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Eneti Board providing for the issuance of such preferred shares.

Provision	Cadeler	Eneti
Voting Rights
Voting, generally
•
Each Cadeler Share with a nominal value of DKK 1.00 confers the right to cast one vote at the general meeting. Each Cadeler Shareholder may cast as many votes as it holds Cadeler Shares.

•
Voting instructions may be given only in respect of a number of Cadeler ADSs representing an integral number of Cadeler Shares or other deposited securities. Cadeler Shares held by Cadeler or Cadeler’s direct or indirect subsidiaries do not confer the right to vote.

•
Resolutions of the general meeting may generally be adopted by a simple majority of the votes cast, subject only to the mandatory provisions of the Danish Companies Act and Cadeler’s articles of association.

•
Resolutions concerning amendments to Cadeler’s articles of association must generally be passed by at least two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting.

•
Certain resolutions, which, among other things, limit a Cadeler Shareholder’s voting rights, dividend rights or transferability of shares are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the general meeting.

•
Decisions to impose or increase any obligations of Cadeler Shareholders towards Cadeler require unanimity.

Record date
•
The right of a Cadeler Shareholder to attend and vote at a general meeting is determined by the Cadeler Shares held by such Cadeler Shareholder at the record date. The record date is one week before the general meeting is held. The Cadeler Shares held by each Cadeler Shareholder are determined at the record date based on the number of Cadeler Shares held

Eneti’s articles of incorporation and bylaws
•
If a quorum is present, and except as otherwise expressly provided by law, Eneti’s articles of incorporation then in effect or Eneti’s amended and restated bylaws, the affirmative vote of a majority of the votes cast by holders of shares of stock present in person or represented by proxy at the meeting shall be the act of the shareholders.

•
At any meeting of shareholders, each shareholder entitled to vote any shares on any matter to be voted upon as such meeting shall be entitled to one vote on such matter for each such share, and may exercise such voting right either in person or by proxy.

BCAMI
•
Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.

•
Any person authorized to vote may authorize another person or persons to act for him by proxy.

•
Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one- third of the shares entitled to vote at a meeting.

•
The articles of incorporation may provide for cumulative voting in the election of directors.

•
Any two or more domestic corporations may merge into a single corporation if approved by the board of each corporation and if authorized by a majority vote of the holders of outstanding shares of each corporation at a shareholder meeting.

•
Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not

Provision	Cadeler	Eneti

by that Cadeler Shareholder as registered in Cadeler’s register of shareholders and any notification of ownership received by Cadeler for the purpose of registration in its register of shareholders, but which have not yet been registered.
Nominees
•
An account may be kept on behalf of one or more owners, meaning that a Cadeler Shareholder may appoint a nominee.

•
A nominee shareholder is entitled to exercise all subscription and other financial and administrative rights attached to the Cadeler Shares held in its name with VPS. The relationship between the nominee shareholder and the beneficial owner is regulated solely by an agreement between the parties. The nominee is not deemed to be a proxy representing the clients on whose behalf the nominee is acting in a professional capacity. The nominee is entitled to exercise on behalf of the clients the voting rights attaching to the Cadeler Shares. The nominee warrants and is required at Cadeler’s request to prove as soon as possible that the nominee exercises the voting rights according to express authorization and instructions from the relevant owner of such Cadeler Share.

made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.
•
Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

•
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Action by Written Consent
•
Under Danish law, shareholders may take action and pass resolutions by written consent if such consent is unanimous. However, for a listed company, this method of adopting resolutions is generally not feasible.

•
Any action required to be or permitted to be taken at a meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Shareholder Proposals and Shareholder Nominations of Directors
•
According to Cadeler’s articles of association, the Cadeler Board must consist of not less than three and not more than six members elected by the general meeting. Members of the Cadeler Board shall retire every second year at the annual general meeting. Re-election of members of the Cadeler Board may take place.

•
Eneti’s amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors, to bring business before an annual meeting of shareholders or proposing to remove a director must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a

Provision	Cadeler	Eneti

•
In accordance with the Norwegian Code for Practice of Corporate Governance and according to Cadeler’s articles of association, Cadeler’s nomination committee shall make recommendations to the general meeting regarding election of shareholder-elected members to the Cadeler Board and election of members to the nomination committee. However, according to Danish law and in accordance with Cadeler’s articles of association, any Cadeler Shareholder may propose candidates for election to the Cadeler Board to the general meeting.

•
Prior to an election of members of the Cadeler Board at the general meeting, Cadeler must provide information on management positions held by each candidate in other commercial enterprises, except for posts held in Cadeler’s wholly owned subsidiaries.

•
All Cadeler Shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are submitted at least six weeks prior to the meeting. In the event that the request is made at a later date, the Cadeler Board will determine whether the proposals were made in due time to be included on the agenda.

shareholder’s notice must be received at Eneti’s principal executive offices not less than 150 days and not more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders.

Sources and Payment of Dividends
•
All Cadeler Shares have the same rights and rank pari passu in respect of, inter alia, eligibility to receive dividends. Upon the issuance and registration of the new Cadeler Shares with the DBA, the new Cadeler Shares will entitle the holder to receive dividends to the extent any dividends are declared and payable with respect to the Cadeler Shares. A nominee shareholder is entitled to receive dividends and to exercise all subscription and other financial and administrative rights attached to the Cadeler Shares held in its name with VPS.

•
Under Danish law, companies may only pay out dividends from

•
Dividends may be declared in conformity with law by, and at the discretion of, the Eneti Board at any regular or special meeting. Dividends may be declared and paid in cash, stock, or other property of Eneti.

Provision	Cadeler	Eneti

distributable reserves, and may not exceed what is considered sound and adequate with regard to the financial condition or be to the detriment of the creditors.
•
The statement of financial position as included in the approved annual report or an interim statement of financial position, as applicable, must show that sufficient funds are available for distribution.

•
Dividends which have not been claimed by Cadeler Shareholders within three years from the time they are payable will be forfeited and will accrue to Cadeler. Cadeler’s articles of association do not contain provisions on cumulative payments of dividends.

Purchase and Redemption of Stock
•
Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to the Danish Companies Act Sections 196-201, acquire fully paid treasury shares, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable reserves.

•
The Cadeler Board has been authorized by the general meeting to acquire treasury shares in the period until April 24, 2027, on one or more occasions, with a total nominal value of up to 10% of the share capital of Cadeler, for so long as Cadeler’s holding of treasury shares after such acquisition does not exceed 10% of Cadeler’s share capital. The consideration may not deviate more than 10% from the official price quoted on the OSE at the date of the agreement or acquisition.

•
Under the BCAMI, a company, subject to any restrictions contained in its articles of incorporation, may purchase its own shares or redeem its redeemable shares out of surplus except when currently the corporation is insolvent or would thereby be made insolvent.

•
A company may purchase its own shares out of stated capital except when the company is insolvent or would thereby be made insolvent, if the purchase is made for the purpose of: (a) eliminating fractions of shares; (b) collecting or compromising indebtedness to the company; or (c) paying dissenting shareholders entitled to receive payment for their shares under the BCAMI.

•
Subject to any restrictions contained in its articles of incorporation, a company may redeem or purchase its redeemable shares out of stated capital except when the company is insolvent or would thereby be made insolvent and except when such redemption or purchase would reduce the company’s net assets below the stated capital remaining after giving effect to the cancellation of such redeemable shares.

Provision	Cadeler	Eneti

•
In addition, the Cadeler Board may, on behalf of Cadeler, acquire Cadeler’s own shares, without authorization, in case it is necessary to avoid a considerable and imminent detrimental effect on Cadeler and provided certain conditions are met. In case Cadeler has acquired its own shares under such circumstances, the Cadeler Board is obligated to inform Cadeler Shareholders of such acquisition at the next general meeting.

Meetings of Shareholders
•
According to Cadeler’s articles of association, the general meetings of shareholders shall be held in the Capital Region of Denmark. Further, the Cadeler Board may decide to hold the general meeting electronically without the possibility of physical attendance, provided that Cadeler Shareholders are able to attend, vote and voice their opinion through electronic means.

•
There are specific requirements as to the information and documentation required to be disclosed on Cadeler’s website in connection with the convening notice, including the notice to convene, the aggregated number of Cadeler Shares and voting rights, all documents to be presented to the general meeting, agenda and complete proposal and proxy and voting forms.

•
The annual general meeting must be held prior to the end of April each year.

•
General meetings shall be convened by the Cadeler Board with a minimum of three weeks’ notice and a maximum of five weeks’ notice.

•
Eneti’s amended and restated bylaws provide that annual shareholder meetings will be held at a time and place selected by the Eneti Board. The meetings may be held in or outside of the Marshall Islands. The Eneti Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

•
At all meetings of shareholders of Eneti, except as otherwise expressly provided by law, there must be present either in person or by proxy shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum, but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

BCAMI
•
Held at a time and place as designated in the bylaws.

•
May be held within or without the Marshall Islands.

•
Whenever shareholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual

Provision	Cadeler	Eneti

meeting, indicate that it is being issued by or at the direction of the person(s) calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called. A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.

Special Meetings of Shareholders
•
According to the Danish Companies Act and Cadeler’s articles of association, extraordinary general meetings of shareholders shall be held when requested by the Cadeler Board, the auditor or upon request by a Cadeler Shareholder owning at least 5% of the share capital. A request from a Cadeler Shareholder that an extraordinary general meeting must be called shall be submitted in writing to the Cadeler Board along with a specification of the subjects that the Cadeler Shareholder wishes to present before the general meeting. The extraordinary general meeting shall be convened within two weeks of such request. If such a demand is made, the Cadeler Board shall convene the general meeting with three to five weeks’ notice within fourteen days thereafter.

•
Eneti’s amended and restated bylaws provide that special meetings of its shareholders may be called for any purpose at any time by a majority of the Eneti Board, or any officer of Eneti who is also a member of the Eneti Board. No other person or persons are permitted to call a special meeting and no business may be conducted at the special meeting other than business brought before the meeting by the Eneti Board.

•
Under the BCAMI, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.

Allotment of Shares
•
New shares in Cadeler may generally be issued subject to a share capital increase approved by Cadeler Shareholders with a majority of at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting. In cases where the new shares issued in connection with a capital increase are subscribed for at discount for the benefit of parties other than the existing shareholders or the employees of Cadeler, the voting requirement is at least nine-tenths of the votes cast as well as at least nine-tenths of the share capital represented at the general meeting. If the new shares issued in connection with the capital increase are subscribed for at a discount for

Provision	Cadeler	Eneti

the benefit of some of the existing shareholders, consent from the shareholders who do not get an opportunity to participate in the capital increase must be obtained. The general meeting may authorize the Cadeler Board to increase the share capital by including a provision to that effect in the articles of association. The general meeting may also authorize the Cadeler Board to issue convertible debt instruments or warrants by including a provision to that effect in the articles of association, provided that it also authorizes the Cadeler Board to carry out the capital increase required for that purpose. The authorizations may be given for one or more periods of up to five years at a time.

Pre-emptive Rights
•
Under the Danish Companies Act, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings.

•
However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting, provided the share capital increase takes place at market price or nine-tenths of the votes cast, as well as at least nine-tenths of the share capital represented at the general meeting if the share capital increase takes place below market price, unless (i) such capital increase is directed at certain but not all Cadeler Shareholders (in which case all Cadeler Shareholders must consent); or (ii) such capital increase is directed at Cadeler’s employees whereby a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting is required. Further, the pre-emptive rights may be derogated from by an exercise of the Cadeler Board of a valid authorization in Cadeler’s

Under the BCAMI:
•
When shares are subject to pre-emptive rights.   Except as otherwise provided in a company’s articles of incorporation, in the event of (a) the proposed issuance by the corporation of shares, whether or not of the same class as those previously held, which would adversely affect the voting rights or rights to current and liquidating dividends of such holders; (b) the proposed issuance by the corporation of securities convertible into or carrying an option to purchase shares; or (c) the granting of any options or rights to purchase shares or securities referred to in (a) or (b), the holders of any class shall have the right, during a reasonable time and on reasonable terms, to be determined by the board, to purchase such shares or other securities, as nearly as practicable, in such proportion as would, if such preemptive right were exercised, preserve the relative rights to current and liquidating dividends and voting rights of such holders and at a price or prices no less favorable than the price at which such shares, securities, options or rights are to be offered to other holders.

Provision	Cadeler	Eneti

articles of association, provided that the share capital increase takes place at or above market price.
•
The exercise of pre-emptive rights may be restricted for Cadeler Shareholders resident in certain jurisdictions.

•
Cadeler intends to evaluate at the time of any issuance of Cadeler Shares subject to pre-emptive rights or in a rights offering, as the case may be, the cost and potential liabilities associated with complying with any local requirements, as well as the indirect benefits to Cadeler of enabling the exercise of non-Danish shareholders of their pre-emptive rights to Cadeler Shares or participation in any rights offer, as the case may be, and any other factors considered appropriate at the time, and then to make a decision as to whether to comply with any local requirements. No assurances are given by Cadeler that local requirements will be complied with so as to enable the exercise of such shareholders’ pre-emptive rights or participation in any rights offer.

•
When shares are not subject to preemptive rights.   Except as otherwise provided in a company’s articles of incorporation, shareholders shall have no preemptive right to purchase (a) shares or other securities issued to effect a merger or consolidation; (b) shares or other securities issued or optioned to directors, officers, or employees of the corporation as an incentive to service or continued service with the corporation pursuant to an authorization given by the shareholders, and by the vote of the holders of the shares entitled to exercise preemptive rights with respect to such shares; (c) shares issued to satisfy conversion or option rights previously granted by the corporation; (d) treasury shares; or (e) shares or securities which are part of the shares or securities of the corporation authorized in the original articles of incorporation and are issued, sold or optioned within two years from the date of filing such articles.

•
Notice to shareholders of rights.   The holders of shares entitled to the preemptive right shall be given prompt notice setting forth the period within which and the terms and conditions upon which such shareholders may exercise their preemptive right. Such notice shall be given personally or by mail at least fifteen (15) days prior to the expiration of the period during which the right may be exercised.

Amendment of Governing Instruments
•
Under Danish law, resolutions concerning amendments to Cadeler’s articles of association must be passed by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting, unless applicable laws or Cadeler’s articles of association prescribe stricter or less strict adoption requirements or applicable laws confer specific authority to the board of directors or other bodies.

Amendments of articles of incorporation.
•
Notwithstanding any other provision in Eneti’s articles of incorporation or its amended and restated bylaws (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Eneti Common Stock entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend,

Provision	Cadeler	Eneti

•
Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity alter or appeal provisions dealing with (1) removal of directors, (2) making, altering or repealing Eneti’s bylaws and (3) anti-takeover procedures.
Amendments of bylaws.
•
The Eneti Board is expressely authorized to make, alter or repeal Eneti’s amended and restated bylaws by a vote of not less than a majority of the entire Eneti Board, provided that, notwithstanding any other provision in Eneti’s articles of incorporation or its amended and restated bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the articles of incorporation or these bylaws), the vote of not less than two-thirds of the entire Eneti Board shall be required to amend, alter or change the provisions relating to the nomination of directors to the Eneti Board.

Stock Class Rights	• Cadeler has only one share class and no shares carry special rights.
•
Eneti’s articles of incorporation authorizes the Eneti Board to establish one or more series of preferred stock with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Eneti Board providing for the issuance of such preferred shares.

• As of the date of this prospectus, zero Eneti preferred shares were issued and outstanding.
Shareholders’ Votes on Certain Transactions
Mergers and Acquisitions, Generally
•
Under Danish law, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers shall be approved by the general meeting of shareholders with at least two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. It

Dissolution
•
Under the BCAMI, except as otherwise provided in its articles of incorporation, a corporation may be dissolved if, at a meeting of shareholders, the holders of two-thirds of all outstanding shares entitled to vote on a proposal to dissolve, by resolution consent that the dissolution shall take place.

Provision	Cadeler	Eneti

is unresolved in Danish law whether the shareholders must approve a decision to sell all or virtually all of the company’s business/ assets.
•
Where Cadeler acquires another company, such acquisition may be approved by the Cadeler Board and would not be subject to a shareholder vote, unless such acquisition involves a rights issue or an issue of new shares in excess of what the Cadeler Board is authorized to issue.

•
In case of a public offer in accordance with the Danish and Norwegian rules on public takeovers to acquire the shares of Cadeler, each Cadeler Shareholder will be able to accept or decline the offer. In case an offeror acquires more than 90% of the share capital, the remaining Cadeler Shareholders may be subject to mandatory redemption of their shares.

Related party transactions
•
According to the Danish Companies Act, material transactions between Cadeler and its related parties that are outside the ordinary course of business must be approved by the Cadeler Board. An announcement must be published in case the of a transaction with a related party if the fair value of the transaction amounts to 10% or more of Cadeler’s total assets or 25% or more of the profit from Cadeler’s operating activities

•
Cadeler may provide loans to directors and executive officers if the amount is within the distributable reserves of Cadeler and the general meeting has approved such loan.

Transactions entailing more than a 20% change in the share capital or voting rights
•
Share issuances need to be approved by Cadeler Shareholders, irrespective of the size of the share issuance, unless the Cadeler Board has been authorized to increase the share capital.

Mergers or Consolidation
•
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.

•
Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

•
Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

•
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Provision	Cadeler	Eneti

•
Share issuances at or above 20% of Cadeler’s share capital over a period of 12 months are subject to approval of a prospectus under the EU Prospectus Regulation for the purpose of the admission to trading of the new shares on the OSE.

Rights of Inspection
•
According to the Danish Companies Act, a Cadeler Shareholder may, at the annual general meeting or at a general meeting whose agenda includes such item, request an inspection of Cadeler’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by Cadeler Shareholders with a simple majority of the votes cast, one or more investigators are elected. If the proposal is not approved by a simple majority but 25% of the share capital votes in favor of the proposal, then any Cadeler Shareholder may, no later than four weeks after the general meeting, request the bankruptcy court to appoint investigators.

•
The agenda and the complete proposed resolutions and, in the case of the annual general meeting, the audited annual report, must be available for inspection by Cadeler Shareholders no later than three weeks prior to the meeting.

•
Any information disclosed according to the Oslo Rulebook II — Issuler Rules and the EU Market Abuse Regulation as well as the Danish Capital Markets Act must be made available on Cadeler’s website once publication has taken place.

Shareholders’ register
•
Under Danish law, Cadeler must keep and maintain a shareholders’ register (in Danish: Ejerbog). Cadeler’s shareholder register is operated electronically through the Norwegian Central Securities Depository (in Norwegian: Verdipapirsentralen), or VPS, and maintained on behalf of Cadeler by DNB, Registrars

Under the BCAMI:
•
Directors.   Every director shall have the absolute right at any reasonable time to inspect all books, records, documents of every kind, and the physical properties of the corporation, domestic or foreign, of which he is a director, and also of its subsidiary corporations, domestic or foreign. Such inspection by a director may be made in person or by agent or attorney, and the right of inspection includes the right to make extracts. In the case of authorized foreign corporations this right extends only to such books, records, documents and properties of such corporations as are kept or located in the Republic of the Marshall Islands.

•
Shareholders.   Any shareholder or holder of a voting trust certificate in person or by an attorney or other agent, may during the usual hours of business inspect, for a purpose reasonably related to his interests as a shareholder, or as the holder of a voting trust certificate, and make copies or extracts from the share register, books of account, and minutes of all proceedings.

Provision	Cadeler	Eneti
department, company registration number 984 851 006, and having its registered address at Dronning Eufemias gate 30, 0191 Oslo, Norway.
Standard of Conduct for Directors
•
Danish law imposes certain specific obligations on the directors of Cadeler. In addition to certain general company law principles, there are statutory director duties, including, inter alia:

a)
to act in a way he or she considers, in good faith, would be in the interest of and for the benefit of the company;

b)
to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

c)
to exercise independent judgment; to exercise reasonable care, skill and diligence;

d)
to exercise a duty of confidentiality towards the company, to avoid conflicts of interest;

e)
not to accept benefits from third parties; and to declare an interest in a proposed transaction with the company.

•
The articles of association of Cadeler state that the number of directors of the company shall be no less than three and no more than six members elected by the general meeting.

•
Eneti’s directors are elected by a plurality of the votes cast by shareholders of Eneti entitled to vote in an election. Cumulative voting shall not be used to elect directors.

•
A majority of holdings’ directors at the time in office, present in person or by proxy or by conference telephone, shall constitute a quorum for the transaction of business. The vote of the majority of the Eneti Board, present in person, by proxy or by conference telephone, at a meeting at which quorum is present shall be the act of the Eneti Board.

Classification of the Board of Directors	• In accordance with the Cadeler articles of association, members of the Cadeler Board shall retire every second year at the annual general meeting.
•
Eneti’s amended and restated articles of incorporation provide that the Eneti Board must consist of at least one member, with the exact number to be fixed by a vote of at least two-thirds of the entire Eneti Board. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified.

•
Eneti’s amended and restated articles of incorporation provide that the

Provision	Cadeler	Eneti
Eneti Board serve staggered, three-year terms. Approximately one-third of holdings’ board of directors is elected each year.
Removal of Directors	• A member of the Cadeler Board may resign at any time. A general meeting of shareholders may also remove directors from the Cadeler Board by simple majority of votes cast.
•
Eneti’s amended and restated articles of incorporation provide that directors may be removed at any time but only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of the capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Vacancies on the Board of Directors	• If a vacancy occurs due to the resignation of a shareholder-elected board member, the seat will remain vacant until a new director has been elected at a general meeting.
•
Under Eneti’s articles of incorporation, any vacancies in the Eneti Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Eneti Board then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

Liability of Directors and Officers
•
A company incorporated in Denmark is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability.

•
Cadeler Shareholders can at a general meeting pass a resolution by simple majority of votes with the view to ratify a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to Cadeler.

•
Eneti’s amended and restated bylaws also authorize Eneti to carry directors’ and officers’ insurance as a protection against any liability asserted against Eneti directors and officers acting in their capacity as directors and officers regardless of whether Eneti would have the power to indemnify such director or officer against such liability by law or under the provisions of Eneti’s amended and restated bylaws.

Indemnification of Directors and Officers
•
At the extraordinary general meeting of Cadeler held on July 14, 2023, Cadeler adopted a transaction specific indemnification under which Cadeler shall for 20 years from and after completion of the Business Combination, subject to relevant limitations regarding fraud, willful

•
Under Eneti’s amended and restated bylaws, any person who is or was a director or officer of Eneti, or is or was serving at the request of Eneti as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by Eneti upon the same

Provision	Cadeler	Eneti

misconduct and gross negligence, indemnify members of the Cadeler Board and executive management of the Cadeler Group and any Cadeler Group employee, both current, future and former, for claims raised by third parties against these indemnified persons in connection with their services to the Cadeler Group in connection with the Cadeler Group’s participation in the Business Combination, including the Offer to acquire any and all of the issued and outstanding shares of Eneti Common Stock, the related issuance of new Cadeler Shares in order to consummate the Offer, the Merger whereby Cadeler will effect the squeeze-out of remaining Eneti Stockholders, and any other transactions contemplated in connection therewith, to the fullest extent permitted under applicable laws for any third party liability by such directors and officers arising out of discharge of his/her duties as a director or officer or employee of the Cadeler Group. The transaction specific indemnity shall apply if any coverage available under the directors and officers’ insurance, or other applicable insurance coverage taken out by the Cadeler Group or the Director or Officer is insufficient to satisfy any claim covered by the indemnification. For full wording on the transaction specific indemnification, reference is made to part II — information not required in the prospectus, item 20. “Indemnification of Officers and Directors.”
•
Each year at the annual general meeting, Cadeler Shareholders are asked to grant discharge of liability to members of the Cadeler Board and executive management for information properly disclosed in the approved annual report.

•
As is customary in Denmark and in compliance with Danish law, Cadeler has taken out a director and officers’

terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCAMI, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Eneti, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
•
Eneti has the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification

Provision	Cadeler	Eneti
insurance covering the Cadeler Board and management, and Cadeler is currently awaiting final documentation for the placement of such director andofficers’ insurance.
Shareholders’ Suits
•
Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if shareholders representing at least one-tenth of the share capital have opposed a decision to grant discharge to a member of the board of directors or the executive management at a general meeting or refrained from bringing law suits against, among other persons, a member of the board of directors or executive management, a shareholder may bring a derivative action on behalf of the company against, among other persons, a member of the board of directors or executive management.

•
An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

•
Under the BCAMI, any Eneti Stockholder may bring an action in Eneti’s name to procure a judgment in Eneti’s favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Eneti Common Stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

•
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or interest therein devolved upon him by operation of law.

•
A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

•
Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

•
Reasonable expenses including attorney’s fees may be awarded if the action is successful.

•
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

Share Acquisitions	• The Cadeler articles of association do not contain provisions regarding	• Although the BCAMI does not contain specific provisions regarding

Provision	Cadeler	Eneti
business combinations or other mergers.
“business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” Eneti has included these provisions in its articles of incorporation. Eneti’s articles of incorporation contain provisions which prohibit Eneti from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Eneti Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of holdings outstanding at the time the transaction commenced; (iii) at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Eneti Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder; and (iv) the shareholder became an interested shareholder prior to the consummation of the initial public offering.
•
For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of Eneti’s outstanding voting shares or any person who is Eneti’s affiliate or associate and who

Provision	Cadeler	Eneti

held 15% or more of Eneti’s outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person, provided, however, that the term “interested shareholder” does not include any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by Eneti; provided that such person shall be an interested shareholder if thereafter such person acquires additional Eneti voting shares, except as a result of further action by Eneti not caused, directly or indirectly, by such person.

Mandatory Offers
•
Matters relating to takeover bids in regard to Cadeler will be under shared jurisdiction between Danish and Norwegian authorities. Additionally, any takeover relating to Cadeler will be subject to both the Danish Capital Markets Act and the Norwegian Securities Trading Act (and related regulations) in accordance with the principles set out in article 4(2) (b) and (e) of the Directive 2004/25/EC of the European Parliament and of the council of 21 April 2004 on takeover bids (the “Directive on Takeover Bids”). Accordingly, if a company is not admitted to trading on a regulated market in the EEA member state in which the company has its registered office, the authority competent to supervise the bid shall be that of the EEA member state on the regulated market of which the company’s securities are admitted to trading, i.e. the OSE in case of Cadeler.

•
In addition hereto, the Directive on Takeover Bids, article 4(2) (e) determines that:

a)
Matters relating to the consideration offered in the case of a bid, in particular the price, and matters relating to the bid procedure, in particular the

N/A

Provision	Cadeler	Eneti

information on the offeror’s decision to make a bid, the contents of the offer document and the disclosure of the bid, shall be dealt with in accordance with the rules of the EEA member state of the competent authority, i.e. the Norwegian Securities Trading Act and related regulations in case of Cadeler; and

b)
Matters relating to the information to be provided to the employees of the offeree company and in matters relating to company law, in particular the percentage of voting rights which confers control and any derogation from the obligation to launch a bid, as well as the conditions under which the board of the offeree company may undertake any action which might result in the frustration of the bid, the applicable rules and the competent authority shall be those of the EEA member state in which the offeree company has its registered office, i.e. the Danish regulation in case of Cadeler.

Danish law on mandatory tender offers
•
Pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer gains control over the company as a result of the transfer.

•
Control exists if the acquirer, or persons acting in concert with such

Provision	Cadeler	Eneti

acquirer, directly or indirectly, holds at least one-third (1/3) of the voting rights in the company, unless it can be clearly proven in the specific case that such ownership does not constitute control. An acquirer, or persons acting in concert with such acquirer, who does not hold at least one-third of the voting rights in a company, nevertheless has control when the acquirer has or persons acting in concert with such acquirer have:
a)
the right to control at least one-third of the voting rights in the company according to an agreement with other investors; or

b)
the right to appoint or dismiss a majority of the members of the central governing body of the company.

•
Voting rights attached to treasury shares shall be included in the calculation of voting rights.

•
The Danish Capital Markets Act contains specific exemptions from the obligation to submit a mandatory takeover offer, including transfers of shares by inheritance or transfer within the same group and as a result of a creditor’s debt enforcement proceedings. Exemptions from the mandatory tender offer rules may be granted under special circumstances by the Danish FSA.

•
The Danish Executive Order no. 636 of 15 May 2020 on Takeover Bids will not be applicable in relation to takeover bids concerning Cadeler in accordance with the principles set out above on shared jurisdiction.

Norwegian law
•
When a mandatory offer obligation is triggered, the person subject to the obligation is required to immediately notify the OSE and the company in question accordingly. The notification must state whether an offer will be made to acquire the remaining shares in the company or whether a sale will take place. As a rule, a notification to

Provision	Cadeler	Eneti

the effect that an offer will be made cannot be retracted. The offer and the offer document required are subject to approval by the OSE, in its capacity as Take-over Authority of Norway, before the offer is submitted to the shareholders or made public.
•
The offer price per share must be at least as high as the highest price paid or agreed to be paid by the offeror for the shares in the six-month period prior to the date the threshold was exceeded. If the acquirer acquires or agrees to acquire additional shares at a higher price prior to the expiration of the mandatory offer period, the acquirer is obliged to restate its offer at such higher price. A mandatory offer must be in cash or contain a cash alternative at least equivalent to any other consideration offered.

•
In case of failure to make a mandatory offer or to sell the portion of the shares that exceeds the relevant mandatory offer threshold within four weeks, the OSE may force the acquirer to sell the shares exceeding the threshold by public auction. Moreover, a shareholder who fails to make an offer may not, as long as the mandatory offer obligation remains in force, exercise rights in the company, such as voting in a general meeting, without the consent of a majority of the remaining shareholders. The shareholder may, however, exercise his/her/its rights to dividends and pre-emptive rights in the event of a share capital increase. If the shareholder neglects his/her/its duties according to the Norwegian Securities Trading Act chapter 6, the OSE may impose a cumulative daily fine that accrues until the circumstance has been rectified.

Anti-Takeover Matters
•
Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights and (ii) notification requirements

•
Several provisions of Eneti’s articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen Eneti’s vulnerability to a hostile change of control and enhance the ability of the

Provision	Cadeler	Eneti
concerning participation in general meetings. Cadeler has not currently adopted any such provisions, except for the notification requirements concerning participation in general meetings.
Eneti Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of Eneti by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Disclosure of Interests
•
Shareholders in Danish companies with shares listed on a regulated market in the EU/EEA are required to give simultaneous notice to the company and the Danish FSA of the shareholding in the company, when their shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and thresholds of one-third or two-thirds of the voting rights or nominal value of the total share capital. Cadeler is required to publish an announcement containing the major shareholder interest.

•
Further, Cadeler is required to update its major shareholders registered with the DBA.

•
The right to appoint a nominee does not eliminate a Cadeler Shareholder’s obligation to notify the Company and the Danish FSA of a major shareholding.

•
Any person (or group of persons) who owns or acquires beneficial ownership of more than 5% of Eneti’s common stock must file a beneficial ownership report with the SEC on either Schedule 13D or (for passive investors and certain exempt investors) the short form Schedule 13G.

•
If a beneficial owner is required to file a beneficial ownership report on Schedule 13D, such a report must include, amongst other things, the source of funds and the purpose or purposes for the acquisition of Eneti securities, must be filed within 10 days after the acquisition of securities that brings the beneficial owner’s holding of Eneti common stock above 5%, and must be amended promptly after any material change in the facts disclosed therein.

•
Schedule 13G is a shorter alternative to Schedule 13D, which is generally available to passive investors. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

•
The term “beneficial owner” is defined in Rule 13d-3 under the Exchange Act, and generally encompasses not only the record owner of securities, but also any person who has the power to either direct the investment of, or exercise the power to vote, such securities. In addition, a person is deemed to be a beneficial owner of a security if they have the right to acquire beneficial

Provision	Cadeler	Eneti
ownership of the security, including through the exercise of an option, within 60 days.
Limitation on Enforceability of Civil Liabilities Under U.S. Federal Securities Laws
•
Cadeler is incorporated under the laws of Denmark, all of the current directors and executives of Cadeler including the proposed members of the Cadeler Board, reside in countries other than the United States, and a majority of the assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process upon Cadeler or such directors and officers or to enforce against any of the aforementioned parties a judgement obtained in a United States court.

•
Original actions or actions for the enforcement of judgements of United States courts, relating to the civil liability provisions of the federal or state securities laws of the United States are not directly enforceable in Denmark.

•
The United States and Denmark do not have a treaty providing for reciprocal recognition and enforcement of judgements, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgement for the payment of money rendered by a United States court based on civil liability will not be directly enforceable in Denmark. However, if the party in whose favor such final judgement is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgement that has been rendered in the United States. A judgement by a federal or state court in the United States against Cadeler will neither be recognized nor enforced by a Danish court, but such judgement may serve as evidence in a similar action in a Danish court.

Short Swing Profits	• While members of Cadeler’s Board and executive management are not subject to specific regulation on	N/A

Provision	Cadeler	Eneti

“short swing” trading, the Danish Companies Act prohibits members of the Cadeler Board and executive management from engaging in speculative transactions concerning the Cadeler Shares. Further, the EU Market Abuse Regulation prohibits insider dealings and market manipulation.

Proxy Statements and Reports
•
Danish law does not have specific proxy solicitation legislation, but approaches to Cadeler Shareholders may need to comply with the Danish Companies Act and Cadeler’s articles of association.

Voting by proxy
•
A Cadeler Shareholder may appear in person or by proxy at a general meeting, and both the Cadeler Shareholder and proxy are entitled to meet with an adviser. The right to vote may also be exercised by a written and dated instrument of proxy.

•
A Cadeler Shareholder who is entitled to participate in the general meeting may also vote by postal vote. Such postal votes shall be received by Cadeler not later than the business day before the general meeting. Postal votes cannot be withdrawn.

Approval of remuneration for members of the Cadeler Board and executive management
•
As a Danish company listed on a regulated market in the EU/EEA, Cadeler is required to present a remuneration policy and submit it for approval by the Cadeler Shareholders at the general meeting at least every four years. Any remuneration to directors or executive officers must be within the limits of the remuneration policy.

•
As a standard agenda item for the annual general meeting of Cadeler, the compensation to members of the Cadeler Board is presented to the Cadeler Shareholders for approval.

N/A

Provision	Cadeler	Eneti

•
As a Danish company listed on a regulated market in the EU/EEA, Cadeler must prepare an annual remuneration report. Further, any trading in Cadeler Shares must be reported and disclosed in accordance with applicable EU regulation.

Approval of Auditors
•
Under Danish law and Cadeler’s articles of association, Cadeler Shareholders elect Cadeler’s auditor at a general meeting. The auditor shall be a state-authorized public accountant and is elected for a one-year term. The auditor is elected based on a recommendation from the audit committee.

•
Re-election of the auditor may take place to the extent permitted under applicable law.

•
An auditor elected by the general meeting may be replaced before the end of his term of appointment only if there are justifiable grounds for doing so. The auditor may also resign.

•
The annual report must be presented to the Cadeler Shareholders for approval at the annual general meeting. The annual report is approved by a simple majority of votes cast.

Reporting Requirements	• As a Danish company listed on a regulated market in the EU/EEA, Cadeler is subject to the reporting requirement under Danish and EU laws and the Oslo Rulebook II — Rules for Issuers.	• As a company publicly listed on the NYSE, Eneti is subject to the reporting requirements under U.S. securities laws and NYSE rules and regulations.

LEGAL MATTERS
Cadeler is being represented by Davis Polk & Wardwell London LLP with respect to certain legal matters as to United States law, including U.S. tax matters and Gorrissen Federspiel Advokatpartnerselskab with respect to certain legal matters as to Danish law. The valid issuance of the Cadeler Shares offered by this prospectus will be passed upon for Cadeler by Gorrissen Federspiel Advokatpartnerselskab, Axel Towers, Axeltorv 2, DK-1609 Copenhagen V, Denmark.

EXPERTS
The consolidated financial statements of Cadeler A/S at December 31, 2022, and for each of the two years ended December 31, 2022, appearing in this prospectus and registration statement have been audited by EY Godkendt Revisionspartnerselskab, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Eneti Group for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES
Cadeler is a public limited company incorporated under the laws of Denmark. All of Cadeler’s current directors and executive officers and certain experts named in this prospectus, reside outside the United States, and following completion of the Business Combination and based on the expected composition of the board of directors of Cadeler to be nominated for election at an extraordinary general meeting, a majority of the Board Members and Management are expected to reside outside of the United States. All or a substantial portion of Cadeler’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Cadeler or those persons or to enforce against Cadeler or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States.
The United States does not have a treaty with Denmark providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgement for the payment of money rendered by a U.S. court based on civil liability may not be directly enforceable in Denmark. However, if the party in whose favor such final judgment is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgment that has been rendered in the United States. A judgment by a federal court or state court in the United States will neither be recognized nor enforced by a Danish court but such judgment may serve as evidence in a Danish court. It is uncertain whether Danish courts would allow actions to be predicated on the securities laws of the United States or other jurisdictions outside Denmark, and Danish courts may deny claims for punitive damages and may grant a reduced amount of damages compared to U.S. courts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Where You Can Find More Information
Cadeler has filed a registration statement on Form F-4 with the SEC (SEC file no. 333-275092) to register the Cadeler Shares that will underlie the Cadeler ADSs that Eneti Stockholders will receive following completion and acceptance of the Offer. This prospectus is part of that registration statement on Form F-4 and is a prospectus of Cadeler. This prospectus does not contain all the information set forth in the registration statement, some parts of which (including the exhibits thereto) are omitted in accordance with the rules and regulations of the SEC. JPMorgan Chase Bank, N.A., as the Depositary, has filed a separate registration statement on Form F-6 (Registration No. 333-275093) with the SEC for the registration of the Cadeler ADSs that Eneti Stockholders will receive in connection with the Offer. For further information, you should read the two Registration Statements on Form F-4 and Form F-6 and the exhibits and schedules filed with those Registration Statements as they contain important information about Cadeler and Eneti and the Cadeler Shares and Cadeler ADSs. In addition, Cadeler will file with the SEC a tender offer statement on Schedule TO, which Cadeler may amend from time to time during the pendency of the Offer, as required by U.S. law and regulations. Eneti will file with the SEC a solicitation/recommendation statement on Schedule 14D-9, which Eneti may amend from time to time during the pendency of the Offer, as required by U.S. law and regulations. The proposed Offer is being made by Cadeler and not by any other person.
Eneti files annual and other periodic reports and other information with the SEC. This prospectus incorporates by reference important business and financial information about Eneti from documents that are not included in or delivered with this prospectus. See “— Incorporation of Certain Documents by Reference.”
If you have questions about the Offer or the Business Combination, need additional copies of this prospectus or need to obtain other information related to the prospectus, you may contact D.F. King & Co., Inc., Cadeler’s Information Agent, at the following address and telephone numbers:
D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Shareholders may call toll-free: (800) 967-4607
Banks and brokers may call collect: (212) 269-5550
Email: NETI@dfking.com
You will not be charged for any of the documents you request. If you would like to request documents, please do so by           , 2023, in order to receive them before the expiration of the Offer.
Incorporation of Certain Documents by Reference
The SEC allows Eneti and Cadeler to “incorporate by reference” information into this prospectus. This means that Eneti and Cadeler can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.
This prospectus incorporates by reference the documents listed below that Eneti has previously filed with the SEC. They contain important information about Eneti and its financial condition. The following documents, which were filed by Eneti with the SEC, are incorporated by reference into this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
Eneti Filings with the SEC (File No. 001-36231)	Period and/or Filing Date
Annual Report on Form 20-F	Fiscal year ended December 31, 2022, as filed with the SEC on April 14, 2023
Current Report on Form 6-K	Filed with the SEC on April 20, 2023.
Current Report on Form 6-K	Filed with the SEC on May 2, 2023.
Current Report on Form 6-K	Filed with the SEC on May 16, 2023.
Current Report on Form 6-K	Filed with the SEC on June 5, 2023.
Current Report on Form 6-K	Filed with the SEC on July 18, 2023.
Current Report on Form 6-K	Filed with the SEC on September 21, 2023.
Current Report on Form 6-K	Filed with the SEC on October 18, 2023
All documents filed by Eneti with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this prospectus to the completion of the offering will also be deemed to be incorporated into this prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 20-F, Current Reports on Form 6-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 6-K under the U.S. Exchange Act) and proxy statements.
Eneti and Cadeler also incorporate by reference the Business Combination Agreement, a copy of which has been filed as Annex A to this prospectus.
Cadeler has supplied all information contained in this prospectus relating to Cadeler, and Eneti has supplied all information contained in or incorporated by reference into this prospectus relating to Eneti.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may also obtain copies of any document incorporated in this prospectus, without charge, by requesting them in writing or by telephone from either Eneti or Cadeler at the addresses below, as applicable, or from the SEC through the SEC’s website at http://www.sec.gov. Eneti Stockholders may request a copy of such documents by contacting either of:
Eneti Monaco L’Exotique 99 Boulevard Jardin Exotique 98000 Monaco Tel: +377-9798-5715 New York East 58th Street New York, NY 10155 Tel: (646) 432-1675	Cadeler Arne Jacobsens Alle 7, 7th floor DK-2300 Copenhagen S Denmark Tel: +(45) 3246 3100
In addition, you may obtain copies of any document incorporated by reference in this prospectus, without charge, by visiting the website maintained by Eneti at https://www.Eneti.com.
If you would like to request documents, please do so by           , 2023, in order to receive them before the expiration of the Offer. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Eneti and Cadeler have not authorized anyone to give any information or make any representation about the Offer, the Business Combination or the Transactions or Eneti and Cadeler that is different from, or in addition to, that contained in this prospectus or in any of the materials that Eneti and Cadeler have incorporated into this prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.
The information contained in this prospectus is accurate only as of the date of this prospectus unless the information specifically indicates that another date applies, and neither the mailing of this prospectus to shareholders nor the Cadeler Share Issuance should create any implication to the contrary.

Unaudited Condensed Consolidated Interim Statement of
Profit and Loss and Other Comprehensive Income
For the Six Month Periods Ended June 30, 2023 and 2022
		Six months ended June 30
EUR’000	Note	2023	2022
Revenue	3	67,773	43,038
Cost of sales		(25,222)	(23,416)
Gross profit		42,551	19,622
Administrative expenses		(13,112)	(7,009)
Operating profit		29,439	12,613
Finance income		441	532
Finance costs		(291)	(3,342)
Profit before income tax		29,589	9,803
Income tax credit/expense		—	(25)
Profit for the period		29,589	9,778
Other comprehensive income Items that may be reclassified to profit or loss
Cash flow hedges – changes in fair value	8	(3,467)	—
Cash flow hedges – interest recycled	8	(519)	—
Cash flow hedges – cost of hedging	8	(2,651)	—
Other comprehensive income after tax		(6,637)	—
Total comprehensive income for the period, net of tax		22,952	9,778
Profit for the period attributable to:
Equity holders of the parent	4	29,589	9,778
		29,589	9,778
Total comprehensive income attributable to:
Equity holders of the parent	4	22,952	9,778
		22,952	9,778
Earnings per share
Basic, profit for the period attributable to ordinary equity holders of the parent (EUR per share)	4	0.15	0.07
Diluted, profit for the period attributable to ordinary equity holders of the parent (EUR per share)	4	0.15	0.07

Unaudited Condensed Consolidated Interim Balance Sheet
As of June 30, 2023 and December 31, 2022
EUR’000	Note	June 30, 2023	December 31, 2022
Assets
Non-current assets
Intangible Assets		352	419
Property, plant and equipment	5	612,050	606,204
Rights-of-use assets		25	287
Leasehold deposits	7	1,208	238
Derivatives	8	3,536	3,376
Total non-current assets		617,171	610,524
Current assets
Inventories		494	549
Trade and other receivables	8	59,627	38,234
Prepayments		1,839	1,699
Current Income tax receivable		12	12
Cash and cash equivalents		19,052	19,012
Total current assets		81,024	59,506
Total assets		698,195	670,030
EUR’000	Note	June 30, 2023	December 31, 2022
Equity
Share capital	6	26,575	26,575
Share premium		509,542	509,542
Hedging reserves		(2,643)	1,343
Cost of hedging reserves		(2,651)	—
Retained earnings / (Accumulated losses)		33,004	3,108
Total equity		563,827	540,568
Liabilities
Non-current liabilities
Deferred charter hire income	3	1,823	1,326
Debt to credit institutions	8	115,411	114,230
Derivatives		7,999	2,108
Total non-current liabilities		125,233	117,664
Current liabilities
Trade and other payables		8,328	8,822
Payables to related parties	9	271	89
Deferred charter hire income	3	451	1,831
Lease liabilities		80	279
Current income tax liabilities		5	5
Debt to credit institutions		—	772
Total current liabilities		9,135	11,798
Total liabilities		134,368	129,462
Total equity and liabilities		698,195	670,030

Unaudited Condensed Consolidated Interim Statement of Changes in Equity
For the Six Month Periods Ended June 30, 2023 and 2022
EUR’000	Share capital	Share premium	Hedging rserves	Cost of hedging reserves	(Accumulated losses)/ retained earnings	Total
2023
At January 1, 2023	26,575	509,542	1,343	—	3,108	540,568
Profit for the period	—	—	—	—	29,589	29,589
Other comprehensive income for the period, net of tax	—	—	(3,986)	(2,651)	—	(6,637)
Total comprehensive profit for the period	—	—	(3,986)	(2,651)	29,589	22,952
Share-based payments	—	—	—	—	307	307
End of June 30, 2023	26,575	509,542	(2,643)	(2,651)	33,004	563,827
2022
At January 1, 2022	18,641	339,400	—	—	(32,785)	325,256
Profit for the period	—	—	—	—	9,778	9,778
Total comprehensive profit for the period	—	—	—	—	9,778	9,778
Capital increase	3,518	81,234	—	—	—	84,752
Transaction costs in relation with capital increase	—	(2,281)	—	—	—	(2,281)
Share-based payments	—	—	—	—	207	207
End of June 30, 2022	22,159	418,353	—	—	(22,800)	417,712

Unaudited Condensed Consolidated Interim Statement of Cash Flows
For the Six Month Periods Ended June 30, 2023 and 2022
		Six months ended
EUR’000	Note	June 30, 2023	June 30, 2022
Cash flow from operating activities
Profit for the period		29,589	9,778
Adjustments for:
Depreciation and amortization		12,063	10,444
Interest expenses		409	2,576
Share-based payment expenses		307	208
		42,368	23,006
Changes in working capital:
Inventories		55	(291)
Trade and other receivables		(22,439)	6,903
Trade and other payables		(903)	4,074
Payables to related parties		182	429
Deferred charter hire income		(883)	(4,934)
Net change in working capital		(23,988)	6,181
Income tax paid		—	—
Net cash provided by operating activities		18,380	29,187
Cash flow from investing activities
Additions to property, plant and equipment		(14,564)	(117,323)
Additions to intangibles		(40)	(135)
Deposits	7	(970)	—
Net cash used in investing activities		(15,574)	(117,458)
Cash flow from financing activities
Principal repayment of lease liabilities		(199)	(147)
Interest paid		(2,567)	(2,314)
Proceeds from issue of share capital		—	84,752
Transaction costs on issues of shares		—	(2,281)
Proceeds from overdraft		—	16,067
Repayment of loan		—	(10,000)
Net cash provided by or (used in) financing activities		(2,766)	86,077
Net increase (decrease) in cash and cash equivalents		40	(2,194)
Cash and cash equivalents at beginning of the period		19,012	2,308
Cash and cash equivalents at end of the period		19,052	114

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
Note 1
General Information
Corporate information
Cadeler A/S (“Company” or “Group”) is incorporated and domiciled in Denmark. The address of its registered office is Arne Jacobsens Allé 7, 7., DK-2300 Copenhagen S, Denmark. The Company is listed on the Oslo Stock Exchange (ticker code: CADLR).
The Group is a leading offshore wind farm Transportation & Installation contractor headquartered in Copenhagen, Denmark. The Group owns and operates two offshore jackup windfarm installation vessels, Wind Orca and Wind Osprey. In addition to wind farm installation, these vessels can perform maintenance, construction, decommissioning, and other tasks within the offshore industry.
The interim condensed consolidated financial statements of the Group are composed of the Financial Statements of the parent company Cadeler A/S and its subsidiaries (which are fully owned by the Parent Company Cadeler A/S). The subsidiaries of Cadeler A/S are the two companies owning the wind farm installation vessels, Wind Orca Ltd and Wind Osprey Ltd.
Business Combination agreement with Eneti Inc.
Cadeler A/S and Eneti Inc. (“Eneti”) have agreed to merge, establishing an important presence in the offshore wind turbine and foundation installation sector. Cadeler, as the continuing company, is pursuing a listing on both the New York Stock Exchange and the Oslo Stock Exchange.
The combined group is expected to operate four existing vessels, with six new builds scheduled for delivery from 2024 to 2026.
The merger will involve a stock-for-stock exchange offer to all Eneti shareholders. Although the merger was approved by Cadeler’s Extraordinary General Meeting on July 2023, it is subject to customary closing conditions, including regulatory authorities, with a projected completion date in Q4 2023. Upon transaction close, the Company expects to perform the corresponding accounting procedures, where the underlying assets and liabilities acquired from Eneti will be recognized at fair value.
Note 2
Significant Accounting Policies
2.1. Basis for preparation
The interim condensed consolidated financial statements for the six months ended June 30, 2023 are prepared in accordance with International Accounting Standard IAS 34 Interim Financial Reporting as issued by the International Accounting Standards Board.
The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual consolidated financial statements and should be read in conjunction with the Group’s annual consolidated financial statements as of December 31, 2022 included elsewhere in this prospectus.
The results of operations for interim periods are not necessarily indicative of results to be expected for the full year or any other interim period.
The accounting policies, judgements and estimates are consistent with those applied in the annual report for 2022.
The interim condensed consolidated financial statements are presented in euros and all values are rounded to the nearest thousand (€000), except when otherwise indicated.

Comparative figures
The activities between the two years are unchanged, hence the numbers are comparable.
Going concern assessment
The Company’s Board of Directors and Executive Directors have at the time of approving the interim condensed consolidated financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Thus, the Group has prepared the financial statements on the basis that it will continue to operate as a going concern.
2.2. Changes in accounting policies and disclosures
The Group has adopted standards and interpretations effective as of January 1, 2023.
Adoption of new and amended standards and interpretations had no material impact on the interim condensed consolidated financial statements.
The Group has not early adopted any other standard, interpretation or amendments that have been issued but are not yet effective.
The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are not expected to have a material impact on the Group.
For a complete description of accounting policies, see Note 2 in the consolidated financial statements for 2022 included elsewhere in this prospectus.
The Group has adopted the following accounting policy related to hedging reserves.
For the “Call EUR/PUT USD options” used as hedging instruments, the Group separates the time value from the intrinsic value and book the change in time value under a separate reserve called “Costs of hedging.” The change in intrinsic value is included in the hedging reserve.
2.3. Significant accounting judgements, estimates and assumptions
The accounting estimates, which management deems to be significant to the preparation of the interim condensed consolidated financial statements, are unchanged from year ended December 31, 2022:
•
Property, plant and equipment

a.
Impairment of nonfinancial assets

The accounting judgements and significant estimates are consistent with those set out in Notes 2.24 to the consolidated financial statements for 2022.
Note 3
Revenue
The Company’s contracts with customers generally contains a single performance obligation as that term is defined in IFRS 15. The below stated disaggregation of revenue provides information about the various promises contained (while not being distinct) in the contracts. These activities are not considered to be distinct within the context of the contracts and, therefore, the associated revenue is allocated to the overall identified performance obligation.

Disaggregation of revenue from contracts with customer
	Six months ended
	June 30, 2023	June 30, 2022
	EUR’000
Revenue from contracts with customers
Time charter hire services	62,013	37,724
Catering and accommodation	406	107
Mobilisation	4,110	4,858
Sundry income	1,244	349
Total revenue	67,773	43,038
Revenues are recognized over time.
Revenue from time charter hire services are contracts with customers where the Group utilizes its vessels, equipment and crew to deliver a service to the customer based on either a fixed day rate or milestone deliverables. Contracts may also include other services such as mobilization income, catering and accommodation as well as sundry income. Mobilization are the fees earned for the movement of the vessel from one location to another in order to deliver a project. Sundry income is derived from nonrecurring items directly related to the execution of the projects.
Catering and accommodation income are derived from the provision of food and accommodation on the vessels and is deemed service revenue. Payment terms with customers vary by contract and do not include a finance component.
Operating segments
The Group’s management are not operating or making decisions based on customer types, type of service or geographical segments. The Group operates two windfarm installation vessels, which are viewed as one segment and can operate in all geographical areas required for the specification of a specific windfarm project. Accordingly, the Group only has one operating segment.
Contract assets and liabilities
Customers are typically invoiced on a monthly basis, when the vessels are on contract. Sometimes contracts will accrue revenue for work performed and it will be reported as a contract asset until it is invoiced.
The contract liabilities relate to consideration received from customers for the unsatisfied performance obligation in the charter contracts. Revenue will be recognized when the related services are provided to the customers.
	For the six months ended
	June 30, 2023	June 30, 2022
	EUR’000
Revenue recognized in current period that was included in the deferred charter hire income balance at the beginning of the period
Time charter hire services	1,831	14,703
Total liabilities at the beginning of the period	1,831	14,703
Major customers
For the six month period ended June 30, 2023, revenue with two customers each exceeded 10% of total revenue. The revenue derived from these two customers was EUR 36 million and EUR 28 million, respectively.

In comparison, for the six month period ended June 30, 2022, revenue with two customers exceeded 10% of total revenue. The revenue derived from these two customers was EUR 22 million and EUR 21 million, respectively.
Type of revenue
Revenue from time-charter contracts include both a lease component (use of the vessels) and a service component (vessel operation). These components are not treated or priced separately in the contracts, nor does the Group offer either of the services separately.
The service component of time-charter contracts is primarily derived from crewing costs with a markup, where the residual is deemed to be the lease component.
	For the six months ended
EUR’000	June 30, 2023	June 30, 2022(1)
Revenue from contracts with customers
Service component	7,159	6,662
Lease component	59,370	36,067
Sundry income	1,244	349
Total revenue	67,773	43,038

(1)
Distribution among revenue components for the comparative period has been corrected.

Contract backlog
The Group’s order backlog as of the reporting date amounted to EUR 1,222 million (December 31, 2022: EUR 780 million). It includes announced contracts as of June 30, 2023 covering current and future obligations, including vessel lease payments. EUR 28 million of the backlog pertains to contracts for the remainder of 2023.
	As of
EUR million	June 30, 2023	December 31, 2022
Contract backlog as of the reporting date
Within one year	67	84
After one year	1,155	696
Total	1,222	780
Contract backlog as of the reporting date is split between, EUR 1,085 million firm and EUR 137 million options as of June 30, 2023. As of December 31, 2022 the split was EUR 653 million firm and EUR 127 million options.
Note 4
Earnings Per Share (EPS)
Basic EPS is calculated by dividing the profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.
Diluted EPS is calculated by dividing the profit attributable to ordinary holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following table reflects the income and share data used in the basic and diluted EPS calculations:
	For the six months ended
EUR’000	June 30, 2023	June 30, 2022
Result attributable to ordinary equity holders of the parent for basic earnings	29,589	9,778
Result attributable to ordinary equity holders of the parent adjusted for the effect of dilution	29,589	9,778
Thousands	June 30, 2023	June 30, 2022
Weighted average number of ordinary shares for basic EPS(1)	197,600	146,910
Effect of dilution from shared based payments program	676	—
Weighted average number of ordinary shares adjusted for the effect of dilution(1)	198,276	146,910

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these Financial Statements.
(1)
The weighted average number of shares takes into account the weighted average effect of share based payments during the year.

Note 5
Property Plant and Equipment
EUR’000	Vessels	Dry Dock	Other fixtures and fittings	Assets under Construction	Total
Cost
At January 1, 2023	282,282	9,261	536	356,163	648,242
Additions	—	—	—	17,540	17,540
Transfer from assets under construction	—	—	—	—	—
At June 30, 2023	282,282	9,261	536	373,703	665,782
Accumulated depreciation
At January 1, 2023	39,570	2,023	445	—	42,038
Depreciation	10,832	810	52	—	11,694
At June 30, 2023	50,402	2,833	497	—	53,732
Carrying value	231,880	6,428	39	373,703	612,050
Additions during the first half of 2023 are mainly driven by instalments for the main cranes for both Wind Orca and Wind Osprey (EUR 7.5 million), represented above on Assets under Construction. It also includes guarantee fees issued by the BW Group Limited for the new vessels (EUR 4 million), as disclosed in Note 9.
Borrowing costs for H1 2023 has been capitalized for a total of EUR 3.1 million. The capitalization rate used to determine the amount of borrowing costs to be capitalized is the weighted average interest rate applicable to the Company’s general borrowings during the reported period, in this case 5%.

EUR’000	Vessels	Dry Dock	Other fixtures and fittings	Assets under Construction	Total
Cost
At January 1, 2022	258,149	1,983	536	158,734	419,402
Additions	21,779	6,971	—	88,573	117,323
At June 30, 2022	279,928	8,954	536	247,307	536,725
Accumulated depreciation
At January 1, 2022	19,629	300	386	—	20,315
Depreciation	9,353	822	25	—	10,200
At June 30, 2022	28,982	1,122	411	—	30,515
Carrying value	250,946	7,832	125	247,307	506,210
Additions during the first half of 2022 are mainly driven by down payments for EUR 81 million of the two new F-class foundation installation vessels represented above in Vessels and Assets under Construction.
Borrowing costs for H1 2022 has been capitalized for a total of EUR 1.7 million. The capitalization rate used to determine the amount of borrowing costs to be capitalized is the weighted average interest rate applicable to the Company’s general borrowings during the reported period, in this case 4.4%.
Impairment Test
The Company has evaluated impairment indicators. The Company has assessed there were no significant changes in the assumptions in the value in use as applied for the financial year ending December 31, 2022.
Note 6
Issued Share Capital
	No. of shares − thousands	Share Capital EUR’000
Ordinary shares
At January 1, 2023	197,600	26,575
At June 30, 2023	197,600	26,575
	No. of shares − thousands	Share Capital EUR’000
Ordinary shares
At January 1, 2022	138,574	18,641
Issued in May 2022 for capital increase	26,176	3,518
At June 30, 2022	164,750	22,159
As of January 1, 2023, the Group had share capital amounted to DKK 197,600 thousand, equal to EUR 26,575 thousand, consisting of 197,600,000 shares of DKK 1.
As of June 30, 2023, the total number of share capital remain the same as no capital increase was perform during the period.
All shares have equal rights.

Note 7
Commitments and Pledges
Pledge of Fixed Assets
The Debt Facility as detailed in Note 24 of the Consolidated Financial Statements for 2022 is secured by, inter alia, a first priority mortgage over the Wind Orca and Wind Osprey Vessels (EUR 238 million carrying value, see Note 5) and a first priority assignment of the insurances and earnings of the Wind Orca and Wind Osprey vessels.
F-class vessels
The Company has signed during 2022 two contracts with COSCO SHIPPING Heavy Industry to build a total of two new F-class foundation installation vessel.
The total sum of the contracts for the new vessel is approximately EUR 681 million, of which approximately a total of EUR 167 million was paid in June and December 2022, while the remaining amounts will be due over the years from 2025 to 2026. Of the total contract, USD 495 million will be paid in USD and EUR 205 million will be paid in EUR.
X-class vessels
Since June 30, 2021 the Company has a contract with COSCO SHIPPING Heavy Industry to build two new X-class wind turbine installation vessels.
The total sum of the contract for the new vessels is approximately EUR 548 million, of which EUR 137 million was paid in 2021. The remaining scheduled payments will be due between 2023 and 2025. Of the total contract, USD 390 million will be paid in USD and EUR 220 million will be paid in EUR.
Wind Osprey & Wind Orca new crane contract
The Company signed a contract with NOV on 18 December 2020 to replace the main crane of Wind Orca and then executed the option to replace the main crane for Wind Osprey on June 17, 2021.
The total sum of the contract for the replacement of both cranes is EUR 83 million, of which EUR 7 million was paid in 2021, EUR 27 million was paid in 2022, and EUR 4 million was paid in H1 2023. The remaining scheduled payments will be due between 2023 and 2024.
New Headquarters from 2024
The Company signed a new lease contract with Castellum Denmark, in the first days of 2023, for a lease of a new headquarter location from 2024. The Company will have access to almost 5,000 m2 of office space in central Copenhagen. The company paid EUR 970 thousand as a deposit fee for this contract. The Company has terminated the existing agreement on current premises until the first half of 2024. No material costs are expected from this termination.
Note 8
Financial Risk Management
Financial risk factors
The Group’s activities expose it to market risk (including currency risk and interest rate risk), credit risk and liquidity risk.
The financial risk management of the Group is managed by the management of Cadeler and overseen by the Board of Directors and Audit Committee. The fair value of the Group’s financial assets and liabilities as of June 30, 2023 does not deviate materially to the carrying amounts as of June 30, 2023.
Financial risks, and how the Group manages its risks, including currency, interest rate and liquidity risks, are addressed in Note 22 in the Consolidated Financial Statements for 2022. The risks in 2023 remain similar in nature.

Market risk
Currency risk
The Group’s business is exposed to the Danish Kroner (“DKK”), Norwegian Kroner (“NOK”) and United States Dollar (“USD”) as certain operating expenses are denominated in these currencies. The Company will look to use financial instruments to reduce currency risk when there is significant liability or income in a non-EUR or DKK denominated currency and there is a cost-effective solution.
The largest currency exposure of the group is the future instalments for the new X and F class vessels in USD (USD 816 million).
The contracts for the construction of the two X-class vessels are partly settled in USD. USD payments will be due in 2024 and 2025. The currency exposure arising from the contracts has been swapped to EUR at the company’s banks at an average USD:EUR rate of 0.9187. More details can be found in Note 22 in the Consolidated Financial Statements for 2022.
Changes in the fair value of these instruments are reflected in liability derivatives in the carrying amounts as of June 30, 2023.
The contracts for the construction of the two F-class vessels are partly settled in USD. USD payments will be due in 2025 and 2026. In H1 2023, the Company entered into four zero cost collar contracts with DNB Bank ASA, securing an average USD:EUR rate between 0.8820 and 0.9548 for an additional USD 200 million of notional amount, bringing the total coverage to USD 400 million. As of June 30, 2023, the total coverage effectively mitigates around 50% of its foreign exchange risk for the upcoming USD instalments for the new X- and F-class vessels contracts.
To establish a hedge relationship, management has designated the call and put option to the identified risk in the hedge item. The two instruments create a collar that minimize the variability in the USD:EUR relationship.
Management and Board of Directors will evaluate the potential cost and benefits of currency exposure on an ongoing basis.
As the DKK is pegged to EUR, no material currency risk has been identified against the DKK even though the Company has costs denominated in DKK.
As of June 30, 2023 the Group did not have material NOK or USD cash holdings.
Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s current exposure to the risk of changes in market interest rates relates primarily to the Revolving Credit Facility (RCF).
In 2022 the Group entered into a Senior Secured Green EURIBOR based RFC with a 0 bps floor which led the group to be exposed to changes in the 3-month EURIBOR rate on their current funding. The X- and F-class vessels acquired from COSCO SHIPPING Heavy Industry are planned to be delivered in the period of 2024 to 2026. The Group is currently working on the financing of the newbuilds and intends to enter these loans as the main source of future funding and considered the risk of changes to EURIBOR based interest payments in 2023 and coming years.
The Group entered into interest rate swap contracts with the Group’s main bank and related these to the RCF and the future loans. The interest rate risk arising from the loans has been swapped from 3-month EURIBOR to a fixed rate. The average fixed rate of the swaps is 2.82%. More details can be found in Note 22 to the audited Cadeler Group 2022 Consolidated Financial Statements.
The term loan in the RCF is based on a EURIBOR interest rate plus a margin. The EURIBOR interest rate has a floor of 0 bps and was 3.6% at June 30, 2023.
If the EURIBOR interest rate increased 100bps over the floor of 0bps, and the loan had been provided throughout the last twelve months by end of June 2023, the cost would have increased by EUR 2.5 million

(EUR 1.5 million in 2022). This variation could potentially qualify as capitalizable borrowing costs and minimize the impact on the result before tax. If the EURIBOR interest rate decreases the result before tax would not change due to capitalization of borrowing costs.
Management and Board of Directors will evaluate the potential cost and benefits of fixed interested rate borrowings on an ongoing basis.
Liquidity risk
The Group manages liquidity risk by maintaining sufficient cash and available funding through committed credit facilities to enable it to meet its operational requirements and instalments for the new X and F class vessels recently signed.
The Group is currently working on the financing of the X-class vessels and has received commitments exceeding the anticipated credit facility amount. The X-class vessels acquired from COSCO SHIPPING Heavy Industry are planned to be delivered in the period of 2024 to 2025. Further financing will be required from 2025 in connection to milestone payments for the new F-class vessels. The Company is currently exploring numerous options for securing funds to fulfil the contract, including export credit agencies support. Further in 2023, the RCF agreement was amended to increase the loan by EUR 100 million and the guarantee facility up to EUR 60 million. The BW Group, provided COSCO SHIPPING Heavy Industry with a guarantee in respect of the sums owed by Cadeler pursuant to the two X-class vessels and the two F-class vessels, as disclosed in Note 9.
The following maturity table shows the contract obligation for the construction of the X and F class vessels:
Millions	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years
Obligation in USD	—	390	426
Obligation in EUR	41	89	57
In relation to the business combination agreement with Eneti Inc, the Company has secured a commitment letter for additional financing, which is contingent upon and tied to the successful closure of the transaction.
Changes in the time value element are reflected in the cost of hedging reserve for the forward element of forward contracts. As of June 30, 2023, the cost of hedging reserve amounts to EUR 2.6 million as the Company entered into zero cost collar contracts in the first six months of 2023to continue reducing its currency related risks. The movements of the reserves are disclosed in the consolidated statement of comprehensive income.
Trade receivables and contract assets
As of June 30, 2023, the Company’s trade receivables and contract assets was EUR 60 million, a significant increase from EUR 38 million by the end of 2022. This was mainly driven by a reduction in contract assets of EUR 5 million and an increase in trade receivables of EUR 26 million which was driven by timing differences in the amount of trade receivables outstanding as of period end between the two periods. The Company has no significant aged receivables as of the reporting date.
Debt to credit institutions
On June 16, 2023, the Group entered into an amendment to the Senior Secured Green Revolving Credit Facility (“RCF”) providing for the guarantee facility to be increased to EUR 60 million, and an increase of the EUR 150 million debt facility to EUR 250 million.
The RCF bears interest at 3-month EURIBOR + the Applicable Margin, and subject to a green loan margin discount as long as the Company is in compliance with certain green asset criteria such as earmarked investments in green assets. The Group is currently in compliance with this green criteria and are expected to remain compliant for the duration of the facility. Due to a confidentiality agreement, the applicable margin cannot be disclosed.

The EURIBOR interest rate has a floor of 0 bps and was 3.6% at June 30, 2023. If the EURIBOR interest rate increased 100 bps over the floor of 0 bps, and the loan had been provided throughout the last twelve months by end of June 2023, the cost would have increased by EUR 2.5 million (EUR 1.5 million in 2022). This variation could potentially qualify as capitalizable borrowing costs and minimize the impact on the result before tax. If the EURIBOR interest rate decreases the result before tax would not change due to capitalisation of borrowing costs. Management and Board of Directors will evaluate the potential cost and benefits of fixed interested rate borrowings on an ongoing basis.
As of the reporting date, the Group has utilized EUR 115 million out of the total EUR 250 million available from the RCF.
Note 9
Related Party Transactions
The following significant transactions took place between the Company and related parties within the BW Group at terms agreed between the parties:
	For the six months or as of
EUR’000	June 30, 2023	June 30, 2022
Costs related to guarantees fees to BW Group Limited	(3,746)	(2,086)
Costs related to bunker supply to Hafnia Pools Pte Ltd (Member of BW Group)	(1,595)	(952)
Cost related to training courses to BW Maritime Pte. Ltd	(9)
Cost related to share lending fees to BW Altor Pte. Ltd	—	—
Cost related to travel expenses for board meetings to BW Maritime Pte. Ltd	—	—
Costs related to performance guarantees to Swire Pacific Offshore Holdings Group	—	(157)
Crew hire expenses paid to the Swire Pacific Offshore Holdings Group	—	(115)
Payables to BW Altor Pte. Ltd. at reported period	—	—
Payables to BW Maritime Pte. Ltd at reported period	—	—
Payables to Hafnia Pools Pte Ltd at reported period	271	492
Related party transactions over the reported period are limited to guarantee fees issued by the BW Group Limited, bunker supply by Hafnia Pools (member of the BW Group) and training courses provided by BW Maritime.
Note 10
Events After Reporting Period
On August 29, 2023, the Executive Management and selected employees were granted 1,185,600 options in Cadeler shares which will vest in August 2026 and expire in August 2029. The strike price will be NOK 45.49 and is conditional upon continued employment within Cadeler.
On September 7, 2023, Cadeler incorporated two new subsidiaries, WIND N1064 Limited and WIND N1063 Limited. Both subsidiaries are registered and domiciled in Cyprus under the Department of Registrar of Companies and Intellectual Property of Nicosia, which is part of the Ministry of Energy, Commerce, and Industry in Cyprus. Cadeler is the sole shareholder of both subsidiaries, owning 100% of their shares.
On September 22, 2023, Cadeler signed an agreement with a third party for the sale of the main cranes of the O-class vessels for a total of EUR 3 million. The transaction is expected to close by year end, resulting in a pre-tax loss of EUR 1.1 million.
There have been no other significant events subsequent to the reporting date.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Cadeler A/S
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Cadeler A/S (the Company) as of December 31, 2022 and 2021, the related consolidated statements of profit and loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ EY Godkendt Revisionspartnerselskab
We have served as the Company’s auditor since 2015.
Copenhagen, Denmark
August 28, 2023

CONSOLIDATED STATEMENT OF PROFIT AND LOSS AND OTHER
COMPREHENSIVE INCOME
For the years ended December 31, 2022 and 2021
EUR’000	Note	2022	2021
Revenue	3	106,424	60,938
Cost of sales	4	(49,537)	(38,879)
Gross profit		56,887	22,059
Administrative expenses	4	(15,696)	(10,925)
Operating profit		41,191	11,134
Finance income	8	4,031	1,795
Finance expense	8	(9,681)	(5,491)
Profit before income tax		35,541	7,438
Income tax credit	9	—	13
Profit for the period		35,541	7,451
Other comprehensive income
Items that may be reclassified to profit or loss
Cash flow hedges – changes in fair value	23	1,343	—
Other comprehensive income after tax		1,343	—
Total comprehensive income for the period, net of tax		36,884	7,451
Profit for the period attributable to:
Equity holders of the parent	10	35,541	7,451
Total comprehensive income attributable to:
Equity holders of the parent	10	36,884	7,451
Earnings per share
Basic, profit for the period attributable to ordinary equity holders of the parent (EUR per share)	10	0.22	0.06
Diluted, profit for the period attributable to ordinary equity holders of the parent (EUR per share)	10	0.22	0.06

CONSOLIDATED BALANCE SHEET
As of December 31, 2022 and 2021
EUR’000	Note	2022	2021
Assets
Non-current assets
Intangible Assets	15	419	402
Property, plant and equipment	16	606,204	399,087
Rights-of-use assets	17	287	464
Leasehold deposits		238	195
Derivatives	22, 23	3,376	—
Total non-current assets		610,524	400,148
Current assets
Inventories	13	549	440
Trade and other receivables	12	38,234	20,373
Prepayments	14	1,699	1,497
Current Income tax receivable		12	—
Cash and cash equivalents	11	19,012	2,308
Total current assets		59,506	24,618
Total assets		670,030	424,766
Equity
Share capital	20	26,575	18,641
Share premium		509,542	339,400
Hedging reserves	23	1,343	—
Retained earnings / (Accumulated losses)		3,108	(32,785)
Total equity		540,568	325,256
Liabilities
Non-current liabilities
Lease liabilities	22	—	209
Deferred charter hire income	3	1,326	969
Debt to credit institutions	24	114,230	44,476
Derivatives	22, 23	2,108	—
Total non-current liabilities		117,664	45,654
Current liabilities
Trade and other payables	18	8,822	9,703
Payables to related parties	25	89	63
Deferred charter hire income	3	1,831	15,187
Lease liabilities	22	279	298
Current income tax liabilities		5	6
Debt to credit institutions	24	772	28,599
Total current liabilities		11,798	53,856
Total liabilities		129,462	99,510
Total equity and liabilities		670,030	424,766

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the years ended December 31, 2022 and 2021
EUR’000	Share capital	Share premium	Hedging reserves	Retained earnings/ (Accumulated losses)	Total
2022
Balances as of January 1, 2022	18,641	339,400	—	(32,785)	325,256
Profit for the year	—	—	—	35,541	35,541
Other comprehensive income for the year	—	—	1,343	—	1,343
Total comprehensive profit for the year	—	—	1,343	35,541	36,884
Capital increase May 2022	3,518	81,234	—	—	84,752
Transaction costs in relation to May 2022 capital increase	—	(2,305)	—	—	(2,305)
Capital increase October 2022	4,416	94,082	—	—	98,498
Transaction costs in relation to October 2022 capital increase		(2,869)			(2,869)
Share-based payments	—	—	—	352	352
Balances as of December 31, 2022	26,575	509,542	1,343	3,108	540,568
2021
Balances as of January 1, 2021	15,557	265,742	—	(40,236)	241,063
Profit for the year		—	—	7,451	7,451
Total comprehensive profit for the year	—	—	—	7,451	7,451
Capital increase	3,084	76,134	—	—	79,218
Transaction costs in relation to capital increase		(2,155)	—	—	(2,155)
Share-based payments	—	(321)	—	—	(321)
Balances as of December 31, 2021	18,641	339,400	—	(32,785)	325,256

CONSOLIDATED STATEMENT OF CASH FLOWS
For the years ended December 31, 2022 and 2021
EUR’000	Note	2022	2021
Cash flow from operating activities
Profit for the period		35,541	7,451
Adjustments for:
Depreciation and amortization		22,684	16,479
Interest expenses		923	4,506
Share-based payment expenses		352	(321)
		59,500	28,115
Changes in working capital:
Inventories		(109)	(128)
Trade and other receivables		(18,029)	(9,883)
Trade and other payables		660	2,448
Receivables from related parties		—	7,463
Payables to related parties		26	(5,319)
Deferred charter hire income		(12,999)	7,346
Net change in working capital		(30,451)	1,927
Income tax paid / (credited)		(13)	158
Net cash provided by operating activities		29,036	30,200
Cash flow (used in) investing activities
Additions to property, plant and equipment		(224,606)	(162,941)
Additions to intangibles		(228)	(434)
Movement in right of use assets		(574)	—
Net cash (used in) investing activities		(225,408)	(163,375)
Cash flow provided by financing activities
Principal repayment of lease liabilities	22	(228)	(285)
Interest paid		(5,775)	(3,930)
Proceeds from issue of share capital		183,250	79,218
Transaction costs on issuance of shares		(5,174)	(2,154)
Proceeds from borrowing	22	115,000	—
Proceeds from overdraft	22	16,067	8,998
Repayment of loan	22	(65,000)	(10,000)
Repayment of overdraft	22	(25,065)	—
Net cash provided by financing activities		213,075	71,847
Net increase/(decrease) in cash and cash equivalents		16,704	(61,328)
Cash and cash equivalents at beginning of the period	11	2,308	63,636
Cash and cash equivalents at end of the period		19,012	2,308

Notes to the Consolidated Financial Statements
Note 1
General Information
Corporate information
Cadeler A/S (the “Company” or the “Group”) is incorporated and domiciled in Denmark and listed on the Oslo Stock Exchange. The address of its registered office is Arne Jacobsens Allé 7, 7th floor, 2300 Copenhagen, Denmark.
The Group is a leading offshore wind farm transportation and installation contractor headquartered in Copenhagen, Denmark. The Group owns and operates two offshore jack-up windfarm installation vessels, Wind Orca and Wind Osprey. In addition to wind farm installation, these vessels can perform maintenance, construction, decommissioning, and other tasks within the offshore industry.
Note 2
Significant Accounting Policies
2.1. Basis for preparation
These consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
The preparation of these consolidated financial statements in conformity with IFRS requires management to exercise its judgement in the process of applying the Company’s material accounting policies. It also requires the use of certain critical accounting estimates and assumptions. Areas involving a higher degree of judgement or complexity, or areas where estimates and assumptions are significant to the consolidated financial statements are further described in note 2.24.
The consolidated financial statements are presented in euros and all values are rounded to the nearest thousand, except when otherwise indicated.
Comparative figures
The accounting policies applied when preparing these consolidated financial statements have been applied consistently to all the periods presented, thus the periods presented are comparable.
Going concern assessment
The Company’s Board of Directors and Executive Directors have at the time of approving the consolidated financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Thus, the Group continues to adopt the going concern basis of accounting in preparing the consolidated financial statements.
Principles of Consolidation
The consolidated financial statements include the parent company, Cadeler A/S, and all enterprises over which the parent company has control. Control of an enterprise exists when the Company has exposure, or rights to, variable returns from its involvement with the enterprise and has the ability to control those returns through its power over the enterprise. Accordingly, the consolidated financial statements of the Group are composed of the Financial Statements of the company Cadeler A/S and its subsidiaries (which are fully owned by the Parent Company, Cadeler A/S). The subsidiaries of Cadeler A/S are the two companies owning the wind farm installation vessels, Wind Orca Ltd and Wind Osprey Ltd.
All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between group enterprises are eliminated in full on consolidation.
Subsidiaries apply accounting policies in line with the Company’s accounting policies. When necessary, adjustments are made to bring the entities’ accounting policies in line with those of the Company.

2.2. Changes in accounting policies and disclosures
The Group has adopted standards and interpretations effective as of January 1, 2022. Adoption of new and amended standards and interpretations had no impact on the consolidated financial statements.
The Group has not early adopted any other standard, interpretation or amendments that have been issued but are not yet effective.
The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are not expected to have a material impact on the Group.
2.3. Revenue recognition
The Company’s contracts with customers generally contain a single performance obligation as that term is defined in IFRS 15. The below stated disaggregation of revenue provides information about the various promises contained (while not being distinct) in the contracts. These activities are not considered to be distinct within the context of the contracts and, therefore, the associated revenue is allocated to the overall identified performance obligation.
2.3.1. Time charter
Revenue from time charter revenue is generated from leasing of vessels and provision of services within wind farming projects, catering and accommodation and mobilization.
A time charter contract consists of a leasing component (the bareboat element) and a service component. Both the service component and the leasing component are recognized as revenue over time.
Prepayments from customers for which the service component has yet to be provided are recognized as deferred charter hire income and recognized as revenue over the period during which the services are performed.
Payments from customers for the bareboat element are recognized over time in accordance with the length of the customer contract. Prepayments from customers for the leasing component are recognized as deferred charter hire income. Refer to Note 2.16 for accounting policy on deferred charter hire income.
2.3.2. Catering and accommodation income
Catering and accommodation income comprise income derived from catering services and the provision of accommodation. Revenue is recognized as the service is being provided over time.
2.3.3. Mobilization income
Mobilization income comprises income for vessel mobilization to support customer projects. Revenue is recognized over time as the service is being provided.
2.3.4. Sundry income
Sundry income comprises income derived from the mark up on cost recharged to clients for example fuel, and specific charter equipment requests by the customer. Revenue is recognized on consumption or delivery of charter equipment.
2.4. Cost of sales and administrative expenses
Cost of sales and administrative expenses include the year’s expenses relating to the Group’s core activities, including depreciation, crew hire and expenses relating to operation of vessels, maintenance, staff costs and administration costs.

2.5. Employee compensation
Employee benefits are recognized as an expense unless the cost qualifies to be capitalized as an asset.
Employee compensations include wages and salaries, including compensated absence and pensions, as well as other social security contributions made to the entity’s employees or public & government authorities. The item is net of support schemes made by public & government authorities.
2.6. Finance income and expenses
Finance income and expenses comprise interest income and expenses and realized and unrealized exchange rate gains and losses on transactions denominated in foreign currencies.
Interest income and interest expenses are stated on an accrual basis using the principal and the effective interest rate. The effective interest rate is the discount rate that is used to discount expected future cash payments or receipts through the expected life of the financial asset or financial liability to the amortized cost (the carrying value) of such asset or liability.
2.7. Borrowing costs
Borrowing costs are capitalized in accordance with IAS 23, where borrowing costs directly attributable to the construction of assets are capitalized until such a time as the asset is substantially ready for its intended use.
2.8. Income taxes
2.8.1. Income tax
Income tax for current and prior periods, which consists of current tax for the year and changes in deferred tax, is recognized at the amount expected to be paid to or recovered from the tax authorities, using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.
Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.
Deferred income tax is recognized for all temporary differences arising between the tax bases of assets and liabilities and their carrying values in the financial statements except when the deferred income tax arises from the initial recognition of an asset or liability that affects neither accounting nor taxable profit or loss at the time of the transaction.
Deferred income tax is measured at the tax rates that are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.
Current and deferred income taxes are recognized as income or expenses in the consolidated statement of profit and loss, except to the extent that the tax arises from a transaction which is recognized directly in equity.
2.8.2. Tonnage tax
The Danish tonnage tax scheme was extended to give vessels such as those operated by the Company. Under the scheme, ship-owners (or bareboat charterers) pay a fixed tax amount per net tonne at their disposal rather than paying taxes based on income, expenses, and depreciation. The Company participates in the scheme from November 27, 2020.
As the vessels are registered in Cyprus and owned by the subsidiaries in Cyprus, the Group is also subject to tonnage taxation in Cyprus. This tonnage taxation income is calculated based on a fixed tax amount per tonne.
As both of these tax schemes are on a notional income derived from tonnage capacity and not based on the entities’ actual income and expenses, the Group does not consider the schemes to fall under the rules of IAS 12. Consequently, the tonnage tax expenses are not presented as part of tax expense in the consolidated statement of profit and loss, but are recognized under Cost of sales.
2.9. Inventories
Inventories are carried at the lower of cost and net realizable value. Cost is determined using the first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Inventory mainly relates to fuel and lube.
2.10. Property, plant and equipment
Property, plant and equipment are recognized at cost less accumulated depreciation and accumulated impairment losses.
The cost of an item of property, plant and equipment initially recognized includes its purchase price and any costs that are directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management, including potential labor costs incurred related directly to the assets in question.
Subsequent expenditure relating to property, plant and equipment that has already been recognized is added to the carrying value of the asset only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repair and maintenance expenses are recognized in the consolidated statement of profit and loss when incurred.
To keep performing their operational activity, the vessels have an obligation to go through drydock procedures every five years. The costs of the drydock procedures are capitalized per their purchase price and any costs that are directly attributable to bringing the vessels to the location and condition necessary for the drydock procedures.
Depreciation is calculated using the straight-line method to allocate their depreciable amounts over the assets’ estimated useful life. The estimated useful life is as follows:
Useful life
Vessels and furnished equipment	Up to 25 years
Drydock	5 years
Cars	5 years
Other fixtures and fittings	2 to 3 years
The estimated useful life of the vessels of 25 years has been estimated by an external consultant through a determined fatigue analysis based on the technical specification of the vessels. Prior to their acquisition, the vessels had already been in use for 8 years, therefore the remaining useful life of the vessels is estimated at 17 years for all components except jacking system and main crane with a remaining useful life of 3 years from the acquisition of the vessels. Hull and steel have a salvage value of EUR 10 million per vessel by the end of their useful life.
The residual value, useful life and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted accordingly, if appropriate.
2.11. Leases
When the Group is the lessor
Lessor — operating leases
The Group leases vessels (the bareboat element under time charter contracts) under operating leases to non-related parties. This is classified as an operational lease, as such leases do not cover a significant part of the economic life of the vessels and the Group retains substantially all risks and rewards incidental to ownership of the vessels. Rental income from operating leases is recognized in the consolidated statement of profit and loss on an over time basis over the lease term and included in revenue.

Initial direct costs incurred by the Group in negotiating and arranging operating leases are capitalized and recognized as an expense in the consolidated statement of profit and loss over the lease term on the same basis as the lease income.
When the Group is the lessee
At the inception of the contract, the Group assesses if the contract contains a lease. A contract contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Reassessment is only required when the terms and conditions of the contract are changed.
a.   Right-of-use assets
The Group recognizes a right-of-use asset and lease liability at the date which the underlying asset is available for use. Right-of-use assets are measured at cost which comprises the initial measurement of lease liabilities using an incremental borrowing rate adjusted for any lease payments made at or before the commencement date and lease incentive received. Any initial direct costs that would not have been incurred if the lease had not been obtained are added to the carrying value of the right-of-use assets.
The right-of-use asset is subsequently measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liability.
Right-of-use assets are depreciated on a straight-line basis lease term.
b.   Lease liabilities
At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees.
Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs. Utilization lease fees can be classified as a variable fee.
In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.
In addition, the carrying value of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.
c.   Short-term and low-value leases
The Group has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have lease terms of 12 months or less and leases of low value leases. Lease payments relating to these leases are expensed in the consolidated statement of profit and loss on a straight-line basis over the lease term. Short-term and low-value leases consist of cars, coffee machines, office premises and office equipment.
Derecognition of lease
A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.
When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability.

The difference in the respective carrying value of the asset and the liability is recognized in the consolidated statement of profit and loss.
2.12. Impairment of non — financial assets
Property, plant and equipment and right-of-use assets are tested for impairment whenever there is any objective evidence or indication that these assets may be impaired.
For the purpose of impairment testing of assets, recoverable amount (i.e. the higher of the fair value less cost to sell and the value in use) is determined on an individual asset basis unless the asset does not generate cash flows that are largely independent of those from other assets. If this is the case, the recoverable amount is determined for the cash-generating unit (CGU) to which the asset belongs.
If the recoverable amount of the asset or CGU is estimated to be less than its carrying value, the carrying value of the asset or CGU is reduced to its recoverable amount.
The difference between the carrying value and recoverable amount is recognized as an impairment loss in the consolidated statement of profit and loss.
An impairment loss for an asset is reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized.
The carrying value of this asset is increased to its revised recoverable amount, provided that this amount does not exceed the carrying value that would have been determined (net of accumulated depreciation) had no impairment loss been recognized for the asset in prior years.
A reversal of impairment loss for an asset is recognized in the consolidated statement of profit and loss.
2.13. Financial assets
The classification of financial assets depends on the Group’s business model for managing the financial assets as well as the contractual terms of the cash flows of the financial assets.
The Group reclassifies financial assets when and only when its business model for managing those assets changes.
(i)   At initial recognition
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through the consolidated statement of profit and loss, transaction costs that are directly attributable to the acquisition of the financial assets. Transaction costs of financial assets carried at fair value through profit or loss are expensed in the consolidated statement of profit and loss.
(ii)   At subsequent measurement
Financial assets
Financial assets of the Group mainly comprise of cash and bank balances, trade receivables and other current assets.
Interest income from these financial assets are recognized using the effective interest rate method.
The Group assesses on forward looking basis the expected credit losses associated with its financial assets carried at amortized cost.
For trade and other receivables, the Group applied the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables.
2.14. Cash and cash equivalents
Cash and cash equivalents include cash on hand and deposits with financial institutions. Cash and cash equivalents are measured at amortized cost.

2.15. Trade and other payables
Trade and other payables represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less. Otherwise, they are presented as non-current liabilities.
Trade and other payables are initially recognized at fair value, and subsequently carried at amortized cost, using the effective interest method.
2.16. Deferred charter hire income
Time charter revenue received in advance and reservation fees are deferred and recognized as current liabilities if the service is due within one year or less. Otherwise, they are presented as non-current liabilities. Deferred charter hire income is recognized as revenue in the consolidated statement of profit and loss over time over the period during which the related service is performed.
2.17. Financial liabilities
Debt to credit institutions is recognized at the time of borrowing at fair value after deduction of transaction costs incurred. Subsequently, the financial liabilities are measured at amortized cost using the effective interest method, so that the difference between the proceeds and the nominal value is recognized in the consolidated statement of profit and loss under financial expenses over the loan period.
2.18. Derivatives and hedge accounting
Derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and subsequently remeasured at fair value over profit and loss. Derivatives are carried as financial assets, presented under derivatives assets, when the fair value is positive and as financial liabilities, presented under derivatives liabilities, when the fair value is negative.
At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship and the risk management objective and strategy for undertaking the hedge.
Changes in the fair value of derivative financial instruments designated as cash flow hedges are recognized in other comprehensive income and presented under “Hedging reserves” (equity). Where the expected future transactions results in the acquisition of non-financial assets, any amounts deferred under equity are transferred from equity to the cost of the asset. Where expected future transaction results in income or expense, amount deferred under equity are transferred from equity to the consolidated statement of profit and loss in the same item as the hedged transaction as a reclassification adjustment.
The amount included in the hedging reserve is the lower of, in absolute amounts, of the cumulative fair value adjustment of the hedging instrument and the hedged item. Ineffectiveness is recognized in the consolidated statement of profit and loss.
2.19. Share capital
Ordinary shares are classified as equity.
2.20. Share premium reserve and retained earnings
Capital increases are classified as equity. Capital increase costs directly attributable to the issuance of new shares and share based payments are accounted for as a deduction from equity.
2.21. Share based payments
Employees (including senior executives) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions).

Equity-settled transactions
The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model.
That cost is recognized in employee benefits expenses, together with a corresponding increase in equity (retained earnings), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the consolidated statement of profit and loss for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.
Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value.
Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.
No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met.
Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.
The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share in a loss situation only if profit per share decreases.
2.22. Currency translation
The financial statements are presented in Euro (EUR), which is also the functional currency of the Company.
Transactions in a currency other than the EUR (“foreign currency”) are translated into EUR using the exchange rates at the dates of the transactions. Currency exchange differences resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the closing rates at the balance sheet are recognized in the consolidated statement of profit and loss. Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.
Foreign exchange gains and losses impacting profit or loss are presented in the consolidated statement of profit and loss within finance income or finance expenses.
2.23. Cash flow statement
The statement of cash flows shows the Group’s cash flows for the year distributed on operating, investing and financing activities, net changes for the year in cash and cash equivalents as well as the Group’s cash and cash equivalents at the beginning and end of the year.
Positive amounts indicate cash in-flows, whereas negative amounts indicate cash out-flows.
Cash flows from operating activities
Cash flows from operating activities are stated as the profit orloss for the year adjusted for non-cash operating items such as depreciation, changes in working capital and income tax paid or received. Working capital includes current assets less current liabilities, excluding cash and cash equivalents.

Cash flows from investing activities
Cash flows from investing activities comprise cash flows from the acquisition and sale of non-current assets.
Cash flows from financing activities
Cash flows from financing activities comprise cash flows from instalments on lease liabilities, and interest paid/received.
Cash and cash equivalents
Cash and cash equivalents are measured in the balance sheet nominal value, and mainly consists of short-term deposits and cash and bank balances.
2.24. Significant accounting judgements, estimates and assumptions
Property, plant and equipment
The estimation made regarding the duration of the useful life of the vessels has been determined through an analysis made by an external consultant.
The determined fatigue analysis is based on the technical specification of the wind turbine installation vessels, the useful life of the vessels is estimated at 25 years. Prior to their acquisition, the vessels had already been in use for 8 years, therefore all material components on the vessel such as engines, jacking legs and hull have 17 years of useful life. Management chooses to depreciate the jacking system and main crane through a 3-year useful life and keep a EUR 10 million salvage value for the hull and steel components per vessel at the end of their 17 year useful life.
The residual value, useful life and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted accordingly, if appropriate.
Impairment of non-financial assets
Management is responsible for the identification of indicators of impairment related to non-financial assets. If indicators of impairment are identified, an impairment test must be performed.
Impairment exists when the carrying value of an asset including right-of-use assets or cash generating unit (CGU) exceeds its recoverable amount, which is the higher of fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available sales transactions conducted at arm’s length terms, if available. The value in use calculation is based on a Discounted Cash Flow (“DCF”) model. The cash flows are derived from the budget and the most recent project pipeline. These cash flows do not include restructuring activities or significant future investments which will enhance the performance of the assets or CGU being tested.
The recoverable amount is sensitive to the discount rate used in the DCF model as well as future cash in-flows and growth rate assumptions, for further information please refer to Note 16.
In preparing the financial statements, management has considered the impact of both macroeconomic factors as well as climate change. Offshore wind will play a vital role in a climate-neutral future and Cadeler has continued investing in new assets as part of its strategy. As Cadeler continues to undergo expansion, we are also continuing to ensure that our business operates responsibly. Macroeconomic uncertainties include, the rate of growth in the global economy, political conditions and levels of public/institutional spending within the energy sector, currency and interest rate fluctuations and inflation. Additionally, geopolitical tensions may have an impact on the future prospects of the Group’s markets and may increase risk related to the Group’s operations.
Note 3
Revenue
Disaggregation of revenue from contracts with customers
The Company’s contracts with customers generally contain a single performance obligation as that term is defined in IFRS 15. The below stated disaggregation of revenue provides information about the various promises contained (while not being distinct) in the contracts. These activities are not considered to be distinct within the context of the contracts and, therefore, the associated revenue is allocated to the overall identified performance obligation.
EUR’000	2022	2021
Revenue from contracts with customers
Time charter hire services	99,368	49,538
Catering and accommodation	352	1,888
Mobilization	4,858	5,023
Sundry income	1,846	4,489
Total revenue	106,424	60,938
Revenues are recognized over time.
Revenue from time charter hire services are contracts with customers where the Group utilizes its vessels, equipment and crew to deliver a service to the customer based on either a fixed day rate or milestone deliverables. Contracts may also include other services such as mobilization income, catering and accommodation as well as sundry income.
Mobilization are the fees earned for the movement of the vessel from one location to another in order to deliver a project. Sundry income is derived from nonrecurring items directly related to the execution of the projects.
Catering and accommodation income are derived from the provision of food and accommodation on the vessels and is deemed service revenue.
Payment terms with customers vary by contract and do not include a finance component.
Operating segments
The Group’s management are not operating or making decisions based on customer types, type of service or geographical segments. The Group operates two windfarm installation vessels, which are viewed as one segment and can operate in all geographical areas required for the specification of a specific windfarm project. Accordingly, the Group only has one operating segment.
Contract assets and liabilities
Customers are typically invoiced on a monthly basis, when the vessels are on contract. Sometimes contracts will accrue revenue for work performed and it will be reported as a contract asset until it is invoiced. For more information about contract assets, refer to Note 12.
The contract liabilities relate to consideration received from customers for the unsatisfied performance obligation in the charter contracts. Revenue will be recognized when the related services are provided to the customers.
EUR’000	2022	2021
Revenue recognized in current period that was included in the contract liabilities balance at the beginning of the period
Time charter hire services	15,856	1,751
Total liabilities at the beginning of the period	15,856	1,751
Major customers
In 2022, revenue with two customers each exceeded 10% of total revenue. The revenue derived from these two customers was EUR 52.4 million and EUR 53.2 million respectively.

In 2021, revenue with two customers each exceeded 10% of total revenue. The revenue derived from these two customers was EUR 24.6 million and EUR 29.1 million respectively.
Type of revenue
Revenue from timecharter contracts include both a lease component (use of the vessels) and a service component (vessel operation). These components are not treated or priced separately in the contracts, nor does the Group offer either of the services separately.
The service component of timecharter contracts is primarily derived from crewing costs with a markup, where the residual is deemed to be the lease component.
Sundry income comprises income derived from the mark up on cost recharged to clients for example fuel, and specific charter equipment requests by the customer.
EUR’000	2022	2021
Revenue from contracts with customers
Service component	13,939	13,437
Lease component	90,639	43,012
Sundry income	1,846	4,489
Total revenue	106,424	60,938
Contract backlog
Contract backlog is defined as the value of the outstanding performance obligations in current contracts and future contracts which have been entered into by the Group. The Group has a contract backlog amounting to EUR 780 million (2021 total contract backlog was EUR 409 million). This backlog includes lease payments relating to the bareboat of the vessels. The contract backlog is split between firm and options.
Contract backlog as of the report date
	2022	2021
EUR million	As of December 31, 2022	As of December 31, 2021
Within one year	84	110
After one year	696	299
Total(1)	780	409

(1)
Contract backlog for 2022 is split between EUR 653 million firm and EUR 127 million options. For 2021 the split was EUR 351 million firm and EUR 58 million options.

Note 4
Expenses by Nature
EUR’000	Note	2022	2021
Cost of sales
Insurance		1,933	1,772
Vessel and dry dock depreciation	16	21,664	16,077
Crewing costs paid to a related party and an external party		61	11,517
Seafarer payroll	5	13,089	1,159
Fuel and oil		1,113	892
Maintenance		4,039	2,305
Messing costs		1,428	1,224
Seafarer travel		2,589	1,876
Specific charter costs		2,623	1,239
Utilities		689	541
Other operating expenses		309	260
Tonnage tax		—	17
Total cost of sales		49,537	38,879
Administrative expenses
Depreciation and amortization	15, 16, 17	1,020	414
Employee compensation	5	9,905	7,603
Repair and maintenance expenses		796	161
Legal and professional fees		1,047	564
Rental expenses		582	584
Travel expense		612	305
Management fees to related party	25	—	115
Marketing and entertainment expenses		788	159
Other expenses		946	1,020
Total administrative expenses		15,696	10,925
Note 5
Employee Compensation
Onshore
EUR’000	Note	2022	2021
Wages and salaries		8,873	6,637
Employer’s contribution to defined contribution plans		502	350
Share based payment expense	6	352	360
Other short-term benefits		178	145
		9,905	7,492
Average number of full-time employees		70	58

Offshore
EUR’000	Note	2022	2021
Wages and salaries		11,693	1,097
Employer’s contribution to defined contribution plans		1,082	60
Other short-term benefits		314	2
		13,089	1,159
Average number of full-time employees		162	12
Total
EUR’000	Note	2022	2021
Wages and salaries		20,566	7,734
Employer’s contribution to defined contribution plans		1,584	410
Share based payment expense	6	352	360
Other short-term benefits		492	147
		22,994	8,651
Average number of full-time employees		232	70
Offshore crew was hired directly by the Company by the end of November 2021. Average number of full-time employees as of 2021 reflect the number of seafarers divided by 12 months. The Company had 148 seafarers by the end of 2021.
Labor costs related to certain employees who are working on the management of the newbuilding process have been capitalized. These captialized costs amount to EUR 1.1 million in 2022.
Note 6
Cash and Share Based Payments
In December 2021, a new remuneration scheme was agreed starting in January 2022 and replacing the existing share-based incentive schemes for the majority of eligible employees. The terms of the program initiated in December 2021 are:
(i)   with effect from 2021, an annual cash bonus up to 12 months of salary for the CEO, and up to 6 months for selected employees. This bonus is at the discretion of the board and paid in cash the following January. Bonuses for eligible employees are expensed in 2022.
(ii)   with effect from 2021, an annual cash bonus up to 3 months of salary for other employees. This bonus paid based on company, team and individual performance. The bonus is paid in cash at the end of the calendar year. Bonuses for eligible employees are expensed in 2021.
(iii)   in January 2022, the executive management and selected employees were granted from 10,393 to 55,430 Restricted Share Units (RSU) which will vest July 2024 and are conditional upon continued employment within Cadeler. The total value of the RSU allocation is calculated based on the Black-Scholes model and the value is EUR 394 thousand (EUR 3.30 per RSU). The expense recognized in the consolidated statement of profit and loss for 2022 amounts to EUR 157 thousand. The average remaining contractual life is 1.5 years.
(iv)   in January 2022, the executive management and selected employees were granted from 10,393 to 55,430 Options in Cadeler Shares which will vest May 2024 and expire in April 2027. The strike price will range from 36.02 to 38.42 Norwegian Kroner (NOK) depending on the exercise period and are conditional upon continued employment within Cadeler. The fair value of these granted options was determined using the Black-Scholes model and the value is EUR 160 thousand (EUR 1.3 per RSU). The expense recognized in the consolidated statement of profit and loss for the year amounts to EUR 69 thousand. The average remaining contractual life for the options as of December 31, 2022 is 4.3 years.

For the program described in (iii) and (iv) the annualized volatility of the shares 48.1% is based on the historical volatility of the price of shares, annual risk-free interest rate of 1%, dividend yield of zero, expected life until expiration date and average share price of EUR 3.7.
(v)   in May 2022, the executive management and selected employees were granted from 43,420 to 221,719 Options in Cadeler Shares which will vest in May 2025 and expire in May 2028. The strike price will be NOK 40,24 and is conditional upon continued employment within Cadeler. The fair value of these granted options was determined using the Black-Scholes model and the value is EUR 761 thousand (EUR 1.3 per RSU). The expense recognized in the consolidated statement of profit and loss for the year amounts to EUR 127 thousand. The average remaining contractual life for the options as per December 31, 2022 is 5.3 years. The annualized volatility of the shares 42.5% is based on the historical volatility of the price of shares, annual risk-free interest rate of 2.8%, dividend yield of zero, expected life until expiration date and average share price of EUR 3.7.
(vi)   in January 2023, the executive management and selected employees will be granted from 19,760 to 130,416 Restricted Share Units which will vest in July 2025 and are conditional upon continued employment within Cadeler. The total value of the RSU allocation is calculated based on the Black-Scholes model and the value is EUR 1.2 million. The average remaining contractual life is 2.5 years.
The Group previously had a share-based incentive scheme for its key employees in connection with the IPO, with the following key terms:
(vii)   an incentive varying from 1 to 8 months of salary of the key employee paid in shares in the event the Offering is successful. The gross monthly salary and share price for the basis of calculation of the shares to be issued is based on the gross monthly salary of the employee and share price on the first day of trading of the shares. The initial share price was set at observable input November 27, 2020 (146,626 shares) and was paid out in cash at the share price after the vesting period November 27, 2021.
The initial cost was calculated to EUR 504 thousand but was paid out at EUR 734 thousand. The charge to equity amounts to EUR 230 thousand.
(viii)   an incentive varying from 2 to 4 months of salary of the key employee paid in shares for the continuous employment of the employee for each full calendar year of 2020 and 2021. The incentive will be paid with the employee’s salary in June in the following year, i.e., in June 2021 and June 2022. The gross monthly salary and share price for the basis of calculation of the shares to be issued is based on the gross monthly salary of the employee and share price on the date the incentive will be paid in June 2021 and June 2022. As stated above this program was terminated for most of employees and this part is reversed in equity and in the consolidated statement of profit and loss as well. The amount reversed regarding 2020 is EUR 3 thousand and 2021 EUR 167 thousand.
(ix)   with effect from 2021, a tiered annual bonus scheme for the CEO of the Company linked to KPIs and business profitability, which is capped at 8 months of gross monthly salary of the CEO paid in shares. The gross monthly salary and share price for the basis of calculation of the shares to be issued is based on the gross monthly salary of the CEO and share price on the date falling 30 days from the date of statutory filing of the audited accounts of the Company with the Danish Business Authority for the financial year.

As stated above this program is terminated and was replaced with a cash bonus. The program was accounted for as a cash-based incentive program for 2021 and the full cash bonus was expensed for in 2021.
2022
	Executive management		Other employees
Outstanding instruments – Options	Number	WAEP(1)	Number	WAEP(1)
Outstanding at January 1	—	—	—	—
Granted during the year	344,589	39.56	330,963	39.40
Forfeited during the year	—	—	—	—
Exercised during the year	—	—	—	—
Expired during the year	—	—	—	—
Outstanding at December 31	344,589	39.50	330,963	39.42
2022
	Executive management		Other employees
Outstanding instruments – RSU	Number	WAEP(1)	Number	WAEP(1)
Outstanding at January 1	—	—	—	—
Granted during the year	55,430	—	65,823	—
Forfeited during the year	—	—	—	—
Exercised during the year	—	—	—	—
Expired during the year	—	—	—	—
Outstanding at December 31	55,430	—	65,823	—

(1)
NOK Weighted average exercise price (WAEP).

Note 7
Management Compensation
	2022			2021
EUR’000	Board of directors	Executive management	Total	Board of directors	Executive management	Key management	Total
Wages, salaries and board fees	180	683	863	180	650	337	1,167
Share based payment	—	173	173	—	164	48	212
Other short-term benefits	—	36	36	—	23	34	57
Cash bonus	—	482	482	—	314	159	473
Total management compensation	180	1,374	1,554	180	1,151	578	1,909
Executive management means the members of the executive management which were registered with the Danish business authority and who have the authority and responsibility for the planning, directing and controlling activities of the Company as defined by IAS 24.
In 2021, Key management included personnel who supported executive management, for the planning, directing and controlling activities of the Company.
David Peter Cogman is employed by the Swire Group and Andreas Sohmen-Pao and Andreas Beroutsos are employed by the BW Group. These board members have not received remuneration from Cadeler in 2021 and 2022.

Note 8
Finance Income and Expenses
EUR’000	2022	2021
Foreign currency gain	3,424	1,795
Fair value change of derivative	363	—
Interest gained	244	—
Finance income	4,031	1,795
EUR’000	2022	2021
Interest expense
– Interest linked to debt liabilities	1,351	2,727
– Interest with related parties	157	684
Lease liabilities	21	30
Foreign currency loss	7,834	1,692
Bank fees	318	358
Finance expenses	9,681	5,491
Total interest paid in 2022 as per the Consolidated Statement of Cash Flows amounts to EUR 5.8 million (2021: EUR 3.9 million) out of which EUR 4.2 million (2021: EUR 0 million) have been capitalized to Property, Plant and Equipment (refer to Note 16) and EUR 1.5 million have been expensed.
Note 9
Income Taxes
EUR’000	2022	2021
Income tax expense
Tax expense attributable to profit is made up of:
Utilization of non-recognized tax losses offset against Danish Tonnage Tax expense	—	(13)
Total Income tax expense	—	(13)
An expansion of the Danish tonnage tax regime to cover wind farm installation vessels was passed in January 2020 with retroactive effect from 2017, 2017 inclusive.
On December 15, 2020, Cadeler A/S received a binding ruling from the Danish Tax Authorities. According to this, Cadeler A/S was able to apply the Danish Tonnage Taxation after the listing of the shares November 27, 2020. Management applied the Danish Tonnage Taxation during 2021. The recorded tonnage tax expense for 2022 in Denmark and Cyprus amount to EUR 0 thousand and EUR 5 thousand respectively.
Cadeler A/S also has material tax losses from previous periods available for carry forward. Such tax losses can be utilized against future tonnage taxation income and other income, which does not qualify for tonnage taxation. The tax value of tax losses to be carried forward as of December 31, 2022 are in the region of EUR 13 million and has not been recognized as it is not considered probable that the tax loss will be utilized. The tax losses are not subject to expiration.

	2022		2021
Effective Tax Rate	EUR’000%		EUR’000%
Tax expense attributable to profit is made up of:
Accounting profit before income tax	35,541		7,450
Adjustment regarding tonnage taxed income	(35,541)		(7,450)
Accounting profit before income tax relating to Corporation Tax	—		—
Calculated tax at statutory tax rate in Denmark, 22%		22	—	22
Tax impact from:
Change in impairment of deferred tax assets in the year	—	22	(13)	22
Income tax expense, reported	—	—	(13)	—
Effective tax rate (%)	0.0%		0.0%
Note 10
Earnings Per Share (EPS)
Basic EPS is calculated by dividing the profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.
Diluted EPS is calculated by dividing the profit attributable to ordinary holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.
The following table reflects the income and share data used in the basic and diluted EPS calculations:
EUR’000	2022	2021
Result attributable to ordinary equity holders of the parent for basic earnings	35,541	7,451
Result attributable to ordinary equity holders of the parent adjusted for the effect of dilution	35,541	7,451
Thousands	2022	2021
Weighted average number of ordinary shares for basic EPS(1)	163,219	131,161
Effect of dilution from shared based payments program	676	—
Weighted average number of ordinary shares adjusted for the effect of dilution(1)	163,895	131,161

(1)
The weighted average number of shares takes into account the weighted average effect of share-based payments during the year.

Note 11
Cash and Cash Equivalents
EUR’000	2022	2021
Cash at bank and on hand	19,012	2,308

Note 12
Trade and Other Receivables
EUR’000	2022	2021
Trade receivables from non-related parties	17,635	18,424
Contract assets	19,999	843
Other receivables	600	1,106
	38,234	20,373
As of December 31, 2022, the Company’s Trade and Other receivables include contract assets totaling EUR 20 million, a significant increase from EUR 0.8 million in 2021. These contract assets represent the Company’s entitlement to proportional consideration for ongoing projects as of the balance sheet date and the development year over year relates to differences in timing of contracts as of the balance sheet date in the respective periods. Typically, these contract assets are reclassified to trade receivables when invoiced and the right to consideration becomes unconditional, usually upon completion of the project.
Expected credit loss on trade receivables
The Group has historically only experienced immaterial losses on trade receivables, if any. Further, a material part of the cash flows in the contracts are prepayments received up front.
The Group’s expected credit losses are immaterial. This is based on historical data, a few high-quality debtors and expectations to the future.
EUR’000	Trade receivables	Expected loss	Contract assets	Total
December 31, 2022
Not due	17,197		19,999	37,196
Overdue 1-30 days	438			438
Overdue 31 to 60 days	—			—
Overdue +61 days	—			—
Total	17,635	—	19,999	37,634
December 31, 2021
Not due	7,850		843	8,693
Overdue 1-30 days	8,962			8,962
Overdue 31 to 60 days	316			316
Overdue +61 days	1,296			1,296
Total	18,424	—	843	19,267
Note 13
Inventories
	December 31
EUR’000	2022	2021
Fuel and lube oil	549	440
Note 14
Prepayments
EUR’000	2022	2021
Prepayments	1,699	1,496

Prepayments include deferred costs like insurance annual premiums and software annual subscriptions.
Note 15
Intangible Assets
EUR’000	2022
Software
Cost
Beginning of period	434
Additions	228
End of period	662
Accumulated amortization
Beginning of period	32
Depreciation charge	211
End of period	243
Carrying value	419
EUR’000	2021
Software
Cost
Beginning of period	—
Additions	434
End of period	434
Accumulated amortization
Beginning of period	—
Depreciation charge	32
End of period	32
Carrying value	402
In 2021 and 2022, additions related to implementation costs for Enterprise Resource and Planning, Vessel and Crew Management software.
Note 16
Property Plant and Equipment
EUR’000	Vessels	Dry Dock	Other fixtures and fittings	Assets under Construction	Total
Cost 2022
Beginning of financial year	258,148	1,983	536	158,734	419,401
Additions	15,105	5,281	—	208,455	228,841
Transfer from assets under construction	9,029	1,997	—	(11,026)	—
End of financial year	282,282	9,261	536	356,163	648,242
Accumulated depreciation
Beginning of financial year	19,629	300	386	—	20,315
Depreciation charge	19,941	1,723	59	—	21,723
End of financial year	39,570	2,023	445	—	42,038
Net book value	242,712	7,238	91	356,163	606,204

Additions during 2022 are mainly driven by down payments for EUR 167 million of the two new F-class foundation installation vessels, represented above in Assets under construction, and instalments for the main cranes for both Wind Orca (EUR 10.7 million) and Wind Osprey (EUR 16.3 million), represented above in Vessels. There was also a transfer from Assets under construction to vessels and dry dock for EUR 11 million, of which EUR 9 million related to vessel equipment upon being available for use.
Borrowing costs for 2022 have been capitalized for a total of EUR 4.2 million. The capitalization rate used to determine the amount of borrowing costs to be capitalized is the weighted average interest rate applicable to the Company’s general borrowings during the reported period, in this case 5.7%.
EUR’000	Vessels	Dry Dock	Other fixtures and fittings	Assets under Construction	Total
Cost 2021
Beginning of financial year	255,030	1,050	379	—	256,459
Additions	3,118	933	157	158,734	162,942
End of financial year	258,148	1,983	536	158,734	419,401
Accumulated depreciation
Beginning of financial year	3,853	—	280	—	4,133
Depreciation charge	15,776	300	106	—	16,181
End of financial year	19,629	300	386	—	20,315
Net book value	238,520	1,683	150	158,734	399,087
Additions during 2021 are mainly driven by down payments for EUR 137 million of the two new X-class wind turbine installation vessels and new crane for Wind Orca (EUR 7 million), represented above on Assets under Construction.
Impairment Test
The Company has not identified an impairment triggering event but performed an impairment analysis on a voluntary basis during the year.
As of November 2022, Management tested the carrying value of its two vessels for impairment. Management considers the vessels as one CGU as they will generate revenues from similar contracts and have similar operating environment and functionality.
Two independent evaluations of the market value of the two vessels were received in the second half of 2022. The first evaluation was made by Fearnleys Asia (Singapore) Pte Ltd on November 7, 2022 for an estimation of USD 360 million (corresponding to EUR 334 million), which is 37% higher than the carrying value. The second vessel evaluation was made on November 14, 2022 by Clarksons Valuations Limited for an estimation of USD 400-440 million (corresponding to EUR 371-408 million), which is 53-68% higher than the carrying value.
The Company also performed a value-in-use calculation to assess the risk of impairment. The discounted cash flow period has been calculated from the remaining useful life of the vessel as this is deemed most representative for the actual value of the vessels.
The value in use is calculated based on cash flow projections in financial budgets and business plans as follows:
•
2023-2026 is based on signed customer contracts.

•
From 2027 revenue is based on estimated day rates, based on the average day rate of current contract backlog for O-class vessels and a yearly increase of 2%.

The discount rate used in the calculation is based on a Weighted Average Cost of Capital (WACC) of 8% after tax, (8.5% after tax in 2021). As the Company is subject to the tonnage tax regime, the tax consideration in the WACC calculation for impairment of a vessel is immaterial. Therefore, the before and after tax WACC remain the same for impairment testing purposes.

WACC is calculated by using a standard WACC model in which cost of equity, cost of debt and capital structure are the key parameters.
The calculation showed no need for impairment as the future value of cashflows were higher than the Net Book Value of the vessels.
A sensitivity analysis was also undertaken assuming an increase or decrease in the WACC by 1.5% as well as an increase or decrease in the revenue by EUR 15 thousand per day. Within this sensitivity analysis the calculations also showed no need for impairment as the future value of cashflows were higher than the Net Book Value of the vessels.
Sufficient headroom is calculated with respect to the investment in new cranes.
As for the new X and F class vessels it is management opinion that current signed contracts and the expected day rates in the future support the agreed purchase prices of the vessels.
Note 17
Right of Use Assets
Nature of the Group leasing activities
Leasehold equipment
In 2022 the Group started an agreement for the use of vessel equipment for a total contract value of EUR 464 thousand during the initial term, plus additional repair and installation costs. The amount is amortized over the initial term which is 13 months.
Office space
The Group leases office space for the purpose of office operations. The lease term of the office is based on the expected term of use.
EUR’000	Leasehold equipment	Office space	Total
Cost 2022
Beginning of financial year	—	1,572	1,572
Movement during the year	464	109	573
End of financial year	464	1,681	2,145
Accumulated depreciation
Beginning of financial year	—	1,108	1,108
Amortization charge	381	369	750
End of financial year	381	1,477	1,858
Net book value	83	204	287
EUR’000	Office space	Total
Cost 2021
Beginning of financial year	1,572	1,572
End of financial year	1,572	1,572
Accumulated depreciation
Beginning of financial year	832	832
Amortization charge	276	276
End of financial year	1,108	1,108
Net book value	464	464

Please refer to Note 22 for disclosure on the lease liabilities and to Note 21 for disclosure on the low-value and short-term lease commitments.
Lease interest expenses recognized in the consolidated statement of profit and loss
a. Interest expense
EUR’000	2022	2021
Interest expense on lease liabilities (vessels and office)	21	30
b. Lease expense not capitalized in lease liabilities
EUR’000	2022	2021
Short-term lease expense	53	34

c.
Total cash outflow for all leases in 2022 and 2021 were EUR 728 thousand and EUR 315 thousand respectively, excluding variable lease fee (refer to Note 22).

EUR’000	2022	2021
Repayment of lease liability	728	315
Rental above standby rate	—	196
Cash outflow for leases that are not capitalized	53	34
	781	545
Note 18
Trade and Other Payables
EUR’000	2022	2021
Trade and other payables:
Trade payables	3,979	2,795
Other payables	4,843	6,908
	8,822	9,703
Note 19
Deferred Income Taxes
Cadeler A/S has material tax losses from previous periods available to carry forward.
Such tax losses can be utilized against future tonnage taxation income and other income, which does not quality for tonnage taxation. The tax value of tax losses to be carried forward as of December 31, 2022 are approximately EUR 13 million.
The tax losses are not subject to expiration.
No deferred tax asset in relation to the tax losses has been recognized as of December 31, 2022 as they are not expected to be utilized within the foreseeable future (3-5 years).

Note 20
Issued Share Capital
	No. of shares	2022 EUR’000	2021 EUR’000
Ordinary shares
Beginning and end of financial year 2021	138,574	18,641	18,641
Issued on May 2022 for capital increase	26,176	3,518	—
Issued on October 2022 for capital increase	32,850	4,416	—
End of financial year 2022	197,600	26,575	18,641
As of January 1, 2022, the Group’s issued and paid in share capital amounted to DKK 138,574 thousand, equal to EUR 18,641 thousand, consisting of 138,574,468 shares of DKK 1.
In May 2022, the authorized share capital was increased by DKK 26,176 thousand, equal to EUR 3,518 thousand, consisting of 26,175,532 shares of DKK 1.
In October 2022, the authorized share capital was increased by DKK 32,850 thousand, equal to EUR 4,416 thousand, consisting of 32,850,000 shares of DKK 1.
At the end of 2022 the Group had share capital amounted to DKK 197,600 thousand, equal to EUR 26,575 thousand, consisting of 197,600,000 shares of DKK 1.
All shares have equal rights.
Note 21
Commitments and Pledges
Low value and short-term lease commitments
The future minimum lease payables under non-cancellable low value and short-term leases contracted for at the balance sheet date but not recognized as liabilities, are as follows:
EUR’000	2022	2021
Not later than one year	53	18
Between one and five years	9	—
	62	18
Pledge of Fixed Assets
The Debt Facility detailed in Note 24 is secured by a first priority mortgage over the Wind Orca and Wind Osprey Vessels (EUR 243 million carrying value, see Note 16) and a first priority assignment of the insurances and earnings of the Wind Orca and Wind Osprey vessels.
F-class vessels
On May 9, 2022 and November 22, 2022 the Company signed additional contracts with COSCO SHIPPING Heavy Industry to build a total of two new F-class foundation installation vessel.
Of the total sum of the contracts, EUR 167 million was paid in June and December 2022, while the remaining amounts will be due over the years from 2025 to 2026. Of the total contract, USD 495 million will be paid in USD and EUR 205 million will be paid in EUR.
X-class vessels
Since June 30, 2021 the Company has a contract with COSCO SHIPPING Heavy Industry to build two new X-class wind turbine installation vessels.

Of the total sum of the contract, EUR 137 million was paid in 2021. The remaining scheduled payments will be due between 2023 and 2025. Of the total contract, USD 390 million will be paid in USD and EUR 220 million will be paid in EUR.
Wind Osprey & Wind Orca new crane contract
The Company signed a contract with NOV on December 18, 2020 to replace the main crane of Wind Orca and then executed the option to replace the main crane for Wind Osprey on June 17, 2021.
The total sum of the contract for the replacement of both cranes is EUR 83.4 million, of which EUR 7 million was paid in 2021, and EUR 27 million was paid in 2022. The remaining scheduled payments will be due between 2023 and 2024.
Note 22
Financial Risk Management
Financial risk factors
The Group’s activities expose it to market risk (including currency risk and interest rate risk), credit risk and liquidity risk.
The financial risk management of the Group is managed by the management of Cadeler and overseen by the Board of Directors and Audit Committee. The fair value of the Group’s financial assets and liabilities as of December 31, 2022 does not deviate materially to the carrying values as of December 31, 2022.
Market risk
Currency risk
The Group’s business is exposed to the Danish Kroner (“DKK”) and United States Dollar (“USD”) as certain operating expenses are denominated in these currencies. The Company will look to use financial instruments to reduce currency risk when there is significant liability or income in a non-EUR or DKK denominated currency and there is a cost-effective solution.
The largest currency exposure of the group is the future instalments for the new X and F class vessels in USD (USD 816 million), more details can be found in Note 23 with regards of the current instruments used to mitigate this currency risk. Executive Management and Board of Directors will evaluate the potential cost and benefits of currency exposure on an ongoing basis.
The Group holds cash balances in USD. If the USD:EUR exchange rate deteriorated by 1% the result before tax would have decreased by EUR 3 thousand (EUR 8 thousand in 2021) based on the USD cash holdings as at December 31, 2022.
As the DKK is pegged to EUR, no material currency risk has been identified against the DKK even though the Company has costs denominated in DKK.
Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s current exposure to the risk of changes in market interest rates relates primarily to the Revolving Credit Facility (RCF) which was taken out on July 1, 2022, more details can be found in Note 23 with regards of the current instruments used to mitigate this risk.
The term loan in the RCF is based on a EURIBOR interest rate plus a margin. The EURIBOR interest rate has a floor of 0bps and was 2.2% at the end of 2022.
If the EURIBOR interest rate increased 100bps over the floor of 0bps, and the loan had been provided throughout the entire period of 2022, the cost would have increased by EUR 1.5 million (EUR 715 thousand in 2021). This variation could potentially qualify as capitalizable borrowing costs and minimize the impact on the result before tax in the current period.
If the EURIBOR interest rate decreases the result before tax would not change due to capitalization of borrowing costs.
Executive Management and Board of Directors will evaluate the potential cost and benefits of fixed interested rate borrowings on an ongoing basis.
Credit risk
Risk management
Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Group.
The Group adopts the following policy to mitigate credit risk.
For banks and financial institutions, the Group mitigates its credit risks by transacting only with counterparties who are rated “A” and above by independent rating agencies.
The Group adopts the policy of dealing only with customers of appropriate history and obtaining sufficient security where appropriate to mitigate credit risk. The Group adopts stringent procedures on extending credit terms to customers and on the monitoring of credit risk.
These credit terms are normally contractual and credit policies spell out clearly the guidelines on extending credit to customers, including monitoring the process and using related industry’s practices as reference. This includes assessment and valuation of customers’ credit reliability and periodic review of their financial status to determine the credit limits to be granted. Customers are also assessed based on their historical payment records. Where necessary, customers may also be requested to provide security or advance payment before services are rendered.
Related party credit risk is managed by the Executive Management of Cadeler and is overseen by the Board of Directors.
The maximum exposure to credit risk is the carrying value of trade receivables and other receivables, receivables from group entities and cash and bank balances presented on the balance sheet.
Impairment of financial assets
The Group assesses on a forward-looking basis the expected credit losses (“ECLs”) associated with its financial assets which are trade and other receivables, cash and bank balances and contract assets. Financial assets are written-off when there is no reasonable expectation of recovery, such as a non-related debtor failing to engage in a repayment plan with the Group.
Where receivables have been written-off, the Group continues to engage in enforcement activity to attempt to recover the receivables due. Where recoveries are made, these are recognized in the consolidated statement of profit and loss.
The Group has applied the simplified credit loss approach by using the provision matrix to measure the lifetime expected credit losses for trade receivables from customers. To measure the expected credit losses, the Group grouped receivables based on shared credit characteristics and days past due.
Trade receivables from external customers that are neither past due nor impaired are with creditworthy companies. Based on the provision matrix, the trade receivables from external customers are subject to immaterial credit loss.
For cash and bank balances and other receivables that are measured at amortized cost, the Group has considered these financial assets as low credit risk. Cash and bank balances are mainly deposits with banks who have high credit-ratings as determined by international credit-rating agencies. At December 31, 2022, cash and cash equivalents and other receivables are subject to immaterial credit loss.

There is no credit loss allowance for other financial asset at amortized cost at December 31, 2022 and 2021.
Liquidity risk
The Group manages liquidity risk by maintaining sufficient cash and available funding through committed credit facilities to enable it to meet its operational requirements and instalments for the new X and F class vessels recently signed.
Further financing will be required from 2024 in connection to milestone payments for the new X and F class vessels. The Company is currently exploring numerous options for securing funds to fulfil the contract, including export credit agencies support. The Cadeler Group is currently working on the financing of the X-Class New Builds and has received commitments exceeding the anticipated credit facility amount. These commitments are subject to completion and definitive documentation.
The BW Group, provided COSCO SHIPPING Heavy Industry with a guarantee in respect of the sums owed by Cadeler pursuant to the two X-class vessels and the two F-class vessels.
The following maturity table shows the contract obligation for the construction of the X and F class vessels:
Millions	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years
Obligation in USD	—	197	619
Obligation in EUR	41	41	105
For further information regarding Interest-bearing loans and borrowings please refer to Note 24.
The table below analyses the maturity profile of the financial liabilities of the Company based on contractual undiscounted cash flows
EUR’000	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Total
2022
Trade and other payables	8,822	—	—	8,822
Payables to Related parties	89	—	—	89
Lease liabilities	279	—	—	279
Debt to credit institutions	772	—	114,230	115,002
Derivatives	—	1,821	287	2,108
	9,962	1,821	114,517	126,300
2021
Trade and other payables	9,703	—	—	9,703
Payables to Related parties	63	—	—	63
Lease liabilities	298	209	—	507
Debt to credit institutions	28,599	14,476	30,000	73,075
	38,663	14,685	30,000	83,348
EUR’000	2022	2021
Lease liabilities as of January 1st (current and non-current lease)	507	792
Cash flows	(228)	(285)
Lease liabilities as of December 31st (current and non-current lease)	279	507

Change in the debts to credit institutions during the year
EUR’000	2022	2021
Debt to credit institutions as of January 1st (current and non-current borrowings)	(73,075)	(73,500)
Overdraft facility drawn	(16,067)	(8,998)
Loans repayment	65,000	10,000
Overdraft repayment	25,065
New loan	(115,000)
New loan fees	1,541
Non-Cash flow of interest	(2,466)	(577)
Debt to credit institutions as of December 31st (current and non-current borrowings)	(115,002)	(73,075)
EUR’000	Less than 1 year	Between 1 and 2 years	After 2 years	Total	Carrying value
2022
Derivative financial instruments
Interest rate swaps with a positive fair value	(305)	1,158	4,231	5,084	3,376
Interest rate swaps with a negative fair value	—	—	(370)	(370)	(287)
Gross settled foreign currency contracts, pay leg (EUR)	—	(183,741)	—	(183,741)
Gross settled foreign currency contracts, receive leg (USD)	—	181,921	—	181,921	(1,821)
	(305)	(662)	3,861	2,894	1,268
Capital management
The Company’s objectives when managing capital are to ensure the Company’s ability to continue as a going concern and to maintain an optimal capital structure.
In order to achieve this overall objective, the Company’s capital management, among other things, aims to ensure that it meets financial covenants attached to the interest-bearing loans and borrowings that define capital structure requirements. Breaches in meeting the financial covenants would permit the bank to immediately call loans and borrowings. There have been no breaches of the financial covenants of any interest-bearing loans and borrowing in the current period.
In order to maintain or adjust the capital structure in the future, the Group may adjust the amount of dividends paid to shareholders, issue new shares and/or sell assets to reduce debt. Pursuant to the RCF, the Company is not permitted to pay any dividends or other distributions without DNB Bank ASA’s written consent.
Fair value measurement
The Group measures financial instruments such as derivatives at fair value at each balance sheet date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the balance sheet date.
The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.
In measuring the fair value of unlisted derivative financial instruments and other financial instruments for which there is no active market, fair value is determined using generally accepted valuation techniques.
•
Market-based parameters such as market-based yield curves and forward exchange prices are used for the valuation.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Financial instruments for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as following accounting hierarchy:
Level 1:   The fair value of financial instruments traded in active markets (such as publicly traded derivatives, and equity securities) is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the group is the current bid price. These instruments are included in level 1.
Level 2:   The fair value of financial instruments that are not traded in an active market (e.g. over-the-counter derivatives) is determined using valuation techniques that maximize the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.
Level 3:   If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.
The table below shows the fair value measurement hierarchy of the Group’s assets and liabilities:
EUR’000	Level 1	Level 2	Level 3	Total
2022
Through the consolidated statement of profit and loss
Derivative assets		363		363
Total financial assets at fair value through the consolidated statement of profit and loss	—	363	—	363
Derivative liabilities				—
Total financial liabilities at fair value through the consolidated statement of profit and loss	—	—	—	—
Cash flow hedges
Derivative assets		3,013		3,013
Cash flow hedges
Derivative liabilities		(2,108)		(2,108)
Note 23
Derivative Financial Instruments
Hedge accounting
The Group uses forward exchange contracts and interest rate swap contracts to hedge currency risks and interest risk regarding highly probable future cash flows and designates them as cash flow hedges subject to meeting the criteria for application of cash flow hedging.
The hedging ratios are determined as the notional value of the instrument divided by the notional value of the hedge item. The group seeks to establish hedge relationships with a hedging ratio of 1:1. Due to the nature of the hedge items risk, this will be possible by either designating a proportion of the hedge instrument or the hedge notional value being equal or lower of the hedge items notional value. The main score of ineffectiveness arises from the timing of the delivery of the vessels. The delivery of the vessels will expose the group to several market risks, related to foreign currency risks and interest rate risk. The fair value reserve of the derivatives is recognized in other comprehensive income until the hedged items are realized.

The table below shows the movement in the reserve for cash flow for hedging, listed by the hedged risk.
EUR’000	2022	2021
Fair Value change of Cash flow hedges
Cumulative fair value change as of January 1	—	—
Fair value adjustment at year-end, net	1,343	—
Cumulative fair value change as of December 31	1,343	—
The fair value of cash flow hedges as of December 31 can be specified as follows:
Interest rate risk hedging	3,163	—
Foreign currency risk hedging	(1,820)	—
Cumulative fair value change as of December 31	1,343	—
Interest rate risk
In 2022 the group entered into a Senior Secured Green EURIBOR based revolving credit facility (RCF) with a 0 bps floor which led the group to be exposed to changes in the 3-month EURIBOR rate on their current funding. Further the group obtained an indicative term sheet for the financing of the X-class vessels acquired from COSCO SHIPPING Heavy Industry and planned to be delivered in the period of 2024 to 2025. The group intends to enter these loans as the main source of future funding and considered the risk of changes to EURIBOR based interest payments in 2022 and coming years.
The group entered into interest rate swap contracts with the group’s main bank and related these to the RCF and the future loans. The interest rate risk arising from the loans have been swapped from 3-month EURIBOR to a fixed rate until October 5, 2027. The average fixed rate of the swaps is 2.82%.
The economic relationship is established as a match of critical terms between the hedge item and hedge instrument. The group has assessed the following terms when entered into the hedge relationship:
•
Instalments on the facilities.

•
Payment date of interest and instalment.

•
Timing difference in the maturity of the hedge item and hedge instrument.

The expected causes of hedging ineffectiveness relate to:
•
Changes to the expected date of delivery of the vessels.

•
3-month EURIBOR rate falling below 0%.

The below table shows the profile of the nominal amount of the interest rate swaps and the fair values.
Notional amount EUR’000	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Fair value
				Asset	Liability
2022
Interest rate Swap – EURIBOR 3M	—	—	469,375	3,451	(288)
EUR’000	2022	2021
Movements in the hedging reserve
Beginning of year	—	—
Fair value adjustment for the year	2,726	—
Transferred to Financial expenses	437	—
End of year	3,163	—
Foreign currency risk hedging
In 2021, the group entered into a binding contract for the construction of two X-class vessels from COSCO SHIPPING Heavy Industry. The contracts are partly settled in USD. USD payments will be due in

2024 and 2025. The currency exposure arising from the contracts has been swapped to EUR at the company’s banks at an average USD:EUR rate of 0.9187.
The economic relationship is established as a match of critical terms between the hedge item and hedge instrument. The group has assessed the following terms when entered the hedge relationship:
•
Payment date of instalment in foreign currency.

•
Maturity of the hedged item and forward contract.

The expected causes of hedging ineffectiveness relate to:
•
Changes to the expected date of delivery of the vessel.

The below table shows the profile of the nominal amount of the interest rate swaps and the fair values.
Notional amount USD’000	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Fair value EUR’000
				Asset	Liability
2022
US dollar	—	200,000	—	—	(1,820)
EUR’000	2022	2021
Movements in the hedging reserve
Beginning of year	—	—
Fair value adjustment for the year	(1,820)	—
End of year	(1,820)	—
Note 24
Financial Liabilities: Interest-bearing Loans and Borrowings
On July 1, 2022 the Company entered into a Senior Secured Green Revolving Credit Facility (“RCF”) of a 3-year term loan of EUR 185 million with DNB Bank ASA.
The RCF consists of (i) a three-year non-amortizing term loan of EUR 150 million, in addition to voluntary prepayments in whole or any part of the loan, at any time, the loan will be repayable in a balloon payment of EUR 150 million, and (ii) a guarantee facility of up to EUR 35 million.
On July 4, 2022 the Company utilized EUR 115 million from the total EUR 150 million available from the RCF. With these funds the Group repaid in full the outstanding amounts, related to the term loan EUR 55 million and overdraft facility EUR 25 million from DNB Bank ASA and SpareBank 1 SR-Bank signed on November 4, 2020. At that time, the new RCF added about EUR 70 million in liquidity. By the end of the reporting period, EUR 35 million remains unutilized from the RCF.
The RCF bears interest at 3-month or 6-month EURIBOR + the Applicable Margin, and subject to a green loan margin discount as long as the Company is in compliance with certain green asset criteria such as earmarked investments in green assets. The Group is currently in compliance with these green criteria and are expected to remain compliant for the duration of the facility. Due to a confidentiality agreement, the applicable margin cannot be disclosed.
The full repayment of the senior debt facility generated a finance cost for the write off of borrowing costs of approximately EUR 810 thousand in July 2022.
Covenants
The Group is in compliance with all covenants in the RCF:
Minimum Free Liquidity:   Freely available cash and cash equivalents at all times to be the higher of EUR 10,000,000 or an amount equal to 7.5% of the gross interest-bearing debt.

Equity Ratio:   The ratio of book equity to total assets at all times to be minimum 40%.
Contracted cash flows:   If at any reported quarter the aggregated loans exceed the forward-looking expected cash revenues from legally binding contracts, the Contracted Cash Flows, the Borrower shall prepay the exceeding part of the Loans within five (5) Business Days.
Fair market value of vessels:   The fair market value of the vessels shall at all times cover at least 170% of the aggregate outstanding utilizations.
Restriction on dividends:   The Company is not permitted to pay any dividends or other distributions without DNB Bank ASA’s written consent.
Change of control:   If any person or group of persons (other than Swire Pacific or the BW Group) acting in concert directly or indirectly gains control of 25% or more of the voting and/or ordinary shares of the Borrower, the Agent (acting on instructions from the majority lenders) may by written notice of ten (10) business days cancel the total commitments and demand prepayment of all amounts outstanding under the facilities.
Note 25
Related Party Transactions
The following significant transactions took place between the Company and related parties within the BW Group and Swire Pacific Offshore Holdings Group at terms agreed between the parties:
EUR’000	2022	2021
Costs related to guarantees fees to BW Group Limited	(5,307)	(1,853)
Costs related to bunker supply to Hafnia Pools Pte Ltd (Member of BW Group)	(2,537)	—
Cost related to share lending fees to BW Altor Pte. Ltd.	(85)	—
Cost related to travel expenses for board meetings to BW Maritime Pte. Ltd	(3)	—
Costs related to performance guarantees to Swire Pacific Offshore Holdings Group	(157)	(684)
Crew hire expenses paid to the Swire Pacific Offshore Holdings Group	(115)	(11,461)
Payables to BW Altor Pte. Ltd. at reported period	85	—
Payables to BW Maritime Pte. Ltd at reported period	3	—
Payables to Hafnia Pools Pte Ltd at reported period	1	—
Management fees paid to the Swire Pacific Offshore Holdings Group	—	(197)
Payables to Swire Pacific Offshore Holdings Group at reported period	—	63
Related party transactions over the reported period are primarily linked to guarantee fees issued by the BW Group Limited, bunker supply by Hafnia Pools (member of the BW Group), share lending fees by BW Altor in connection with the private placement in October 2022 and costs related to performance guarantee fees and crew hire expenses to the Swire Pacific Offshore Holdings Group.
Note 26
Events After Reporting Period
New Headquarters from 2024
The Company signed a contract with Castellum Denmark, in the first days of 2023, for a new headquarters location from 2024. The Company will have access to almost 5,000 m2 of office space in central Copenhagen.
The Company has terminated the existing agreement on current premises until the first half of 2024. No material costs are expected from this termination.
Business Combination with Eneti Inc.
In June 2023, the Company and Eneti Inc. entered into a business combination agreement through a stock-for-stock exchange offer to be made to all shareholders of Eneti. The combined company will be named Cadeler, with its shares to be listed (but not admitted to trading) on the New York Stock Exchange (NYSE) in addition to its current listing on the Oslo Stock Exchange (OSE).
The completion of the business combination is subject to customary closing conditions, including approval of the share issuance by the shareholders of the Company at a general shareholders meeting and the acceptance of the exchange offer by the stockholders of Eneti, respectively, and to customary regulatory approvals from all relevant authorities. Upon regulatory approval and applicable closing conditions being met, completion is currently expected in Q4 2023.
Note 27
Authorization of Financial Statements
These financial statements were authorized for issuance by the Board of Directors and executive management of Cadeler A/S on August 28, 2023.

ANNEX A
BUSINESS COMBINATION AGREEMENT
by and among
CADELER A/S
and
ENETI INC.
dated as of
June 16, 2023

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 16, 2023, is by and among Cadeler A/S, a public limited liability company incorporated under the laws of Denmark (“Parent”) and Eneti Inc., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”
RECITALS
WHEREAS, Parent intends to acquire all of the issued and outstanding shares of the Company;
WHEREAS, it is proposed that Parent shall commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement and the Transactions contemplated hereby, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Parent pursuant to the Offer (such recommendation, the “Company Board Recommendation”);
WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Offer and the Merger and the issuance of Parent Shares in connection therewith (the “Parent Share Issuance”) subject to the Parent Shareholder Approval (as defined herein), are advisable and fair to, and in the best interests of, Parent and its shareholders (the “Parent Shareholders”), (ii) determined that it is in the best interests of Parent and the Parent Shareholders and declared it advisable to enter into this Agreement and the Transactions contemplated hereby (including the Parent Share Issuance), (iii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Parent Shareholder Approval be submitted to a vote at the Parent Shareholder Meeting to facilitate the Parent Share Issuance (such recommendation, the “Parent Board Recommendation”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain Persons have entered into tender and support agreements with Parent, in the form attached as Annex C hereto (the “Tender and Support Agreements”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, certain Persons have entered into support agreements with Parent, in the form attached as Annex D hereto (the “Parent Voting Undertakings”);
WHEREAS, subject to the terms and conditions of this Agreement and applicable Law, the Parties agree that, as soon as practicable following the consummation of the Offer, Parent will effect the acquisition of the Company by Parent through the merger of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”);
WHEREAS, subject to the terms and conditions of this Agreement (including the satisfaction of the Equity Threshold Condition (as defined below)), the Parties intend, for U.S. federal income tax purposes, for the acquisition of Company Common Stock pursuant to the Offer and the Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code (the “Intended Tax Treatment”); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
The Offer
Section 1.01.   The Offer.   (a) Terms and Conditions of the Offer.   Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been validly terminated pursuant to Article VIII and that the Company shall have complied in all material respects with its obligations under Section 1.02, as promptly as practicable following the effectiveness of the Registration Statements and approval by the Danish Financial Supervisory Authority (the “DFSA”) of a prospectus or an exemption document prepared in accordance with the EU Prospectus Regulation for the purpose of the admission to trading of Parent Shares on the Oslo Stock Exchange and potential public offering within the EU/EEA (the “EU/EEA Prospectus”), the Parent Shareholder Meeting having authorized the Board of Directors of the Parent to carry out the Parent Share Issuance and the Parties having made such other filings or registrations required pursuant to applicable Law in order to commence the Offer, or such earlier date as may be mutually agreed between the Parties in writing, Parent shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each share of Company Common Stock accepted by Parent in accordance with the terms and subject to the conditions of the Offer shall be exchanged for American Depositary Shares of Parent having an initial listing price on the NYSE of not less than $10.00 (each such American Depositary Share, an “ADS”) representing, in the aggregate, 3.409 shares (the “Exchange Ratio”) of common stock, subject to payment of cash compensation with respect to any fractional shares in accordance with Section 1.01(c), with a nominal value of DKK 1 per share, of Parent (each such share, a “Parent Share”), without interest (the “Offer Consideration”), subject to the other provisions of this Article I. Parent may, in its sole and absolute discretion, permit each holder of Company Common Stock the option to elect to receive the Offer Consideration in the form of Parent Shares in lieu of ADSs (such Parent Shares, together with the ADSs, the “Offer Securities”), subject to the completion and delivery to the Exchange Agent by any holder of Company Common Stock making such an election of a valid letter of transmittal in the form to be included in the Offer Documents. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Company Common Stock pursuant to the Exchange Act and contains, to the extent required by the Exchange Act, the terms and conditions set forth in this Agreement (including Annex B). The obligation of Parent to accept for exchange shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:
(i)   the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, upon the consummation of the Offer, together with the shares of Company Common Stock then owned by Parent (if any), would represent at least 85.01% of the aggregate voting power of the shares of Company Common Stock outstanding immediately after the consummation of the Offer (the “Minimum Condition”); provided that Parent may, in its sole and absolute discretion and without the consent of the Company, amend at any time and from time to time the foregoing reference to 85.01% to a lower percentage;
(ii)   receipt of a statement from a Danish chartered auditor stating that the assessed financial value of the contributed Company Common Stock in the Company corresponds at least to the Offer Consideration, including the nominal value of the shares to be issued in the Parent Share Issuance, with addition of a premium to allow the Parent’s Board of Directors to exercise an authorization by the Parent Shareholder Approval to effect the Parent Share Issuance (the “Auditor Valuation Statement”);
(iii)   receipt of preliminary confirmation from the Danish Business Authority (the “DBA”) that it will register the capital increase in connection with the Parent Share Issuance and the changes to Parent’s Governing Documents on the basis of the resolution of the Parent Board of Directors exercising the authorization to be granted by the Parent Shareholder Meeting, consistent with the Auditor Valuation Statement and subject to completion of the Offer; and
(iv)   the other conditions set forth in Annex B.
(b)   Waiver of Conditions.   Parent expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding anything to the contrary set forth herein, without the prior written consent of the Company, Parent may not (i) modify, amend or waive the Minimum Condition except as expressly contemplated by Section 1.01(a)(i) and in no event to an amount that would result in Parent holding a number of shares of Company Common Stock less than the number of shares required to approve the Merger in accordance with the BCAMI, or waive any of the conditions set forth in clauses (B), (C), (D), (E), (F), (G), (H)(5), (I) or (J) of Annex B or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) reduces the Offer Consideration to be paid in the Offer, (C) extends the Offer, other than in a manner required or permitted by Section 1.01(e), (D) imposes conditions to the Offer, other than those set forth in Annex B or (E) amends or modifies any term of or condition to the Offer (including the conditions in Annex B) in a manner that is material and adverse to the holders of Company Common Stock.
(c)   Fractional Shares.   No certificate or scrip representing fractional ADSs or fractional Parent Shares shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Parent Shareholder. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of an ADS or a Parent Share pursuant to the Offer (after aggregating all shares of Company Common Stock validly tendered in the Offer (and not validly withdrawn) by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an ADS or a Parent Share multiplied by the Parent Trading Price, rounded to the nearest whole cent.
(d)   Adjustments to Offer Consideration.   The Offer Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Shares outstanding after the date hereof and prior to the Acceptance Time. Nothing in this Section 1.01(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(e)   Expiration and Extension of the Offer.
(i)   Unless the Offer is extended pursuant to and in accordance with this Section 1.01(e), the Offer shall expire at midnight, United States Eastern Standard Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended (the initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii)   Notwithstanding the provisions of Section 1.01(e)(i) or anything to the contrary set forth in this Agreement (unless Parent receives the prior written consent of the Company):
(A)   Parent shall extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Form F-4, the Offer or the Offer Documents;
(B)   in the event that any of the conditions to the Offer (other than the Minimum Condition and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Parent shall extend the Offer for successive extension periods of up to ten (10) Business Days each (or for such longer period as may be agreed by Parent and the Company); and
(C)   if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived and the Minimum Condition has not been satisfied, Parent may, and, at the request in writing of the Company, Parent shall, extend the Offer for successive extension periods of up to ten (10) Business Days each (with the length of each such period being determined in good faith by Parent) (or for such longer period as may be agreed by Parent and the Company in writing); provided, that in no event shall Parent be required to extend the expiration of the Offer pursuant to this clause (C) (1) if (x) the Minimum Condition is not satisfied by a number of shares of Company Common Stock that is equal to or less than the aggregate number of shares of Company Common Stock held or beneficially owned by any Stockholders (as defined in the Tender and Support Agreements) that have not been tendered, or have been tendered but validly withdrawn, in the Offer as of such time and (y) as of such time the Stockholders whose untendered shares of Company Common Stock are necessary to satisfy the Minimum Condition are not using good faith and diligent efforts to tender the necessary shares of Company Common Stock into the Offer, or (2) for more than forty (40) Business Days;
provided, that, notwithstanding anything to the contrary in this Agreement, (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Article VIII and (2) Parent shall not be required to extend the Offer beyond the Outside Date.
(iii)   Parent shall not extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of this Agreement.
(iv)   Parent shall not terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article VIII, in which case Parent shall irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.
(f)   Compensation for Company Common Stock.   On the terms of and subject to the conditions set forth in this Agreement and the Offer, Parent shall issue the Parent Shares necessary to accept and provide for the subscription, against the contribution in kind of those shares of Company Common Stock that each Company Stockholder that has validly tendered and not validly withdrawn shares of Company Common Stock pursuant to the Offer, by each such Company Stockholder to the Offer Securities promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.01(e)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be issued to the holder thereof in ADSs or Parent Shares, in accordance with Section 1.01(a) (and cash in lieu of fractional ADSs or fractional Parent Shares, if any), without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.
(g)   Form F-4; Form F-6; Schedule TO; Offer Documents; EU/EEA Prospectus.
(i)   As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on (A) Form F-4 to register under the Securities Act the offer and sale of the Offer Securities pursuant to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form F-4”) and (B) Form F-6 to register the ADSs deliverable as Offer Securities (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form F-6”, and, together with the Form F-4, the “Registration Statements”). The Form F-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.
(ii)   On the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), in accordance with Section 1.01(a), Parent shall:
(A)   file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);
(B)   deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;
(C)   give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and
(D)   subject to the Company’s compliance with Section 1.02, cause the Offer Documents to be disseminated to holders of Company Common Stock as and to the extent required by the Exchange Act.
(iii)   As promptly as reasonably practicable following the filing of the Form F-6, Parent will prepare and submit to the NYSE an application covering the Offer Securities and will use its reasonable best efforts to cause the Offer Securities to be approved for listing (subject to notice of issuance) on the NYSE at or prior to the consummation of the Offer. Except for procedures of the applicable clearing and settlement system and other customary limitations applicable to American depositary receipt programs for a public listed company incorporated in Denmark with its primary listing on the Oslo Stock Exchange which will be disclosed in (or incorporated by reference into) the Registration Statements, the ADSs will have the same rights and privileges as the Parent Shares, and will entitle the holder thereof to receive (upon deposit of ADSs with the depositary for cancellation, and payment of any applicable fees, charges and taxes) that number of Parent Shares corresponding to the Offer Consideration.
(iv)   The Registration Statements, the Offer Documents and the EU/EEA Prospectus may include a description of the determinations, approvals and recommendations of the Company Board of Directors to the extent permitted by Section 1.02. Parent shall use its reasonable best efforts to (A) have the Registration Statements declared effective under the Securities Act as promptly as practicable after their filing, (B) have the EU/EEA Prospectus approved prior to the earlier of (a) the listing of the Parent Shares to be issued in the Offer on the Oslo Stock Exchange and (b) any public offering of the Parent Shares to be issued in the Offer within the EU/EEA in connection with the Offer; (C) ensure that each of the Registration Statements, the Schedule TO, the Offer Documents and the EU/EEA Prospectus complies in all material respects with the requirements of the applicable provisions of the Exchange Act, the Securities Act and the EU Prospectus Regulation, as applicable, and (D) keep the Registration Statements, if the Registration Statements are declared effective by the SEC, effective for so long as necessary to complete the Offer and Merger. Each of the Company and Parent shall use its reasonable best efforts to procure that an experienced independent expert provides a valuation report of their respective vessels in conformity with the requirements of the EU Prospectus Regulation and the ESMA guidelines to be enclosed in the EU/EEA Prospectus. The Company shall furnish in writing to Parent all information concerning the Company and the Company Subsidiaries that is required by applicable Law to be included in the Registration Statements, the Offer Documents and the EU/EEA Prospectus so as to enable Parent to comply with its obligations under this Section 1.01(g), including, amongst other things, information on any existing and newbuild vessels and financial information sufficient to prepare any required pro forma financial information for the combined group consisting of Parent, the Company and their respective Subsidiaries. Parent and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Registration Statements, the Offer Documents and the EU/EEA Prospectus in order to satisfy applicable Law. Each of Parent and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Registration Statements, the Offer Documents or the EU/EEA Prospectus if and to the extent that such information shall have become false or misleading in any material respect. Parent shall take all steps necessary to cause the Registration Statements and the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law, or by the SEC or its staff or the NYSE. Parent shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent or its counsel receive from the SEC or its staff with respect to the Registration Statements and the Offer Documents promptly after such receipt, and Parent shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on the Registration Statements, the Offer Documents, the EU/EEA Prospectus and any written communications to the SEC or its staff with respect to the Registration Statements or the Offer Documents, in each case, prior to the filing thereof with the SEC, and Parent shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit the Company and its counsel to participate in any substantive discussions with the SEC or its staff regarding any comments thereon. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, the Danish Companies Act, the EU Prospectus Regulation or the rules of the Oslo Stock Exchange as well as any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Parent Share Issuance, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.
(h)   Exchange Agent.   Parent shall enter into an agreement with a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Offer (the “Exchange Agent”), which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and the Offer Documents.
Section 1.02.   Company Actions.   (a) Company Determinations, Approvals and Recommendations.   The Company hereby approves and consents to the Offer and represents and warrants to Parent that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors has unanimously upon the terms and subject to the conditions set forth herein:
(i)   determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders;
(ii)   determined that it is in the best interests of the Company and the Company Stockholders to enter into, and declared advisable, this Agreement;
(iii)   approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions, upon the terms, and subject to the conditions, contained herein; and

(iv)   resolved to make the Company Board Recommendation.
The Company hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Registration Statements and the Offer Documents unless the Company Board of Directors has effected a Change of Company Board Recommendation in accordance with the terms of Section 5.03.
(b)   Schedule 14D-9.   The Company shall (i) file with the SEC concurrently with the filing by Parent of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Common Stock promptly after commencement of the Offer. The Company shall use its reasonable best efforts to ensure that the Schedule 14D-9 complies in all material respects with the requirements of applicable Law. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock (to the extent required by applicable Law) together with the Offer Documents. Parent shall furnish in writing to the Company all information concerning Parent that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.02(b). Parent and the Company shall cooperate in good faith to determine the information regarding Parent that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. Each of the Company and Parent shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall provide in writing to Parent and its counsel any written comments or other material communications the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 and any written communications to the SEC or its staff with respect to the Schedule 14D-9, in each case, prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit Parent and its counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Unless the Company Board of Directors has effected a Change of Company Board Recommendation in accordance with the terms of Section 5.03, the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 3.22.
(c)   Company Information.   In connection with the Offer and the Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including lists of Company Stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent or its Representatives may reasonably request in order to communicate the Offer and the Merger to the holders of Company Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent (and its Representatives) shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions; (ii) use such information only in connection with the Transactions; and (iii) in the event that this Agreement is terminated in accordance with Article VIII, as promptly as reasonably practicable, return to the Company or destroy all copies of such information then in their possession or control.

(d)   Treatment of Company Restricted Stock Awards.   Each outstanding and unvested award of Company Restricted Stock shall be accelerated in full in accordance with its terms as of immediately prior to the Acceptance Time and, at the Acceptance Time, each such share of Company Restricted Stock shall be automatically exchanged and converted into the Offer Consideration (and the applicable holder shall cease to have any rights or entitlements thereafter with respect to such Company Restricted Stock). Prior to the Acceptance Time, the Company shall take all actions necessary or appropriate, including adopting any resolutions or obtaining any consents, to effectuate the treatment of the Company Restricted Stock described in the immediately preceding sentence, which such resolutions and consents and other related documentation shall be subject to the prior reasonable review and comment of Parent.
ARTICLE II
The Merger
Section 2.01.   The Merger.   (a) As soon as reasonably practicable after the Acceptance Time, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, including satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), and in accordance with the Business Corporations Act of the Republic of the Marshall Islands (the “BCAMI”), Parent shall cause an eligible legal entity that is a direct wholly-owned Parent Subsidiary (“Merger Sub”) to approve an agreement and plan of merger and to be merged with and into the Company, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a wholly owned Subsidiary of Parent.
(b)   For the avoidance of doubt, nothing in this Agreement shall: (i) restrict Parent from acquiring any Company Common Stock not tendered into the Offer using such form of consideration as may be necessary or deemed preferable by Parent (in its sole and absolute discretion) to acquire such Company Common Stock; (ii) oblige Parent to offer or pay any particular form of consideration in the Merger except as expressly required by any applicable Law, subject always to such form of consideration being permissible under Danish Law and the BCAMI and representing at least fair value under the BCAMI; or (iii) oblige Parent to incur any Taxes or other expenditure (other than advisers’ fees or other immaterial expenditures) in satisfying its obligations under this Article II.
Section 2.02.   The Closing.   The closing of the Merger (the “Closing”) shall take place electronically. The date on which the Closing actually takes place is referred to herein as the “Closing Date.” Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable after the Acceptance Time. On the Closing Date, the Parties shall cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Marshall Islands Registrar of Corporations as provided under the BCAMI and make any other filings, recordings or publications required to be made by the Company or Parent under the BCAMI in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Marshall Islands Registrar of Corporations or on such other date and time as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Effective Time”).
Section 2.03.   Effects of the Merger.   The Merger will have the effects set forth in this Agreement, the agreement and plan of merger to be entered into between the Company and Merger Sub in accordance with Section 2.01(a), and in the BCAMI. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and purposes of the Company and Merger Sub shall vest in the Surviving Company and all liabilities, obligations and penalties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Company.
Section 2.04.   Governing Documents.   Without limiting Section 6.06, at the Effective Time, the articles of incorporation and the bylaws of Merger Sub shall be the articles of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

Section 2.05.   Officers and Directors of the Surviving Company.   Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.
ARTICLE III
Representations and
Warranties of the Company
Except as disclosed in (x) any publicly available Company SEC Document filed or furnished since January 1, 2021 and prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III to which the relevance of such disclosure is reasonably apparent on its face), the Company represents and warrants to Parent as set forth below.
Section 3.01.   Qualification, Organization, Subsidiaries, etc.   (a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (i) has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Offer prior to the Outside Date, and to consummate the other Transactions, including the Merger. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect.
(b)   All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 3.01(b) of the Company Disclosure Letter sets forth a true and complete list of the name of each Company Subsidiary, its jurisdiction of organization and its U.S. federal income tax classification. Other than the Company Subsidiaries set forth on Section 3.01(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns any equity or other economic interest in any other Person.
Section 3.02.   Capitalization.   (a) The authorized capital stock of the Company consists of 81,875,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement (the “Company Capitalization Date”), (i) 38,647,119 shares of Company Common Stock were outstanding (including 2,018,914 shares of Company Restricted Stock), (ii) 2,328,179 shares of Company Common Stock were held in the Company’s treasury and (iii) 1,080 shares of Company Common Stock were authorized for future issuance under the Company

Governing Documents pursuant to the Company Equity Plan. As of the date hereof, no shares of Company Preferred Stock were issued and outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for future issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b)   Section 3.02(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) with respect to unvested Company Equity Awards, the date on which the Company Equity Award was granted, (v) with respect to unvested Company Equity Awards, the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vi) the exercise price of each Company Equity Award, if applicable, and (vii) the expiration date of each Company Equity Award, if applicable. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Company Equity Award has been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the Company Equity Plan and applicable award agreements.
(c)   Except as set forth in Section 3.02(a) and Section 3.02(b), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.02(a)(iii) and issued in accordance with the terms of the Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, stock appreciation rights, restricted stock units, performance stock units, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.
(d)   Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.
(e)   There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.
Section 3.03.   Corporate Authority.   (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger subject to the satisfaction of the conditions set out herein. The execution and delivery of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the affirmative vote of the holders of at least a majority of all outstanding shares of Company Common Stock entitled to vote thereon and the filing of the Articles of Merger with the Marshall Islands Registrar of Corporations. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Parent pursuant to the Offer. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 5.03).
(b)   This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).
Section 3.04.   Governmental Consents; No Violation.   (a) Other than in connection with or in compliance with (i) the BCAMI, (ii) the filing of the Registration Statements, the Offer Documents and the Schedule 14D-9 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statements, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) any requisite clearances or approvals under any other applicable requirements of any applicable Antitrust Laws, (vii) any applicable requirements of the NYSE and (viii) any mandatory notification to, or application for approval from, any Governmental Entity under any applicable Foreign Investment Law, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (A) a Company Material Adverse Effect or (B) a material adverse effect on the ability of the Company to consummate the Offer prior to the Outside Date, and to consummate the other Transactions, including the Merger.
(b)   The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.04(a), or set forth in Section 3.04(b) of the Company Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Offer prior to the Outside Date, and to consummate the other Transactions, including the Merger.
Section 3.05.   SEC Reports and Financial Statements.   (a) Since January 1, 2021, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC

Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof and prior to the Effective Time, will contain) any untrue statement of a material fact or omitted (or, with respect to the Company SEC Documents filed after the date hereof and prior to the Effective Time, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2021, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.
(b)   The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(c)   The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(d)   Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Document.
Section 3.06.   Internal Controls and Procedures.   The Company has established and maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. Since January 1, 2021, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (c) any written claim or allegation regarding clauses (a) or (b). Since January 1, 2021 through the date hereof, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.
Section 3.07.   No Undisclosed Liabilities.   Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2022 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since December 31, 2022 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement or resulting from the Transactions and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.08.   Absence of Certain Changes or Events.   (a) From December 31, 2022 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   From December 31, 2022 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 5.01.
Section 3.09.   Compliance with Law; Permits.   (a) The Company and each Company Subsidiary are and have been since January 1, 2021 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties, assets or Company Vessels, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company and the Company Subsidiaries are and have been since January 1, 2021 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2021, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in which any of the Company and the Company Subsidiaries conduct business. Since January 1, 2021, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws.
(g)   Neither the Company nor any Company Subsidiary, nor any director or officer thereof, nor, to the Company’s Knowledge, any agent, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is controlled or 50% or more owned by, one or more Persons or entities targeted by sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorist Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited or sanctioned Persons made publicly available or provided to the Company or any Company Subsidiary by any relevant Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2021, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties in violation of applicable Law or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions, Export Controls or any similar Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has, since January 1, 2021, received any written notice of potential violations of Export Laws, Import Restrictions or other Laws covering export or import controls, trade embargoes or economic sanctions from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material enforcement action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary.
(h)   The Company has taken all commercially reasonable steps to ensure that personal data, whether in customer files, employee files, databases, or elsewhere, are being processed in accordance with the applicable data protection legislation as amended from time to time, including but not limited to (i) European Union Regulation (EU) 2016/679 as amended from time to time (GDPR); (ii) applicable national legislation implementing the European Community’s Directive 2002/58/EC; and (iii) applicable national legislation otherwise governing processing of personal data, and the Company acts in compliance with any such laws and regulations in all material respects.
(i)   The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.
Section 3.10.   Employee Benefit Plans.   (a) Section 3.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each compensation, bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, consulting, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, termination, relocation or expatriate benefit, perquisite, collective bargaining, profit sharing, pension, vacation, sick leave, cafeteria, dependent care, medical care, life insurance, dental, vision, prescription, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment benefits, education or tuition assistance programs, and each insurance (including any self-insured arrangement) and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, (i) that is sponsored, administered, maintained, entered into, contributed to (or required to be contributed to) by the Company, any Company Subsidiary or any of their affiliates for the benefit of current or former employees, directors, individual independent contractors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary (including any individual who will be a Continuing Employee) or (ii) with respect to which the Company or any Company Subsidiary has or could reasonably be expected to have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent audited financial statement and actuarial report, (iii) all material filings and correspondence with any Governmental Entity in the last three (3) years and (iv) all material related agreements, trust agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. All contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.
(c)   None of the Company, its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past sponsored, maintained or contributed to (or had any obligation to contribute to), or has incurred or is reasonably expected to incur any direct or indirect Liability (including any Controlled Group Liability) with respect to, any plan subject to Section 302 or Title IV of ERISA (including any Multiemployer

Plan) or Section 412, 430 or 4971 of the Code that has not been satisfied in full, except, with respect to Controlled Group Liability only, as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole.
(d)   No Company Benefit Plan has any current or projected liability for, and no Company Benefit Plan provides or promises, any health or welfare benefits, including post-retirement health, medical, hospitalization, disability, death, life or other retiree welfare benefits (whether insured or self-insured) with respect to current or former employees, independent contractors or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law.
(e)   (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent. Each trust created under any such Company Benefit Plan is exempt from taxes under Section 501(a) of the Code and has been so exempt since its creation.
(f)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Company Benefit Plans have been timely filed or delivered. Neither the Company nor any of its ERISA Affiliates nor any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Company Benefit Plan or trust created under any Company Benefit Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to result in any material liability being incurred by the Company or the Company Subsidiaries.
(g)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee, director, independent contractor or consultant of the Company or any Company Subsidiary, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Benefit Plan, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in an excise tax under Section 4999 of the Code.
(h)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(i)   Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.
(j)   The Company is not a party to nor does it have any obligation under any Company Benefit Plan to gross-up, indemnify or otherwise compensate any Person for excise Taxes, interest or penalties, including any Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 457A or 409A of the Code.

Section 3.11.   Labor Matters.   (a) Neither the Company nor any Company Subsidiary is a party to, or bound by, or is currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract with a labor or trade union, works council or labor organization. During the past two (2) years, there has been no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiaries. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.
(b)   There are no, and in the past two (2) years there have not been any, material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.
(c)   The Company and each Company Subsidiary are and have been since January 1, 2021 in compliance with all applicable Law respecting labor and employment, including without limitation, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, overtime, the payment of wages and withholding of Taxes, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   To the Company’s Knowledge, in the last two (2) years, (i) no allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any current or former employee of the Company, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct or workplace discrimination or harassment (including, without limitation, based on race, ethnicity or gender) by any such employee. The Company has established and distributed to all of its employees a policy against harassment and a complaint procedure, and it has required all managers and staff to undergo anti-harassment training where required by applicable Laws.
(e)   Each current and former individual who has been classified by the Company as (i) an independent contractor or other non-employee status, or (ii) an exempt or non-exempt employee for purposes of the Fair Labor Standards Act (or any similar state, local or foreign law) has been properly so classified for all purposes, including for Tax purposes and purposes of any Company Benefit Plans. The Company has paid or properly accrued in the ordinary course of business all wages and compensation due to any current or former employees, including all overtime pay, paid time off, holidays or holiday pay and bonuses.
(f)   Section 3.11(f) of the Company Disclosure Letter sets forth, for each employee of the Company or any Company Subsidiary as of the date hereof, such employee’s name, employer, title, hire date, location, whether full- or part-time, annual base salary or wage rate.
Section 3.12.   Tax Matters.   (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all respects.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary as of the date thereof.
(c)   The Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied in all material respects with all applicable Law relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).
(d)   There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment, in each case, except, solely with respect to any such claim, litigation, audit, examination, investigation, or other Proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency.
(f)   Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.
(g)   None of the Company or any Company Subsidiary (i) is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), (ii) is currently or has ever been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return or (iii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.
(h)   There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.
(i)   No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary does not already file Tax Returns of a particular type or pay any particular type of Tax that the Company or any Company Subsidiary is or may be required to file such Tax Returns or pay such Tax in such jurisdiction.
(j)   Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes, and there is no such request outstanding relating to any of the foregoing.
(k)   Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law) or has been required to disclose any information pursuant to Part 7 of the United Kingdom Finance Act 2004 or Schedule 17 of the United Kingdom Finance (No. 2) Act 2017 (or any similar legislation in the jurisdiction in which it is established).
(l)   Neither the Company nor any Company Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring on or prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, on or prior to the Closing Date, or (iii) an election under Section 108(i) of the Code (or any similar provision of U.S. state or local or non-U.S. Law).
(m)   The Company and each Company Subsidiary is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable. To the Knowledge of the Company, neither the Company nor any

Company Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)   The Company has not, for any taxable year since its formation, been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.
(o)   Neither the Company nor any Company Subsidiary (i) has made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) has made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (iii) has applied for a loan under 15 U.S.C. 636(a)(36).
(p)   No Company Subsidiary has been (or elected to be treated as) at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(q)   Neither the Company nor any Company Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not subject to Section 7874(b) of the Code.
(r)   Neither the Company nor any Company Subsidiary has received any notice from any Tax authority in any jurisdiction that its transactions with any of its related parties are not in compliance with transfer pricing rules in such jurisdiction.
(s)   Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the acquisition of Company Common Stock pursuant to the Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment.
(t)   The entry into, and the consummation of, this Agreement will not give rise to any material actual Tax liability in respect of any actual or deemed income, profit or gain of the Company or any Company Subsidiary.
(u)   In respect of all documents which establish or are necessary to establish the title of the Company or any Company Subsidiary to any asset, or by virtue of which the Company or any Company Subsidiary has any right, all applicable stamp duties or registration charges or similar duties or charges have been duly paid.
Section 3.13.   Litigation; Orders.   As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
Section 3.14.   Intellectual Property.   (a) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all registrations or application for registration included in the Owned Intellectual Property, specifying as to each such item, as applicable (i) the name or title of such item, (ii) the record owner of such item, (iii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of such item and (v) the date of application and issuance or registration of such item.
(b)   Except as would not be material to the Company or any Company Subsidiary: (i) the Company or a Company Subsidiary is the sole and exclusive legal and beneficial owner of all Owned Intellectual Property and holds all right, title and interest in and to such Owned Intellectual Property and its rights under any and all Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens); and (ii) the Company and each Company Subsidiary is the sole and exclusive owner of all Intellectual Property developed or created for or on behalf of the Company or such Company Subsidiary by former and current employees, independent contractors and other Persons.
(c)   Except as would not be material to the Company or any Company Subsidiary: (i) the Company and the Company Subsidiaries’ rights in the Owned Intellectual Property are valid, subsisting and enforceable;

(ii) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part; (iii) there exist no restrictions on the Company or any Company Subsidiary’s disclosure, use, license or transfer of the Owned Intellectual Property; and (iv) the consummation of the Transactions will not alter, encumber, impair or extinguish any Owned Intellectual Property or any of the Company or the Company Subsidiaries’ rights under any Licensed Intellectual Property.
(d)   Except as would not be material to the Company or any Company Subsidiary: (i) the Company and each Company Subsidiary owns all right, title and interest in, or otherwise has a valid, enforceable and sufficient right to use all Intellectual Property used or held for use in, or otherwise necessary to conduct the business of the Company and each Company Subsidiary as currently conducted by the Company and each Company Subsidiary; (ii) neither the Company nor any Company Subsidiary is currently infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Intellectual Property of any third party; (iii) to the Company’s Knowledge, no third party has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Company Intellectual Property; and (iv) there are no actions, suits, claims or proceedings pending or threatened that (A) challenge or question the Company’s or any Company Subsidiary’s ownership or right to use any Owned Intellectual Property or (B) assert infringement, misappropriation or violation by the Company or any Company Subsidiary of any Intellectual Property of a third party.
(e)   Except as would not be material to the Company or any Company Subsidiary: (i) the Company and the Company Subsidiaries have implemented commercially reasonable policies and have taken commercially reasonable steps necessary to maintain, protect and enforce their rights in the Owned Intellectual Property, including payment of all applicable maintenance fees and steps necessary to protect and preserve the confidentiality of all trade secrets and other confidential information included in the Owned Intellectual Property; and (ii) to the Company’s Knowledge, no employees, independent contractors or other Persons have disclosed any of the trade secrets or other confidential information included in the Owned Intellectual Property.
(f)   Except as would not be material to the Company or any Company Subsidiary: (i) the IT Systems are fully functional and operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted; (ii) the Company and each Company Subsidiary have taken all reasonable steps to protect the confidentiality, integrity and security of the IT Systems used in connection with the conduct of the business of the Company and any Company Subsidiary from Contaminants and from any unauthorized use, access, interruption, modification or corruption, including commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures; and (iii) to the Company’s Knowledge, there has been no unauthorized access, use, intrusion, interruption, modification, breach or failure of the Company or any Company Subsidiary’s IT Systems, and the data and information which they store or process has not been corrupted or accessed without the Company’s or any Company Subsidiary’s authorization. As used herein, “Contaminants” means any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users.
(g)   Except as would not be material to the Company or any Company Subsidiary: (i) the Company and each Company Subsidiary complies with, and has at all times complied with, (A) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, security, data protection and the collection, retention, processing, storage, transfer, protection and use of Personal Information collected, used or held for use by the Company or any Company Subsidiary and (B) all Contracts under which the Company or any Company Subsidiary is a party to or bound by relating to privacy, security, data protection and the collection, retention, processing, storage, transfer, protection and use of Personal Information collected, used or held for use by the Company or any Company Subsidiary (collectively, “Privacy Obligations”); (ii) no Personal Information has been collected, used, stored or otherwise processed, transferred or disclosed by the Company or any Company Subsidiary in violation of any Privacy Obligations; (iii) no action is pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary alleging a violation of any Privacy Obligation; and (iv) the consummation of the Transactions will not breach or otherwise cause any violation by the Company or any Company Subsidiary of any Privacy Obligation of the Company or such Company Subsidiary.

Section 3.15.   Real Property; Assets.   Neither the Company nor any Company Subsidiary owns any real property. Section 3.15 of the Company Disclosure Letter sets forth a list, as of the date hereof, of Contracts pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.
Section 3.16.   Material Contracts.   (a) Except for this Agreement, Section 3.16 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.16 under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter (any Contracts of the type described in this Section 3.16 (other than this Agreement), whether or not set forth on Section 3.16 of the Company Disclosure Letter, being referred to herein as a “Material Contract”):
(i)   each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) to compete or engage in any line of business or geographic region or with any Person, or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;
(ii)   each Contract that limits the freedom of the Company or any Company Subsidiary to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;
(iii)   any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;
(iv)   each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;
(v)   each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary after the date hereof with consideration of more than $1,000,000;
(vi)   any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time);
(vii)   any Contract pursuant to which the Company or any Company Subsidiary grants or obtains any license, sublicense, right to use or other grant of rights with respect to, or covenant not to be sued under, any Intellectual Property (other than (A) any Contracts granting rights to use commercially available off-the-shelf software or hardware having an annual cost of less than $250,000 and (B) non-exclusive licenses entered into with customers in the ordinary course of business);
(viii)   each Contract not otherwise described in any other subsection of this Section 3.16 pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $1,000,000 in the twelve (12) month period following the date hereof;
(ix)   any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;
(x)   each Contract that is a Material Customer Agreement or a Material Supplier Agreement;
(xi)   each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;
(xii)   each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the Acceptance Time);
(xiii)   each non-ordinary course Contract that contains any material indemnification obligations by the Company or any Company Subsidiary;
(xiv)   each Company Lease;
(xv)   any Contracts with any employees, directors, independent contractors or consultants providing for severance, change in control, transaction or retention bonuses or payments;
(xvi)   any Contracts that are collective bargaining or similar agreements with any labor or trade union, works council or other employee representative body;
(xvii)   each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1,000,000 or relating to any Liens on the assets of the Company or any Company Subsidiary;
(xviii)   each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements);
(xix)   each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member; and
(xx)   any Contract not otherwise described in any other subsection of this Section 3.16 that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.
(b)   True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.
(c)   Neither the Company nor any Company Subsidiary is a party or sub-supplier to a party to any Company Government Contract.
Section 3.17.   Environmental Matters.   Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) there has been no Release of any Hazardous Substances on any of the properties currently or formerly owned, occupied or operated by, or otherwise arising from the operations of, the Company or any Company Subsidiary or any other party with respect to which the Company or any Company Subsidiary has assumed liability, (c) none of the Company Vessels have been operated in violation of any Environmental Law, (d) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations, and (e) neither the Company nor any Company Subsidiaries have assumed or retained by contract or operation of Law any obligation regarding any other Person’s compliance with Environmental Laws or liability for Hazardous Substances that could reasonably be expected to result in liability. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability, costs or obligations arising under any Environmental Law upon the Company or any Company Subsidiary.
Section 3.18.   Customers; Suppliers; Government Entities.   (a) Section 3.18(a) of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary based on revenue for the last twelve (12) months ended March 31, 2023 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.
(b)   Section 3.18(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $5,000,000 during the last twelve (12) months ended March 31, 2023 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.
Section 3.19.   Ownership and Maintenance of Vessels.   (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or any Company Subsidiary has good and marketable title to the wind turbine installation vessels listed in Section 3.19(a) of the Company Disclosure Letter (the “Company Vessels”), in each case free and clear of all Liens except for Permitted Liens and no such vessel or any related asset is leased under a bareboat charter from an owner that, to the Company’s Knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company Vessels have been maintained consistent at least to a standard in accordance with general practice in the offshore wind industry and are in a lawful, good and safe operating condition and repair state, subject to ordinary wear and tear, operationally seaworthy, fit for service, free from material defects and capable of doing the work for which they were designed. No material maintenance or repair work is currently planned or needed in order for the Company Vessels to continue to work in such lawful, good and safe operating condition and repair state, and to continue to be fit for service. There are no outstanding vessel modifications or capital alterations required to enable the Company Vessels to fully perform and operate in accordance with the requirements of their respective charters.
(b)   Each Company Vessel has valid national and international certificates as well as trading certificates required for the activities of the Company Vessel and its periodic and continuous classification survey cycles are up to date and free from any overdue material conditions affecting class. Each Company Vessel is duly registered in the applicable ship registry.
(c)   Except as disclosed in Section 3.19(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has entered into any bareboat charter party or any agreement for the transfer of title of any Company Vessel. Neither the Company nor any Company Subsidiary has any interest in any vessels other than the Company Vessels and the two vessels ordered with Daewoo Shipbuilding and Marine Engineering.
(d)   No Company Vessel is subject to (i) requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, nationalization, deprivation, forfeiture, or confiscation for any reason by any Governmental Entity or other competent authority, whether de jure or de facto, but excluding requisition for use or hire not involving requisition of title; (ii) any actual, constructive, compromised, agreed, or arranged total loss, as applicable, including such loss as may arise during a requisition for hire; (iii) any hijacking, piracy, theft, capture, detention, confiscation, forfeiture, seizure, condemnation, arrest, restraint, or disappearance which deprives the Company or a Company Subsidiary (as applicable) of the use of such Company Vessel; or (iv) any requisition for hire, and no Company Vessel has been subject to such events within the last three (3) years.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Vessels are operating in compliance with all applicable maritime regulation and guidelines (including such adopted by the International Maritime Organization), Law, and the regulation and guidelines of the Company Vessels’ flag states as well as the coastal state of the maritime zones, ports, and other areas in which or out of which the Company Vessels are operating, and all Company Vessels have operated in such manner over the past three (3) years.
(f)   Over the past three (3) years, none of the Company Vessels have operated with a disabled automatic identification tracking system.
(g)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, over the past three (3) years, the Company Vessels have operated in full compliance and satisfaction with all performance warranties under each of their respective Contracts, and there are no pending, active, or unsettled claims against the Company Vessels, the Company, or any Company Subsidiary under any Contracts (including as a result of off-hire, breach of performance warranty, repair, indemnity, or otherwise) except as otherwise disclosed.
(h)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, each Company Subsidiary and each Company Vessel have complied with all applicable regulations under the International Safety Management Code and the International Ship and Port Facilities Security Code.
Section 3.20.   Insurance.   (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect, are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and/or the Company Subsidiaries, as applicable, have in respect of the Company Vessels taken out all insurance policies required by Law, or which are otherwise required pursuant to the Material Contracts, and each such insurance policy is in full force and effect and is valid and enforceable and all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) have been met with claims in respect of which insurance coverage has been denied, and (ii) there has been no breach of the terms of any insurance policies of the Company or any Company Subsidiary that would entitle insurers to decline in full any material outstanding claim made under the insurance policies or to terminate any such policy.
Section 3.21.   Information Supplied.   The information relating to the Company and the Company Subsidiaries, to the extent supplied by or on behalf the Company and the Company Subsidiaries, to be contained in, or incorporated by reference in, the Registration Statements, the Offer Documents and the Schedule 14D-9 (and any amendment or supplement thereto) will not, at the time the Registration Statements (and any amendments or supplements thereto) are filed with the SEC, are declared effective by the SEC, are first mailed to Company Stockholders, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statements, the Offer Documents or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company.
Section 3.22.   Opinion of Financial Advisor.   The Company Board of Directors has received an opinion of Perella Weinberg Partners LP (“PWP”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, matters and limitations set forth therein, the Exchange Ratio in the Offer pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.
Section 3.23.   State Takeover Statutes; Anti-Takeover Laws.   Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.15, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Tender and Support Agreements), Article K of the Company’s articles of incorporation and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.
Section 3.24.   Related Party Transactions.   Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that are not so disclosed.
Section 3.25.   Finders and Brokers.   Other than PWP, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Offer and the Merger.
Section 3.26.   No Other Representations.   Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, any of its Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.
ARTICLE IV
Representations and Warranties
of Parent
Except as disclosed in (x) any publicly available Parent Filing Document filed or furnished since January 1, 2021 and prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV to which the relevance of such disclosure is reasonably apparent on its face), Parent represents and warrants to the Company as set forth below.
Section 4.01.   Qualification, Organization, Subsidiaries, etc.   Parent is a legal entity duly organized, validly existing and in good standing (where the concept of good standing exists) under the Laws of its jurisdiction of organization. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and the Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Offer prior to the Outside Date, and to consummate the other Transactions, including the Merger. The Parent’s certificate of incorporation and articles of association as amended to the date hereof (the “Parent Governing Documents”) are in full force and effect and Parent is not in violation of the Parent Governing Documents. The Parent has made available to the Company prior to the date hereof complete and accurate copies of the Parent Governing Documents. All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Permitted Liens. Section 4.01 of the Parent Disclosure Letter sets forth a true and complete list of the name of each Parent Subsidiary and its jurisdiction of organization. Other than the Parent Subsidiaries set forth on Section 4.01 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary owns any equity or other economic interest in any other Person.
Section 4.02.   Capitalization.   (a) The issued share capital of Parent consists of 197,600,000 Parent Shares of a nominal value of DKK 1 per share. As of the date of this Agreement (the “Parent Capitalization Date”): (i) 197,600,000 Parent Shares were issued and outstanding, (ii) no Parent Shares were held in Parent’s treasury, (iii) Parent Options granted under Parent Equity Plans to purchase 121,253 Parent Shares with an exercise price of NOK 36.02 and 554,299 Parent Shares with an exercise price of NOK 40.24 were outstanding, and (iv) Parent RSU Awards granted under Parent Equity Plans covering 516,453 Parent Shares were outstanding, (v) 39,520,000 Parent Shares may be issued in the future by Parent’s board of directors pursuant to current authorizations set out in the Parent Governing Documents with or without preemptive rights, (vi) 5,000,000 Parent Shares may be issued in the future by Parent’s board of directors pursuant to current authorizations set out in the Parent Governing Documents pursuant to Parent Equity Plans and (vii) 1,185,600 Parent Options are to be issued in the month following the announcement of this Agreement pursuant to the Parent Equity Plans as set out in Section 4.02(a) of the Parent Disclosure Letter. All of the outstanding Parent Shares are, and all Parent Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and free of preemptive rights other than as set out in the Danish Companies Act and in Parent’s Governing Documents.
(b)   Except as set forth in Section 4.02(a)(i) and other than the Parent Shares that have become outstanding after the Parent Capitalization Date that were authorized for issuance as set forth in Section 4.02(a), as of the date hereof: (i) Parent does not have any shares or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any shares or other equity interests of the Parent or any Parent Subsidiary other than as set out in the Danish Companies Act and in Parent’s Governing Documents.
(c)   Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Parent Shareholders on any matter.
(d)   There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary except as set forth in Section 4.02(d) of the Parent Disclosure Letter.
Section 4.03.   Corporate Authority.   (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger subject to satisfaction of the conditions set out herein. The execution and delivery of this Agreement and the Tender and Support Agreements and the consummation of the Transactions and the transactions contemplated by the Tender and Support Agreements have been duly and validly authorized by all necessary corporate action of Parent and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Tender and Support Agreements, except for (i) the Parent Shareholder Approval, (ii) the resolution by the Parent Board of Directors to exercise the authorization provided by such Parent Shareholder Approval to carry out the Parent Share Issuance (provided that the Auditor Valuation Statement has been provided prior to such resolution), (iii) confirmation by the DBA to register the capital increase in connection with the Parent Share Issuance, (iv) the nomination by Parent’s shareholder-elected nomination committee of the two new board members including the vice chairman to be proposed by the Company for election to the Parent’s Board of Directors immediately following the Acceptance Time, and (v) with respect to the Merger, for the filing of the Articles of Merger with the Marshall Island Registrar of Corporations.
(b)   The affirmative vote of a minimum of two thirds (2/3) of votes cast by the total Parent Shares represented at the Parent Shareholder Meeting approving an authorization to be given to the Parent’s Board of Directors to effect the Parent Share Issuance, including, for the avoidance of doubt, to resolve the share capital increase in connection with the Parent Share Issuance, is required in connection with the consummation of the Offer as well as to amend Parent’s articles of association to prohibit more than six (6)

board members and to allow a vice chairman to be elected to the board of directors of Parent by the general shareholders meeting and is the only vote of the Parent Shareholders necessary to effect this Agreement, or to approve the Offer, the Merger or the other Transactions (the “Parent Shareholder Approval”).
(c)   On or prior to the date hereof, at a meeting duly called and held, the Parent Board of Directors unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transactions, including the Offer and the Merger and the Parent Share Issuance, are advisable and fair to, and in the best interests of the Parent Shareholders, (ii) determining that it is in the best interests of Parent and the Parent Shareholders and declaring it advisable to enter into this Agreement and the Transactions contemplated hereby (including the Parent Share Issuance), (iii) approving the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) determining to make the Parent Board Recommendation.
(d)   This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.
Section 4.04.   Governmental Consents; No Violation.   (a) Other than in connection with or in compliance with (i) the BCAMI, (ii) the filing of the Registration Statements, the Offer Documents and the Schedule 14D-9 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statements, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) any requisite clearances or approvals under any applicable requirements of any applicable Antitrust Laws and (vii) any applicable requirements of the DFSA, the DBA, any other competent financial supervisory authority in the EEA or the Oslo Stock Exchange and (viii) any mandatory notification to, or application for approval from, any Governmental Entity under any applicable Foreign Investment Law, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (A) a Parent Material Adverse Effect or (B) a material adverse effect on the ability of Parent to consummate the Offer prior to the Outside Date, and to consummate the other Transactions, including the Merger.
(b)   The execution and delivery by Parent of this Agreement do not, and, except as described in Section 4.04(a)(i), or set forth in Section 4.04(b) of the Parent Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof (and, in the case of Section 4.04(b)(ii)(A) and Section 4.04(b)(iii) only, the consummation of the transactions contemplated by the Tender and Support Agreements) will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii) any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent to consummate the Offer prior to the Outside Date, and to consummate the other Transactions, including the Merger.
Section 4.05.   Reports and Financial Statements.   (a) Parent has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the DFSA and the DBA since January 1, 2021 (as amended and supplemented from time to time, the “Parent Filing Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the DFSA and the DBA and, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed pursuant to guidance promulgated by the DFSA and the DBA, and none of the Parent Filing Documents contained (or, with respect to the Parent Filing Documents filed after the date hereof and prior to the Effective Date, will contain) any untrue statement of a material fact or omitted (or, with respect to the Parent Filing Documents filed after the date hereof and prior to the Effective Date, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the DFSA and the DBA with respect to any of the Parent Filing Documents, and, to the Parent’s Knowledge, none of the Parent Filing Documents is the subject of an ongoing DFSA or DBA review or investigation.
(b)   The consolidated financial statements (including all related notes and schedules) of Parent and any Parent Subsidiary included in the Parent Filing Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of Parent and any Parent Subsidiary, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and were prepared in all material respects in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Parent Subsidiaries is required to file periodic reports with the DFSA or the DBA.
Section 4.06.   Internal Controls and Procedures.   Parent has established and maintains disclosure controls and procedures and internal control over financial reporting as required by Danish law. Since January 1, 2021, neither Parent nor any Parent Subsidiary or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Parent or any Parent Subsidiary, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in unlawful accounting or auditing practices which would constitute a material violation of such accounting or auditing practices.
Section 4.07.   No Undisclosed Liabilities.   Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2022 included in the Parent Filing Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since December 31, 2022 (other than any liability for any material breaches of Contracts), (c) as expressly required or contemplated by this Agreement or resulting from the Transactions and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.08.   Absence of Certain Changes or Events.   From December 31, 2022 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.09.   Compliance with Law; Permits.   (a) Parent and each Parent Subsidiary are and have been since January 1, 2021 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Parent and each Parent Subsidiary are, and since January 1, 2021 have been, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, since January 1, 2021, neither the Parent nor any Parent Subsidiary, in connection with the business of the Parent or any Parent Subsidiary, or, to the Parent’s Knowledge, any other third party (including the Parent’s or the Parent Subsidiaries’ respective Representatives) acting on behalf of the Parent or any Parent Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Parent or any Parent Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, since January 1, 2021, neither the Parent nor any Parent Subsidiary has been subject to any actual, pending, or, to the Parent’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Parent or any Parent Subsidiary in any way relating to applicable Anti-Corruption Laws. The Parent has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, since January 1, 2021, Parent and the Parent Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the OFAC and all other applicable Import Restrictions and Export Controls in any countries in which any of Parent and the Parent Subsidiaries conduct business. Since January 1, 2021, Parent and the Parent Subsidiaries have maintained in all material respects all records required to be maintained in the Parent’s and the Parent Subsidiaries’ possession as required under the Import Restrictions and Export Controls.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, since January 1, 2021, neither the Parent nor any Parent Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws.
(g)   Neither the Parent nor any Parent Subsidiary, nor any director or officer thereof, nor, to the Parent’s Knowledge, any agent, employee or affiliate of the Parent or any Parent Subsidiary: (x) is, or is controlled or 50% or more owned by, one or more Restricted Parties or (y) has, since January 1, 2021, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties in violation of applicable Law or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions, Export Controls or any similar Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, neither the Parent nor any Parent Subsidiary is subject to any pending or, to the Parent’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, neither the Parent nor any Parent Subsidiary has, since January 1, 2021, received any written notice of potential violations of Export Controls, Import Restrictions or other Laws covering export or import controls, trade embargoes or economic sanctions from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material enforcement action being taken or any material penalty being imposed by a Governmental Entity against the Parent or any Parent Subsidiary.
(h)   Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the Oslo Stock Exchange.
Section 4.10.   Litigation; Orders.   As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.
Section 4.11.   Ownership and Maintenance of Vessels.   (a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or any Parent Subsidiary has good and marketable title to the wind turbine installation vessels listed in Section 4.11(a) of the Parent Disclosure Letter (the “Parent Vessels”), in each case free and clear of all Liens except for Permitted Liens and no such vessel or any related asset is leased under a bareboat charter from an owner that, to Parent’s Knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Vessels have been maintained consistent at least to a standard in accordance with general practice in the offshore wind industry and are in a lawful, good and safe operating condition and repair state, subject to ordinary wear and tear, operationally seaworthy, fit for service, free from material defects and capable of doing the work for which they were designed. No material maintenance or repair work is currently planned or needed in order for the Parent Vessels to continue to work in such lawful, good and safe operating condition and repair state, and to continue to be fit for service. Except as disclosed in Section 4.11(a) of the Parent Disclosure Letter, there are no outstanding vessel modifications or capital alterations required to enable the Parent Vessels to fully perform and operate in accordance with the requirements of their respective charters.
(b)   Each Parent Vessel has valid national and international certificates as well as trading certificates required for the activities of the Parent Vessel and its periodic and continuous classification survey cycles are up to date and free from any overdue material conditions affecting class. Each Parent Vessel is duly registered in the applicable ship registry.
(c)   Except as disclosed in Section 4.11(c) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has entered into any bareboat charter party or any agreement for the transfer of title of any Parent Vessel. Neither Parent nor any Parent Subsidiary has any interest in any vessels other than the Parent Vessels.
(d)   No Parent Vessel is subject to (i) requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, nationalization, deprivation, forfeiture, or confiscation for any reason by any Governmental Entity or other competent authority, whether de jure or de facto, but excluding requisition for use or hire not involving requisition of title; (ii) any actual, constructive, compromised, agreed, or arranged total loss, as applicable, including such loss as may arise during a requisition for hire; (iii) any hijacking, piracy, theft, capture, detention, confiscation, forfeiture, seizure, condemnation, arrest, restraint, or disappearance which deprives Parent or a Parent Subsidiary (as applicable) of the use of such Parent Vessel; or (iv) any requisition for hire, and no Parent Vessel has been subject to such events within the last three (3) years.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Vessels are operating in compliance with all applicable maritime regulation and guidelines (including such adopted by the International Maritime Organization), Law, and the regulation and guidelines of the Parent Vessels’ flag states as well as the coastal state of the maritime zones, ports, and other areas in which or out of which the Parent Vessels are operating, and all Parent Vessels have operated in such manner over the past three (3) years.
(f)   Over the past three (3) years, none of the Parent Vessels have operated with a disabled automatic identification tracking system.

(g)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, over the past three (3) years, the Parent Vessels have operated in full compliance and satisfaction with all performance warranties under each of their respective Contracts, and there are no pending, active, or unsettled claims against the Parent Vessels, the Parent, or any Parent Subsidiary under any Contracts (including as a result of off-hire, breach of performance warranty, repair, indemnity, or otherwise) except as otherwise disclosed.
(h)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent, each Parent Subsidiary and each Parent Vessel have complied with all applicable regulations under the International Safety Management Code and the International Ship and Port Facilities Security Code.
Section 4.12.   Information Supplied.   The information relating to Parent and the Parent Subsidiaries, to the extent supplied by or on behalf of Parent and the Parent Subsidiaries, to be contained in, or incorporated by reference in, the Registration Statements, the Offer Documents and the Schedule 14D-9 (and any amendment or supplement thereto) will not, at the time the Registration Statements (and any amendments or supplements thereto) are filed with the SEC, are declared effective by the SEC, are first mailed to Company Stockholders, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Registration Statements and the Offer Documents will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Registration Statements, the Offer Documents or the Schedule 14D-9, which information or statements were not supplied by or on behalf of Parent.
Section 4.13.   Valid Issuance.   Subject to the Parent Shareholder Approval and the resolution by the Parent Board of Directors (after receipt of the Auditor Valuation Statement) to effect the Parent Share Issuance (which resolution shall be adopted by the Parent Board of Directors within (5) Business Days from receipt of the Auditor Valuation Statement), the Parent Shares to be issued as Offer Consideration pursuant to the terms hereof (including those Parent Shares underlying ADSs), when issued and registered with the DBA as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, restrictions created by any Company Stockholder and customary limitations applicable to American depositary receipt programs as contemplated by Section 1.01(g)(iii)) will be free of restrictions on transfer.
Section 4.14.   Finders and Brokers.   Other than DNB Bank ASA and Pareto Securities AS, neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Offer and the Merger.
Section 4.15.   Stock Ownership.   Parent is not, nor at any time for the past three (3) years has been, an “interested shareholder” of the Company as such term is defined in Article K of the Company’s articles of incorporation. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, nor at any time in the past three (3) years through the date hereof has directly or indirectly owned, any shares of Company Common Stock.
Section 4.16.   Tax Matters.   (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of Parent and the Parent Subsidiaries reflect adequate reserves, in accordance with IFRS, for all Taxes accrued but not yet paid by Parent or any Parent Subsidiary as of the date thereof;
(b)   There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of Parent, threatened in writing with respect to any material Taxes or Tax Returns of Parent or any Parent Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental

Entity against Parent or any Parent Subsidiary and that has not been fully satisfied by payment, in each case, except, solely with respect to any such claim, litigation, audit, examination, investigation, or other Proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(c)   None of Parent or any Parent Subsidiary has any liability for material Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law) or as transferee or successor or otherwise by operation of Law;
(d)   Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes, except as set forth in Section 4.16(d) of the Parent Disclosure Letter;
(e)   Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law) or has been required to disclose any information pursuant to Part 7 of the United Kingdom Finance Act 2004 or Schedule 17 of the United Kingdom Finance (No. 2) Act 2017 (or any similar legislation in the jurisdiction in which it is established); and
(f)   Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the acquisition of Company Common Stock pursuant to the Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment.
Section 4.17.   Related Party Transactions.   Except as set forth in the Parent Filing Documents, there are no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if Parent was subject thereto and that are not disclosed in the Parent Filing Documents.
Section 4.18.   Employee Benefit Plans.
(a)   For purposes of this Agreement, “Parent Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, in each case, that is sponsored, administered, maintained, entered into or contributed to (or required to be contributed to) by Parent or any Parent Subsidiary for the benefit of current or former employees, directors, individual independent contractors or consultants (or any dependent or beneficiary thereof) of the Parent or any Parent Subsidiary.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law and all contributions or other material amounts payable by the Parent or the Parent Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with IFRS and (ii) there are no pending, or to the Parent’s Knowledge, threatened claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.
Section 4.19.   No Other Representations.   Except for the representations and warranties contained in Article III, Parent acknowledges that none of the Company, any of its Representatives or any other Person makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III. Without limiting the generality of the foregoing, Parent acknowledges that, except as may be expressly provided in Article III, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, any of its Representatives or any other Person.
ARTICLE V
Covenants Relating to Conduct of Business
Pending the Merger
Section 5.01.   Conduct of Business by the Company Pending the Closing.   The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, except as set forth in Section 5.01 of the Company Disclosure Letter, as specifically permitted or required by this Agreement or the Tender and Support Agreements, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company: (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, including by (i) preserving intact its and their present business organizations, goodwill and ongoing businesses, (ii) keeping available the services of its and their present officers and other key employees (other than where termination of such services is for cause) (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such officers and employees) and (iii) preserving its and their relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities and other Persons with whom it and they have material business relations (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the ordinary course consistent with past practice) (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 5.01(b) such specific provisions shall govern over the more general provision of this Section 5.01(a)); and (b) shall not, nor shall the Company permit any Company Subsidiary to:
(i)   amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s articles of incorporation, bylaws or equivalent organizational documents;
(ii)   authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than (A) in the case of the Company, regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.01 per share of Company Common Stock per quarter (adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof) or (B) dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;
(iii)   split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment for withholding Taxes in respect of Company Equity Awards or (B) any such transaction involving only wholly owned Company Subsidiaries;
(iv)   issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under existing Company Equity Plan (except as otherwise required by the express terms of any Company Equity Award or the Company Equity Plan, in each case as in effect as of the date hereof), other than (A) issuances of Company Common Stock in respect of the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, and (C) the transactions set forth in Section 5.01(b)(iv) of the Company Disclosure Letter (subject to the limitations set forth therein);
(v)   except as required by any Company Benefit Plan as in existence as of the date hereof and set forth on Section 3.10(a) of the Company Disclosure Letter, or as required by applicable Law (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, independent contractors, consultants or employees other than merit increases in base compensation or wage rate made to non-officer employees below the vice president level, independent contractors or consultants in the ordinary course of business consistent with past practice not in any event exceeding in the aggregate 5% on an annualized basis, (B) grant to any of its directors, officers, independent contractors, consultants or employees any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, officers, independent contractors, consultants or employees, other than year-end annual cash bonuses payable to employees of the Company Subsidiaries paid in the ordinary course of business consistent with past practice (including with respect to payment timing and the calculation of bonus amounts) after consultation with Parent, up to the amount specified in Section 5.01(b)(v)(2) of the Company Disclosure Letter in the aggregate for all such bonuses, (D) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance and change in control benefits with new hires permitted pursuant to clause (H) below) with any of its directors, officers, independent contractors, consultants or employees, (E) establish, adopt, enter into, amend or terminate any collective bargaining, retention or similar agreement or Company Benefit Plan or recognize any labor or trade union or other labor organization or take any action or knowingly make any omission that results in a material increase in the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (except as otherwise required by the express terms of such Company Benefit Plan as in effect as of the date hereof), (G) terminate the employment of any employee at the level of vice president or above, other than for cause, (H) hire any new employees, except for non-officer employees at the vice president level and below or (I) transfer any employees into or out of the Company or any Company Subsidiary, or (J) provide any funding for any rabbi trust or similar arrangement;
(vi)   acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person or any business or division thereof (other than pursuant to Contracts for newbuildings in effect on the date of this Agreement), or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (C) capital expenditures in accordance with clause (xii) below;
(vii)   liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;
(viii)   make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(ix)   sell, lease, sublease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or otherwise fail to maintain, enforce or protect, or subject to any Lien (other than Permitted Liens), any of its material properties or assets, except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) nonexclusive licenses under any Owned Intellectual Property entered into in the ordinary course of business with customers of the Company or the Company Subsidiaries, (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, and (D) as set forth in Section 5.01(b)(ix) of the Company Disclosure Letter;
(x)   enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to material Intellectual Property, other than amendments, modifications, terminations or waivers in the ordinary course of business, or otherwise encumber any material Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than non-exclusive licenses of Owned Intellectual Property entered into with customers in the ordinary course of business;
(xi)   (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clauses (i), (ii), (iii), (v), (xi), (xii), (xiii) or (xix) of Section 3.16 or any other Material Contract outside of the ordinary course of business consistent with past practice, or (B) (1) materially modify, materially amend, extend or terminate any Material Contract other than any financing agreement or other Contract related to Indebtedness of the Company or any Company Subsidiaries (other than non-renewals occurring in the ordinary course of business) or (2) waive, release or assign any material rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice;
(xii)   except in accordance with the Company’s capital budget provided to Parent prior to the date hereof, make any capital expenditures, enter into agreements or arrangements providing for capital expenditures or otherwise commit to do so, unless such expenditures cannot prudently be deferred and is required to preserve the safety or seaworthiness of a Company Vessel;
(xiii)   commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate $5,000,000 (exclusive of any amounts covered by insurance); (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the Effective Time the Company and the Company Subsidiaries); and (C) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;
(xiv)   make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;
(xv)   make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof and other than inconsistencies intended to take advantage of changes in Law since the date of the previously filed Tax Return), settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or, except extensions in connection with extensions of time obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(xvi)   take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the acquisition of Company Common Stock pursuant to the Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment, provided that nothing herein shall require taking or not taking any action to satisfy the Equity Threshold Condition;
(xvii)   redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) accrual of interest, drawdowns, premiums, penalties, fees, and expenses under any Material Contract existing as of the date hereof, (C) scheduled payments of Indebtedness when due; (D) any modifications to the terms of any Indebtedness that are made in the ordinary course of business consistent with past practice, (E) Indebtedness incurred to finance obligations relating to newbuilding contracts in effect on the date of this Agreement, so long as the Company and Parent collaborate in good faith to agree on terms of such Indebtedness reasonably acceptable to both parties, and (F) the Indebtedness described in Section 5.01(b)(xvii) of the Company Disclosure Letter;
(xviii)   enter into any transactions or Contracts with (A) any affiliate (other than any transactions in the ordinary course of business and consistent with past practice pursuant to the Administrative Services Agreement dated as of September 27, 2013 by and between the Company and Scorpio Services Holding Company Ltd., as amended on September 21, 2021) or (B) any other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, other than the transactions set forth on Section 5.01(b)(xviii) of the Company Disclosure Letter;
(xix)   fail to use commercially reasonable efforts to maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;
(xx)   (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify or amend or exercise any right to renew any Company Lease, or waive any material term or condition thereof or grant any material consents thereunder, (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) knowingly commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (E), other than in the ordinary course of business consistent with past practice;
(xxi)   terminate or modify or waive in any material respect any right under any material Company Permit;
(xxii)   adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;
(xxiii)   create any mortgage or security over any Company Vessel other than in the ordinary course of business or by operation of Law;
(xxiv)   enter into, terminate, rescind or change any time charter party or similar Contract, except for entering into charters on terms (including as to price) no less favorable than market terms, in each case for a period of up to twelve (12) months (inclusive of extension options) (or for any longer period, provided that the minimum average utilization of the relevant Company Vessel pursuant to such charter party is at least 85%);

(xxv)   enter into any agreement for the transfer of title in any Company Vessel or any other vessel except as set forth in Section 5.01(b)(xxv) of the Company Disclosure Letter or carry out any action in respect of the Company Vessel set forth on Section 5.01(b)(xxv)(A) of the Company Disclosure Letter, including a change in the registration thereof, that results in a charge to Tax or crystallizes any deferred Tax with respect to such Company Vessel;
(xxvi)   enter into any bareboat charter party other than bareboat charter parties between or amongst Company and the Company Subsidiaries;
(xxvii)   enter into, terminate, rescind or change any newbuilding contract, except for immaterial amendments that, in each case, do not increase the value of the applicable contract by more than 1%;
(xxviii)   enter into, terminate, rescind or change any financing agreement other than (A) any changes to the terms of any financing agreement that are made in the ordinary course of business consistent with past practice, (B) entering into financing agreements to finance obligations relating to newbuilding contracts in effect on the date of this Agreement, so long as the Company and Parent collaborate in good faith to agree on terms of such Indebtedness reasonably acceptable to both parties, and (C) financing agreements associated with the Indebtedness described in Section 5.01(b)(xxviii) of the Company Disclosure Letter;
(xxix)   subject to Section 5.03 and Section 6.02, take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Offer on or before the Outside Date; or
(xxx)   agree or authorize, in writing or otherwise, to take any of the foregoing actions.
Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. For the avoidance of doubt, nothing herein shall prohibit the Company and its Company Subsidiaries from commercially, technically and administratively managing the Company Vessels (including the Siren) or other vessels owned by third parties.
Section 5.02.   Conduct of Business by Parent Pending the Closing.   Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, except as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:
(i)   amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would adversely affect the Company Stockholders except as expressly contemplated by this Agreement;
(ii)   authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (A) dividends and distributions paid or made in the ordinary course of business by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (B) for transactions that would require an adjustment to the Offer Consideration pursuant to Section 1.01(d) and for which the proper adjustment is made;
(iii)   split, combine, subdivide, reduce or reclassify any of its shares or other equity interests (except for (A) any such transaction involving only wholly owned Parent Subsidiaries and (B) any such transactions that would require an adjustment to the Offer Consideration pursuant to Section 1.01(d) and for which the proper adjustment is made), or issue or authorize the issuance of any of its shares, voting securities or other equity interests or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (except for (a) issuances of Parent Shares or equity incentive awards authorized for issuance as of the date of this Agreement in connection with any Parent Equity Plan (including the issuance of 1,185,600 Parent Options in the month following announcement of the Agreement) or otherwise required by the express terms of any Parent Equity Plan in effect as of the date hereof or any outstanding awards thereunder, (b) contemplated by the Parent Share Issuance or (c) any such transaction involving only wholly owned Parent Subsidiaries);
(iv)   acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person or any business or division thereof (other than pursuant to Contracts for newbuildings in effect on the date of this Agreement), or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Parent and a wholly owned Parent Subsidiary or solely between wholly owned Parent Subsidiaries, or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;
(v)   enter into any agreement for the transfer of title in any Parent Vessel or any other vessel;
(vi)   liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any of the foregoing, in each case, with respect to Parent or any Parent Subsidiary;
(vii)   take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the acquisition of Company Common Stock pursuant to the Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment, provided that nothing herein shall require taking or not taking any action to satisfy the Equity Threshold Condition;
(viii)   subject to Section 6.02, take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Offer on or before the Outside Date; or
(ix)   agree or authorize, in writing or otherwise, to take any of the foregoing actions.
Section 5.03.   No Solicitation by the Company.   (a) Except as otherwise expressly set forth in this Section 5.03, from and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to not, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) fail to publicly make when required under this Agreement, withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) fail to include the Company Board Recommendation in the Schedule 14D-9; (vi) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.03) (a “Company Acquisition Agreement”) or (vii) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v) or (vii) (to the extent related to the foregoing clauses (iii), (iv) or (v)), a “Change of Company Board Recommendation”). The Company shall, and the Company shall cause the Company Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably expected to violate the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 5.03) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.03. For purposes of this Section 5.03, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in this Section 5.03, if the Company receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.03, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.03(a)(i) by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary or (z) any other Representatives acting on behalf of the Company or any Company Subsidiary shall be a breach of this Section 5.03(a)(i) by the Company.
(b)   Notwithstanding the limitations set forth in Section 5.03(a), if the Company receives, prior to the Acceptance Time, an unsolicited, bona fide, written Acquisition Proposal that did not result from a breach of Section 5.03(a)(i), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably expected to violate the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal and its Representatives, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, within twenty-four (24) hours following the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.
(c)   The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its controlled affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.03, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company, or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.03, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.03(b). Unless this Agreement has been validly terminated pursuant to Section 8.01, the Company shall not take any action to exempt any person other than Parent from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.03.
(d)   Notwithstanding anything in this Section 5.03 to the contrary, but subject to Section 5.03(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Company Board Recommendation (only of the type contemplated by Section 5.03(a)(iv) or Section 5.03(a)(v)) in response to a Company Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably expected to violate the directors’ fiduciary duties under applicable Law or (ii) make a Change of Company Board Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.01(h) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal (which, for the avoidance of doubt, did not result from a breach of Section 5.03(a)(i)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that failure to take such action would be reasonably expected to violate the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.01(h). “Company Intervening Event” means any Effect that is material to the business, assets or operations of the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute a Company Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock, the Parent Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.
(e)   The Company may take any action permitted under Section 5.03(d) provided that, prior to the Company taking any such action (i) under Section 5.03(d)(i), the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Company Board Recommendation and specifying, in reasonable detail, the reasons therefor, and during such three (3) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Company Board Recommendation and at the end of such three (3) Business Day period the Company Board of Directors again makes the determination under Section 5.03(d)(i) (after in good faith taking into account any amendments proposed by Parent) to make a Change of Company Board Recommendation, or (ii) under Section 5.03(d)(ii), the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such three (3) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and at the end of such three (3) Business Day period the Company Board of Directors again makes the determination under Section 5.03(d)(ii) (after in good faith taking into account the amendments proposed by Parent) to make a Change of Company Board Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.01(h). With respect to Section 5.03 (e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.03(c) and the applicable three (3) Business Day period shall be extended until at least two (2) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.03(d)(ii) prior to the end of any such period as so extended in accordance with the terms of this Section 5.03(e).
(f)   Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Change of Company Board Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Company Board Recommendation. For the avoidance of doubt, this Section 5.03(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Company Board Recommendation except to the extent expressly permitted by Section 5.03(d) and Section 5.03(e).
Section 5.04.   Non-Solicitation by Parent; Change of Parent Board Recommendation.   (a) From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, the Parent agrees that it shall not, and shall cause the Parent Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and the Parent Subsidiaries’ other Representatives to not, directly or indirectly solicit, initiate or knowingly encourage any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer relating to any transaction or series of related transactions with any Person similar to the Transactions or involving the acquisition of any assets or securities of such Person.
(b)   At any time prior to the Acceptance Time, the Parent Board of Directors may, subject to Section 5.04(c), make a change of the Parent Board Recommendation in response to a Parent Intervening Event (which, for the avoidance of doubt, did not result from a breach of Section 5.04(a)), if the Parent Board of Directors has determined in good faith, after consultation with Parent’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law. “Parent Intervening Event” means any Effect that is material to the business, assets or operations of Parent and the Parent Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to Parent or the Parent Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute a Parent Intervening Event: (A) changes in the market price or trading volume of the Company Common Stock, the Parent Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that Parent meets or exceeds (or that Company fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (B) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (C) changes in IFRS, GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.
(c)   Prior to Parent taking any action permitted under Section 5.04(b), Parent shall provide Company with four (4) Business Days’ prior written notice advising the Company that the Parent Board of Directors intends to effect a change of the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, Parent shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Company desires to negotiate) any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a change of the Parent Board Recommendation and at the end of such four (4) Business Day period the Parent Board of Directors again makes the determination under Section 5.04(a) (after in good faith taking into account any amendments proposed by Company) to make a change of the Parent Board Recommendation.
ARTICLE VI
Additional Agreements
Section 6.01.   Access; Confidentiality; Notice of Certain Events.   (a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and during such period, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 6.01 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege).
(b)   Each of the Company and Parent will hold, and will use its reasonable best efforts to cause its Representatives and affiliates to hold, any information exchanged pursuant to this Section 6.01, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.
(c)   The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the Tender and Support Agreements or Parent Voting Undertakings, the Offer, the Merger or the other transactions contemplated by this Agreement or the Tender and Support Agreements or Parent Voting Undertakings, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement or the Tender and Support Agreements or Parent Voting Undertakings, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated by this Agreement or the Tender and Support Agreements or Parent Voting Undertakings, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary, or Parent Subsidiary, as the case may be, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.01(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to any Party.
Section 6.02.   Reasonable Best Efforts.   (a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Offer and the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Offer and the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.02, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, at Parent’s expense, each Party agrees to make all other necessary or agreed filings as promptly as reasonably practicable after the date hereof, and in any event lodging any such filing (or first draft filing as convention dictates) within 30 Business Days after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any applicable Antitrust Laws or in connection with any mandatory notification to, or application for approval from, any Governmental Entity under any applicable Foreign Investment Law. Without limiting the generality of the foregoing, the Parties shall, to the extent necessary to allow the Parties lawfully to consummate the Transactions no later than the Outside Date, propose, negotiate, or offer to commit and effect (and if such offer is accepted, commit to and effect) any Regulatory Remedy Action. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the Parties shall cooperate and consult with each other in advance of proposing any Regulatory Remedy Action, (ii) the Parties shall not be required to take or permit any Non-Required Remedy Action, (iii) the Company shall agree to take any Regulatory Remedy Action (that is not a Non-Required Remedy Action) requested in writing by Parent so long as such Regulatory Remedy Action is only binding on the Company or its Subsidiaries in the event the Closing occurs; and (iv) the Company shall not take a Regulatory Remedy Action without Parent’s written consent.
(b)   Each of Parent and the Company shall, in connection with obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under any applicable Antitrust Law, Foreign Investment Law or other relevant notifications or approvals contemplated by Section 6.02(a)(i), but subject to the terms of Section 6.02(a)(i) and any restrictions under applicable Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Competition and Markets Authority of the United Kingdom (the “CMA”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the CMA or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the CMA or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the CMA or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.02(b) as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.
(c)   Prior to the Closing, the Parties shall use commercially reasonable efforts to, and shall cooperate in good faith with one another to, identify any third party consents (or notices) under any Contracts of the Company, Parent or any Subsidiary thereof that are necessary or desirable for the consummation of the Transactions. The Parties shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to obtain any such third-party consent (or deliver any such notices) in the event that the other Party requests it to do so; provided, however, each of the Parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the Offer or the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Acceptance Time).
Section 6.03.   DFSA Approval.   Parent shall use its reasonable best efforts to obtain the approval of the DFSA and of any other relevant authority, if applicable, for the EU/EEA Prospectus to be prepared by Parent in accordance with the Offer, and to issue and deliver the EU/EEA Prospectus in each case in accordance with applicable Law.
Section 6.04.   Parent Shareholder Meeting.   As soon as practicable but not later than 15 Business Days following the announcement of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, (a) duly call and give notice of a general meeting of the Parent Shareholders at which meeting Parent shall seek the Parent Shareholder Approval and approval for the adoption of a transaction-specific indemnity in favor of the Board of Directors, executive management and relevant employees of the Parent (the “Parent Shareholder Meeting”) (b) cause any materials for the Parent Shareholder Meeting to be made available to the Parent Shareholders in accordance with Parent’s Governing Documents and (c) duly convene and hold the Parent Shareholder Meeting. Subject to Section 5.04, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Approval to be received at the Parent Shareholder Meeting or any adjournment or postponement thereof. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Shareholder Meeting; provided that Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Shareholder Meeting, after consultation with the Company, for a single period not to exceed or extend beyond the earlier of (x) 40 Business Days from the date on which the Parent Shareholder Meeting is originally scheduled and (y) September 30, 2023, if Parent believes in good faith that such adjournment or postponement is reasonably necessary to allow additional time to solicit additional proxies necessary to obtain the Parent Shareholder Approval or if such adjournment or postponement is necessary in order for the auditor to deliver the Auditor’s Valuation Statement satisfying the requirements under the Danish Companies Act for the valuation of the contribution in kind of the shares of Company Common Stock in the Offer necessary in order for carrying out the Parent Share Issuance as a non-cash contribution. For the avoidance of doubt and notwithstanding anything herein to the contrary, Parent shall cause the Parent Shareholder Meeting to be duly convened and held by no later than September 30, 2023.
Section 6.05.   Publicity.   So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement or the Tender and Support Agreements or Parent Voting Undertakings without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a competent securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement or the Tender and

Support Agreements or Parent Voting Undertakings, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that neither Party shall be required by this Section 6.03 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.05; provided, further, that the obligations set forth in this Section 6.05 shall not apply to any communication regarding an Acquisition Proposal or a Change of Company Board Recommendation.
Section 6.06.   D&O Insurance and Indemnification.   (a) For six (6) years from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any reasonably documented costs or expenses (including advancing attorneys’ fees and expenses) prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents (as in effect as of the date hereof); provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Party is not ultimately entitled (or that arose from the gross negligence, fraud, or willful misconduct of such Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents (as in effect as of the date hereof) or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or its Subsidiaries’ respective articles of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof, and shall not be amended, repealed or otherwise modified in any manner. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.06, the provisions of this Section 6.06 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
(b)   At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than two hundred percent (200%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(c)   The rights of each Indemnified Party under this Section 6.06 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.
Section 6.07.   Takeover Statutes.   The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements or Parent Voting Undertakings) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements or Parent Voting Undertakings) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements or Parent Voting Undertakings). No Change of Company Board Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements or Parent Voting Undertakings).
Section 6.08.   Employee Matters.   (a) For a period of twelve (12) months following the Effective Time, Parent shall provide to the individuals set forth on Section 6.08 of the Company Disclosure Letter and any other employee of any Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (collectively, the “Continuing Employees”), (i) at least the same wage rate or base salary and annual cash bonus opportunity as in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (excluding equity or equity-based and compensation, change in control, retention or transaction-based compensation, severance pay or benefits not required by applicable Law, defined benefit pension benefits, retiree health or welfare benefits not required by applicable Law or non-qualified deferred compensation benefits) that are, in the aggregate, no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing.
(b)   For purposes of vesting, eligibility to participate and the level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (provided that such service credit shall not be provided for benefit accrual purposes, except for vacation and severance); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. For purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions were not waived under the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and Parent and its applicable Subsidiary shall use commercially reasonable efforts to provide credit for any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan for purposes of satisfying all deductible and maximum out-of- pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent such Continuing Employee was entitled to credit for such amounts under an analogous Old Plan.
(c)   If, at least fifteen (15) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) will be so terminated pursuant to resolution of the Company Board of Directors at least two (2) Business Days prior to the day on which the

Effective Time occurs; provided that, prior to amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of all resolutions, notices, amendments or other documents issued, adopted or executed in connection with the implementation of this Section 6.08(c) for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).
(d)   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Continuing Employee any benefit, remedy of any nature whatsoever, or right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company, a Company Subsidiary or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.08 shall (i) be deemed or construed to be an amendment, termination or other modification of any Company Benefit Plan or employee benefit plan of Parent or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).
(e)   Each of the Company and Parent hereby agree to the covenants set forth in Section 6.08(e) of the Company Disclosure Letter.
Section 6.09.   [Intentionally Omitted].
Section 6.10.   Stockholder Litigation.   Each Party shall provide the other Party with prompt notice of any litigation brought by any Stockholder of such Party or purported Stockholder of such Party against such Party, any of its subsidiaries or any of their respective directors or officers relating to the Offer, the Merger or any of the other Transactions or this Agreement or the Tender and Support Agreements or Parent Voting Undertakings, and shall keep the other Party informed on a prompt and timely basis with respect to the status thereof. Such Party shall give the other Party the opportunity to participate (at other Party’s expense) in the defense or settlement of any such litigation and reasonably cooperate with the other Party in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that the other Party may, in its sole and absolute discretion, withhold such consent to any settlement which does not include a full release of the other Party and its affiliates (including, with respect to Parent, the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon the other Party or any of its affiliates (including, with respect to Parent, the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.01 or Section 6.02, the provisions of this Section 6.10 shall control.
Section 6.11.   Delisting.   Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.
Section 6.12.   Shareholder Analysis.   Prior to the execution of this Agreement, the Company has provided Parent with a “look-through” analysis of its shareholder base and shall procure the delivery to Parent of an updated analysis as soon as practically possible upon Parent’s request at any time and from time to time prior to the Effective Time in order for Parent to determine relevant jurisdictions for the filing of offering-related documents and any applicable consents, clearances, waivers, licenses, registrations, permits, authorizations, orders or approvals required in connection with the Offer.
Section 6.13.   Director Resignations.   The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time. From the Acceptance Time until the Effective Time, the Company Board of Directors shall consist of the minimum number of directors required to comply with applicable Law and the continued listing requirements of the NYSE.

Section 6.14.   Continuation of the Oslo Stock Exchange Listing of Parent Shares.   Parent shall, no later than five (5) trading days after the date of this Agreement, submit a report to the Oslo Stock Exchange explaining Parent’s fulfillment of the requirements for admission to listing on the Oslo Stock Exchange following the consummation of the Transactions. Parent shall use its reasonable best efforts to comply with any other information or filing requirement or request from the Oslo Stock Exchange reasonably necessary or required for the continuation of the Oslo Stock Exchange listing of the Parent Shares following the consummation of the Transactions.
Section 6.15.   Stock Exchange Listing.   Parent shall use its reasonable best efforts to cause the Parent Shares and ADSs to be issued in the Offer to be approved for listing on the NYSE and the Oslo Stock Exchange, as applicable, subject to official notice of issuance.
Section 6.16.   Governance   Parent shall take all necessary corporate action, subject only to the approval of the nomination committee of the Parent Board of Directors and the Parent Shareholders (as described below), to cause (a) the number of directors constituting the Parent Board of Directors to be six (6), and (b) the Parent Board of Directors to be composed of (i) four (4) directors designated by the Parent prior to the Acceptance Time, including the chairman, and (ii) two (2) directors designated by the Company (and reasonably acceptable to Parent and the nomination committee of the Parent Board of Directors) prior to the Acceptance Time, including the vice chairman and an independent director to chair the Parent’s audit committee. For the purpose hereof the Parent shall as soon as reasonably practicable but no later than two (2) Business Days after the Acceptance Time duly call and give notice of an extraordinary general meeting of the Parent Shareholders, with the minimum notice period required under applicable Law, at which meeting Parent shall (i) seek the Parent Shareholder’s adoption and election, as applicable, of the board and audit committee composition proposed in accordance with the preceding sentence, (ii) cause any materials for the Parent general shareholder meeting to be made available to the Parent Shareholders in accordance with Parent’s Governing Documents and (iii) duly convene and hold the Parent general shareholder meeting.
Section 6.17.   Preemptive rights and equal treatment.   The Parties acknowledge that the issuance of any Parent Shares is subject to preemptive rights for all Parent Shareholders and may only be deviated from in accordance with the authorizations included in the Parent Governing Documents and the rules of the Danish Companies Act setting out qualified majority requirements for shareholder approvals of any such deviation and shall adhere to the requirements of equal treatment of the Parent’s Shareholders in the Danish Companies Act and the rules of the Oslo Stock Exchange.
Section 6.18.   14d-10 Matters.   The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Common Stock and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement effective on or prior to the date hereof or entered into after the date hereof and prior to the Effective Time and (ii) the terms of Section 6.06 and Section 6.08 and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act, including with respect to the foregoing arrangements and any other applicable transactions contemplated by this Agreement. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.
Section 6.19.   Certain Tax Matters.   (a) Subject to a sufficient percentage of Company shareholders receiving Offer Consideration in the form of ADSs or Parent Shares relative to the total value of all merger consideration such that the requirements of Treasury Regulations Section 1.368-1(e) are met (the “Equity Threshold Condition”), it is intended, for U.S. federal income tax purposes, for the acquisition of Company Common Stock pursuant the Offer and the Merger, taken together, to qualify for the Intended Tax Treatment. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment, provided that nothing herein shall require taking or not taking any action to satisfy the Equity Threshold Condition. Subject to the Equity Threshold Condition, to the extent required to report, the Parties intend to report and, except to the extent otherwise required by a final determination as such term is used in Section 1313 of the Code, shall (and to the extent necessary shall cause their Subsidiaries to) (i) report, for U.S. federal income tax purposes, the acquisition of Company Common Stock pursuant the Offer and the Merger, taken together, in accordance with the Intended Tax Treatment, and (ii) not otherwise take any U.S. federal income tax position inconsistent with the Intended Tax Treatment. Each of the Parties shall cooperate in good faith and use their reasonable best efforts to deliver to Parent’s and the Company’s tax counsel and tax advisors a certificate signed by an officer of Parent or the Company, as applicable, containing representations reasonably satisfactory to such counsel or advisors, if requested by such counsel or advisors in connection with the filing of the Registration Statements with respect to the transactions contemplated hereby. Parent’s and the Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any tax opinions required with respect to the filing of the Registration Statements. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to Closing. Parent shall cause Merger Sub to elect to be treated as an entity disregarded as separate from Parent for U.S. federal income tax purposes, effective as of the day of Merger Sub’s formation and will not subsequently change such classification.
(c)   Each of the Company, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be timely remitted to the appropriate Tax authority in accordance with applicable Tax Law and treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. The Parties shall (and shall cause their Subsidiaries to) cooperate reasonably and in good faith to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law (including, where it is reasonable to do so, through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
ARTICLE VII
Conditions to Consummation of the Merger
Section 7.01.   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or the Company, as the case may be, to the extent permitted by applicable Law:
(a)   Exchange of Shares of Company Common Stock.   Parent shall have accepted for exchange all of the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.
(b)   No Legal Prohibition.   No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which restrains, enjoins or otherwise prohibits the consummation of the Merger.
ARTICLE VIII
Termination
Section 8.01.   Termination.   This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time before the Acceptance Time, as follows:
(a)   by mutual written consent of Parent and the Company;
(b)   by the Company, in the event that (i) the Company is not then in material breach of this Agreement such that the conditions to the Offer set forth in clauses (H)(1) or (H)(2) of Annex B would not then be satisfied if the Expiration Date were the date of the termination pursuant to this Section 8.01(b) and (ii)(A)

Parent shall have breached, failed to perform or violated in any material respect any of its covenants or agreements under this Agreement, (B) (1) the representations and warranties of the Parent set forth in Section 4.01, Section 4.03, or Section 4.14 (x) that are qualified by materiality or Parent Material Adverse Effect shall not be true and correct in all respects as of the date hereof or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) or (y) that are not qualified by materiality or Parent Material Adverse Effect shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), (2) the representations and warranties of the Parent set forth in Section 4.02(a), Section 4.02(b), Section 4.02(c) or Section 4.02(d) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), (3) the representations and warranties of the Parent set forth in Section 4.08 shall not be true and correct in all respects, or (4) any of the other representations and warranties of Parent set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (4), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (C) the Parent Board of Directors shall have failed to publicly confirm the Parent Board Recommendation within seven (7) Business Days after a written request by the Company that it do so, or shall have changed the Parent Board Recommendation in a manner adverse to the Company (including pursuant to Section 5.04) and in each of clauses (A), (B) and (C) such breach, failure to perform, action, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;
(c)   by Parent, in the event that (i) Parent is not then in material breach of this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 8.01(b) (notwithstanding any cure period) on the date of the termination pursuant to this Section 8.01(c) and (ii)(A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the right of Parent not to accept for payment and pay for any shares of Company Common Stock pursuant to clauses (H)(1) or (H)(2) of Annex B (assuming the expiration of the Offer as of such time) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;
(d)   by either Parent or the Company (i) if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent to extend the Offer pursuant to Section 1.01(e)(ii)) without Parent having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided that (A) the right to terminate this Agreement pursuant to this Section 8.01(d)(i) shall not be available to Parent if Parent shall have failed to comply in any material respect with its obligations under Section 1.01 and (B) the right to terminate this Agreement pursuant to this Section 8.01(d)(i) shall not be available to the Company if the Company shall have failed to comply in any material respect with its obligations under Section 1.02 and Section 5.03; or (ii) if the Acceptance Time has not occurred on or before March 15, 2024 (the “Outside Date”); provided that (A) if, on the Outside Date, all of the conditions to the Offer, other than the conditions set forth in clauses (D), (E) (to the extent any such injunction or order is in respect of, or any such Law is, any Antitrust Law or Foreign Investment

Law), (I) or (J) of Annex B and those conditions to the Offer that by their nature are to be satisfied at the expiration of the Offer (if such conditions (other than the Minimum Condition) would be satisfied or validly waived were the expiration of the Offer to occur at such time), shall have been satisfied or waived at such time, then the Outside Date shall automatically be extended for all purposes hereunder to December 31, 2024 and (B) the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of, or directly resulted in, the failure of the Offer to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;
(e)   by Parent, if, prior to the Acceptance Time, (i) the Company Board of Directors shall have effected a Change of Company Board Recommendation or (ii) the Company has materially breached Section 5.03;
(f)   by either the Company or Parent if the CMA has made a Phase 2 Reference; provided that, in the case of Parent, written notice is given to the Company at any point prior to the Outside Date and, in the case of the Company, written notice is given to Parent within 10 Business Days of a Phase 2 Reference;
(g)   by either the Company or Parent if (i) there shall be any applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or
(h)   by the Company in order to effect a Change of Company Board Recommendation and concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 5.03(e) and (ii) concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.02(b)(iii);
(i)   by either the Company or Parent, if the Parent Shareholder Approval shall not have been obtained after a vote of the Parent Shareholders has been taken and completed at the duly convened Parent Shareholder Meeting or at any adjournment or postponement thereof; or
(j)   by the Company, if the Parent Shareholder Meeting shall not have been (or is not capable of being) duly convened and held by September 30, 2023.
Section 8.02.   Effect of Termination.   (a) In the event of the valid termination of this Agreement by either Party as provided in Section 8.01, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent or the Company, except that the Confidentiality Agreement, Section 1.01(e)(iv), this Section 8.02 and Section 9.03 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement: (i) ”willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) ”fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.
(b)   Termination Fee.
(i)   If (A) (x) Parent terminates this Agreement pursuant to Section 8.01(d), (y) the Company terminates this Agreement pursuant to Section 8.01(d), and at such time Parent would be permitted to terminate this Agreement pursuant to Section 8.01(d)(i) or Section 8.01(d)(ii), as applicable, or (z) Parent terminates this Agreement pursuant to Section 8.01(c) as a result of a breach, failure to perform or violation described in such Section that (except with respect to a breach of Section 5.03) first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board of Directors or Company management, and in each case, is not withdrawn

(publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the Expiration Date and the date of such termination and (C) within twelve (12) months of such termination, such Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date any such Acquisition Proposal is consummated and (y) the date of entry in any such definitive agreement, the Company shall pay to Parent a fee of $30,000,000 in cash (the “Termination Fee”). Solely for purposes of this Section 8.02(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”
(ii)   If (A) (x) Parent terminates this Agreement pursuant to Section 8.01(e)(i) or Section 8.01(e)(ii) or (y) the Company terminates this Agreement pursuant to Section 8.01(d) at a time when Parent would be permitted to terminate this Agreement pursuant to both (1) Section 8.01(e)(i) or Section 8.01(e)(ii), as applicable and (2) Section 8.01(d)(i) or Section 8.01(d)(ii), as applicable, and (B) in the case of a termination pursuant to Section 8.01(e)(ii) only, the Company willfully breached Section 5.03, then, within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.
(iii)   If the Company terminates this Agreement pursuant to Section 8.01(h), concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee.
(iv)   If the Company terminates this Agreement pursuant to Section 8.01(b)(ii)(C), then within two (2) Business Days after such termination, Parent shall pay to the Company the Termination Fee.
(v)   If (A) the Company terminates this Agreement pursuant to Section 8.01(f) or (B) Parent terminates this Agreement pursuant to Section 8.01(f) at a time when the Company would not then be permitted to terminate this Agreement pursuant to Section 8.01(f), the terminating Party shall reimburse the non-terminating Party concurrently with or prior to (and as a condition to) such termination, for fifty percent (50%) of all reasonable and documented out-of-pocket fees and expenses incurred and paid by the non-terminating Party (including all fees and expenses of counsel, accountants, experts and consultants but excluding the cost of any investment banker or financial advisor) in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions contemplated hereby, up to a maximum amount of $2,500,000 (the “Expense Reimbursement”).
(vi)   In the event any amount is payable by a Party pursuant to the preceding clauses (i), (ii), (iii), (iv) or (v), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the other Party. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be obligated to pay the Termination Fee on more than one occasion, or to pay both a Termination Fee and the Expense Reimbursement.
(c)   Each Party acknowledges that the agreements contained in this Section 8.02 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if a Party fails to pay in a timely manner any amount due pursuant to Section 8.02(b), then (i) such Party shall reimburse the other Party for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) such Party shall pay to the other Party interest on the amounts payable pursuant to Section 8.02(b) from and including the date payment of such amounts were due but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article III or Article IV, as the case may be) or willful breach occurring prior to the valid termination of this Agreement, and without limiting either Party’s right to specific performance in accordance with Section 9.12, (A) the Termination Fee or the Expense Reimbursement, as applicable (and any other amounts expressly contemplated by this Section 8.02(c), if any) shall be the sole and exclusive monetary remedy available to the Parties in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee or the Expense Reimbursement, as applicable, becomes due and payable and is paid by the applicable Party in accordance with this Agreement, and (B) upon a Party’s receipt of the full Termination Fee or the Expense Reimbursement, as applicable (and any other amounts contemplated by this Section 8.02(c), if any) pursuant to this Section 8.02 in circumstances in which the Termination Fee or the Expense Reimbursement, as applicable, is payable, none of the other Party, any Subsidiary thereof or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, each Party may seek specific performance to cause the other Party to consummate the Transactions in accordance with Section 9.12 or the payment of a Termination Fee or the Expense Reimbursement, as applicable, pursuant to this Section 8.02(c), but in no event shall either Party be entitled to both (1) specific performance to cause the other Party to consummate the Transactions in accordance with Section 9.12 and (2) the payment of the Termination Fee or the Expense Reimbursement pursuant to this Section 8.02(c).
ARTICLE IX
Miscellaneous
Section 9.01.   Amendment and Modification; Waiver.   (a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may only be amended, modified and supplemented by written agreement of each of the Parties.
(b)   At any time and from time to time prior to the Effective Time, either Party may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
(c)   Notwithstanding anything herein to the contrary, Parent shall not amend or waive any provision of any Parent Voting Undertaking or exercise any right under the Parent Voting Undertaking to limit any Shareholder’s obligation to vote the Subject Shares in accordance with the terms of the Parent Voting Undertaking or permit the Subject Shares to be sold or transferred prior to the earlier of (i) such time as the Extraordinary General Meeting has been held or (ii) 30 September, 2023, without the prior written consent of the Company (the parties acknowledging that capitalized terms that are used but not otherwise defined in this clause (c) shall have the respective meanings ascribed thereto in the Parent Voting Undertaking).
Section 9.02.   Non-Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.
Section 9.03.   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.
Section 9.04.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission if the email is sent by 4:00 p.m. local time in New York, New York or, if after, the day following the date of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, to:
Cadeler A/S
Fairway House, Arne Jacobsens Alle 7
DK-2300 Copenhagen S, Denmark
Email: mikkel.gleerup@cadeler.com
Attention: Chief Executive Officer, Mikkel Gleerup
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell London LLP
5 Aldermanbury Square
London EC2V 7HR
Email: connie.milonakis@davispolk.com
Attention: Connie Milonakis
Gorrissen Federspiel Advokatpartnerselskab
Axel Towers, Axeltorv 2
DK-1609 Copenhagen V, Denmark
Email: cpp@gorrissenfederspiel.com
Attention: Chantal Pernille Patel Simonsen
if to the Company, to:
Eneti Inc.
L’Exotique
99 Boulevard Jardin Exotique
98000 Monaco
Email: legal@scorpiogroup.net
Attention: Legal Department
with a copy (which shall not constitute notice) to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Email: horton@sewkis.com
Attention: Edward Horton
Section 9.05.   Interpretation.   When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act (and for the avoidance of doubt shall include, with respect to the Company, Scorpio Holdings Limited and its controlled affiliates). The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. References to this Agreement shall include the Company Disclosure Letter and the Parent Disclosure Letter. The mere inclusion of an item in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to (or, as applicable, a disclosure for the purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
Section 9.06.   Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature is delivered electronically, including, without limitation, by facsimile transmission, by electronic mail transmission including a “.pdf” or similar format data file attachment, or through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (E-Sign Act), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act, and any applicable state law, such signature shall indicate a valid execution of this Agreement by the party so executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf” or similar format file, or other electronically generated signature page were an original thereof. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other parties hereto.
Section 9.07.   Entire Agreement; Third-Party Beneficiaries.   (a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.01, Parent shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b)   Except as provided in Section 6.06, or, if the Effective Time occurs, the right of holders of Company Common Stock at such time to receive the Merger consideration, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
Section 9.08.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.
Section 9.09.   Governing Law; Jurisdiction.   (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state, except (i) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger, (ii) all matters relating to the fiduciary duties of the Company Board of Directors shall be subject to the laws of the Republic of the Marshall Islands, (iii) to the extent that the law of the Kingdom of Denmark is mandatorily applicable to the Parent Shareholder Approval and the Parent Share Issuance and (iv) all matters relating to the fiduciary duties of the Parent Board of Directors shall be subject to the laws of the Kingdom of Denmark.
(b)   Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state or federal courts located in New York County in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in any such court; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined by any such court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.09(b) in the manner provided for notices in Section 9.04. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.
Section 9.10.   Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11.   Assignment.   This Agreement shall not be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 9.12.   Enforcement; Remedies.   (a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)   The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.09, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.
(c)   The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
CADELER A/S
By:
/s/ Mikkel Gleerup

Name: Mikkel Gleerup
Title: Chief Executive Officer
By:
/s/ Peter Brogaard Hansen

Name: Peter Brogaard
Title: Chief Financial Officer
ENETI INC.
By:
/s/ Emanuele Lauro

Name: Emanuele Lauro
Title: Chief Executive Officer
[Signature Page to Business Combination Agreement]

Annex A
Certain Definitions
For the purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.
“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 5.03) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).
“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.
“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.
“Business Days” means any day, other than a Saturday, Sunday and any day on which banking institutions located in New York, New York or Copenhagen, Denmark are authorized or required by applicable Law or other governmental action to close.
“CMA Merger Investigation” means an investigation by the CMA to enable it to determine whether to make a Phase 2 Reference.
“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.
“Company Certificate” means the Amended and Restated Articles of Incorporation of the Company as in effect on the date hereof.
“Company Equity Awards” means the Company Restricted Stock.
“Company Equity Plan” means the Company’s 2013 Equity Incentive Plan as amended and restated from time to time.
“Company Governing Documents” means the Company Bylaws and the Company Certificate.

A-A-1

“Company Government Contract” means a Contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor with respect to any such Contract.
“Company Intellectual Property” means all Owned Intellectual Property and Licensed Intellectual Property.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in general United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes in general political conditions; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty contained in Section 3.04); and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or otherwise expressly required by this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.
“Company Restricted Stock” means each outstanding restricted stock award granted under the Company Equity Plan.
“Company Subsidiaries” means the Subsidiaries of the Company.
“Confidentiality Agreement” means the Confidentiality Agreement, dated February 1, 2023, between Parent and the Company, as may be amended.
“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply

A-A-2

with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.
“Danish Companies Act” means the Danish consolidated Act No. 1451 of 9 October 2022, as amended.
“EA 2002” means the United Kingdom Enterprise Act 2002. “EEA” means the European Economic Area.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal, carriage or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), MARPOL (International Convention for the Prevention of Pollution from Ships 1973/1978 as amended) or any other Law of similar effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“ESMA” means the European Securities and Markets Authority. “EU” means the European Union.
“EU Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State as well as all trade controls Laws and regulations, trade and economic sanctions regulations issued by the European Union or its member states, and any applicable anti-boycott compliance regulations.
“Foreign Investment Laws” means any Laws that are designed or intended to provide for the review, regulation, restriction or prohibition of investments on grounds of national security, public order and/or other national or public interest, including foreign subsidies regulation.
“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.
“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international, multi-national or regional governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

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“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, per- and polyfluoroalkyl substances and mycotoxins.
“IEO” means an initial or interim enforcement order imposed by the CMA under Sections 72 or 81 EA 2002, or any equivalent order imposed by the UK Investment Security Unit under the NSI Act.
“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (k) all liabilities in respect of (A) underfunded or unfunded defined benefit pension plans or retiree health or welfare benefit plans and (B) non-qualified deferred compensation plans or arrangements.
“Intellectual Property” means any and all technology and intellectual property or other similar proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) inventions, discoveries, patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations thereof) and all improvements to the inventions disclosed in each such registration, patent or patent application; (b) trademarks, service marks, trade dress, logos, certifications, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and accounts and any and all other identifiers and indicia of origin (whether or not registered), including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all works of authorship and copyrights (whether or not registered), and all applications and registrations in connection therewith, including compilations, databases, derivative works, literary works and mask works and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression; (d) industrial designs (whether or not registered), and all applications and registrations in connection therewith; (e) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); (f) software; and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“IT Systems” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and other information technology assets and equipment (including laptops and mobile devices), and all documentation related to any of the foregoing, in each case, owned by, or licensed or leased to (or purported to be owned by or licensed or leased to), the Company or a Company Subsidiary.

A-A-4

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth in Annex A of the Parent Disclosure Letter with respect to Parent or (b) the individuals set forth in Annex A of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.
“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment, treaty, convention, protocol or decree or other pronouncement of any Governmental Entity or the International Maritime Organization.
“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to either the Company or a Company Subsidiary or for which the Company or any Company Subsidiary has obtained a covenant not to be sued.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.
“Non-Required Remedy Action” has the meaning set forth in Exhibit 6.02.
“NSI Act” means the United Kingdom National Security and Investment Act 2021.
“NYSE” means the New York Stock Exchange.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.
“Parent Equity Plans” means all employee and director equity incentive plans of Parent any Parent Subsidiaries and agreements for equity awards in respect of Parent Shares.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes in general United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any industry or industries in which Parent and the Parent Subsidiaries operate; (c) any changes in general political conditions; (d) any changes after the date hereof in IFRS or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives,

A-A-5

or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty contained in Section 4.04); and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.
“Parent Option” means each option to purchase Parent Shares granted under the Parent Equity Plans.
“Parent RSU Awards” means each award of restricted share units representing the right to receive Parent Shares, or value based on the value of Parent Shares, granted under the Parent Equity Plans.
“Parent Subsidiaries” means the Subsidiaries of Parent.
“Parent Trading Price” means the volume weighted average closing sale price of one (1) Parent Share as reported on the Oslo Stock Exchange for the ten (10) consecutive days on which the Oslo Stock Exchange is open for trading ending on the last such day immediately preceding the Acceptance Time, converted, for each such trading day, from Norwegian Kroner into U.S. Dollars at the mid-point exchange rate for such currency pair on each such date as quoted by the Norges Bank (or, if no such exchange rate is quoted by the Norges Bank for any such date, at the Norwegian Kroner/U.S. Dollar exchange rate for the most recent trading date for which such exchange rate was so published), adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events.
“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, ship repairer’s, outfitter’s or other similar Lien (whether or not constituting a maritime lien) arising by operation of Law in the ordinary course of business for amounts not yet overdue; (iii) any Lien for master’s, officer’s or crew’s wages arising by operating of Law outstanding in the ordinary course of its trading, (iv) any Lien for bunkers or other ship supplies arising by operation of Law in the ordinary course of business and not as a result of any default or omission; (v) is specifically disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto included in the Company SEC Documents or the Parent Filing Documents, as applicable, as of the date hereof; (vi) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (vii) which is imposed on the underlying fee interest in real property subject to a real property lease; (viii) that arises as a result of a non-exclusive license or sublicense or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (ix) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (x) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary, or the Parent or any Parent Subsidiary, as applicable; (xi) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; (xii) that has arisen in the ordinary course of business consistent with past practice and does not adversely affect the value, ownership, use or operation of the property subject thereto; (xiii) with respect to Parent and the Parent Subsidiaries, those Liens listed on Section 1.01 of the Parent Disclosure Letter, and (xiv) with respect to the Company and the Company Subsidiaries, those Liens listed on Section 1.01 of the Company Disclosure Letter.

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“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case as defined under applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.
“Phase 2 Reference” means a reference decision by the CMA pursuant to Section 33 EA 2002 and in accordance with section 34ZA(2) EA 2002, as amended.
“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations, injunctions, orders, ships arrest, interim measures, or other similar proceedings, in each case, by or before any Governmental Entity or arbitral tribunal.
“Regulatory Remedy Action” means any proposal, negotiation, or offer to commit and effect (and if such offer is accepted, commit to and effect) undertaken by the Parties to the extent necessary to allow the Parties lawfully to consummate the transaction contemplated by this Agreement no later than the Outside Date to (i) sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any operations, divisions, businesses, product lines, customers or assets of Parent, the Company or any of their respective Subsidiaries contemporaneously with or after the Closing, (ii) take or commit to take such other actions that may, after the Closing, limit Parent’s freedom of action with respect to, or its ability to retain, any operations, divisions, businesses, products lines, customers or assets, (iii) terminate, or assign or novate to a third party, any Contract or other business relationship, and (iv) enter into any Order, undertaking, commitment or agreement to effectuate any of the foregoing.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the indoor or outdoor environment.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to fifty percent (50%) in each case) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.03)).
“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

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“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees in the nature of a tax that are imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.
“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Defined Term	Section
401(k) Termination Date	6.08(a)
Acceptance Time	1.01(f)
ADSs	1.01(a)
Agreement	Preamble
Arrangements	6.18
Articles of Merger	2.04
Base Amount	6.06(b)
Change of Company Board Recommendation	5.03(a)(i)
Circular	6.03
Closing	2.02
Closing Date	2.02
CMA	6.02(b)
Code	Recitals
Company	Preamble
Company Acquisition Agreement	5.03(a)(i)
Company Benefit Plan	3.10(a)(i)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	3.02(a)(i)
Company Common Stock	Recitals
Company Compensation Committee	6.18
Company Disclosure Letter	Article III
Company Leases	3.15
Company Permits	3.09(b)
Company Preferred Stock	3.02(a)(i)
Company Registered Intellectual Property	3.14
Company SEC Documents	3.05
Company Stockholders	Recitals
Company Vessels	3.19
Continuing Employees	6.08(a)(i)

A-A-8

Defined Term	Section
BCAMI	Recitals
DFSA	1.01(a)
Effective Time	2.02
Enforceability Limitations	3.03(b)
EU/EEA Prospectus	1.01(a)
Exchange Agent	1.01(h)
Expiration Date	1.01(e)
Form F-4	1.01(g)(i)
Form F-6	1.01(g)(i)
fraud	8.02(a)(i)
GAAP	3.05(b)
Indemnified Parties	6.06
Intended Tax Treatment	Recitals
Company Intervening Event	5.03(d)
Tender and Support Agreements	Recitals
Material Contract	3.14
Material Customer	3.18
Material Customer Agreement	3.18
Material Supplier	3.18(b)
Material Supplier Agreement	3.18(b)
Merger	Recitals
Merger Sub	2.01(a)
Minimum Condition	1.01(a)(i)
New Plans	6.08(b)
OFAC	3.09(e)
Offer	Recitals
Offer Consideration	1.01(a)
Offer Documents	1.01(g)(ii)(A)
Offer to Purchase	1.01(a)
Old Plans	6.08(b)
Outside Date	8.01(d)
Parent	Preamble
Parent Benefit Plan	4.18(a)
Parent Board of Directors	Recitals
Parent Board Recommendation	4.03(c)
Parent Capitalization Date	4.02(a)(i)
Parent Disclosure Letter	Article IV
Parent Filing Documents	Recitals
Parent Governing Documents	4.01
Parent Intervening Event	5.04(a)
Parent Permits	4.09(b)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.03(b)

A-A-9

Defined Term	Section
Parent Shareholder Meeting	6.04
Parent Shareholders	Recitals
Parent Shares	1.01(a)
Parent Voting Undertakings	Recitals
Parties	Preamble
Party	Preamble
person	5.03(a)
Privacy Obligations	0
PWP	3.22
Registration Statements	1.01(g)(i)
Restricted Parties	3.09(g)
Sarbanes Oxley Act	3.05
Schedule 14D-9	1.02(b)
Schedule TO	1.01(g)(ii)(A)
Surviving Company	2.01
Transactions	Recitals
willful breach	8.02(a)(i)

A-A-10

Annex B
Conditions to the Offer
Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain business combination agreement, dated as of June 16, 2023 (the “Agreement”), by and among Cadeler A/S, a public limited liability company incorporated under the laws of Denmark (“Parent”) and Eneti Inc., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex B shall have the respective meanings ascribed thereto in the Agreement) and applicable Law, and in addition to (and not in limitation of) the obligations of Parent to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Parent to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:
(A)   the Minimum Condition (as amended, if applicable and in Parent’s sole and absolute discretion, in accordance with Section 1.01(a)(i) of the Agreement) shall not have been satisfied;
(B)   the Parent Shareholder Approval shall not have been granted;
(C)   the DBA shall not have provided its confirmation that the registration of the Parent Share Issuance can be made;
(D)   any required authorization, permit, notification, filing, approvals, consents, waivers or clearances under any Antitrust Laws or Foreign Investment Laws, shall in each case not have been obtained or made;
(E)   any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law on or after the date of this Agreement (or there shall have been any change on or after the date hereof in the manner in which any Governmental Entity enforces or interprets any Law enacted, issued or promulgated prior to the date of this Agreement), that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case described in the foregoing clauses (i) and (ii), which restrains, enjoins or otherwise prohibits the consummation of the Transactions;
(F)   the Registration Statements shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order;
(G)   (i) the ADSs to be issued in the Offer shall not have been approved for listing on the NYSE, subject to official notice of issuance or (ii) the Parent Shares to be issued in the Offer shall not be eligible for listing on the Oslo Stock Exchange (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.15); or
(H)   any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer (provided that, for the avoidance of doubt, the Parent shall not be entitled to invoke this condition if the Company has not been given an opportunity to cure the following, to the extent capable of being cured, in accordance with Section 8.01(c)):
(1)   (A) the representations and warranties of the Company set forth in Section 3.01(a) (other than the last sentence of Section 3.01(a)), the first sentence of Section 3.01(b), Section 3.03, Section 3.22, Section 3.23 or Section 3.25 (x) that are qualified by materiality or Company Material Adverse Effect shall not be true and correct in all respects as of the date hereof or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) or (y) that are not qualified by materiality or Company Material Adverse Effect shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date,

A-B-1

in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.02(a), Section 3.02(c), Section 3.02(d) or Section 3.02(e) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 3.08(a) shall not be true and correct in all respects; or (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(2)   the Company shall not have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer;
(3)   a Company Material Adverse Effect shall have occurred since the date of the Agreement and be continuing;
(4)   Parent shall have failed to receive from the Company a certificate, dated as of the Expiration Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred; or
(5)   the Agreement shall have been validly terminated in accordance with its terms; or
(I)   the CMA (i) shall have indicated (whether verbally or in writing) in response to a briefing note that it has further questions in relation to the Transactions (which remain unanswered) or shall otherwise have opened, or indicated that it is still considering whether to open, a CMA Merger Investigation; (ii) having opened a CMA Merger Investigation and a merger filing having subsequently been submitted, shall have not have confirmed that there will be no Phase 2 Reference; or (iii) having made a Phase 2 Reference, shall not have confirmed that the Transaction is not expected to result in a substantial lessening of competition within any market(s) in the United Kingdom for goods or services; or
(J)   an IEO shall have been imposed on the Parties that either restricts the management of their respective businesses pending the determination of CMA or UK Investment Security Unit proceedings or prevents, restrains or otherwise makes illegal the consummation of the Transactions.
The foregoing conditions are for the sole benefit of Parent, may be asserted by Parent regardless of the circumstances giving rise to any such conditions, and may be waived by Parent, in whole or in part, at any time and from time to time in its sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

A-B-2

ANNEX B
FORM OF TENDER & SUPPORT AGREEMENT
This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of June 16, 2023, is entered into by and among Cadeler A/S, a public limited liability company incorporated under the laws of Denmark (“Parent”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder” and, together with Parent, the “Parties”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (including Company Restricted Stock), set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock set forth on Schedule A next to such Stockholder’s name, together with any shares of Company Common Stock that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by such Stockholder prior to the termination of this Agreement (collectively “After-Acquired Shares”), excluding any shares of Company Common Stock transferred by such Stockholder to any third party or parties in one or more Permitted Transfers (as defined below) (provided that any such third party has entered into a separate agreement with Parent in compliance with the provisions of Section 4.01 of this Agreement), being referred to herein as such Stockholder’s “Subject Shares”);
WHEREAS, concurrently with the execution hereof, Parent and Eneti Inc., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”), are entering into a Business Combination Agreement, dated as of the date hereof (as it may be amended from time to time, the “Business Combination Agreement”), which provides that, among other things, (i) Parent will commence the Offer to exchange all common shares of the Company, including the Subject Shares, for the Offer Consideration and (ii) following the consummation of the Offer, the Company will merge with and into a wholly-owned Parent Subsidiary (“Merger Sub”), with Merger Sub being the surviving entity of the merger (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Business Combination Agreement; and
WHEREAS, as a condition to Parent’s willingness to enter into the Business Combination Agreement, and as an inducement and in consideration for Parent’s entry into the Business Combination Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to such Stockholder’s Subject Shares, has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
Agreement to Tender and Vote
Section 1.01.   Agreement to Tender.   Subject to the terms of this Agreement, unless and until this Agreement shall have been validly terminated in accordance with Section 5.02, each Stockholder agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, promptly after the Tender Notice (as defined below), but in no event later than the last time at which the depositary can accept tenders prior to the expiration of the Offer, each Stockholder shall validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares free and clear of all Encumbrances except for Permitted Encumbrances, including by delivering pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) a certificate representing all such Subject Shares that are certificated or, in the case of a book-entry share of any uncertificated Subject Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the

Exchange Agent may reasonably request) and (c) all other documents or instruments reasonably required to be delivered by other Company stockholders pursuant to the terms of the Offer. Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.02. In the event this Agreement has been validly terminated in accordance with Section 5.02, Parent shall promptly return to the Stockholder all Subject Shares such Stockholder tendered in the Offer. At all times commencing with the date hereof and continuing until the valid termination of this Agreement in accordance with its terms, each Stockholder shall not tender any of such Stockholder’s Subject Shares into any tender or exchange offer commenced by a Person other than Parent or any Parent Subsidiary. For purposes hereof, a “Tender Notice” means a written notice, delivered by Parent to each Stockholder on the date of the expiration of the Offer (as soon as practicable following 10:00 a.m. New York City time on such expiration date but in no event later than one hour prior to the last time at which the depositary can accept tenders prior to the expiration), specifying that (i) all of the conditions to the Offer have been satisfied (or are reasonably expected to be satisfied as of the expiration of the Offer) or waived by Parent (to the extent permitted by the Business Combination Agreement) (it being understood that such written notice can only be validly delivered by Parent to the extent that all of the conditions to the Offer have, in fact, been satisfied (or are reasonably expected to be satisfied as of the expiration of the Offer) or otherwise waived by Parent (to the extent permitted by the Business Combination Agreement)); provided that, for purposes of the Tender Notice only, the satisfaction of the Minimum Condition shall be tested assuming that all shares of Company Common Stock to be tendered pursuant to Section 1.01 of this Agreement are tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of the Tender Notice. For the avoidance of doubt, nothing in this Section 1.01 shall obligate Parent to deliver a Tender Notice. Notwithstanding the foregoing, no Stockholder shall have any obligation under this Section 1.01 to tender any Subject Shares into the Offer if that tender would cause such Stockholder to violate any applicable Law.
Section 1.02.   Agreement to Vote.   Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, for so long as this Agreement has not been validly terminated in accordance with its terms, if Parent provides at least three (3) business days written notice to such Stockholder that it has terminated, or elects not to use, the proxy granted in Section 1.03, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Business Combination Agreement, or of any Stockholder contained in this Agreement, or (B) result in any of the conditions set forth in Article VII or Annex C of the Business Combination Agreement not being satisfied on or before the Outside Date; (ii) against any change in the Company Board of Directors that is not recommended by the Company Board of Directors; and (iii) against any Acquisition Proposal. Subject to the proxy granted under Section 1.03 below, each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.02 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt, the foregoing commitments in Sections 1.01 and 1.02 apply to any Subject Shares held by any trust, limited partnership or other entity directly or indirectly holding Subject Shares over which the applicable Stockholder exercises direct or indirect voting control.
Section 1.03.   Irrevocable Proxy.   Solely with respect to the matters described in Section 1.02, for so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to all such Stockholders’ Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest) to vote, and to execute written consents with respect to, all such Stockholders’ Subject Shares solely on the matters described in Section 1.02, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time in its sole discretion by written notice provided to such Stockholder.
Section 1.04.   No Obligation to Exercise.   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate any Stockholder to exercise any option or any other right to acquire any shares of Company Common Stock.
ARTICLE II
Representations and Warranties of Each Stockholder
Each Stockholder represents and warrants to Parent, as to such Stockholder with respect to his, her or its own account and with respect to its Subject Shares, on a several basis, that:
Section 2.01.   Authorization; Binding Agreement.   If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations. If such Stockholder is married, and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.
Section 2.02.   Non-Contravention.   Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or any of such Stockholder’s Subject Shares may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Stockholder (or if applicable, such Stockholder’s spouse) (other than one created by Parent) or (e) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which any of such Stockholder’s Subject Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.03.   Ownership of Subject Shares; Total Shares.   Such Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of such Stockholder’s Subject Shares and has good and marketable title to all of such Stockholder’s Subject Shares free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law, (iii) the Company Governing Documents and (iv) any applicable Company Equity Plan or agreements evidencing grants thereunder ((i) through (iv), collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock, and any other securities of the Company beneficially owned by such Stockholder as of the date hereof.
Section 2.04.   Voting Power.   Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares (to the extent such Subject Shares have voting rights), and full power of disposition with respect to such Subject Shares to the extent they consist of vested shares of Company Common Stock, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Encumbrance with respect to the voting of such Subject Shares, except as expressly provided herein (including the Permitted Encumbrances).
Section 2.05.   Reliance.   Such Stockholder understands and acknowledges that Parent is entering into the Business Combination Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
Section 2.06.   Absence of Litigation.   With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.
Section 2.07.   Brokers.   No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.
ARTICLE III
Representations and Warranties of Parent
Parent represents and warrants to each Stockholder that:
Section 3.01.   Organization and Qualification.   Parent is a public limited liability company (in Danish: “aktieselskab”) registered and validly existing under the laws of Denmark and is a legal entity capable of suing and being sued.
Section 3.02.   Authority for this Agreement.   Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent have been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.
Section 3.03.   Non-Contravention.   Other than as provided for in the Business Combination Agreement, including the regulatory approvals and applications contemplated thereby, neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby nor compliance by Parent with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Parent, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of Parent, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, the securities Laws of other applicable jurisdictions and the rules of any stock exchange on which the Parent Shares are or may in the future be listed or (c), violate any Law applicable to Parent, except, in the case of clause (c) as would not reasonably be expected to prevent or materially delay or impair the consummation by Parent of the transactions contemplated by this Agreement, the Business Combination Agreement or otherwise materially impair Parent’s ability to perform its obligations hereunder.
ARTICLE IV
Additional Covenants of the Stockholders
Each Stockholder hereby covenants and agrees that until the termination of this Agreement:
Section 4.01.   No Transfer; No Inconsistent Arrangements.   (a) Each Stockholder hereby agrees that, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Offer, the Merger or the other transactions contemplated by the Business Combination Agreement or the performance by the Company of its obligations under the Business Combination Agreement.
(b) Except as provided hereunder (which, for clarity, includes the tendering of such Stockholder’s Subject Shares into the Offer in accordance with the terms of this Agreement and the Business Combination Agreement), from and after the date hereof and until the termination of this Agreement in accordance with its terms, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer other than the Offer and, including, for the avoidance of doubt, any transfer or entry into any derivative arrangement with respect to (collectively, “Transfer”)), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any legal or beneficial interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares or (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer all or any portion of such Stockholder’s Subject Shares to a Permitted Transferee (as defined below) (any such Transfer and any Transfer as Parent may agree pursuant to Section 4.01(d) below, a “Permitted Transfer”), provided, that a Transfer described in this sentence shall be a Permitted Transfer only if (x) all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct upon such Transfer and (y) the Permitted Transferee of such Subject Shares, prior to the date of such Transfer, agrees in a signed writing satisfactory to Parent (acting reasonably) to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement as a “Stockholder” for all purposes of this Agreement. “Permitted Transferee” means, (a) with respect to any Stockholder that is a legal Person, any wholly-owned subsidiary of such Person, and (b) with respect to any Stockholder who is a natural Person, (i) an immediate family member of such Stockholder, (ii) such Stockholder’s estate upon the death of such Stockholder, or (iii) any trust or other Person established by, or on behalf of, such Stockholder or his or her immediate family members for bona fide tax and/or estate planning purposes and controlled and wholly beneficially owned by, or maintained solely for the benefit of, such Stockholder and/or his or her immediate family members. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.
(c) Unless and until this Agreement shall have been validly terminated in accordance with Section 5.02, such Stockholder agrees that it shall not, and shall cause each of its controlled affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Business Combination Agreement.
(d) Notwithstanding Section 4.01(b), such Stockholder may make Transfers of such Stockholder’s Subject Shares as Parent may agree in writing in its sole and absolute discretion.
Section 4.02.   No Exercise of Appraisal Rights.   Such Stockholder forever and irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Sections 100 and 101 of the BCAMI or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.
Section 4.03.   Documentation and Information.   Such Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure). Such Stockholder consents to and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Business Combination Agreement or this Agreement, such Stockholder’s identity, the aggregate number of Subject Shares owned by Stockholders subject to this Agreement, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Stockholder agrees to promptly give Parent any information necessary for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any changes with respect to information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
Section 4.04.   Adjustments.   In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.
Section 4.05.   Waiver of Certain Actions.   Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Business Combination Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the closing of the Merger) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Business Combination Agreement, this Agreement or the transactions contemplated thereby or hereby.
Section 4.06.   No Solicitation.   Unless and until this Agreement shall have been validly terminated in accordance with Section 5.02, each Stockholder shall not, and shall cause its controlled affiliates not to, and shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitute or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information regarding the Company or its Subsidiaries in connection with an actual or potential Acquisition Proposal, (iii) encourage or recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer, (iv) adopt, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating an Acquisition Proposal or (v) agree to do any of the foregoing. Each Stockholder shall, and shall cause its controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Person or groups (other than Parent, its Subsidiaries, and their respective Representatives acting on their behalf) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Section 4.06, Acquisition Proposal shall have the meaning ascribed to such term in the Business Combination Agreement, but shall also include any Transfer of any of such Stockholder’s Subject Shares (other than a Permitted Transfer (disregarding Section 4.01(d) for this purpose)).
ARTICLE V
Miscellaneous
Section 5.01.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission if the email is sent by 4:00 p.m. local time in New York, New York or, if after, the day following the date of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Parent, to the address or email address set forth in Section 9.04 of the Business Combination Agreement and (ii) if to a Stockholder, to such Stockholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.
Section 5.02.   Termination.   This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Business Combination Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Business Combination Agreement or the terms of, or conditions to, the Offer (except, in each case, for any amendment, waiver or modification that the Business Combination Agreement expressly contemplates as within the sole discretion of Parent to make), that results in (i) a change to the form of the Offer Consideration, (ii) a decrease to the Offer Consideration or the number of shares of Company Common Stock sought in the Offer, (iii) an extension of the Offer, other than in the manner required or permitted by the provisions of Section 1.01(e) of the Business Combination Agreement, (iv) the imposition of conditions to the Offer other than those set forth in Annex C to the Business Combination Agreement, or (v) an amendment or modification to any other term of or condition to the Offer (including any of the conditions set forth in Annex C of the Business Combination Agreement), in the case of any of clauses (i), (iii), (iv) or (v) in any manner that is material and adverse to the holders of Company Common Stock or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.02 shall relieve any party from liability for fraud or any willful breach (as defined in the Business Combination Agreement) of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.
Section 5.03.   Amendments and Waivers.   Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.04.   Expenses.   All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger are consummated.
Section 5.05.   Entire Agreement; Assignment.   This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by a Stockholder and (b) the Stockholders, in the case of an assignment by Parent; provided, that Parent may assign any of its rights and obligations to any direct or indirect Parent Subsidiary, but no such assignment shall relieve Parent of its obligations hereunder.
Section 5.06.   Enforcement of the Agreement.   The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.
Section 5.07.   Jurisdiction; Waiver of Jury Trial.   (a) Each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state or federal courts located in New York County in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Stockholder hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in any such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined by any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Stockholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Stockholder irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.07(a) in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by applicable Law.
(b) EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.07(b).
Section 5.08.   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

Section 5.09.   Descriptive Headings.   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 5.10.   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
Section 5.11.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
Section 5.12.   Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature is delivered electronically, including, without limitation, by facsimile transmission, by electronic mail transmission including a “.pdf” or similar format data file attachment, or through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (E-Sign Act), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act, and any applicable state law, such signature shall indicate a valid execution of this Agreement by the party so executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf” or similar format file, or other electronically generated signature page were an original thereof. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other parties hereto.
Section 5.13.   Interpretation.   The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
Section 5.14.   Further Assurances.   Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform its obligations under this Agreement.
Section 5.15.   Capacity as Stockholder.   Each Stockholder signs this Agreement in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.
Section 5.16.   Stockholder Obligation Several and Not Joint.   The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Section 5.17.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.
Section 5.18.   No Agreement Until Executed.   This Agreement shall not be effective unless and until (i) the Business Combination Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.
[Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause.
CADELER A/S
By:

Name:
[•]

Title:
[•]

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.
STOCKHOLDER
[•]
By:

Name:
[•]

Email:
[•]

Address:
[•]

[Signature Page to Tender and Support Agreement]

Schedule A
	Number of Shares of Company Common Stock	Of which: Number of Shares of Company Restricted Stock
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

ANNEX C
FORM OF VOTING UNDERTAKING
Cadeler A/S (the “Company”) is contemplating to carry out a business combination with Eneti Inc. (“Eneti”) by way of an exchange offer to all Eneti shareholders to exchange their Eneti shares for new shares in the Company (the “New Shares”) (the “Offer”). The Company will in that connection convene an extraordinary general meeting (the “Extraordinary General Meeting”) to adopt the necessary resolutions to effect the Offer including (A) an authorisation to be given to the board of directors of the Company (the “Board of Directors”) to issue the New Shares at market price without pre-emptive rights for existing shareholders of the Company, (B) an amendment of Company’s articles of association to change the size of the Company’s board from a maximum of seven (7) to a maximum of six (6) board members and a vice chairman to be elected to the Board of Directors and (C) a proposal to adopt a transaction-specific indemnity for the Board of Directors as well as the executive management and other relevant employees of the Company with regard to Offer and the transactions contemplated as a result of that (collectively referred to as the “Shareholder Resolutions”).
In connection with the Extraordinary General Meeting, [•], (the “Shareholder”), as owner of [•] shares (“Existing Shares”) in the Company, hereby undertakes towards the Company, to be represented at the extraordinary general meeting to adopt the Shareholder Resolutions (either by attending in person, by postal vote or by proxy) and to vote on all of the Shareholder’s Existing Shares and any shares in the Company that are hereafter issued to or otherwise to be directly or indirectly acquired or owned by the Shareholder prior to the time of the registration date for the Extraordinary General Meeting (“After Acquired Shares”, and, together with the Existing Shares, the “Subject Shares”) in favour of the Shareholder Resolutions and not sell or transfer any Subject Shares held by the Shareholder until the earlier of (i) after the Extraordinary General Meeting has been held, (ii) the public announcement by the Company and Eneti that they are no longer seeking to effect the combination and for the Company to carry out the Offer, (iii) 30 September 2023, and (iv) such other date as agreed between the Company and the Shareholder, other than to a wholly-owned subsidiary or a parent of the Shareholder who accepts in writing to be bound by this undertaking.
The Shareholder accepts and acknowledges that the Company may be required under applicable law and stock exchange rules to publish and disclose the Shareholder’s identity, its ownership of the Existing Shares, the existence and the nature of this undertaking in documents filed with the SEC or any other governmental entity or applicable securities exchange, or published in any press release, stock exchange announcement or other disclosure document that the Company reasonably determines to be necessary or advisable in connection with the Offer or any other transactions contemplated in connection with or as a consequence of the Offer, and the Shareholder acknowledges that the Company may file this Agreement or a form hereof with the SEC or any other governmental entity or securities exchange, however, the Company will use its best endeavors in seeking consent from the Shareholder prior to such publication, disclosure or filing and any other publication, disclosure or filing in which the Company intends to include the Shareholders identity and its ownership of the Existing Shares as well as the existence and the nature of this under-taking. Notwithstanding the foregoing sentence, the Company shall obtain the Shareholder’s prior written consent in advance of including the Shareholder’s logo on any publications or including a reference to the Shareholder in connection with any communication in connection with the Offer or any other transactions contemplated in connection with or as a consequence of the Offer that goes beyond disclosing the Shareholder’s identity, its ownership of the Existing Shares, the existence and the nature of this undertaking.
This undertaking shall in no way obligate the Company to complete the Offer or to enter into any agreements regarding the Offer.
This undertaking and any non-contractual obligations arising out of or in connection with this undertaking shall be governed by and construed in accordance with Danish law. The Shareholder irrevocably

C-1

submits to the exclusive jurisdiction of the courts of Denmark, in any legal suit, action or proceeding based on or arising under this undertaking, disregarding the Danish choice of law rules.
Date:
On behalf of [•]:
Name:
Title:

C-2

ANNEX D
OPINION OF ENETI’S FINANCIAL ADVISOR
767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com
June 15, 2023
The Board of Directors
Eneti Inc.
Le Millenium
9 Boulevard Charles III
MC 98000
Monaco
Members of the Board:
We understand that Eneti Inc. (the “Company”) and Cadeler A/S (“Parent”) propose to enter into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, among other things, (i) Parent will commence an exchange offer (the “Offer”) to acquire any and all of the issued and outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) whereby each share of Company Common Stock will be exchanged for American Depositary Shares of Parent (each such share, a “Parent ADS”) representing, in the aggregate, 3.409 shares (the “Exchange Ratio”) of common stock, with a nominal value of DKK 1 per share, of Parent (each such share, a “Parent Share”) without interest (the “Offer Consideration”), and Parent may permit each holder of Company Common Stock the option to elect to receive the Offer Consideration in the form of Parent Shares in lieu of Parent ADSs, and (ii) following the consummation of the Offer, the Company will be merged into a wholly owned subsidiary of Parent (“Merger Sub”) with Merger Sub surviving the merger as a wholly owned subsidiary of Parent (the “Merger” and, together with the Offer, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Business Combination Agreement.
You have requested our opinion as to the fairness from a financial point of view to the holders of outstanding shares of Company Common Stock of the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement.
For purposes of the opinion set forth herein, we have, among other things:
1.
reviewed certain publicly available financial statements and other publicly available business and financial information with respect to the Company and Parent, including equity research analyst reports;

2.
reviewed certain internal financial statements, analyses and forecasts (the “Company Forecasts”) and other internal financial information and operating data relating to the business of the Company, in each case, prepared by management of the Company and approved for our use by management of the Company;

3.
reviewed certain internal financial statements, analyses and forecasts (the “Parent Forecasts”) and other internal financial information and operating data relating to the business of Parent, in each case, prepared by management of Parent and approved for our use by management of the Company;

4.
discussed the past and current business, operations, financial condition and prospects of the Company and the combined company with senior management of the Company, the Board of Directors of the Company, and other representatives and advisors of the Company;

5.
discussed the past and current business, operations, financial condition and prospects of Parent and the combined company with senior executives of the Company and Parent, the Board of Directors of the Company, and other representatives and advisors of the Company and Parent;

6.
discussed with members of the senior managements of the Company and Parent their assessment of the strategic rationale for, and the potential benefits of, the Transactions;

7.
reviewed certain estimates as to the amount and timing of certain cost savings and related expenses, operating efficiencies, revenue effects and financial synergies anticipated by management of Parent and the Company to result from the consummation of the Transactions (the “Synergies”) as approved for our use by the management of the Company;

8.
reviewed the historical trading prices and trading activity for the Company Common Stock and the Parent Shares;

9.
participated in discussions among representatives of the Company and Parent and their respective advisors;

10.
reviewed a draft of the Business Combination Agreement dated June 15, 2023; and

11.
conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by us (including information that was available from public sources) and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts and the Synergies, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the combined company, as applicable, and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecasts or the Synergies or the assumptions on which they are based. With respect to the Parent Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of Parent and the other matters covered thereby and we express no view as to the reasonableness of the Parent Forecasts or the assumptions on which they are based. We have also assumed, with your consent, that the financial results reflected in the Synergies will be realized in the amounts and at the times projected. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, Parent or any of their respective subsidiaries (other than certain third-party vessel valuation reports). We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, Parent or any other party. In addition, we have not evaluated the solvency of any party to the Business Combination Agreement, or the impact of the Transactions thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
We have assumed that the final Business Combination Agreement will not differ from the draft of the Business Combination Agreement reviewed by us in any respect material to our analysis or this opinion.
We have also assumed that (i) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Business Combination Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, and (iii) the Transactions will be consummated in a timely manner in accordance with the terms set forth in the Business Combination Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion. We have also assumed that the Offer and the Merger, taken together as a single integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. In addition, we have assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis.
This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Business Combination Agreement (including the consideration to be received by holders of Company Common Stock in the Merger) or any other document contemplated by or entered into in connection with the Business Combination Agreement, the form or structure of the Transactions or the likely timeframe in which the Transactions will be consummated. Nor do we express any opinion with respect to the relative fairness of the Offer Consideration to be received by holders of Company Common Stock in the Offer as compared to the consideration to be received by holders of Company Common Stock in the Merger. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Business Combination Agreement, or any class of such persons, whether relative to the Exchange Ratio, the Offer Consideration or otherwise. We express no opinion as to the fairness of the Transactions to the holders of any other class of securities, creditors or other constituencies of the Company, as to the underlying decision by the Company to engage in the Transactions or as to the relative merits of the Transactions compared with any alternative transactions or business strategies. Nor do we express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Business Combination Agreement or any other related document, although we have assumed with your consent for purposes of our analysis that the Transactions will receive the tax treatment contemplated by the Business Combination Agreement. This opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.
We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or part of the Company, nor were we requested to consider, and our opinion does not address, the underlying business decision by the Company to engage in the Transactions or the relative merits of the Transactions as compared with any alternative transactions or business strategies.
We have acted as financial advisor to the Company with respect to the Transactions and this opinion and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion (or would have become payable if we had advised the Company that we were unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transactions. In addition, the Company has agreed to reimburse us for certain expenses and indemnify us for certain liabilities that may arise out of our engagement.
Perella Weinberg Partners LP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We and our affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. In the two years preceding the date of this letter, we and our affiliates have provided investment banking services to affiliates of the Company on matters unrelated to the Transactions for which we or such affiliates received compensation, including serving as financial advisor to Hermitage Offshore Services Ltd. in connection with a financial restructuring. Except in connection with our engagement as financial advisor to the Company in connection with the Transactions, and as stated in the immediately preceding sentence, during the two-year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP or its affiliates, on the one hand, and Parent, the Company or any of their respective affiliates pursuant to which we or our affiliates has received or anticipates receiving compensation. However, we and our affiliates in the future may provide investment banking and other financial services to Parent and/or the Company and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Parent or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Transactions. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.
This opinion and our advisory services are for the information and assistance of the Board of Directors of the Company in connection with, and for the purpose of its evaluation of, the Transactions. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to whether or not to exchange shares pursuant to the Offer or how such holder should vote or otherwise act with respect to the proposed Transactions or any other matter. We express no opinion as to what the value of the Parent ADSs or the Parent Shares actually will be when issued or the prices at which the Company Common Stock, the Parent ADSs or the Parent Shares will trade at any time, including following announcement or completion of the Offer or the Merger. In addition, we express no opinion as to the fairness of the Transactions to, or any consideration received in connection with the Transactions by the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio in the proposed Offer pursuant to the Business Combination Agreement is fair, from a financial point of view, to the holders of Company Common Stock.
Very truly yours,
/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Officers and Directors
Indemnification of members of the Cadeler Board, Executive Management and relevant Employees
At the extraordinary general meeting held on July 14, 2023, the Cadeler Shareholders approved that Cadeler shall indemnify the members of the Cadeler Board, the executive management and certain employees, both current, future and former, against claims raised by third parties (i.e. not a member of the Cadeler Group) against these members of the Cadeler Board, the executive management and certain employees in connection with their services to the Cadeler Group in relation to the Cadeler Group’s participation in the Business Combination, including the exchange offer to acquire any and all of the issued and outstanding shares of Eneti, the related issuance of new shares by Cadeler in order to consummate the exchange offer, the merger whereby Cadeler will effect the squeeze-out of remaining Eneti Stockholders, and any other transactions contemplated in connection therewith, to the fullest extent permitted under applicable laws for any third-party liability incurred by such directors, officers and employees arising out of discharge of his/her duties as a director or officer or employee of the Cadeler Group.
The indemnity by Cadeler shall also cover (i) reasonable fees properly incurred by such indemnified person in connection with investigating, preparing or defending against any claims and (ii) any adverse tax consequences incurred by the indemnified person arising from the fact that coverage is provided by way of an indemnity instead of through D&O liability insurance.
The indemnification shall remain in force for a period of 20 years from and after completion of the Business Combination, and shall cover both former, current and future members of management, the board of directors and/or certain employees.
Cadeler will not, however, indemnify members of the Cadeler Board, executive management and employees, in respect of:
i.
claims covered under Cadeler’s D&O insurance, or other applicable insurance coverage taken out;

ii.
acts or omissions of or attributable to the indemnified person in question were grossly negligent, fraudulent or constituted willful misconduct; or

iii.
if such liability is incurred for services performed for any other party than the Cadeler Group.

Cadeler’s obligation to indemnify the members of the Cadeler Board, executive management and employees hereunder is made for the sole benefit of the directors, officers and such employees and no third parties, including any creditors of the directors, officers and such employees shall be entitled to rely on the indemnity provided for herein.
There is a risk that such indemnification will be deemed void under Danish law, either because the indemnification is deemed contrary to the rules in the Danish Companies Act or because the indemnification is deemed contrary to sections 19 and 23 of the Danish Liability and Compensation Act, which contain mandatory provisions on recourse claims between an employee (including members of our executive management) and the company, or because the indemnification is deemed contrary to the general provisions of the Danish Contracts Act.
In addition, according to the Danish Companies Act, the general meeting is permitted to discharge members of the Cadeler Board and executive management from liability for any particular financial year based on a resolution relating to the period covered by the financial statements for the previous financial year. This discharge is part of a standard agenda point in accordance with Cadeler’s articles of association to be discussed at the annual general meetings pursuant to which, subject to certain limitations, members of the Cadeler Board and executive management will be granted discharge of liability in relation to the annual report. However, the general meeting cannot discharge any claims by individual shareholders or other third parties. In addition, the discharge can be set aside in case the general meeting prior to its decision to discharge was not presented with all reasonable information necessary for the general meeting to assess the matter at hand.

In addition, Cadeler provides members of the Cadeler Board and executive management with directors’ and officers’ liability insurance to cover Cadeler’s directors and executive management against certain liabilities they may incur in their capacity as such. Neither Danish law nor the Articles of Association contain any provision concerning indemnification by the company of the members of the Board of Directors.
Item 21.   Exhibits and Financial Statements Schedules
2.1	Business Combination Agreement, dated as of June 16, 2023, by and between Cadeler A/S and Eneti Inc.*^
3.1	Articles of Association of Cadeler A/S*
4.1	Form of Deposit Agreement among Cadeler A/S, JPMorgan Chase Bank, N.A., as depositary and all holders and beneficial owners from time to time of American Depositary Shares issued thereunder*
5.1	Opinion of Gorrissen Federspiel Advokatpartnerselskab regarding legality of securities being registered**
8.1	Opinion of Davis Polk & Wardwell LLP confirming the disclosure regarding the U.S. federal income tax consequences of the Business Combination*
10.1	Shipbuilding Contract for the Construction and Sale of One (1) Wind Turbine Installation Vessel, dated June 22, 2021 among Cadeler A/S and COSCO SHIPPING (Qidong) Offshore Co., Ltd*†
10.2	Shipbuilding Contract for the Construction and Sale of One (1) Wind Turbine Installation Vessel, dated June 22, 2021 among Cadeler A/S and COSCO SHIPPING (Qidong) Offshore Co., Ltd*†
10.3	Shipbuilding Contract for the Construction and Sale of One (1) Wind Turbine Installation Vessel, dated May 9, 2022, among Cadeler A/S and COSCO SHIPPING (Qidong) Offshore Co., Ltd*†^
10.4	Shipbuilding Contract for the Construction and Sale of One (1) Wind Turbine Installation Vessel, dated November 21, 2022, between Cadeler A/S and COSCO SHIPPING (Qidong) Offshore Co., Ltd.*†
10.5	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Scorpio Holdings Limited*
10.6	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Scorpio Services Holding Limited*
10.7	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Robert Bugbee*
10.8	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Roberto Giorgi*
10.9	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Christian M. Gut*
10.10	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Berit Ledel Henriksen*
10.11	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Emanuele A. Lauro*
10.12	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and James B. Nish*
10.13	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Einar Michael Steimler*
10.14	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Aileen Tan*
10.15	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Hugh Baker*
10.16	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Filippo Lauro*

10.17	Tender and Support Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Cameron Mackey*
10.18	Voting Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and BW Altor Pte. Ltd.*
10.19	Voting Agreement, dated as of June 16, 2023, entered into by and among, Cadeler A/S and Swire Pacific Limited*
10.20	EUR 185,000,000 Senior Secured Revolving Credit Facility Agreement, dated June 29, 2022, among Cadeler A/S and DNB Bank ASA*†
10.21	Amendment Agreement, dated June 16, 2023, among Cadeler A/S, DNB Bank ASA and others, relating to EUR 185,000,000 Senior Secured Revolving Credit Facility Agreement, dated June 29, 2022*†
21.1	List of subsidiaries*
23.1	Consent of EY Godkendt Revisionspartnerselskab**
23.2	Consent of PricewaterhouseCoopers Audit**
23.3	Consent of Gorrissen Federspiel Advokatpartnerselskab (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)**
23.4	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)*
23.5	Consent of Emanuele Lauro*
23.6	Consent of James Nish*
24.1	Power of Attorney (incorporated by reference to the signature page hereto)*
99.1	Form of Letter of Transmittal*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.3	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.4	Consent of Perella Weinberg Partners LP**
99.5	Confidentiality Agreement, dated February 1, 2023, by and between Cadeler A/S and Eneti Inc.*
107	Filing Fee Exhibit.*

*
Filed previously.

**
Filed herewith.

^
Certain exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. Cadeler agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

†
Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10).

Item 22.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the U.S. Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the U.S. Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes as follows:
(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the U.S. Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)   Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)   The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference to the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the U.S. Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark on October 31, 2023.
Cadeler A/S

By:
/s/ Peter Brogaard Hansen

Name:
Peter Brogaard Hansen

Title:
CFO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mikkel Gleerup, Peter Brogaard Hansen and Pernille Skov Korsager and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) of the U.S. Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the U.S. Securities Act, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated:
Signature	Title	Date
* Mikkel Gleerup	Chief Executive Officer	October 31, 2023
* Peter Brogaard Hansen	Chief Financial Officer	October 31, 2023
* Andreas Sohmen-Pao	Chairperson and Director	October 31, 2023
* Jesper T. Lok	Director	October 31, 2023
* Ditlev Wedell-Wedellsborg	Director	October 31, 2023
* Andrea Abt	Director	October 31, 2023

*By:
/s/ Peter Brogaard Hansen

Name: Peter Brogaard Hansen
Title:  Attorney-in-Fact
Date:  October 31, 2023

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Cadeler A/S in the United States, on October 31, 2023.
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director, Puglisi & Associates
Authorized Representative in the United States